As filed with the Securities and Exchange Commission on September 3, 2020

Registration No. 333-239896

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________

AMENDMENT NO. 2

TO

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

____________________________________

INSURANCE ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

____________________________________

Delaware	6770	82-5325852
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

____________________________________

2929 Arch Street, Suite 1703
Philadelphia, PA 19104-2870
(215) 701-9555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2929 Arch Street, Suite 1703
Philadelphia, PA 19104-2870
Attn: John M. Butler
President and Chief Executive Officer
(215) 701-9555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________________

Copies to:

Sean M. Donahue

Jeffrey A. Letalien

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004-2541

(202) 538-3557

Martin C. Glass

Jeffrey R. Shuman

Jenner & Block LLP

919 Third Avenue

New York, NY 10022-3908

(212) 891-1672

____________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer:	☐	Accelerated filer:	☐
Non-accelerated filer:	☒	Smaller reporting company:	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2020

INSURANCE ACQUISITION CORP.

2929 Arch Street, Suite 1703
Philadelphia, Pennsylvania 19104

PRELIMINARY PROXY STATEMENT/PROSPECTUS FOR SPECIAL MEETING IN LIEU OF
2020 ANNUAL MEETING OF STOCKHOLDERS AND PROSPECTUS FOR
44,001,000 SHARES OF COMMON STOCK OF INSURANCE ACQUISITION CORP.

Dear Insurance Acquisition Corp. Stockholders:

On June 29, 2020, Insurance Acquisition Corp., which we refer to as we, us, our, INSU, or the Company, IAC Merger Sub, Inc., our direct wholly owned subsidiary, which we refer to as Merger Sub, and Shift Technologies, Inc., which we refer to as Shift, entered into an Agreement and Plan of Merger, as amended by the First Amendment to Agreement and Plan of Merger, dated August 19, 2020, which we refer to as the Merger Agreement, pursuant to which we will acquire Shift by the merger of Merger Sub with and into Shift with Shift continuing as the surviving entity and a wholly owned subsidiary of the Company, which we refer to collectively as the Merger.

At the special meeting in lieu of the 2020 annual meeting of stockholders, which we refer to as the special meeting, our stockholders will be asked to consider and vote upon a proposal to approve the Merger and adopt the Merger Agreement, which we refer to as the Merger Proposal. If the Merger is completed, the stockholders of Shift, which we refer to as the Shift stockholders, will exchange their shares of Shift common stock for shares of our Class A common stock, par value $0.0001 per share, which we refer to as common stock. The aggregate consideration to be paid in the Merger will consist of (i) 38,000,000 shares of common stock, which we refer to as the Merger Shares, subject to downward adjustment based on the Converted Option Share Equivalent Number (as defined hereinbelow), and possible downward adjustment based on the Net Asset Amount (as defined hereinbelow), in accordance with the terms of the Merger Agreement, and (ii) 6,000,000 shares of common stock, which we refer to as the Additional Shares that will be deposited into an escrow account at the closing of the Merger. Because the number of Merger Shares is subject to downward adjustment, our stockholders will not know, at the time of the vote on the Merger Agreement at the special meeting, the number of Merger Shares that will be received by Shift stockholders. If the reported closing sale price of our common stock does not exceed $12.00 per share for 20 out of any 30 consecutive trading days during the first 12 months following the closing of the Merger, which we refer to as the First Threshold, then fifty percent (50%) of the Additional Shares will be returned to the Company (and either placed into treasury or retired, in the discretion of the Company). If the First Threshold is reached, such Additional Shares will be released from escrow to the respective Shift stockholders that are the holders thereof. If the reported closing sale price of our common stock does not exceed $15.00 per share for 20 out of any 30 consecutive trading days during the first 30 months following the closing of the Merger, which we refer to as the Second Threshold, then fifty percent (50%) of the Additional Shares will be returned to the Company (and either placed into treasury or retired, in the discretion of the Company). If the Second Threshold is reached, such Additional Shares will be released from escrow to the respective Shift stockholders that are the holders thereof. Additionally, if we undergo a transaction or series of transactions that result in a change of control or sale of substantially all of the assets of the Company during such 12-month period or such 30-month period, respectively, if not previously achieved, the First Threshold or the Second Threshold, or both, respectively, will be considered achieved if the sale price in such change of control meets or exceeds a price of $10.00 per share.

This prospectus registers the 38,000,000 Merger Shares and the 6,000,000 Additional Shares. It also registers 1,000 shares that may be issued to Shift stockholders as a result of rounding up for any fractional shares. Accordingly, this prospectus registers an aggregate of 44,001,000 shares of INSU common stock.

The number of shares which comprise the common stock consideration will be based on a $10.00 per share value for our common stock. The amount of common stock to be issued as consideration in the Merger is subject to downward adjustment, as set forth in the Merger Agreement, (i) if the Net Asset Amount at the time of Closing is less than the Net Asset Floor (as defined hereinbelow), by the number of shares equal to the amount by which the Net Asset Amount is less than the Net Asset Floor divided by $10.00, and (ii) by the Converted Option Share Equivalent Number (as defined hereinbelow). At the effective time of the Merger, all options to acquire Shift common stock then outstanding, which we refer to herein as Shift Options, will be converted into options to purchase shares of our common stock, which we refer to herein as Converted Options. Each Converted Option will continue to be subject to substantially the same terms and conditions as were applicable to such Shift Option prior to the effective time of the Merger, except that (i) each Converted Option will be exercisable for that number of shares of our common stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Shift common stock subject to the Shift Option immediately before the effective time of the Merger and (b) the quotient obtained by dividing (1) (x) the Closing Date Merger Consideration per share of Shift common stock, expressed in dollars minus (y) the exercise price per share of Shift common stock of such Shift Option immediately before the effective time of the Merger, by (2) (x) $10.00 minus (y) the exercise price per share of Shift common stock of such Shift Option immediately before the effective time of the Merger, and (ii) the per share exercise price for each share of our common stock issuable upon exercise of the Converted Option shall be equal to the exercise price per share of Shift common stock of such Shift Option immediately before the effective time of the Merger. For additional information, see the sections in the accompanying proxy statement/prospectus entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Merger Consideration.” Pursuant to the Merger Agreement, the aggregate Merger consideration will be delivered to the Shift stockholders. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Our stockholders will also be asked to consider and vote upon proposals (a) to approve and adopt certain amendments to our current charter, the Amended and Restated Certificate of Incorporation of Insurance Acquisition Corp., which we refer to as our charter, with such amendments to be effective as of the effective time of the Merger and the consummation of the business combination, which we refer to as the Effective Time, to (i) increase the number of shares of our authorized common stock, which we refer to as Proposal 2, (ii) create an additional class of directors so that there will be three classes of directors with staggered terms of office, and make certain related changes, which we refer to as Proposal 3, (iii) provide that certain transactions are not “corporate opportunities” and that each of Highland Capital Partners 9 Limited Partnership, which we refer to as HCP 9, Highland Capital Partners 9-B Limited Partnership, which we refer to as HCP 9-B or Highland Entrepreneurs’ Fund 9 Limited Partnership, which we refer to as HEF and, together with HCP 9 and HCP 9-B, the Highland Entities, or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Company and its subsidiaries) (collectively, the “Exempted Persons”) are not subject to the doctrine of corporate opportunity, which we refer to as Proposal 4, and (iv) provide for additional changes, principally including changing our name from “Insurance Acquisition Corp.” to “Shift Technologies, Inc.,” and remove provisions applicable only to special purpose acquisition companies, which we refer to as Proposal 5, each of which Proposal Nos. 2 through 5 we refer to as a Charter Proposal and collectively the Charter Proposals, (b) to approve, (i) for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of our issued and outstanding common stock and the resulting change of control in connection with the Merger, and (ii) for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of up to 19,800,000 shares of our common stock in connection with the PIPE Investment, upon the completion of the Merger, which we collectively refer to as the Nasdaq Proposal, (c) to approve and adopt the Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan (an equity-based incentive plan), including the authorization of the initial share reserve thereunder, a copy of which is attached to this proxy statement/prospectus as Annex B, which we refer to as the Incentive Plan Proposal, (d) to elect three directors to serve on our board of directors, in accordance with our certificate of incorporation, until the earlier of the Effective Time and the 2022 annual meeting of stockholders, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death, which we refer to as the Existing Director Election Proposal, (e) to elect, effective as of, and contingent upon, the Effective Time, two Class I directors, three Class II directors, and three Class III directors, to serve on our board of directors, in accordance with the Business Combination Charter (as defined below) until the 2021, 2022, and 2023 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death, which we refer to as the Business Combination Director Election Proposal, and (f) to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes received to pass the resolution to approve the Merger Proposal, the Charter Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal and/or the Business Combination Director Election Proposal, which we refer to as the Adjournment Proposal. A copy of our proposed second amended and restated certificate of incorporation incorporating the Charter Proposals, which we refer to as the Business Combination Charter, is attached as Annex C to this proxy statement/prospectus. Each of these proposals is more fully described in this proxy statement/prospectus.

Our common stock, units and warrants are currently listed on The Nasdaq Capital Market under the symbols “INSU,” “INSUU” and “INSUW,” respectively. We will apply to continue the listing of our common stock and warrants on The Nasdaq Capital Market under the symbols “SFT” and “SFTTW,” respectively, upon the closing of the Merger.

Pursuant to our charter, we are providing holders of the shares of common stock included in the units issued in our initial public offering, which we refer to as our public stockholders, with the opportunity, upon the closing of the Merger and subject to the limitations described in this proxy statement/prospectus, to redeem their shares of our common stock for cash equal to their pro rata share of the aggregate amount on deposit in our trust account (as of two business days prior to the consummation of the Merger). For illustrative purposes, based on funds in our trust account of approximately $154 million on June 30, 2020, stockholders would have received a redemption price of approximately $10.15 per share of our common stock. Public stockholders may elect to redeem their shares even if they vote for the Merger Proposal.

We are providing this proxy statement/prospectus and the accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. The special meeting will be held at [•] [AM./P.M.] Eastern Time on [      ], 2020 at [•]. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 31.

Your vote is very important, regardless of the number of shares of our common stock you own. To ensure your representation at the special meeting, please take time to vote by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the special meeting. If you fail to return your proxy card and do not attend the special meeting in person, if you abstain from voting, or if you hold your shares in “street name” through a broker or other nominee and fail to give such nominee voting instructions (a “broker non-vote”), it will have the same effect as a vote “AGAINST” the Merger Proposal and the Charter Proposals but will have no effect on the Nasdaq Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal, the Business Combination Director Election Proposal or the Adjournment Proposal. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker or bank.

The Merger Proposal is conditioned on the approval of Proposal 2 and the Nasdaq Proposal. In addition, (i) Proposal 2 is conditioned on the approval of the Merger Proposal and the Nasdaq Proposal, (ii) each of Proposal 3, Proposal 4, Proposal 5, the Incentive Plan Proposal and the Business Combination Director Election Proposal is conditioned on the approval of the Merger Proposal, Proposal 2 and the Nasdaq Proposal, (iii) the Business Combination Director Election Proposal is conditioned on the approval of Proposal 3, and (iv) the Nasdaq Proposal is conditioned on the Merger Proposal and Proposal 2. Neither the Existing Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that if either the Merger Proposal or the Nasdaq Proposal is not approved by our stockholders, or if any other proposal is not approved by our stockholders and we and Shift do not waive the applicable closing condition under the Merger Agreement, then the Merger will not be consummated.

Our board of directors unanimously recommends that our stockholders vote “FOR” the Merger Proposal and “FOR” the other proposals presented in this proxy statement/prospectus. In considering the recommendation of our board of directors, you should keep in mind that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. For additional information, see the section entitled “Proposal No. 1 — The Merger Proposal —Interests of Certain Persons in the Merger.”

Sincerely,
/s/ John M. Butler
John M. Butler President and Chief Executive Officer

This proxy statement/prospectus incorporates by reference important business and financial information about the Company from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus and other filings of the Company with the Securities and Exchange Commission by visiting its website at www.sec.gov or requesting them in writing or by telephone from the Company at the following address:

2929 Arch Street, Suite 1703
Philadelphia, PA 19104-2870
Attn: John M. Butler
President and Chief Executive Officer
(215) 701-9555

You will not be charged for any of these documents that you request. Stockholders requesting documents should do so by             , 2020 in order to receive them before the special meeting.

This proxy statement/prospectus is dated [•], 2020, and is first being mailed to our stockholders on or about [•], 2020.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

INSURANCE ACQUISITION CORP.

2929 Arch Street, Suite 1703
Philadelphia, Pennsylvania 19104

NOTICE OF SPECIAL MEETING IN LIEU OF 2020 ANNUAL MEETING
OF STOCKHOLDERS OF INSURANCE ACQUISITION CORP.
To Be Held on [•], 2020

To the Stockholders of Insurance Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2020 annual meeting of stockholders, which we refer to as the special meeting, of Insurance Acquisition Corp., a Delaware corporation, will be held on [•], 2020, at [•] [A.M./P.M.], Eastern Time, at [•]. You are cordially invited to attend the special meeting, which will be held to consider and vote upon the following matters:

(1)    The Merger Proposal — to consider and vote upon a proposal to approve the Merger and adopt the Merger Agreement;

(2)    The Charter Proposals — to consider and vote upon proposed amendments to our charter to (i) increase the number of our authorized shares of common stock (referred to herein as Proposal 2), (ii) create an additional class of directors so that there will be three classes of directors with staggered terms of office, and make certain related changes (referred to herein as Proposal 3), (iii) provide that certain transactions are not “corporate opportunities” and that the Highland Entities and their affiliates are not subject to the doctrine of corporate opportunity (referred to herein as Proposal 4), and (iv) provide for additional changes, principally including changing our corporate name from “Insurance Acquisition Corp.” to “Shift Technologies, Inc.” and removing provisions applicable only to special purpose acquisition companies (referred to herein as Proposal 5);

(3)    The Nasdaq Proposal — to consider and vote upon a proposal to approve: (i) for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of our issued and outstanding common stock and the resulting change of control in connection with the Merger; and (ii) for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of up to 19,800,000 shares of common stock in connection with the PIPE Investment, upon the completion of the Merger;

(4)    The Incentive Plan Proposal — to consider and vote upon a proposal to adopt the Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan, including the authorization of the initial share reserve thereunder, which we refer to as the Omnibus Plan;

(5)     The Existing Director Election Proposal — to consider and vote upon a proposal to elect Daniel G. Cohen, John C. Chrystal and Stephanie Gould Rabin as directors to serve on our board of directors as Class I directors under our charter until the earlier of the Effective Time and the 2022 annual meeting of stockholders, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death;

(6)     The Business Combination Director Election Proposal — to consider and vote upon a proposal to elect, effective as of and contingent upon the Effective Time, Victoria McInnis and Kellyn Smith Kenny as Class I directors, Adam Nash, Emily Melton, and Jason Krikorian as Class II directors, and George Arison, Tobias Russell, and Manish Patel as Class III directors, to serve on our board of directors in accordance with the Business Combination Charter until the 2021, 2022, and 2023 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death; and

(7)     The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the special meeting by the chairman thereof to a later date, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Merger Proposal, the Charter Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal and/or the Business Combination Director Election Proposal.

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of our common stock at the close of business on [•], 2020 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

All Company stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, we urge you to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record, you may also cast your vote in person at the special meeting. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the special meeting. If you fail to return your proxy card and do not attend the special meeting in person, if you abstain from voting, or if you hold your shares in “street name” through a broker or other nominee and fail to give such nominee voting instructions (a “broker non-vote”), it will have the same effect as a vote “AGAINST” the Merger Proposal and the Charter Proposals but will have no effect on the Nasdaq Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal, the Business Combination Director Election Proposal or the Adjournment Proposal. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker or bank. Public stockholders may elect to redeem their public shares even if they vote “FOR” the Merger Proposal.

The Merger Proposal is conditioned on the approval of Proposal 2 and the Nasdaq Proposal. In addition, (i) Proposal 2 is conditioned on the approval of the Merger Proposal and the Nasdaq Proposal, (ii) each of Proposal 3, Proposal 4, Proposal 5, the Incentive Plan Proposal, and the Business Combination Director Election Proposal is conditioned on the approval of the Merger Proposal, Proposal 2 and the Nasdaq Proposal, (iii) the Business Combination Director Election Proposal is conditioned on the approval of Proposal 3, and (iv) the Nasdaq Proposal is conditioned on the Merger Proposal and Proposal 2. Neither the Existing Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus. It is important for you to note that if either the Merger Proposal or the Nasdaq Proposal is not approved by our stockholders, or if any other proposal is not approved by our stockholders and we and Shift do not waive the applicable closing condition under the Merger Agreement, then the Merger will not be consummated.

After careful consideration, our board of directors has determined that the Merger Proposal, the Charter Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal, the Business Combination Director Election Proposal and the Adjournment Proposal are fair to and in the best interests of the Company and our stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Merger Proposal and “FOR” the other proposals presented in the accompanying proxy statement/prospectus. In considering the recommendation of our board of directors, you should keep in mind that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. For additional information, see the section in the accompanying proxy statement/prospectus entitled “Proposal No. 1 — The Merger Proposal — Interests of Certain Persons in the Merger.”

A complete list of the Company’s stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of the Company for inspection by stockholders during ordinary business hours and during the special meeting for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the Merger and related transactions and each of our proposals. Whether or not you plan to attend the special meeting, we urge you to read the accompanying proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 31 thereof. If you have any questions regarding the accompanying proxy statement/prospectus or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC at (800) 662-5200 if you are a stockholder or collect at (203) 658-9400 if you are a broker or bank.

Philadelphia, Pennsylvania	By Order of the Board of Directors,
[•], 2020	/s/ Daniel G. Cohen
Daniel G. Cohen Chairman of the Board of Directors

i

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms we, us, our, and the Company refer to Insurance Acquisition Corp., and the terms combined company and post-combination company refer to Insurance Acquisition Corp. and Shift Technologies, Inc. following the consummation of the Merger. Furthermore, in this document:

“Business Combination Charter” means the proposed Second Amended and Restated Certificate of Incorporation of the Company, which will become the Company’s certificate of incorporation upon the approval of the Charter Proposals, the Merger Proposal, the Nasdaq Proposal and the Incentive Plan Proposal, the consummation of the Merger, and filing with the Secretary of State of the State of Delaware. A copy of the Business Combination Charter is attached hereto as Annex C.

“Business Combination Outside Date” means September 22, 2020, or if the Extension Amendment is approved, November 3, 2020, or such later date as may be approved by our stockholders in accordance with our charter.

“Cantor” means Cantor Fitzgerald & Co., the underwriter for our IPO.

“charter” means our current charter, the Amended and Restated Certificate of Incorporation of the Company.

“Closing” means the closing of the Merger in accordance with, and subject to the terms and conditions of the Merger Agreement.

“Closing Date” means the date on which the Merger is completed in accordance with, and subject to the terms and conditions of the Merger Agreement.

“Company common stock,” “INSU common stock,” or “our common stock” means Class A common stock, par value $0.0001 per share, of the Company.

“Converted Option Share Equivalent Number” means that number of shares of our common stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Shift common stock subject to Shift Options immediately before the effective time of the Merger and (b) the quotient obtained by dividing (1) (x) the Closing Date Merger Consideration per share of Shift common stock, expressed in dollars minus (y) the exercise price per share of Shift common stock of such Shift Option immediately before the effective time of the Merger, by (2) (x) $10.00 minus (y) the exercise price per share of Shift common stock of such Shift Option immediately before the effective time of the Merger.

“downward adjustment” means, if not otherwise described when used, a reduction in the number of shares of Company common stock issued as Closing Date Merger Consideration, as set forth in the Merger Agreement, (i), if the Net Asset Amount (as defined hereinbelow) at the time of Closing is less than the Net Asset Floor (as defined hereinbelow), by the number of shares equal to the amount by which the Net Asset Amount is less than the Net Asset Floor, divided by $10.00, and (ii) by the Converted Option Share Equivalent Number. As further described in the definitions of such terms and elsewhere in this proxy statement/prospectus, the Net Asset Amount will be determined as of the Closing Date, the Net Asset Floor changes in amount over time based on the timing of the Closing Date, and the Converted Option Share Equivalent Number will be determined as of the Closing Date, and as a result it is not possible to determine the effect of these potential adjustments on the Closing Date Merger Consideration until the occurrence of the Closing. As of the date of this Amendment No. 2, no adjustment to the Closing Date Merger Consideration is anticipated in respect of the Net Asset Amount adjustment; and the Converted Option Share Equivalent Number is estimated to be 2.91 million. These projected amounts and numbers will change over time, and as noted above will not be determined until the Closing. As an example, (a) if the Closing Date is on or prior to September 30, 2020, the Net Asset Floor would be negative $11,525,000, and if the Net Asset Amount is negative $19,000,000, then the Closing Date Merger Consideration would be adjusted downward by 747,500 shares of Company common stock (i.e., the result of ($19,000,000 minus 11,525,000)/$10.00), and (b) if the Closing Date is after September 30, 2020, the Net Asset Floor would be negative $18,525,000, and if the Net Asset Amount is negative $19,000,000, then the Closing Date Merger Consideration would be adjusted downward by 47,500 shares of Company common stock (i.e., the result of ($19,000,000 minus 18,525,000)/$10.00). Because the number of Merger Shares is subject to downward adjustment, our stockholders will not know, at the time of the vote on the Merger Agreement at the special meeting, the number of Merger Shares that will be received by Shift stockholders.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Amendment” means the proposed amendment to our charter to extend the period of time for which we are required to consummate a business combination from September 22, 2020 until November 3, 2020. If for any reason the Merger is not reasonably expected to occur prior to November 3, 2020, we are contractually obligated to either amend the existing Extension Amendment, or solicit our stockholders for a new Extension Amendment, seeking to further extend the outside date for consummating a business combination to a date that is no earlier than January 11, 2021.

“founder shares” means the 5,163,333 shares of our Class B common stock issued to the initial stockholders prior to our IPO.

“initial stockholders” or “initial holders” means our Sponsor and any other holders of founder shares.

“IPO” means our initial public offering of 15,065,000 of our units, each unit consisting of one share of our Class A common stock and one-half of one warrant, where each whole warrant entitles the holder to purchase one share of our Class A common stock, which was consummated on March 22, 2019.

“Merger” means the business combination of Shift and the Company through the merger of Merger Sub with and into Shift, with Shift being the surviving entity and a wholly owned subsidiary of the Company, pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 29, 2020, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of August 19, 2020, and as it may be further amended, by and among the Company, Merger Sub and Shift.

“Merger Consideration” means the aggregate consideration to be paid in the Merger to the Shift stockholders, in exchange for its shares of Shift common stock, which will consist of the Closing Date Merger Consideration and the Additional Shares. If, after the date of the Merger Agreement and prior to the effective time of the Merger, the Company undergoes a change in its capitalization (such as a stock split, share dividend or recapitalization affecting the Company common stock), the Merger Agreement provides for an equitable adjustment in the number of shares comprising the Merger Consideration.

“Merger Sub” means IAC Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company.

“Net Asset Amount” means the sum of, as of 12:01 a.m. Eastern time on the Closing Date, (i) the aggregate amount of the assets of Shift and its subsidiaries (including cash) minus (iii) the aggregate amount of the liabilities of Shift and its subsidiaries, exclusive of certain non-material items and transaction expenses of Shift, as further described in the Merger Agreement.

“Net Asset Floor” means negative $11,525,000 if the Closing Date is on or prior to September 30, 2020, and negative $18,525,000 if the Closing Date is after September 30, 2020. The Net Asset Floor (and the determination of the Net Asset Amount) operates independently of, and is not affected by, the Extension Amendment. As an example, if the Closing Date is September 20, 2020, then the Net Asset Floor used will be $11,525,000 (because on or prior to September 30, 2020); and if the Extension Amendment is approved, and the Closing Date is September 28, 2020, then the Net Asset Floor used will be $11,525,000 (because on or prior to September 30, 2020). However, if the Closing Date is November 2, 2020, then the Net Asset Floor will be $18,525,000 (because after September 30, 2020). Similarly, if the Closing Date does not occur prior to November 3, 2020, and a subsequent (or amended) Extension Amendment is sought and obtained, then the Net Asset Floor will continue to be $18,525,000 when the Closing Date occurs (because after September 30, 2020).

“Omnibus Plan” means the Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan (an equity-based incentive plan) attached to this proxy statement/prospectus as Annex B.

“PIPE Investment” refers to the Company entering into subscription agreements with certain investors for such investors to purchase up to 19,800,000 shares of the Company’s common stock.

“PIPE Investors” means the investors of the PIPE Investment.

“placement shares” means the 425,000 shares of Company common stock included in the placement units purchased separately in the private placement by our Sponsor and Cantor.

“placement units” means the 425,000 units purchased by our Sponsor and Cantor in the private placement, each placement unit consisting of one placement share and one-half of one placement warrant.

“placement warrants” means the warrants to purchase an aggregate of 212,500 shares of our Class A common stock included within the placement units purchased by our Sponsor and Cantor in the private placement.

“private placement” means the private placement of 425,000 units purchased by our Sponsor (375,000 units) and Cantor (50,000 units), which was consummated simultaneously with the completion of our IPO, at a purchase price of $10.00 per unit for a total purchase price of $4.25 million.

“public shares” means the shares of our Class A common stock sold as part of the units in our IPO (whether they were purchased in the IPO or thereafter in the open market).

“public stockholders” means the holders of our public shares, which may include our initial stockholders, Cantor and members of our management team if and to the extent they have purchased public shares, provided that any such holder’s status as a “public stockholder” shall only exist with respect to such public shares.

“public warrants” means the 7,532,500 warrants included in the units issued in our IPO, each of which is exercisable for one share of our common stock in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended.

“special meeting” means the special meeting in lieu of the 2020 annual meeting of stockholders of the Company that is the subject of this proxy statement/prospectus and any adjournments or postponements thereof.

“Sponsor” refers collectively to Insurance Acquisition Sponsor, LLC, a Delaware limited liability company, and Dioptra Advisors, LLC, a Delaware limited liability company. The manager of each entity is Cohen & Company, LLC, a Delaware limited liability company.

“Sponsor Additional PIPE Shares” means up to an additional 1,300,000 shares of our common stock that Cohen & Company, LLC is permitted to purchase under its PIPE Subscription Agreement, subject to certain limitations described in such PIPE Subscription Agreement.

“trust account” refers to the trust account into which $150,650,000 of the net proceeds of the IPO and private placement were deposited for the benefit of the public stockholders.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including with respect to the proposed Merger. The following questions and answers do not include all the information that may be important to you. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 31.

Q:     Why am I receiving this proxy statement/prospectus?

A:     Our stockholders are being asked to consider and vote upon a proposal to approve the Merger and adopt the Merger Agreement, among other proposals. We have entered into the Merger Agreement with Shift which provides for our business combination with Shift pursuant to the merger of Merger Sub with and into Shift with Shift continuing as the surviving entity and a wholly owned subsidiary of the Company. Pursuant to the Merger Agreement, the aggregate consideration to be paid in the Merger will consist of (i) up to 38,000,000 shares of common stock, subject to downward adjustment in accordance with the terms of the Merger Agreement, and (ii) 6,000,000 shares of common stock (the “Additional Shares”) that will be deposited into an escrow account at the Closing. If the reported closing sale price of our common stock does not exceed $12.00 per share for 20 out of any 30 consecutive trading days during the first 12 months following the Closing (the “First Threshold”), then fifty percent (50%) of the Additional Shares will be returned to the Company (and either placed into treasury or retired, in the discretion of the Company). If the First Threshold is reached, such Additional Shares will be released from escrow to the respective Shift stockholders that are the holders thereof. If the reported closing sale price of our common stock does not exceed $15.00 per share for 20 out of any 30 consecutive trading days during the first 30 months following the Closing (the “Second Threshold”), then fifty percent (50%) of the Additional Shares will be returned to the Company (and either placed into treasury or retired, in the discretion of the Company). If the Second Threshold is reached, such Additional Shares will be released from escrow to the respective Shift stockholders that are the holders thereof. Additionally, if we undergo a transaction or series of transactions that result in a change of control or sale of substantially all of the assets of the Company during such 12-month period or such 30-month period, respectively, if not previously achieved, the First Threshold or the Second Threshold, or both, respectively, will be considered achieved if the sale price in such change of control meets or exceeds a price of $10.00 per share. The Shift stockholders are entitled to vote all of the Additional Shares while they are held in escrow. For additional information, see the sections in this proxy statement/prospectus entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Merger Consideration.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Our common stock, units and warrants are currently listed on The Nasdaq Capital Market under the symbols “INSU,” “INSUU” and “INSUW,” respectively. We will apply to continue the listing of our common stock and warrants on The Nasdaq Capital Market under the symbols “SFT” and “SFTTW,” respectively, upon the Closing. At the Closing, each of our units that are not already trading separately will separate into its component share of common stock and one-half of one warrant to purchase one share of our common stock.

This proxy statement/prospectus and its annexes contain important information about the proposed Merger and the other matters to be acted upon at the special meeting. Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes, which we urge you to do.

Q:     What is being voted on at the special meeting?

A:     Our stockholders are being asked to vote on the following proposals:

Proposal 1 — The Merger Proposal — A proposal to approve and adopt the Merger and the Merger Agreement;

Proposals 2, 3, 4, and 5 — The Charter Proposals — Proposals to amend our charter to (i) increase the number of our authorized common stock (Proposal 2), (ii) create an additional class of directors so that there will be three classes of directors with staggered terms of office, and to make certain related changes (Proposal 3), (iii) provide that certain transactions are not “corporate opportunities” and that the Highland Entities and their affiliates are not subject to the doctrine of corporate opportunity (Proposal 4), and (iv) provide for additional changes, principally changing our corporate name from “Insurance Acquisition Corp.” to “Shift Technologies, Inc.” and removing provisions applicable only to special purpose acquisition companies (Proposal 5);

Proposal 6 — The Nasdaq Proposal — A proposal to approve: (i) for purposes of complying with applicable Nasdaq Listing Rule 5635 (a) and (b), the issuance of more than 20% of our issued and outstanding common stock and the resulting change of control in connection with the Merger; and (ii) for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of up to 19,800,000 shares of common stock in connection with the PIPE Investment, upon the completion of the Merger;

Proposal 7 — The Incentive Plan Proposal — A proposal to adopt the Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan, including the authorization of the initial share reserve thereunder;

Proposal 8 — The Existing Director Election Proposal — A proposal to elect three directors to serve on our board of directors until the 2022 annual meeting of stockholders, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death;

Proposal 9 — The Business Combination Director Election Proposal — A proposal to elect, effective as of, and contingent upon, the Effective Time, two Class I directors, three Class II directors, and three Class III directors to serve on our board of directors, in accordance with the Business Combination Charter, until the 2021, 2022, and 2023 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death; and

Proposal 10 — The Adjournment Proposal — A proposal to approve the adjournment of the special meeting to a later date, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Merger Proposal, the Charter Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal and the Business Combination Director Election Proposal.

Q:     Are the proposals conditioned on one another?

A:     The Merger Proposal is conditioned on the approval of Proposal 2 and the Nasdaq Proposal. In addition, (i) Proposal 2 is conditioned on the approval of the Merger Proposal and the Nasdaq Proposal, (ii) each of Proposal 3, Proposal 4, Proposal 5, the Incentive Plan Proposal and the Business Combination Director Election Proposal is conditioned on the approval of the Merger Proposal, Proposal 2 and the Nasdaq Proposal, (iii) the Business Combination Director Election Proposal is conditioned on the approval of Proposal 3, and (iv) the Nasdaq Proposal is conditioned on the Merger Proposal and Proposal 2. Neither the Existing Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that if either the Merger Proposal or the Nasdaq Proposal is not approved by our stockholders, or if any other proposal is not approved by our stockholders and we and Shift do not waive the applicable closing condition under the Merger Agreement, then the Merger will not be consummated.

Q:     Why is the Company providing stockholders with the opportunity to vote on the Merger?

A:     Our charter requires that we provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination in conjunction with either a tender offer or a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote rather than pursuant to a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Merger Proposal in order to provide our public stockholders with the opportunity to redeem their public shares in connection with the Closing.

Q:     What will happen in the Merger?

A:     At the Closing, Merger Sub will merge with and into Shift with Shift continuing as the surviving entity and a wholly owned subsidiary of the Company. The Shift stockholders will exchange their shares of Shift common stock for shares of our common stock in the Merger, and Shift optionholders will have their Shift Options converted into Converted Options to purchase shares of our common stock. Upon consummation of the Merger, we will change our name to Shift Technologies, Inc. and Shift will change its name to Shift Platform, Inc.

Q:     What equity stake will current stockholders of the Company and the current Shift stockholders hold in the Company immediately following the closing of the Merger?

A:     We anticipate that, upon completion of the Merger, assuming that none of our stockholders exercise redemption rights and that an aggregate of 44,000,000 shares of our common stock will be issued as consideration in the Merger (which assumes no downward adjustment) and an aggregate of 18,500,000 shares of our common stock will be issued in connection with the PIPE Investment upon the completion of the Merger (which assumes no issuance of the Sponsor Additional PIPE Shares), our existing stockholders will hold in the aggregate approximately 25.3% of our outstanding common stock (18.0% held by our public stockholders and 7.3% held by our Sponsor, directors, and other holders of founder shares), the PIPE investors will hold approximately 22.1% of our outstanding common stock, and the current Shift stockholders will hold approximately 52.6% of our outstanding common stock. If 10,311,878 shares of our common stock are redeemed for cash, which assumes the maximum redemption of our shares, upon completion of the Merger, our existing stockholders will hold in the aggregate approximately 15.9% of our outstanding common stock (6.8% held by our public stockholders and 9.1% held by our Sponsor, directors, and other holders of founder shares), the PIPE Investors will hold approximately 26.1% of our outstanding common stock, and the Shift stockholders will hold approximately 58.0% of our outstanding common stock. These ownership percentages do not take into account (1) any warrants to purchase our common stock that will be outstanding following the Merger, (2) any equity awards that may be issued under our proposed Omnibus Plan following the Merger, (3) any downward adjustments to the Merger Consideration pursuant to the Merger Agreement based on the Converted Option Share Equivalent Number or the Net Asset Amount, or (4) the Sponsor Additional PIPE Shares. If the actual facts are different than these assumptions (which is likely), the ownership percentages held by each of our existing stockholders, Cantor and the Shift stockholders will be different.

See the section entitled “Summary — Impact of the Merger on the Company’s Public Float” and “Unaudited Pro Forma Combined Financial Information” for further information.

Q:     What will happen with respect to outstanding options to acquire common stock of Shift?

A:     At the effective time of the Merger, all options to acquire Shift common stock then outstanding, which we refer to herein as Shift Options, will be converted into options to purchase shares of our common stock, which we refer to herein as Converted Options. Each Converted Option will continue to be subject to substantially the same terms and conditions as were applicable to such Shift Option prior to the effective time of the Merger, except that (i) each Converted Option will be exercisable for that number of shares of our common stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Shift common stock subject to the Shift Option immediately before the effective time of the Merger, and (b) the quotient obtained by dividing (1) (x) the Closing Date Merger Consideration per share of Shift common stock, expressed in dollars minus (y) the exercise price per share of Shift common stock of such Shift Option immediately before the effective time of the Merger, by (2) (x) $10.00 minus (y) the exercise price per share of Shift common stock of such Shift Option immediately before the effective time of the Merger, and (ii) the per share exercise price for each share of our common stock issuable upon exercise of the Converted Option shall be equal to the exercise price per share of Shift common stock of such Shift Option immediately before the effective time of the Merger.

Q:     Will the Company obtain new financing in connection with the Merger?

A:     In connection with the Merger, there will be a PIPE Investment of $185 million, subject to an increase to up to $198 million. As such, on or about the date of the Merger Agreement, the Company entered into subscription agreements with the PIPE Investors for the sale of 18,500,000 shares of Company common stock to the PIPE Investors upon the completion of the Merger. In addition, Cohen & Company, LLC is permitted under its PIPE Subscription Agreement to increase its subscription and purchase the Sponsor Additional PIPE Shares, or any portion thereof, subject to certain limitations.

Q:     What conditions must be satisfied to complete the Merger?

A:     There are a number of closing conditions in the Merger Agreement, including that our stockholders have approved the Merger and adopted the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Merger, see the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Conditions to Closing of the Merger.”

Q:     Why is the Company proposing the Charter Proposals?

A:     We are asking our stockholders to approve these proposals to amend our charter in connection with the Merger and the terms of the Merger Agreement. The proposed charter amendments that we are asking our stockholders to approve provide for (1) an increase in the number of authorized shares of our common stock so that we will have sufficient authorized shares to issue as consideration in the Merger and to reserve for issuance under the Omnibus Plan, if such plan is approved, and for future issuances of common stock, (2) create an additional class of directors so that there will be three classes of directors with staggered terms of office, and to make certain related changes, (3) certain exemptions to the doctrine of corporate opportunity, and (4) additional changes, principally the change of our name to “Shift Technologies, Inc.” and the removal of provisions in our charter applicable only to special purpose acquisition companies. Pursuant to the Merger Agreement, approval of the Charter Proposals is a condition to consummation of the Merger. In addition, the Merger Proposal is conditioned on approval of Proposal 2.

Q:     Why is the Company proposing the Nasdaq Proposal?

A:     We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (b), which require stockholder approval of the issuance of shares of stock in certain transactions that result in (1) the issuance of 20% or more of the voting power outstanding or shares of common stock outstanding before such issuance of stock and (2) a change of control. Pursuant to the Merger Agreement, based on Shift’s current capitalization, we anticipate issuing an aggregate of up to 44,000,000 shares of common stock, subject to downward adjustment (which total number includes the Additional Shares), to the current Shift stockholders as consideration in the Merger. Because the issuance of such shares of our common stock (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of the Company, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

We are also proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rule 5635(d), which requires stockholder approval for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (a) the closing price immediately preceding the signing of the binding agreement or (b) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

The Merger Proposal is conditioned on approval of the Nasdaq Proposal.

Q:     Why is the Company proposing the Incentive Plan Proposal?

A:     The purpose of the Omnibus Plan is to provide eligible employees, directors and consultants the opportunity to receive stock-based incentive awards in order to encourage such persons to contribute materially to the growth of the combined company and align their economic interests with those of our stockholders. Nasdaq Listing Rule 5635(c) requires that we obtain stockholder approval of certain equity compensation plans. Further, Section 422 of the Internal Revenue Code requires shareholder approval of the equity plans intended to provide for grants of incentive stock options. Accordingly, we are proposing the Incentive Plan Proposal to request such stockholder approval of the Omnibus Plan, including the authorization of the initial share reserve thereunder. In addition, pursuant to the Merger Agreement, approval of the Incentive Plan Proposal is a condition to consummation of the Merger.

Q:     What happens if I sell my shares of Company common stock before the special meeting?

A:     The record date for the special meeting is [•], 2020, and is earlier than the date on which we expect the Merger to be completed. If you transfer your shares of common stock after the record date, but before the special meeting, unless the transferee obtains a proxy from you to vote those shares, you will retain your right to vote at the special meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Merger. If you transfer your shares of our common stock before the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in our trust account. Regardless of whether you transfer your shares of common stock before or after the record date, your transferee will be entitled to exercise redemption rights with respect to the shares purchased by following the procedures set forth in this proxy statement/prospectus.

Q:     What constitutes a quorum at the special meeting?

A:     A quorum will be present at the special meeting if a majority of the shares of our common stock outstanding and entitled to vote at the special meeting is represented at the meeting in person or by proxy. If a stockholder fails to vote his, her or its shares in person or by proxy, or if a broker fails to vote in person or by proxy shares held by it in nominee name, such shares will not be counted for the purposes of establishing a quorum. If a stockholder who holds his, her or its shares in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee (a “broker non-vote”) on all of the proposals set forth in this proxy statement/prospectus, such shares will not be counted for the purposes of establishing a quorum. An abstention from voting, shares represented at the special meeting in person or by proxy but not voted on one or more proposals, or a broker non-vote, so long as the stockholder has given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the special meeting may adjourn the special meeting. As of the record date for the special meeting, the presence in person or by proxy of [•] shares of our common stock is required to achieve a quorum.

Q:     What vote is required to approve the proposals presented at the special meeting?

A:     The approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock, or [•] shares of our common stock. Accordingly, a stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the Merger Proposal.

The approval of each Charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Accordingly, a stockholder’s failure to vote in person or by proxy, a broker non-vote or an abstention on a Charter Proposal will have the same effect as a vote “AGAINST” such proposal.

The approval of each of the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of holders of a majority of the total votes cast on such proposal. In order to be elected as a director as described in the Existing Director Election Proposal or the Business Combination Director Election Proposal, a nominee must receive a plurality of all the votes cast at the special meeting, which means that the nominees with the most votes are elected. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Nasdaq Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal, the Business Combination Director Election Proposal or the Adjournment Proposal.

Q:     May the initial stockholders, the Company’s directors, officers, advisors or their respective affiliates purchase shares in connection with the Merger?

A:     At any time prior to the special meeting, our initial stockholders, directors, officers, advisors or their respective affiliates may purchase shares of our common stock on the open market, and may purchase shares in privately negotiated transactions from stockholders who vote, or indicate an intention to vote, against the Merger Proposal, or who have elected to redeem, or indicate an intention to redeem, their shares in connection with the Merger. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per-share pro rata portion of the trust account. Our initial stockholders, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of our common stock, to vote their shares in favor of the Merger Proposal or to not redeem their shares in connection with the Merger. While the exact nature of such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value.

Our initial stockholders, directors, officers or their respective affiliates will not effect any such purchases when they are in possession of any material non-public information relating to the Company or Shift, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10b-5 under the Exchange Act.

Q:     How many votes do I have at the special meeting?

A:     Our stockholders are entitled to one vote at the special meeting for each share of Class A common stock and Class B common stock held of record as of [•], 2020, the record date for the special meeting. As of the close of business on the record date, there were [•] outstanding shares of our Class A common stock and [•] outstanding shares of our Class B common stock.

Q:     How will the initial stockholders and the Company’s directors and officers vote?

A:     In connection with our IPO, we entered into an agreement with each of our initial stockholders, our executive officers and our directors, pursuant to which they agreed to vote any shares of our common stock owned by them in favor of a proposed initial business combination. As of the date of this proxy statement/prospectus, our initial stockholders, executive officers and directors own approximately 26.8% of our issued and outstanding shares of common stock, including all of the founder shares. None of our initial stockholders, executive officers or directors have entered into agreements, and are not currently in negotiations, to purchase or sell shares prior to the record date.

In addition, following the execution and delivery of the Merger Agreement, on July 1, 2020, our Sponsor entered into a Voting Agreement with us and Shift, which we refer to as the Voting Agreement, pursuant to which the parties thereto agreed to vote any shares of our common stock owned by them (representing as of the date hereof approximately 26.5% of the outstanding shares of our common stock) in favor of the Merger Proposal and other proposals described in this proxy statement/prospectus and presented at the special meeting.

Q:     What interests do the Company’s current officers and directors have in the Merger?

A:     Our directors and executive officers have interests in the Merger that are different from or in addition to (and which may conflict with) the interests of our stockholders including the following:

•        our Sponsor, officers and directors will hold our common stock following the Merger, subject to lock-up agreements;

•        our Sponsor, officers and directors will hold placement warrants to purchase shares of our common stock, following the Merger and subject to lock-up agreements;

•        our Sponsor, officers and certain of our directors paid an aggregate of $4,275,000 for their founder shares, placement shares and placement warrants and such securities are expected to have a significantly higher value at the time of the Merger, and will have little or no value if we do not complete the Merger;

•        our Sponsor, officers and directors have waived their redemption rights with respect to their founder shares, placement shares and public shares in connection with the Merger, and have waived their redemption and liquidation rights with respect to their founder shares and placement shares if we are unable to complete a business combination by our Business Combination Outside Date;

•        if we are unable to complete a business combination by our Business Combination Outside Date, Cohen & Company, LLC, the manager of our sponsor, will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account, and excluding any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        our Sponsor has agreed to loan us funds in an amount up to $750,000 for working capital requirements and to finance transaction costs in connection with an initial business combination, and any amounts outstanding under this loan will not be repaid if we are unable to complete a business combination by our Business Combination Outside Date;

•        the initial stockholders will have the collective right to appoint a board observer of the combined company; and

•        the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Merger.

These interests may influence our directors in making their recommendation that you vote in favor of the Merger Proposal and the other proposals set forth in this proxy statement/prospectus.

Q:     What happens if I vote against the Merger Proposal?

A:     Pursuant to our current charter, if the Merger Proposal is not approved and we do not otherwise consummate an alternative business combination by our Business Combination Outside Date, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders. Our current charter does not provide any means to extend our Business Combination Outside Date deadline for completing a business combination, meaning any such extension would involve an amendment to our charter that would need to be approved by our stockholders.

Q:     Do I have redemption rights?

A:     If you are a holder of public shares, you may redeem your public shares for cash equal to a pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Merger (including any portion of the interest earned thereon which was not previously used or distributed to us for working capital purposes or to pay dissolution expenses or taxes), upon the consummation of the Merger. A public stockholder, together with any of his, her or its affiliates or any other person with whom such holder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the outstanding public shares.

Q:     How will the redemption price be determined?

A:     For illustrative purposes, based on funds in the trust account of approximately $154 million on June 30, 2020, the estimated per share redemption price would have been approximately $10.15. Additionally, shares properly tendered for redemption will only be redeemed if the Merger is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including any portion of the interest earned thereon which was not previously used or distributed to us for working capital purposes or to pay dissolution expenses or taxes) upon our liquidation.

Q:     Do the initial stockholders or the Company’s directors and officers have redemption rights in connection with the Merger?

A:     No. Our initial stockholders and Cantor have waived their redemption rights with respect to their founder shares and placement shares in connection with the Merger, and our initial stockholders have also waived their redemption rights with respect to any public shares they hold in connection with the Merger. All such shares held by our initial stockholders and Cantor will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights regardless of whether, or how, you vote your shares of our common stock on the Merger Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time on [•], 2020 (two business days before the special meeting), (x) submit a written request, which includes the name of the beneficial owner of the shares to be redeemed, to our transfer agent that we redeem your public shares for cash, and (y) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the date of the special meeting. If you deliver your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares to you (physically or electronically). You may make such request by contacting our transfer agent at the address listed under the question “Who can help answer my questions?” below.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences of a Redemption of Company Common Stock.” You are urged to consult with your own tax advisor regarding the tax consequences of exercising your redemptions rights.

Q:     If I am a Company warrant holder, can I exercise redemption rights with respect to my warrants?

A:     No. The holders of our warrants have no redemption rights with respect to our warrants or any shares of our common stock underlying our warrants.

Q:     Do I have appraisal rights if I object to the proposed Merger?

A:     No. There are no appraisal rights available to holders of our common stock in connection with the Merger.

Q:     What happens to the funds held in the trust account upon consummation of the Merger?

A:     If the Merger is consummated, the funds held in the trust account will be released to us, and those funds will be used to pay or fund (i) the redemption price for shares of our common stock redeemed by our stockholders who properly exercise redemption rights, (ii) up to $6.4 million in deferred underwriting compensation payable to Cantor as the underwriters of our IPO, (iii) fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by or on behalf of the Company, Merger Sub and Shift in connection with the Merger and the other transactions contemplated by the Merger Agreement, (iv) the repayment of loans from our Sponsor in an aggregate amount not to exceed $750,000 for working capital purposes and to pay expenses to identify an acquisition target and consummate the Merger and related transactions (see the section entitled “Certain Relationships and Related Transactions — Company Related Person Transactions” for additional information), and (v) general corporate purposes of the combined company, which may include, but not be limited to, working capital for operations, repayment of indebtedness, capital expenditures and future acquisitions.

Q:     What happens if the Merger is not consummated?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Termination” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, we are unable to complete the Merger or another business combination transaction by our Business Combination Outside Date, our charter provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem all public shares then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to us for working capital purposes, the payment of taxes or dissolution expenses, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

We expect that the amount of any distribution our public stockholders will be entitled to receive upon our dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Merger, subject in each case to our obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. Holders of our founder shares and placement shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to our outstanding warrants. Accordingly, the warrants will expire worthless.

Q:     When is the Merger expected to be completed?

A:     We currently anticipate that the Merger will be consummated within two business days following the special meeting, provided that all other conditions to the consummation of the Merger have been satisfied or waived in accordance with the Merger Agreement. In any event, we expect the Closing to occur in [•] 2020.

For a description of the conditions to the consummation of the Merger, see the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Conditions to Closing of the Merger.”

Q:     What do I need to do now?

A:     Whether or not you plan to attend the special meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 31, and to consider how the Merger will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of our common stock on [•], 2020, the record date for the special meeting, you may vote in person at the special meeting or any adjournment thereof, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided in accordance with the instructions set forth on the enclosed proxy card. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the special meeting. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a legal proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the special meeting?

A:     At the special meeting, if you abstain from voting with respect to a particular proposal, your shares will be counted as present for purposes of establishing a quorum. For purposes of approving the proposals, failure to vote or an abstention will each have the same effect as a vote “AGAINST” each of the Merger Proposal and the Charter Proposals. A failure to vote or an abstention will have no effect on the outcome of each of the Nasdaq Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal, the Business Combination Director Election Proposal and the Adjournment Proposal.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented at the special meeting or any adjournment thereof.

Q:     If I am not going to attend the special meeting in person, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the special meeting or not, please read this proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided in accordance with the instructions set forth on the enclosed proxy card.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented at the special meeting will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining the existence of a quorum at the special meeting so long as a stockholder has given the broker or other nominee voting instructions on at least one of the proposals set forth in this proxy statement/prospectus. However, broker non-votes will not be counted as “votes cast” at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to our transfer agent at the address listed under “Who can help answer my questions?” below so that it is received by the transfer agent prior to the special meeting, or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Amanda Abrams by email at aabrams@cohenandcompany.com or in writing to Insurance Acquisition Corp., 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104, or by telephone at (215) 701-9555, which must be received by Ms. Abrams prior to the special meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     We will pay the cost of soliciting proxies for the special meeting. We have engaged Morrow Sodali LLC, which we refer to as Morrow, to assist in the solicitation of proxies for the special meeting. We will pay Morrow a fee of $25,000 plus a per call fee for any incoming or outgoing stockholder calls for such services, which fee also includes Morrow acting as the inspector of elections at the special meeting. We will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What are the material U.S. federal income tax consequences of the Merger to Shift Stockholders?

A:     It is the opinion of Morgan, Lewis & Bockius LLP (“Morgan Lewis”), the Company’s U.S. federal income tax counsel, that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes. The Morgan Lewis opinion is subject to the limitations and qualifications described herein, and has been delivered prior to the consummation of the Merger and the exercise of redemption rights by stockholders of the Company and therefore is prospective and dependent on the occurrence or nonoccurrence of future events. If the Merger so qualifies as a “reorganization,” a U.S. holder of Shift common stock generally will not recognize any gain or loss as a result of the Merger. The obligations of Shift and the Company to complete the Merger are not conditioned upon the receipt of an opinion at Closing from either Morgan Lewis or Jenner & Block LLP (“Jenner” or “Jenner Block”) to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. For a more detailed discussion of the material U.S. federal income tax consequences of the Merger, see “Material U.S. Federal Income Tax Consequences — Tax Consequences of the Merger to U.S. Holders of Shift Common Stock.”

The consequences of the Merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, stockholders are urged to consult their tax advisors to determine the tax consequences of the Merger, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of their particular circumstances.

Q:     Who can help answer my questions?

A:     If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

John M. Butler, President and Chief Executive Officer
Insurance Acquisition Corp.
2929 Arch Street, Suite 1703
Philadelphia, Pennsylvania 19104
Tel: (215) 701-9555

You may also contact our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Tel: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email: INSU.info@investor.morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the Securities and Exchange Commission (the “SEC”) by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) prior 5:00 p.m., Eastern Time, on [•], 2020 (two business days before the special meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor

New York, NY 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

If you have other questions please contact:

Amanda Abrams

Insurance Acquisition Corp.
2929 Arch Street, Suite 1703
Philadelphia, PA 19104
Tel: (215) 701-9693
Email: aabrams@cohenandcompany.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the proposals to be considered at the special meeting, including the Merger Proposal, whether or not you plan to attend the special meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 31. See also the section entitled “Where You Can Find More Information.”

Unless otherwise specified, all share amounts and share calculations: (i) assume no exercise of redemption rights by our public stockholders, (ii) assume that an aggregate of 44,000,000 shares of our common stock will be issued to the Shift stockholders, as consideration in the Merger, and (iii) do not include (a) any warrants to purchase our common stock that will be outstanding following the Merger, (b) any equity awards that may be issued under our proposed Omnibus Plan following the Merger, (c) any downward adjustments to the merger consideration that will result from the terms of the Merger Agreement, or (d) the Sponsor Additional PIPE Shares.

Parties to the Merger

Insurance Acquisition Corp.

We are a Delaware special purpose acquisition company formed in March 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Our securities are traded on The Nasdaq Capital Market under the ticker symbols “INSU,” “INSUU” and “INSUW.” We will apply to continue the listing of our common stock and warrants on The Nasdaq Capital Market under the symbols “SFT” and “SFTTW,” respectively, upon the Closing. Following the Merger, we expect to change our name to Shift Technologies, Inc.

The mailing address of our principal executive office is 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104, and our telephone number is (215) 701-9555.

For additional information regarding the Company, see the section in this proxy statement/prospectus entitled “Information About the Company.”

IAC Merger Sub, Inc.

Merger Sub is a Delaware corporation, and our direct wholly owned subsidiary, incorporated by us on June 23, 2020 to facilitate the Merger. In the Merger, Merger Sub will merge with and into Shift, with Shift being the surviving entity. The Shift stockholders will exchange their shares of Shift common stock for shares of our common stock as consideration in the Merger. Following the Merger, Shift will change its name to Shift Platform, Inc.

The mailing address of Merger Sub’s principal executive office is 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104, and its telephone number is (215) 701-9555.

Shift Technologies, Inc.

Shift is a Delaware corporation incorporated in December 2013. In the Merger, Merger Sub will merge with and into Shift, with Shift being the surviving entity. The Shift stockholders will exchange their shares of Shift common stock for shares of our common stock as consideration. Following the Merger, Shift will change its name Shift Platform, Inc.

The mailing address of Shift’s principal executive office is 2525 16th Street, Suite 316, San Francisco, California, 94103, and its telephone number is 1-(855) 575-6739.

For additional information regarding Shift, see the section in this proxy statement/prospectus entitled “Information About Shift.”

The Merger Proposal

The Merger Agreement provides for the business combination of Shift and the Company pursuant to the merger of Merger Sub with and into Shift with Shift continuing as the surviving entity and a wholly owned subsidiary of the Company. The following summary of the Merger and the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

In the Merger, the Shift stockholders will exchange their shares of Shift common stock for shares of our common stock. The aggregate consideration to be paid in the Merger will consist of:

•        assuming no downward adjustments, an estimated 38,000,000 shares of our common stock, which we refer to as the Closing Date Merger Consideration; and

•        the Additional Shares, which will consist of 6,000,000 shares of common stock that will be deposited into an escrow account. If the reported closing sale price of our common stock does not exceed $12.00 per share for 20 out of any 30 consecutive trading days during the first 12 months following the Closing (the “First Threshold”), then fifty percent (50%) of the Additional Shares will be returned to the Company (and either placed into treasury or retired, in the discretion of the Company). If the First Threshold is reached, such Additional Shares will be released from escrow to the respective Shift stockholders that are the holders thereof. If the reported closing sale price of the Company common stock does not exceed $15.00 per share for 20 out of any 30 consecutive trading days during the first 30 months following the Closing (the “Second Threshold”), then fifty percent (50%) of the Additional Shares will be returned to the Company (and either placed into treasury or retired, in the discretion of the Company). If the Second Threshold is reached, such Additional Shares will be released from escrow to the respective Shift stockholders that are the holders thereof. Additionally, if we undergo a transaction or series of transactions that result in a change of control or sale of substantially all of the assets of the Company during such 12-month period or such 30-month period, respectively, if not previously achieved, the First Threshold or the Second Threshold, or both, respectively, will be considered achieved if the sale price in such change of control meets or exceeds a price of $10.00 per share.

We refer to the Closing Date Merger Consideration and the Additional Shares together as the Merger Consideration. If, after the date of the Merger Agreement and prior to the effective time of the Merger, the Company undergoes a change in its capitalization (such as a stock split, share dividend or recapitalization affecting the Company common stock), the Merger Agreement provides for an equitable adjustment in the number of shares comprising the Merger Consideration.

The number of shares of our common stock to be issued in the Merger will be based on a $10.00 per share value for our common stock. The amount of common stock to be issued as consideration in the Merger is subject to adjustment, as set forth in the Merger Agreement, (i) if the Net Asset Amount at the time of Closing is less than the Net Asset Floor, by the number of shares equal to the amount by which the Net Asset Amount is less than the Net Asset Floor divided by $10.00, and (ii) by the Converted Option Share Equivalent Number. At the effective time of the Merger, all options to acquire Shift common stock then outstanding, which we refer to herein as Shift Options, will be converted into options to purchase shares of our common stock, which we refer to herein as Converted Options. Each Converted Option will continue to be subject to substantially the same terms and conditions as were applicable to such Shift Option prior to the effective time of the Merger, except that (i) each Converted Option will be exercisable for that number of shares of our common stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Shift common stock subject to the Shift Option immediately before the effective time of the Merger and (b) the quotient obtained by dividing (1) (x) the Closing Date Merger Consideration per share of Shift common stock, expressed in dollars minus (y) the exercise price per share of Shift common stock of such Shift Option immediately before the effective time of the Merger, by (2) (x) $10.00 minus (y) the exercise price per share of Shift common stock of such Shift Option immediately before the effective time of the Merger, and (ii) the per share exercise price for each share of our common stock issuable upon exercise of the Converted Option shall be equal to the exercise price per share of Shift common stock of such Shift Option immediately before the effective time of the Merger. For additional information, see the sections in the accompanying proxy statement/prospectus entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Merger Consideration.

We intend to pay the fees and expenses related to the Merger with the cash held in our trust account and the cash obtained in connection with the PIPE Investment. To the extent not used for the redemption price for any properly redeemed shares of our common stock, or fees and expenses related to the Merger and the transactions contemplated by the Merger Agreement, the proceeds from the trust account and the PIPE Investment will be used for general corporate purposes, which may include, but not be limited to, working capital for operations, repayment of indebtedness, capital expenditures and future acquisitions.

See the section entitled “Proposal No. 1 — The Merger Proposal” for more information regarding the Merger and the Merger Proposal.

Opinion of Northland to the Company’s Board of Directors

In connection with the Merger, our financial advisor, Northland Capital Markets, which we refer to as Northland, delivered a written opinion, dated June 26, 2020, which we refer to as the Opinion, to our board of directors that, as of June 26, 2020, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Opinion, (i) the Merger Consideration to be paid by us in the Merger pursuant to the Merger Agreement was fair to us, from a financial point of view, and (ii) the fair market value of Shift implied by the various financial analyses Northland conducted in connection with the Opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account).

The full text of the Opinion, which describes the assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications contained in such Opinion, is attached to this proxy statement/prospectus as Annex D and is incorporated herein by reference. We urge you to read the Opinion carefully in its entirety. Northland’s Opinion does not constitute a recommendation to any holder of shares of our common stock as to how such holder should vote or act with respect to the Merger Agreement or the Merger Proposal, whether such holder should exercise its redemption rights with respect to its shares of our common stock or as to any other matter.

Redemption Rights

Pursuant to our charter, holders of our public shares may elect to have their shares redeemed for cash at a redemption price per share calculated in accordance with our charter. As of June 30, 2020, this would have amounted to approximately $10.15 per share. If a holder of public shares properly exercises his, her or its redemption rights, then such holder will be exchanging his, her or its shares of our common stock for cash and will no longer own such shares. See the section entitled “Special Meeting of Company Stockholders — Redemption Rights and Procedures” for the procedures to be followed if you wish to redeem your shares for cash and not continue to own our common stock following consummation of the Merger.

Notwithstanding the foregoing, a holder of public shares, together with any of its affiliates or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from exercising redemption rights with respect to 20% or more of the public shares.

Neither the Merger will be consummated nor will any public shares be redeemed if public stockholders redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 or that would cause us to have less than $100 million in cash on hand at the time of the Merger, taking into account the PIPE Investment, among other things.

Any redemptions by our public stockholders will decrease the funds in the trust account available to us to consummate the Merger and the other transactions contemplated by the Merger Agreement.

Impact of the Merger on the Company’s Public Float

We anticipate that, upon completion of the Merger, assuming that none of our stockholders exercise redemption rights and that an aggregate of 44,000,000 shares of our common stock will be issued as consideration in the Merger, (1) our Sponsor, directors, and other holders of founder shares will hold approximately 7.3% of our outstanding common stock, (2) our public stockholders will hold approximately 18.0% of our outstanding common stock, (3) the PIPE Investors will hold approximately 22.1% of our outstanding common stock, and (4) the Shift stockholders will hold approximately 52.6% of our outstanding common stock. If 10,311,878 shares of our common stock are redeemed for cash, upon completion of the Merger, (1) our Sponsor, directors, and other holders of founder shares will hold approximately 9.1% of our outstanding common stock, (2) our public stockholders will hold approximately 6.8% of our outstanding common stock, (3) the PIPE Investors will hold approximately 26.1% of our outstanding common stock, and (4) the Shift stockholders will hold approximately 58.0% of our outstanding common stock. These ownership percentages do not take into account (1) any warrants to purchase our common stock that will be outstanding following the Merger, (2) any equity awards that may be issued under our proposed Omnibus Plan following the Merger, (3) any downward adjustments to the Merger Consideration pursuant to the Merger Agreement, or (4) the Sponsor Additional PIPE Shares. If any shares of our common stock are redeemed by our public stockholders in connection with the Merger, the percentage of our outstanding common stock held by our public stockholders will decrease and the percentage of our outstanding common stock held by each of our initial stockholders, Cantor and the Shift stockholders will increase. Similarly, if the number of shares issued as Closing Date Merger Consideration is less than our estimates, the percentage of our outstanding common stock held by our public stockholders, our initial stockholders and Cantor will increase and the percentage of our outstanding common stock held by the Shift stockholders will decrease.

Board of Directors of the Company Following the Merger

Upon consummation of the Merger, our board of directors will consist of three classes of directors (Class I, Class II, and Class III) and change in size from four to eight members. Each of our incumbent directors, Daniel Cohen, John Chrystal, Stephanie Gould Rabin and Sasson Posner, have advised us that they will resign from our board of directors upon the Closing.

See the section entitled “Management Following the Merger” for additional information.

Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the related rules and regulations issued by the Federal Trade Commission, which we refer to as the FTC, certain transactions, including the Merger, may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the United States Department of Justice, which we refer to as the DOJ, and the applicable waiting periods have expired or been terminated. The completion of the Merger is conditioned upon the expiration or early termination of the HSR Act waiting period. We and Shift have filed our respective notification and report forms under the HSR Act with the DOJ and the FTC. The initial 30-day waiting period will expire on August 15, 2020. See the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Covenants of the Parties” for additional information.

Tax Consequences of the Merger

For a description of the material U.S. federal income tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Accounting Treatment

The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, INSU, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Shift will be treated as the accounting acquirer. This determination was primarily based on Shift expecting to have a majority of the voting power of the post-combination company, Shift’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Shift compared to INSU, and Shift’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which Shift is issuing stock for the net assets of INSU. The net assets of INSU will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to Merger will be those of Shift.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the Merger.

Extension Amendment

On August 14, 2020, we filed a definitive proxy statement soliciting the approval of our stockholders for a proposal to amend our charter to extend the period of time for which we are required to consummate a business combination from September 22, 2020 until November 3. 2020. For additional information, see the section entitled “Extension Amendment.”

Reasons for the Merger

Our board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, has determined that the Merger Agreement and the transactions contemplated thereby, are fair to and in the best interests of the Company and our stockholders, and unanimously recommends that our stockholders vote “FOR” the Merger Proposal. For a description of the reasons considered by our board of directors in deciding to recommend adoption of the Merger Agreement, see the sections entitled “Proposal No. 1 — The Merger Proposal — Reasons for the Approval of the Merger” and “Proposal No. 1 — The Merger Proposal — Recommendation of the Board.”

Proposals Related to the Company’s Proposed Second Amended and Restated Certificate of Incorporation

In connection with the Merger Proposal, and in order to allow us to complete the Merger, we are asking you to approve amendments to our charter:

•        To increase the number of shares of our authorized common stock.

•        To create an additional class of directors so that there will be three classes of directors with staggered terms of office.

•        To provide for certain exemptions from the doctrine of corporate opportunity.

•        To provide for additional changes, principally changing the Company’s corporate name from “Insurance Acquisition Corp.” to “Shift Technologies, Inc.” and removing provisions applicable only to special purpose acquisition companies.

See the sections entitled “Proposal No. 2 — Authorization to Increase our Authorized Capital Stock,” “Proposal No. 3 — Classification of the Board of Directors,” “Proposal No. 4 — Authorization to Provide for Certain Exemptions from the Doctrine of Corporate Opportunity,” and “Proposal No. 5 — Approval of Additional Amendments to our Charter in Connection with the Merger” for more information.

The Nasdaq Proposal

In connection with the Merger Proposal, and in order to allow us to complete the Merger, we are asking you to approve, for purposes of complying with Nasdaq Listing Rule 5635(a) and (b), the issuance of more than 20% of our issued and outstanding common stock and the resulting change of control in connection with the Merger. In addition, under Nasdaq Listing Rule 5635(d), prior stockholder approval is required for the issuance, other than in a public offering, of securities convertible into common stock at a price less than the greater of book or market value of the common stock if the securities are convertible into 20% or more of a company’s common stock, and we are therefore asking you to approve the issuance of our shares of common stock in connection with the PIPE Investment. See the section entitled “Proposal No. 6 — The Nasdaq Proposal” for more information.

The Incentive Plan Proposal

Our proposed Omnibus Plan will be effective upon the Closing, subject to approval by our stockholders at the special meeting. The proposed Omnibus Plan will reserve 12%, or approximately [•], of our shares of common stock for issuance in accordance with the plan’s terms. The purpose of the Omnibus Plan is to provide eligible employees, directors and consultants the opportunity to receive stock-based incentive awards in order to encourage them to contribute materially to our growth and to align the economic interests of such persons with those of our stockholders. The summary of the Omnibus Plan above is qualified in its entirety by reference to the complete text of the Omnibus Plan, a copy of which is attached as Annex B to this proxy statement/prospectus. You are encouraged to read the Omnibus Plan in its entirety. See the section entitled “Proposal No. 7 — The Incentive Plan Proposal” for more information.

The Existing Director Election Proposal

We are asking you to consider and vote upon a proposal to elect Daniel G. Cohen, John C. Chrystal and Stephanie Gould Rabin to serve as Class I directors on our board of directors until the earlier of the Effective Time and the 2022 annual meeting of stockholders, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death. See the section entitled “Proposal No. 8 — The Existing Director Election Proposal” for more information.

The Business Combination Director Election Proposal

Each of the members of our board of directors intends to resign from our board of directors upon the Closing. We are asking you to consider and vote upon a proposal to elect, effective as of, and contingent upon, the Effective Time, Victoria McInnis and Kellyn Smith Kenny as Class I directors, Adam Nash, Emily Melton, and Jason Krikorian as Class II directors, and George Arison, Tobias Russell, and Manish Patel as Class III directors, to serve on our board of directors in accordance with the Business Combination Charter, until the 2021, 2022, and 2023 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death. See the section entitled “Proposal No. 9 — The Business Combination Director Election Proposal” for more information.

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the special meeting to permit us to approve the Merger Proposal, the Charter Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal, and/or the Business Combination Director Election Proposal, the Adjournment Proposal allows us to adjourn the special meeting to a later date, if necessary, to permit further solicitation of proxies. See the section entitled “Proposal No. 10 — The Adjournment Proposal” for more information.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the shares of our common stock outstanding and entitled to vote at the special meeting is represented at the meeting in person or by proxy. An abstention from voting, shares represented at the special meeting in person or by proxy but not voted on one or more proposals or the failure of a stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee on one or more but less than all of the proposals set forth in this proxy statement/prospectus (a “broker non-vote”) will each count as present for the purposes of establishing a quorum. As of the date of this proxy statement/prospectus, our executive officers, directors and affiliates hold approximately 26.8% of our outstanding shares of common stock. All of such shares will be voted in favor of the Merger Proposal and other proposals described in this proxy statement/prospectus and presented at the special meeting.

The approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Accordingly, a stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal.

The approval of each Charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Accordingly, a stockholder’s failure to vote in person or by proxy, a broker non-vote or an abstention on any of the Charter Proposals will have the same effect as a vote “AGAINST” such proposal.

The approval of each of the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the total votes cast on such proposal. In order to be elected as a director as described in the Existing Director Election Proposal or the Business Combination Director Election Proposal, a nominee must receive a plurality of all the votes cast at the special meeting, which means that the nominees with the most votes are elected. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Nasdaq Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal, the Business Combination Director Election Proposal or the Adjournment Proposal.

The Merger Proposal is conditioned on the approval of Proposal 2 and the Nasdaq Proposal. In addition, (i) Proposal 2 is conditioned on the approval of the Merger Proposal and the Nasdaq Proposal, (ii) each of Proposal 3, Proposal 4, Proposal 5, the Incentive Plan Proposal and the Business Combination Director Election Proposal is conditioned on the approval of the Merger Proposal, Proposal 2 and the Nasdaq Proposal, (iii) the Business Combination Director Election Proposal is conditioned on the approval of Proposal 3, and (iv) the Nasdaq Proposal is conditioned on the Merger Proposal and Proposal 2. Neither the Existing Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that if either the Merger Proposal or the Nasdaq Proposal is not approved by our stockholders, or if any other proposal is not approved by our stockholders and we and Shift do not waive the applicable closing condition under the Merger Agreement, then the Merger will not be consummated. If we do not consummate the Merger and fail to complete an initial business combination by our Business Combination Outside Date, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to Company’s Stockholders

Our board of directors believes that each of the Merger Proposal, the Charter Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal, the Business Combination Director Election Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of Shift and our stockholders and unanimously recommends that our stockholders vote “FOR” each of the proposals.

Interests of Certain Persons in the Merger

When you consider the recommendation of our board of directors in favor of approval of these proposals, you should also consider that our directors and officers have interests in the Merger that are different from or in addition to (and which may conflict with) your interests as a stockholder, including the following:

•        our Sponsor, officers and directors will hold our common stock following the Merger, subject to lock-up agreements;

•        our Sponsor, officers and directors will hold placement warrants to purchase shares of our common stock following the Merger, subject to lock-up agreements;

•        our Sponsor, officers and certain of our directors paid an aggregate of $4,275,000 for their founder shares, placement shares and placement warrants and that such securities are expected to have a significantly higher value at the time of the Merger and will have little or no value if we do not complete the Merger;

•        our Sponsor, officers and directors have waived their redemption rights with respect to their founder shares, placement shares and public shares in connection with the Merger, and have waived their redemption and liquidation rights with respect to their founder shares and placement shares if we are unable to complete a business combination by our Business Combination Outside Date;

•        if we are unable to complete a business combination by our Business Combination Outside Date, Cohen & Company, LLC, the manager of our sponsor, will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account, and excluding any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        our Sponsor has agreed to loan us funds in an amount up to $750,000 for working capital requirements and to finance transaction costs in connection with an initial business combination, and any amounts outstanding under this loan will not be repaid if we are unable to complete a business combination by our Business Combination Outside Date;

•        the initial stockholders will have the collective right to appoint a board observer of the combined company; and

•        the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Merger.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding us, our securities or Shift, our Sponsor, directors, officers and their respective affiliates may purchase our securities on the open market, and may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or who have elected to redeem, or indicate an intention to redeem, their shares in connection with the Merger. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per-share pro rata portion of the trust account. Our initial stockholders, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of our common stock or vote their shares in favor of the Merger Proposal. While the exact nature of such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value. Our initial stockholders, directors, officers or their respective affiliates will not effect any such purchases when they are in possession of any material nonpublic information relating to us or Shift, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10b-5 under the Exchange Act.

The purpose of such purchases and other transactions would be to increase the likelihood that the Merger Proposal is approved and to decrease the likelihood that holders will request redemption of public shares and cause us to have insufficient funds to fund amounts required under the Merger Agreement. Entering into any such arrangements may have a depressive effect on the price of our common stock. For example, if as a result of these arrangements an investor or holder purchases shares for nominal value, the investor or holder may be more likely to sell such shares immediately following the Closing for a price below market value.

If our initial stockholders, directors, officers or their respective affiliates effect any purchases of our common stock, such purchases may cause the Merger Proposal to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert disproportionate influence over the approval of the Merger Proposal and other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved.

As of the date of this proxy statement/prospectus, no such agreements to sell or purchase shares prior to the record date have been entered into with any such investor or holder. We will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that are not described in this proxy statement/prospectus and that would affect the vote on the Merger Proposal.

Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, whether or not you plan to attend the special meeting, we urge you to read this proxy statement/prospectus (including the annexes) carefully, including the section entitled “Risk Factors” beginning on page 31.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF THE COMPANY

The following table sets forth selected historical financial information derived from INSU’s unaudited financial statements as of and for the three and six months ended June 30, 2020 and 2019 and INSU’s audited financial statements as of and for the year ended December 31, 2019 and for the period from March 13, 2018 (inception) through December 31, 2018, each of which is included elsewhere in this proxy statement/prospectus. Such financial information should be read in conjunction with the audited and unaudited financial statements and related notes included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following summary financial information in conjunction with the section entitled “Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and INSU’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(in thousands, except share and per-share data)

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	Year Ended December 31, 2019	For the Period from March 13, 2018 (inception) Through December 31, 2018
Statement of Operations Data:
Operating expenses	$1,381	$240	$1,724	$300	$764	$2
Loss from operations	(1,381)	(240)	(1,724)	(300)	(764)	(2)
Other income
Interest income on marketable securities	38	898	705	958	2,593	—
Provision for income taxes	1	(179)	(132)	(182)	(502)	—
Net income (loss)	$(1,341)	$479	$(1,150)	$475	$1,327	$(2)

Basic and diluted net (loss) income per share, Class A	$0.00	$0.04	$0.03	$0.05	$0.13	$—
Weighted average shares outstanding, of Class A redeemable common stock, basic and diluted	15,065,000	15,065,000	15,065,000	15,065,000	15,065,000	—
Basic and diluted net (loss) income per share, Class A and Class B	$(0.24)	$(0.03)	$(0.29)	$(0.04)	$(0.10)	$(0.01)
Weighted average shares outstanding, of Class A and Class B non-redeemable common stock, basic and diluted	5,588,333	5,203,833	5,588,333	5,397,083	5,462,872	4,508,333

Balance Sheet Data:
Cash	—	—	$308	$675	$407	$25
Cash and marketable securities held in Trust Account	—	—	$153,689	$151,608	$153,238	$—
Total assets	—	—	$154,185	$152,445	$153,719	$126
Common stock subject to possible redemption	—	—	$140,437	$140,737	$141,588	$—
Total stockholders’ equity	—	—	$5,000	$5,000	$5,000	$23

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF SHIFT

The following table sets forth selected historical consolidated financial information of Shift. Our income statement data for the year ended December 31, 2019, 2018 and 2017 and balance sheet data as of December 31, 2019 and 2018 are derived from our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

The following information is only a summary and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this proxy statement/prospectus and information discussed under “Shift’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of Shift’s future performance.

Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2019	2018	2017
Revenue
Ecommerce revenue – net	$135,277	$122,889	$88,870
Other revenue	3,150	2,617	1,931
Wholesale vehicle revenue	27,808	6,306	3,737
Total revenue	166,235	131,812	94,538
Cost of sales	167,997	126,423	89,999
Gross profit	(1,762)	5,389	4,539
Operating expenses:
Selling, general and administrative expenses	71,860	44,697	28,570
Depreciation and amortization	3,221	2,530	1,567
Total operating expenses	75,081	47,227	30,137
Loss from operations	(76,843)	(41,838)	(25,598)
Interest expense	(5,461)	(3,171)	(261)
Interest and other income	1,821	143	213
Net loss and comprehensive loss attributable to common stockholders	$(80,483)	$(44,866)	$(25,646)
Net loss per share attributable to common stockholders, basic and diluted	$(2.33)	$(1.71)	$(0.89)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	34,579,059	26,172,848	28,718,469

	Three Months Ended, June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue
Ecommerce revenue – net	$27,468	$35,949	$49,384	$75,731
Other revenue	1,215	964	1,897	1,673
Wholesale vehicle revenue	3,758	5,547	11,112	15,623
Total revenue	32,441	42,460	62,393	93,027
Cost of sales	28,868	42,841	55,478	93,223
Gross profit	3,573	(381)	6,915	(196)
Operating expenses:
Selling, general and administrative expenses	14,633	15,566	28,079	38,032
Depreciation and amortization	1,096	729	2,077	1,296
Total operating expenses	15,729	16,295	30,156	39,328
Loss from operations	(12,156)	(16,676)	(23,241)	(39,524)
Interest expense	(1,264)	(1,461)	(2,645)	(2,673)
Interest and other income (expense)	(5,574)	507	(5,438)	1,215
Net loss and comprehensive loss attributable to common stockholders	$(18,993)	$(17,630)	$(31,324)	$(40,982)
Net loss per share attributable to common stockholders, basic and diluted	$(0.53)	$(0.52)	$(0.89)	$(1.16)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	35,649,734	34,086,048	35,177,371	35,434,113

Consolidated Balance Sheet Data
(in thousands)

	June 30, 2020	December 31,
		2019	2018
Cash and cash equivalents	$23,087	$42,976	$71,395
Vehicle Inventory	$15,610	$18,198	$43,072
Total assets	$60,523	$82,769	$138,719
Flooring line of credit	$6,682	$16,245	$27,385
Total current liabilities	$19,897	$24,166	$38,645
Total liabilities	$47,477	$39,435	$47,527
Convertible preferred stock	$223,631	$223,631	$213,461
Total stockholders’ deficit	$(210,585)	$(180,297)	$(122,269)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of June 30, 2020 combines the unaudited historical condensed consolidated balance sheet of Shift as of June 30, 2020 with the unaudited historical condensed balance sheet of the Company as of June 30, 2020, giving effect to the Merger as if it had been consummated as of that date.

The following unaudited pro forma condensed combined income statement for the six months ended June 30, 2020 combines the unaudited historical condensed consolidated statement of operations and comprehensive loss of Shift for the six months ended June 30, 2020 with the unaudited condensed historical statement of operations of the Company for the six months ended June 30, 2020, giving effect to the Merger as if it had occurred on January 1, 2019.

The following unaudited pro forma condensed combined income statement for the year ended December 31, 2019 combines the audited historical consolidated statement of operations and comprehensive loss of Shift for the year ended December 31, 2019 with the audited historical statement of operations of the Company for the year ended December 31, 2019, giving effect to the Merger as if it had occurred on January 1, 2019.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of the Company’s public shares:

•        Scenario 1 — Assuming no redemption into cash: This presentation assumes that no Company stockholders exercise redemption rights with respect to their public shares upon consummation of the Merger; and

•        Scenario 2 — Assuming redemption of 10,311,878 Company public shares into cash: This presentation assumes that the Company public stockholders exercise their redemption rights with respect to a maximum of 10,311,878 public shares upon consummation of the Merger at a redemption price of $10.20 per share.

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Merger, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented to the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The historical financial statements of the Company and Shift have been prepared in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP.

The historical financial information of Shift as of June 30, 2020 was derived from the unaudited financial statements of Shift for the six months ended as of June 30, 2020, which are included elsewhere in this proxy statement/prospectus. The historical financial information of the Company as of June 30, 2020 was derived from the unaudited financial statements of the Company for the six months ended June 30, 2020, which are included elsewhere in this proxy statement/prospectus. The historical financial information of Shift was derived from the audited financial statements of Shift as of December 31, 2019, which are included elsewhere in this proxy statement/prospectus. The historical financial information of the Company was derived from the audited financial statements of the Company for the years ended December 31, 2019 and for the period from March 13, 2018 (inception) through December 31, 2018, which are included elsewhere in this proxy statement/prospectus. This information should be read together with Shift’s and the Company’s audited financial statements and related notes, “Shift’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies actually been combined as of January 1, 2019. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies actually been combined as of January 1, 2019 or the future results that the combined company will experience. Shift and the Company have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Selected Unaudited Pro Forma Financial Information

(in thousands, except share and per-share data)

	Shift	Company	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Statement of Operations Data – Six Months Ended June 30, 2020
Revenues	$62,393	$—	$62,393	$62,393
Cost of revenues	55,478	—	55,478	55,478
Operating expenses	30,156	1,724	30,735	30,735
Operating loss	(23,241)	(1,724)	(23,820)	(23,820)
Net loss	(31,324)	(1,150)	(31,903)	(31,903)
Net income (loss) per common share – basic and diluted		0.03	(0.43)	(0.49)

Balance Sheet Data – As of June 30, 2020
Total current assets	$44,014	$371	$346,859	$241,660
Total assets	60,523	154,185	363,368	258,169
Total current liabilities	19,897	2,329	20,445	20,445
Total liabilities	47,477	8,748	48,025	48,025
Total stockholders’ (deficit) equity	(210,585)	5,000	315,343	210,144

Statement of Operations Data – Year ended December 31, 2019
Revenues	$166,235	$—	$166,235	$166,235
Cost of revenues	167,997	—	167,997	167,997
Operating expenses	75,081	765	75,846	75,846
Operating loss	(76,843)	(765)	(77,608)	(77,608)
Net (loss) income	(80,483)	1,326	(81,248)	(81,248)
Net income (loss) per common share – basic and diluted		0.13	(1.09)	(1.26)

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for Shift and INSU on a stand-alone basis and the unaudited pro forma combined share information for the six months ended June 30, 2020 and the year ended December 31, 2019, after giving effect to the Merger, (1) assuming no INSU stockholders exercise redemption rights with respect to their shares of Company common stock upon the consummation of the Merger; and (2) assuming that INSU stockholders exercise their redemption rights with respect to a maximum of 10,311,878 shares of Company common stock upon consummation of the Merger.

You should read the information in the following table in conjunction with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Shift and INSU and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would been had the companies been combined during the periods presented, nor to project the Company’s results of operations or earnings per share for any future date or period. The unaudited pro forma combined stockholders’ equity per share information below does not purport to represent what the value of Shift and INSU would have been had the companies been combined during the periods presented.

(in thousands, except share and per-share amounts)

	Shift	INSU	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Six Months Ended June 30, 2020
Net loss	$(31,324)	$(1,150)	$(31,903)	$(31,903)
Total stockholders’ (deficit) equity	$(210,585)	$5,000	$315,343	$210,144
Weighted average shares outstanding – basic and diluted		15,065,000	74,801,703	64,489,825
Basic and diluted net income (loss) per share		$0.03	$(0.43)	$(0.49)
Stockholders’ equity per share – basic and diluted		$0.33	$4.22	$3.26
	Shift	INSU	Pro Forma Combined Assuming No Redemptions into Cash	Pro Forma Combined Assuming Maximum Redemptions into Cash
Year Ended December 31, 2019
Net (loss) income	$(80,483)	$1,326	$(81,248)	$(81,248)
Weighted average shares outstanding – basic and diluted		15,065,000	74,801,703	64,489,825
Basic and diluted net income (loss) per share		$0.13	$(1.09)	$(1.26)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this proxy statement/prospectus, and in any document incorporated by reference in this proxy statement/prospectus, that reflect our current views with respect to future events and financial performance, business strategies, expectations for our business and the business of the combined company, and the timing and ability for us to complete the Merger and any other statements of a future or forward-looking nature, constitute “forward-looking statements” for the purposes of federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement/prospectus in relation to Shift has been provided by Shift and its management, and forward-looking statements include statements relating to Shift’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “will,” “approximately,” “shall” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus, and in any document incorporated by reference in this proxy statement/prospectus, may include, for example, statements about the benefits of the Merger and the future financial performance of the combined company following the Merger.

The forward-looking statements contained in this proxy statement/prospectus, and in any document incorporated by reference in this proxy statement/prospectus, are based on our current expectations and beliefs concerning future developments and their potential effects on us and/or Shift. You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. We cannot assure you that future developments affecting us and/or Shift will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Shift) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our and/or Shift’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•        the timing to complete the Merger;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the outcome of any legal proceedings that may be instituted against us or Shift in connection with the Merger and related transactions;

•        the inability to complete the Merger and the other transactions contemplated by the Merger Agreement due to the failure to obtain the requisite approval of our stockholders, or satisfy the other conditions to closing in the Merger Agreement;

•        the ability to obtain or maintain the listing of our common stock on Nasdaq following the Merger;

•        the risk that the proposed Merger disrupts Shift’s current operations as a result of the announcement and consummation of the transactions described herein;

•        the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably;

•        costs related to the Merger;

•        changes in applicable laws or regulations;

•        the possibility that we or Shift may be adversely affected by other economic, business and/or competitive factors;

•        the inability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•        factors relating to the business, operations and financial performance of Shift, including:

•        Shift’s ability to sustain its current rate of growth;

•        Shift’s ability to establish its software as a platform to be used by automotive dealers;

•        risks relating to Shift’s inspection and reconditioning hubs;

•        impacts of COVID 19 and other pandemics;

•        Shift’s reliance on third-party carriers:

•        cyber-attacks or other privacy or data security incidents;

•        Shift’s reliance on third-party service providers to provide financing;

•        changes in the prices of new and used vehicles;

•        access to desirable vehicle inventory;

•        changes in applicable laws and regulations;

•        access to additional debt and equity capital;

•        changes in technology and consumer acceptance of such changes;

•        Shift’s reliance on internet search engines, vehicle listing sites and social networking sites to help drive traffic to its website;

•        any restrictions on the sending of emails or messages or an inability to timely deliver such communications;

•        seasonal and other fluctuations in Shift’s quarterly results of operations;

•        competition in the markets in which Shift operates;

•        changes in the auto industry and conditions affecting automotive manufacturers;

•        natural disasters, adverse weather events and other catastrophic events;

•        Shift’s dependence on key personnel; and

•        Shift’s reliance on third-party technology and information systems.

•        other economic, business and/or competitive factors, risks and uncertainties, including those described in the section entitled “Risk Factors” beginning on page 31.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

RISK FACTORS

Our stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, and in any document incorporated by reference in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. We, Shift and the combined company may face additional risks and uncertainties that are not presently known to us and/or Shift, or that we and/or Shift currently deem immaterial, which may also impair the business of the combined company following the Merger. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included in this proxy statement/prospectus.

Risks Relating to Shift’s Business

The following risk factors apply to the business and operations of Shift and its consolidated subsidiaries and will also apply to the business and operations of the combined company following the completion of the Merger. As used in this section the terms “we,” “us” and “our” refer to Shift and the combined company, as applicable.

General business and economic conditions, and risks related to the larger automotive ecosystem, including consumer demand, could adversely affect the market for used cars, which could reduce our sales and profitability.

The market for used cars in the United States is affected by general business and economic conditions. The United States economy often experiences periods of instability, and this volatility may result in reduced demand for our vehicles and value-added products, reduced spending on vehicles, the inability of customers to obtain credit to finance purchases of vehicles, and decreased consumer confidence to make discretionary purchases. Consumer purchases of vehicles generally decline during recessionary periods and other periods in which disposable income is adversely affected.

Purchases of used vehicles are typically discretionary for consumers and have been, and may continue to be, affected by negative trends in the economy and other factors, including rising interest rates, the cost of energy and gasoline, the availability and cost of consumer credit, reductions in consumer confidence and fears of recession, stock market volatility, increased regulation and increased unemployment. Increased environmental regulation has made, and may in the future make, the used vehicles that we sell more expensive and less desirable for consumers.

In the event of a sustained revenue decline suffered by participants in the automotive markets, our competitors may attempt to increase their sales by reducing prices or increasing marketing expenditures, car manufacturers may increase incentives to stimulate new car sales, and rental car companies may seek to reduce the sizes of their rental car fleets by selling vehicles, each of which may depress used car values. Additionally, increases in unemployment rates may increase the number of loan and lease defaults, leading to repossessions, which are typically then re-sold by lenders in the wholesale market, which also may depress used car values. Adverse impacts on used car values would materially and adversely affect our business, financial condition and results of operations.

In addition, changing trends in consumer tastes, negative business and economic conditions and market volatility may make it difficult for us to accurately forecast vehicle demand trends, which could cause us to increase our inventory carrying costs and could materially and adversely affect our business, financial condition and results of operations.

We participate in a highly competitive industry, and pressure from existing and new companies may adversely affect our business and results of operations.

As described in greater detail in “Information About Shift,” our business is involved in the purchase and sale of used vehicles. Companies that provide listings, information, and lead generation, as well as car-buying and car-selling services designed to help potential customers and to enable dealers to reach these customers, produce significant competition to our business. Some of these companies include:

•        traditional used vehicle dealerships, including those which may increase investment in their technology and infrastructure in order to compete directly with our digital business model;

•        large, national car dealers, such as CarMax and AutoNation, which are expanding into online sales, including “omni-channel” offerings;

•        used car dealers or marketplaces that currently have existing ecommerce businesses or online platforms, such as Carvana and Vroom;

•        the peer-to-peer market, utilizing sites such as Facebook, Craigslist.com, eBay Motors and Nextdoor.com; and

•        sales by rental car companies directly to consumers of used vehicles which were previously utilized in rental fleets, such as Hertz Car Sales and Enterprise Car Sales.

Internet and online automotive sites, such as Google, Amazon, AutoTrader.com, Edmunds.com, KBB.com, Autobytel.com, TrueCar.com, CarGurus, and Cars.com, could change their models to directly compete with us. In addition, automobile manufacturers such as General Motors, Ford, and Volkswagen could change their sales models to better compete with our model through technology and infrastructure investments. While such enterprises may change their business models and endeavor to compete with us, the purchase and sale of used vehicles through ecommerce presents unique challenges.

Our competitors also compete in the online market through companies that provide listings, information, lead generation and car buying services designed to reach customers and enable dealers to reach these customers and providers of offline, membership-based car buying services such as the Costco Auto Program. We also expect that new competitors will continue to enter the traditional and ecommerce automotive retail industry with competing brands, business models and products and services, which could have an adverse effect on our revenue, business and financial results. For example, traditional car dealers could transition their selling efforts to the internet, allowing them to sell vehicles across state lines and compete directly with our online offering and no-negotiating pricing model.

Our current and potential competitors may have significantly greater financial, technical, marketing and other resources than we have, and the ability to devote greater resources to the development, promotion and support of their businesses, platforms, and related products and services. Additionally, they may have more extensive automotive industry relationships, longer operating histories and greater name recognition than we have. As a result, these competitors may be able to respond more quickly to consumer needs with new technologies and to undertake more extensive marketing or promotional campaigns. If we are unable to compete with these companies, the demand for our used vehicles and value-added products could substantially decline.

In addition, if one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. We may not be able to compete successfully against current or future competitors, and competitive pressures may harm our business, financial condition and results of operations. Furthermore, if our competitors develop business models, products or services with similar or superior functionality to our platform, it may adversely affect our business. Additionally, our competitors could use their political influence and increase lobbying efforts to encourage new regulations or interpretations of existing regulations that would prevent us from operating in certain markets.

We have a history of losses and we may not achieve or maintain profitability in the future.

We have not been profitable since our inception in 2014 and had an accumulated deficit of approximately $246.6 million as of June 30, 2020. We incurred net losses of $80.5 million and $19.0 million for the year ended December 31, 2019 and the quarter ended June 30, 2020, respectively, as compared to $44.9 million and $17.6 million for the year ended December 31, 2018 and the quarter ended June 30, 2019, respectively.

We expect to make significant marketing and capital investments to grow and innovate our business, and each initiative may not result in increased revenue or growth on a timely basis or at all. Such initiatives include increasing spending on marketing, both in our existing geographic markets and in new geographic markets, creating new logistics partnerships with dealers and vendors, investing in the expansion of our geographic footprint across the United States, including into new states where capital investment does not assure regulatory approval, attracting new customers, and further developing the technology used in our mobile application and organizational infrastructure. We may also continue to incur significant losses as we grow and innovate our business, if we are unable to grow without significantly increasing our expenses, to penetrate new and existing markets, and to attract new customers, among other challenges.

Our ability to become profitable in the future may also be impacted by outside forces, such as slowing demand for used cars, weakness in the automotive retail industry generally, deteriorating macroeconomic conditions impacting the United States and global economy, and increasing competition from new and existing services for the purchase and sale of used cars. We may also encounter unforeseen expenses, difficulties, complications, and delays that could adversely impact our ability to generate revenue and become profitable.

Our recent, rapid growth may not be indicative of our future growth and, if we continue to grow rapidly, we may not be able to manage our growth effectively.

Our revenue grew from $131.8 million for the year ended December 31, 2018 to $166.2 million for the year ended December 31, 2019. We expect that our rate of growth may decline in the future, even if our revenue continues to increase. If we do not successfully achieve the following, our business may grow at a slower pace or not at all:

•        increase the number of unique visitors to our website, the number of qualified visitors to our website (i.e. those who have the intent and ability to transact), and the number of customers transacting on or through our platform;

•        further enhance the quality of our vehicle offerings and value-added products, and introduce high quality new offerings and features on our platform; or

•        acquire sufficient high-quality inventory at an attractive cost to meet the increasing demand for our vehicles.

If our business continues to grow at a rapid pace, significant demands will be placed on our management and our operational and financial resources. For example, we have hired and expect to continue to hire additional staff and third-party vendors to support our increasing amount of customers, partners, and data, which in turn increases the complexity of our organizational structure. We will need to improve our operational, financial, and management controls, as well as our reporting systems and procedures, to ensure our business is not materially adversely affected as a result. We will also require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas without undermining our corporate culture. If we cannot manage our growth effectively to maintain the quality of our platform, customer experience, and vehicles bought and sold, our business, financial condition, and results of operations could be materially and adversely affected.

Additionally, our business is relatively new and has operated at a substantial scale for only a limited period of time. Given this limited history, it is difficult to predict whether we will be able to maintain or grow our business. Our historical revenue growth should not be considered indicative of our future performance. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including difficulties in our ability to achieve market acceptance of our platform and attract customers, as well as increasing competition and increasing expenses as we continue to grow our business. We also expect that our business will evolve in ways that may be difficult to predict. For example, over time our marketing and capital investments that are intended to drive new customer traffic to our website and mobile application may be less productive than expected. In the event of this or any other adverse developments, our continued success will depend on our ability to successfully adjust our strategy to meet changing market dynamics. If we are unable to do so, our business, financial condition, and results of operations could be materially and adversely affected.

We face significant challenges in establishing our software as a platform to be used by automotive dealers.

Our business plan relies in part upon the establishment of our ecommerce solutions as a platform to be used by existing automobile dealers, most of whom are not familiar with and have not used our software platform, and also do not recognize our brand and corporate identity. Acceptance of our software platform by automotive dealers will depend on many factors, including consumer acceptance of our software, price, reliability, performance, and service accessibility and effectiveness. In addition, while none of our primary ecommerce competitors currently offers a similar software platform to automobile dealers, there is no assurance that competitors will not do so in the future. While we anticipate implementing this solution by the third quarter of 2021, we can offer no assurance that we will be successful in doing so.

We face a variety of risks associated with the operation of our inspection and reconditioning hubs.

We operate our inspection and reconditioning centers in Los Angeles, Sacramento, San Diego and San Francisco, California and Portland, Oregon. If we are unable to operate our inspection and reconditioning hubs efficiently, we could experience delivery delays, a decrease in the quality of our reconditioning services, delays in listing our inventory, additional expenses and loss of potential and existing customers and related revenues, which may materially and adversely affect our business, financial condition and results of operations.

Moreover, our future growth depends in part on scaling and expanding our inspection and reconditioning operations. Our business model relies on centralized inspection and reconditioning hubs, each of which has a 60 mile average radius of service. We anticipate that in order to expand our geographic footprint, we will need to open additional inspection and reconditioning hubs. If for any reason we are unable to expand our reconditioning operations as planned, this could limit our ability to expand our geographic footprint.

Additionally, we are required to obtain approvals, permits and licenses from state regulators and local municipalities to operate our hubs. We may face delays in obtaining the requisite approvals, permits, financing and licenses to operate our hubs or we may not be able to obtain them at all. If we encounter delays in obtaining or cannot obtain the requisite approvals, permits, financing and licenses to operate our hubs in desirable locations, our business, financial condition and results of operations may be materially and adversely affected.

Our business, financial condition and results of operations have been and will continue to be adversely affected by the recent COVID-19 outbreak.

In late 2019, a novel strain of coronavirus, now referred to as COVID-19, was identified in China. The virus has spread globally, resulting in governmental authorities implementing protective measures, such as travel restrictions, quarantines, shelter in place orders, and shutdowns, in order to contain its spread and reduce its impact. This pandemic has significantly disrupted economies around the world, including the United States, and will likely continue to cause significant disruptions. While we believe our business is well positioned to take advantage of protective measures such as shelter-in-places orders and shutdowns, we saw a significant decrease in sales in March 2020 and could see additional decreases if additional restrictions are implemented. In addition, shutdowns that impact the ability of consumers to purchase vehicles, such as shutdowns of state Departments of Motor Vehicles, could result in decreases in sales.

The COVID-19 outbreak has also significantly increased economic and demand uncertainty. For example, increases in unemployment and reductions in disposable income are likely to result in reduced consumer spending, including purchases of new and used cars. Additionally, disruption and volatility in the global capital markets can increase the cost of capital and adversely impact access to capital. It is also possible that the COVID-19 outbreak could result in additional changes that impact the market for vehicles generally. For example, to the extent COVID-19 results in more people working remotely on a long-term basis or moving out of densely-populated urban areas, vehicle usage may decline, which could adversely impact the demand for vehicles.

The extent to which the COVID-19 outbreak ultimately impacts our business, financial condition and results of operations will depend on future developments, which are highly uncertain and unpredictable, including new information which may emerge concerning the severity and duration of the COVID-19 outbreak and the effectiveness of actions taken to contain the COVID-19 outbreak or treat its impact, among others. Additionally, the COVID-19 outbreak may have the effect of heightening many of the other risks described in “Risk Factors,” including risks relating to general economic conditions.

We rely on third-party carriers to transport our vehicle inventory throughout the United States. Thus, we are subject to business risks and costs associated with such carriers and with the transportation industry, many of which are out of our control.

We rely on third-party carriers to transport vehicles from auctions or individual sellers to hubs, and then from our hubs to our customers. As a result, we are exposed to risks associated with the transportation industry such as weather, traffic patterns, local and federal regulations, vehicular crashes, gasoline prices and lack of reliability of many independent carriers. Our third-party carriers’ failure to successfully manage our logistics and fulfilment process could cause a disruption in our inventory supply chain and decrease our inventory sales velocity, which may materially and adversely affect our business, financial condition and results of operations. In addition, third-party carriers who deliver vehicles to our customers could adversely affect the customer experience if they do not perform to our standards of professionalism and courtesy, which could adversely impact our business (including our reputation), financial condition and results of operations.

The current geographic concentration where we provide reconditioning services and store inventory creates an exposure to local and regional downturns or severe weather or catastrophic occurrences that may materially and adversely affect our business, financial condition, and results of operations.

We currently conduct our business through our inspection and reconditioning hubs in California and Oregon. Any unforeseen events or circumstances that negatively affect these areas, particularly our facilities in California, a state that has experienced significant natural disasters in the past including earthquakes and wildfires, could materially and adversely affect our revenues and results of operations. Changes in demographics and population or severe weather conditions and other catastrophic occurrences in areas in which we operate or from which we obtain inventory may materially and adversely affect our results of operations. Such conditions may result in physical damage to our properties, loss of inventory, and delays in the delivery of vehicles to our customers. In addition, our geographic concentration means that changes in policy at the state level, including regulatory changes and government shutdowns in response to pandemics and other crises, may have more significant impact on our business.

If we sustain cyber-attacks or other privacy or data security incidents that result in security breaches, we could suffer a loss of sales and increased costs, exposure to significant liability, reputational harm and other negative consequences.

Our information technology may be subject to cyber-attacks, viruses, malicious software, break-ins, theft, computer hacking, phishing, employee error or malfeasance or other security breaches. Hackers and data thieves are becoming increasingly sophisticated and large-scale and complex automated attacks are becoming more prevalent. Experienced computer programmers and hackers may be able to penetrate our security controls and misappropriate or compromise sensitive personal, proprietary or confidential information, create system disruptions or cause shutdowns. They also may be able to develop and deploy malicious software programs that attack our systems or otherwise exploit any security vulnerabilities. Our systems and the data stored on those systems also may be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data, human errors, or other similar events that could negatively affect our systems and the data stored on or transmitted by those systems, including the data of our customers or business partners. Further, third parties that provide services to us, such as hosted solution providers, also could be a source of security risks in the event of a failure of their own security systems and infrastructure. Our technology infrastructure may be subject to increased risk of slowdown or interruption as a result of integration with third-party services, including cloud services, and/or failures by such third parties, which may be out of our control.

The costs to eliminate or address the foregoing security threats and vulnerabilities before or after a cyber-incident could be significant. Our remediation efforts may not be successful and could result in interruptions, delays or cessation of service and loss of existing or potential suppliers or players. As threats related to cyber-attacks develop and grow, we may also find it necessary to make further investments to protect our data and infrastructure, which may impact our results of operations. Although we have insurance coverage for losses associated with cyber-attacks, as with all insurance policies, there are coverage exclusions and limitations, and our coverage may not be sufficient to cover all possible claims, and we may still suffer losses that could have a material adverse effect on our business (including reputational damage). We could also be negatively impacted by existing and proposed U.S. laws and regulations, and government policies and practices related to cybersecurity, data privacy, data localization and data protection. In the event that we or our service providers are unable to prevent, detect, and remediate the foregoing security threats and vulnerabilities in a timely manner, our operations could be disrupted or we could incur financial, legal or reputational losses arising from misappropriation, misuse, leakage, falsification or intentional or accidental release or loss of information maintained in our information systems and networks, including personal information of our employees and our customers. In addition, outside parties may attempt to fraudulently induce our employees or employees of our vendors to disclose sensitive information in order to gain access to our data. The number and complexity of these threats continue to increase over time. Although we develop and maintain systems and controls designed to prevent these events from occurring, and we have a process to identify and mitigate threats, the development and maintenance of these systems, controls, and processes require ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Despite our efforts, the possibility of these events occurring cannot be eliminated entirely.

We may be subject to adverse impacts from the existence of copycat websites that attempt to defraud our potential customers.

We have in the past, and may in the future, experience disruption in our business and adverse impacts to our brand from the posting by third parties of copycat websites that attempt to imitate the branding and functionality of our website and defraud our consumers. If we become aware of such activities, we intend to employ technological or legal measures in an attempt to halt these operations. However, we may be unable to detect all such activities or operations in a timely manner and, even if we do detect such activities or operations, our attempts and implementing technological measures and seeking legal recourse from appropriate governmental authorities may be insufficient to halt these operations. In some cases, particularly in the case of entities operating outside of the United States, our available remedies may not be adequate to protect us or our consumers against the impact of the operation of such websites. Regardless of whether we can successfully enforce our rights against the operators of these websites, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations, and financial condition. In addition, to the extent that such activity creates confusion among consumers, our brand and business could be materially harmed.

Failure to adequately protect our intellectual property, technology and confidential information could harm our business, financial condition and results of operations.

The protection of intellectual property, technology and confidential information is crucial to the success of our business. We rely on a combination of patent, trademark, trade secret and copyright law, as well as contractual restrictions, to protect our intellectual property (including our brand, technology and confidential information). While it is our policy to protect and defend our rights to our intellectual property, we cannot predict whether steps taken by us to protect our intellectual property will be adequate to prevent infringement, misappropriation, dilution or other violations of our intellectual property rights. We also cannot guarantee that others will not independently develop technology that has the same or similar functionality as our technology. Unauthorized parties may also attempt to copy or obtain and use our technology to develop competing solutions, and policing unauthorized use of our technology and intellectual property rights may be difficult and may not be effective. Furthermore, we may face claims of infringement of third-party intellectual property that could interfere with our ability to market, promote and sell our vehicles and related services. Any litigation to enforce our intellectual property rights or defend ourselves against claims of infringement of third-party intellectual property rights could be costly, divert attention of management and may not ultimately be resolved in our favor. Moreover, if we are unable to successfully defend against claims that we have infringed the intellectual property rights of others, we may be prevented from using certain intellectual property and may be liable for damages, which in turn could materially adversely affect our business, financial condition or results of operations.

As part of our efforts to protect our intellectual property, technology and confidential information, we require certain of our employees and consultants to enter into confidentiality and assignment of inventions agreements, and we also require certain third parties to enter into nondisclosure agreements. These agreements may not effectively grant all necessary rights to any inventions that may have been developed by our employees and consultants. In addition, these agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our website features, software and functionality or obtain and use information that we consider proprietary. Changes in the law or adverse court rulings may also negatively affect our ability to prevent others from using our technology.

We are currently the registrant of the shift.com internet domain name and various other related domain names. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain domain names that are important for our business.

In addition, the Shift® trademark is important to our business. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with consumers. If we fail to adequately protect or enforce our rights under this trademark, we may lose the ability to use it, or to prevent others from using it, which could adversely harm our reputation and our business, financial condition and results of operations. While we are actively seeking registration of the Shift trademark in the U.S., it is possible that others may assert senior rights to similar trademarks and seek to prevent our use and registration of our trademark in certain jurisdictions. In addition, registered or unregistered trademarks or trade names that we own may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. If third parties succeed in registering or developing common law rights in our trademarks or trade names, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks or trade names to develop brand recognition of our technologies, products or services. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively. Further, it is possible that our trademark “Shift” may be deemed to be generic and therefore ineligible for registration. If any of these event were to occur, our pending trademark application for Shift® may not result in such mark being registered, which could adversely affect our branding, or require us to adopt new branding, which would cause us to incur increased marketing, infrastructure and capital expense, and all of which could adversely affect our business, financial performance and results of operations. In addition, even if we are able to protect our trademarks, scammers may attempt to mimic our website in order to defraud potential customers.

While software is protected under copyright law, we have chosen not to register any copyrights in our software. We also rely on trade secret law to protect our proprietary software. In order to bring a copyright infringement lawsuit in the United States, the copyright would need to be registered. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited. Our trade secrets, know-how and other proprietary materials may be revealed to the public or our competitors or independently developed by our competitors and no longer provide protection for the related intellectual property. Furthermore, our trade secrets, know-how and other proprietary materials may be revealed to the public or our competitors or independently developed by our competitors and no longer provide protection for the related intellectual property.

We are, and may in the future be, subject to legal proceedings in the ordinary course of our business. If the outcomes of these proceedings are unfavorable to us, it could have a material adverse effect on our business, results of operations, and financial condition.

We are subject to various litigation matters from time to time, which could materially and adversely affect our business, financial condition and results of operations. Legal claims could be asserted against us by governmental entities in civil or criminal investigations and proceedings, by other entities or by individuals, either individually or through class actions. These claims could be asserted under a variety of laws, including but not limited to consumer protection laws, consumer finance laws, labor and employment laws, intellectual property laws, privacy laws, securities laws, employee benefit laws, tax laws, and tort laws. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business.

We rely on third-party service providers to provide financing, as well as value-added products, to our customers, and we cannot control the quality or fulfillment of these products.

We rely on third-party lenders to finance purchases of our vehicles by customers who desire or need such financing. We also offer value-added products to our customers through third-party service providers, including vehicle service contracts, guaranteed asset protection (“GAP”) waiver protection and wheel and tire coverage. Because we utilize third-party service providers, we cannot control all of the factors that might affect the quality and fulfillment of these services and products, including (i) lack of day-to-day control over the activities of third-party service providers, (ii) that such service providers may not fulfill their obligations to us or our customers or may otherwise fail to meet expectations, which in the case of vehicle service contracts, could require us to refund amounts paid or underwrite the risk ourselves, and (iii) that such service providers may terminate their arrangements with us on limited or no notice or may change the terms of these arrangements in a manner unfavorable to us for reasons outside of our control. Such providers also are subject to state and federal regulations and any failure by such third-party service providers to comply with applicable legal requirements could cause us financial or reputational harm.

Our revenues and results of operations are partially dependent on the actions of these third parties. If one or more of these third-party service providers cease to provide these services or products to our customers, tighten their credit standards or otherwise provide services to fewer customers or are no longer able to provide them on competitive terms, it could have a material adverse effect on our business, revenues and results of operations. If we were unable to replace the current third-party providers upon the occurrence of one or more of the foregoing events, it could also have a material adverse effect on our business, revenues and results of operations. In addition, disagreements with such third-party service providers could require or result in costly and time-consuming litigation or arbitration.

Moreover, we receive fees from these third-party service providers in connection with finance, service and vehicle protection products purchased by our customers. A portion of the fees we receive on such products is subject to chargebacks in the event of early termination, default or prepayment of the contracts by end-customers, which could adversely affect our business, revenues and results of operations.

Certain of our third-party service providers are highly regulated financial institutions, and the federal and state laws related to financial services could have a direct or indirect materially adverse effect on our business.

We have entered into agreements with various third-party financial institutions related to the financing by those institutions of our customers’ vehicle purchases as well as the provision of various value-added products. Our financial institution counterparties are subject to extensive federal and state laws and regulations related to the provision of financial services, and their ability to provide financing and other products and services could be materially limited or eliminated at any time as a result of financial regulatory or supervisory issues as well as changes in federal or state laws, regulations, or guidance related to the provision of financial services. In the event of such disruptions, our business could be materially adversely affected if we are unable in a commercially reasonable manner to identify and enter into replacement arrangements with other institutions on substantially similar terms as those that exist with our current providers. Moreover, we are subject to contractual obligations requiring that we comply with, or help to facilitate compliance by our financial institution counterparties with, a broad range of regulatory requirements and obligations, including without limitation those related to customer data, data security, privacy, anti-money laundering, and the detection and prevention of financial crimes. The federal and state regulators responsible for implementing and enforcing these laws and regulations routinely examine our financial institution counterparties with respect to their compliance with such laws and regulations, including the extent to which these institutions’ third-party relationships may present compliance risks. Despite our best efforts to comply with all applicable regulatory and contractual obligations, it is possible that there could be some perceived or actual deficiency in our ability to adequately satisfy financial regulatory requirements or to serve as a contractual counterparty to a regulated financial institution. Any such perceived or actual deficiency or risk to a regulated financial institution could result in a disruption of our relationship with that institution as well as with other lenders and other financial services counterparties, which could have a materially adverse impact on our business.

If the quality of our customer experience, our reputation, or our brand were negatively affected, our business, sales, and results of operations could be materially adversely affected.

Our business model is based on our ability to enable consumers to buy and sell used vehicles through our ecommerce platform in a seamless, transparent and hassle-free transaction. If we fail to sustain a high level of integrity and our reputation suffers as a result, customers, partners, and vendors may lose trust in our business, and our revenues and results of operations could be materially adversely affected. Even if, despite our best efforts, there is a perceived deterioration in quality of our value proposition, our revenues and results of operations could decline. Additionally, to the extent our historic rapid growth continues in the future, it may become challenging to maintain the quality of our customer experience.

We operate a consumer-facing business and are likely to receive complaints or negative publicity about our business. For example, we may receive complaints about our business practices, marketing and advertising campaigns, vehicle quality, compliance with applicable laws and regulations, data privacy and security or other aspects of our business, especially on blogs and social media websites. Such complaints, irrespective of their validity, could diminish customer confidence in our vehicles, products, and services and adversely affect our reputation. If we fail to correct or mitigate misinformation or negative information about any aspect of our business in a timely manner, our business, financial condition, and results of operations could be materially adversely effected.

Our business is sensitive to changes in the prices of new and used vehicles.

If the retail prices for new or used vehicles significantly change, our business, financial condition, and results of operations could be materially adversely affected. For example, if the prices of new vehicles decline relative to the prices of used vehicles, our customers may become more likely to purchase a new vehicle rather than a used vehicle, which could reduce our vehicle sales and lower our revenue.

A potential contributing factor to the narrowing of the price gap between new and used vehicles is manufacturers providing incentives for the purchase of new vehicles, such as favorable financing terms. Additionally, used vehicle prices may decline if the number of new vehicle lease returns increases in the future. An influx of vehicle stock from rental car company bankruptcies could also cause a broader disruption in the used vehicle market and drive down used vehicle prices. While lower used vehicle prices reduce our cost of acquiring new inventory, lower prices could lead to reductions in the value of inventory we currently hold, which could have a negative impact on gross profit. Moreover, any significant changes in retail prices due to scarcity or competition for used vehicles could impact our ability to source desirable inventory for our customers, which could have a material adverse effect on our results of operations and could result in fewer used-car sales and lower revenue. Furthermore, any significant increases in wholesale prices for used vehicles could have a negative impact on our results of operations by reducing wholesale margins.

Our business and inventory are dependent on our ability to correctly appraise and price vehicles we buy and sell.

When purchasing a vehicle from us, our customers sometimes trade in their current vehicle and apply the trade-in value towards their purchase. We also acquire vehicles from consumers independent of any purchase of a vehicle from us. We appraise and price vehicles we buy and sell based on a field evaluation of the vehicle using data science and proprietary algorithms based on a number of factors, including mechanical soundness, consumer desirability and demand, vehicle history, market prices and relative value as prospective inventory. If we are unable to correctly appraise and price both the vehicles we buy and the vehicles we sell, we may be unable to acquire or sell inventory at attractive prices or to manage inventory effectively, and accordingly our revenue, gross margins and results of operations would be affected, which could have a material adverse effect on our business, financial condition and results of operations. In particular, when a customer trades in their current vehicle and applies the trade-in value towards their purchase, our ability to effectively appraise the vehicle based on a field evaluation is important, as we believe that unwinding a transaction due to the discovery of a defect in the vehicle would negatively affect the customer’s experience.

Our business is dependent upon access to desirable vehicle inventory. Obstacles to acquiring attractive inventory, whether because of supply, competition or other factors, may have a material adverse effect on our business, financial condition, and results of operations.

In 2019, we obtained 81% of the vehicles we sell in our retail segment from customers and partners. If we are unable to purchase a sufficient number of vehicles directly from consumer-sellers and our partners, we will need to find alternative sources of vehicles and we may not be able to purchase vehicles of the same quality and at the same price as the vehicles we currently purchase. A reduction in the availability of or access to sources of inventory for any reason could have a material adverse effect on our business, financial condition and results of operations.

Our business is dependent upon our ability to expeditiously sell inventory. Failure to expeditiously sell our inventory could have a material adverse effect on our business, financial condition, and results of operations.

We regularly project demand for used vehicles purchased by customers on our platform and purchase inventory in accordance with those projections. If we fail to accurately project demand, we could experience an over-supply of used vehicle inventory that may create a downward pressure on our used vehicle sales prices and margins. As well, an over-supply of used vehicle inventory would be expected to increase the average number of days required to sell a unit of inventory.

Used vehicle inventory comprises the largest component of our total assets other than cash, and used vehicle inventories generally depreciate rapidly. An increase in the average number of days required to sell a unit of inventory could materially adversely impact our ability to liquidate inventory at prices that allow us to recover costs and generate profit. Additionally, an increase in the rate at which customers return vehicles, which in turn increases our used vehicle inventory, could have the same effect.

Our ability to expand value-added product offerings and introduce additional products and services may be limited, which could have a material adverse effect on our business, financial condition, and results of operations.

Currently, our third-party value-added products consist of finance and vehicle protection products, which includes third-party financing of customers’ vehicle purchases, as well as other value-added products, such as vehicle service contracts, GAP waiver protection and wheel and tire coverage. If we introduce new value-added products or expand existing offerings on our platform, such as insurance and/or insurance referral services, music services or vehicle diagnostic and tracking services and maintenance, we may incur losses or otherwise fail to enter these markets successfully. Entry into new markets may require us to compete with new companies, cater to new customer expectations, and comply with new complex regulations and licensing requirements, each of which will be unfamiliar. Accordingly, we could need to invest significant resources in market research, legal counsel, and our organizational infrastructure, and a return on such investments may not be achieved for several years, if at all. Additionally, failure to comply with applicable regulations or to obtain required licenses could result in penalties or fines. Further, we may fail in demonstrating the value of any new value-added product to customers, which would compromise our ability to successfully create new revenue streams or receive returns in excess of investments. Any of these risks, if realized, could materially and adversely affect our business, financial condition, and results of operations.

Failure to comply with federal, state and local laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, as well as our actual or perceived failure to protect such information, could harm our reputation and could adversely affect our business, financial condition and results of operations.

We collect, store, process, and use personal information and other customer data, and we rely in part on third parties that are not directly under our control to manage certain of these operations. For example, we rely on encryption, storage and processing technology developed by third parties to securely transmit, operate on and store such information. Due to the volume and sensitivity of the personal information and data we and these third parties manage and expect to manage in the future, as well as the nature of our customer base, the security features of our information systems are critical. We expend significant resources to protect against security breaches and may need to expend more resources in the event we need to address problems caused by potential breaches. Any failure or perceived failure to maintain the security of personal and other data that is provided to us by customers and vendors could harm our reputation and brand and expose us to a risk of loss or litigation and possible liability, any of which could adversely affect our business, financial condition and results of operations. Additionally, concerns about our practices with regard to the collection, use or disclosure of personal information or other privacy-related matters, even if unfounded, could harm our business, financial condition and results of operations. We have in the past experienced security vulnerabilities, though such vulnerabilities have not had a material impact on our operations. While we have implemented security procedures, intrusion prevention systems, access control and emergency recovery processes to mitigate such risks like these with respect to information systems that are under our control, they are not fail-safe and may be subject to breaches. Further, we cannot ensure that third parties upon whom we rely for various services will maintain sufficient vigilance and controls over their systems. Our inability to use or access those information systems at critical points in time, or unauthorized releases of personal or confidential information, could unfavorably impact the timely and efficient operation of our business, including our results of operations, and our reputation, as well as our relationships with our customers, employees or other individuals whose information may have been affected by such cybersecurity incidents.

We have in the past experienced security vulnerabilities, though such vulnerabilities have not had a material impact on our operations. While we have implemented security procedures and virus protection software, intrusion prevention systems, access control and emergency recovery processes to mitigate risks like these with respect to information systems that are under our control, they are not fail-safe and may be subject to breaches. Further, we cannot ensure that third parties upon whom we rely for various services will maintain sufficient vigilance and controls over their systems. Our inability to use or access those information systems at critical points in time, or unauthorized releases of personal or confidential information, could unfavorably impact the timely and efficient operation of our business, including our results of operations, and our reputation, as well as our relationships with our customers, employees or other individuals whose information may have been affected by such cybersecurity incidents.

There are numerous federal, state and local laws regarding privacy and the collection, processing, storing, sharing, disclosing, using and protecting of personal information and other data, the scope of which are changing, subject to differing interpretations, and which may be costly to comply with, inconsistent between jurisdictions or conflicting with other rules. We are also subject to specific contractual requirements contained in third-party agreements governing our use and protection of personal information and other data. We generally seek to comply with industry standards and are subject to the terms of our privacy policies and the privacy- and security-related obligations to third parties. We strive to comply with applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Additionally, new regulations could be enacted with which we are not familiar. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or our privacy-related legal obligations or any compromise of security that results in the unauthorized release or transfer of sensitive information, which may include personally identifiable information or other customer data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause customers, vendors and receivable-purchasers to lose trust in us, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, if vendors, developers or other third parties that we work with violate applicable laws or our policies, such violations may also put customers’ or vendors’ information at risk and could in turn harm our business, financial condition and results of operations.

We expect that new industry standards, laws and regulations will continue to be proposed and implemented regarding privacy, data protection and information security in many jurisdictions, including the California Consumer Privacy Act (the “CCPA”), which went into effect on January 1, 2020. We cannot yet determine the impact of the CCPA or other such future laws, regulations and standards may have on our business. Complying with these evolving obligations is costly. For instance, expanding definitions and interpretations of what constitutes “personal data” (or the equivalent) within the United States may increase our compliance costs and potential legal liability.

A significant data breach or any failure, or perceived failure, by us to comply with any federal, state or local privacy or consumer protection-related laws, regulations or other principles or orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings or actions against us by governmental entities or others or other penalties or liabilities or require us to change our operations and/or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement or payment companies about the incident and may need to provide some form of remedy, such as refunds, for the individuals affected by the incident.

We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws and regulations. Failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operations. In addition, some of these laws establish either a private right of action or permit private individuals and entities to enforce the same in the name of the relevant government entity.

Our business is and will continue to be subject to a wide range of federal, state, and local laws and regulations, some of which are novel and without relevant precedent. Such laws and regulations include, but are not limited to:

•        state and local licensing requirements;

•        state and local titling and registration requirements;

•        state laws regulating the sale of motor vehicles and related products and services;

•        federal and state laws regulating vehicle financing;

•        federal and state consumer protection laws; and

•        federal and state data privacy laws.

The federal governmental agencies that regulate our business and have the authority to enforce such regulations and laws against us include the U.S. Federal Trade Commission (the “FTC”), the U.S. Department of Transportation, the U.S. Occupational Health and Safety Administration, the U.S. Department of Justice and the U.S. Federal Communications Commission. For example, the FTC has jurisdiction to investigate and enforce our compliance with certain consumer protection laws and has brought enforcement actions against auto dealers relating to a broad range of practices, including the sale and financing of value-added or add-on products. We are also subject to a variety of federal laws that may require us to incur costs in order to be in compliance with such laws, including Americans with Disabilities Act of 1990, or the ADA. Additionally, we are subject to regulation and audit by individual state dealer licensing authorities, state consumer protection agencies and state financial regulatory agencies and are subject to a variety of state laws, including California’s Lemon Law. We are also subject to audit by such state regulatory authorities.

Our marketing and disclosure regarding the sale and servicing of vehicles is regulated by federal, state and local agencies, including the FTC and state attorneys general. Some of these authorities either establish a private right of action or permit a private individual or entity to enforce on behalf of a state entity (“private attorney general”). We have in the past experienced claims under these laws, and we may experience additional claims in the future.

State dealer licensing authorities regulate the purchase and sale of used vehicles by dealers within their respective states. The applicability of these regulatory and legal compliance obligations to our ecommerce business is dependent on evolving interpretations of these laws and regulations and how our operations are, or are not, subject to them, and we may face regulatory action if regulators believe that we are not in compliance with such obligations. We are licensed as a dealer in California and Oregon and all of our vehicle transactions are conducted under our California and Oregon licenses. We believe that our activities in other states are not currently subject to their vehicle dealer licensing laws, however regulators could seek to enforce those laws against us. In addition, if we determine or are instructed by state regulators that obtaining a license in another state is necessary, either due to expansion or otherwise, we may not be able to obtain such a license within the timeframe we expect or at all.

Some states regulate retail installment sales, including setting a maximum interest rate, caps on certain fees or maximum amounts financed. In addition, certain states require that retail installment sellers file a notice of intent or have a sales finance license or an installment sellers license in order to solicit or originate installment sales in that state. All vehicle sale transactions and applicable retail installment financings are conducted under our California and Oregon dealer licenses. As we seek to expand our operations and presence into other states, we may be required to obtain additional finance or other licenses, and we may not be able to obtain such licenses within the timeframe we expect or at all.

Any failure to renew or maintain any of the foregoing licenses would materially and adversely affect our business, financial condition and results of operations. Many aspects of our business are subject to regulatory regimes at the state and local level, and we may not have all licenses required to conduct business in every jurisdiction in which we operate. Despite our belief that we are not subject to certain licensing requirements of those state and local jurisdictions, regulators may seek to impose punitive fines for operating without a license or demand we seek a license in those state and local jurisdictions, any of which may inhibit our ability to do business in those state and local jurisdictions, increase our operating expenses and adversely affect our business, financial condition and results of operations.

In addition to these laws and regulations that apply specifically to the purchase and sale of used vehicles, our facilities and business operations are subject to laws and regulations relating to environmental protection, occupational health and safety, and other broadly applicable business regulations. We also are subject to laws and regulations involving taxes, tariffs, privacy and data security, anti-spam, pricing, content protection, credit and financing, electronic contracts and communications, mobile communications, consumer protection, information reporting requirements, unencumbered internet access to our platform, the design and operation of websites and internet neutrality.

After the completion of the Merger, we will also be subject to laws and regulations affecting public companies, including securities laws and exchange listing rules. The violation of any of these laws or regulations could result in administrative, civil or criminal penalties or in a cease-and-desist order against our business operations, any of which could damage our reputation and have a material adverse effect on our business, financial condition and results of operations. We have incurred and will continue to incur capital and operating expenses and other costs to comply with these laws and regulations.

The foregoing description of laws and regulations to which we are or may be subject is not exhaustive, and the regulatory framework governing our operations is subject to evolving interpretations and continuous change.

We may require additional debt and equity capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If such capital is not available to us, our business, financial condition and results of operations may be materially and adversely affected.

We expect to make significant capital investments to grow and innovate our business, and our response to business challenges and unforeseen circumstances may also require significant capital. To fund these expenditures, we may need to conduct equity or debt financings to secure additional liquidity. There is a risk that we may not be able to secure such additional liquidity in a timely manner, on terms which are acceptable to us, or at all. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock.

Our flooring line of credit facility is currently guaranteed by Lithia Motors, Inc. (“Lithia” or “Lithia Motors”) and Lithia may seek to cease guaranteeing that facility following the completion of the Merger. The terms of any future debt financing may be on less favorable economic terms or include restrictive covenants which could limit our ability to secure additional liquidity and pursue business opportunities. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing and may impact the ability or willingness of our lenders or guarantors to fulfill their obligations under their agreements with us. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, we may be forced to obtain financing on undesirable terms or our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition and results of operations could be materially and adversely affected.

If we fail to comply with the Telephone Consumer Protection Act, we may face significant damages, which could harm our business, financial condition, and results of operations.

We utilize telephone calls and text messages as a means of responding to and marketing to customers interested in purchasing, trading in and/or selling vehicles and value-added products. We generate leads from our website and online advertising by prompting potential customers to provide their phone numbers so that we can contact them in response to their interest in selling a vehicle, purchasing a vehicle, trading in a vehicle or obtaining financing terms. We must ensure that our SMS texting practices comply with regulations and agency guidance under the Telephone Consumer Protection Act (the “TCPA”), a federal statute that protects consumers from unwanted telephone calls, faxes and text messages. While we strive to adhere to strict policies and procedures that comply with the TCPA, the Federal Communications Commission, as the agency that implements and enforces the TCPA, may disagree with our interpretation of the TCPA and subject us to penalties and other consequences for noncompliance. Determination by a court or regulatory agency that our SMS texting practices violate the TCPA could subject us to civil penalties and could require us to change some portions of our business.

Government regulation of the internet and ecommerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business, financial condition and results of operations.

Our business model relies extensively on the internet and ecommerce, and accordingly we are subject to laws and regulations which specifically govern the internet and ecommerce. The evolution of existing laws and regulations, and the passage of new laws and regulations, could limit how we can use the internet and ecommerce and in turn could materially adversely affect our business, financial condition, and results of operations. These laws and regulations may affect a number of aspects of our business, including taxes, tariffs, privacy and data security, anti-spam, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, information reporting requirements, unencumbered internet access to our platform, the design and operation of websites and internet neutrality. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the internet as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or ecommerce. Similarly, existing laws governing state regulation of automotive dealers largely predate the advent of the internet and it is not clear how these laws apply to ecommerce automotive retailers. It is possible that general business regulations and laws, or those specifically governing the internet or ecommerce, may be interpreted and applied in a manner that is inconsistent from one market segment to another and may conflict with other rules or our practices. For example, federal, state and local regulation regarding privacy, data protection and information security has become more significant, and proposed or newly implemented regulations such as the CCPA may increase our costs of compliance. We cannot be sure that our practices have complied, comply or will comply fully with all such laws and regulations. The enactment of new laws and regulations or the interpretation of existing laws and regulations in an unfavorable way may affect the operation of our business, directly or indirectly, which could result in substantial regulatory compliance costs, civil or criminal penalties, including fines, adverse publicity, decreased revenues and increased expenses.

We actively use anonymous online data for targeting ads online and if ad networks are compelled by regulatory bodies to limit use of this data, it could materially affect our ability to do effective performance modeling. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our sites by customers and suppliers and result in the imposition of monetary liability. We also may be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. Adverse legal or regulatory developments could substantially harm our business, our ability to attract new customers may be adversely affected, and we may not be able to maintain or grow our revenue and expand our business as anticipated.

We are subject to risks related to online payment methods.

We accept payments, including payments on deposits and on recurring payments that are due to us, through a variety of methods, including credit card and debit card through a third party processor. As we offer new payment options to customers, we may be subject to additional regulations, compliance requirements or fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. As our business changes, we also may be subject to different rules under existing standards, which may require new assessments that involve costs above what we currently pay for compliance. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card and debit card payments from customers or facilitate other types of online payments. If any of these events were to occur, our business, financial condition and results of operations could be materially adversely affected.

We occasionally receive orders placed with fraudulent credit card data, including stolen credit card numbers, or from clients who have closed bank accounts or have insufficient funds in open bank accounts to satisfy payment obligations. We may suffer losses as a result of orders placed with fraudulent credit card data even if the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions. If we are unable to detect or control credit card or other fraud, our liability for these transactions could harm our business, financial condition and results of operations.

If we do not adequately address our customers’ desire to utilize mobile device technology, our results of operations could be harmed and our growth could be negatively affected.

Shift.com is a mobile-friendly website that consumers can access and utilize from their mobile devices. In addition, we have designed and launched mobile apps (iOS) to enhance customers’ mobile experience. As customers rely more on mobile technology for buying and selling products and services, the future success of our business will be significantly driven by our ability to provide an effective and customer-friendly mobile application for buying and selling used vehicles. In the year ended December 31, 2018, approximately 52% of unique visitors to our website were attributable to mobile devices and in the year ended December 31, 2019, this figure grew to approximately 61%. The shift to mobile technology by our users may harm our business in the following ways:

•        customers visiting our website from a mobile device may not accept mobile technology as a viable long-term platform to buy or sell a vehicle. This may occur for a number of reasons, including our ability to provide the same level of website functionality to a mobile device that we provide on a desktop computer, the actual or perceived lack of security of information on a mobile device and possible disruptions of service or connectivity;

•        we may be unable to provide sufficient website functionality to mobile device users, which may cause customers using mobile devices to believe that our competitors offer superior products and features;

•        problems may arise in developing applications for alternative devices and platforms and the need to devote significant resources to the creation, support and maintenance of such applications; or

•        regulations related to consumer finance disclosures, including the Truth in Lending Act and the Fair Credit Reporting Act, may be interpreted, in the context of mobile devices, in a manner which could expose us to legal liability in the event we are found to have violated applicable laws.

If customers do not respond positively to using our mobile application, our business, financial condition, and results of operations could be harmed.

Our future growth and profitability relies heavily on the effectiveness and efficiency of our marketing and branding efforts, and these efforts may not be successful.

We rely heavily on marketing and advertising to attract new customers, connect with existing customers, and further build our brand and reputation. A significant amount of our operating expenses are and will continue to be attributed to marketing and advertising, but there is no assurance that we will achieve a significant, or even positive, return on our investment on such expenditures, or that such expenditures will be otherwise effective. As a result, our future growth and profitability will depend in part on:

•        the effectiveness of our performance-based digital marketing efforts;

•        the effectiveness and efficiency of our online advertising and search marketing programs in generating consumer awareness of, and sales on, our platform;

•        our ability to prevent confusion among customers that can result from search engines that allow competitors to use or bid on our trademarks to direct customers to competitors’ websites;

•        our ability to prevent internet publication of false or misleading information regarding our platform or our competitors’ offerings; and

•        the effectiveness of our direct-to-consumer advertising to reduce our dependency on third-party aggregation websites.

We currently advertise primarily through a blend of direct-advertising channels and are expanding our brand advertising channels in the future with the goal of increasing the strength, recognition and trust in the Shift brand and driving more unique visitors to our platform. Our marketing strategy includes performance marketing through digital platforms, including both auto-centric lead generation platforms and broader consumer-facing platforms. We also strategically use targeted television and radio campaigns and other local advertising in key markets. As such, a significant component of our marketing spend involves the use of various marketing techniques, including programmatic ad-buying, interest targeting, retargeting and email nurturing. Future growth and profitability will depend in part on the cost and efficiency of our promotional advertising and marketing programs and related expenditures, including our ability to create greater awareness of our platform and brand name, to appropriately plan for future expenditures, and to drive the promotion of our platform.

Because we rely on our partner Lithia Motors for a number of support services, if our relationship with Lithia changes, our business could be adversely affected.

We have an extensive partnership with Lithia Motors, one of the largest automobile retailers in the United States, pursuant to which we receive a number of benefits, including favorable pricing under finance and insurance (“F&I”) agreements, various data services and the opportunity to lease the space in which we maintain our Portland, Oregon facility. In addition, Lithia currently serves as a guarantor under our flooring line of credit facility. If we are unable to maintain our relationship with Lithia, Lithia may seek to terminate this guarantee and its commercial relationship with us, and we may not be able be able to obtain replacements for the services Lithia offers us on the same terms. In addition, if Lithia’s financial performance were to suffer for any reason, we may no longer be able to obtain these services from Lithia, or Lithia may seek to cease providing the guarantee under the flooring line of credit.

We rely on internet search engines, vehicle listing sites and social networking sites to help drive traffic to our website, and if we fail to appear prominently in the search results or fail to drive traffic through paid advertising, our traffic would decline and our business, financial condition and results of operations could be materially and adversely affected.

We depend in part on internet search engines, such as Google, Bing and Yahoo!, vehicle listing sites, and social networking sites such as Facebook and Instagram, to drive traffic to our website. Our ability to maintain and increase the number of visitors directed to our platform is not entirely within our control. Our competitors may increase their search engine marketing efforts and outbid us for placement on various vehicle listing sites or for search terms on various search engines, resulting in their websites receiving a higher search result page ranking than ours. Additionally, internet search engines could revise their methodologies in a way that would adversely affect our search result rankings. If internet search engines modify their search algorithms in ways that are detrimental to us, if vehicle listing sites refuse to display any or all of our inventory in certain geographic locations, or if our competitors’ efforts are more successful than ours, overall growth in our customer base could slow or our customer base could decline. Internet search engine providers could provide automotive dealer and pricing information directly in search results, align with our competitors or choose to develop competing services. Our platform has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. We could reach a point of inventory saturation at third-party aggregation websites whereby we will exceed the maximum allowable inventory that will require us to spend greater than market rates to list our inventory. Any reduction in the number of users directed to our platform through internet search engines, vehicle listings sites or social networking sites could harm our business, financial condition and results of operations.

Our business relies on email and other messaging services, and any restrictions on the sending of emails or messages or an inability to timely deliver such communications could materially and adversely affect our business, financial condition and results of operations.

Our business is dependent in part upon email and other messaging services for promoting our platform and vehicles available for purchase. Promotions offered through email and other messages sent by us are an important part of our marketing strategy. We provide emails to customers and other visitors informing them of the convenience and value of using our platform, as well as updates on new inventory and price updates on listed inventory, and we believe these emails, coupled with our general marketing efforts, are an important part of our customer experience and help generate revenue. If we are unable to successfully deliver emails or other messages to our subscribers, or if subscribers decline to open our emails or other messages, our revenues could be materially and adversely affected. Any changes in how webmail applications organize and prioritize email may reduce the number of subscribers opening our emails. For example, Google’s Gmail service has a feature that organizes incoming emails into categories (such as primary, social and promotions). Such categorization or similar inbox organizational features may result in our emails being delivered in a less prominent location in a subscriber’s inbox or viewed as “spam” by our subscribers and may reduce the likelihood of that subscriber opening our emails.

In addition, actions by third parties to block, impose restrictions on or charge for the delivery of emails or other messages could also adversely impact our business. From time to time, internet service providers or other third parties may block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver email or other messages to third parties. Changes in the laws or regulations that limit our ability to send such communications or impose additional requirements upon us in connection with sending such communications could also materially and adversely affect our business, financial condition and results of operations. Our use of email and other messaging services to send communications about our sites or other matters may also result in legal claims against us, which may cause us to incur increased expenses, and if successful might result in fines and orders with costly reporting and compliance obligations or might limit or prohibit our ability to send emails or other messages. We also rely on social networking messaging services to send communications and to encourage customers to send communications. Changes to the terms of these social networking services to limit promotional communications, any restrictions that would limit our ability or our customers’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or decline in the use of or engagement with social networking services by customers and potential customers could materially and adversely affect our business, financial condition and results of operations.

Seasonal and other fluctuations in our quarterly results of operations are likely and may not fully reflect the underlying performance of our business.

We expect our quarterly results of operations, including our revenue, cash flow, and net profit or loss, to vary significantly in the future based in part on, among other things, seasonal and cyclical patterns in vehicle sales in the United States. Vehicle sales generally exhibit seasonality, with sales increasing in the first quarter and continuing through the end of the summer, before exhibiting a steep drop in the fall. This seasonality historically corresponds with the timing of income tax refunds, which can provide a primary source of funds for customers’ payments on used vehicle purchases. Used vehicle prices also exhibit seasonality, with used vehicles depreciating at a faster rate in the last two quarters of each year and a slower rate in the first two quarters of each year.

Additionally, a significant portion of our expenses are fixed and do not vary proportionately with fluctuations in revenues. In total, our results in any quarter may not be indicative of the results we may achieve in any subsequent quarter or for the full year, and period-to-period comparisons of our results of operations may not be meaningful.

Changes in the auto industry may threaten our business model if we are unable to adapt.

The market for used vehicles may be impacted by the significant, and likely accelerating, changes to the broader automotive industry, which may render our existing or future business model or our ability to sell vehicles, products, and services less competitive, unmarketable, or obsolete. In particular, ride-hailing and ride-sharing services are becoming increasingly popular as a means of transportation and may decrease consumer demand for the used vehicles we sell, particularly as urbanization increases. The availability of ride-hailing and ride-sharing services may also encourage urban consumers to rely on public transportation, bicycles and other alternatives to car ownership. More long-term technology is currently being developed to produce automated, driverless vehicles that could reduce the demand for, or replace, traditional vehicles, including the used vehicles that we acquire and sell. Furthermore, new technologies such as autonomous driving software have the potential to change the dynamics of vehicle ownership in the future. If we are unable to or otherwise fail to successfully adapt to such industry changes, our business, financial condition and results of operations could be materially and adversely affected.

Prospective purchasers of vehicles may choose not to shop online, which would prevent us from growing our business.

Our success will depend, in part, on our ability to attract additional customers who have historically purchased vehicles through traditional dealers. The online market for vehicles is significantly less developed than the online market for other goods and services such as books, music, travel and other consumer products. If this market does not gain widespread acceptance, our business may suffer. Furthermore, we may have to incur significantly higher and more sustained advertising and promotional expenditures or offer more incentives than we currently anticipate in order to attract additional consumers to our platform and convert them into purchasing customers. Specific factors that could prevent consumers from purchasing vehicles through our ecommerce platform include:

•        concerns about buying vehicles without face-to-face interaction with sales personnel and the ability to physically test-drive and examine vehicles;

•        preference for a more personal experience when purchasing vehicles;

•        insufficient level of desirable inventory;

•        pricing that does not meet consumer expectations;

•        delayed deliveries;

•        inconvenience with returning or exchanging vehicles purchased online;

•        concerns about the security of online transactions and the privacy of personal information; and

•        usability, functionality and features of our platform.

If the online market for vehicles does not continue to develop and grow, our business will not grow and our business, financial condition and results of operations could be materially and adversely affected.

Our business is sensitive to conditions affecting automotive manufacturers, including manufacturer recalls.

Adverse conditions affecting one or more automotive manufacturers could have a material adverse effect on our business, financial condition and results of operations and could impact our supply of used vehicles. In addition, manufacturer recalls are a common occurrence that have accelerated in frequency and scope in recent years. In the instance of an open recall, we may have to temporarily remove vehicles from inventory and may be unable to liquidate such inventory in a timely manner or at all. Because we do not have manufacturer authorization to complete recall-related repairs, some vehicles we sell may have unrepaired safety recalls. Such recalls, and our lack of authorization to make recall-related repairs or potential unavailability of parts needed to make such repairs, could (i) adversely affect used vehicle sales or valuations, (ii) cause us to temporarily remove vehicles from inventory, (iii) cause us to sell any affected vehicles at a loss, (iv) force us to incur increased costs and (v) expose us to litigation and adverse publicity related to the sale of recalled vehicles, which could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to the risk of natural disasters, adverse weather events and other catastrophic events, and to interruption by manmade problems such as terrorism.

Our business is vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, global pandemics, human errors and similar events. The third-party systems and operations on which we rely are subject to similar risks. For example, a significant natural disaster, such as an earthquake, fire or flood, could have an adverse effect on our business, financial condition and operating results, and our insurance coverage may be insufficient to compensate us for losses that may occur. Acts of terrorism could also cause disruptions in our businesses, consumer demand or the economy as a whole. We may not have sufficient protection or recovery plans in some circumstances, such as if a natural disaster affects locations that store a significant amount of our inventory vehicles. As we rely heavily on our computer and communications systems and the internet to conduct our business and provide high-quality customer service, any disruptions in the same could negatively affect our ability to run our business, which could have an adverse effect on our business, financial condition, and operating results.

We could be negatively affected if losses for which we do not have third-party insurance coverage increase or our insurance coverages prove to be inadequate.

We maintain third party insurance coverage, subject to limits, for risks that we face in the operation of our business that we believe is reasonable and customary for businesses of our size and type. Nevertheless, we may incur losses that we are unable to insure against or with respect to matters for which we have determined that obtaining insurance is not economical. Claims filed against us in excess of insurance limits, or for which we are otherwise self-insured, or the inability of our insurance carriers to pay otherwise insured claims, could have an adverse effect on our financial condition. These risks include the risk of theft or destruction of the vehicles we own, which account for a substantial percentages of our net assets. In addition, insurance we maintain may not continue to be available on terms acceptable to us and such coverage may not be adequate to cover the types of liabilities actually incurred. A significant loss, if not covered by available insurance coverage, could materially and adversely affect our business, financial condition and results of operations.

We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our results of operations.

Our success will depend, in part, on our ability to grow our business in response to the demands of consumers and other constituents within the automotive industry, as well as competitive pressures. Although we have no plans to do so currently, in some circumstances, we may determine to grow our business through the acquisition of complementary businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

•        diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•        coordination of technology, research and development and sales and marketing functions;

•        transition of the acquired company’s users to our platform;

•        retention of employees from the acquired company;

•        cultural challenges associated with integrating employees from the acquired company into our organization;

•        integration of the acquired company’s accounting, management information, human resources and other administrative systems;

•        the need to implement or improve controls, policies and procedures at a business that, prior to the acquisition, may have lacked effective controls, policies and procedures;

•        potential write-offs of intangibles or other assets acquired in such transactions that may have an adverse effect our results of operations;

•        liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

•        litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former stockholders or other third parties.

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities and otherwise harm our business. Future acquisitions also could result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not materialize. Any of these risks, if realized, could materially and adversely affect our business, financial condition and results of operations.

We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed.

We believe our success has depended, and continues to depend, on the efforts and talents of our executives and employees. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. In addition, the loss of any of our key employees or senior management, including either of our Co-Chief Executive Officers, George Arison and Toby Russell, could materially and adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Our executive officers and other employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We may not be able to retain the services of any members of our senior management or other key employees. In response to COVID-19, we implemented a number of measures, including office closures, social distancing measures and the institution of work-from-home policies, designed to protect the health and safety of our workforce and proactively reduce operating costs. In addition, approximately 10% of our workforce was placed on furlough and the salaries of our non-furloughed employees were temporarily reduced by up to 25%. While all furloughs and salary reductions (other than with respect to Messrs. Arison and Russell) have since ended, we may take such measures again in the future if we face another reduction in operations due to COVID-19 or otherwise. As a result of such measures, it is possible that we may lose a portion of our workforce. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business, financial condition and results of operations could be materially and adversely affected.

Increases in labor costs, including wages, could adversely affect our business, financial condition and results of operations.

The labor costs associated with our operations, including our inspection and reconditioning hubs, are subject to many external factors, including unemployment levels, prevailing wage rates, minimum wage laws, potential collective bargaining arrangements, health insurance costs and other insurance costs and changes in employment and labor legislation or other workplace regulation. From time to time, legislative proposals are made to increase the federal minimum wage in the United States, as well as the minimum wage in a number of individual states and municipalities, and to reform entitlement programs, such as health insurance and paid leave programs. As minimum wage rates increase or related laws and regulations change, our labor costs may increase. Any increase in the cost of our labor could have an adverse effect on our business, financial condition and results of operations or if we fail to pay such higher wages we could suffer increased employee turnover. Increases in labor costs could force us to increase prices, which could adversely impact our sales. If competitive pressures or other factors prevent us from offsetting increased labor costs by increases in prices, our profitability may decline and could have a material adverse effect on our business, financial condition and results of operations.

Our failure to comply with various applicable federal and state employment and labor laws and regulations could have a material, adverse impact on our business, financial condition and results of operations.

Various federal and state employment and labor laws and regulations govern our relationships with our employees. These laws and regulations relate to matters such as employment discrimination, wage and hour laws, requirements to provide meal and rest periods or other benefits, family leave mandates, requirements regarding working conditions and accommodations to certain employees, citizenship or work authorization and related requirements, insurance and workers’ compensation rules, healthcare laws, scheduling notification requirements and anti-discrimination and anti-harassment laws. While the scope of these laws and regulations are subject to change in all jurisdictions, California routinely makes changes to the scope of such laws and regulations, many of which may be strictly enforced, and some of which have been in the past, and may be in the future, implemented on a retrospective basis (meaning we may not have an opportunity to change our employment practices in advance to avoid non-compliance). Complying with these laws and regulations, including ongoing changes thereto, subjects us to substantial expense and non-compliance could expose us to significant liabilities. In particular, we have been subject to employment litigation with respect to classification and wage and hour issues in the past. While we have not incurred material losses with respect to this litigation in the past, we may be subject to material claims in the future.

We rely on third-party technology and information systems to complete critical business functions. If that technology fails to adequately serve our needs, and we cannot find alternatives, it may negatively impact our business, financial condition and results of operations.

We rely on third-party technology for certain of our critical business functions, including customer identity verification for financing, transportation fleet telemetry, network infrastructure for hosting our website and inventory data, software libraries, development environments and tools, services to allow customers to digitally sign contracts and customer experience center management. Our business is dependent on the integrity, security and efficient operation of these systems and technologies. Our systems and operations or those of our third-party vendors and partners could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error, vandalism or sabotage, financial insolvency, bankruptcy and similar events. The failure of these systems to perform as designed, the failure to maintain or update these systems as necessary, the vulnerability of these systems to security breaches or attacks or the inability to enhance our information technology capabilities, and our inability to find suitable alternatives could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

Our platform utilizes open-source software, and any defects or security vulnerabilities in the open-source software could negatively affect our business.

Our platform employs open-source software, and we expect to use open-source software in the future. To the extent that our platform depends upon the successful operation of open-source software, any undetected errors or defects in this open-source software could prevent the deployment or impair the functionality of our platform, delay the introduction of new solutions, result in a failure of our platform and injure our reputation. For example, undetected errors or defects in open-source software could render it vulnerable to breaches or security attacks, and, in conjunction, make our systems more vulnerable to data breaches.

In addition, the terms of various open-source licenses are sometimes ambiguous and have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our platform. Some open-source licenses might require us to make our source code available at no cost or require us to make our source code publicly available for modifications or derivative works if our source code is based upon, incorporates, or was created using the open-source software. While we try to insulate our proprietary code from the effects of such open-source license provisions, we cannot guarantee we will be successful. In addition to risks related to open-source license requirements, usage of open-source software can lead to greater risks than use of third-party commercial software, as open-source licenses generally do not provide warranties or controls on the origin of the software. Many of the risks associated with usage of open-source software cannot be eliminated and could materially and adversely affect our business, financial condition and results of operations.

We may be subject to claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while it is our policy to require our employees and contractors who may be involved in the creation or development of intellectual property on our behalf to execute agreements assigning such intellectual property to us, we may be unsuccessful in having all such employees and contractors execute such an agreement. The assignment of intellectual property may not be self-executing or the assignment agreement may be breached, and we may be forced to bring claims against third parties or defend claims that they may bring against us to determine the ownership of what we regard as our intellectual property.

A significant disruption in service on our platform could damage our reputation and result in a loss of customers, which could harm our brand or our business, financial condition and results of operations.

Our brand, reputation and ability to attract customers depend on the reliable performance of our platform and the supporting systems, technology and infrastructure. We may experience significant interruptions to our systems in the future. Interruptions in these systems, whether due to system failures, programming or configuration errors, computer viruses or physical or electronic break-ins, could affect the availability of our inventory on our platform and prevent or inhibit the ability of customers to access our platform. Problems with the reliability or security of our systems could harm our reputation, result in a loss of customers and result in additional costs.

Problems faced by our third-party web-hosting providers, such as AWS and Google Cloud, could inhibit the functionality of our platform. For example, our third-party web-hosting providers could close their facilities without adequate notice or suffer interruptions in service caused by cyber-attacks, natural disasters or other phenomena. Disruption of their services could cause our website to be inoperable and could have a material adverse effect on our business, financial condition and results of operations. Any financial difficulties, up to and including bankruptcy, faced by our third-party web-hosting providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. In addition, if our third-party web-hosting providers are unable to keep up with our growing capacity needs, our business, financial condition and results of operations could be harmed.

Any errors, defects, disruptions, or other performance or reliability problems with our platform could interrupt our customers’ access to our inventory and our access to data that drives our inventory purchase operations, which could harm our reputation or our business, financial condition and results of operations.

We may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets.

We are required to test goodwill and any other intangible asset with an indefinite life for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and other long-lived assets. If, as a result of a general economic slowdown or deterioration in one or more of the markets in which we operate or in our financial performance or future outlook, or if the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. An impairment charge would be determined based on the estimated fair value of the assets and any such impairment charge could have a material adverse effect on our business, financial condition and results of operations.

Our level of indebtedness could have a material adverse effect on our ability to generate sufficient cash to fulfill our obligations under such indebtedness, to react to changes in our business and to incur additional indebtedness to fund future needs.

As of June 30, 2020, Shift had outstanding $6.682 million aggregate principal amount of borrowings under its flooring line of credit (as defined in “Shift’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”). Shift’s interest expense was $1.264 million for the quarter ended June 30, 2020.

If Shift’s cash flows and capital resources are insufficient to fund its debt service obligations, Shift may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance its indebtedness. Shift’s ability to restructure or refinance its current or future debt will depend on the condition of the capital markets and its financial condition at such time. Any refinancing of Shift’s debt could be at higher interest rates and may require it to comply with more onerous covenants, which could further restrict its business operations. The terms of existing or future debt instruments may restrict Shift from adopting some of these alternatives. Any failure to make payments of interest and principal on Shift’s outstanding indebtedness on a timely basis or failure to comply with certain restrictions in its debt instruments, including the maintenance of certain liquidity requirements that further restrict its cash usage, would result in a default under its debt instruments. In the event of a default under any of Shift’s current or future debt instruments, the lenders could elect to declare all amounts outstanding under such debt instruments to be due and payable. Furthermore, Shift’s flooring line of credit contains customary restrictive covenants which, among other things, restrict its ability to dispose of assets and/or use the proceeds from the disposition. Shift may not be able to consummate any such dispositions or to obtain the proceeds that it could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

In addition, Shift’s indebtedness under its flooring line of credit bears interest at variable rates. Because Shift has variable rate debt, fluctuations in interest rates may affect its cash flows or business, financial condition and results of operations. Shift may attempt to minimize interest rate risk and lower its overall borrowing costs through the utilization of derivative financial instruments, primarily interest rate swaps.

We may be adversely affected by changes in LIBOR reporting practices or the method by which LIBOR is determined.

As of June 30, 2020, we had approximately $19.182 million of aggregate consolidated indebtedness that was indexed to the London Interbank Offered Rate (“LIBOR”). Central banks around the world, including the Federal Reserve, have commissioned working groups of market participants and official sector representatives with the goal of finding suitable replacements for LIBOR based on observable market transactions. It is expected that a transition away from the widespread use of LIBOR to alternative rates will occur over the course of the next few years. The U.K. Financial Conduct Authority (FCA), which regulates LIBOR, has announced that it has commitments from panel banks to continue to contribute to LIBOR through the end of 2021, but that it will not use its powers to compel contributions beyond such date. Accordingly, there is considerable uncertainty regarding the publication of such rates beyond 2021. The Federal Reserve Bank of New York and various other authorities have commenced the publication of reforms and actions relating to alternatives to U.S. dollar LIBOR. Although the full impact of such reforms and actions, together with any transition away from LIBOR, including the potential or actual discontinuance of LIBOR publication, remains unclear, these changes may have a material adverse impact on the availability of financing, including LIBOR-based loans, and on our financing costs.

Risks Relating to the Company and the Merger

Following the consummation of the Merger, our only significant asset will be ownership of our 100.0% ownership interest in Shift. If Shift’s business is not profitably operated, Shift may be unable to pay us dividends or make distributions to enable us to pay any dividends on our common stock or satisfy our other financial obligations.

Following the consummation of the Merger, we will have no direct operations and no significant assets other than the ownership of Shift. We will depend on profits generated by Shift’s business for distributions, debt repayment and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our capital stock. Legal and contractual restrictions in agreements governing the indebtedness of the combined company, as well as the financial condition and operating requirements of the combined company, may limit our ability to receive distributions from Shift following the Merger.

Provisions in our charter and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of the combined company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Merger, the price of our securities may fluctuate significantly due to the market’s reaction to the Merger and general market and economic conditions. An active trading market for our securities following the Merger may never develop or, if it develops, it may not be sustained.

Nasdaq may not list our securities on its exchange, and if they are listed we may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in our securities and subject us to additional trading restrictions.

As a result of the proposed Merger, Nasdaq rules require that we apply to continue the listing of our common stock and warrants. While we will apply to have our common stock and warrants listed on Nasdaq upon consummation of the Merger, we will be required to meet Nasdaq’s initial listing requirements. We may be unable to meet those requirements. Even if our securities continue to be listed on Nasdaq immediately following the Merger, we may be unable to maintain the listing of our securities in the future.

If we fail to meet the initial listing requirements and Nasdaq does not list our securities on its exchange, or if we are delisted, there could be significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        a limited amount of news and analyst coverage for the combined company; and

•        a decreased ability to obtain capital or pursue acquisitions by issuing additional equity or convertible securities.

We will incur significant costs and obligations as a result of being a public company.

As a privately held company, Shift has not been required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, the combined company will incur significant legal, accounting and other expenses that Shift was not required to incur in the past. These expenses will increase once the combined company is no longer an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies, including Dodd Frank, the Sarbanes-Oxley Act, regulations related thereto and the rules and regulations of the SEC and Nasdaq, have increased the costs and the time that must be devoted to compliance matters. We expect these rules and regulations will increase our legal and financial costs and lead to a diversion of management time and attention from revenue-generating activities.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not

“emerging growth companies.” We may remain an “emerging growth company until March 22, 2024 or such earlier time that we have more than $1.07 billion in annual revenues, have more than $700.0 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. To the extent we choose not to use exemptions from various reporting requirements under the JOBS Act, or if we no longer can be classified as an “emerging growth company,” we expect that we will incur additional compliance costs, which will reduce our ability to operate profitably.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which we have elected to do.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active market for our common stock, our share price may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a United States publicly traded company in a timely and reliable manner.

As Shift is a privately held company, it has not been required to adopt all of the financial reporting and disclosure procedures and controls required of a United States publicly traded company. We expect that the implementation of all required accounting practices and policies and the hiring of additional financial staff will increase the operating costs of the combined company and could require the management of the combined company to devote significant time and resources to such implementation. If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that are timely and reliable. Any such delays or deficiencies could harm us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and damaging our reputation, which in either cause could impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for continued listing of our common stock on Nasdaq.

We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interest in us and may depress the market price of our common stock.

We may issue additional shares of common stock or other equity securities in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or grants under the Omnibus Plan without stockholder approval in a number of circumstances.

Our issuance of additional common stock or other equity securities could have one or more of the following effects:

•        our existing stockholders’ proportionate ownership interest in us will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding share of common stock may be diminished; and

•        the market price of our common stock may decline.

If the combined company’s performance following the Merger does not meet market expectations, the price of our securities may decline.

If the combined company’s performance following the Merger does not meet market expectations, the price of our common stock may decline from the price of our common stock prior to the Closing. The market value of our common stock at the time of the Merger may vary significantly from the price on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which our stockholders vote on the Merger. Because the number of shares of our common stock issued as consideration in the Merger will not be adjusted to reflect any changes in the market price of our common stock, the value of the shares of our common stock issued in the Merger may be higher or lower than the value of the same number of shares of our common stock on earlier dates.

In addition, following the Merger, fluctuations in the price of our common stock could contribute to the loss of all or part of your investment. Prior to the Merger, there has not been a public market for Shift’s stock, and trading in our common stock has not been active. Accordingly, the valuation ascribed to Shift and our common stock in the Merger may not be indicative of the price that will prevail in the trading market following the Merger. If an active market for our common stock develops and continues, the trading price of our common stock following the Merger could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our common stock and our common stock may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of our common stock following the Merger may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about our operating results;

•        our operating results failing to meet market expectations in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning us or the online automobile sales industry and market in general;

•        operating and stock price performance of other companies that investors deem comparable to us;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving us;

•        changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of our common stock available for public sale;

•        any significant change in our board or management;

•        sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of our common stock irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for companies selling cars online or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Shift is a private company and as such little information is publicly available regarding Shift. This may result in the Merger not being as profitable as we expect, or at all.

While we have conducted due diligence on Shift, very little public information exists about private companies. As a result, the Merger could be less profitable than we expect, or at all. Furthermore, the relative lack of information about a private company may hinder our ability to properly assess the value of Shift which could result in our overpaying.

Even if we consummate the Merger, the public warrants may never be in the money, and they may expire worthless.

The exercise price for our warrants is $11.50 per share. There can be no assurance that the public warrants will be in the money prior to their expiration and, as such, the warrants may expire worthless.

The terms of our warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Our ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding public warrants is unlimited. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants (excluding any placement warrants held by our Sponsor, Cantor or their permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of our common stock in the event the shares of our common stock are not traded on any specific trading day) of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder: (i) to exercise its warrants and pay the exercise price therefore at a time when it may be disadvantageous for it to do so, (ii) to sell its warrants at the then-current market price when it might otherwise wish to hold its warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of its warrants.

Warrants to purchase our common stock will become exercisable following the Merger, which could increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 7,745,000 shares of our common stock will become exercisable on the 30th day following the Closing in accordance with the terms of the warrant agreement governing those securities. These warrants consist of 7,532,500 warrants originally included in the units issued in our IPO and 212,500 warrants included in the placement units. Each warrant entitles its holder to purchase one share of our common stock at an exercise price of $11.50 per share and will expire at 5:00 p.m., New York time, five years after the Closing or earlier upon redemption of our common stock or our liquidation. To the extent warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to our then existing stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of our common stock.

Our stockholders will experience immediate dilution due to the issuance of common stock to the Shift stockholders as consideration in the Merger. Having a minority share position likely reduces the influence that our current stockholders have on the management of the combined company.

Based on Shift’s current capitalization, we anticipate issuing an aggregate of 44,000,000 shares of our common stock, subject to downward adjustment, as set forth in the Merger Agreement, to the Shift stockholders as consideration in the Merger. We anticipate that, immediately following completion of the Merger, our existing stockholders will hold in the aggregate approximately 25.3% of our outstanding common stock (18.0% held by our public stockholders and 7.3% held by our Sponsor, directors, and other holders of founder shares), the PIPE Investors will hold approximately 22.1% of our outstanding common stock, and the Shift stockholders will hold approximately 52.6% of our outstanding common stock. These ownership percentages do not take into account:

•        any warrants or options to purchase our common stock that will be outstanding following the Merger;

•        any equity awards that may be issued under our proposed Omnibus Plan following the Merger (See the section entitled “Proposal No. 7 — The Incentive Plan Proposal — Summary of the Omnibus Plan” for more information);

•        any downward adjustments to the Merger Consideration pursuant to the Merger Agreement; or

•        Sponsor Additional PIPE Shares.

If any shares of our common stock are redeemed in connection with the Merger, the percentage of our outstanding common stock held by our public stockholders will decrease and the percentages of our outstanding common stock held immediately following the Closing by each of our initial stockholders, Cantor and the Shift stockholders will increase. See the section entitled “Summary — Impact of the Merger on the Company’s Public Float” and “Unaudited Pro Forma Combined Financial Information” for further information. To the extent that any of the outstanding warrants or options are exercised for shares of our common stock, or awards are issued under the proposed Omnibus Plan, our existing stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of our current stockholders to influence our management through the election of directors following the Merger.

Our initial stockholders, directors and officers may have a conflict of interest in determining to pursue our business combination with Shift, since certain of their interests are different from or in addition to (and may conflict with) the interests of our public stockholders, and such interests may have influenced their decisions to approve the Merger and recommend that our stockholders approve the Merger Proposal.

Our initial stockholders, officers and directors have interests in and arising from the Merger that are different from or in addition to, and which may conflict with, the interests of our public stockholders, which may result in a conflict of interest, including the following:

•        our Sponsor, officers and directors will hold our common stock following the Merger, subject to lock-up agreements;

•        our Sponsor, officers and directors will hold placement warrants to purchase shares of our common stock following the Merger, subject to lock-up agreements;

•        our Sponsor, officers and certain of our directors paid an aggregate of $4,275,000 for their founder shares, placement shares and placement warrants and that such securities are expected to have a significantly higher value at the time of the Merger and will have little or no value if we do not complete the Merger;

•        our Sponsor, officers and directors have waived their redemption rights with respect to their founder shares, placement shares and public shares in connection with the Merger, and have waived their redemption and liquidation rights with respect to their founder shares and placement shares if we are unable to complete a business combination by our Business Combination Outside Date;

•        if we are unable to complete a business combination by our Business Combination Outside Date, Cohen & Company, LLC, the manager of our sponsor, will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for, or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account, and excluding any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        the initial stockholders will have the collective right to appoint a board observer of the combined company; and

•        our Sponsor has agreed to loan us funds in an amount up to $750,000 for working capital requirements and to finance transaction costs in connection with an initial business combination, and any amounts outstanding under this loan will not be repaid if we are unable to complete a business combination by our Business Combination Outside Date.

These interests may have influenced our directors in making their recommendation that you vote in favor of the Merger Proposal and the other proposals in this proxy statement/prospectus.

Our directors and officers have discretion in agreeing to changes or waivers to the terms of the Merger Agreement and related transactions, which may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our public stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require us to agree to amend the Merger Agreement, to consent to certain actions taken by Shift or to waive rights to which we are entitled to under the Merger Agreement. These events could arise because of changes in Shift’s business, a request by Shift to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Shift’s business and would entitle us to terminate the Merger Agreement. In any of such circumstances, it would be at our discretion, acting through our board of directors, to consent to such a request or action or waive such rights. The existence of the financial and personal interests of the directors described elsewhere in these risk factors may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the public stockholders and what he or she may believe is best for himself or herself in determining whether or not to take the requested action or waive our rights. As of the date of this proxy statement/prospectus, we do not believe there will be any requests, actions or waivers that our directors and officers would be likely to make after stockholder approval of the Merger Proposal has been obtained. While certain changes could be made without further stockholder approval, we will circulate a new or amended proxy statement/prospectus and resolicit our stockholders if changes to the terms of the Merger and related transactions that would have a material impact on our stockholders are required prior to the vote on the Merger Proposal.

Our initial stockholders have agreed to vote in favor of the Merger, regardless of how our public stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, our initial stockholders have agreed to vote any shares of our common stock owned by them in favor of our proposed initial business combination. As of the date hereof, our initial stockholders hold approximately 26.8% of our issued and outstanding shares of common stock. Accordingly, it is more likely that the requisite stockholder approval will be received for the Merger than would be the case if our initial stockholders agreed to vote any shares of our common stock owned by them in accordance with the majority of the votes cast by our public stockholders.

We expect to incur significant, non-recurring costs in connection with consummating the Merger and related transactions.

We expect to incur significant, non-recurring costs in connection with consummating the Merger and related transactions. We will pay all fees, expenses and costs we incur or incurred on our behalf in connection with the Merger Agreement and the transactions contemplated thereby (including the Merger). Additionally, the Merger Agreement provides that if the Merger is consummated, we will pay all fees, expenses and costs incurred by Shift or on Shift’s behalf, subject to certain limited exceptions, in connection with the Merger Agreement and the transactions contemplated thereby (including the Merger). We currently estimate that transaction expenses will be approximately $36.1 million, including post-closing expenses that will be paid by the combined company.

If we are unable to complete the Merger with Shift or another business combination by our Business Combination Outside Date, we will cease all operations except for the purpose of winding up our affairs, redeem our outstanding public shares and dissolve and liquidate. In such event, third parties may bring claims against us and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by our stockholders could be less than $10.00 per share.

Our charter provides that we must complete the Merger or another business combination by our Business Combination Outside Date, or we must cease all operations except for the purposes of winding up, redeem our outstanding public shares and, subject to approval by our remaining stockholders and our board, dissolve and liquidate. In such event, third parties may bring claims against us for monies we owe for products or services provided to us. Although we have obtained waiver agreements from Shift and from certain vendors and service providers that we have engaged and to which we owe money pursuant to which such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims, which could take priority over those of our public stockholders. If we are unable to complete the Merger or another business combination within the required time period, Cohen & Company, LLC, the manager of our sponsor, has agreed it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, he may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.00 due to such claims.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share distribution from the trust account may be less than $10.00.

Our directors may decide not to enforce the indemnification obligations of Cohen & Company, LLC, resulting in a reduction in the amount of funds in the trust account available for distribution to our public stockholders.

If proceeds in the trust account are reduced below $10.00 per public share and Cohen & Company, LLC asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Cohen & Company, LLC to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Cohen & Company, LLC to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public stockholders may be reduced below $10.00 per share.

We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.

We have agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account and to not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the trust account or (ii) we consummate the Merger. Our obligation to indemnify our officers and directors may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

If we are unable to complete the Merger with Shift or another business combination within the required time period, we must dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. We cannot assure you that we will properly assess all claims that may be potentially brought against us, nor can we assure you that third parties will not seek to recover from our stockholders amounts owed to them by us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after our Business Combination Outside Date, if we do not consummate the Merger, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Moreover, our board may be viewed as having breached its fiduciary duties to our creditors and/or having acted in bad faith, and thereby exposing the board and us to claims for punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us or you for these reasons.

Actions taken by the initial stockholders, our officers and directors to increase the likelihood of approval of the Merger Proposal and the other proposals presented in this proxy statement/prospectus could have a depressive effect on the price of our common stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the initial stockholders, our directors, officers and their respective affiliates may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or enter into transactions with such investors and others to provide them with incentives to acquire shares of our common stock or vote their shares in favor of the Merger Proposal. While the exact nature of any other incentive arrangements that may be entered into in the future has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the initial stockholders for nominal value. The purpose of such purchases and other transactions would be to increase the likelihood that the Merger Proposal is approved and to decrease the likelihood that holders request redemption of public shares. Entering into any such arrangements may have a depressive effect on the price of our common stock. For example, if as a result of these arrangements an investor or holder purchases shares for nominal value, the investor or holder may be more likely to sell such shares immediately following the Closing for a price below market value.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002, which could have a material adverse effect on our business.

Commencing with the Company’s annual report for the year ended December 31, 2019, we have and following the Merger, the combined company will be, required to provide management’s attestation on internal controls. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Shift as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the combined company after the Merger. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and lead to a decrease in the market price of our common stock.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We will be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following March 22, 2024, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Accordingly, until we cease being an “emerging growth company” stockholders will not have the benefit of an independent assessment of the effectiveness of our internal control environment.

The unaudited pro forma financial information included in this proxy statement/prospectus may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Merger been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Combined Financial Information” for more information.

Our ability to successfully effect the Merger and successfully operate the business thereafter will depend largely upon the efforts of certain key personnel, including the key personnel of Shift, all of whom we expect to stay with the combined company following the Merger. The loss of such key personnel could adversely affect the operations and profitability of the post-combination business.

Our ability to recognize certain benefits of the Merger and successfully operate Shift’s business following the Merger will depend upon the efforts of certain key personnel of Shift. Although we expect all of such key personnel to remain with the combined company following the Merger, the unexpected loss of key personnel may adversely affect the operations and profitability of the combined company. In addition, our future success depends in part on our ability to identify and retain key personnel to succeed senior management. Furthermore, while we have closely scrutinized the skills, abilities and qualifications of the key Shift personnel that will be employed by the combined company, our assessment may not prove to be correct. If such personnel do not possess the skills, qualifications or abilities we expect or those necessary to manage a public company, the operations and profitability of the combined company business may be negatively impacted.

The opinion of Northland, our financial advisor, does not reflect changes in circumstances between June 26, 2020, the date Northland issued the opinion, and the closing of the Merger.

Our financial advisor, Northland, rendered an opinion dated June 26, 2020, to our board of directors that, as of such date, and subject to and based on the considerations referred to in its opinion, (i) the Merger Consideration to be paid by us in the Merger pursuant to the Merger Agreement was fair to us, from a financial point of view, and (ii) the fair market value of Shift implied by the various financial analyses Northland conducted in connection with its opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account). The opinion was based on economic, market and other conditions in effect on, and the information made available to it as of, the date thereof.

Changes in the operations and prospects of Shift, general market and economic conditions and other factors on which Northland’s opinion was based, may significantly alter the value of Shift by the time the Merger is completed. The opinion does not speak as of the time the Merger will be completed or as of any date other than the date of such opinion. For a description of the opinion issued by Northland to our board, please see the section entitled “Proposal No. 1. The Merger Proposal — The Merger — Description of Fairness Opinion of Northland.”

Following the Merger, our ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for our common stock.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If no securities or industry analysts commence coverage of the combined company, our stock price would likely be less than that which would obtain if we had such coverage and the liquidity, or trading volume of our common stock may be limited, making it more difficult for a stockholder to sell shares at an acceptable price or amount. If any analysts do cover the combined company, their projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of research analysts covering us. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

Future sales of our common stock issued to Shift stockholders or by our initial stockholders may reduce the market price of our common stock that you might otherwise obtain.

Under the Merger Agreement, the Shift stockholders will exchange their shares of Shift common stock for, among other things, an estimated 44,000,000 shares of our common stock (including the Additional Shares), subject to downward adjustment as provided in the Merger Agreement.

The Company and certain Shift stockholders will enter into a Stockholder Letter Agreement providing for certain restrictions on transfer applicable to the shares issued to the Shift stockholders in connection with the Merger. For additional information regarding the Stockholder Letter Agreement, see the sections in this proxy statement/prospectus entitled “Proposal No. 1 — The Merger Proposal — Additional Agreements — Stockholder Letter Agreement.”

Our Sponsor is a party to a letter agreement, dated March 19, 2019 (the “Sponsor Lock-Up Agreement”), pursuant to which our Sponsor is prohibited from, except in limited circumstances, (i) selling, offering to sell, contracting or agreeing to sell, hypothecating, pledging, granting any option to purchase or otherwise disposing of or agreeing to dispose of, directly or indirectly, or establishing or increasing a put equivalent position or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to the placement units, placement shares, placement warrants, or shares of common stock underlying the placement warrants, (ii) entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the placement units, placement shares, placement warrants, or shares of common stock underlying the placement warrants, whether any such transaction is to be settled by delivery of the common stock or such other securities, in cash or otherwise, or (iii) publicly announcing any intention to effect any transaction specified in clause (c)(i) or (c)(ii), for a period of 30 days following the Merger.

The Company intends, at or prior to the Closing, to amend and restate the existing registration rights agreement with our Sponsor, Cantor, and certain other initial stockholders which we refer to as the Amended and Restated Registration Rights Agreement, with respect to the shares of our common stock currently held. The Amended and Restated Registration Rights Agreement will require us to, among other things, file a resale shelf registration statement on behalf of the stockholders promptly after the closing of the Merger, which we refer to as the Shelf Registration Statement. If the Shelf Registration Statement becomes unavailable once it is declared effective, the stockholders will have certain demand registration rights.

Upon expiration of the lockup periods set forth in the Stockholder Letter Agreement and the Sponsor Lock-Up Agreement applicable to shares of our common stock held by the Shift stockholders or our initial stockholders and, in the case of our initial stockholders, the effectiveness of the Shelf Registration Statement, these parties may sell large amounts of our stock in the open market or in privately negotiated transactions. The registration and availability of such a significant number of shares of common stock for trading in the public market may increase the volatility in the price of our common stock or put significant downward pressure on the price of our common stock. In addition, the combined company may use shares of our common stock as consideration for future acquisitions, which could further dilute our stockholders.

Subsequent to the consummation of the Merger, the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although we have conducted a due diligence examination of Shift, we cannot assure you that this examination revealed all material issues that may be present in Shift’s business, or that factors outside of our and Shift’s control will not later arise. As a result, we may be forced to later write down or write off assets, restructure the combined company’s operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

The combined company may be subject to securities litigation, which is expensive and could divert management attention.

Following the Merger, our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. The combined company may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject the combined company to significant liabilities.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.

Our amended and restated certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the charter or the bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the federal securities laws, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, no such person or entity shall be deemed to have waived any right of action against the Company or its officers or directors pursuant to the federal securities laws. If any action the subject matter of which is within the scope of the choice of forum provision is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the choice of forum provision (an “enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The Business Combination Charter provides that certain transactions are not “corporate opportunities” and that the Highland Entities, or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Company and its subsidiaries) are not subject to the doctrine of corporate opportunity.

One of the individual directors proposed in the Business Combination Director Election Proposal, Mr. Manish Patel, is an affiliate of Highland Capital Partners. The Business Combination Charter proposed in the Charter Proposals provides that, to the extent allowed by law, the doctrine of “corporate opportunity” will not apply to each of Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership, or Highland Entrepreneurs’ Fund 9 Limited Partnership, or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Company and its subsidiaries) (“Exempted Persons”), and that the doctrine of corporate opportunity shall apply with respect to any of our directors or officers with respect to a corporate opportunity that was offered in writing to such person solely in his or her capacity as our director or officer. The doctrine of corporate opportunity generally provides that a corporate fiduciary may not develop an opportunity using corporate resources, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude officers, directors or other fiduciaries from personally benefiting from opportunities that belong to the corporation.

Therefore, except as provided above, if Proposal 4 (and the Charter Proposals) are approved, these Exempted Persons (including Mr. Manish Patel if elected) will have no duty to communicate or present corporate opportunities to us, will have the right to either hold any corporate opportunity for their (and their affiliates’) own account and benefit or to recommend, assign or otherwise transfer such corporate opportunity to persons other than us, and will not be prohibited from operating or investing in competing businesses. We therefore may find ourselves in competition with one or more of these Exempted Persons, and we may not have knowledge of, or be able to pursue, transactions that could potentially be beneficial to us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could negatively affect our business or prospects.

The classification of our board of directors may have anti-takeover effects, including discouraging, delaying or preventing a change of control of the Company.

Our board of directors is currently divided into two classes serving staggered, two-year terms, and if Proposal 3 is approved, the board of the combined company will consist of three classes of directors with staggered, three-year terms. The presence of a classified board could have anti-takeover effects, including discouraging a third party from making a tender offer for our shares or attempting to obtain control of us, even when stockholders may consider such a takeover to be in their best interests. It could also delay stockholders who disapprove of the performance of our board of directors from changing a majority of the composition of our board of directors through a single proxy contest.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments, including in particular, reporting and other requirements under the Exchange Act. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could result in fines, injunctive relief or similar remedies which could be costly to us or limit our ability to operate post-Merger.

If the Merger does not qualify as a “reorganization” for U.S. federal income tax purposes, U.S. holders of Shift common stock will be required to recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Shift common stock for Company common stock in the Merger.

The U.S. federal income tax consequences of the Merger to U.S. holders of Shift common stock will depend on whether the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. If the Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of Shift common stock may recognize gain or loss for U.S. federal income tax purposes on each share of Shift common stock surrendered in the Merger for Company common stock. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, please carefully review the information set forth in the section titled “Material U.S. Federal Income Tax Consequences — Tax Consequences of the Merger to U.S. Holders of Shift Common Stock.”

Shift has significant tax assets the usage of which may be limited by an ownership change.

As of December 31, 2018, the Company had U.S. federal net operating loss (“NOL”) carryforwards of approximately $117.9 million, all of which were then subject to a full valuation allowance based upon the Company’s estimation of their usability. Under Section 382 of the Code, federal net operating loss carryforward utilization is limited if the taxpayer undergoes an ownership change. An ownership change generally occurs if one or more shareholders or groups of shareholders who own at least 5% of a company’s shares increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. If Shift has undergone an ownership change, or is treated as undergoing a change of ownership in connection with the Merger, or we thereafter undergo a change of ownership for purposes of Section 382 of the Code, including through sales of stock by large stockholders, issuances of new stock or the exercise of warrants, such a change could limit and defer our ability to utilize our net operating loss carryforwards to offset future federal income tax liabilities.

Risk Relating to the Redemption

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to more than 20% of the public shares.

A public stockholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group,” will be restricted from exercising redemption rights with respect to more than 20% of the public shares. Accordingly, if you hold more than 20% of the public shares and the Merger Proposal is approved, you will not be able to exercise redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 20% or sell them in the open market. If the Merger is consummated, the value of such excess shares may not appreciate over time and the market price of our common stock may not exceed the per-share redemption price paid in connection with the Merger.

A stockholder’s decision as to whether to redeem his, her, its shares for a pro rata portion of the trust account may not put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell his, her or its public shares in the future following the completion of the Merger. Certain events following the consummation of any business combination, such as the Merger, may cause an increase in our share price, and may result in a lower value realized upon redemption than a stockholder might realize in the future had the stockholder not redeemed his, her or its shares. Similarly, if a stockholder does not redeem his, her or its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of the Merger, and the risk that the stockholder may not be able, in the future to sell his, her or its shares, for a greater amount than the redemption price described in this proxy statement/prospectus. A stockholder should consult his, her or its tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our common stock for a pro rata portion of the funds held in our trust account.

In order to exercise redemption rights, holders of public shares are required to, among other requirements, submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent at least two business days prior to the special meeting. Stockholders electing to redeem their public shares will receive their pro rata portion of the amount on deposit in the trust account as of two business days prior to the anticipated consummation of the Merger. See the section entitled “Special Meeting of Company Stockholders — Redemption Rights and Procedures” for additional information on how to exercise your redemption rights. If you do not timely submit your redemption request and deliver your common stock and comply with the other redemption requirements, you will not be entitled to redeem your common stock.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

INSU is providing the following unaudited pro forma combined financial information to assist in your evaluation of the Merger.

The unaudited pro forma combined balance sheet as of June 30, 2020 gives pro forma effect to the Merger as if it had been consummated as of that date. The unaudited pro forma combined statements of operations for the six months ended June 30, 2020 and for the year ended December 31, 2019 give pro forma effect to the Merger as if it had occurred as of January 1, 2019. This information should be read together with Shift’s and INSU’s respective audited and unaudited financial statements and related notes, “Shift’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of June 30, 2020 has been prepared using the following:

•        Shift’s unaudited historical condensed consolidated balance sheet as of June 30, 2020, as included elsewhere in this proxy statement/prospectus; and

•        INSU’s unaudited historical condensed balance sheet as of June 30, 2020, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the six months ended June 30, 2020 has been prepared using the following:

•        Shift’s unaudited historical condensed consolidated statement of operations and comprehensive loss for the six months ended June 30, 2020, as included elsewhere in this proxy statement/prospectus; and

•        INSU’s unaudited historical statement of operations for the six months ended June 30, 2020, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined statement of operations for the year ended December 31, 2019 has been prepared using the following:

•        Shift’s audited historical consolidated statement of operations and comprehensive loss for the year ended December 31, 2019, as included elsewhere in this proxy statement/prospectus; and

•        INSU’s audited historical statement of operations for the year ended December 31, 2019, as included elsewhere in this proxy statement/prospectus.

Description of the Transactions

On June 29, 2020, INSU entered into the Merger Agreement providing for, among other things, and subject to the conditions therein, the Merger. As a result of the Merger, each outstanding share of Shift common stock will be converted into the right to receive newly issued shares of Company common stock, as calculated pursuant to the terms of the Merger Agreement.

In connection with the Merger, there will be a PIPE Investment of $185 million, subject to an increase of up to $198 million. As such, on or about the date of the Merger Agreement, the Company entered into subscription agreements with the PIPE Investors for the sale of 18,500,000 shares of Company common stock to the PIPE Investors upon the completion of the Merger. In addition, Cohen & Company, LLC is permitted under its PIPE Subscription Agreement to increase its subscription and purchase additional PIPE shares.

For more information about the Merger, please see the section entitled “Proposal No. 1 — The Merger Proposal.” Copies of the Merger Agreement, are attached to the accompanying proxy statement/prospectus as Annex A.

Accounting for the Merger

The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, INSU, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Shift will be treated as the accounting acquirer. This determination was primarily based on Shift expecting to have a majority of the voting power of the post-combination company, Shift’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Shift compared to INSU, and Shift’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which Shift is issuing stock for the net assets of INSU. The net assets of INSU will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to Merger will be those of Shift.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Merger, are factually supportable, and as it relates to the unaudited pro forma combined statement of operations, are expected to have a continuing impact on the results of the post-combination company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the post-combination company upon consummation of the Merger.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the post-combination company will experience. Shift and INSU have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of INSU’s shares of Class A common stock:

•        Scenario 1 — Assuming no redemptions for cash:    This presentation assumes that no INSU stockholders exercise redemption rights with respect to their shares of Company common stock upon consummation of the Merger; and

•        Scenario 2 — Assuming redemptions of 10,311,878 shares of INSU’s Class A common stock for cash:    This presentation assumes that INSU stockholders exercise their redemption rights with respect to a maximum of 10,311,878 shares of Company common stock upon consummation of the Merger at a redemption price of approximately $10.20 per share. The maximum redemption amount is derived to ensure a minimum consolidated cash balance of $100,000,000, after giving effect to the payments to redeeming stockholders, payment of estimated transaction expenses and repayment of the Lithia term loan facility (the “Term Loan”). Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions.

The foregoing scenarios are for illustrative purposes as INSU does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions by INSU’s public stockholders that may actually occur.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 35,148,370 shares of Company common stock to be issued to Shift stockholders under Scenarios 1 and 2.

As a result of the Merger and immediately following the closing of the Merger, assuming no INSU stockholders elect to redeem their shares for cash, current stockholders of Shift will own approximately 47.0% of the outstanding Company common stock, the PIPE Investors will own approximately 24.7% of the outstanding

Company common stock, INSU’s Sponsor, officer, directors and other holders of founder shares will own approximately 8.1% of the Company common stock and the former stockholders of INSU will own approximately 20.2% of the outstanding Company common stock as of June 30, 2020 (in each case, not giving effect to any shares issuable to them upon exercise of warrants). As a result, current stockholders of Shift, as a group, will collectively own more shares of Company common stock than any single stockholder following consummation of the Merger with no current stockholder of INSU owning more than 10% of the issued and outstanding capital stock of INSU.

If 10,311,878 shares of Class A common stock are redeemed for cash, which assumes the maximum redemption of Company common stock to ensure a minimum consolidated cash balance of $100,000,000, after giving effect to payments to redeeming stockholders, payment of estimated transaction expenses and repayment of the Term Loan, Shift will own approximately 54.5% of the outstanding Company common stock, the PIPE Investors will own approximately 28.7% of the outstanding Company common stock, INSU’s Sponsor, officer, directors and other holders of founder shares will own approximately 9.5% of the Company common stock and the former stockholders of INSU will own approximately 7.3% of the outstanding Company common stock (in each case, not giving effect to any shares issuable to them upon exercise of warrants).

As the issuance of the additional 6,000,000 shares of Company common stock is contingent on the future performance of the trading price of the common stock, they have been classified as an equity arrangement and therefore have not been recorded in the unaudited pro forma combined financial statements.

PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2020
(UNAUDITED)

(in thousands)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Shift	(B) INSU	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$23,087	$308	$153,689	(1)
			185,000	(2)
			(35,865)	(3)
			(350)	(7)	$325,869	$(105,199)	(4)	$220,670
Accounts receivable, net	2,216	—	—		2,216	—		2,216
Inventory	15,610	—	—		15,610	—		15,610
Prepaid expenses and other current assets	3,101	63	—		3,164	—		3,164
Total Current Assets	44,014	371	302,474		346,859	(105,199)		241,660
Cash and marketable securities	—	153,689	(153,689)	(1)	—	—		—
Property and equipment, net	1,943	—	—		1,943	—		1,943
Capitalized website and internal use software, net	6,320	—	—		6,320	—		6,320
Restricted cash	1,575	—	—		1,575	—		1,575
Deferred borrowing costs	3,667	125	(125)	(3)	3,667	—		3,667
Other non-current assets	3,004	—	—		3,004	—		3,004
Total Assets	$60,523	$153,185	$149,660		$363,368	$(105,199)		$258,169
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$13,215	$1,349	$(1,431)	(3)	$13,133	$—		$13,133
Income tax payable	—	630	—		630	—		630
Convertible promissory note – related party	—	350	(350)	(7)	—			—
Flooring line of credit	6,682	—	—		6,682	—		6,682
Total Current Liabilities	19,897	2,329	(1,781)		20,445	—		20,445
Related party long term note	9,171	—			9,171	—		9,171
Warrant liability	10,443	—			10,443	—		10,443
Other non-current liabilities	7,966	—			7,966	—		7,966
Deferred underwriting fees	—	6,419	(6,419)	(3)	—	—		—
Total Liabilities	47,477	8,748	(8,200)		48,025	—		48,025

Commitments and Contingencies

Convertible preferred stock	223,631	—	(223,631)	(5)	—	—		—
Common stock subject to redemption	—	140,437	(140,437)	(4)	—	—		—
	223,631	140,437	(364,068)		—	—		—
Stockholders’ (Deficit) Equity
Common stock	3	—	(3)	(5)	—	—		—
Class A common stock	—	—	2	(2)
			1	(4)
			3	(5)
			1	(6)	7	(1)	(4)	6
Class B common stock	—	1	(1)	(6)	—	—		—
Additional paid-in capital	36,033	4,825	184,998	(2)
			(6,850)	(3)
			140,436	(4)
			223,805	(5)	583,247	(105,198)	(4)	478,049
Retained earnings (Accumulated deficit)	(246,621)	174	(21,290)	(3)
			(174)	(5)	(267,911)	—		(267,911)
Total Stockholders’ (Deficit) Equity	(210,585)	5,000	520,928		315,343	(105,199)		210,144
Total Liabilities and Stockholders’ (Deficit) Equity	$60,523	$154,185	$148,660		$364,368	$(105,199)		$258,169

Pro Forma Adjustments to the Unaudited Combined Balance Sheet

(A)    Derived from the unaudited condensed consolidated balance sheet of Shift as of June 30, 2020. See Shift’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(B)    Derived from the unaudited balance sheet of INSU as of June 30, 2020. See INSU’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(1)    Reflects the release of cash currently invested in marketable securities held in the trust account.

(2)    Reflects the proceeds received from the PIPE investment with the corresponding issuance of 18,500,000 shares of common stock of the post-combination company at $10.00 per share. An affiliate of the Sponsor has the option to increase its PIPE investment by up to 1,300,000 Sponsor Additional PIPE Shares.

(3)    Reflects the payment of fees and expenses related to the Merger, including the deferred underwriting fee of $6,419 and legal, financial advisory, accounting and other professional fees. Expenses of $6,850 attributable to the PIPE investment, including underwriting fees payable to the placement agent in connection with the PIPE investment, are reflected as an adjustment to additional paid in capital. Transaction related expenses of $1,349 and $82 are currently classified in accounts payable for INSU and Shift, respectively. The direct, incremental costs of the Merger related to the legal, financial advisory, accounting and other professional fees of $21,290, including $2,275 with respect to the three advisory and consulting agreements entered into June 2020 with respect to a potential business combination disclosed under “Contractual Obligations”, is reflected as an adjustment to accumulated deficit and is not shown as an adjustment to the statement of operations since it is a nonrecurring charge resulting directly from the Merger. These payments are expected to be made with the cash released to or received by the Company at closing, as set forth in footnotes (1) and (2).

(4)    In Scenario 1, which assumes no INSU stockholders exercise their redemption rights, the common stock subject to redemption for cash amounting to $140,437 would be transferred to permanent equity. In Scenario 2, which assumes the same facts as described in Items 1 through 3 above, but also assumes the maximum number of shares are redeemed for cash by the INSU stockholders, $105,199 would be paid to redeeming stockholders in cash. The $105,199, or 10,311,878 shares of Company common stock, represents the maximum redemption amount to ensure a minimum consolidated cash balance of $100,000, after giving effect to payments to redeeming stockholders, payment of estimated transaction expenses and repayment of the Term Loan based on a consummation of the Merger on June 30, 2020.

(5)    Reflects the recapitalization of Shift through (a) the contribution of all the share capital in Shift to INSU in the amount of $259,667, (b) the issuance of 35,148,370 shares of common stock and (c) the elimination of the historical retained earnings of INSU, the legal acquirer, in the amount of $174.

(6)    Reflects the conversion of 5,163,333 shares of Class B common stock into 6,088,333 shares of Class A common stock, on a 1.09 to 1 basis, at the consummation of the Business Combination.

(7)    Reflects the cash repayment of convertible promissory notes to a related party.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2020
(UNAUDITED)

(in thousands, except share and per-share data)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Shift	(B) INSU	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Total revenue	$62,393	$—	$—		$62,393	$—		$62,393
Cost of revenue	55,478	—	—		55,478	—		55,478
Gross profit	6,915	—	—		6,915	—		6,915

Selling, general and administrative expenses	28,079	1,724	(1,145)	(1)	28,658	—		28,658
Depreciation and amortization	2,077	—	—		2,077	—		2,077
Loss from operations	(23,241)	(1,724)	1,145		(23,820)	—		(23,820)

Other income (expense):
Interest and other income (expense)	(5,438)	706	(706)	(2)	(5,438)	—		(5,438)
Interest expense	(2,645)	—	—		(2,645)	—		(2,645)
(Loss) income before income taxes	(31,324)	(1,018)	439		(31,903)	—		(31,903)
Provision for income taxes	—	132	(132)	(3)	—	—		—
Net (loss) income	$(31,324)	$(1,150)	$571		$(31,903)	$—		$(31,903)

Weighted average shares outstanding of common stock, basic and diluted		15,065,000	59,736,703	(4)	74,801,703	(10,311,878)	(3)	64,489,825
Basic and diluted net income (loss) per share		$0.03			$(0.43)			$(0.49)

PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019
(UNAUDITED)

(in thousands, except share and per-share data)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(C) Shift	(D) INSU	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Total revenue	$166,235	$—	$—		$166,235	$—		$166,235
Cost of revenue	167,997	—	—		167,997	—		167,997
Gross loss	(1,762)	—	—		(1,762)	—		(1,762)

Selling, general and administrative expenses	71,860	765	—		72,625	—		72,625
Depreciation and amortization	3,221	—	—		3,221	—		3,221
Loss from operations	(76,843)	(765)	—		(77,608)	—		(77,608)

Other income (expense):
Interest income	1,821	2,593	(2,593)	(2)	1,821	—		1,821
Interest expense	(5,461)	—	—		(5,461)	—		(5,461)
(Loss) income before income taxes	(80,483)	1,828	(2,593)		(81,248)	—		(81,248)
Provision for income taxes	—	502	(502)	(3)	—	—		—
Net (loss) income	$(80,483)	$1,326	$(2,091)		$(81,248)	$—		$(81,248)
Weighted average shares outstanding of common stock, basic and diluted		15,065,000	59,736,703	(4)	74,801,703	(10,311,878)	(4)	64,489,825
Basic and diluted net income (loss) per share		$0.13			$(1.09)			$(1.26)

Pro Forma Adjustments to the Unaudited Combined Statements of Operations

(A)    Derived from the unaudited condensed consolidated statement of operations and comprehensive loss of Shift for the six months ended June 30, 2020. See Shift’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(B)    Derived from the unaudited statement of operations of INSU for the six months ended June 30, 2020. See INSU’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(C)    Derived from the audited consolidated statement of operations and comprehensive loss of Shift for the year ended December 31, 2019. See Shift’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(D)    Derived from the audited statement of operations of INSU for the year ended December 31, 2019. See INSU’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

(1)    Represents an adjustment to eliminate direct, incremental costs of the Business Combination which are reflected in the historical financial statements of Shift and INSU in the amount of $0 and $1,145, respectively, for the six months ended June 30, 2020. There were no such amounts for the year ended December 31, 2019.

(2)    Represents an adjustment to eliminate interest income on marketable securities held in the trust account as of the beginning of the period.

(3)    Represents an adjustment to record a normalized blended statutory income tax benefit rate of 21% for pro forma financial presentation purposes resulting in the recognition of an income tax benefit, which however, has been offset by a full valuation allowance as the post-combination company expects to incur continuing losses.

(4)    The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that INSU’s IPO occurred as of January 1, 2019. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Merger for the entire period.

The following presents the calculation of basic and diluted weighted average common shares outstanding. The computation of diluted loss per share excludes the effect of 7,745,000 warrants to purchase 7,745,000 shares of common stock because the inclusion of these securities would be anti-dilutive.

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
INSU public shares	15,065,000	4,753,122
INSU Sponsor shares	6,088,333	6,088,333
INSU shares issued to PIPE Investors	18,500,000	18,500,000
INSU shares issued in the Merger	35,148,370	35,148,370
Weighted average shares outstanding	74,801,703	64,489,825
Percent of shares owned by Shift	47.0%	54.5%
Percent of shares owned by PIPE Investors	24.7%	28.7%
Percent of shares owned by INSU	28.3%	16.8%

SPECIAL MEETING OF COMPANY STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting in lieu of the 2020 annual meeting of stockholders to be held on [•], 2020, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about [•], 2020.

Date, Time and Place of Special Meeting

The special meeting will be held at [•], Eastern Time, on [•], 2020, at the offices of [•], or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of our common stock at the close of business on [•], 2020, which is the record date for the special meeting. You are entitled to one vote for each share of our Class A common stock and/or Class B common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions. On the record date, there were [•] shares of Class A common stock and [•] shares of Class B common stock issued and outstanding, of which [•] shares are public shares, 425,000 are placement shares held by our Sponsor and Cantor, and 5,163,333 are founder shares held by our initial stockholders.

Vote of Company Initial Stockholders

In connection with our IPO, we entered into an agreement with our initial stockholders, executive officers and directors pursuant to which they agreed to vote any shares of our common stock owned by them in favor of our proposed initial business combination, and following the entry into and delivery of the Merger Agreement, our Sponsor entered into the Voting Agreement with us and Shift, pursuant to which such persons agreed, among other things, to vote any of our shares of common stock held by them in favor of the Merger Proposal. As of the date of this prospectus/proxy statement, our initial stockholders, executive officers and directors hold approximately 26.8% of the outstanding shares of our common stock.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum will be present at the special meeting if a majority of the shares of our common stock outstanding as of the record date for the special meeting is represented at the meeting in person or by proxy. An abstention from voting, shares represented at the special meeting in person or by proxy but not voted on one or more proposals or a broker non-vote so long as the stockholder has given the broker or other nominee voting instructions on at least one proposal in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the special meeting may adjourn the special meeting. As of the record date for the special meeting, the presence in person or by proxy of [•] shares of our common stock is required to achieve a quorum.

The approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Accordingly, a stockholder’s failure to vote in person or by proxy, a broker non-vote or an abstention will each have the same effect as a vote “AGAINST” the Merger Proposal.

The approval of each Charter Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our common stock. Accordingly, a stockholder’s failure to vote in person or by proxy, a broker non-vote or an abstention will each have the same effect as a vote “AGAINST” each Charter Proposal.

The approval of each of the Nasdaq Proposal, the Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of holders of a majority of the total votes cast on such proposal. In order to be elected as a director as described in the Existing Director Election Proposal and the Business Combination Director Election Proposal, a nominee must receive a plurality of all the votes cast at the special meeting, which means that the nominees with the most votes are elected. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of the Nasdaq Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal, the Business Combination Director Election Proposal or the Adjournment Proposal.

The Merger Proposal is conditioned on the approval of Proposal 2 and the Nasdaq Proposal. In addition, (i) Proposal 2 is conditioned on the approval of the Merger Proposal and the Nasdaq Proposal, (ii) each of Proposal 3, Proposal 4, Proposal 5, the Incentive Plan Proposal and the Business Combination Director Election Proposal is conditioned on the approval of the Merger Proposal, Proposal 2 and the Nasdaq Proposal, (iii) the Business Combination Director Election Proposal is conditioned on the approval of Proposal 3, and (iv) the Nasdaq Proposal is conditioned on the Merger Proposal and Proposal 2. Neither the Existing Director Election Proposal nor the Adjournment Proposal is conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that if either the Merger Proposal or the Nasdaq Proposal is not approved by our stockholders, or if any other proposal is not approved by our stockholders and we and Shift do not waive the applicable closing condition under the Merger Agreement, then the Merger will not be consummated. If we do not consummate the Merger and fail to complete an initial business combination by our Business Combination Outside Date, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders.

Recommendation to the Company’s Stockholders

Our board of directors believes that each of the Merger Proposal, the Charter Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal, the Business Combination Director Election Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of us and our stockholders and unanimously recommends that our stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our board of directors in favor of approval of the Merger Proposal, you should keep in mind that our directors and officers have interests in the Merger that are different from or in addition to (or which may conflict with) your interests as a stockholder. See the section entitled “Proposal No. 1 — The Merger Proposal — Interests of Certain Persons in the Merger” for additional information.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to our stockholders at the special meeting will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions to your bank, broker or other nominee, it may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

An abstention from voting, shares represented at the special meeting in person or by proxy but not voted on one or more proposals and a broker non-vote will each count as present for the purposes of establishing a quorum. A stockholder’s failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the Merger Proposal and the Charter Proposals and will have no effect on the outcome of the Nasdaq Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal, the Business Combination Director Election Proposal or the Adjournment Proposal.

Voting Your Shares

Each share of our common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting. Your proxy card or cards show the number of shares of our common stock that you own. There are several ways to vote your shares of common stock:

•        You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted as recommended by our board of directors. Our board of directors recommends voting “FOR” the Merger Proposal, “FOR” the Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Existing Director Election Proposal, “FOR” the Business Combination Director Election Proposal and “FOR” the Adjournment Proposal.

•        You can attend the special meeting and vote in person even if you have previously voted by submitting a proxy as described above. You will be given a ballot when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting or at such meeting by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Amanda Abrams by email at aabrams@cohenandcompany.com, before the special meeting that you have revoked your proxy; or

•        you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The special meeting has been called only to consider the approval of the Merger Proposal, the Charter Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the Existing Director Election Proposal, the Business Combination Director Election Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in this proxy statement/prospectus.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Morrow Sodali LLC, our proxy solicitor, at (800) 662-5200 (toll free). Banks and Brokerage Firms may call collect at: (203) 658-9400.

Redemption Rights and Procedures

Pursuant to our Charter, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Merger. If demand is properly made and the Merger is consummated, these shares, immediately prior to the Merger, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Merger, less up to $[•] for working capital expenses and less franchise and income taxes payable). For illustrative purposes, based on funds in the trust account of approximately $154 million on June 30, 2020, the estimated per share redemption price would have been approximately $10.15.

In order to exercise your redemption rights, you must:

•        check the box on the enclosed proxy card to elect redemption;

•        submit a request in writing that we redeem your public shares for cash. The request must identify the beneficial owner of the shares to be redeemed and must be sent to our transfer agent at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor

New York, NY 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

; and

•        deliver your public shares either physically or electronically through DTC to our transfer agent at least two business days before the special meeting. Stockholders seeking to exercise redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

If you have other questions please contact:

Amanda Abrams

Insurance Acquisition Corp.

2929 Arch Street, Suite 1703

Philadelphia, PA 19104

Tel: (215) 701-9693

Email: aabrams@cohenandcompany.com

If you do not properly comply with the procedures and requirements to redeem your public shares described above, your shares will not be redeemed. Any demand for redemption, once made, may be withdrawn at any time until the date of the special meeting. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above prior to the date of the special meeting.

Any redemptions by our public stockholders will decrease the funds in the trust account available to us to consummate the Merger and related transactions.

Prior to exercising redemption rights, stockholders should verify the market price of our common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights. We cannot assure you that you will be able to sell your shares of our common stock in the open market, even if the market price per share is higher than the redemption price, as there may not be sufficient liquidity in our common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of our common stock will cease to be outstanding immediately prior to the Merger and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the combined company following the Merger, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Merger is not approved and we do not consummate an initial business combination by our Business Combination Outside Date, we will be required to dissolve and liquidate our trust account by returning the then remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our common stock in connection with the Merger.

EXTENSION AMENDMENT

On August 14, 2020, we filed a definitive proxy statement with the SEC in connection with a special meeting of the stockholders to be held on September 18, 2020 and any adjournments and/or postponements thereof (the “Extension Special Meeting”) for the sole purpose of considering and voting upon the below proposals:

•        a proposal (the “Extension Amendment Proposal”) to amend our charter to extend the date by which the Company must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination involving the Company and one or more operating businesses or assets, (ii) cease its operations if it fails to complete such business combination, and (iii) redeem 100% of the Company’s Class A common stock included as part of the units sold in the IPO, from September 22, 2020 to November 3, 2020; and

•        a proposal to approve the adjournment of the Extension Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Extension Amendment Proposal. Such proposal will only be presented at the Extension Special Meeting if there are not sufficient votes to approve the Extension Amendment Proposal.

The purpose of the Extension Amendment is to allow us more time to complete an initial business combination. If the Extension Amendment Proposal is not approved at the Extension Special Meeting and a business combination is not consummated by September 22, 2020, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem all public shares then outstanding at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any amounts representing interest earned on the trust account, less any interest released to us for working capital purposes, the payment of taxes or dissolution expenses, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law (referred to herein as “wind-down activities”).

If the Extension Amendment Proposal is not approved at the Extension Special Meeting and a business combination is not consummated by September 22, 2020, we will be unable to complete the Merger.

In addition, if the Extension Amendment Proposal is approved at the Extension Special Meeting, and if for any reason the Merger is reasonably not expected to occur prior to November 3, 2020, we are contractually obligated to either amend the existing Extension Amendment, or solicit our stockholders for a new Extension Amendment, seeking to further extend the outside date for consummating a business combination to a date that is no earlier than January 11, 2021. If this new outside date is not approved by our stockholders and a business combination is not consummated by November 3, 2020, we will be unable to complete the Merger and we will be required to engage in the wind-down activities.

PROPOSAL NO. 1 — THE MERGER PROPOSAL

We are asking our stockholders to adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below entitled “— The Merger Agreement,” for more detailed information concerning the Merger and the terms and conditions of the Merger Agreement. We also urge our stockholders to read carefully the Merger Agreement in its entirety before voting on this proposal. A copy of the Merger Agreement, including the First Amendment to Agreement and Plan of Merger, dated as of August 19, 2020, is attached as Annex A to this proxy statement/prospectus.

Because we are holding a stockholder vote on the Merger, our charter provides that we may consummate the Merger only if it is approved by the affirmative vote of the holders of a majority of the then outstanding shares of our common stock.

The Merger Agreement

This section describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying annexes and disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that these schedules contain information that is material to an investment decision.

Structure of the Merger

On June 29, 2020, we and Merger Sub entered into the Merger Agreement with Shift, which provides for, among other things, our business combination with Shift, which will be effected by the merger of Merger Sub with and into Shift with Shift continuing as the surviving entity and a wholly owned subsidiary of the Company. As a result of the Merger, each outstanding share of Shift common stock will convert into the right to receive shares of our common stock, in each case, as calculated pursuant to the terms of the Merger Agreement.

Merger Consideration

Pursuant to the Merger Agreement, the aggregate consideration (the “Merger Consideration”) to be paid in the Merger to the Shift stockholders, in exchange for its shares of Shift common stock, will consist of:

•        the Closing Date Merger Consideration, or 38,000,000 shares of our common stock, which amount is subject to downward adjustment; and

•        the Additional Shares, or 6,000,000 shares of our common stock, which will be deposited into an escrow account at the Closing. If the reported closing sale price of our common stock does not exceed $12.00 per share for 20 out of any 30 consecutive trading days during the first 12 months following the Closing (the “First Threshold”), then fifty percent (50%) of the Additional Shares will be returned to the Company (and either placed into treasury or retired, in the discretion of the Company). If the First Threshold is reached, such Additional Shares will be released from escrow to the respective Shift stockholders that are the holders thereof. If the reported closing sale price of the Company common stock does not exceed $15.00 per share for 20 out of any 30 consecutive trading days during the first 30 months following the Closing (the “Second Threshold”), then fifty percent (50%) of the Additional

Shares will be returned to the Company (and either placed into treasury or retired, in the discretion of the Company). If the Second Threshold is reached, such Additional Shares will be released from escrow to the respective Shift stockholders that are the holders thereof. Additionally, if we undergo a transaction or series of transactions that result in a change of control or sale of substantially all of the assets of the Company during such 12-month period or such 30-month period, respectively, if not previously achieved, the First Threshold or the Second Threshold, or both, respectively, will be considered achieved if the sale price in such change of control meets or exceeds a price of $10.00 per share.

The number of shares of our common stock to be issued in the Merger as Closing Date Merger Consideration is subject to downward adjustment, as set forth in the Merger Agreement, (i) if the Net Asset Amount at the time of Closing is less than the Net Asset Floor, by the number of shares equal to the amount by which the Net Asset Amount is less than the Net Asset Floor, divided by $10.00, and (ii) by the Converted Option Share Equivalent Number. The Net Asset Amount will be determined as of the Closing Date, the Net Asset Floor used to determine the adjustment in respect of the Net Asset Amount changes in amount over time based on the timing of the Closing Date, and the Converted Option Share Equivalent Number will be determined as of the Closing Date, and as a result it is not possible to determine the effect of these potential adjustments on the Closing Date Merger Consideration until the occurrence of the Closing. As of the date of this Amendment No. 2, no adjustment to the Closing Date Merger Consideration is anticipated in respect of the Net Asset Amount adjustment; and the Converted Option Share Equivalent Number is estimated to be 2.91 million. These projected amounts and numbers will change over time, and as noted above will not be determined until the Closing. As an example, (a) if the Closing Date is on or prior to September 30, 2020, the Net Asset Floor would be negative $11,525,000, and if the Net Asset Amount is negative $19,000,000, then the Closing Date Merger Consideration would be adjusted downward by 747,500 shares of Company common stock (i.e., the result of ($19,000,000 minus 11,525,000)/$10.00), and (b) if the Closing Date is after September 30, 2020, the Net Asset Floor would be negative $18,525,000, and if the Net Asset Amount is negative $19,000,000, then the Closing Date Merger Consideration would be adjusted downward by 47,500 shares of Company common stock (i.e., the result of ($19,000,000 minus 18,525,000)/$10.00). Because the number of Merger Shares is subject to downward adjustment, our stockholders will not know, at the time of the vote on the Merger Agreement at the special meeting, the number of Merger Shares that will be received by Shift stockholders. The Net Asset Floor (and the determination of the Net Asset Amount) operates independently of, and is not affected by, the Extension Amendment. As an example, if the Closing Date is September 20, 2020, then the Net Asset Floor used will be $11,525,000 (because on or prior to September 30, 2020); and if the Extension Amendment is approved, and the Closing Date is September 28, 2020, then the Net Asset Floor used will be $11,525,000 (because on or prior to September 30, 2020). However, if the Closing Date is November 2, 2020, then the Net Asset Floor will be $18,525,000 (because after September 30, 2020). Similarly, if the Closing Date does not occur prior to November 3, 2020, and a subsequent (or amended) Extension Amendment is sought and obtained, then the Net Asset Floor will continue to be $18,525,000 when the Closing Date occurs (because after September 30, 2020).

At the effective time of the Merger, all options to acquire Shift common stock then outstanding, which we refer to herein as Shift Options, will be converted into options to purchase shares of our common stock, which we refer to herein as Converted Options. Each Converted Option will continue to be subject to substantially the same terms and conditions as were applicable to such Shift Option prior to the effective time of the Merger, except that (i) each Converted Option will be exercisable for that number of shares of our common stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Shift common stock subject to the Shift Option immediately before the effective time of the Merger and (b) the quotient obtained by dividing (1) (x) the Closing Date Merger Consideration per share of Shift common stock, expressed in dollars minus (y) the exercise price per share of Shift common stock of such Shift Option immediately before the effective time of the Merger, by (2) (x) $10.00 minus (y) the exercise price per share of Shift common stock of such Shift Option immediately before the effective time of the Merger, and (ii) the per share exercise price for each share of our common stock issuable upon exercise of the Converted Option shall be equal to the exercise price per share of Shift common stock of such Shift Option immediately before the effective time of the Merger.

If, after the date of the Merger Agreement and prior to the effective time of the Merger, the Company undergoes a change in its capitalization (such as a stock split, share dividend or recapitalization affecting the Company common stock), the Merger Agreement provides for an equitable adjustment in the number of shares comprising the Merger Consideration.

Closing

At the Closing, the Company will deliver the Closing Date Merger Consideration to an exchange agent, and the Additional Shares to an escrow agent, in each case as appointed by the Company pursuant to the Merger Agreement for the account and benefit of the Shift stockholders.

Closing and Effective Time of the Merger

We expect to consummate the Merger no later than two (2) business days following the satisfaction or waiver of the conditions described below under the subsection entitled “— Conditions to Closing of the Merger.”

Repaid Indebtedness

Shift has agreed in the Merger Agreement to use its reasonable efforts to obtain payoff letters with respect to certain of its outstanding loan agreements and indebtedness, namely (i) that certain Term Note dated December 27, 2019, executed pursuant to the Amended and Restated Delayed Draw Term Loan Agreement dated October 18, 2019, by and among Lithia Motors, Inc., Shift Technologies, Inc. Shift Operations LLC, and Shift Finance, LLC, with an outstanding balance of $25.0 million, (ii) that certain Note – Paycheck Protection Program dated April 15, 2020, with an outstanding balance of $2.98 million, and (iii) that certain Note – Paycheck Protection Program dated April 14, 2020, with an outstanding balance of $3.07 million, prior to the Closing, and the Company intends to repay such indebtedness at or shortly following the Closing, either through a refinancing or by the use of cash-on-hand. Additionally, in connection with the Closing, the Company intends to pay in cash any outstanding amounts then owed by the Company to Insurance Acquisition Sponsor, LLC under that certain Loan Commitment Agreement, dated March 19, 2019, between the Company and Insurance Acquisition Sponsor, LLC (the “Loan Commitment Agreement”). The amount currently owed by the Company to Insurance Acquisition Sponsor, LLC under the Loan Commitment Agreement is $650,000. The Company anticipates that it will borrow additional funds from Insurance Acquisition Sponsor, LLC prior to Closing in an estimated amount of between $100,000 and $350,000. The Company’s anticipated additional borrowings from Insurance Acquisition Sponsor, LLC is only an estimate and is subject to change.

Conditions to Closing of the Merger

The Merger Agreement sets forth the various conditions which must be satisfied or waived prior to consummation of the Merger. We cannot provide assurance as to when or if all of the conditions to the Merger will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Mutual Conditions

The respective obligations of the Company and Merger Sub, on the one hand, and Shift, on the other hand, to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of certain conditions, including principally the following:

•        No governmental authority shall have enacted, issued, promulgated, enforced or entered any order which is in effect and has the effect of making the transactions contemplated by the Merger Agreement illegal, or otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated under the Merger Agreement to be rescinded following the completion thereof.

•        The Company shall have received the requisite Company stockholder approval of the proposals contemplated by this proxy statement/prospectus, including approval of the Merger Agreement and the Merger.

•        Shift shall have received the requisite Shift stockholder approval of the transactions contemplated by the Merger Agreement, including the Merger Agreement and the Merger.

•        The Company and Shift shall have made the requisite filings under the HSR Act and the applicable waiting period and any extensions thereof shall have expired or been terminated.

•        The registration statement of which this proxy statement/prospectus forms a part shall have become effective and no stop-order suspending the effectiveness of the registration statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC, and the shares constituting the Merger Consideration shall have been approved for listing on Nasdaq, subject to official notice of issuance.

•        The Company shall have at least $5,000,001 of net tangible assets immediately following the Closing (after giving effect to the exercise of the Company’s public stockholders’ redemption rights, if any, the PIPE Investment and the other transactions contemplated by the Merger Agreement to occur upon the Closing).

•        The Company shall have, on a consolidated basis, at least $100,000,000 in cash and cash equivalents after giving effect to the Closing (taking into account the PIPE Investment and the other transactions contemplated hereby to occur upon the Closing, including the exercise of the Company’s public stockholders’ redemption rights).

Conditions to the Company’s and Merger Subs’ Obligations

The obligations of the Company and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by the Company and Merger Sub), at or prior to the Closing, of certain conditions, including principally the following:

•        (1) Each of Shift’s representations and warranties that relate to corporate organization, qualification to do business, authorization, and brokers’ fees (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein), shall be true and correct in all but de minimis respects, in each case, as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), (2) each of Shift’s representations and warranties that relate to capitalization (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all material respects, in each case, as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), and (3) each of Shift’s other representations and warranties (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect (as defined in the subsection entitled “— Material Adverse Effect” below).

•        Shift shall have performed or complied in all material respects with all agreements, covenants and conditions that Shift is required to perform or comply with under the Merger Agreement on or prior to the Closing Date.

•        No Material Adverse Effect shall have occurred and be continuing (as defined in the subsection entitled “— Material Adverse Effect” below).

•        Shift’s PPP Loans (as defined in the Merger Agreement) shall have been or shall be substantially concurrently with the Closing repaid in full.

•        Shift shall have delivered to the Company a certificate on behalf of Shift prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in Shift is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

•        Shift shall have delivered to the Company copies of the following each certified by an authorized officer of Shift to be true, correct, complete and in full force and effect as of the Closing Date: (i) the certificate of incorporation of formation of each of Shift and its subsidiaries, certified by the Secretary of State or other appropriate governmental authority of its jurisdiction of organization or incorporation, as applicable, (ii) the bylaws or operating agreement of each of Shift and its subsidiaries; and (iii) the resolutions of Shift’s board of directors authorizing and approving the Merger Agreement, the applicable ancillary agreements, and all the transactions contemplated thereby.

•        Shift shall have delivered to the Company duly executed counterpart signature page to the Stockholders Letter Agreement from each director and officer of Shift as of the date of the Merger Agreement and as of immediately prior to the effective time of the Merger, each Shift stockholder holding five percent (5%) or more of the Shift shares (on an as-converted to common stock basis), and stockholders who together hold eighty percent (80%) of the Shift shares (on an as-converted to common stock basis).

•        Shift shall have received and delivered to the Company an election to exercise that certain Warrant No. CS-1, dated September 12, 2018, between Lithia Motors, Inc. and Shift from the holder thereof, effective as of a time and date prior to the effective time of the Merger, and the shares of Shift issuable upon exercise thereof shall have been duly authorized and issued and shall be fully paid and non-assessable. Shift delivered the required election to exercise such warrant to the Company on June 13, 2020.

•        Shift shall have received and delivered to the Company the notice of termination of that certain Right of First Negotiation Agreement dated September 12, 2018 between Shift and Lithia Motors, Inc.

•        Shift shall have received and delivered to the Company evidence of termination of that certain Amended and Restated Investors Rights Agreement, that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, and that certain Amended and Restated Voting Agreement, each dated September 12, 2018 between Shift and certain of its stockholders, and any letter agreements between Shift and its stockholders relating to management rights, information rights or board observer rights.

Conditions to Shift’s Obligations

The obligations of Shift to consummate the Merger are subject to the satisfaction (or waiver by Shift to the extent permitted by applicable law), at or prior to the Closing, of certain conditions, including principally the following:

•        (1) Each of the Company’s and Merger Sub’s representations and warranties that relate to corporate organization, authorization, and brokers’ fees (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all but de minimis respects, in each case, as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), (2) each of the Company’s and Merger Sub’s representations and warranties related to capitalization (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all material respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), and (3) each of the Company’s and Merger Sub’s other representations and warranties (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Parent Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Parent Material Adverse Effect (as defined in the subsection entitled “— Material Adverse Effect” below).

•        The Company and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and conditions that the Company and Merger Sub are respectively required to perform or comply with under the Merger Agreement on or prior to the Closing Date.

•        No Parent Material Adverse Effect shall have occurred and be continuing (as defined in the subsection entitled “— Material Adverse Effect” below).

•        The Company and Merger Sub shall have delivered to Shift copies of the following, each certified by an authorized officer of the Company or Merger Sub, as applicable to be true, correct, complete and in full force and effect as of the Closing Date (i) the certificate of incorporation and bylaws of the Company and (ii) the resolutions of the Company’s board of directors and Merger Sub’s board of directors and of the shareholder of Merger Sub authorizing and approving the Merger Agreement, the ancillary agreements, and all of the transactions contemplated thereby.

•        The Company shall have delivered a duly executed counterpart signature page to the Stockholders Letter Agreement (as defined in the Merger Agreement).

•        Sponsor shall have delivered a duly executed counterpart signature page to the Sponsor Letter Agreement (as defined in the Merger Agreement).

•        Sponsor shall have delivered a letter agreement or other binding contract pursuant to which it shall have agreed that (i) the transfer restrictions with respect to all shares of Class B common stock, par value $0.001 per share, of the Company as set forth in that certain Letter Agreement, dated as of March 19, 2019, by and between certain stockholders of the Company and the Company, shall apply to all shares of Class A common stock received by Sponsor, its affiliates or the other parties to such letter agreement, upon conversion of such Class B common stock to Class A common stock in connection with the Closing; and (ii) that it has waived its rights to receive consideration other than cash in respect of any borrowings of the Company under the Loan Commitment Agreement, including that certain Promissory Note, dated May 21, 2020, between the Company and Insurance Acquisition Sponsor, LLC (the “Promissory Note”).

Material Adverse Effect

Under the Merger Agreement, a “Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations, financial condition, liabilities, operations or assets of Shift and its subsidiaries or (ii) the ability of Shift to consummate the transactions contemplated by the Merger Agreement on a timely basis; provided, however, that “Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change to the extent arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) conditions generally affecting the industries in which Shift and its subsidiaries operate; (iii) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof, (iv) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including the COVID-19 virus), (v) any failure of Shift and its subsidiaries to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (vi) any action required or permitted by the Merger Agreement, or any action taken (or not taken) with the written consent of or at the request of the Company or Merger Sub or any of their respective affiliates; (vii) any changes in applicable Laws implemented, or accounting rules, including GAAP, required to be adopted, after the date of the Merger Agreement; or (viii) the public announcement, pendency or completion of the transactions contemplated by the Merger Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii) and (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Shift compared to other participants in the industries in which Shift and its subsidiaries conducts their businesses.

With respect to the Company, the term “Parent Material Adverse Effect” as used in the Merger Agreement means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition, liabilities, operations or assets of the Company or Merger Sub, or (b) the ability of the Company or Merger Sub to consummate the transactions contemplated by the Merger Agreement on a timely basis; provided, however, that “Parent Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change to the extent arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) conditions generally affecting the industries in which the Company or Merger Sub operate; (iii) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (iv) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including the COVID-19 virus); (v) any failure of the Company or Merger Sub to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vi) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of Shift and/or its subsidiaries or any of their respective affiliates; (vii) any changes in applicable laws implemented, or accounting rules, including GAAP, required to be adopted, after the date of the Merger Agreement; or (viii) the public announcement, pendency or completion of the transactions contemplated by the Merger Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii) and (vii) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company or Merger Sub as compared to other similarly situated companies.

Representations and Warranties

Under the Merger Agreement, Shift and its subsidiaries made customary representations and warranties, including those relating to: organization and qualification, subsidiaries, authority and board approval, no conflict, consents, capitalization, financial statements, undisclosed liabilities, absence of certain changes or events, real property, condition of tangible assets, intellectual property, privacy and data security, software and information technology, contracts, litigation, compliance with laws and permits, environmental matters, employee benefit matters, taxes, employee relations, transactions with related parties, insurance, brokers, employment contracts and compensation arrangements, and powers of attorney.

Under the Merger Agreement, the Company and Merger Sub made customary representations and warranties, including those relating to: organization, authorization, no conflict, consents, brokers, SEC filings and financial statements, capitalization, litigation, compliance with laws, Nasdaq listing, reporting company, investment company, pro forma capitalization, transactions with related parties, trust account, information supplied, business activities, application of takeover protections, and Merger Consideration.

Covenants of the Parties

Conduct of Business Prior to the Merger

Shift has agreed that from the date of the Merger Agreement until the Closing or termination of the Merger Agreement, subject to certain exceptions or unless we provide our prior written consent, Shift will and will cause its subsidiaries to operate the business in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve their respective material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, lenders, regulators and any other persons having a material business relationship with Shift and/or its subsidiaries. Additionally, Shift will not, among other things, enter into or change any material contract (other than purchase orders in the ordinary course of business), make any dividends or distributions, or issue any Shift shares other than Shift common stock upon valid conversion of Shift preferred stock or Shift warrants, or the valid exercise of Shift options.

The Company and Merger Sub have agreed that from the date of the Merger Agreement until the Closing or termination of the Merger Agreement, subject to certain exceptions or unless Shift provides its prior written consent, they will operate in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve their respective material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, lenders, regulators and any other persons having a material business relationship with the Company or Merger Sub. Additionally, the Company and Merger Sub will not, among other things, enter into any material contract, except in the ordinary course of Parent’s operations consistent with past practice or otherwise in connection with and furtherance of the Merger and the transactions contemplated by the Merger Agreement pursuant to contracts that do not impose any material liabilities on the Company, Merger Sub or Shift following the Closing, enter into any agreement with any of its stockholders, except for borrowing of additional amounts under the Loan Commitment Agreement, where such borrowed amounts will be settled only in cash, or hire or engage any consultants or contractors other than in the ordinary course of the Company’s operations consistent with past practice or otherwise in connection with and furtherance of the Merger and the transactions contemplated by this Agreement.

Additional Shift Covenants

The Merger Agreement contains additional customary covenants of Shift including covenants relating to: the granting of access to information; preparation and delivery of its audited financial statements; seeking approval of the Merger Agreement from the Shift stockholders; obtaining a “tail” officers’ and directors’ liability insurance policy for Shift’s officers and directors (to be paid for by the Company as a Shift transaction expense); delivery of information necessary for the proxy statement, extension proxy statement or other filings; delivery of updated financial information; the termination of certain agreements with Shift stockholders; obtaining a final quality of earnings report; obtaining certain audited financial statements from Deloitte & Touche LLP; and taking steps to solicit and receive 280G waivers and approvals.

Additional Company Covenants

The Merger Agreement contains additional customary covenants of the Company including covenants relating to: obtaining a “tail” officers’ and directors’ liability insurance policy for the Company’s officers and directors; preparation, filing and distribution of this proxy statement/prospectus, and an extension proxy statement, if necessary; the stockholders’ meeting and extension meeting, if necessary; preparing and filing any other filings required under the Exchange Act, Securities Act or any other laws relating to the transactions contemplated by the Merger Agreement; the trust account, the PIPE Investment and the related subscription agreements, the Omnibus Plan; maintaining the Company’s Nasdaq listing; and adopting board resolutions to cause acquisitions of the common stock pursuant to the Merger by director or officers of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. See the section entitled “Management Following the Merger” for additional information relating to the officers of the combined company following the Merger.

Additional Mutual Covenants

The Merger Agreement contains additional customary mutual covenants of the parties relating to, among other things, the preparation and delivery of this proxy statement/prospectus; preparation and filing of any submissions under the HSR Act; the procurement of approvals from governmental authorities necessary for the consummation of the transactions contemplated by the Merger Agreement; responding to inquiries from and corresponding with governmental authorities; the procurement of applicable third party consents; public announcements with respect to the Merger and the other transactions contemplated by the Merger Agreement; the filing of a Form 8-K and issuance of a press release relating to the Closing and related transactions; and negotiating and entering into executive employment agreements with certain Shift executives.

Termination

The Merger Agreement may be terminated at any time prior to the Closing:

•        By mutual written consent of the Company and Shift.

•        By either the Company or Shift if:

•        closing has not occurred on or before December 31, 2020 (the “Outside Date”), provided, however that the right to terminate the Merger Agreement if the closing has not occurred on or before the Outside Date shall not be available to any party whose failure to fulfill any material obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the closing to occur on or before the Outside Date; or

•        a governmental authority enacts, issues, promulgates, enforces or enters any law that has become final and non-appealable, and which permanently restrains, enjoins or prohibits the transactions contemplated by the Merger Agreement.

•        By the Company or Shift, if the requisite Company stockholder approval of the proposals contemplated by this proxy statement/prospectus, including adoption of the Merger Agreement and approval of the Merger, is not obtained by the Outside Date.

•        By the Company, at any time on or after the date that is ten (10) business days following (i) the date of the Merger Agreement, if Shift does not deliver to the Company an election to exercise that certain Warrant No. CS-1, dated September 12, 2018, between Lithia Motors, Inc. and Shift from the holder thereof (Shift delivered the required election to exercise such warrant to the Company on June 13, 2020), or (ii) the date the Company receives, and notifies Shift of the Company’s receipt of, SEC approval and effectiveness of this proxy statement/prospectus, if Shift does not deliver to the Company the written consent of the Shift stockholders approving the Merger and the Merger Agreement.

•        By Shift, if the requisite Shift stockholder approval of the transactions contemplated by the Merger Agreement, including the Merger Agreement and the Merger, is not obtained by the Outside Date.

•        By the Company if neither it nor Merger Sub is in material breach of their obligations under the Merger Agreement and if (i) at any time any of the representations and warranties of any Shift entity contained in the Merger Agreement become untrue or inaccurate such that conditions to closing in respect thereof cannot be satisfied; or (ii) there has been a breach on the part of Shift and/or its subsidiaries of any of its covenants or agreements contained in the Merger Agreement such that conditions to closing in respect thereof could not be satisfied, and, with respect to both clause (i) and clause (ii), if curable, such breach has not been cured by the earlier of (x) within thirty (30) days after written notice thereof to Shift and (y) the Outside Date.

•        By Shift, if neither any Shift nor any of its subsidiaries is in material breach of its obligations under the Merger Agreement and if (i) at any time any of the representations and warranties of the Company and Merger Sub contained in the Merger Agreement become untrue or inaccurate such that conditions to closing in respect thereof could not be satisfied; or (ii) there has been a breach on the part of the Company and Merger Sub of any of their covenants or agreements contained in the Merger Agreement such that conditions to closing in respect thereof could not be satisfied, and, with respect to both clause (i) and clause (ii), if curable, such breach has not been cured by the earlier of (x) within thirty (30) days after written notice thereof to the Company and (y) the Outside Date.

•        By the Company, if the final quality of earnings report delivered to the Company demonstrates, in the reasonable business judgment of the board of directors of the Company, and in the written determination of a nationally recognized independent accounting firm reasonably acceptable to both Shift and the Company, that the draft quality of earnings report delivered by Shift to the Company prior to the date of the Merger Agreement contained a material misstatement of fact, or omitted to state a material fact necessary to make the statements made therein not materially misleading; provided, however, that the Company may only seek such termination of the Merger Agreement by providing written notice of such determination to Shift on or prior to the date that is five (5) business days after the date that the Company actually receives such final quality of earnings report; provided, further that in no event may the Company terminate the Merger Agreement unless it provides the written determination of the nationally recognized independent accounting firm required for such termination pursuant to the terms hereof to Shift on or prior to the date that is twenty (20) business days after the date that the Company actually receives such final quality of earnings report. Shift delivered the final quality of earnings report to the Company on July 7, 2020 in satisfactory form and substance. As a result, the Merger Agreement is no longer terminable for failure of such conditions related to the referenced quality of earnings report.

•        By the Company, if the consolidated audited financial statements of Shift as of December 31, 2019 are not delivered to the Company within twenty (20) business days after the date of the Merger Agreement.

Effect of Termination

If the Merger Agreement is terminated, all further rights and obligations of the parties under the Merger Agreement will terminate and become void and of no force and effect, except that the parties will, in all events, remain bound by and continue to be subject to the provisions of the Merger Agreement relating to the trust account, termination and waiver, and survival, notices, annexes, exhibits and schedules (to the extent they are incorporated in and made a part of the Merger Agreement), computation of time, expenses, governing law, assignment, successors and assigns, no third party rights, counterparts, titles and headings, entire agreement, severability, specific performance, waiver of jury trial, amendments, legal representation, no recourse, and disclosure letters and exhibits; provided, that such termination will have no effect on any liability of any party for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination.

Fees and Expenses

Except as otherwise provided in the Merger Agreement, each party to the Merger Agreement must pay its own expenses incident to the Merger Agreement and the transactions contemplated therein; provided that if the Merger and Closing occurs the Company and the surviving entity will pay at or after the Closing all of the Company’s and Shift’s transaction expenses.

Amendments

The Merger Agreement may be amended at any time prior to the effective time of the Merger by an instrument in writing signed on behalf of the Company, Merger Sub and Shift; provided, however, that after the Merger Agreement is approved by the Company’s stockholders as contemplated by this proxy statement/prospectus, no amendment or waiver is permitted that, pursuant to applicable law, would require further approval of the Company’s stockholders unless such approval is obtained.

Appraisal Rights

Pursuant to the Merger Agreement, Shift is required to prepare and mail a notice (the “Stockholder Notice”) to every Shift stockholder that did not execute the written consent approving the Merger (the “Written Consent”). The Stockholder Notice shall (i) be a statement to the effect that Shift’s board of directors unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Shift stockholders and unanimously approved and adopted the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) provide the Shift stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in accordance with Section 228(e) of the DGCL and the bylaws of the Shift and (iii) notify such Shift stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice will be accompanied by a copy of Section 262 of the DGCL and all such other information as the Company shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s Shift shares as contemplated by Section 262(d)(2) of the DGCL.

Tax Consequences

For U.S. federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to the Merger Agreement have adopted the Merger Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the U.S. Treasury Regulations.

For a description of the material U.S. federal income tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences.”

Survival and Indemnification

The Merger Agreement does not provide for contractual indemnification rights for breaches of the representations, warranties and covenants contained in the Merger Agreement, which representations, warranties and covenants will not survive the Closing (see the subsection entitled “— Effect of Termination” above). There are no remedies available for any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the Closing, except for covenants explicitly to be performed in whole or in part after the Closing, and we will have no recourse.

Trust Account Waiver

Shift and its subsidiaries have agreed to waive any claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the trust account for any reason whatsoever; provided that the waiver does not apply to funds of the Company held outside of the trust account.

Additional Agreements

Voting Agreement

On July 1, 2020, Shift obtained and delivered to the Company a duly executed Voting Agreement (the “Voting Agreement”) from Shift stockholders holding shares of the capital stock of Shift in such number as is necessary to obtain the requisite Shift stockholder vote, pursuant to which the Shift stockholders party thereto have agreed to, among other things, vote all of the securities of Shift beneficially owned or held by such stockholder (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) in favor of any proposal to adjourn or postpone to a later date any meeting of the Shift stockholders if there are not sufficient votes to approve the Merger; (iii) against any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Shift under the Merger Agreement; (iv) against any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the applicable conditions of Shift under the Merger Agreement or change in any manner the voting rights of any class of shares of Shift (including any amendments to Shift’s organizational documents); and (v) against any alternative acquisition proposal or transaction. Sponsor also signed and delivered the Voting Agreement, and pursuant thereto agreed to, among other things, vote all of the securities of the Company beneficially owned or held by Sponsor (a) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement; (b) in favor of any proposal to adjourn or postpone to a later date any meeting of the Company’s stockholders if there are not sufficient votes to approve the Merger; (c) against any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or Merger Sub under the Merger Agreement; (d) against any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the applicable conditions of the Company under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s organizational documents, except as required by the Merger Agreement); and (e) against any alternative acquisition proposal or transaction.

The Voting Agreement generally prohibits the Sponsor and the Shift stockholders party thereto from transferring, or permitting to exist any liens on, their respective shares prior to the consummation of the Merger, other than to certain permitted transferees who become party to, and bound by, the Voting Agreement. The Voting Agreement will automatically terminate upon the earlier to occur of (i) the Closing and (ii) the termination of the Merger Agreement in accordance with its terms.

This summary of the Voting Agreement is qualified in its entirety by reference to the complete text of the Voting Agreement, the form of which was filed by the Company as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on June 29, 2020. You are encouraged to read the Voting Agreement in its entirety.

Registration Rights Agreement

At the Closing, the Company will enter into the Amended and Restated Registration Rights Agreement with our Sponsor, Cantor, and certain other initial stockholders, requiring the Company to, among other things, file a resale shelf registration statement on behalf of the stockholders promptly after the Closing. The Amended and Restated Registration Rights Agreement will also provide certain demand rights and piggyback rights to the stockholders, subject to underwriter cutbacks and issuer blackout periods.

Sponsor Letter Agreement

Upon the Closing, we will enter into the Sponsor Letter Agreement with the Sponsor, pursuant to which Sponsor will receive certain board observer rights. Pursuant to the Sponsor Letter Agreement, for so long as Sponsor, Cohen & Company, LLC, or any of their respective affiliates (as such term is defined in Rule 405 of the Securities Act) continues to hold shares representing at least two percent (2%) of the total voting power of shares entitled to vote in the election of directors of the Company issued and outstanding, the Sponsor will have the right to designate an individual to attend and observe the Company’s board meetings. This summary of the Sponsor Letter Agreement is qualified in its entirety by reference to the complete text of the Sponsor Letter Agreement, a copy of which is attached as Exhibit A to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Sponsor Letter Agreement in its entirety.

Stockholder Letter Agreement

At the Closing, the Company and certain Shift stockholders will enter into a letter agreement (the “Stockholder Letter Agreement”) providing for certain restrictions on transfer applicable to the shares issued in connection with the Merger. Generally, the Stockholder Letter Agreement prohibits, until November 15, 2021, the Shift stockholders from (i) selling, offering to sell, contracting or agreeing to sell, hypothecating, pledging, granting any option to purchase or otherwise disposing of or agreeing to dispose of, directly or indirectly, or establishing or increasing a put equivalent position or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to the Closing Date Merger Consideration, (ii) entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of Closing Date Merger Consideration, whether any such transaction is to be settled by delivery of Closing Date Merger Consideration or other securities, in cash or otherwise, or (iii) publicly announcing any intention to effect any transaction specified in the immediately preceding subsections (i) or (ii); provided that after May 15, 2021, these restrictions may become subject to certain exceptions, depending on whether the closing share price of our common stock reaches certain threshold levels. This summary of the Stockholder Letter Agreement is qualified in its entirety by reference to the complete text of the Stockholder Letter Agreement, a copy of which is attached as Exhibit B to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the Stockholder Letter Agreement in its entirety.

First Amendment to Agreement and Plan of Merger

On August 19, 2020, the Company, Merger Sub, and Shift executed and delivered the First Amendment to Agreement and Plan of Merger. This amendment reflects changes to the Company’s certificate of incorporation proposed to be adopted in connection with the Merger to modify the class structure of the board of directors, such that following the Merger the board of directors of the Company will be comprised of three classes, with each class serving for a term ending on the date of the third annual meeting of the Company’s stockholders following the annual meeting at which such director was elected; provided, however, that the term of office of directors elected as Class I directors in connection with the Merger will expire at the first annual meeting held thereafter; the term of office of directors elected as Class II directors in connection with the Merger will expire at the second annual meeting held thereafter; and the term of office of directors elected as Class III directors in connection with the Merger will expire at the third annual meeting held thereafter (in each case subject to election and qualification of a successor and be subject to such director’s earlier death, resignation, retirement, disqualification or removal).

The amendment also modifies the obligation of the Company to seek an extension of the Company’s “outside date” for consummating a business combination from a date that is no earlier than December 31, 2020, to the date that is six (6) weeks following September 22, 2020, or November 3, 2020; provided, that if for any reason the Merger is reasonably not expected to occur prior to November 3, 2020, the Company will be required to either amend the existing extension proxy statement, or file a new extension proxy statement, seeking to further extend the outside date for consummating a business combination to a date selected by the Company and Shift that is no earlier than December 31, 2020.

This summary of the First Amendment to Agreement and Plan of Merger is qualified in its entirety by reference to the complete text of the First Amendment to Agreement and Plan of Merger, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the First Amendment to Agreement and Plan of Merger in its entirety.

Directors’ and Officers’ Insurance

Each of the Company and Shift will purchase and maintain a fully pre-paid six-year “tail” officers’ and directors’ liability insurance policy for its respective directors and officers. Upon the Closing, we will reimburse Shift for the cost of such policy.

Background of the Merger

The terms of the Merger Agreement are the result of negotiations between our representatives and Shift. The following is a brief description of the background of these negotiations and related transactions.

In March 2019, we consummated our IPO and concurrent private placement. Of the proceeds from the IPO and private placement, $150,650,000 was placed in a trust account established for the benefit of our public stockholders at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. The remaining approximately $1,048,801 of the proceeds were held outside of the trust account and available for us to use as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

Except for the withdrawal of interest for working capital purposes in an amount not to exceed $500,000 or to pay taxes (or dissolution expenses if a business combination is not consummated), none of the funds held in the trust account will be released until the earlier of the completion of our initial business combination or the redemption of all shares of our common stock issued in the IPO if we are unable to consummate an initial business combination by our Business Combination Outside Date.

After our IPO, our management team commenced an active search for prospective businesses and/or assets to acquire in our initial business combination. Our board and management have extensive experience in the financial services, fintech and insurance industries, as well as with operational management, and investment and financial analysis. As such, the members of our board and management team believe that they are qualified to conduct and analyze the due diligence required for us to identify a merger partner. See the section entitled “Information About the Company —Management” for additional information regarding the experience of our board of directors and management team.

We initially focused our efforts on identifying businesses providing insurance or insurance related services, broadly defined, and with a particular focus on technology companies within that industry, although we were not required to limit our activities to any particular industry. In the evaluation of business combination partners, our board and management team considered a wide variety of complex factors. Our board of directors did not consider it practicable or relevant to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. Important criteria we used in evaluating prospective business transaction opportunities included:

•        Potential to leverage our operational expertise.

•        Significant opportunities for profitable growth.

•        Ability to generate fee income.

•        Strong, experienced management teams.

•        Significant potential benefits to transition to a public company.

Our management team employed various strategies in an effort to identify an appropriate target company, including:

•        Contacting investment bankers, attorneys, accountants, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds, brokers and other members of the financial community and corporate executives.

•        Contacting investment banks that might be working with companies looking for exits or funding.

•        Contacting private equity and venture capital investment firms that might have portfolio companies they are looking to exit.

•        Caucusing our officers and directors, as well as their affiliates, for target business candidates of which they become aware through their contacts.

•        Conducting Internet research and following companies that provide insurance or insurance related services to find companies that might be looking for funding or a sale.

Prior to the consummation of the Company’s IPO, neither the Company, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with the Company.

From the date of the Company’s IPO through the signing of the Merger Agreement with Shift, Daniel Cohen, the Chairman of the Company’s board of directors, John Butler, the Company’s Chief Executive Officer and President, and Amanda Abrams and Shami Patel, advisors to the Company, reviewed target companies identified by representatives of the Company and the Company’s financial advisors. Representatives of the Company also contacted, and were contacted by, a number of individuals and entities with respect to business combination opportunities. As part of this process, representatives of the Company considered and evaluated over 125 potential acquisition targets, primarily in the insurance space, and evaluated illustrative transaction structures to effect a potential business combination with 14 of such potential acquisition targets. In connection with such evaluation, representatives of the Company had discussions regarding potential transaction structures with the members of management and/or the boards of directors of certain of these potential acquisition targets. From the date of the IPO through June 7, 2020, representatives of the Company submitted non-binding letters of intent to five potential acquisition targets following such evaluations and discussions.

Representatives of the Company engaged in significant due diligence and detailed discussions directly with the senior executives and/or shareholders of each of the five potential business combination targets that received non-binding letters of intent from the Company. The Company did not further pursue a potential transaction with three of these potential acquisition targets for a variety of factors, including the inability to agree upon a valuation that was acceptable to both parties and mutual decisions to pursue potential alternative transactions. The Company did enter letters of intent with two acquisition targets, one being an independent specialty managing general agent, which we refer to as Target A, and the other being a private-equity sponsored provider of insurance services to the non-standard auto insurance market, which we refer to as Target B, prior to engaging with Shift.

On July 31, 2019, Joseph Scheerer, then a non-executive director of the Company, introduced Mr. Butler to the chief executive officer of Target A via email.  Mr. Butler and Target A’s chief executive officer then had an introductory telephone call on August 9, 2019 followed by a face-to-face meeting in London on August 14, 2019.  On September 4, 2019 a further meeting took place in London, which was attended by representatives of the Company, Target A, and a board representative of Target A’s significant investor. Further telephone calls and exchanges of information followed, leading to further meetings in London attended by representatives of the Company and Target A, including the general counsel of Target A’s significant investor. These meetings were followed by a separate meeting with the management team of Target A, on October 28 & 29, 2019, for initial due diligence conversations and to discuss transaction structuring.  Further exchanges of information and calls to discuss a potential transaction structure took place intermittently between the parties, and a letter of intent as to a transaction between the parties was executed on December 9, 2019.  After further intermittent communication by email and telephone, on February 4 and 5, 2020, Ms. Abrams, Mr. Butler and Mr. Cohen attended due diligence meetings in the offices of Target A, meeting Target A’s full senior management team.  At this meeting, Target A presented material changes in the projected financials for Target A, and as a result the parties began to discuss modifying the proposed transaction valuation and renegotiating the terms of the letter of intent.  On February 26, 2020, the parties determined they were unable to come to an agreement on a new valuation and the Company ceased discussions with Target A.

On October 2, 2019, Mr. Butler, Ms. Abrams and Mr. Patel had an introductory call during which they were introduced to Target B by representatives of its private equity sponsor. On November 19, 2019, Messrs. Cohen, Butler and Patel, Ms. Abrams, and representatives of Target B’s private equity sponsor had a call to discuss the potential transaction structure. Representatives of the Company requested additional financial information from Target B, including audited financials and projections. In December 2019 and January 2020, Messrs. Cohen, Butler and Patel and Ms. Abrams, on one hand, and Target B’s chief executive officer and representatives of Target B’s private equity sponsor, on the other hand, had intermittent discussions about Target B’s business, special purpose acquisition company structures and potential transaction structures. The Company began a comprehensive due diligence review of Target B on January 21, 2020 and a letter of intent was executed on February 29, 2020; however, due to the COVID-19 crisis and the uncertainty around its potential impact on Target B’s business, the Company, Target B and its private equity sponsor agreed in March 2020 to put the transaction on hold. The letter of intent expired on April 14, 2020 and the parties had their last communication on June 8, 2020.

During the week of May 4, 2020, Dan Long, an advisor of the Company, was contacted by a venture capital firm and minority investor in Shift who communicated to Mr. Long that they had identified a potential target company that could be of interest to the Company.

On May 13, 2020, Mr. Cohen was introduced to representatives of this venture capital firm by telephone. During this conversation, Mr. Cohen was provided with preliminary information about Shift on a no-names basis. On May 15, 2020, the Company signed a non-disclosure agreement with this venture capital firm, which then provided representatives of the Company with a confidential information memorandum, which included additional information regarding Shift.

On May 19, 2020, Messrs. Long and Cohen and Ms. Abrams had an introductory call with Shift’s management team, including George Arison, co-CEO of Shift, representatives of the venture capital firm and representatives of Wells Fargo Securities, LLC (“Wells Fargo”), in its capacity as advisor to Shift.

On May 20 through 22, 2020, representatives of the Company, including Messrs. Cohen, Butler, Patel and Long and Ms. Abrams had calls with various financial advisors and analysts, including representatives of William Blair & Company, L.L.C. (“William Blair”), an advisor to the Company, to discuss Shift’s business and to generally better understand the business models and market dynamics around similar eCommerce and automotive sales platforms. Representatives of the Company also reviewed Shift’s business model, projections, confidential information memorandum, historical audited financial statements and various other diligence materials.

On May 21, 2020, the Company and Shift executed a non-disclosure agreement.

On May 22, 2020, representatives of the Company reviewed questions regarding the Shift business model, growth drivers and projections with representatives of Wells Fargo.

Separately, representatives of the Company had a call with members of Shift’s management team, including Mr. Arison, Henry Bird, Vice President of Strategic Finance, and Daniel O’Neill, head of Corporate Development, who gave formal and comprehensive management presentations covering Shift’s business model and strategy focusing on lower cost vehicles, the total addressable used car market and recent consumer trends, historical and future financial performance, impact of COVID-19 on the business and actions Shift had taken to adapt its business model, unit economics and growth trajectory, operational functions including inventory sourcing and Shift’s approach to reconditioning process, the technology platform and comparable company comparisons.

Separately, representatives of the Company had a call with an analyst from William Blair to discuss further the dynamics of the automotive eCommerce market, including the total addressable used car sales market, the percentage of the market sales currently represented by eCommerce sales, trends in growth of eCommerce automotive sales, and the generally positive investor reception to eCommerce models in the space, specifically with respect to other public company eCommerce used automotive sales platforms. The parties also discussed various aspects of business models in the automotive eCommerce market, such as vehicle price profile (focusing on high end cars vs lower cost cars), the importance of inventory sourcing and a diversified inventory mix, reconditioning as an internal or outsourced process, geographic focus, and differentiators amongst competitors models such as providing a ten day money back guarantee, an extended test drive period, or pick-up and delivery services for vehicle purchases and sales. Additionally, the parties discussed key valuation metrics, including revenues and revenue growth as the primary metric, gross profit per unit (GPU) as a secondary metric, and also expected timing to reach positive EBITDA.

On May 23, 2020, after an internal call to discuss valuation and a preliminary transaction structure proposal, Messrs. Cohen and Butler and Ms. Abrams and various other representatives of the Company had a call with the Shift management team and Wells Fargo to discuss various diligence matters and present a preliminary illustrative transaction structure proposal to Shift management that reflected an estimated valuation of between 1.4 and 1.6 times Shift’s 2021 projected revenue prior to any IPO discount and a $75 million proposed private investment, or PIPE, financing.

On May 26, 2020, Ms. Abrams and Messrs. Butler, Patel and Long had a call with representatives of Shift, including Cindy Hanford, Chief Financial Officer of Shift, and Messrs. Bird and O’Neill, to perform further financial diligence, primarily to further understand the growth drivers, and cost and other assumptions underlying Shift’s model and projections.

Separately, the Company provided Shift with an initial letter of intent that reflected (i) a valuation based on 1.3 times 2021 estimated Shift revenue and a 10% assumed IPO discount and (ii) a $75 million PIPE investment with up to one-third of the investment provided by the Company’s sponsor group.

On May 28, 2020, Mr. Cohen and Ms. Abrams had a call with Dan Nash, Managing Director and Global Head of Internet Investment Banking at Wells Fargo, and other representatives from Wells Fargo, to discuss Shift’s reaction to the Company’s initial letter of intent. Mr. Nash indicated that Shift was focused on certainty of execution and specifically increasing the PIPE commitment and a firmer PIPE commitment by the sponsor. Mr. Nash also indicated that, because Shift stockholders would receive only share consideration and no cash consideration, Shift was also specifically focused on the amount and upside potential of post-closing equity participation.

On May 29 through June 2, 2020, the Company continued diligence and had further discussions with representatives from William Blair regarding current market dynamics, including shifting consumer preferences to make more substantial purchases online, the potential impact of COVID-19 on consumer preferences to use personal vehicles more frequently versus public transportation, and the potential for anticipated or actual recessionary impact to drive used vehicle sales. The parties also discussed financial and valuation metrics for auto resale eCommerce business models. Discussions included a comparison of metrics such as year over year growth and/or changes in revenue, GPU, gross margin, EBITDA margin, revenue per unit, COGS/unit, and revenue per unit for public companies the parties felt were comparable to Shift. The discussions focused on comparing these metrics in the years prior to, of and following, such companies’ entry into the public markets, and assessing whether these comparisons supported management’s initial expected valuation range for Shift.

From June 1, through June 6, 2020, representatives of the Company had various internal meetings to discuss pursuing a business combination with a company outside the insurance space. Representatives of the Company discussed, among other things, (a) the sufficiency of the team’s collective knowledge and experience relevant to assessing Shift’s business, (b) the ability to utilize a third party consultant to assist in due diligence, specifically to assess the technology platform, (c) the impact of COVID-19 on Target B’s financial performance and certainty of its growth trajectory, and the challenges Target B faced in adapting its business model during COVID-19, (d) the impact of COVID-19 on Shift’s financial performance and projections and Shift’s ability to rapidly adapt its business model during COVID-19, (d) uncertainty around the Target B’s willingness to move forward with a business combination transaction at a valuation that would be attractive to Company stockholders, and (e) anticipated investor perception of the Company pursuing a transaction outside the insurance space and, more specifically, with an eCommerce automotive sales platform. During this period, representatives of the Company also had conversations with representatives of current Company investors to discuss, on a confidential and no-names basis, their view of the eCommerce automotive sales space and their perception of a business combination transaction in this space. Based on these discussions, the Company’s management decided to discuss a potential business combination with Shift with the Company’s board of directors and request their authorization on pursuing a transaction outside of the insurance space prior to signing a letter of intent with Shift.

On June 1, 2020, Mr. Cohen, Ms. Abrams and Mr. Nash discussed Shift valuation ranges and ranges for the Company’s sponsor commitment. With regard to Shift’s valuation, they discussed a range of 1.0 to 1.5 times Shift’s 2021 estimates; their discussion, however, did not cover what these multiples would equate to in terms of enterprise values. Mr. Cohen and Ms. Abrams reiterated their position that the Company’s sponsor commitment be up to one-third of the PIPE offering and that the parties target a PIPE offering amount of $75 million. Mr. Nash proposed that a minimum sponsor commitment in the PIPE be set at a firm amount of $25 million and the commitment in the PIPE offering be reduced to the extent that the total PIPE offering amount exceeded $75 million.

On June 2, 2020, the Company submitted an updated letter of intent to Shift reflecting the May 28, 2020 discussion with Wells Fargo, which reflected (i) a new $125 million minimum cash closing condition, (ii) a PIPE financing range of $50-$100 million and target amount of $75 million, (iii) a sponsor commitment of at least $25 million, which would be reduced to the extent the total PIPE financing amount exceeded $75 million, and the amount of any reductions would be used to support the transaction as needed, and (iv) a mutual 45 day exclusivity provision.

On June 3, 2020, Mr. Cohen and Ms. Abrams discussed with Mr. Nash and Seth Ferguson, Managing Director and Head of Technology M&A Investment Banking of Wells Fargo, feedback from Shift’s board regarding the most recent letter of intent, which focused on execution certainty and valuation based on recent comparable transactions.

On June 4, 2020, representatives of the Company had a detailed discussion with Matt Shultz, Managing Director, Technology, of William Blair, and other representatives of William Blair, focusing on growth of companies similar to Shift and Shift’s competitors at the time of their respective IPOs. Based on this discussion and the Company’s independent due diligence review and analysis, management of the Company determined that the growth and financial projections presented by Shift seemed reasonable. Separately Ms. Abrams engaged with Morgan, Lewis & Bockius, LLP (“Morgan Lewis”), counsel to the Company, regarding certain regulatory questions and legal due diligence.

On June 5, 2020, Mr. Cohen and Ms. Abrams spoke with Mr. Nash regarding a specific proposal by Shift regarding the Company’s letter of intent to defer parts of the consideration to an earnout structure to better align with investor interests and decrease marketing risk, which included (i) increasing the IPO discount assumption in the valuation to 25%, (ii) adding an earnout for shareholders of 5 million shares with half vesting at $12 and half at $15 to offset the change in closing valuation, (iii) reducing the minimum cash condition to $100 million, and (iv) increasing the proposed PIPE size to a range of $75-100 million.

On June 6, 2020, Messrs. Cohen and Patel and Ms. Abrams had a call with representatives from Wells Fargo, including Mr. Nash and Jerry Serowik, Managing Director, Equity Capital Markets, to discuss the potential engagement of Wells Fargo as a capital markets advisor and placement agent for the Company in connection with the potential PIPE transaction.

Separately, the Company’s board of directors had a telephonic board meeting attended by all members of the board, Mr. Butler and Ms. Abrams, during which management reviewed Shift’s business and the proposed transaction. The Company’s board of directors discussion ensued and Company management responded to questions from the board regarding Shift and the proposed transaction. The Company’s board of directors discussed pursuing an acquisition of a company outside of the insurance space and asked questions of management, including with respect to the team’s ability to complete a comprehensive diligence review of such a company and expectations of investor receptivity to a transaction in the eCommerce automotive resale space. Further discussion ensued in which the board discussed the team’s relevant prior experience and knowledge, including in the automotive financing space, with F&I products similar to Shift’s offerings, and with technology platforms generally. The board also acknowledged that, while the Company had intended to pursue a business combination with an insurance related business, the Company was specifically permitted to pursue a business combination with a company outside of the insurance space and had previously disclosed to investors that it may do so. The board determined that, based on the preliminary information provided regarding Shift’s business, current market dynamics and management’s expectations around investor perception, it would not object to pursuing a business combination with Shift on the basis that Shift was not an insurance company, and that it would make a substantive assessment of the Shift transaction at a later date.

On June 7, 2020, Mr. Cohen, Ms. Abrams and Mr. Nash had multiple conversations regarding the Company’s letter of intent.

Separately, representatives of the Company discussed proposed changes to the letter of intent. They determined that (a) because all proceeds of the transaction would be primary proceeds to the Company, and Shift would benefit from having additional funds to execute its growth plan and provide for additional working capital, the Company would propose targeting a larger, $100 million PIPE investment and (b) an earnout structure properly aligns and incentives Shift stockholders (which include members of management), and earnout price targets of $12 and $15 with one and three year sunset provisions, respectively, created proper alignment, and (c) increasing the amount of the earnout shares from five to six million shares furthered the objective of incentivizing management, as well as providing a valuation for Shift that Company management felt would be attractive to both Shift stockholders and Company stockholders. Subsequently the Company provided Shift with a revised letter of intent reflecting changes that included (i) a target PIPE amount of $100 million, (ii) a Company sponsor investment commitment of up to $35 million, and (iii) Shift stockholder equity consideration of $380 million plus six million earnout shares vesting at stock prices of $12 and $15. The parties executed this letter of intent.

On June 8, 2020, Mr. Cohen and Ms. Abrams had additional discussions with representatives of Wells Fargo regarding the potential engagement of Wells Fargo as capital markets advisor and placement agent for the Company in connection with the potential PIPE transaction and the parties agreed to proceed with the engagement.

Separately, a preliminary organizational call was held with representatives of the Company, Wells Fargo and William Blair to discuss preparation of investor materials for confidential investor marketing for the potential PIPE transaction.

On June 9, 2020, an organizational call with the Company, Shift, Wells Fargo and William Blair teams was held to discuss the preparation of investor materials for confidential investor marketing and a timeline to the transaction announcement.

On June 10, 2020, Mr. Patel visited Shift’s South San Francisco Hub (storage and reconditioning facility). Mr. Patel also interviewed members of the Shift team including Dan O’Neill, Head of Corporate Development, Sean Foy, Chief Operating Officer, and Ilya Letuchy, Head of Field Operations. Mr. Patel found the team to be credible and experienced at scaling businesses and adding discipline and institutionalization to controls and processes.

On June 11 and 12, 2020, calls with representatives of the Company, Shift, Wells Fargo and William Blair were held to review and revise the confidential investor marketing material and prepare the management presentation for the potential PIPE transaction.

On June 12, 2020, Ms. Abrams spoke with Ms. Hanford to discuss Shift’s audited financials and timing for various financial deliverables in connection with the transaction. Mr. Arison, Mr. Cohen and Ms. Abrams also discussed potential structures for an equity compensation plan for the post-transaction company. Separately, representatives of Wells Fargo began contacting potential PIPE investors and setting up investor meetings for confidential marketing.

Separately, a call with representatives of the Company, Shift, Wells Fargo, William Blair and Latham & Watkins LLP, as counsel to Wells Fargo, was held to review and revise the confidential investor marketing material and continue to prepare the management presentation for the potential PIPE transaction.

On June 13 and 14, 2020, calls with representatives of the Company, Shift, Wells Fargo and William Blair were held to review and revise the confidential investor marketing material and continue to prepare the management presentation for the potential PIPE transaction.

On June 14, 2020, Ms. Abrams discussed the initial draft merger agreement with Morgan Lewis.

From June 15 through June 22, 2020, Mr. Cohen and Betsy Cohen, an advisor, of the Company, Toby Russell, co-CEO, Mr. Arison, Cindy Hanford, CFO, and Henry Bird, Chief of Staff, of Shift, and Mr. Nash of Wells Fargo, held confidential investor meetings to discuss the proposed transaction with existing investors of Shift and prospective investors in the PIPE transaction.

On June 15, 2020, representatives of Morgan Lewis distributed an initial Merger Agreement to Jenner & Block LLP (“Jenner & Block”), counsel to Shift.

Separately, Ms. Abrams had a call with Jeff Peterson of Northland Capital Markets to discuss engaging Northland to provide a fairness opinion for the Company’s board of directors.

Separately, the Company engaged a third party consultant, Steffen Frederiksen, to assist with the technology-related due diligence review of Shift, including an assessment of the technical platform, evaluation of the technical organization, review of product development, review of viability of security and technical maintenance capabilities, and identification of any gaps in or improvements of overall technical infrastructure.

On June 16, 2020, Mr. Cohen, Ms. Abrams, Mr. Nash, Mr. Arison and Amanda Bradley, general counsel of Shift, had a call to discuss Shift’s negotiations with Lithia Motors, a significant stockholder of Shift, regarding Lithia’s outstanding warrants and a credit facility that Lithia provides to Shift.

Separately, Mr. Long and other representatives of the Company conducted customer reference outreach to obtain information from previous Shift customers. Mr. Long and another representative of the Company conducted phone interviews with separate sellers and also engaged in written communications with Shift customers. Representatives of the Company also reached out to individuals who had used Shift’s platform via Instagram Direct

Messages. The outreach sought to determine and further understand, among other things, (i) how the customers came to sell their cars on Shift, (ii) customer perception at the time customers decided to use Shift to sell their automobiles, (iii) customer experience through the sale process, and (iv) why customers did not choose to use alternatives like friends, dealers, and other platforms. Customer responses generally indicated that (i) customers came to sell their cars on Shift through word of mouth through the tech sector, (ii) customers perceived Shift as credible when they decided to use the platform to sell their vehicles, (iii) customers felt high satisfaction with their experiences and feedback was that Shift was very user friendly and fair and (iv) customers felt that friends and dealers had either inherent execution difficulty or were time-intensive, and moreover customers indicated that they believed other platforms didn’t have the same geographic penetration. The outreach also generally asked customers to share their overall satisfaction in test driving a vehicle and Shift’s concierge service. Seven customers were contacted during the customer outreach and six of these customers engaged with representatives of the Company. One customer indicated they had a somewhat negative experience due to the condition of the vehicle, but that they also had their deposit returned to them. The other customers reported very positive overall experiences.

Separately, Messrs. Long and Patel, Mr. Frederiksen, the consultant engaged by the Company to assist with technology-related due diligence, and Christian Ohler, Karan Gupta and Adam Johnston, who are lead Shift technology employees, had a call to discuss technology-related due diligence matters, including Shift’s technology stack and platform. From June 16 through June 19, 2020, Messrs Long, Patel and Frederiksen reviewed additional technology-related due diligence materials provided by Shift.

Separately, Ms. Abrams and Mr. Nash had a call to discuss the ongoing discussions between Shift and Lithia regarding Lithia’s warrant and the upcoming draw under the Lithia term loan facility.

Separately, Ms. Abrams and Mr. Peterson had a call to discuss the preparation of a fairness opinion.

Separately, Ms. Abrams and Mr. Arison had a call to discuss employment agreements and identify persons entering into employment agreements.

On June 18, 2020, representatives of Jenner & Block provided to representatives of Morgan Lewis a list of transaction terms for discussion, including, among other things, (i) registration rights for all Shift stockholders, (ii) removal of the purchase price adjustments, (iii) removal of the termination fee payable if Shift stockholder consent was not obtained, (iv) a forward termination fee applicable if Company stockholder consent was not obtained and (v) repayment of Company working capital loans in cash instead of equity. Ms. Abrams discussed these issues with representatives of Morgan Lewis.

On June 19, 2020, representatives of the Company discussed with Mr. Frederiksen his findings related to the Shift technology due diligence. Mr. Frederiksen indicated that (i) Shift’s platform is implemented using current and best practices technology; (ii) Shift has taken what is considered a true and tried industry standard approach to building web-based platforms; (iii) many much larger platforms have been implemented using the same architecture and technology, which Mr. Frederiksen believed provided a high level of confidence in the viability of the Shift platform as it currently stood; (iii) the architecture of the Shift platform had sufficient built-in scalability potential to allow for growth within the current scope of business and to expand into new business and geographical areas; and (iv) the technical organization within Shift was capable of maintaining and enhancing the Shift platform. In assessing gaps or improvements of overall technical infrastructure, Mr. Frederiksen noted that Shift could benefit from (i) using a CRM solution more suited for automotive applications and (ii) from consolidating its server platform hosting as the business continued to grow. Mr. Frederiksen did not identify any security flaws.

On June 20, 2020, Mr. Cohen, Ms. Abrams, Messrs. Nash, Ferguson, and Serowik of Wells Fargo had a call to discuss certain transaction terms, including registration rights, a purchase price adjustment, and stockholder approval requirements. The parties agreed that any purchase price adjustment would be based on a net assets metric and be structured to provide Shift with the flexibility to continue spending in accordance with Shift’s existing business projections without penalty. The parties discussed the anticipated business activities of Shift between signing and closing and determined that a net assets metric was the most relevant measure of the change in value of Shift’s business from signing to closing. This determination was based on various factors and anticipated actions between signing and closing, including the following: (a) Shift being an earlier stage, high growth business, (b) Shift making an additional draw on the Lithia term loan, and (c) Shift increasing spending in areas such as marketing and inventory purchases, in accordance with and as a key part of execution of Shift’s business plan and revenue growth. Once the parties had tentatively agreed to utilize a net assets adjustment for protecting the Company from material negative impacts to Shift’s consolidated net assets, the parties informally agreed to explore alternative sources of financing to replace Shift’s existing indebtedness from Lithia Motors. Because the incorporation of the net asset adjustment mechanism meant that there would be no impact on the Closing Date Merger Consideration from a repayment of the Lithia indebtedness (given that a decision to use cash (an asset) to pay down this indebtedness (a liability) would “net out” in the calculation with zero impact), and given that the then current market for incurring new indebtedness was uncertain at best given the impacts of COVID-19 on the lending markets generally, Shift and the Company came to an agreement in principle that Shift could propose, in its discretion, whether to repay or refinance the Lithia indebtedness, depending on then current market conditions and the availability and terms of debt financing that might become available over time, subject to the Company’s good faith consultation and reasonable concurrence, and that the parties would continue to work together to identify potential alternative financing sources. The parties had not at this time identified an alternative financing source to refinance the Lithia indebtedness.

On June 22, 2020, representatives of Jenner & Block distributed a revised draft of the Merger Agreement and Morgan Lewis and Jenner & Block had a call to discuss the revised draft.

Separately, Mr. Cohen, Ms. Abrams, Mr. Nash, Mr. Arison and Ms. Bradley had a call to discuss registration rights, sponsor lock-up, Shift shareholder lock-up, termination fees and Shift stockholder approval, and increasing the size of the PIPE investment. The parties discussed the price trigger lock up applicable to the sponsor shares, as well as investor perception and capital markets dynamics around a Shift stockholder lockup, agreeing to continue the discussion at a later date. The parties also decided to continue the discussion around the size of the PIPE investment at a later date after they had received additional indications from potential PIPE investors. The parties determined that a forward Company termination fee was not a proper mechanic to incentivize the Company given the Company’s lack of capital to pay such a fee and the fact that Company stockholders would be able to vote to approve the transactions while also redeeming their Company shares at closing. Mr. Cohen and Ms. Abrams also explained that they had requested a termination fee if Shift’s stockholders did not approve the merger because of the level of uncertainty around obtaining Shift stockholder approval of the transaction due to (a) Shift having a large and diverse stockholder base where approval of many stockholders would be required to approve the transaction and (b) representatives of the Company not having had extensive interactions with many of Shift’s significant stockholders. The parties determined that, in lieu of a termination fee, they would seek to have certain of Shift’s significant stockholders sign and deliver a voting agreement pursuant to which the Shift stockholders would agree to vote to approve the proposed Merger and Merger Agreement. Separately, Ms. Abrams, and Messrs. Long, Patel, and Butler had a call with Messrs. Bird, O’Neil, and Howland to further discuss Shift’s updated financial model and projections. The parties discussed timing to deliver Shift’s final quality of earnings report. Messrs. Bird, O’Neil, and Howland indicated that Shift’s auditors expected to provide a draft quality of earnings report by the end of the week but would not be able to provide a final report until the week following the anticipated transaction signing date of June 29, 2020. As a result, to protect any uncertainty arising from the inability to deliver the final report prior to signing, Ms. Abrams requested that the Merger Agreement include a provision that gave the Company the right to terminate the Merger Agreement if the final quality of earnings report materially differed from the initial draft provided to the Company.

On June 23, 2020, Mr. Cohen, Ms. Abrams, had a call with Messrs. Nash and Arison and Ms. Bradley to discuss increasing the size of the PIPE investment. In connection with the proposed increase, the parties also discussed overall transaction structure and the desire for Shift stockholders to hold a majority of the voting power in the combined company for a number of reasons, including the tax impact to the combined company.

Separately, representatives of the Company, including Ms. Abrams and Messrs. Butler, Patel and Long, held diligence calls with Shift’s finance and insurance and marketing team.

Separately, representatives of the Company and Wells Fargo negotiated PIPE subscription agreements with certain potential PIPE investors.

Separately, Mr. Cohen, Ms. Abrams, Mr. Arison, Ms. Bradley, Mr. Nash and representatives of Morgan Lewis and Jenner & Block also participated in a call to discuss Jenner & Block’s comments on the merger agreement. The parties also discussed potential structures for the incentive shares, including issuing the shares at closing into an escrow account.

On June 24, 2020, Mr. Cohen, Ms. Abrams, Messrs. Arison and Nash, Ms. Bradley and representatives of Morgan Lewis and Jenner & Block continued discussing proposed structures for the structuring of the incentive shares, including administrative complexity and cost associated with the various options.

Separately, Ms. Abrams had a call with Mr. Arison and Ms. Bradley to discuss employee benefits due diligence and employment arrangements.

Separately, representatives of Shift continued conversations with representatives of Northland in connection with Northland’s preparation of their fairness opinion.

Separately, Mr. Cohen, Ms. Abrams, and Messrs. Serowik and Nash continued conversations with potential PIPE investors regarding the PIPE investment.

Separately, Messrs. Cohen, Nash, Serowik, Arison and Ms. Abrams determined the final size of the PIPE investment and allocations amongst investors. Included in the conversation was Shift’s desire to hold a majority of the voting power in the combined company for a number of reasons, including the tax impact to the combined company and Shift stockholders, and maintaining a transaction structure that, given proposed allocations of consideration to Shift stockholders based on Shift’s capital structure, would be attractive to shareholders such that they would approve the transaction.

Separately, Ms. Abrams, Messrs. Nash and Serowik and representatives of Morgan Lewis, representatives of Jenner & Block and representatives of Latham & Watkins LLP, as counsel to Wells Fargo, participated in a call to discuss potential structures for the incentive shares, including issuing the shares at closing into an escrow account, and potential structures to accommodate Shift’s desire to hold a majority of the voting power in the combined company.

On June 25, 2020, Mr. Cohen, Ms. Abrams, Mr. Nash and Mr. Arison had a call to discuss the Company’s sponsor group’s right to additional Class A shares upon conversion of the Company’s Class B shares to Class A shares pursuant to the Company’s charter and in connection with the shares to be issued in the PIPE transaction. As a result, the Company’s sponsor group agreed to waive its right to all additional Class A shares issuable upon conversion of the Company Class B shares, except with respect to 500,000 additional Class A shares.

Separately, Ms. Abrams, Mr. Serowik, and representatives of Morgan Lewis continued negotiations with various PIPE investors regarding provisions of the PIPE subscription agreements.

On June 26, 2020, the Company’s board of directors met via teleconference, with all board members present. Also present was Ms. Abrams, representatives of Morgan Lewis and representatives of Northland. Northland reviewed with the board of directors its fairness opinion analysis and presented its fairness opinion to the board. The Company’s board of directors reviewed and discussed the potential transaction and asked questions of management and Northland. Because Shift and the Company were still continuing to negotiate certain provisions of the definitive documentation for the transaction, the Company’s board of directors determined to adjourn the meeting and reconvene on June 28, 2020.

Separately, on June 26, 2020, Mr. Cohen and Ms. Abrams discussed with Ms. Bradley certain transaction terms, including allocation and reimbursement of certain transaction expenses, the net asset purchase price adjustment, timing to complete HSR filings, obtaining consents under certain material agreements, certain restrictions on Company conduct prior to closing, and timing to execute Shift employment agreements. The conversation was continued by a broader group including Mr. Cohen, Ms. Abrams, Ms. Bradley and Messrs. Arison and Nash, as well as representatives of both Morgan Lewis and Jenner & Block.

On June 27, 2020, Mr. Cohen, Ms. Abrams, Ms. Bradley and Messrs. Arison and Nash, as well as representatives of both Morgan Lewis and Jenner & Block, continued discussions of remaining unresolved terms. The parties confirmed their agreement that Shift would be required to deliver certain financial reporting deliverables and a voting agreement of Shift’s stockholders to approve the transaction on the timeframe agreed to by the parties in the Merger Agreement.

On June 28, 2020, the Company’s board of directors reconvened their telephonic meeting. All members of the board were present and Mr. Butler, Ms. Abrams and representatives of Morgan Lewis also attended. Representatives of Morgan Lewis reviewed the proposed transaction documentation and answered questions from the board of directors. Following review and discussion, the Merger Agreement and related documents and agreements were unanimously approved by the Company’s board of directors, subject to final negotiations and modifications, and the Company’s board of directors determined to recommend the approval of the Merger Agreement to the stockholders of the Company. The board of directors also concluded that the fair market value of Shift was equal to at least 80% of the funds held in the trust account. In making such determination, the Company’s board of directors considered, among other things, the implied valuation of Shift based on the market valuation of comparable companies and other information presented by Northland and discussed under “— Description of Fairness Opinion of Northland”.

On June 29, 2020, the Company, Merger Sub, and Shift executed the Merger Agreement and the Company, Shift, and Shift stockholders executed the Voting Agreement.

Also, on June 29, 2020, the Company and Shift issued a press release publicly announcing the transaction.

On July 17, 2020, the Company filed a preliminary proxy statement soliciting the approval of its stockholders for a proposal to amend our charter to extend the period of time for which it is required to consummate a business combination from September 22, 2020 until November 3, 2020.

On August 13, 2020, the Company filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

On August 14, 2020, the Company filed a definitive proxy statement soliciting the approval of its stockholders for a proposal to amend its charter to extend the period of time for which it is required to consummate a business combination from September 22, 2020 until November 3, 2020.

On August 19, 2020, the Company, Merger Sub, and Shift executed the First Amendment to Agreement and Plan of Merger to provide for certain changes regarding the Business Combination Charter and the extension meeting and extension proxy statement.

The parties have continued and expect to continue regular discussions regarding the timing to consummate the Merger.

Reasons for the Approval of the Merger

Our board of directors met telephonically on Friday, June 26, 2020, and on Sunday June 28, 2020, to, among other things, discuss a potential business combination with Shift, and, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger were in the best interest of the Company and our stockholders and resolved to recommend that our stockholders vote to adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby. Prior to reaching the decision to approve the Merger and the Merger Agreement, our board of directors consulted with our management, as well as with our legal and financial advisors. In making its determination with respect to the Merger, our board of directors also considered the financial analysis undertaken by Northland, a financial advisor to us in connection with the Merger. Northland presented to our board its written opinion dated June 26, 2020, which we refer to as the Opinion, as to whether (i) the Merger Consideration to be paid by us in the Merger pursuant to the Merger Agreement was fair to us, from a financial point of view, and (ii) the fair market value of Shift implied by the various financial analyses Northland conducted in connection with its Opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters’ fees and taxes payable on the income earned on the trust account.) See the subsection entitled “— Description of Fairness Opinion of Northland” below.

In addition, before determining that the Merger was in the best interests of the Company and our stockholders, our board reviewed various industry and financial data, including, but not limited to, Shift’s existing business model, Shift’s historical and projected financials, and various valuation analyses, and reviewed the results of management’s due diligence review of Shift which took place over a six-week period beginning in May 2020 and continuing through the signing of the Merger Agreement on June 29, 2020, including extensive meetings and calls with Shift’s management team regarding operations and projections, review of Shift’s material contracts, intellectual property matters, labor matters, financing and accounting due diligence, tax due diligence, engaging and consulting third-party experts and financial advisors including, but not limited to, William Blair & Company, L.L.C. and Steffen Frederiksen, and other legal due diligence with assistance from our legal counsel.

Our board and management have extensive experience in the financial services, fintech and insurance industries, as well as with operational management, and investment and financial analysis. As such, the members of our board and management team believe that they are qualified to conduct and analyze the due diligence required for us to identify a merger partner. See the section entitled “Information About the Company —Management” for additional information regarding the experience of our board of directors and management team.

We initially focused our efforts on identifying businesses providing insurance or insurance related services, broadly defined, and with a particular focus on technology companies within that industry, although we were not required to limit our activities to any particular industry. In the evaluation of business combination partners, our board and management team considered a wide variety of complex factors. Our board of directors did not consider it practicable or relevant to quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. Important criteria we used in evaluating prospective business transaction opportunities included:

•        Potential to leverage our operational expertise.

•        Significant opportunities for profitable growth.

•        Ability to generate fee income.

•        Strong, experienced management teams.

•        Significant potential benefits to transition to a public company.

In considering the potential business combination with Shift, our board determined that Shift met all of the above criteria. In particular, the board considered the following positive factors, although not weighted or in any order of significance:

•        Potential to leverage our operational expertise:    Our management and board have extensive experience in the fintech, insurance and financial services spaces, including lending into the automotive sector in connection with fleet financing. Our management team and board can leverage their operational expertise to assist Shift in enhancing opportunities within its F&I business, including expanding F&I product offerings and diversifying insurance carrier relationships. Additionally, our expertise in structuring and implementing captive financing and insurance platforms may be useful if, in the future, Shift determines to expand its business into these areas.

•        Significant opportunities for profitable growth:    In determining that there were significant opportunities for profitable growth, our board considered market factors, such as the large size of the used vehicle sales market and that eCommerce market penetration in the automotive retail market is light. Our board also considered potential areas of growth in Shift’s business model, such as the ability to drive revenue growth through additional marketing, expansion of third-party sales relationships, expansion of F&I product offerings, and ability to increase efficiency and margins as Shift continues to scale its business.

•        Ability to generate fee income:    Although the ability to generate fee income was not a relevant factor given the business to be acquired, Shift satisfies the criteria regarding generation of fee income as the F&I component of Shift’s revenue provides fee-like income and does not create balance sheet risk for Shift.

•        Strong, experienced management team:    Led by co-Chief Executive Officers George Arison and Toby Russell, Shift’s management team has extensive experience in technology, corporate management and operations. Our board believes that Shift has a strong management team, and expects that Messrs. Arison and Russell, as well as other key Shift executives, will continue with the combined company following the Merger to pursue execution of Shift’s strategic and growth goals. For additional information regarding Shift’s executive officers, see the section entitled “Information about Shift — Executive Officers of Shift.”

•        Significant potential benefits to transition to a public company:    Transitioning to a public company provides significant benefits for Shift, including additional access to capital as Shift continues to grow its business and additional brand awareness associated with being a public company.

In considering the potential business combination with Shift, our board gave consideration to the following negative factors, although not weighted or in any order of significance:

•        The Company’s public stockholders will hold a minority share position in the post-merger company.

•        Company stockholders may object to and challenge the Merger and take actions that may prevent or delay the consummation of the Merger, including to vote down the proposals at the special meeting or exercise their redemption rights.

•        The potential for diversion of management and employee attention during the period prior to completion of the Merger, and the potential negative effects on Shift’s business.

•        The risk that, despite the efforts of the Company and Shift prior to the consummation of the Merger, Shift may lose key personnel, and the potential resulting negative effects on Shift’s business.

•        The possibility that Shift might not achieve its projected financial results.

•        The Merger Agreement prohibits the Company from soliciting or engaging in discussions regarding alternative transactions during the pendency of the Merger.

•        Risks and costs to the Company if the Merger is not completed, including the risk of liquidation.

•        Potential changes in the regulatory landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the Merger.

•        Risks of the type and nature described under the section entitled “Risk Factors” beginning on page 31.

Our board of directors also considered whether members of our management and board may have interests in the Merger that are different from, or are in addition to, the interests of our stockholders generally, including the matters described under the subsection entitled “— Interests of Certain Persons in the Merger” below. However, our board of directors concluded that (i) these interests were disclosed in our IPO prospectus and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company, (iii) our stockholders will have the opportunity to redeem their public shares in connection with the Merger and (iv) shares of our common stock held by our officers, directors and other initial stockholders are subject to transfer restrictions following the Merger. See the sections entitled “— Additional Agreements — Stockholder Letter Agreement” above and “Description of Securities — Authorized and Outstanding Stock — Founder Shares and Placement Shares” for a description of these transfer restrictions.

Satisfaction of 80% Test

It is a requirement under our charter that any business we acquire have a fair market value equal to at least 80% of the balance of the funds in the trust account held for the benefit of our public stockholders at the time of the execution of a definitive agreement for an initial business combination. Our board of directors adopted the financial analysis reviewed by Northland with our board, and the Opinion of Northland to our board, and determined that subject to and based on the assumptions, matters considered and limitations and qualifications set forth in the Opinion, the enterprise value of Shift implied by the various financial analyses Northland conducted in connection with its Opinion equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the trust account).

Description of Fairness Opinion of Northland

Opinion of Northland Securities, Inc.

The Company’s board of directors (the “Insurance Acquisition Board”) retained Northland Securities, Inc. (“Northland”) to provide fairness opinion services to the Insurance Acquisition Board in connection with its consideration of strategic alternatives, including a possible business combination transaction, and, if requested, to render to the Insurance Acquisition Board an opinion as to the fairness, from a financial point of view, of the consideration to be paid in a business combination transaction. On June 26, 2020, at a meeting of the Insurance Acquisition Board held to evaluate the proposed transaction, Northland delivered to the Insurance Acquisition Board an oral opinion, subsequently confirmed by delivery of a written opinion, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth therein, (i) the Merger Consideration to be paid by the Company in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Company and the holders of Company common stock, and (ii) the fair market value of Shift equals or exceeds 80% of the amount held by the Company in trust for benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account).

The full text of the written opinion of Northland, dated June 26, 2020, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex D to this proxy statement/prospectus. The following summary of Northland’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Opinion. Northland provided its Opinion for the information and assistance of the Insurance

Acquisition Board in connection with its consideration of the Merger. Northland’s Opinion was not intended to and does not constitute a recommendation as to how any holder of Company common stock should vote or take any action with respect to the Merger or any other matter.

In arriving at its opinion, Northland, among other things:

•        reviewed the financial terms of a draft of the Merger Agreement received on June 21, 2020;

•        reviewed and analyzed certain historical financial, operating and business information related to Shift;

•        reviewed and analyzed certain internal financial projections of Shift prepared for financial planning purposes and furnished by the management of Shift;

•        reviewed and analyzed certain publicly available information relative to the Company;

•        reviewed and analyzed certain historical financial, operating, market and securities data of the Company publicly available or furnished by the management of the Company, as applicable;

•        conducted discussions with management of the Company with respect to the Company’s strategic reasons for pursuing the Merger and the Company’s valuation of Shift;

•        conducted discussions with members of management of the Company and Shift with respect to the business and prospects of the Company and Shift, respectively, on a stand-alone basis and on a combined basis;

•        reviewed and analyzed the reported prices and trading activity of Company common stock;

•        compared the financial performance of Shift with that of certain other publicly traded companies deemed by Northland to be comparable to Shift;

•        to the extent publicly available, reviewed and analyzed financial terms of certain acquisition transactions involving companies operating in businesses and industries deemed similar to that in which Shift operates and selected companies deemed by Northland to be comparable to Shift; and

•        compared the fair market value of Shift implied by the various financial analyses that Northland conducted to the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account), as provided by management of Shift and the Company, as applicable.

In addition, Northland conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Northland deemed necessary and appropriate in arriving at its opinion.

Summary of Financial Analyses

In accordance with customary investment banking practice, Northland employed generally accepted valuation methods in reaching its fairness opinion. The following is a summary of the material financial analyses performed by Northland in connection with the preparation of its fairness opinion, which was reviewed with, and formally delivered to, the Insurance Acquisition Board at a meeting held on June 26, 2020. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Northland or of its presentation to the Insurance Acquisition Board on June 26, 2020.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Northland. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as an indication of the relative importance or weight given to these analyses by Northland or the Insurance Acquisition Board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 26, 2020 and is not necessarily indicative of current market conditions. All analyses conducted by the Company were going concern analyses and Northland expressed no opinion regarding the liquidation value of any entity.

The Merger Consideration was determined through arm’s-length negotiations between the Company and Shift and was approved by the Insurance Acquisition Board. Northland did not provide advice to the Insurance Acquisition Board during these negotiations nor recommend any specific consideration to the Company or the Insurance Acquisition Board or suggest that any specific consideration constituted the only appropriate consideration for the Merger, including but not limited to the Merger Consideration. In addition, Northland’s opinion and its presentation to the Insurance Acquisition Board were one of many factors taken into consideration by the Insurance Acquisition Board in deciding to approve the Merger.

For purposes of its financial analyses, Northland utilized Shift’s internal financial projections for the fiscal years ending December 31, 2020 through December 31, 2022, prepared by and furnished to Northland by the management of the Company and Shift.

Further, Northland was advised by management of the Company, and Northland assumed with the consent of management of the Company, that, as of the date of its Opinion the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account) was equal to $147.3 million.

Comparable Public Company Analysis

Northland reviewed, among other things, selected historical financial data and estimated financial data of Shift based on projections provided by its management, and compared them to corresponding financial data, where applicable, for U.S. listed public companies that Northland deemed comparable to Shift.  Northland also derived multiples for each of the comparable companies and Shift based on such financial data and market trading prices, as applicable, and compared them. Northland selected these companies based on characteristics described below using the most recently available public information obtained by searching SEC filings, public company disclosures, press releases, equity research reports, industry and popular press reports, databases and other sources.

Although Northland selected the companies reviewed in these analyses because, among other things, their businesses are reasonably similar to that of Shift, no selected company is identical to Shift. Accordingly, Northland’s comparison of selected companies to Shift and analysis of the results of such comparison was not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative value of Shift.

The comparable group consisted of three (3) U.S. publicly traded companies that have financial profiles deemed comparable to Shift. Collectively, such group is referred to in this proxy statement as the “Comparable Group.” Based on these criteria, Northland identified and analyzed the following selected companies:

Automotive Marketplaces & Services:

•        CarMax, Inc.

•        Carvana Co.

•        Vroom, Inc.

Below are the Comparable Group’s underlying metrics and estimates for the last twelve months, 2020E, and 2021E.

		Operating Data of Comparable Group (millions)
	Enterprise Value (millions)	LTM Revenue	2020E Revenue	2021E Revenue	LTM Gross Profit	2020E Gross Profit	2021E Gross Profit
CarMax, Inc.(1)	$29,544	$20,320	$17,934	$21,026	$2,722	$2,201	$2,750
Carvana Co.(1)	$20,808	$4,283	$5,075	$7,344	$556	$645	$1,089
Vroom, Inc.(1)	$6,558	$1,333	$1,690	$2,665	$64	$75	$142

____________

(1)      2020 and 2021 revenue and gross profit estimates are based on consensus estimates as reported on S&P Capital IQ platform

In all instances, Northland applied a private company discount of 25.0% to the equity values based on closing stock prices on June 25, 2020. With respect to the Comparable Group table below, the information Northland presented included the following valuation and operating data:

•        Multiple of enterprise value to revenue for the last twelve months, or EV / LTM Revenue

•        Multiple of enterprise value to gross profit for the last twelve months, or EV / LTM Gross Profit

•        Multiple of enterprise value to estimated 2020 revenue, or EV / 2020E Revenue

•        Multiple of enterprise value to estimated 2020 gross profit, or EV / 2020E Gross Profit

•        Multiple of enterprise value to estimated 2021 revenue, or EV / 2021E Revenue

•        Multiple of enterprise value to estimated 2021 gross profit, or EV / 2021E Gross Profit

Comparable Group
	Min	Mean	Median	Max
EV / LTM Revenue(1)(2)	1.3x	2.9x	3.6x	3.7x
EV / LTM Gross Profit(1)(2)	9.5x	37.6x	28.3x	74.9x
EV / 2020E Revenue(2)	1.4x	2.5x	2.8x	3.1x
EV / 2020E Gross Profit(2)	11.7x	33.5x	24.4x	64.2x
EV / 2021E Revenue(2)	1.2x	1.7x	1.8x	2.1x
EV / 2021E Gross Profit(2)	9.4x	19.3x	14.5x	33.9x

____________

(1)      LTM for the selected public company analysis is based on latest publicly reported financial results.  For Shift, LTM is as of 03/31/20.

(2)      Projected calendar year 2020 and 2021 revenue and gross profit, as applicable, for Shift were based on projections provided by management of the Company and Shift. Projected calendar year 2020 and 2021 revenue and gross profit, as applicable, for the selected public companies were based on equity research analyst consensus estimates.

Based on the discounted multiples above, Northland then applied the range of Comparable Group trading multiples to the applicable revenue and gross profit metrics of Shift. The analysis indicated the following implied enterprise value of Shift as compared to Shift’s projections:

		Implied Enterprise Value of Target (millions)
	Target (millions)	Min	Mean	Median	Max
LTM Revenue	$152.4	$193	$435	$550	$561
LTM Gross Profit	$12.7	$121	$477	$360	$951
2020E Revenue	$193.7	$279	$477	$551	$602
2020E Gross Profit	$15.1	$177	$505	$369	$970
2021E Revenue	$401.8	$494	$694	$725	$863
2021E Gross Profit	$40.3	$379	$776	$583	$1,367

Comparable M&A Transaction Analysis

Northland performed two separate comparable M&A transaction analyses, which were designed to imply a value for a company based on publicly available financial terms of the selected transactions that share certain similar characteristics with the Merger.

Northland selected the first set of comparable M&A transactions based on information obtained by searching SEC filings, public company disclosures, press releases, equity research reports, industry and popular press reports, databases and other sources. Northland selected these transactions based on the following criteria:

•        transactions with the target company operating within retail automotive and services industry;

•        transactions completed since 2010;

•        transactions with 100% ownership sought or sold;

•        transactions with an implied enterprise value between $10.0 million and $3.0 billion;

•        transactions with target similar to Shift in one or more respects, including, but not limited to, nature of business, size, diversification and financial performance; and

•        transactions with publicly available information regarding terms of the transaction.

The group was comprised of the following transactions and is referred to in this proxy statement as the “Legacy Automotive Precedent Transaction Group.” Below are the Legacy Automotive Precedent Transaction Group’s enterprise values and operating data for the last twelve months (“LTM”) and next twelve months (“NTM”).

		Operating Data of Legacy Automotive Precedent Transaction Group (millions)
Target	Buyer(s)	Enterprise Value	LTM Revenue	NTM Revenue
Cooper Glass Company LLC	TopBuild Corp.	$12	$9
BCA Marketplace plc(1)	TDR Capital LLP	$2,845	$3,844	$3,708
MAM Software Group, Inc.(1)	Kerridge Commercial Systems Group	$153	$38	$40
Global Auto Care Business of Spectrum Brands Holdings, Inc.	Energizer Holdings, Inc.	$1,251	$465
Assured Automotive Inc.	Boyd Group Services Inc.	$144	$112
Cars.com Inc.	TEGNA Inc.	$1,852	$633
Quaker City Motor Parts Co. Inc.	Genuine Parts Company	$330	$300
Midas, Inc.(1)	TBC Corporation, Inc.	$310	$184	$178

____________

(1)      NTM revenue estimates are based on estimates as reported on S&P Capital IQ platform

With respect to the enterprise values and operating data for the above Legacy Automotive Precedent Transaction Group, Northland calculated the ratio of implied EV to historical revenue for the LTM and projected revenue for the NTM. Northland then compared the results of these calculations with similar calculations for Shift.

Implied Enterprise Value
Target	Buyer(s)	EV/LTM Revenue	EV/NTM Revenue
Cooper Glass Company LLC	TopBuild Corp.	1.3x
BCA Marketplace plc	TDR Capital LLP	0.7x	0.8x
MAM Software Group, Inc.	Kerridge Commercial Systems Group	4.1x	3.8x
Global Auto Care Business of Spectrum Brands Holdings, Inc.	Energizer Holdings, Inc.	2.7x
Assured Automotive Inc.	Boyd Group Services Inc.	1.3x
Cars.com Inc.	TEGNA Inc.	2.9x
Quaker City Motor Parts Co., Inc.	Genuine Parts Company	1.1x
Midas, Inc.	TBC Corporation, Inc.	1.7x	1.7x

With respect to the Legacy Automotive Precedent Transaction Group, Northland calculated the ratio of implied EV to historical revenue for the LTM and projected revenue for the NTM. Northland then compared the results of these calculations with similar calculations for Shift.

The selected transactions analysis showed that, based on the estimates and assumptions used in the analysis, the implied valuation multiples of Shift were within the range of valuation multiples of the Legacy Automotive Precedent Transaction Group when comparing the ratio of the implied EV to revenue for the LTM and NTM.

Results of Northland’s analysis were presented for the Legacy Automotive Precedent Transaction Group, as shown in the following table:

Legacy Automotive Precedent Transaction Group
	Min	Mean	Median	Max
Implied EV to LTM Revenue(1)	0.7x	2.0x	1.5x	4.1x
Implied EV to NTM Revenue(1)	0.8x	2.1x	1.7x	3.8x

____________

(1)      LTM and NTM for the Legacy Automotive Precedent Transaction Group is based on latest publicly reported financial results.

Based on the analysis above, Northland then applied the range of the Legacy Automotive Precedent Transaction Group trading multiples to the applicable financial metrics of Shift. The analysis indicated the following implied enterprise value of Shift:

		Legacy Automotive Precedent Transaction Group
	Target (millions)	Min	Mean	Median	Max
LTM Revenue(1)	$152.4	$113	$300	$227	$619
NTM Revenue	$241.5	$185	$511	$420	$927

____________

(1)      LTM for Target is as of 03/31/20.

Northland selected the second set of comparable M&A transactions based on information obtained by searching SEC filings, public company disclosures, press releases, equity research reports, industry and popular press reports, databases and other sources. Northland selected these transactions based on the following criteria:

•        transactions with the target company operating within specialty marketplaces;

•        transactions completed since 2015;

•        transactions with 100% ownership sought or sold;

•        transactions with an implied enterprise value between $100.0 million and $2.0 billion;

•        transactions with target similar to Shift in one or more respects including, but not limited to, nature of the business, size, diversification and financial performance; and

•        transactions with publicly available information regarding terms of the transaction.

The group was comprised of the following transactions and is referred to in this proxy statement as the “Specialty Marketplaces Precedent Transaction Group.” Below are the Specialty Marketplaces Precedent Transaction Group’s enterprise values and operating data for the last twelve months and next twelve months.

		Operating Data of Specialty Marketplaces Precedent Transaction Group (millions)
Target	Buyer(s)	Enterprise Value	LTM Revenue	NTM Revenue
Ten-X, LLC	CoStar Realty Information Inc.	$190	$57
Performance Team LLC	A.P. Møller - Mærsk A/S	$545	$525
Care.com, Inc.(1)	Match Group, Inc.	$525	$210	$219
RPX Corporation(1)	HGGC, LLC	$385	$322	$278
Baton Holdings, LLC(1)	Red Ventures Holdco, LP	$1,540	$477	$520
Angie’s List, Inc.(1)	ANGI Homeservices, Inc.	$799	$302	$299
NextAdvisor, Inc.	Baton Holdings, LLC	$112	$70
Vistana Signature Experiences, Inc.	ILG, LLC	$1,271	$841
HealthPlan Holdings, Inc.	Wipro Limited	$454	$223
Dun & Bradstreet Credibility Corporation	Dun & Bradstreet, Inc.	$350	$135
Digital River Inc.(1)	Siris Capital Group, LLC	$675	$375	$393

____________

(1)      NTM revenue estimates are based on estimates as reported on S&P Capital IQ platform

With respect to the enterprise values and operating data for the above Specialty Marketplaces Precedent Transaction Group, Northland calculated the ratio of implied EV to historical revenue for the LTM and projected revenue for the NTM. Northland then compared the results of these calculations with similar calculations for Shift.

Implied Enterprise Value
Target	Buyer(s)	EV/LTM Revenue	EV/NTM Revenue
Ten-X, LLC	CoStar Realty Information Inc.	3.3x
Performance Team LLC Care.com, Inc.	A.P. Møller - Mærsk A/S Match Group, Inc.	1.0x 2.5x	2.4x
RPX Corporation	HGGC, LLC	1.2x	1.4x
Baton Holdings, LLC	Red Ventures Holdco, LP	3.2x	3.0x
Angie’s List, Inc.	ANGI Homeservices Inc.	2.6x	2.7x
NextAdvisor, Inc.	Baton Holding, LLC	1.6x
Vistana Signature Experiences, Inc.	ILG, LLC	1.5x
HealthPlan Holdings, Inc.	Wipro Limited	2.0x
Dun & Bradstreet Credibility Corporation	Dun & Bradstreet, Inc.	2.6x
Digital River Inc.	Siris Capital Group, LLC	1.8x	1.7x

With respect to the Specialty Marketplaces Precedent Transaction Group, Northland calculated the ratio of implied EV to historical revenue for the LTM and projected revenue for the NTM. Northland then compared the results of these calculations with similar calculations for Shift.

The selected transactions analysis showed that, based on the estimates and assumptions used in the analysis, the implied valuation multiples of Shift were within the range of valuation multiples of the Specialty Marketplaces Precedent Transaction Group when comparing the ratio of the implied EV to revenue for the LTM and NTM.

Results of Northland’s analysis were presented for the Specialty Marketplaces Precedent Transaction Group, as shown in the following table:

Specialty Marketplaces Precedent Transaction Group
	Min	Mean	Median	Max
Implied EV to LTM Revenue(1)	1.0x	2.1x	2.0x	3.3x
Implied EV to NTM Revenue	1.4x	2.2x	2.4x	3.0x

____________

(1)      LTM and NTM for Specialty Marketplaces Precedent Transactions Group is based on latest publicly reported financial results.

Based on the analysis above, Northland then applied the range of the Specialty Marketplaces Precedent Transaction Group trading multiples to the applicable financial metrics of Shift. The analysis indicated the following implied enterprise value of Shift:

		Specialty Marketplaces Precedent Transaction Group
	Target (millions)	Min	Mean	Median	Max
LTM Revenue(1)	$152.4	$158	$325	$310	$508
NTM Revenue	$241.5	$334	$538	$579	$716

____________

(1)      LTM for Target is as of 03/31/20.

No target company or transaction utilized in the comparable M&A transaction analysis is identical to Shift or the Merger. In evaluating the precedent transactions, Northland made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Shift, such as the impact of competition on the business of Shift or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Shift or the industry or in the financial markets in general.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Northland, but does summarize the material analyses performed by Northland in rendering its fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Northland believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Northland fairness opinion. In arriving at its Opinion, Northland considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Northland made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Northland’s view of the actual value of Shift or the combined company.

No company or transaction used in the above analyses as a comparison is directly comparable to the Company, Shift, the Merger or the other transactions contemplated by the Merger Agreement. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company, Shift and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies involved, as applicable.

Northland performed its analyses solely for purposes of providing its Opinion to the Insurance Acquisition Board. In performing its analyses, Northland made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Northland are based upon forecasts of future results furnished to Northland by members of the Insurance Acquisition Board and the management of the Company and Shift, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Northland does not assume responsibility if future results are materially different from forecasted results.

Northland relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Northland or discussed with or reviewed by Northland. Northland further relied upon the assurances of management of the Company and Shift that the financial information provided to Northland was prepared on a reasonable basis in accordance with industry practice, and that management of each of the Company and Shift was not aware of any information or facts that would make any information provided to Northland incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of Northland’s opinion, Northland assumed that with respect to financial forecasts, estimates of net operating loss tax benefits or other estimates and other forward-looking information reviewed by Northland, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of management of the Company and Shift as to the expected future results of operations and financial condition of the Company, Shift and the combined company. Northland expressed no opinion as to any such financial forecasts, net operating loss or other estimates or forward-looking information or the assumptions on which they were based. Northland relied, with the Company’s consent, on advice of the outside counsel and the Company’s independent registered public accounting firm, and on the assumptions of management of the Company and Shift, as to all accounting, legal, regulatory, tax and financial reporting matters with respect to the Company, Shift and the Merger.  Northland’s opinion does not address any accounting, legal, regulatory, tax and financial reporting matters.

In arriving at its opinion, Northland assumed that the executed Merger Agreement was in all material respects identical to the last draft reviewed by Northland on June 21, 2020. Northland relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger would be consummated pursuant to the terms of the Merger Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger would be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Northland assumed that all the necessary regulatory approvals and consents required for the Merger would be obtained in a manner that would not adversely affect the Company, Shift or the contemplated benefits of the Merger.

In arriving at its opinion, Northland did not perform any appraisals, valuations or other independent analyses of any specific assets or liabilities (fixed, contingent or other) of the Company or Shift, and was not furnished or provided with any such appraisals or valuations, nor did Northland evaluate the solvency of the Company or Shift under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Northland in connection with its opinion were going concern analyses. Northland expressed no opinion regarding the liquidation value of the Company, Shift or any other entity. Without limiting the generality of the foregoing, Northland undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, Shift or any of its affiliates was a party or may be subject, and at the direction of the Company and with its consent, Northland’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Northland also assumed that neither the Company nor Shift is a party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, other than the Merger.

Northland’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its fairness opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Northland did not express any opinion as to the price at which shares of Company common stock have traded or may trade following announcement of the Merger or at any future time. Northland did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Northland’s opinion addressed solely (i) the fairness, from a financial point of view, to the Company and the holders of Company common stock of the Merger Consideration to be paid in the Merger pursuant to the Merger Agreement, and (ii) whether the fair market value of Shift equals or exceeds 80% of the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account), and did not address any other terms or agreement relating to the Merger or related transactions. Northland was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect and the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company or any other terms contemplated by the Merger Agreement. Furthermore, Northland expressed no opinion with respect to the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors, or other constituencies of the Company or Shift in the Merger, or relative to or in comparison with the Merger Consideration.

Northland is a nationally recognized investment banking firm and is regularly providing fairness opinion services in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Insurance Acquisition Board selected Northland to render its fairness opinion in connection with the Merger contemplated by the Merger Agreement on the basis of its experience and reputation in providing fairness opinions in connection with mergers, acquisitions and other similar transactions.

Pursuant to the terms of the engagement letter dated June 17, 2020, Northland rendered to the Insurance Acquisition Board a fairness opinion in connection with the Merger and will receive an aggregate fee of $350,000 from the Company, of which $250,000 is due upon delivery of the fairness opinion with the remaining $100,000 due upon the Merger closing (collectively, the “Opinion Fee”).  The Opinion Fee was not contingent on the conclusions reached in Northland’s opinion. Additionally, the Company has agreed to indemnify Northland against certain liabilities and reimburse Northland for certain expenses in connection with its services.  Furthermore, Northland was not requested to, and did not, (i) participate in negotiations with respect to the Merger Agreement, (ii) solicit any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction or (iii) advise the Insurance Acquisition Board or any other party with respect to alternatives to the Merger. In addition, Northland was not requested to and did not provide advice regarding the structure or any other aspect of the Merger, or to provide services other than the delivery of its opinion and certain capital markets services in the capacity of Capital Markets Advisor. Northland has not otherwise acted as financial advisor to any party to the Merger other than as stated in the previous sentence. In the ordinary course of its business, Northland and its affiliates may actively trade securities of the Company for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Northland has not received fees or other compensation from the Company or Shift in the past two years prior to the issuance of its opinion. Northland and its affiliates may from time to time perform various investment banking and financial advisory services for the Company and for other clients and customers that may have conflicting interests with the Company, for which Northland would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Northland has adopted policies and procedures to establish and maintain the independence of Northland’s research department and personnel. As a result, Northland’s research analysts may hold opinions, make statements or investment recommendations and/or publish research reports with respect to the Merger and other participants in the Merger that differ from the opinions of Northland’s investment banking personnel.

Certain Projected Financial Information

We and Shift do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with our board of directors’ evaluation of the Merger and Northland’s financial analysis of Shift described in the subsection entitled “— Description of Fairness Opinion of Northland” above, Shift management provided to us and Northland Shift’s non-public, three-year internal financial forecasts regarding Shift’s anticipated future operations for fiscal 2020 through fiscal 2022 which incorporated the financial forecasts prepared by Shift management without any adjustment by our management. We have included summary information from such financial forecasts in the tables below to give our stockholders access to certain previously non-public information because such information was considered by our board of directors for purposes of evaluating the Merger and by Northland for purposes of rendering its fairness opinion. Inclusion of summary information regarding the financial forecasts in this proxy statement/prospectus is not intended to influence your decision whether to vote for the Merger.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward complying with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information, or GAAP, but, in the view of Shift ‘s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of Shift management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on the prospective financial information.

Neither our independent registered public accounting firm nor the independent registered public accounting firm of Shift has audited, reviewed, compiled, or performed any procedures with respect to the accompanying unaudited prospective financial information for the purpose of its inclusion herein, and accordingly, neither of them expresses an opinion or provides any other form of assurance with respect thereto for the purpose of this proxy statement/prospectus. The report of the independent registered public accounting firm of Shift included elsewhere in this proxy statement/prospectus relates to the historical financial information of Shift. It does not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

The accompanying prospective financial information includes financial measures that were not calculated in accordance with GAAP, namely Shift Take, Adjusted Gross Profit, EBITDA and EBITDA Margin. Non-GAAP measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results.

The unaudited projected financial information assumes Shift more than doubles its total revenues year-over-year in 2021 and 2022. This revenue growth is primarily driven by growing ecommerce unit sales, which assumes two new hub launches per year in 2020, 2021 and 2022, as well as a larger brand marketing budget to drive higher unit sales in its existing markets. Additionally, the revenue growth is supported by Shift’s assumption that ecommerce sales in the used automotive industry will continue to grow and that the used automotive industry will continue to see levels of growth in demand consistent with recent years. As customers become more accustomed to shopping online for products across all retail segments, we believe that demand for an ecommerce solution to used auto sales will grow. Shift will benefit from this transition to ecommerce as it is one of a few companies currently offering an ecommerce solution for used auto sales. While presented with numerical specificity, the unaudited projected financial information reflects numerous estimates and assumptions made by management of Shift with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Shift’s business, all of which are difficult to predict and many of which are beyond Shift’s control.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement/prospectus. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of us or Shift or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Considering that the special meeting will be held months after the date the financial forecast referenced above was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to place undue reliance on the financial forecast. This information constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

We and Shift do not generally publish our business plans and strategies or make external disclosures of our anticipated financial condition or results of operations. We and Shift have not updated, and do not intend to update or otherwise revise, the prospective financial information to reflect circumstances existing since its preparation including any changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events. Neither we, Shift nor any of our respective representatives or advisers makes any representation to any person with regard to the ultimate performance of us, Shift or the combined company.

A summary of the financial forecast information regarding Shift’s anticipated future operations for fiscal years 2020 through 2022 provided to Northland in connection with Northland’s Opinion and related financial analyses is as follows (dollar amounts presented below are in millions):

	2020	2021	2022
Total Units Sold	12,505	24,286	48,587
Total Revenue	$193.7	$401.8	$834.7
Shift Take(1)	$29.0	$60.0	$134.1
Cost of Goods Sold	$178.6	$361.6	$726.1
Adjusted Gross Profit	$15.1	$40.3	$108.7
EBITDA	$(47.5)	$(53.7)	$(17.4)
EBITDA Margin	(24.5)%	(13.4)%	(2.1)%
Operating Profit (Loss)	$(52.1)	$(60.2)	$(28.1)
Operating Margin	(26.9)%	(15.0)%	(3.4)%
Pre-Tax Income (Loss)	$(53.8)	$(61.8)	$(31.8)
Pre-Tax Margin	(27.8)%	(15.4)%	(3.8)%

____________

(1)      “Take” constitutes revenue adjusted less any amounts retained or paid by Shift to a third-party dealer in connection with vehicle sales.

In addition, the financial forecast information included anticipated balance sheet information as of December 31 of each of 2020, 2021 and 2022, as follows, assuming additional financing of $15.0 million, $25.0 million and $150.0 million in May, June and September 2020, respectively to fund growth:

	2020	2021	2022
Total Assets	$234.2	$193.5	$189.8
Total Liabilities	$81.3	$100.5	$126.7
Total Stockholders’ Equity	$152.9	$92.9	$63.1

A summary of the information provided above was provided to the Company’s board of directors in connection with its meeting on June 26, 2020 at which it considered and approved the Merger Agreement and the transactions contemplated thereby.

Interests of Certain Persons in the Merger

When you consider the recommendation of our board of directors in favor of approval of the Merger, you should keep in mind that our board of directors and officers have interests in the Merger that are different from, or in addition to, your interests as a stockholder, including the following:

•        our Sponsor, officers and directors will hold our common stock following the Merger, subject to lock-up agreements;

•        our Sponsor, officers and directors will hold placement warrants to purchase shares of our common stock following the Merger, subject to lock-up agreements;

•        our Sponsor, officers and certain of our directors paid an aggregate of $4,275,000 for their founder shares, placement shares and placement warrants and that such securities are expected to have a significantly higher value at the time of the Merger and will have little or no value if we do not complete the Merger;

•        our Sponsor, officers and directors have waived their redemption rights with respect to their founder shares, placement shares and public shares in connection with the Merger, and have waived their redemption and liquidation rights with respect to their founder shares and placement shares if we are unable to complete a business combination by our Business Combination Outside Date;

•        if we are unable to complete a business combination by our Business Combination Outside Date, Cohen & Company, LLC, the manager of our sponsor, will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities to which we owe money for services rendered or contracted for or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the trust account, and excluding any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        our Sponsor has agreed to loan us funds in an amount up to $750,000 for working capital requirements and to finance transaction costs in connection with an initial business combination, and any amounts outstanding under this loan will not be repaid if we are unable to complete a business combination by our Business Combination Outside Date;

•        the initial stockholders will have the collective right to appoint a board observer of the combined company; and

•        the continued indemnification of our current directors and officers and the continuation of directors’ and officers’ liability insurance after the Merger.

Potential Purchases of Public Shares

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Sponsor, directors, officers and their respective affiliates may purchase our securities on the open market, and may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Merger Proposal, or who have elected to redeem, or indicate an intention to redeem, their shares in connection with the Merger. Any such privately negotiated purchases may be effected at purchase prices that are in excess of fair market value or in excess of the per-share pro rata portion of the trust account. Our initial stockholders, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of our common stock or vote their shares in favor of the Merger Proposal. While the exact nature of such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value. Our initial stockholders, directors, officers or their respective affiliates will not effect any such purchases when they are in possession of any material non-public information relating to us or Shift, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10b-5 under the Exchange Act.

The purpose of such purchases and other transactions would be to increase the likelihood that the Merger Proposal is approved and to decrease the likelihood that holders request redemption of public shares and cause us to be unable pay any amounts required under the Merger Agreement.

Total Shares of Company Common Stock to be Issued in the Merger

We anticipate that, upon completion of the Merger, assuming that none of our stockholders exercise redemption rights and that there are no downward adjustments to the Closing Date Merger Consideration in accordance with the Merger Agreement, an aggregate of 44,000,000 shares of our common stock will be issued as consideration in the Merger, (1) our existing stockholders will hold in the aggregate approximately 25.3% of our outstanding common stock (18.0% held by our public stockholders and 7.3% held by our Sponsor, directors, and other holders of founder shares), the PIPE Investors will hold approximately 22.1% of our outstanding common stock, and the Shift stockholders will hold approximately 52.6% of our outstanding common stock. If 10,311,878 shares of our common stock are redeemed for cash, which assumes the maximum redemption of our shares, upon completion of the Merger, our existing stockholders will hold in the aggregate approximately 15.9% of our outstanding common stock (6.8% held by our public stockholders and 9.1% held by our Sponsor, directors, and other holders of founder shares), the PIPE Investors will hold approximately 26.1% of our outstanding common stock, and the Shift stockholders will hold approximately 58.0% of our outstanding common stock. These ownership percentages do not take into account (1) any warrants or options to purchase our common stock that will be outstanding following the Merger, (2) any equity awards that may be issued under our proposed Omnibus Plan following the Merger, (3) any downward adjustments to the Merger Consideration pursuant to the Merger Agreement, or (4) the Sponsor Additional PIPE Shares. If the actual facts are different than these assumptions (which is likely), the ownership percentages held by each of our existing stockholders, Cantor and the Shift stockholders will be different. See the sections entitled “Summary — Impact of the Merger on the Company’s Public Float” and “Unaudited Pro Forma Combined Financial Information” for further information.

Board of Directors of the Company Following the Merger

Upon consummation of the Merger, our board of directors anticipates changing its size from four to eight members. Each of our incumbent directors, Daniel G. Cohen, John C. Chrystal, Stephanie Gould Rabin, and Sasson Posner, have advised us that they will resign from our board of directors upon the Closing. See the section entitled “Management Following the Merger” for additional information.

Rights of Stockholders

The Company is a corporation incorporated pursuant to the Delaware General Corporation Law, or DGCL. The DGCL and the Company’s current charter and bylaws govern your rights as a stockholder. Subject to the approval of our stockholders of the Charter Proposals described in this proxy statement/prospectus, the Company’s current charter and bylaws will differ in certain material respects from the certificate of incorporation and bylaws of Shift Technologies, Inc. following the Merger. As a result, your rights following the Merger will differ in some regards as compared to your current rights as a stockholder of the Company. See the sections entitled “Proposal No. 2 — Authorization to Increase our Authorized Capital Stock,” “Proposal No. 3 — Classification of the Board of Directors,” “Proposal 4 — Authorization to Provide for Certain Exemptions from the Doctrine of Corporate Opportunity,” and “Proposal No. 5 — Approval of Additional Amendments to our Charter in Connection with the Merger” for more information.

Certificate of Incorporation; Bylaws

Pursuant to the terms of the Merger Agreement and subject to the approval of our stockholders as described in this proxy statement/prospectus, upon the Closing our charter will be amended to:

•        change our name to Shift Technologies, Inc.;

•        increase the number of authorized shares of our common stock;

•        create an additional class of directors so that there will be three classes of directors with staggered terms of office;

•        provide for certain exemptions from the doctrine of corporate opportunity; and

•        make additional changes, primarily to remove provisions of our charter applicable only to special purpose acquisition companies.

Name; Headquarters

The name of the combined company after the Merger will be Shift Technologies, Inc. and our headquarters will be located in San Francisco, California.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Merger.

Accounting Treatment

The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, INSU, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Shift will be treated as the accounting acquirer. This determination was primarily based on Shift expecting to have a majority of the voting power of the post-combination company, Shift’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Shift compared to INSU, and Shift’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Merger will be treated as the equivalent of a capital transaction in which Shift is issuing stock for the net assets of INSU. The net assets of INSU will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to Merger will be those of Shift.

Redemption Rights

Pursuant to our charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our charter. As of June 30, 2020, this would have amounted to approximately $10.15 per public share. If a holder of public shares exercises redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of our common stock and will not own shares of the common stock of the combined company following completion of the Merger. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described in this proxy statement/prospectus. See the section entitled “Special Meeting of the Company Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Any redemptions by our public stockholders will decrease the funds in the trust account available to us to consummate the Merger and related transactions.

Vote Required for Approval

Along with approval of Proposal 2 and the Nasdaq Proposal, approval of this Merger Proposal is a condition to the completion of the Merger. If this Merger Proposal is not approved, the Merger will not take place. Approval of this Merger Proposal is also a condition to Proposal 2, Proposal 3, Proposal 4, Proposal 5, the Nasdaq Proposal, the Incentive Plan Proposal and the Business Combination Director Election Proposal. If Proposal 2 and the Nasdaq Proposal are not approved, this Merger Proposal will have no effect (even if approved by the requisite vote of our stockholders at the special meeting of any adjournment or postponement thereof) and the Merger will not occur.

This Merger Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Merger) will be approved and adopted only if the holders of at least a majority of the outstanding shares of our common stock vote “FOR” the Merger Proposal.

As of the record date, our initial stockholders have agreed to vote any shares of our common stock owned by them in favor of the Merger.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL NO. 2 — AUTHORIZATION TO INCREASE THE COMPANY’S
AUTHORIZED CAPITAL STOCK

Overview

There currently are 15,490,000 shares of Class A common stock and 5,163,333 shares of Class B common stock issued and outstanding, consisting of 15,490,000 shares of Class A common stock originally sold as part of units in our IPO, 5,163,333 shares of our Class B common stock issued by us to our initial stockholders, and 425,000 placement shares sold as part of the placement units issued to our Sponsor and Cantor in the private placement consummated simultaneously with our IPO. There are currently no shares of our preferred stock issued and outstanding. In addition, there currently are 7,532,500 outstanding warrants to purchase shares of our common stock originally sold as part of units issued in our IPO and 212,500 placement warrants included in the placement units issued to our Sponsor and Cantor in the private placement.

In the Merger, based on the assumptions and estimates described in this proxy statement/prospectus, we expect to issue as consideration payable to the Shift stockholders approximately 38,000,000 shares of our common stock, in the aggregate, as well as 6,000,000 shares of common stock that will be deposited into an escrow account at the Closing. Simultaneously with the Closing, we also intend to reserve 12%, or approximately [•], of our shares of common for issuance under the Omnibus Plan, subject to adjustment to prevent dilution or enlargement of the rights granted to, or available for, participants under the plan. If our stockholders exercise redemption rights in connection with the Merger resulting in a decrease in the number of our public shares outstanding prior to the Merger, the maximum number of shares reserved for issuance under the Omnibus Plan will be proportionately reduced. In order to ensure that we have sufficient authorized capital to complete the Merger, and for future issuances, including pursuant to the Omnibus Plan, our board of directors has approved, subject to stockholder approval, an amendment to our charter to increase the number of shares of our common stock and preferred stock from 61,000,000 shares, consisting of (a) 60,000,000 shares of common stock, including (i) 50,000,000 shares of Class A common stock and (ii) 10,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock, to [______] shares, consisting of (a) [______] shares of common stock including (i) [______] shares of Class A common stock and (ii) 10,000,000 shares of Class B common stock, and (b) [______] shares of preferred stock. Additionally, Proposal No. 2 also provides for the inclusion of a provision whereby each outstanding share of Class B common stock will be automatically converted into one share of Class A common stock immediately prior to the consummation of the Merger, and that following the conversion, the authorized shares of Class B common stock will be reduced to zero. Lastly, Proposal No. 2 provides for certain conforming changes given the elimination of any authorized Class B common stock. This summary is qualified by reference to the complete text of the proposed amendment, which is included in our Business Combination Charter, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the Business Combination Charter in its entirety for a more complete description of its terms.

The principal purpose of this proposal is to increase the number of authorized shares of our common stock to provide shares which will be used to complete the Merger and for awards granted under the Omnibus Plan, and for future stock issuances. The shares available for future issuances would be issuable for any proper corporate purpose, including future acquisitions, the issuance of equity or convertible debt to raise capital, stock dividends or issuances under any future equity incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors.

Assuming approval of this proposal, after taking into account the shares we anticipate issuing in the Merger and reserved for issuance under the Omnibus Plan, as described above, we would expect to have approximately [•] authorized but unissued shares of our common stock and [•] authorized shares of preferred stock available for issuance from time to time at the discretion of the board of directors without further stockholder action, except as may be required by applicable law or the Nasdaq listing rules, which require stockholder approval for certain issuances of stock.

Our board of directors believes that the proposed increase in our authorized shares is desirable for us because it will provide us with a sufficient number of authorized shares to permit us to issue the Merger Consideration to complete the Merger and to reserve shares for issuance under the Omnibus Plan. Our board of directors believes that it is important for us to have available for future issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility to issue shares in the future for corporate needs (including if needed as part of financing for future growth acquisitions), and in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

If stockholder approval is not obtained for this Proposal 2, we will not complete the Merger because stockholder approval of this Proposal 2 is a condition to completion of the Merger and because we do not currently have a sufficient number of authorized shares to consummate the Merger.

We do not have any arrangements, commitments or understandings to issue any shares of our capital stock except in connection with the Merger and the Omnibus Plan and our currently outstanding warrants.

While it may be deemed to have potential anti-takeover effects, this proposal to increase our authorized common stock is not prompted by any specific effort or takeover threat currently perceived by management.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve Proposal 2. Broker non-votes, abstentions or the failure to vote on this Proposal 2 will have the same effect as a vote “AGAINST” Proposal 2.

Proposal 2 is conditioned upon the approval and completion of the Merger Proposal and the Nasdaq Proposal. If the Merger Proposal or the Nasdaq Proposal is not approved, this Proposal 2 will have no effect even if approved by our stockholders.

If Proposal 2 is not approved, the Merger will not occur.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL 2.

PROPOSAL NO. 3 — CLASSIFICATION OF THE BOARD OF DIRECTORS

Overview

Our charter provides that our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

Upon consummation of the Merger, our board of directors will increase its size from four to eight members. Our board of directors believes it is in our best interests for the board of directors to be classified into three classes instead of two, with each class of directors elected to serve three-year terms, provided that if Proposal No. 3 is approved at the special meeting, our first class of directors will serve a one-year term expiring at our 2021 annual meeting of stockholders, our second class of directors will serve a two-year term expiring at our 2022 annual meeting of stockholders, and our third class of directors will serve a three-year term expiring at our 2023 annual meeting of stockholders.

Specifically, if this proposal is approved, our charter will be amended to include the following:

“The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board. The initial number of directors of the Corporation as of the Closing Date shall be eight (8).

At, and after, the Closing Date, the board of directors shall be divided into three (3) classes to be designated and known as “Class I”, “Class II” and “Class III”. The initial number of directors of Class I shall be two (2), in Class II shall be three (3) and in Class III shall be three (3). In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, however, that the term of office of directors elected as Class I directors at the Closing Date shall expire at the first annual meeting held after the Closing Date; the term of office of directors elected as Class II directors at the Closing Date shall expire at the second annual meeting held after the Closing Date; and the term of office of directors elected as Class III directors at the Closing Date shall expire at the third annual meeting held after the Closing Date; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation, retirement, disqualification or removal.”

The foregoing description of the amendments to our charter is a summary and is qualified in its entirety by reference to the complete text of our proposed charter, a copy of which is attached to this proxy statement/prospectus as Annex C.

The addition of a third class of directors is intended to encourage experience and leadership stability on the board of directors of the combined company. The board of directors believes that providing for a third class of directors will assure desirable continuity in leadership and policy following the Merger.

If this proposal is approved, the proposed charter would become effective upon the filing of the proposed charter with the Secretary of State of the State of Delaware, which we would file on the day of the closing of the Merger.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal 3. Broker non-votes, abstentions or the failure to vote on this Proposal 3 will have the same effect as a vote “AGAINST” Proposal 3.

Proposal 3 is conditioned upon the approval and completion of the Merger Proposal, Proposal 2 and the Nasdaq Proposal. If either of the Merger Proposal, Proposal 2 or the Nasdaq Proposal is not approved, Proposal 3 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 3 is a condition to completion of the Merger under the Merger Agreement, if this Proposal 3 is not approved by our stockholders, the Merger will not occur unless we and Shift waive the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL 3.

PROPOSAL NO. 4 — AUTHORIZATION TO PROVIDE FOR CERTAIN EXEMPTIONS FROM THE DOCTRINE OF CORPORATE OPPORTUNITY

Overview

Our stockholders are being asked to approve an amendment to our charter to provide that certain transactions are not “corporate opportunities” and that each of Highland Capital Partners 9 Limited Partnership (the “HCP 9”), Highland Capital Partners 9-B Limited Partnership (the “HCP 9-B”) or Highland Entrepreneurs’ Fund 9 Limited Partnership (the “HEF” and, together with the HCP 9 and the HCP 9-B, the “Highland Entities”), or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Company and its subsidiaries) (collectively, the “Exempted Persons”) are not subject to the doctrine of corporate opportunity.

	Current Charter	Business Combination Charter
Corporate Opportunity

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to, or acquired, created or developed by, or which otherwise comes into the possession of Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership or Highland Entrepreneurs’ Fund 9 Limited Partnership, or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption, alteration, amendment, addition

Current Charter	Business Combination Charter

to or repeal of any other provision of this Second Amended and Restated Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

The amendment is intended to provide that certain transactions are not “corporate opportunities” and that each Exempted Persons are not subject to the doctrine of corporate opportunity and do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries. The prior Article X provided that the doctrine of corporate opportunity would not apply to the Company or any of its officers or directors. Our board of directors believes that this change is appropriate because neither Highland Entities nor their affiliates should be restricted from investing in or operating similar businesses because Highland Entities would be unwilling or unable to enter into the business combination without such assurances due to their activities as investors in a wide range of companies.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal 4. Broker non-votes, abstentions or the failure to vote on this Proposal 4 will have the same effect as a vote “AGAINST” Proposal 4.

Proposal 4 is conditioned upon the approval of the Merger Proposal, Proposal 2 and the Nasdaq Proposal. If any of the Merger Proposal, Proposal 2 or the Nasdaq Proposal are not approved, Proposal 4 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 4 is a condition to completion of the Merger under the Merger Agreement, if this Proposal 4 is not approved by our stockholders, the Merger will not occur unless we and Shift waive the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL 4.

PROPOSAL NO. 5 — APPROVAL OF ADDITIONAL AMENDMENTS
TO OUR CHARTER IN CONNECTION WITH THE MERGER

Overview

Our stockholders are being asked to approve certain additional amendments to our charter to (i) change the combined company’s name to “Shift Technologies, Inc.” and (ii) remove certain provisions of our charter related to our status as a special purpose acquisition company and make certain related changes. Pursuant to these amendments, Article IX of our charter will not be included in the Business Combination Charter. Article IX of our charter sets forth various provisions related to our operations as a special purpose acquisition company prior to the consummation of an initial business combination. Pursuant to Section 9.01 of our charter, the provisions of Article IX that we are proposing to delete, are effective only until we consummate our initial business combination, which will be effected by the Merger. The following table sets forth a summary of the material differences between our charter and the Business Combination Charter, a copy of which is attached to this proxy statement/prospectus as Annex C. We urge all stockholders to read the Business Combination Charter in its entirety for a more complete description of its terms.

	Current Charter	Business Combination Charter
Name	The name of the corporation is Insurance Acquisition Corp.	The name of the corporation is Shift Technologies, Inc. (the “Corporation”).
Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as it may be amended from time to time, the “DGCL”).

Stockholder Action by Written Consent

Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation), subsequent to the consummation of the Offering, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders other than with respect to our Class B Common Stock with respect to which action may be taken by written consent.

Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any certificate of designations relating to any series of Preferred Stock), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders of the Corporation.

	Current Charter	Business Combination Charter
Provisions Specific to a Special Purpose Acquisition Company

Article IX sets forth various provisions related to our operations as a special purpose acquisition company prior to the consummation of an initial business combination, including provisions relating to our trust account and distributions from our trust account, stockholder redemption rights in connection with an initial business combination, stockholder approval of an initial business combination in certain circumstances, affiliate transactions in connection with an initial business combination and the minimum value of a target in an initial business combination.

Article IX is deleted in its entirety.
Amendment to Certificate of Incorporation

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in the Amended and Restated Certificate or any Preferred Stock Designation, in the manner now or hereafter prescribed by the Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature therein conferred upon stockholders, directors or any other persons by and pursuant to the Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in Article XI; provided, however, that Article IX of this Amended and Restated Certificate may be amended only as provided therein.

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate or any Preferred Stock Designation, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article V, Article VII, Article VIII, this Article IX and Article XI may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Second Amended and Restated Certificate or otherwise required by law, such alternation, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

In the judgment of our board of directors, the amendments to our charter set forth in this Proposal 5 are desirable for the following reasons:

•        Our board of directors believes the name of the combined company should reflect the Merger with Shift and its operating business following the Merger.

•        Article IX of our charter relates to our operations as a special purpose acquisition company prior to the consummation of our initial business combination and would not be applicable to the combined company after consummation of the Merger. Accordingly, this Article would serve no further purpose.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal 5. Broker non-votes, abstentions or the failure to vote on this Proposal 5 will have the same effect as a vote “AGAINST” Proposal 5.

Proposal 5 is conditioned upon the approval of the Merger Proposal, Proposal 2 and the Nasdaq Proposal. If any of the Merger Proposal, Proposal 2 or the Nasdaq Proposal are not approved, Proposal 5 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 5 is a condition to completion of the Merger under the Merger Agreement, if this Proposal 5 is not approved by our stockholders, the Merger will not occur unless we and Shift waive the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL 5.

PROPOSAL NO. 6 — THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Pursuant to the Merger Agreement, based on Shift’s current capitalization, we anticipate that we will issue to the Shift stockholders as consideration in the Merger 38,000,000 shares of our common stock, subject to downward adjustment as set forth in the Merger Agreement. The Merger Agreement also provides for the potential issuance of 6,000,000 shares of common stock (the “Additional Shares”) that will be deposited into an escrow account at the Closing. See the section entitled “The Merger Proposal — The Merger Agreement — Merger Consideration.” Because the number of shares of our common stock we anticipate issuing as consideration in the Merger (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of the Company, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

Because Company shares will be issued in exchange for all of the common equity interests of Shift, the deemed issuance price of the Company shares may be less than the greater of the book or market value of our common stock immediately before the consummation of the Merger. If the Merger Proposal is approved, the issuance of the Company’s shares will exceed 20% of our common stock currently outstanding. Because the issuance price may be below the greater of the book or market value of our common stock immediately prior to the consummation of the Merger, the Nasdaq Listing Rules may require that we obtain stockholder approval of the issuance of the Company’s shares at the consummation of the Merger. Therefore, we are requesting stockholder approval for the issuance of the Company’s shares under the Nasdaq Listing Rules.

In connection with the Merger, there will be a PIPE Investment of $185 million, subject to an increase of up to $198 million. As such, on or about the date of the Merger Agreement, the Company entered into subscription agreements with the PIPE Investors for the sale of 18,500,000 shares of Company common stock upon the completion of the Merger. In addition, Cohen & Company, LLC is permitted under its PIPE Subscription Agreement to increase its subscription and purchase the Sponsor Additional Shares or any portion thereof, subject to certain limitations. Because the shares of our common stock issued in connection with the PIPE Investment (1) may be at a price that is less than the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the Merger Agreement, and (2) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(d).

If the Nasdaq Proposal is adopted, assuming that 44,000,000 shares of our common stock are issued to the Shift stockholders as consideration in the Merger, we anticipate that the Shift stockholders will hold 52.6% of our outstanding shares of common stock and the PIPE Investors will hold 22.1% of our outstanding common stock immediately following completion of the Merger. This percentage assumes that no shares of our common stock are redeemed in connection with the Merger, does not take into account any warrants or options to purchase our common stock that will be outstanding following the Merger, any equity awards that may be issued under our proposed Omnibus Plan following the Merger, any downward adjustments to the Merger Consideration provided for in the Merger Agreement, or the Sponsor Additional PIPE Shares.

Vote Required for Approval

Assuming that a quorum is present at the special meeting, the affirmative vote of holders of a majority of the total votes cast on this Proposal 6 is required to approve the Nasdaq Proposal. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

This proposal is conditioned on the approval of the Merger Proposal and Proposal 2. If either of the Merger Proposal or Proposal 2 is not approved, Proposal 6 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 6 is a condition to completion of the Merger under the Merger Agreement, if this Proposal 6 is not approved by our stockholders, the Merger will not occur unless we and Shift waive the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL 6.

PROPOSAL NO. 7 — APPROVAL OF THE OMNIBUS PLAN, INCLUDING THE AUTHORIZATION OF THE INITIAL SHARE RESERVE UNDER THE OMNIBUS PLAN

Overview

Our board has unanimously approved the Omnibus Plan and has adopted the Omnibus Plan subject to the approval of our stockholders of this proposal. The purpose of the Omnibus Plan is to provide eligible employees, directors and key advisors the opportunity to receive stock-based incentive awards in order to encourage such persons to contribute materially to our growth and align the economic interests of such persons with those of our stockholders. We are seeking stockholder approval of the Omnibus Plan (i) in order for incentive stock options to meet the requirements of the Code, and (ii) in order to comply with Nasdaq listing rules.

Our board of directors believes that the approval of the Omnibus Plan by the stockholders will benefit the compensation structure and strategy of the combined company. The combined company’s ability to attract, retain and motivate top quality management, employees and non-employee directors is material to its success, and our board of directors has concluded that this would be enhanced by our ability to make grants under the Omnibus Plan. In addition, our board of directors believes that the interests of the combined company and stockholders will be advanced if the combined company can offer employees and non-employee directors the opportunity to acquire or increase their proprietary interests in the combined company.

Set forth below is a summary of the material terms of the Omnibus Plan. This summary is qualified in its entirety by reference to the complete text of the Omnibus Plan, a copy of which is attached to this proxy statement/prospectus as Annex B. We urge our stockholders to read carefully the entire Omnibus Plan before voting on this proposal.

If approved by our stockholders, the Omnibus Plan will become effective upon the consummation of the Merger.

Purpose of the Omnibus Plan

The purpose of the Omnibus Plan is to attract and retain employees, non-employee directors and other key advisors. The Omnibus Plan provides for the issuance of incentive stock options, non-qualified stock options, stock appreciation rights, stock units, performance shares, stock awards, dividend equivalents and other stock-based awards. The Omnibus Plan is intended to provide an incentive to participants to contribute to our economic success by aligning the economic interests of participants with those of our stockholders.

Requested Share Authorization

The Omnibus Plan authorizes the Leadership Development, Compensation and Governance Committee of our board to provide incentive compensation in the form of options, restricted stock and stock units, performance shares and units, other stock-based awards and cash-based awards. Subject to adjustment as described below, we will be authorized to issue up to 12%, or approximately [•], of our shares of common under the Omnibus Plan. The total number of shares of common stock available for issuance under the Omnibus Plan are available to be granted as incentive stock options.

Summary of the Omnibus Plan

The following is a summary of the material features of the Omnibus Plan. This summary is qualified in its entirety by the full text of the Omnibus Plan, a copy of which is included as Annex B to this proxy statement.

Type of Awards

The Omnibus Plan provides for the issuance of options (including non-statutory stock options and incentive stock options), stock appreciation rights (“SARs”), stock units, performance shares, stock awards, dividend equivalents, cash-based awards and other stock-based awards to employees, non-employee directors, and key advisors of Company or its affiliates.

Administration

The Omnibus Plan will be administered by the Leadership Development, Compensation and Governance Committee of our board, or another Committee appointed by our board to administer the Omnibus Plan (for purposes of this Proposal No. 7, the “Committee”); provided that any grants to members of our board must be authorized by a majority of our board. The Committee must consist of directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act and “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the common stock is at the time primarily traded. The Committee may delegate authority under the Omnibus Plan to one or more subcommittees as it deems appropriate.

The Committee will have full power and express discretionary authority to administer and interpret the Omnibus Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Omnibus Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion.

Shares Subject to the Plan

Subject to adjustment, our Omnibus Plan authorizes the issuance or transfer of up to 12%, or approximately [•], of our shares of common stock. All grants under the Omnibus Plan, other than dividend equivalents, will be expressed in shares of our common stock.

The aggregate number of shares of our common stock reserved for grants under the Omnibus Plan will automatically increase on January 1 of each year, for a period of not more than ten (10) years in an amount equal to two percent (2%) of the total number of shares of our common stock outstanding on December 31 of the immediately preceding calendar year. Prior to January 1 of a given year, our board may provide that there will be no January 1 increase for such year or that the increase for such year will be a lesser number of shares of our common stock determined based on the formula described above.

Grants paid in cash will not reduce the number of shares available for issuance under the Omnibus Plan. If any options or SARs expire or are terminated, cancelled, forfeited, exchanged, or surrendered without having been exercised, or if any stock awards, stock units, performance shares, dividend equivalents or other stock-based awards are forfeited, terminated, or otherwise not paid in full, the shares of our common stock subject to such awards, which have not been issued, will again be available for purposes of the Omnibus Plan. If shares of our common stock are withheld in payment of the exercise price of an option or for purposes of satisfying our minimum tax withholding with respect to grants made under the Omnibus Plan such share will not be available for re-issuance or transfer under the Omnibus Plan. Upon the exercise of an option through share withholding or upon exercise of a SAR under the Omnibus Plan, for purposes of determining the number of shares of our common stock available for issuance under the Omnibus Plan and the number of shares remaining available for exercise under the option or SAR, the number of shares will be reduced by the gross number of shares for which the option or SAR is exercised.

Individual Limits

The maximum aggregate number of shares of our common stock with respect to which all grants, other than dividend equivalents, that may be made under the Omnibus Plan to any individual during any calendar year is 2,000,000 shares of our common stock, subject to adjustment as described below. A participant may not accrue cash-based dividend equivalents during any calendar year in excess of $1,000,000. All cash payments (other than dividend equivalents) will be equal to the fair market value of the shares of our common stock to which the cash payment relates.

The maximum number of shares of our common stock subject to grants made during a fiscal year to any non-employee director, taken together with any cash fees paid by the Company to such non-employee director during such fiscal year, will not exceed $1,000,000 in total value. For purposes for determining such limitation for non-employee directors, the value of grants will be based on the fair market value of the shares of our common stock as of the date of grant for financial reporting purposes, including the value of any grants that are received in lieu of any annual cash retainers or other similar cash based payments and excluding the value of any dividend equivalent payments paid pursuant to any grant awarded in a previous fiscal year. Our board may approve grants or other compensation in excess of this limit, provided that all affected non-employee directors have recused themselves from such approval.

Adjustments

In connection with stock splits, stock dividends, recapitalizations and certain other events affecting our common stock, the Committee will make adjustments as it deems appropriate in: the maximum number of shares of our common stock reserved for issuance as grants; the maximum amount of awards that may be granted to any individual non-employee director in any year; the number and kind of shares covered by outstanding grants; the number and kind of shares that may be issued under the Omnibus Plan; the price per share or market value of any outstanding grants; the exercise price of options; the base amount of SARs; and the performance goals or other terms and conditions as the Committee deems appropriate.

Eligibility and Vesting

All of our employees and non-employee directors are eligible to receive grants under the Omnibus Plan. In addition, key advisors who perform certain services for us may receive grants under the Omnibus Plan. As of [•], 2020, approximately [___] employees, [___] non-employee directors, and [__] key advisors would be eligible to participate in the Omnibus Plan. The Committee will (i) select the employees, non-employee directors and key advisors to receive grants and (ii) determine the number of shares of our common stock subject to a particular grant and the vesting and exercisability terms of awards granted under the Omnibus Plan.

Options

Under our Omnibus Plan, the Committee will determine the exercise price of the options granted and may grant options to purchase shares of our common stock in such amounts as it determines. The Committee may grant options that are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to our employees. Anyone eligible to participate in the Omnibus Plan may receive a grant of non-qualified stock options. The exercise price of an option granted under the Omnibus Plan cannot be less than the fair market value of a share of our common stock on the date the option is granted. If an incentive stock option is granted to a 10% stockholder of the total combined voting power of all classes of our stock, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the date the option is granted. If the Committee selects a date of grant of a non-qualified stock option that is a date in the future, the exercise price may be the average selling price during a period not to exceed 30 days prior to such date of grant. The aggregate number of shares of our common stock that may be issued or transferred under the Omnibus Plan pursuant to incentive stock options under Section 422 of the Code may not exceed 12% of the number of shares of our common stock outstanding on the effective date of the Omnibus Plan, plus an amount equal to the annual automatic increase under the Omnibus Plan on January 1 of each year, provided that, such automatic annual increase will not be greater than 2% of the number of shares of our common stock outstanding on the effective date of the Omnibus Plan.

The exercise price for any option is generally payable in cash or certified check. In certain circumstances as permitted by the Committee, the exercise price may be paid: by the surrender of shares of our common stock with an aggregate fair market value, on the date the option is exercised, equal to the exercise price; by payment through a broker in accordance with procedures established by the Federal Reserve Board; by withholding shares of our common stock subject to the exercisable option that have a fair market value on the date of exercise equal to the aggregate exercise price; or by such other method as the Committee approves.

The term of an option cannot exceed ten years from the date of grant, except that if an incentive stock option is granted to a 10% stockholder of the total combined voting power of all class of our stock, the term cannot exceed five years from the date of grant.

Except as provided in the grant instrument, an option may only be exercised while a participant is employed by or providing service to us. The Committee will determine in the grant instrument under what circumstances and during what time periods a participant may exercise an option after termination of employment.

Stock Appreciation Rights

Under the Omnibus Plan, the Committee may grant SARs, which may be granted separately or in tandem with any option. SARs granted in tandem with a non-qualified stock option may be granted either at the time the non-qualified stock option is granted or any time thereafter while the option remains outstanding. SARs granted in tandem with an incentive stock option may be granted only at the time the grant of the incentive stock option is made. The Committee will establish the base amount of the SAR at the time the SAR is granted, which will be equal to or greater than the fair market value of a share of our common stock as of the date of grant. If the Committee selects a date of grant of a SAR that is a date in the future, the base price may be the average selling price of a share of our common stock during a period not to exceed 30 days prior to such date of grant.

If a SAR is granted in tandem with an option, the number of SARs that are exercisable during a specified period will not exceed the number of shares of our common stock that the participant may purchase upon exercising the related option during such period. Generally, SARs may only be exercised while the participant is employed by, or providing services to, us. When a participant exercises a SAR, the participant will receive the excess of the fair market value of the underlying our common stock over the base amount of the SAR. The appreciation of a SAR will be paid in shares of our common stock, cash or both.

The term of a SAR cannot exceed ten years from the date of grant.

Stock Units

Under the Omnibus Plan, the Committee may grant stock units to anyone eligible to participate in the Omnibus Plan. Stock units represent hypothetical shares of our common stock. Stock units become payable on terms and conditions determined by the Committee, including specified performance goals, and will be payable in cash, shares of our common stock, or a combination thereof, as determined by the Committee. The Committee will determine under what circumstances a participant may retain stock awards after termination of employment or service.

Performance Shares

Under the Omnibus Plan, the Committee may grant performance shares to anyone eligible to participate in the Omnibus Plan. Performance shares represent the right to receive shares of our common stock or an amount based on the value shares of our common stock. The Committee will determine the number of Performance Shares to be granted and establish the performance goals and other conditions for payment of Performance Shares. Performance shares may be paid at the end of a specified performance or other period, or payment may be deferred to a date authorized by the Committee. The Committee may establish a target amount to be paid based on achievement of the performance goals. Performance shares will be payable in cash, shares of our common stock, or a combination thereof, as determined by the Committee. The Committee will determine under what circumstances a participant may retain performance shares after termination of employment or service.

Stock Awards

Under the Omnibus Plan, the Committee may grant stock awards. A stock award is an award of our common stock that may be subject to restrictions as the Committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as the Committee may determine, including, but not limited to, restrictions based on the achievement of performance goals. The Committee will determine the extent to which a participant will have the rights of a stockholder as to shares restricted stock, including the right to vote and the right to receive dividends or distributions on the shares. The Committee may determine that dividends or other distributions with respect to stock awards will be subject to the achievement of performance goals or other conditions. The Committee will determine under what circumstances a participant may retain stock awards after termination of employment or service.

Dividend Equivalents

Under the Omnibus Plan, the Committee may grant dividend equivalents in connection with grants of stock units, performance shares, stock awards or other stock-based awards made under the Omnibus Plan. Dividend equivalents entitle the participant to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The Committee will determine whether dividend equivalents will accrued as a cash obligation or be converted into stock units for the participant. Dividend equivalents may be paid in cash or shares of our common stock or a combination of both, as determined by the Committee. The Committee will determine the terms and conditions of the dividend equivalent grants, including whether the grants are payable upon the achievement of specific performance goals. Dividend equivalents with respect to stock units, performance shares, stock awards or other stock-based awards that vest based on performance shall vest and be paid only if and to the extent that the underlying stock units or other stock-based awards vest and are paid as determined by the Committee.

Other Stock-Based Awards

Under the Omnibus Plan, the Committee may grant other types of awards that are based on, or measured by, our common stock, and granted to anyone eligible to participate in the Omnibus Plan. The Committee will determine the terms and conditions of such awards. Other stock-based awards may be subject to achievement of performance goals and may be payable in cash, shares of our common stock or a combination of the two, as determined by the Committee.

Performance Goals

Performance goals for awards may include, but are not limited to these criteria: cash flow; free cash flow; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, adjusted earnings before interest, taxes, depreciation and amortization and net earnings); earnings per share; growth in earnings or earnings per share; book value growth; stock price; return on equity or average stockholder equity; total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; sales; expense reduction or expense control; expense to revenue ratio; income, net income or adjusted net income; operating income, net operating income, adjusted operating income or net operating income after tax; operating profit or net operating profit; operating margin; gross profit margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in stockholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and/or organizational restructuring goals; development and implementation of risk and crisis management programs; improvement in workforce diversity; compliance requirements and compliance relief; safety goals; productivity goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); measures of customer satisfaction, employee satisfaction or staff development; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; merger and acquisitions; and other similar criteria as determined by the Committee. The performance goals may be established on an absolute or relative basis and may relate to a business unit or the performance of the Company, a subsidiary, or the Company and its subsidiaries as a whole, or any combination of the foregoing. Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices.

Change of Control

If we experience a change of control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding options and SARs that are not exercised or paid at the time of the change of control will be assumed by the surviving corporation (or a parent or subsidiary of the surviving corporation), or replaced with grants (with respect to cash, securities or a combination thereof) made by the surviving corporation (or a parent or subsidiary of the surviving corporation) that have comparable terms. Other outstanding grants will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

If there is a change of control and all outstanding grants are not assumed by the surviving corporation, or replaced with, or converted to, grants made by the surviving corporation that have comparable terms, the Committee may (but is not obligated to) make adjustments to the terms and conditions of outstanding grants, including, without limitation, taking any of the following actions (or combination thereof) without the consent of any participant:

•        determine that outstanding options and SARs will accelerate and become fully exercisable and the restrictions and conditions on outstanding stock units, performance shares, stock awards and dividend equivalents immediately lapse;

•        pay participants, in an amount and form determined by the Committee, in settlement of outstanding stock units, performance shares, stock awards and dividend equivalents;

•        require that participants surrender their outstanding options and SARs in exchange for a payment by us, in cash or shares of our common stock, equal to the difference between the option exercise price or the SAR base amount, as applicable, and the fair market value of the underlying shares of our common stock; provided, however, if the per share fair market value of our common stock does not exceed the per share option exercise price or SAR base amount, as applicable, we will not be required to make any payment to the participant upon surrender of the option or SAR; or

•        after giving participants an opportunity to exercise all of their outstanding options and SARs, terminate any unexercised options and SARs on the date determined by the Committee.

In general terms, a change of control under the Omnibus Plan occurs if:

•        we sell or dispose of all or substantially all of our assets;

•        a person, entity or affiliated group, with certain exceptions, becomes the owner of more than 50% of our then- outstanding voting securities;

•        directors are elected to our board who constitute a majority of the members of our board and who have been members of our board for less than 2 years unless the appointment or election is approved by at least a two-thirds vote of directors in office at the beginning of such two-year period; or

•        we consummate a complete liquidation or dissolution.

Deferrals

The Committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of our common stock that would otherwise be due to the participant in connection with a grant under the Omnibus Plan. The Committee will establish the rules and procedures applicable to any such deferrals, consistent with the requirements of Section 409A of the Code.

Withholding

All grants under the Omnibus Plan are subject to applicable U.S. federal (including FICA), state and local, foreign or other tax withholding requirements. We may require participants or other persons receiving grants or exercising grants to pay an amount sufficient to satisfy such tax withholding requirements with respect to such grants, or we may deduct from other wages and compensation paid by us the amount of any withholding taxes due with respect to such grant.

The Committee may allow participants to elect to satisfy our tax withholding obligation with respect to grants paid in our common stock be paid by having shares withheld up to an amount that does not exceed the participant’s minimum applicable withholding tax rate for United States federal (including FICA), state and local tax liabilities, or as otherwise determined by the Committee. In addition, with respect to any required tax withholding amount that exceeds the minimum applicable withholding tax rate, the Committee may allow participants to satisfy such tax withholding obligation with shares of our common stock owned by the participants and that have been held for the requisite period of time to avoid adverse accounting consequences to the Company.

Transferability

Except as permitted by the Committee with respect to non-qualified stock options, only a participant may exercise rights under a grant during the participant’s lifetime. Upon death, the personal representative or other person entitled to succeed to the rights of the participant may exercise such rights. A participant cannot transfer those rights except by will or by the laws of descent and distribution or, with respect to grants other than incentive stock options, pursuant to a domestic relations order. The Committee may provide in a grant instrument that a participant may transfer non-qualified stock options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws.

Amendment; Termination

Our board may amend or terminate our Omnibus Plan at any time, except that our stockholders must approve an amendment if such approval is required in order to comply with the Code, applicable laws or applicable stock exchange requirements. Unless terminated sooner by our board or extended with stockholder approval, the Omnibus Plan will terminate on the day immediately preceding the tenth anniversary of the effective date of the Omnibus Plan.

Stockholder Approval

Except in connection with certain corporate transactions, including stock dividends, stock splits, a recapitalization, a change in control, a reorganization, a merger and a spin-off, stockholder approval is required (i) to reduce the exercise price or base price of outstanding options or SARs, (ii) to cancel outstanding options or SARs in exchange for the same type of grant with a lower exercise price or base price, and (iii) to cancel outstanding options or SARs that have an exercise price or base price above the current price of a share of our common stock, in exchange for cash or other securities, each as applicable.

Establishment of Sub-Plans

Our board may, from time to time, establish one or more sub-plans under the Omnibus Plan to satisfy applicable blue sky, securities or tax laws of various jurisdictions. Our board may establish such sub-plans by adopting supplements to the Omnibus Plan setting forth limitations on the Committee’s discretion and such additional terms and conditions not otherwise inconsistent with the Omnibus Plan as our board deems necessary or desirable. All such supplements will be deemed part of the Omnibus Plan, but each supplement will only apply to participants within the affected jurisdiction, and we will not be required to provide copies of any supplement to such unaffected participants.

Clawback

All grants made under the Omnibus Plan are subject to the Company’s clawback or recoupment policies, as applicable.

Summary of U.S. Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of awards under the Omnibus Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Options

An optionee generally will not recognize taxable income upon the grant of a non-statutory option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the shares purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The optionee’s tax basis in any shares received upon exercise of an option will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.

Incentive stock options are eligible for favorable U.S. federal income tax treatment if certain requirements are satisfied. An incentive stock option must have an option price that is not less than the fair market value of the stock at the time the option is granted, and must be exercisable within ten years from the date of grant. An employee granted an incentive stock option generally does not realize compensation income for U.S. federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are sold no sooner than two years after grant of the option and one year after exercise, the excess of the amount realized on the sale over the exercise price will be taxed as capital gain. If the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the amount realized on the sale over the option price. Any additional amount realized will be taxed as capital gain.

Stock Appreciation Rights

A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for U.S. federal income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares received upon exercise of a SAR will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Stock Units

In general, the grant of stock units will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Stock Awards

A participant generally will not be taxed upon the grant of stock awards subject to restrictions, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted stock before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the shares of stock are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares of stock are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Dividend Equivalent Rights

No taxable income is recognized upon receipt of a dividend equivalent right award. The holder will recognize ordinary income in the year in which a payment pursuant to such right, whether in cash, securities or other property, is made to the holder. The amount of that income will be equal to the fair market value of the cash, securities or other property received, and the holder will be required to satisfy the tax withholding requirements applicable to such income. The Company will be entitled to an income tax deduction equal to the amount of the ordinary income recognized by the holder of the dividend equivalent right award at the time the dividend or distribution is paid to such holder. That deduction will be allowed for the taxable year in which such ordinary income is recognized.

Performance Shares and Other Awards

With respect to performance shares and other stock-based awards granted under the Omnibus Plan, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

New Plan Benefits

Future benefits under the Omnibus Plan generally will be granted at the discretion of the Committee and are therefore not currently determinable.

Vote Required for Approval

Assuming that a quorum is present at the special meeting, the affirmative vote of holders of a majority of the total votes cast on this Proposal 7 is required to approve the Omnibus Plan. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

This Incentive Plan Proposal is conditioned upon the approval and completion of the Merger Proposal, Proposal 2 and the Nasdaq Proposal. If any of the Merger Proposal, Proposal 2 or the Nasdaq Proposal are not approved, this proposal will have no effect even if approved by our stockholders. Because stockholder approval of this Incentive Plan Proposal is a condition to completion of the Merger under the Merger Agreement, if this proposal is not approved by our stockholders, the Merger will not occur unless we and Shift waive the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL 7.

PROPOSAL NO. 8 — THE EXISTING DIRECTOR ELECTION PROPOSAL

Overview

Our board of directors is currently divided into two classes, Class I and Class II, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. At the special meeting, stockholders are being asked to elect three directors to our board of directors, with each director having a term that expires at our annual meeting of stockholders in 2022, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Our board of directors has nominated each of Daniel G. Cohen, John C. Chrystal and Stephanie Gould Rabin for re-election to serve as directors of the Company. For more information on the experience of Messrs. Cohen and Chrystal and Ms. Gould Rabin, see the section entitled “Information About the Company — Management — Directors and Executive Officers” of this proxy statement/prospectus.

If the Merger Proposal and each of the other proposals contained in this proxy statement/prospectus upon which it is conditioned are approved, each of our existing directors, including the directors elected at the special meeting, will resign from our board of directors upon the Closing and be replaced by the directors elected pursuant to the Business Combination Director Election Proposal. See “Proposal 9 – Business Combination Director Election Proposal” and the section entitled “Management Following the Merger” of this proxy statement/prospectus for more information.

Required Vote

Assuming that a quorum is present at the special meeting, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the three director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

The Existing Director Election Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS AS PART OF PROPOSAL 8.

PROPOSAL NO. 9 — THE BUSINESS COMBINATION DIRECTOR ELECTION PROPOSAL

Overview

Upon the Effective Time, under our Business Combination Charter, our board of directors will consist of two Class I directors, three Class II directors, and three Class III directors. The Class I directors, Class II directors, and Class III director will have terms that expires at our annual meeting of stockholders in 2021, 2022, and 2023, respectively, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Our board of directors has nominated Victoria McInnis and Kellyn Smith Kenny as Class I directors, Adam Nash, Emily Melton, and Jason Krikorian as Class II directors, and George Arison, Tobias Russell, and Manish Patel as Class III directors, to serve on the board of directors of the Company. For more information on the experience of Messrs. Arison, Russell, Nash, Krikorian and Patel and Mses. McInnis, Smith Kenny, and Melton, see the section entitled “Information About Shift — Executive Officers of Shift” and “Management Following the Merger” of this proxy statement/prospectus.

If the Merger Proposal and each of the other proposals contained in this proxy statement/prospectus upon which it is conditioned are approved, each of our existing directors will resign from our board of directors upon the Closing. See the section entitled “Management Following the Merger” of this proxy statement/prospectus for more information.

Required Vote

Assuming that a quorum is present at the special meeting, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the three director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

The Business Combination Director Election Proposal is conditioned on the approval and completion of the Merger Proposal, Proposal 2, Proposal 3 and the Nasdaq Proposal. If any of the Merger Proposal, Proposal 2, Proposal 3 or the Nasdaq Proposal are not approved, this proposal will have no effect even if approved by our stockholders. Because the Business Combination Director Election Proposal is a condition to completion of the Merger under the Merger Agreement, if this proposal is not approved by our stockholders, the Merger will not occur unless we and Shift waive the applicable closing condition.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS AS PART OF PROPOSAL 9.

PROPOSAL NO. 10 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the special meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the special meeting to approve the Merger Proposal, the Charter Proposals, the Incentive Plan Proposal, the Nasdaq Proposal, the Existing Director Election Proposal or the Business Combination Director Election Proposal.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, the chairman will not adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the special meeting to approve the Merger Proposal, the Charter Proposals, the Incentive Plan Proposal, the Nasdaq Proposal, the Existing Director Election Proposal or the Business Combination Director Election Proposal.

Required Vote

Assuming that a quorum is present at the special meeting, the affirmative vote of a majority of the total votes cast on this Proposal 10 is required to approve the Adjournment Proposal. Accordingly, neither a stockholder’s failure to vote in person or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL 10.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Subject to the limitations and qualifications set forth herein (including the limitations and qualifications set forth in the opinion attached as Exhibit 8.1), the following discussion of the material U.S. federal income tax consequences of (i) the Merger to the U.S. Holders (as defined below) of Shift common stock and (ii) the exercise by beneficial owners of Company common stock of their redemption rights in connection with the Merger is the opinion of Morgan Lewis, our U.S. federal income tax counsel, insofar as it expresses conclusions as to the application of U.S. federal income tax law. This opinion is based on facts and representations contained in representation letters provided by each of Shift and the Company and on customary assumptions set forth in such opinion. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax (such as estate or gift taxes, the impact of any applicable tax treaty, any consequences under the Medicare contribution tax on net investment income, or the alternative minimum tax).

This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, judicial decisions, and published rulings, administrative procedures, and other guidance of the Internal Revenue Service, or the IRS, all as in effect as of the date of this registration statement. These authorities may change, possibly with retroactive effect, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

Further, this discussion does not address tax consequences resulting from a holder’s particular circumstances or to any holder that may be subject to special tax rules, including, without limitation:

•        a bank, insurance company, or other financial institution;

•        a tax-exempt entity, organization, or arrangement;

•        a government or any agency, instrumentality, or controlled entity thereof;

•        a real estate investment trust;

•        an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•        a regulated investment company or a mutual fund;

•        a “controlled foreign corporation” or a “passive foreign investment company”;

•        a dealer or broker in stocks and securities, or currencies;

•        a trader in securities that elects mark-to-market treatment;

•        a holder of Shift common stock or Company common stock that is liable for the alternative minimum tax;

•        a holder of Shift common stock that received Shift common stock, or a holder of Company common stock that received Company common stock, through the exercise of options, warrants, or similar derivative securities or otherwise as compensation;

•        a holder of Shift common stock that holds Shift common stock, or a holder of Company common stock that holds Company common stock, in a tax-deferred account (such as an individual retirement account or a plan qualifying under Section 401(k) of the Code);

•        a holder of Shift common stock or Company common stock that has a functional currency other than the U.S. dollar;

•        a holder of Shift common stock that holds Shift common stock, or a holder of Company common stock that holds Company common stock, as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•        a holder of Shift common stock or a holder of Company common stock required to accelerate the recognition of any item of gross income with respect to such Shift common stock or such Company common stock, as applicable, as a result of such income being recognized on an applicable financial statement;

•        a holder of Shift common stock or a holder of Company common stock that is a U.S. expatriate or former citizen or long-term resident of the United States;

•        a holder of Shift common stock or a holder of Company common stock that does not hold Shift common stock or Company common stock, as applicable, as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

•        a holder of Shift common stock or a holder of Company common stock whose Shift common stock or Company common stock, as applicable, may constitute ‘‘qualified small business stock’’ under Section 1202 of the Code or ‘‘Section 1244 stock’’ for purposes of Section 1244 of the Code;

•        a holder of Shift common stock or a holder of Company common stock that acquired their shares of Shift common stock or Company common stock, as applicable, in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

•        a holder of Shift common stock or a holder of Company common stock that owns or has owned, or is deemed to own or to have owned, more than 5% of Shift common stock or Company common stock, as applicable (except to the extent specifically set forth below); or

•        a holder of Shift common stock that exercises its appraisal rights.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Shift common stock, or beneficial owner of Company common stock, as applicable, that is for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a beneficial owner of Company common stock (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Shift common stock or Company common stock, the U.S. federal income tax consequences of the Merger, or of a redemption of Company common stock, as applicable, to a partner or owner of such entity generally will depend on the status of the partner or owner and the activities of the entity. Any entity treated as a partnership for U.S. federal income tax purposes that holds Shift common stock or Company common stock, and any partners or owners in such entity, are urged to consult their own tax advisors with respect to the tax consequences of the Merger and of a redemption of Company common stock, as applicable, in their specific circumstances.

Holders of Shift common stock and Company common stock should consult their own tax advisors about the tax consequences of the Merger and a redemption of Company stock, as applicable, in light of their own particular circumstances, including the tax consequences under state, local, non-U.S., estate and gift and other tax laws and the possible effects of any changes in applicable tax laws.

Tax Consequences of the Merger to U.S. Holders of Shift Common Stock

Tax Consequences if the Merger Qualifies as a Reorganization within the Meaning of Section 368(a) of the Code

It is the opinion of Morgan Lewis, the Company’s U.S. federal income tax counsel, that the Merger will be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The Morgan Lewis opinion is subject to the limitations and qualifications set forth herein, and has been delivered prior to the consummation of the Merger and the exercise of redemption rights by stockholders of the Company and therefore is prospective and dependent on the occurrence or nonoccurrence of further events. The obligations of Shift and the Company to complete the Merger are not conditioned on the receipt of an opinion at Closing from either Morgan Lewis or Jenner to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and the Merger will occur even if it does not so qualify.

Neither Shift nor the Company has requested, and neither intends to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder of Shift common stock is urged to consult its tax advisor with respect to the particular tax consequence of the Merger to such U.S. Holder.

On the basis that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, in general, for U.S. federal income tax purposes, the tax consequences for U.S. Holders of Shift common stock who receive shares of Company common stock in exchange for shares of Shift common stock pursuant to the Merger are as follows.

•        A U.S. Holder of Shift common stock will not recognize gain or loss upon exchanging Shift common stock solely for Company common stock.

•        A U.S. Holder of Shift common stock will have an aggregate tax basis in the shares of Company common stock received pursuant to the Merger (including any shares of Company common stock held in escrow that are considered to be owned by such U.S. Holder for U.S. federal income tax purposes) equal to the U.S. Holder’s aggregate adjusted tax basis in the Shift common stock surrendered in exchange therefor.

•        In general, U.S. Holders are treated as the owners of the Company common stock held in escrow. If shares of Company common stock held in escrow are forfeited to the Company under the terms of the Merger Agreement and the escrow, a U.S. Holder generally will reallocate aggregate tax basis to remaining Company common stock, including Company common stock received pursuant to the Merger, any shares of Company common stock released to the U.S. Holder from the escrow and to any Company common stock that continues to be held in escrow. The release of escrowed Company common stock to the U.S. Holder should not cause the U.S. Holder to realize income, should not change the U.S. Holder’s aggregate tax basis in Company common stock and should not impact the U.S. Holder’s holding period of Company common stock.

•        A U.S. Holder’s holding period in the Company common stock received in the Merger (including any shares of Company common stock held in escrow that are considered to be owned by such U.S. Holder for U.S. federal income tax purposes) will generally include the holding period of the Shift common stock surrendered in exchange therefor.

•        A U.S. Holder that has acquired Shift common stock as a result of the conversion of Shift preferred stock or that has acquired different blocks of Shift common stock at different times or at different prices should consult its tax advisor regarding the allocation of its aggregate adjusted tax basis in, and the holding period of, the Company common stock received in exchange for such Shift common stock pursuant to the Merger.

If, however, the Merger were to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and were determined to be a taxable transaction, then:

•        a U.S. Holder of Shift common stock would be considered to have made a taxable disposition of its Shift common stock, and would generally recognize taxable gain or loss on its receipt of Company common stock (including any shares of Company common stock held in escrow that are considered to be owned by such U.S. Holder for U.S. federal income tax purposes) in an amount equal to the difference between (i) the fair market value of the Company common stock (including any shares of Company common stock held in escrow that are considered to be owned by such U.S. Holder for U.S. federal income tax purposes) received in the Merger by the U.S. Holder and (ii) the U.S. Holder’s aggregate adjusted tax basis in the shares of Shift common stock surrendered in exchange therefor; and

•        A U.S. Holder’s holding period in the Company common stock received in the Merger (including any shares of Company common stock held in escrow that are considered to be owned by such U.S. Holder for U.S. federal income tax purposes) would begin on the day following the Merger.

Information Reporting

Certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of Shift common stock. A “significant holder” for these purposes is generally a holder of Shift common stock that, immediately before the Merger, owned at least 1% (by vote or value) of the total outstanding stock of Shift (or Shift common stock with a basis of at least $1 million). U.S. Holders are urged to consult their tax advisors as to the potential application of information reporting requirements.

Tax Consequences of a Redemption of Company Common Stock

Tax Consequences for U.S. Holders

The discussion below applies to a “U.S. Holder” (as defined above) of Company common stock that exercises the redemption rights described above under “Special Meeting of Company Stockholders — Redemption Rights and Procedures.”

Treatment of Redemption

The treatment of a redemption of Company common stock for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Company common stock under Section 302 of the Code. If the redemption qualifies as a sale of Company common stock, a U.S. Holder will recognize gain or loss as described below under “— Gain or Loss on Redemptions Treated as a Sale of Company Common Stock.” If the redemption does not qualify as a sale of Company common stock, a U.S. Holder will be treated as receiving a corporate distribution subject to tax as described below under “— Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Company common stock treated as held by a U.S. Holder relative to all of the Company common stock outstanding both before and after the redemption. For these purposes, shares of Company common stock constructively owned by a U.S. Holder, including shares owned by certain related individuals and entities in which a U.S. Holder has an interest or that have an interest in the U.S. Holder, as well as any shares of Company common stock constructively held as a result of owning certain options or warrants in the Company, will be taken into account. The redemption of Company common stock generally will be treated as a sale of Company common stock (rather than as a corporate distribution) if the redemption meets one of the following tests: (i) results in a “complete redemption” of a U.S. Holder’s interest in the Company, (ii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder, or (iii) is a “substantially disproportionate redemption” with respect to the U.S. Holder.

There will be a “complete redemption” of a U.S. Holder’s interest in the Company if either (i) all of the shares of Company common stock actually and constructively owned by the U.S. Holder are redeemed, or (ii) all of the shares of Company common stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and does so waive, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares. Alternatively, the redemption of a U.S. Holder’s Company common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. Whether the redemption will result in a meaningful reduction in a

U.S. Holder’s proportionate interest in the Company will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction”. Finally, in order to meet the “substantially disproportionate” test for achieving sale or exchange treatment of a redemption, the percentage of outstanding Company common stock actually and constructively owned by a U.S. Holder immediately following the redemption of Company common stock by that U.S. Holder must, among other requirements, be less than 80% of the percentage of the outstanding Company common stock actually and constructively owned by that U.S. Holder immediately before the redemption. U.S. Holders are urged to consult with their tax advisors as to these rules and the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then generally the redemption will be treated as a corporate distribution and the tax effects will be as described under “— Taxation of Redemptions Treated as Distributions” below.

Taxation of Redemptions Treated as Distributions

If the redemption of a U.S. Holder’s Company common stock does not qualify as a sale of Company common stock, a U.S. Holder will be treated as receiving a distribution from the Company. A U.S. Holder generally will be required to include in gross income as dividend income the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce the U.S. Holder’s basis in its shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “— Gain or Loss on Redemptions Treated as a Sale of Company Common Stock.” After the application of these rules, any remaining tax basis in the redeemed Company common stock will be added to the U.S. Holder’s adjusted tax basis in Company common stock not so redeemed, or, if no such Company common stock remains, to the U.S. Holder’s adjusted tax basis in Company publicly traded warrants or possibly in other Company shares constructively owned by the U.S. Holder.

For a corporate U.S. Holder, dividends paid by the Company generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as the holding period requirement for the dividends-received deduction is satisfied.

For a non-corporate U.S. Holder, dividends generally will be taxed at the lower applicable long-term capital gains rate so long as the non-corporate U.S. Holder satisfies the holding period requirement of at least sixty days which begins within a certain number of days before the ex-dividend date (see “— Gain or Loss on Redemptions Treated as a Sale of Company Common Stock” below) and does not take the dividend into account as “investment income” in determining the U.S. Holder’s deduction for investment interest.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Company Common Stock

If a redemption of a U.S. Holder’s Company common stock qualifies as a sale of Company common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) the U.S. Holder’s adjusted tax basis in the Company common stock so redeemed.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Company common stock so redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting with Respect to the Redemption for Significant Holders

Certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of Company common stock. For these purposes, a “significant holder” is a beneficial owner of Company common stock that, immediately prior to the redemption, actually or constructively owns 5% or more of the outstanding Company common stock (by vote or value). U.S. Holders of Company common stock are urged to consult with their tax advisors as to the potential application of these reporting requirements.

Tax Consequences for Non-U.S. Holders

The discussion below applies to “Non-U.S. Holders” (as defined above) of Company common stock that exercise the redemption rights described above under “Special Meeting of Company Stockholders — Redemption Rights and Procedures.”

Treatment of Redemption

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Company common stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Company common stock, as described above under “— Tax Consequences for U.S. Holders — Treatment of Redemption.”

Non-U.S. Holders considering exercising their redemption rights are urged to consult their tax advisors as to whether the redemption of their Company common stock will be treated as a distribution, or as a sale, under the Code.

Taxation of Redemptions Treated as Distributions

If the redemption of a Non-U.S. Holder’s Company common stock does not qualify as a sale or exchange, the Non-U.S. Holder will be treated as receiving a distribution from the Company, which distribution will be treated as a dividend to the extent that the distribution is paid out of the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Assuming such dividends are not effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States, the gross amount of such dividends will be subject to a withholding tax at a rate of 30% unless the Non-U.S. Holder is eligible for a reduced rate of withholding under an applicable income tax treaty and the Non-U.S. Holder provides proper certification of such eligibility to the Company. Dividends received by a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty between the United States and such Non-U.S. Holder’s country of residence, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, the Non-U.S. Holder may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such Non-U.S. Holder’s country of residence.

Distributions in excess of the Company’s current or accumulated earnings and profits generally will be treated as a return of capital that will be applied against and reduce the Non-U.S. Holder’s basis in its shares of Company common stock (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Company Common Stock” below.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Company Common Stock

If the redemption of a Non-U.S. Holder’s Company common stock qualifies as a sale or exchange of such shares, the Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty between the United States and such Non-U.S. Holder’s country of residence, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the U.S.), in which case the Non-U.S. Holder will generally be required to pay tax on the gain (net of applicable deductions or credits) under regular U.S. federal income tax rates generally applicable to U.S. persons, and in the case of a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes, such Non-U.S. Holder may also be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such Non-U.S. Holder’s country of residence;

•        the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year in which the redemption occurs and certain other conditions are met, in which case the Non-U.S. Holder will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate as may be specified by an applicable income tax treaty between the United States and such Non-U.S. Holder’s country of residence) on the net gain derived from the redemption, which gain may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns reporting those losses; or

•        The Company common stock is a “United States real property interest” by reason of the Company’s status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes during the five-year period preceding such redemption (or the Non-U.S. Holder’s holding period, if shorter). The Company does not believe that it is or has been a USRPHC and, even if the Company is or was a USRPHC, sales of Company common stock generally will not be subject to tax for a Non-U.S. Holder that has not held more than 5% of the Company common stock, actually or constructively, during the five-year period preceding such Non-U.S. Holder’s redemption (or the Non-U.S. Holder’s holding period, if shorter).

FATCA Reporting

In accordance with Sections 1471 to 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA), a 30% U.S. federal withholding tax may apply to any redemption treated as a dividend paid to (i) a “foreign financial institution” (as specifically defined in FATCA), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in FATCA) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of FATCA to a redemption of Company common stock.

Information Reporting and Backup Withholding

Proceeds received in connection with a redemption of Company common stock may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a person’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

INFORMATION ABOUT THE COMPANY

General

We are a blank check company formed in March 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, with one or more businesses or assets, which we refer to as our initial business combination. Prior to our entering into the Merger Agreement, we sought to capitalize on the significant insurance experience and contacts of John M. Butler, our President and Chief Executive Officer, Daniel G. Cohen, our Chairman of the board of directors, Paul Vernhes, our Chief Financial Officer, and our board of directors to identify, evaluate and acquire a business providing technological services to the financial services industry, with particular emphasis on businesses which provide insurance or insurance related services, with particular emphasis on regulated insurance or reinsurance companies.

The registration statement for our IPO was declared effective on March 19, 2019. On March 22, 2019, we consummated the IPO of 15,065,000 units generating gross proceeds of $150,650,000. Each unit consisted of one share of our common stock and one-half of one warrant where each whole warrant entitles the holder to purchase one share of our common stock. Simultaneously with the closing of the IPO, we consummated the sale of 425,000 placement units at a price of $10.00 per unit in a private placement to our Sponsor and Cantor Fitzgerald & Co., the representative of the underwriters for the IPO, generating gross proceeds of $4,250,000. Our initial stockholders hold an aggregate 5,163,333 shares of our Class B common stock, all of which were issued in private placements prior to our IPO.

Following the closing of the IPO on March 22, 2019, an amount of $150,650,000 ($10.00 per unit) from the net proceeds of the sale of the units in the IPO and the placement units was placed in a trust account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a business combination, (ii) the redemption of any public shares in connection with a stockholder vote to amend our charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete a business combination by our Business Combination Outside Date; or (iii) the distribution of the trust account, if we are unable to complete a business combination within the combination period or upon any earlier liquidation of us.

As of June 30, 2020, there was $154 million held in the trust account and $308,331 held outside the trust account. As of June 30, 2020, $254,850 has been withdrawn from the trust account for our franchise and income taxes.

Effecting Our Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations prior to the Merger. We intend to pay certain expenses incurred in connection with the Merger and related transactions using cash held in our trust account, and issue authorized but unissued shares of our common stock in respect of the Closing Date Merger Consideration. If any of the funds released from the trust account are not used to fund the fees and expenses relating to the Merger and other transactions contemplated by the Merger Agreement, or to fund redemptions of our common stock, they will be used for general corporate purposes of the combined company, which may include repayment of indebtedness.

Selection of a Target Business and Structuring of our Initial Merger

Nasdaq rules require that our initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors adopted the financial analysis reviewed by Northland with our board, and the opinion of Northland to our board, and determined that subject to and based on the assumptions, matters considered and limitations and qualifications set forth in the opinion, the enterprise value of Shift implied by the various financial analyses Northland conducted in connection with its opinion equaled or exceeded 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing of the Merger Agreement.

Redemption Rights for Holders of Public Shares

We are providing our public stockholders with the opportunity to redeem all or a portion of their shares of Class A common stock upon the consummation of the Merger at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Merger, including any amounts representing deferred underwriting commissions and interest earned on the trust account (net of taxes payable), divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is approximately $10.15 per public share (based on the trust account balance as of June 30, 2020). There will be no redemption rights upon the consummation of our initial business combination with respect to our warrants. The initial stockholders, our officers and directors and Cantor have agreed to waive their redemption rights with respect to their founder shares and placement shares, as applicable, (i) in connection with the consummation of a business combination, (ii) in connection with a stockholder vote to amend our charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by our Business Combination Outside Date and (iii) if we fail to consummate a business combination by our Business Combination Outside Date or if we liquidate prior to our Business Combination Outside Date. The initial stockholders and our directors and officers have also agreed to waive their redemption rights with respect to public shares in connection with the consummation of a business combination and in connection with a stockholder vote to amend our charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by our Business Combination Outside Date. However, the initial stockholders and our directors and officers will be entitled to redemption rights with respect to any public shares held by them if we fail to consummate a business combination or liquidate by our Business Combination Outside Date. Cantor will have the same redemption rights as a public stockholder with respect to any public shares it acquires.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing our public stockholders with redemption rights upon consummation of the Merger. Public stockholders electing to exercise redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the trust account as of two business days prior to the Closing, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus under “Special Meeting of Company Stockholders — Redemption Rights and Procedures.” Unlike many other blank check companies, our public stockholders are not required to vote against the Merger in order to exercise redemption rights. If the Merger is not completed, then public stockholders electing to exercise redemption rights will not be entitled to redeem the shares of common stock and will not receive payment for any shares they elected to redeem.

Our initial stockholders have agreed to vote any shares of our common stock owned by them in favor of the Merger.

Limitation on Redemption Rights

Notwithstanding the foregoing, our charter provides that a public stockholder, together with its affiliates or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from exercising redemptions with respect to more than an aggregate of 20% of the shares sold in our IPO.

Employees

We currently have no full time employees and do not intend to have any full time employees prior to consummation of the Merger. Each of our executive officers and directors is engaged in other business endeavors and is not obligated to contribute any specific number of hours per week to our affairs, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Merger.

Management

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Title
Daniel G. Cohen	50	Chairman of the Board
John M. Butler	44	President and Chief Executive Officer
Paul Vernhes	49	Chief Financial Officer
Joseph W. Pooler, Jr.	54	Chief Accounting Officer and Treasurer
John C. Chrystal	61	Director
Stephanie Gould Rabin	48	Director
Sasson Posner	57	Director

Daniel G. Cohen has served as our Chairman of the board of directors since December 2018. Since February 21, 2018, Mr. Cohen has served as the Chairman of the board of directors and of the board of managers of Cohen & Company, LLC, and has, since September 16, 2013, served as the President and Chief Executive of the European Business of Cohen & Company Inc. (NYSE: COHN), a financial services company with approximately $2.67 billion in assets under management as of September 30, 2019, and as President, a director and the Chief Investment Officer of Cohen & Company Inc.’s indirect majority owned subsidiary, Cohen & Company Financial Limited (formerly known as EuroDekania Management Limited), a Financial Conduct Authority regulated investment advisor and broker dealer focusing on the European capital markets (“CCFL”). Mr. Cohen served as Vice Chairman of the board of directors and of the board of managers of Cohen & Company, LLC from September 16, 2013 to February 21, 2018. Mr. Cohen served as the Chief Executive Officer and Chief Investment Officer of Cohen & Company Inc. from December 16, 2009 to September 16, 2013 and as the Chairman of the board of directors from October 6, 2006 to September 16, 2013. Mr. Cohen served as the executive Chairman of Cohen & Company Inc. from October 18, 2006 to December 16, 2009. In addition, Mr. Cohen served as the Chairman of the board of managers of Cohen & Company, LLC from 2001 to September 16, 2013, as the Chief Investment Officer of Cohen & Company, LLC from October 2008 to September 16, 2013, and as Chief Executive Officer of Cohen & Company, LLC from December 16, 2009 to September 16, 2013. Mr. Cohen served as the Chairman and Chief Executive Officer of J.V.B. Financial Group, LLC (formerly C&Co/PrinceRidge Partners LLC), Cohen & Company Inc.’s indirect broker dealer subsidiary (“JVB”), from July 19, 2012 to September 16, 2013. He has been the Chairman of The Bancorp Inc. (“Bancorp”) and Chairman of the Executive Committee of Bancorp’s board of directors since its inception in 1999. Mr. Cohen is Vice-Chairman of Bancorp Bank’s board of directors and Chairman of its Executive Committee. He had previously been Chairman of Bancorp Bank’s board of directors from September 2000 to November 2003 and, from July 2000 to September 2000, had been Bancorp Bank’s Chief Executive Officer. Mr. Cohen has served as the Chief Executive Officer of FinTech Acquisition Corp. III since March 2017. Mr. Cohen served as a director and Chief Executive Officer of FinTech Acquisition Corp. II from May 2015 until July 2018. He previously served as a director of FinTech Acquisition Corp. I (“FinTech I”) from November 2013 until July 2016, as FinTech I’s President and Chief Executive Officer from August 2014 until July 2016, and as FinTech I’s Executive Vice President from July 2014 through August 2014. He previously served as Chief Executive Officer of RAIT Financial Trust (“RAIT”) from December 2006, when it merged with Taberna Realty Finance Trust (“Taberna”), to February 2009, and served as a trustee from the date RAIT acquired Taberna until his resignation from that position in February 2010. Mr. Cohen was Chairman of the board of trustees of Taberna from its inception in March 2005 until its December 2006 acquisition by RAIT, and its Chief Executive Officer from March 2005 to December 2006. Mr. Cohen served as a director of Star Asia, a joint venture investing in Asian commercial real estate, from February 2007 to February 2014 and as a director of Muni Funding Company of America, LLC, a company investing in middle-market non-profit organizations, from April 2007 to June 2011. Mr. Cohen is a member of the Academy of the University of Pennsylvania, a member of the Visiting Committees for the Humanities and a member of the Paris Center of the University of Chicago. Mr. Cohen is also a Trustee of the List College Board of the Jewish Theological Seminary, a member of the board of the Columbia Global Center in Paris, a Trustee of the Paideia Institute and a Trustee of the Arete Foundation. Our board has determined that Mr. Cohen’s extensive experience in the financial services industry generally, as well as extensive experience in operating financial services companies in a public company environment, qualifies him to serve as a member of our board of directors.

John M. Butler has been our Chief Executive Officer and President since March 2018. Since October 2017, Mr. Butler has served as Head of U.S. Insurance Debt Strategy and Global ILS Platform for Cohen & Company, LLC. Before that, from October 2012 to October 2017, Mr. Butler worked for Twelve Capital AG, a European asset manager specializing in investment in the insurance sector, where he served in various roles including Managing Partner & Head of Investment Management. From January 2010 to September 2012, Mr. Butler worked as Senior Underwriter managing the International Catastrophe and Terrorism reinsurance portfolios of Hannover Re Bermuda Ltd, a reinsurance company, and before that, from August 2002 to October 2009, he served in various roles with White Mountains Re, a reinsurance company. Mr. Butler began his career in 1997 as an Underwriting Assistant, Marine, at The Imperial Fire & Marine Re-Insurance Company. Mr. Butler holds an honors degree in Law from the University of London, is an Associate of the Chartered Insurance Institute of the UK, a member of the Insurance Institute of Ireland and is qualified as a Chartered Insurer.

Paul Vernhes has been our Chief Financial Officer since March 2018. Mr. Vernhes has served in various roles with Cohen & Company since 2005, where he is currently a Managing Director of Cohen & Company Financial Limited, Cohen & Company’s wholly-owned U.K. subsidiary, and is President of Cohen & Compagnie SAS, Cohen & Company’s wholly-owned French subsidiary in charge of credit analysis for European financial institutions funded by the group’s investment vehicles. Vernhes has been responsible for the insurance credit analysis for Cohen & Company’s Dekania Europe and PriDe Europe programs. Mr. Vernhes also served, from February 2006 to March 2009, as Chief Financial Officer of Dekania Corp., a special purpose acquisition company established by Cohen & Company, LLC, focused on acquiring businesses that operate within the insurance industry. From January 2004 to April 2005, Mr. Vernhes was the Chief Financial Officer of Corifrance, the French reinsurance subsidiary of Markel Corp. Prior to and in addition to his role as Chief Financial Officer, Mr. Vernhes served as a treaty and facultative reinsurance underwriter for Corifrance in Europe and Latin America. Previously, Mr. Vernhes served as a strategy and management consultant to the insurance industry at A.T. Kearney and Deloitte & Touche Consulting Group. Mr. Vernhes is a graduate of the Ecole de Hautes Etudes Commerciales (HEC) and holds a M.Sc. in Finance from the London School of Economics.

Joseph W. Pooler, Jr., has served as our Chief Accounting Officer and Treasurer since March 2018. He has served as Executive Vice President, Chief Financial Officer and Treasurer of Cohen & Company Inc. since December 2009, as Cohen & Company, LLC’s Chief Financial Officer since November 2007 and as Chief Administrative Officer since May 2007. From July 2006 to November 2007, Mr. Pooler also served as Senior Vice President of Finance of Cohen & Company, LLC. From November 2007 to March 2009, Mr. Pooler also served as Chief Financial Officer of Muni Funding Company of America, LLC, a company investing in middle-market non-profit organizations. Prior to joining Cohen & Company, LLC, from 1999 to 2005, Mr. Pooler held key management positions at Pegasus Communications Corporation (now known as The Pegasus Companies, Inc. (OTC: PEGX)), which operated in the direct broadcast satellite television and broadcast television station segments. While at Pegasus, Mr. Pooler held various positions including Chief Financial Officer, Principal Accounting Officer and Senior Vice President of Finance. From 1993 to 1999, Mr. Pooler held various management positions with MEDIQ, Incorporated, including Corporate Controller, Director of Operations and Director of Sales Support.

Independent Directors

John C. Chrystal has served as a director since March 2018. He has served as a director of Bancorp and the Bancorp Bank since 2013, and he previously served as Interim Chief Executive Officer of Bancorp, and President of the Bancorp Bank, from January 2016 to June 2016. Mr. Chrystal has served as an independent director of MoneyLion, Inc. (a privately held financial wellness and consumer lending platform) since November 2016; an independent director of Regatta Loan Management LLC (a privately held, SEC-registered Investment Adviser) since 2015; and an independent director of the Trust for Advised Portfolios (a mutual fund series trust focused on multiple asset classes) since 2010. Mr. Chrystal was an independent director of Morgan Stanley Derivative Products, Inc. (an entity providing credit enhancement for select derivative transactions) from 2010 to 2017. Mr. Chrystal was an independent director of Javelin Mortgage Investments, Inc. (a mortgage real estate investment trust) from 2012 through its sale in 2016. From 2009 to 2012, Mr. Chrystal was a Managing Member of Bent Gate Advisors, LLC (a firm providing strategic advice to financial institutions); from 2005 through 2008 was the Chief Risk Officer of DiMaio Ahmad Capital (an investment management firm focused on corporate credit markets) and from 1993 to 2005 was a Managing Director with multiple Credit Suisse entities, with oversight of asset management and financial product functions. Our board has determined that Mr. Chrystal’s extensive experience in the financial services industry generally, as well as extensive experience in operating financial services companies in a public company environment, qualifies him to serve as a member of our board of directors.

Stephanie Gould Rabin has been a director since December 2018. In 2016, Ms. Rabin joined Holborn Corporation, a reinsurance broker, where she served as Head of Corporate Strategy & Senior Vice President until February 2019 and currently serves as a strategic consultant for corporate projects. Ms. Rabin was Senior Vice President and Head of Operations of Aspen US Insurance in 2015, before that, from 2007 to 2015 she was a partner in the M&A/Business Transformation Advisory solutions of Aon plc, a professional services firm. She was also Managing Director at Aon Benfield, where she led the NY and Latin American analytics teams. From 2004 to 2007, Ms. Rabin was Senior Vice President at Guy Carpenter & Co., an insurance and reinsurance company. She earned a B.Sc. in Mathematics and Statistics from McGill University, Montreal and received her M.A. in Industrial-Organizational Psychology from New York University. Ms. Rabin is also an Associate in the Casualty Actuarial Society. Our board has determined that Ms. Rabin’s extensive experience in the (re)insurance industry qualifies her to serve as a member of our board of directors.

Sasson Posner has been a director since July 2018. Since April 2016, Mr. Posner has been a managing director at Young America Capital, a broker/dealer, and an advisor for Extraordinary Re, a startup (re)insurance risk trading platform. Since December 2017 Mr. Posner served as senior advisor for Teneo Cobbs Allen, a joint venture between Teneo, a global CEO advisory firm, and Cobbs Allen, a risk management firm, providing alternative risk financing services, and insurance advisory and brokerage services to its corporate clients. Prior to that, from February 2012 to February 2016, Mr. Posner was a Managing Director at Deutsche Bank in the Pension & Insurance Risk Markets group, and from March 2006 to February 2012, a Senior VP mostly, with the Structured Sales team. Prior to Deutsche Bank, from 2003 to 2006, Mr. Posner was a Senior VP at Willis Re’s Capital Markets group, the reinsurance division of Willis Group, the predecessor of Willis Towers Watson, an advisory and brokering company. From 1998 to 2000, Mr. Posner was at Lehman Brothers/Lehman Risk Advisors where he was a Senior VP and originated and structured insurance related opportunities for Lehman Re, a Bermudian reinsurer wholly owned by Lehman Brothers. From 1995 to 1998, prior to Lehman Brothers, and upon graduating from the University of Chicago Graduate School of Business, Mr. Posner began his reinsurance career as reinsurance underwriter at Centre Re, a finite reinsurance company. Our board has determined that Mr. Posner’s extensive experience in the financial services industry generally, and the (re)insurance industry in particular, qualifies him to serve as a member of our board of directors.

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have determined that Messrs. Chrystal and Posner and Ms. Rabin are independent directors under the Nasdaq rules and Rule 10A-3 of the Exchange Act.

Number and Terms of Office of Officers and Directors

Under our charter, our board of directors is currently divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. Our charter provides that the term of office of the first class of directors, consisting of Daniel G. Cohen, John C. Chrystal and Stephanie Gould Rabin, will expire at our first annual meeting of stockholders and the term of office of the second class of directors, consisting of Sasson Posner, will expire at the second annual meeting of stockholders.

Board of Directors and Committees

Prior to the consummation of our IPO, our board of directors formed an Audit Committee and Compensation Committee.

During the fiscal year ended December 31, 2019, our board of directors held one meeting, our Audit Committee held three meetings, and our Compensation Committee did not hold any meetings. Each of our directors attended at least 75% of their respective board and committee meetings. We do not have a policy regarding director attendance at annual meetings, but encourage the directors to attend if possible.

Audit Committee

The rules of Nasdaq and Section 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. We have established an Audit Committee of the board of directors, which consists of Messrs. Chrystal and Posner and Ms. Rabin, all of whom meet the independent director standard under Nasdaq’s listing rules and under Rule 10A-3(b)(1) of the Exchange Act. Mr. Chrystal serves as Chairman of our Audit Committee.

The Audit Committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor our annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Annual Report on Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Expert on Audit Committee

The Audit Committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under Nasdaq’s listing rules. The Nasdaq listing rules define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the Nasdaq Capital Market that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that Mr. Chrystal satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

We have established a Compensation Committee of the board of directors, which consists of Ms. Rabin and Mr. Posner, each of whom meets the independent director standard under Nasdaq’s listing rules and under Rule 10A-3(b)(1) of the Exchange Act. Mr. Posner serves as Chairman of our Compensation Committee.

The Compensation Committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•        reviewing and approving the compensation, if any, of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement;

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

•        monitoring compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits.

The Compensation Committee Charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Other Board Committees

Our board of directors intends to establish a nominating committee upon consummation of the Merger. At that time, our board of directors intends to adopt a charter for this committee. See the section entitled “Management Following the Merger” for additional information. Prior to such time, our independent directors will address any nominations process, as required by Nasdaq.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws, a copy of which is attached as an exhibit to our latest annual report on Form 10-K filed with the SEC. We will make a printed copy of our code of conduct and ethics available to any stockholder who so requests. Requests for a printed copy may be directed to us as follows: Insurance Acquisition Corp., 2929 Arch Street, Suite 1703, Philadelphia, PA, 19104 Attention: Secretary.

Executive Compensation

Compensation Discussion and Analysis

None of our executive officers or directors has received any cash compensation for services rendered. No compensation of any kind, including finder’s and consulting fees, will be paid to our Sponsor, executive officers and directors, or any entity with which they are affiliated, for services rendered prior to or in connection with the consummation of an initial business combination other than (i) repayment of loans made to us prior to March 19, 2019 by an affiliate of Insurance Acquisition Sponsor, LLC to cover offering-related and organization expenses, (ii) repayment of loans that our Sponsor or one of its affiliates may make to finance transaction costs in connection with an intended initial business combination up to a maximum of $750,000 (provided that if we do not consummate an initial business combination, we may use working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment), (iii) payments to our Sponsor or its affiliate of a total of $10,000 per month for office space, utilities, secretarial support and administrative services, and (iv) to reimburse for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. Our Audit Committee must approve all payments in excess of $5,000 to be made to any initial holder, our Sponsor, our directors and officers or our or their affiliates.

After the consummation of our initial business combination, directors or members of our management team who remain in one of those capacities may be paid director, consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business although we do not believe that the ability of our management to remain with us after the consummation of an initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based upon its review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement/prospectus.

Sasson Posner, Chair

Stephanie Gould Rabin

Independent Auditors’ Fees

The firm of Grant Thornton, LLP, which we refer to as GT, acts as our independent registered public accounting firm. The following is a summary of fees paid or to be paid to GT for services rendered. GT will not act as the independent registered public accounting firm for the combined company after Closing.

Audit Fees

Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by GT in connection with regulatory filings. The aggregate fees billed by GT for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the year ended December 31, 2019 and the period ended December 31, 2018 totaled $36,952 and $4,500, respectively. The above amounts include interim procedures and audit fees, as well as attendance at Audit Committee meetings.

Audit-Related Fees

Audit-related services consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay GT for consultations concerning financial accounting and reporting standards during the year ended December 31, 2019 and the period ended December 31, 2018.

Tax Fees

We did not pay GT for tax planning and tax advice for the year ended December 31, 2019 and the period ended December 31, 2018.

All Other Fees

We did not pay GT for other services for the year ended December 31, 2019 and the period ended December 31, 2018.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee was formed upon the consummation of the IPO. As a result, the Audit Committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our Audit Committee were approved by our board of directors. Since the formation of our Audit Committee, and on a going-forward basis, the Audit Committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit).

Legal Proceedings

To the knowledge of our management, there is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such. In addition, in the ordinary course of our business, we are also subject to lawsuits, investigations and claims. Regardless of the outcome of these matters, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Periodic Reporting and Audited Financial Statements

The Company has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, the Company’s annual reports contain financial statements audited and reported on by Company’s independent registered public accounting firm. The Company has filed with the SEC its Annual Report on Form 10-K covering the fiscal year ended December 31, 2019, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us,” “our” or “we” refer to Insurance Acquisition Corporation.

Overview

We are a blank check company incorporated in March 2018 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to use cash from the proceeds of our IPO and the private placement, our capital stock, debt or a combination of cash, stock and debt to effectuate our initial business combination. We have until our Business Combination Outside Date to consummate our initial business combination. If we do not consummate the Merger or another business combination by our Business Combination Outside Date, we will distribute the aggregate amount then on deposit in the trust account pro rata to our public stockholders and cease all operations except for the purposes of winding up our affairs.

The issuance of additional shares of our stock in a business combination:

•        may significantly dilute the equity interest of investors;

•        may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

•        could cause a change in control if a substantial number of shares of our common stock is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•        may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

•        may adversely affect prevailing market prices for our common stock and/or warrants.

Similarly, if we issue debt securities, it could result in:

•        default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand and the lender demands payment;

•        limitations on our ability to obtain additional financing if the debt security contains covenants restricting our ability to incur debt;

•        our inability to pay dividends on our common stock due to covenants limiting or prohibiting dividends;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce, or possibly eliminate, the funds available for use as dividends on our common stock, expenses, capital expenditures, acquisitions and other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

In March 2020, the COVID-19 outbreak was declared a National Public Health Emergency that continues to spread throughout the world and has adversely impacted global activity and contributed to significant declines and volatility in financial markets. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the coronavirus outbreak. Nevertheless, the outbreak presents uncertainty and risk with respect to the Company and its ability to successfully complete a business combination.

Recent Events

We intend to hold a meeting of stockholders on September 10, 2020 in order to provide stockholders with the ability to vote to extend the deadline to complete a business combination from September 22, 2020 to November 3, 2020. There is no assurance that our stockholders will vote to approve the extension of time with which we have to complete a business combination. If we do not obtain stockholder approval, we would wind up our affairs and liquidate.

On June 29, 2020 we entered into the Merger Agreement, which provides for our business combination with Shift pursuant to the Merger. On August 19, 2020, we entered into First Amendment to Agreement and Plan of Merger, pursuant to which we amended the Merger Agreement to provide for certain changes relating to the Business Combination Charter and the extension meeting and extension proxy statement. See the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement” for additional information.

Results of Operations

We have not generated any revenues to date. Our only activities from inception to June 30, 2020 were organizational activities, those necessary to prepare for the IPO, described below, and identifying a target company for a business combination and the proposed acquisition of Shift. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a business combination.

Upon the consummation of our IPO on March 22, 2019, we deposited $150,650,000 of the gross proceeds of our IPO and private placement into the trust account. Funds in the trust account are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds investing solely in U.S. treasuries and meeting the conditions specified in Rule 2a-7 under the Investment Company Act of 1940, as amended, or the Investment Company Act. Following our IPO and prior to the proposed Merger, we have generated, and expect to continue to generate, non-operating income in the form of interest income on cash and marketable securities held in the trust account. We expect to incur increased operating expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses relating to an initial business combination.

For the year ended December 31, 2019, we had net income of $1,325,822, which consisted of interest income on marketable securities held in the trust account of $2,593,286, offset by operating costs of $764,976 and a provision for income taxes of $502,488.

For the period from March 13, 2018 (inception) through December 31, 2018, we had a net loss of $1,669, which consisted of operating costs of $1,669.

For the three months ended June 30, 2020, we had a net loss of $1,341,552, which consisted of operating costs of $1,381,372, offset by interest income on marketable securities held in the trust account of $38,310 and an income tax benefit of $1,510.

For the six months ended June 30, 2020, we had a net loss of $1,510,534, which consisted of operating costs of $1,723,804 and a provision for income taxes of $132,244, offset by interest income on marketable securities held in the trust account of $705,514.

For the three months ended June 30, 2019, we had net income of $478,780, which consisted of interest income on marketable securities held in the trust account of $898,481, offset by operating costs of $240,530 and a provision for income taxes of $179,171.

For the six months ended June 30, 2019, we had net income of $475,547, which consisted of interest income on marketable securities held in the trust account of $957,721, offset by operating costs of $300,086 and a provision for income taxes of $182,088.

Liquidity and Capital Resources

Until the consummation of our IPO on March 22, 2019, our only source of liquidity was the sale of 5,163,333 founder shares to our Sponsor and certain of our initial stockholders for an aggregate purchase price of $4,275,000, and monies loaned to us by our Sponsor to fund organizational costs and expenses in connection with our IPO.

On March 22, 2019, we consummated the IPO of 15,065,000 units, which included the full exercise by the underwriters of their over-allotment option in the amount of 1,965,000 units, at $10.00 per unit, generating gross proceeds of $150,650,000. Simultaneously with the closing of the IPO, we consummated the sale of 425,000 placement units to the Sponsor and Cantor at a price of $10.00 per unit, generating gross proceeds of $4,250,000.

Following the IPO and the sale of the placement units, a total of $150,650,000 was placed in the trust account and we had $1,048,801 of cash held outside of the trust account, after payment of costs related to the IPO, and available for working capital purposes. We incurred $9,661,484 in transaction costs, related to the IPO, including $2,620,000 of underwriting fees, $6,419,000 of deferred underwriting fees and $622,484 of other costs.

For the six months ended June 30, 2020, cash used in operating activities was $703,243, which was comprised of our net loss of $1,150,534, interest earned on marketable securities held in the trust account of $705,514 and changes in operating assets and liabilities, which provided $1,152,805 of cash for operating activities.

For the six months ended June 30, 2019, cash used in operating activities was $355,910, which was comprised of our net income of $475,547, interest earned on marketable securities held in the trust account of $957,721 and changes in operating assets and liabilities, which provided $126,264 of cash for operating activities.

As of June 30, 2020, we had marketable securities held in the trust account of $153,688,850 (including approximately $3,039,000 of interest income) consisting of U.S. Treasury securities with a maturity of 180 days or less. Interest income on the balance in the trust account may be used by us to pay taxes. Through June 30, 2020, we withdrew $259,950 of interest income from the trust account, of which $254,850 was withdrawn during the six months ended June 30, 2020, to pay our tax obligations.

For the year ended December 31, 2019, cash used in operating activities was $629,588, which was comprised of our net income of $1,325,822, interest earned on marketable securities held in the trust account of $2,593,286 and changes in operating assets and liabilities, which provided $637,876 of cash for operating activities.

As of December 31, 2019, we had marketable securities held in the trust account of $153,238,186 (including approximately $2,588,000 of interest income) consisting of U.S. Treasury Bills with a maturity of 180 days or less. Interest income on the balance in the trust account may be used by us to pay taxes. Through December 31, 2019, we withdrew $5,100 of interest earned on the trust account to pay our income taxes.

We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less amounts released to us to pay taxes and deferred underwriting commissions) to consummate our business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to consummate our business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

At June 30, 2020, we had cash of $308,331 held outside the trust account. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, production facilities or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital requirements or finance transaction costs in connection with a business combination, our Sponsor or one of its affiliates has committed to loan us funds as may be required up to a maximum of $750,000, and may, but is not obligated to, loan us additional funds to fund our additional working capital requirements and transaction costs. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the placement warrants, at a price of $1.00 per warrant at the option of the lender. On May 21, 2020, we issued a $750,000 unsecured promissory note (the “Note”) to an affiliate of the Sponsor. The Note is non-interest bearing and payable upon the consummation of a business combination. Up to $750,000 of such loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the placement warrants.

We do not believe we will need to raise additional funds in order to meet the expenditures required to identify and acquire a target business. However, if our estimate of the costs of undertaking due diligence investigations and negotiating a business combination is less than the actual amount necessary to do so, we may have insufficient funds available to pursue and consummate our business combination. Moreover, we may need to obtain additional financing if we become obligated to redeem a significant number of our public shares upon consummation of our business combination, in which case we may issue additional securities or incur debt. Subject to compliance with applicable securities laws, we would only obtain such financing simultaneously with the consummation of our business combination.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support to the Company. We began incurring these fees on March 19, 2019 and will continue to incur these fees monthly until the earlier of the completion of the business combination and our liquidation.

In addition, we have an agreement to pay the underwriters a deferred fee of $6,419,000. The deferred fee will become payable to the underwriters’ representative from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

On June 10, 2020, we entered into an agreement with a service provider, pursuant to which the service provider will serve as the placement agent for us in connection with a proposed private placement (the “Transaction”) of our equity or equity-linked securities (the “Securities”). We agreed to pay the service provider a cash fee equal to 4% of the gross proceeds of the total Securities sold in the Transaction less than or equal to $100 million and 5% of the gross proceeds of the total Securities sold in the Transaction greater than $100 million. The fee will not be payable in the event we do not consummate the Transaction.

On June 10, 2020, we entered into an agreement with the same service provider, pursuant to which the service provider will provide us with capital markets advisory services for a potential business combination. We agreed to pay the service provider (i) all reasonable travel and other expense incurred in performing its services and (ii) any expenses relating to due diligence.

On June 11, 2020, we entered into a transactional support agreement with a service provider, pursuant to which the service provider agreed to render certain financial advisory and investment banking services in connection with our potential business combination. We agreed to pay the service provider a fee of $1,600,000 if we consummate a business combination. In the event a business combination is consummated, we, at our sole discretion, may pay a discretionary fee of up to $400,000 to the service provider. The fee will not be payable in the event we do not consummate a business combination.

On June 22, 2020, we entered into a consulting agreement with a service provider, pursuant to which the service provider will provide us with financial advisory support for a potential business combination. We agreed to pay the service provider a fee of $25,000 per month, for total fees of $75,000. In addition, we agreed to pay the service provider a minimum fee of $600,000 and up to a maximum fee of $1,200,000, if we consummate a business combination. The fee will not be payable in the event we do not consummate a business combination.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Common stock subject to possible redemption

We account for our common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.

Net loss per common share

We apply the two-class method in calculating earnings per share. Net income per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the trust account, net of applicable franchise and income taxes, by the weighted average number of Class A redeemable common stock outstanding for the period. Net loss per common share, basic and diluted for Class A and Class B non-redeemable common stock is calculated by dividing net income, less income attributable to Class A redeemable common stock, by the weighted average number of Class A and Class B non-redeemable common stock outstanding for the periods presented.

INFORMATION ABOUT SHIFT

Throughout this section, unless otherwise noted “we”, “us”, “our” and the “Company” refer to Shift and its consolidated subsidiaries.

Overview

Shift is a leading end-to-end auto ecommerce platform (based on volume) transforming the used car industry with a technology-driven, hassle-free customer experience. Shift’s mission is to make car purchase and ownership simple — to make buying or selling a used car fun, fair, and accessible to everyone. Shift provides comprehensive, digital solutions throughout the car ownership lifecycle: finding the right car, having a test drive brought to you before buying the car, a seamless digitally-driven purchase transaction including financing and vehicle protection products, an efficient, digital trade-in/sale transaction, and a vision to provide high-value support services during car ownership. Each of these steps is powered by Shift’s software solutions, mobile transactions platform, and scalable logistics, combined with the Company’s five centralized inspection, reconditioning & storage centers, called Hubs.

Shift demystifies the auto purchase experience in an industry known for high-pressure sales tactics that place the customer at a disadvantage. The traditional car buying experience is ripe for Shift’s brand of disruption: a recent survey by Gallup indicated that only 9% of consumers trust car salespeople and according to the DealerSocket Independent Dealership Action Report released in 2016, 81% are generally dissatisfied with the car buying process. The peer-to-peer market for automotive sales is even less transparent and is associated with many unknown factors that leave buyers and sellers uneasy. Shift uses technology to eliminate guesswork and hassle and provides a more efficient, more reliable, more convenient and more trusted alternative.

Shift’s vision is to provide a comprehensive experience for car owners, driven by technology at every step of the consumer lifecycle. Our continued investments in our research and discovery functionality create a platform that draws customers to engage with the Shift website and provide a seamless search experience. Consumers may elect to purchase a vehicle online, through an at-home test drive, or during a test drive at one of our reconditioning and storage Hubs. During the purchasing process, our customers access a full suite of online financing options, vehicle service contracts, and other value add products to support the ownership experience. Over time, we will expand our machine learning-enabled recommendation engine to help customers find the cars best suited to them. Customer response to the Shift experience is extremely positive, resulting in a 70 Net Promoter Score (“NPS”), an order of magnitude higher score than traditional auto retailers. These positive experiences allow Shift to serve customers over the entire lifecycle of vehicle ownership and retain customers for repeat sales and purchases. By continuing to invest in services that benefit the customer throughout the ownership phase of the lifecycle (for example, vehicle maintenance plans), we will continue to establish a long-term customer base that will return for future transactions.

Launched in 20141, Shift currently operates five West Coast Hubs capable of reaching over 85%2 of the California population and a large portion of the Oregon population, with proven success in San Francisco, Los Angeles and Orange County, San Diego, Sacramento, and Portland and plans to expand to additional metropolitan areas. Each region is supported by one Hub location that acts as the central point for reconditioning and vehicle storage that also enables customers who prefer to browse inventory onsite. In 2019, the Company had $166.2 million of revenue including an $8.5 million contra-revenue charge related to certain milestones under our agreement with Lithia. By targeting urban, densely populated markets, Shift has used direct-to-consumer digital marketing and a responsive ecommerce sales approach to grow its market penetration to over 4% of all used car sales in its top-performing ZIP codes within the San Francisco region. With current operations out of five West Coast Hubs, which together account for only 12%2 of the U.S. population, Shift has significant runway for continued expansion.

Shift’s differentiated strategy offers a wide variety of vehicles across the entire spectrum of model, price, age, and mileage to ensure that Shift has the right car for buyers regardless of interest, need, budget, or credit. Shift is the only online dealer to offer a fully omni-channel fulfillment model, led by Shift’s patented system for managing on-demand test drives brought to customers at their preferred location, such as their home. There are three ways to purchase a car from Shift:

•        On-demand test drive:    Shift conveniently brings any car to the customer’s desired location for a no-obligation, contactless test drive, usually at their home or work. If the customer chooses to purchase the vehicle, a Shift concierge staff can process the transaction on-the-spot via a mobile app.

•        Buy online:    Customers can buy a car sight-unseen without a test drive and have it delivered to their home quickly with the same seven-day return policy as is offered on cars bought in person.

•        Hub test drive:    Customers may come to one of Shift’s hub locations to see and test drive multiple cars. When they arrive, customers can scan a QR code on each car to immediately view all relevant details, including ownership & service history, inspection reports, vehicle history reports, and most importantly, dynamic pricing and market price comparisons. This immediate access to all relevant information — without having to rely on a salesman — puts customers in control.

Regardless of the approach chosen by the customer, they will be supported by friendly Shift Concierge and Advisor team members. For all buyers, Shift offers a full suite of options to consumers to finance and protect their vehicle through the only mobile point-of-sale solution on the market. Through our platform, we connect customers to various lending partners for a completely digital end-to-end process for financing and service products. A customer can also complete a short online prequalification form and immediately see a filtered view of cars that meet their budget based on the financing options for which they are, statistically speaking, able to qualify. Customers can also get approved for financing before they even test drive a car, making it much more likely that the customer will purchase a car from us.

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1    Incorporated December 9, 2013 in the state of Delaware.

2    Includes metropolitan statistical area (MSA’s) within 60 miles of Shift reconditioning facilities in San Francisco, Los Angeles, San Diego, and Sacramento.

Shift focuses on unit economics driven by direct vehicle acquisition channels, optimized inventory mix and ancillary product offerings, combined with streamlined inventory onboarding, low fulfillment costs, and centralized software. In the first quarter of 2020, Shift sourced over 85% of its inventory from consumer-sellers and partners driving industry-leading margins and customer acquisition cost. Our data-driven vehicle evaluations help ensure acquisition of the right inventory at the right price to reduce days to sale. We believe that a differentiated ability to purchase vehicles directly from consumer-sellers as compared to our competitors, who purchase a higher percentage through the wholesale market, provides Shift access to a deeper pool of scarce, highly desirable inventory.

Sellers are able to go to Shift.com, submit information on their car, and get a quote instantly. Shift uses a proprietary algorithm for pricing that utilizes current market information about market conditions, demand and supply, and car option data, among other factors. Using proprietary pricing and Shift-built mobile iPad diagnostic tools, Shift provides an immediate quote for a customer’s trade-in vehicle, and will schedule an on-demand evaluation at the customer’s location by a member of Shift’s concierge staff. Shift provides selling customers with information on market rates and, when a customer is ready to sell their car, we can digitally initiate e-contracting and an ACH transfer and conveniently take the car on the seller’s behalf so the seller doesn’t even have to leave his or her home to sell their car.

All of the cars Shift sells undergo a rigorous 150+ point mechanical inspection and reconditioning process at one of our five regional reconditioning Hub facilities to help ensure that they’re safe, reliable, up to cosmetic standards, and comfortable. Reconditioning standards are segmented into branded quality tiers of: Shift Certified for newer, lower-mileage vehicles and Shift Value for lower-cost, older or higher mileage vehicles to optimize the level of aesthetic finish for what customers care about most.

Technology Platform

Shift provides a superior consumer experience that breaks with traditional auto retail and is powered by technology throughout. By using technology, Shift can enable a Concierge with limited exposure to the used auto market to outperform used auto professionals with decades of experience at traditional retailers while creating a better customer experience. Machine learning helps to optimize customer conversion by helping the customer find the right vehicle at the right price with the right financing and service options. With only basic information, Shift works to predict which cars will be most appealing and what financing options will be available for a customer. If a customer pre-qualifies for financing, conversion rates dramatically improve.

Approximately 97% of consumer auto purchases involve online research. These consumers have historically been forced to go offline to purchase a car because there are so few options for completing a car purchase online. Shift’s technology allows a consumer to complete the car buying process that they begin by shopping online without having to set foot in a dealership. Shift’s technology platform enables a fully mobile digital transaction experience:

•        from at-home car searching;

•        to scheduling an on-demand test drive with the push of a button;

•        to purchasing at home or at the preferred site of a test drive; and

•        with the financing and services products expected from an industry-leading experience.

This provides a convenient, no-haggle, and streamlined transaction that customers enjoy and trust.

Likewise, the Shift technology platform for selling a car provides a seamless consumer experience. Customers go online, enter in information about their car, and get an instant online quote. The machine learning-driven acquisition engine predicts the price Shift will pay for the vehicle, the price at which Shift can resell the vehicle, the level of reconditioning required to determine impact on margin and operations, and the likelihood that consumers will purchase ancillary products in connection with the sale of the vehicle. Upon completion, a member of our concierge personnel comes to the customer’s house, conducts a transaction in person, including an electronic transfer of the funds paid to the seller of the car, and then takes away the vehicle.

Shift’s operations are fully powered by technology throughout all stages of the selling and buying processes. A proprietary iPad app empowers Shift concierges to conduct evaluations, accept payment, and execute transactions onsite and in real time electronically. The Shift app empowers mechanics by displaying a step-by-step guide for inspection and reconditioning, while tracking this data in a cloud database for real-time analytics and decision engine processing to provide optimized reconditioning standards.

Shift’s technology suite is critical to our scalability as it allows us to accelerate employee development and decreases required training time, while providing a communication channel to interact with the customer and also providing a responsive and enjoyable customer experience. It is also the first mobile point of sale for the used car marketplace and it allows a customer to complete real-time applications for loan and service contracts, and as a result, receive the instant results needed to complete e-contracting and transfer payment.

Industry and Market Opportunity

The U.S. used automotive market is massive, fragmented, and ripe for disruption as consumers remain dissatisfied with the traditional purchase experience and overall consumer preferences increasingly are shifting to online transactions.

•        Massive market:     According to the Edmunds Used Vehicle Report 2019, in 2019, the U.S. used automotive market generated $841 billion in sales from over 40 million vehicle purchases.

•        Highly fragmented:    Market share in the U.S. is extremely fragmented with the largest 100 dealer groups representing only 6% of used auto unit sales according to Automotive News. According to the Manheim 2018 Used Car Market Report & Outlook, the peer-to-peer market represents 50% of used auto sales.

U.S. Used Vehicle Unit Sales

•        Ripe for disruption:    The used car buying process suffers from poor overall consumer experience — highlighted by low NPS scores3 throughout the used auto retail industry — which is attributable to opaque pricing, high pressure sales tactics, inventory of questionable and widely varying quality, and a generally arduous and lengthy sales process. Additionally, brick-and-mortar retailers are plagued by elevated overhead costs and capital expenditures that must be passed on to the customer. The peer-to-peer market has even greater challenges for consumers including lack of transparency including the possibility of fraud, logistical challenges, limited or no ability to test drive or return vehicles, lack of financing or warranty options, and perception of dishonesty and aggressive tactics in the sales process.

•        Limited ecommerce penetration:    The used automotive market remains among the least penetrated ecommerce markets in the U.S. with the three largest players (Shift, Carvana, and Vroom) capturing less than 1% of all sales in 2019 according to the 2019 Automotive Ecommerce Report from Digital Commerce 360. There is significant opportunity for increased penetration as that report noted 49% of consumers reported a willingness to purchase a vehicle online.

U.S. ecommerce Penetration % by Industry4

•        COVID-19 pandemic:    Although the ultimate impacts of COVID-19 remain uncertain and consumer demand for autos may be impacted in a recessionary environment, a recent survey published by Capgemini found that 46% of U.S. adults surveyed plan to use their cars more often and public transportation less often in the future. Additionally, the pandemic is accelerating trends of online shopping more broadly as consumers seek to avoid physical retail locations.

Shift is focused on the largest segment of the used car market, which comprises inventory between 3 and 10 years of age — a category that makes up approximately 84% of all used vehicle transactions based on a 2019 NIADA report. Shift’s average sale price is approximately $16,000, which is representative of the fact that a large number of Shift’s vehicle sales occur at a price point of under $20,000, reflecting Shift’s focus on the largest portion of the used auto market. For 2019 and the six months ending June 30, 2020, 81% and 85%, respectively, of our vehicle sales were for a list price of less than $20,000. By comparison, automotive sales of less than $20,000 comprise 57% of all sales for franchise dealers and 99% of all sales for independent dealers. Shift believes this makes Shift well positioned to take market share from legacy auto retailers as its inventory is most heavily concentrated in the deepest pool of demand in the used auto market. In mid-2019, to address a perceived need in the lower price point market, we classified our inventory into two categories, Shift Value and Shift Certified. Shift Value inventory is made up of cars that are over 8 years old or have more than 80,000 miles. Shift Certified inventory consists of vehicles less than 8 years old with less than 80,000 miles. While all vehicles are subjected to the same 150+ point inspection and Shift’s high mechanical and safety standards, this segmentation allows Shift to focus sales and marketing strategies, as well as optimize cosmetic reconditioning costs, for cars with a lower overall purchase price. Consumers seeking Shift Value vehicles are generally less concerned with cosmetic deficiencies; therefore, we have focused our reconditioning on these vehicles to safety and longevity issues, passing on savings to customers while also increasing profitability. This strategy allows us to effectively sell select older and higher-milage inventory.

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3       Customer Guru: Auto Retailer NPS of 7 calculated as average NPS of Rush Enterprises, Lithia Motors, Avis, Budget Group, Sonic Automotive, Asbury Automotive Group, Penske Automotive Group, and AutoNation.

4       Based on a 2018 survey by UBS Evidence Lab.

Used Car Industry Sales by Age of Car	Used Car Industry Listings by Price[5,6]

Providing test drives is critical to optimizing customer conversion for Shift Value cars which customers typically prefer to test drive as compared to newer vehicles where it is less critical. In-house reconditioning provides better control of timing and greater efficiency, especially amongst Shift Value vehicles, and provides the ability to customize standards by distinct categories. Test drive-led omni-channel sales allow customers to experience the individual used car prior to purchase, which can be particularly important to customers for older used vehicles. Customer service is led by Shift Concierges that focus on providing an enjoyable experience as well as a centralized, inside Shift Advisor team powered by data to identify customer propensity to purchase and tailor the customer experience. Combined with unique customer-sourced inventory acquired through proprietary software, this creates a compelling business model that is designed to scale efficiently and difficult to replicate.

As the U.S. used automotive market follows other industries in moving consumer transactions online and away from traditional brick-and-mortar retail, mobile ecommerce represents an even higher growth opportunity than broader ecommerce. Consumer preferences increasingly demand the convenience of on-demand and at-home personalized experiences. These tailwinds present a compelling opportunity as we provide a test drive-led omni-channel platform and an end-to-end mobile-first ecommerce experience that leverages data to predict preferences and suggest our deeper inventory of scarce consumer sourced vehicles, with such tailored service to consumers facilitated by our knowledgeable team of concierges.

Shift has a highly efficient capital light business model that provides service to a much broader geographic area as compared to traditional retailers. Shift has a repeatable playbook for expansion to new urban markets. Shift has demonstrated the effectiveness of its new market entry process, led by its technology suite, which replicates across markets and brings on staff rapidly through the simplicity and effectiveness of its software tools.

Shift continues to drive penetration in existing markets and has captured over 4% of all used car sales in top zip codes of its most mature market, the San Francisco Area.7 Expanding share in existing markets represents a massive opportunity for growth in itself and, coupled with new market expansion, poises Shift for significant revenue expansion.

Shift sources the most desirable cars by acquiring unique and scarce inventory directly from consumers and from third-party partners.

•        Consumers:    We source the majority of our cars directly from consumers utilizing proprietary software, which predicts real-time market-based demand and establishes a profitable market clearing price for vehicles.

•        Third-Party:    Acquiring cars from consumer facing partners and fleet operators provides additional scarce inventory to efficiently supplement growth while maintaining high-quality inventory.

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5       Franchise dealers based on representative set of 1.5 million listings from Vast.com.

6       Independent dealers based on 9,200 confirmed dealer survey responses within InfoGroup data from NIADA.

7       Represents Shift total unit sales for ZIP codes in which Shift currently operates from San Francisco, South San Francisco, Daly City and Brisbane, divided by total used vehicle sales in the same area.

Competition

The used vehicle market in the United States is highly fragmented, with over 42,000 dealers nationwide as well as a large number of transactions occurring in the peer-to-peer market. Competitors in the used vehicle market include:

•        traditional new and used car dealerships;

•        the peer-to-peer market, utilizing sites such as Facebook, Craigslist, OfferUp, eBay Motors and Nextdoor;

•        used car ecommerce businesses or online platforms, mainly Carvana and Vroom; and

•        sales by rental car companies directly to consumers of used vehicles which were previously utilized in rental fleets, such as Hertz Car Sales and Enterprise Car Sales.

Shift’s primary competitors, traditional brick-and-mortar used auto dealers, are operating under an outdated business model, which relies on a lack of transparency, high pressure sales tactics, limited inventory, and scarce physical locations to which the customer must travel. These drawbacks in the traditional retail model have allowed ecommerce competitors to rapidly gain share of the used car dealer market in recent years. Additionally, Shift is well-positioned to gain share from the peer-to-peer market given its focus on acquiring inventory from consumers rather than auctions.

Shift’s Competitive Strengths

•        Purpose-built ecommerce platform:    The Shift platform was built to be an end-to-end online auto solution for consumers who yearn for a differentiated, simple and efficient transaction. The streamlined nature of our business allows for scalability and efficiency in costs compared to our competitors in the auto retail industry, and technology creates a better overall experience for the consumer.

•        Industry-leading technology:    Shift’s technology enhances the auto shopping experience while making the process fun and easy compared to the poorly rated experience of dealing with a brick-and-mortar dealer. Most customers begin their car search online and spend most of their car-shopping experience online. Therefore, we believe the best way to enhance the overall process is to provide a digitally driven omni-channel approach to not only begin, but seamlessly complete, the car-buying experience online.

•        Unique customer-driven offerings:    Shift is the only ecommerce used car platform that gives customers the option to test drive a vehicle before completing their purchase. By offering customers this ability either on-demand through the proprietary Shift app or via contactless test drive at one of our Hubs, Shift is able to cover more ground with fewer locations as compared to traditional competitors and offer a service that our ecommerce peers do not provide. Shift’s test-drive strategy decreases the Company’s cost to penetrate a new market, while offering customers the benefit of driving before they buy.

•        Broad Inventory Selection Including the Shift Value Segment and Test Drives:    Shift’s unique ecommerce-driven test-drive strategy allows Shift to offer inventory that includes a wide spectrum of ages and price, rather than focusing exclusively on newer and more expensive cars. Shift’s vehicle acquisition technology also results in broader, more desirable inventory than would result from the traditional focus on the auction and OEM sourcing. The Company focuses on vehicle models over four years old, with an average price point of approximately $16,000. Shift also has a differentiated “Shift Value” segment of vehicles which are over eight years old or have more than 80,000 miles. This category of inventory is highly-desirable to a large market segment, and counter-cyclical, with demand increasing in poor economic conditions. Shift’s inventory is thus diverse enough and better positioned to weather a down economy and shifting consumer preferences. We believe to be successful in the value segment, it is critical to own the reconditioning process and offer consumers a test drive option during the purchase process.

Shift’s Strategy

•        Increase Market Penetration by Creating a Customer-Centered Purchase Experience:    Shift was born from a dissatisfaction with the traditional used car-buying experience, which can feel time-consuming, stressful, and dishonest. Shift’s goal is to turn what is generally regarded as a burdensome necessity into a delightful experience. Shift achieves this by offering customers no-haggle pricing, and a “partner not push” buying experience. Customers may arrange for test drives managed by a Shift Concierge, not a traditional used car salesman; unlike many traditional used car dealers, Shift doesn’t employ pushy salespeople. In addition to performing a 150+ point inspection on all of its vehicles, Shift offers customers a seven-day, 200 mile return policy. As a result, Shift’s Net Promoter Score (a measure of customer satisfaction) of 70 is consistently higher than traditional auto retailers.

•        Geographic Expansion:    Shift operates five centralized inspection and reconditioning centers that service broad areas in the Company’s geographic footprint. Shift’s technology and logistics network allow it to cover a broader area than traditional dealers, with an average radius of service from each Shift hub location of 60 miles for on-demand at home test drives, and an even wider radius for online purchases. Shift intends to continue to capitalize on the lower capital costs that this network makes available to expand to additional geographic areas, primarily targeting urban, densely-populated markets.

•        Deliver Ownership Support Throughout the Entire Lifecycle and Capitalize on Ancillary Product Offering:    Shift is building the capability to support the entire lifecycle of vehicle ownership, including service, maintenance and repair. Shift seeks to become the single company consumers think of every time they want to do anything with a car — buy, sell, service or protect — to make car ownership simple.

•        Leverage Scalable Proprietary Marketplace and Logistics Platform:    Not only does Shift use its technology to buy, sell, and maintain the cars it sells through its own Hubs, but Shift has also built modular, scalable proprietary technology solutions for a logistics management and mobile transactions platform that can be leveraged by other car sellers including other dealers. Shift’s vision is to evolve into a true platform marketplace that lists and fulfills third party inventory, enabling traditional dealers to modernize through its platform and those who might otherwise build a traditional dealership channel to make use of the Shift platform instead. Shift envisions enabling other dealers to do this through Shift ‘Virtual Hubs’ so customers can get the biggest selection and best experience, all under the Shift brand with the same trust and peace of mind. By becoming the online destination for consumers who want to buy or sell a car, Shift also plans to become the platform for dealers who want to transact with those consumers. We anticipate implementing this solution by the third quarter of 2021.

Accelerate Growth Through Strategic M&A of Third-Party Inventory Sources & Development of Our Omni-Channel Platform:    The market for used cars is highly fragmented. Shift intends to consider acquisitions that further the Company’s strategy of developing an omni-channel distribution platform, combining digital delivery and strategic retail presence.

Marketing

We believe our customer base is representative of the overall market for used cars as our vehicles cover the full spectrum of used car price points. Our sales and marketing efforts utilize a multi-channel approach, built on a seasonality-adjusted, market-based model budget. We direct marketing to both buyers and sellers, which is part of why we are able to acquire a majority of our inventory directly from customers. We believe our strong customer focus ensures customer loyalty which will drive both repeat purchases and referrals. In addition to our paid channels, we intend to attract new customers through enhancing our earned media and public relations efforts as well as via increased brand marketing spend.

•        Buyer Marketing:    We drive buyer traffic to the Shift platform with search engine optimization and paid digital advertising such as Google, Facebook, and third-party affiliate channels.

•        Seller Marketing:    Advertising to sellers through similar channels as buyers is part of what allows us to acquire a significant portion of inventory directly from customers, which we believe is a competitive advantage.

•        Brand Marketing:    Historically, Shift has not invested in brand marketing for the platform as we have focused on refining the product and optimizing unit economics. We believe spending on brand marketing beginning in the second half of 2020 will allow us to accelerate growth as consumers become increasingly aware of the Shift experience.

Service Providers

We utilize several third-party service providers to finance purchases of our vehicles by customers who desire or need such financing. We also offer value-added products to our customers through third-party service providers, including vehicle service contracts, GAP waiver protection and wheel and tire coverage. None of these third party service providers are individually significant to our operations.

Employees

As of June 30, 2020 we had approximately 375 employees. All of our employees are W2 and none of our employees is represented by a labor union. We consider our relationships with our employees to be good and have not experienced any interruptions of operations due to labor disagreements.

Seasonality

We expect our quarterly results of operations, including our revenue, gross profit, profitability, if any, and cash flow to vary significantly in the future, based in part on, among other things, consumers’ car buying patterns. We have typically experienced higher revenue growth rates in the second and third quarters of the calendar year than in each of the first or fourth quarters of the calendar year (2019 was an exception to these quarterly trends, as our inventory position was highest entering 2019, which resulted in higher volume for the first quarter 2019). We believe these results are due to seasonal buying patterns driven in part by the timing of income tax refunds, which we believe are an important source of car buyers’ down payments on used vehicle purchases. We believe that an effective brand marketing campaign will allow us to maintain sales growth through seasonality, however we recognize that in the future our revenues may be affected by these seasonal trends as well as cyclical trends affecting the overall economy, specifically the automotive retail industry.

Facilities

Our corporate headquarters is located in San Francisco, California, and consists of approximately 23,083 square feet of space under a lease that expires on February 28, 2022. We use these facilities for finance, legal, human resources, information technology, engineering, product, sales and marketing and other administrative functions.

We operate five centralized inspection, reconditioning and storage Hubs located in Los Angeles, Sacramento, San Francisco and San Diego, California and Portland, Oregon, under leases that expire between December 1, 2020 and July 15, 2024 Additionally, we have product and engineering personnel in the Washington D.C. area and corporate operations in Los Angeles. Our corporate operations in Los Angeles are co-located with our hub, while our product and engineering team in Northern Virginia is based in a co-working office facility.

We believe our existing and planned inspection and reconditioning facilities are sufficient for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Intellectual Property

The protection of our technology and other intellectual property is an important aspect of our business. We seek to protect our intellectual property through patent, trademark, trade secret and copyright law, as well as confidentiality agreements, other contractual commitments and security procedures. We generally enter into confidentiality agreements and invention assignment agreements with our employees and consultants to control access to, and clarify ownership of, our technology and other proprietary information.

We own one issued U.S. patent and have one pending U.S. patent application. We also have an application pending to register Shift™ as a trademark in the United States. We regularly review our technology development efforts and branding strategy to identify and assess the protection of new intellectual property.

Intellectual property laws, contractual commitments and security procedures provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Further, intellectual property laws vary from country to country, and we have not sought patents or trademark registrations outside of the United States. Therefore, in other jurisdictions, we may be unable to protect certain of our proprietary technology, brands, or other intellectual property.

Government Regulation

Our business is and will continue to be subject to extensive U.S. federal, state and local laws and regulations. The advertising, sale, purchase, financing and transportation of used vehicles are regulated by every state in which we operate and by the U.S. federal government. We also are subject to state laws related to titling and registration and wholesale vehicle sales, and our sale of value-added products is subject to state licensing requirements, as well as federal and state consumer protection laws. These laws can vary significantly from state to state. In addition, we are subject to regulations and laws specifically governing the internet and ecommerce and the collection, storage and use of personal information and other customer data. We are also subject to federal and state consumer protection laws, including the Equal Credit Opportunities Act and prohibitions against unfair or deceptive acts or practices. The federal governmental agencies that regulate our business and have the authority to enforce such regulations and laws against us include the FTC, the U.S. Department of Transportation, the U.S. Occupational Health and Safety Administration, the U.S. Department of Justice and the U.S. Federal Communications Commission. For example, the FTC has jurisdiction to investigate and enforce our compliance with certain consumer protection laws and has brought enforcement actions against auto dealers relating to a broad range of practices, including the sale and financing of value-added or add-on products. Additionally, we are subject to regulation by individual state dealer licensing authorities, state consumer protection agencies and state financial regulatory agencies. We also are subject to audit by such state regulatory authorities.

State dealer licensing authorities regulate the purchase and sale of used vehicles by dealers within their respective states. The applicability of these regulatory and legal compliance obligations to our ecommerce business is dependent on evolving interpretations of these laws and regulations and how our operations are, or are not, subject to them. We are licensed as a dealer in California and Oregon and all of our vehicle transactions are conducted under our California and Oregon licenses. We believe that our activities in other states are not currently subject to their vehicle dealer licensing laws, however if we determine that obtaining a license in another state is necessary, either due to expansion or otherwise, we may not be able to obtain such a license within the timeframe we expect or at all.

Some states regulate retail installment sales, including setting a maximum interest rate, caps on certain fees or maximum amounts financed. In addition, certain states require that retail installment sellers file a notice of intent or have a sales finance license or an installment sellers license in order to solicit or originate installment sales in that state. All of our installment sale transactions are currently conducted under our California or Oregon dealer licenses. However, as we seek to expand to other states, we may be required to obtain additional licenses and our ability to do so cannot be assured.

In addition to these laws and regulations that apply specifically to the sale and financing of used vehicles, our facilities and business operations are subject to laws and regulations relating to environmental protection, occupational health and safety, and other broadly applicable business regulations. We also are subject to laws and regulations involving taxes, tariffs, privacy and data security, anti-spam, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, information-reporting requirements, unencumbered internet access to our platform, the design and operation of websites and internet neutrality. After the closing of the merger, we will also be subject to laws and regulations affecting public companies, including securities laws and exchange listing rules.

For a discussion of the various risks we face from regulation and compliance matters, see “Risk Factors — Risks Related to Shift’s Business — We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws and regulations. Failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operations”; “— Failure to comply with federal, state and local laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, as well as our actual or perceived failure to protect such information could harm our reputation and could adversely affect our business, financial condition and results of operations”; “— Government regulation of the internet and ecommerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business, financial condition and results of operations”; and “— We are subject to risks related to online payment methods.”

Insurance

We maintain insurance policies to cover directors’ and officers’ liability, fiduciary, crime, property, workers’ compensation, automobile, general liability and umbrella insurance.

All of our insurance policies are with third-party carriers and syndicates with financial ratings of A or better. We and our global insurance broker regularly review our insurance policies and believe the premiums, deductibles, coverage limits and scope of coverage under such policies are reasonable and appropriate for our business.

Legal Proceedings

From time to time, we are subject to various claims, charges and litigation matters that arise in the ordinary course of business. We believe these actions are a normal incident of the nature and kind of business in which we are engaged. While it is not feasible to predict the outcome of these matters with certainty, we do not believe that any asserted or unasserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or prospects.

Employees

As of June 30, 2020, Shift had 294 full-time employees and 75 part-time employees in the United States.

Executive Officers of Shift

George Arison, Co-Chief Executive Officer and Chairman, incorporated Shift in December 2013 and has been its Chief Executive Officer since inception. Prior to co-founding Shift, he served in various positions at Google from 2010 to 2013, most recently as a product manager. From 2007 to 2010, he co-founded Taxi Magic (now known as Curb) with Mr. Russell. From 2005 to 2007 he worked for Boston Consulting Group. Mr. Arison is an investor in numerous startups, including Pulsar AI, Zero, Shipper, TravelBank, Carrot, Eden, CUR, and Fathom. Prior to his business career, Mr. Arison was a policy analyst and ran a political campaign in Georgia, the country of his birth, about which he wrote Democracy and Autocracy in Eurasia: Georgia in Transition. Mr. Arison holds a bachelor’s degree from Middlebury College.

Toby Russell, Co-Chief Executive Officer and President, is a co-founder of Shift and has been employed by the company since November 2015. Prior to joining Shift, he was Managing Vice President at Capital One from 2011 to 2015 where he led the digital transformation of the bank, including creating a completely new mobile and desktop customer experience for customers. In 2007, he co-founded Taxi Magic (now known as Curb) with Mr. Arison, which invented the use of native mobile applications for on-demand services, in its case transportation. In addition to his work in the private sector, Mr. Russell has spent time in public service, leading a $12 billion renewable energy and efficiency investment program for the U.S. Department of Energy. After finishing his Doctorate at Oxford University, he worked as a project leader at the Boston Consulting Group. Mr. Russell holds a bachelor’s degree from Middlebury College.

Sean Foy, Chief Operating Officer, has served in his current role since November 2018. Prior to joining Shift, Mr. Foy served as Head of Logistics, Supply Chain and Fulfillment Operations for Enjoy Technology, Inc., an operator of mobile retail stores across the U.S., U.K. and Canada from February 2017 until July 2017 and then as Head of Operations through November 2018. He previously served as Director of Operations for Kindle, Fire, Echo and Amazon Devices at Amazon Lab126 from 2014 to 2017. Prior to joining Amazon Lab126, he served in positions of increasing responsibility for Kobo Europe, Amazon, Grafton Group plc, Ascott Management Solutions, Primafruit Ltd, Sears and Allied Distillers. He holds a master’s degree in Global Management from the University of Salford.

Karan Gupta, Senior Vice President of Engineering, has been serving as the Senior Vice President of Engineering since March 2020. Prior to joining Shift, Mr. Gupta served as Senior Director of Engineering at The RealReal, Inc., an online and brick-and-mortar marketplace for authenticated luxury consignment, from 2017-2020.

Prior to The Real, Inc., Mr. Gupta served as Senior Director of Engineering at Prysm Inc. from 2016-2017 and as Chief Executive Officer of Mammoth Works Inc. from 2013-2016. Mr. Gupta has a Master of Science in Computer Science from Texas Tech University and a Bachelor’s of Computer Engineering from Maharshi Dayanand University.

Cindy Hanford, Chief Financial Officer, has served as the Chief Financial Officer of Shift since 2020 and previously served as Vice President of Finance from 2019-2020. Prior to joining Shift, Ms. Hanford served as Director of Business Transformation at The Thornhill Companies, a vertically-integrated central coast wine company, from 2018-2019. Prior to The Thornhill Companies, Ms. Hanford served as a Regional Controller at Lithia Auto Group from 2017-2018 and held a variety of senior finance and operations positions at Nike beginning in 2004. Ms. Hanford graduated from the University of Washington — Michael G. Foster School of Business with a Bachelor’s of Arts in Accounting.

Executive Compensation

As an emerging growth company, Shift has opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, which require compensation disclosure for Shift’s principal executive officer and the next two most highly-compensated executive officers.

The tabular disclosure and discussion that follow describe Shift’s executive compensation program during the fiscal years ended December 31, 2019 and 2018, with respect to Shift’s named executive officers as of December 31, 2019, including: George Arison and Toby Russell, Shift’s Co-Chief Executive Officers; Sean Foy, Shift’s Chief Operating Officer; and Cindy Hanford, Shift’s Chief Financial Officer (collectively, Shift’s “named executive officers” or “NEOs”).

Summary Compensation Table

The following table sets forth the compensation paid to the named executive officers that is attributable to services performed during fiscal years 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)	All Other Compensation ($)		Total ($)
George Arison	2019	250,000	63,750	(1)	—	(2)	1,666,676	27,000	(3)	2,007,426
Co-CEO	2018	216,342	—		—		—	22,000	(3)	238,342
Toby Russell	2019	250,000	63,750	(1)	—		2,549,804	41,977	(6)	2,904,631
Co-CEO	2018	216,342	545,000	(4)	—		—	52,610	(7)	813,952
Sean Foy	2019	325,000	—		—		932,648	40,764	(8)	1,298,412
Chief Operating Officer	2018	38,288	—		—		—	—		38,288
Cindy Hanford	2019	46,174	36,000	(5)	—		186,000	—		268,174
Chief Financial Officer	2018	—	—		—		—	—		—

____________

(1)      Mr. Arison and Mr. Russell were awarded discretionary cash bonuses of $63,750 by the board of directors in respect of individual performance during fiscal year 2019.

(2)      In addition, in February, March and September 2019, certain Shift stockholders completed the purchase of 3,464,706 shares of Shift Series D Preferred Stock which they acquired in exchange for shares of common stock of Shift that they had acquired from certain Shift employees, including Mr. Arison. Shift employees who had shares they owned outright and who had been employed by Shift for a minimum of four years as of September 2018 were given the opportunity to participate in the transaction. In connection with the share exchange, Shift recognized a non-cash compensation expense of which $2,588,008 relates to shares acquired from Mr. Arison. The accounting and disclosure of such share exchange as compensation may not be indicative of the characterization of the share exchange for tax purposes with respect to the deductibility of compensation expenses incurred by Shift or the determination of income earned by Mr. Arison.

(3)      Mr. Arison received a commuter and other expense allowance of $27,000 in 2019 and $22,000 in 2018.

(4)      On July 27, 2018, Mr. Russell received a one-time cash bonus in the amount of $545,000 in appreciation for his services to Shift.

(5)      Ms. Hanford received a relocation bonus as part of her offer letter in 2019.

(6)      In 2019, Mr. Russell received the following benefits: $2,700 for the use of a parking spot at Shift’s 2500 Market Street location; $21,277 for travel expenses; and $18,000 for accommodations.

(7)      In 2018, Mr. Russell received the following benefits: $2,700 for the use of a parking spot at Shift’s 2500 Market Street location, $31,910 for travel accommodations; $18,000 for accommodations.

(8)      Mr. Foy received $40,764 for travel and accommodations expenses in 2019.

Offer Letters

Each of our named executive officers, with the exception of Mr. Arison, is party to an offer letter with Shift, summarized below.

Co-Chief Executive Officer (Toby Russell)

On October 7, 2015, Shift entered into an offer letter with Mr. Russell (the “Russell Offer Letter”) for the position of Head of Business and Product. The Russell Offer Letter provides for a base salary of $200,000 per year and includes a bonus opportunity of up to $150,000 over the first two years. As of July 15, 2020, the performance bonus has not been paid. Mr. Russell also received a grant of 520,000 options in Shift stock. The options vest based on continued employment with Shift: 1/4 of the options vest on the first anniversary of employment, and the remaining options vest 1/36 each month for 36 months thereafter. Mr. Russell is also eligible to participate in any benefit plans offered by Shift as in effect from time to time on the same basis as generally made available to other employees of Shift. The Russell Offer Letter does not include any severance entitlements or accelerated vesting upon a “change in control.”

Chief Operating Officer (Sean Foy)

On October 12, 2018, Shift entered into an offer letter with Mr. Foy, as amended on October 16, 2018 by side letter (the “Foy Offer Letter”) for the position of Chief Operating Officer. The Foy Offer Letter provides for a base salary of $325,000 per year. Mr. Foy is also eligible to earn a performance-based cash bonus of up to $250,000 (and no less than $100,000) in 2021 based on Shift’s achievement of performance targets in 2019 and 2020. In addition, Mr. Foy received an advance of $100,000 of his 2020 year-end bonus in the form of an unsecured promissory note dated January 14, 2019. The note bears an interest rate of 2.72% and matures at the earlier of (i) April 30, 2021, (ii) immediately prior to the filing of a prospectus to effect an initial public offering of Shift’s capital stock, (iii) immediately prior to the note becoming prohibited under Section 13(k) of the Securities Exchange Act of 1934, as amended, (iv) upon the termination of Mr. Foy’s termination, and (v) the occurrence of an event of default (as defined in the note). Mr. Foy also received an option to purchase 1,600,000 shares of Shift stock, with vesting terms included in his individual award agreement. In connection with his travel to San Francisco during the work week, Mr. Foy is entitled to $40,000 of travel accommodations per year. Mr. Foy is also eligible to participate in any benefit plans offered by Shift as in effect from time to time on the same basis as generally made available to other employees of Shift.

The Foy Offer Letter provides that Shift may terminate Mr. Foy’s employment for “just cause” or for any reason upon 90 days written notice, and Mr. Foy may terminate his employment for any reason upon 90 days written notice. The language describing termination by Shift or Mr. Foy for any reason upon 90 days written notice may be read as entitling Mr. Foy to 90 days of severance upon such a termination to the extent such termination does not provide 90 days written notice. The Foy Offer Letter does not include any severance entitlements or accelerated vesting upon a “change in control.”

Chief Financial Officer (Cindy Hanford)

On October 4, 2019, Shift entered into an offer letter with Ms. Hanford (the “Hanford Offer Letter”) for the position of Head of Finance. The Hanford Offer Letter provides for a base salary of $230,000 per year. Ms. Hanford is also eligible to earn a performance-based cash bonus for 2020 of up to 20% of her base salary. In addition, Ms. Hanford received an option to purchase 600,000 shares of Shift stock. The options vest based on continued employment with Shift: 1/4 of the options vest on the first anniversary of employment, and the remaining options vest 1/36 each month for 36 months thereafter. Ms. Hanford also received a $36,000 relocation bonus, pursuant to the Hanford Offer Letter. The Hanford Offer Letter does not include any severance entitlements or accelerated vesting upon a “change in control.”

Employment Agreements

Arison Employment Agreement

On [____], the Company and Shift entered into an employment agreement (the “Arison Employment Agreement”) with Mr. Arison for the position of Co-Chief Executive Officer of the Company following the Closing Date. The term of the Arison Employment Agreement will commence on the Closing Date and will continue indefinitely, subject to termination by either party at any time.

The Arison Employment Agreement provides for a base salary of $490,000 per year for 2020 through 2021 and a base salary of $590,000 commencing in 2022, which thereafter shall be subject to review and, at the option of the Board, subject to increase. Mr. Arison is eligible to earn a bonus of $75,000 for 2020. For subsequent periods, Mr. Arison is eligible to participate in an annual bonus program established by the Company with a target annual bonus amount set at no less than 200% of his annual base salary, subject in all respects to achievement of performance goals to be established by the Board or an authorized subcommittee of the Board, in consultation with Mr. Arison. For 2021, Mr. Arison is eligible to earn (i) a bonus equaling 200% of his 2021 annual salary if the Company meets the performance goals to be established by the Leadership Development, Compensation and Governance Committee of the Board based on the 2021 budget as approved by the Board, and (ii) an additional 100% of his 2021 annual salary if the Company meets the performance goals to be established by the Leadership Development, Compensation and Governance Committee of the Board based on stretch goals when compared to the Company’s 2021 budget as approved by the Board. Subject to continued employment, Mr. Arison is eligible to receive a one-time bonus payment the (“carve-out payment”) totaling $1,750,000, payable within 3 business days of the Closing Date.

The Arison Employment Agreement also provides that Mr. Arison is eligible to participate in certain retirement and welfare benefit plans and programs made available to the Company’s executive as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans. Mr. Arison is entitled to the paid time off in accordance with the Company’s policies, but in any case Mr. Arison is entitled to up to 5 weeks of paid time off annually. The Company shall reimburse Mr. Arison, in accordance with the Company’s policies, for all reasonable and necessary traveling expenses and other disbursements incurred in connection with the performance of Mr. Arison’s duties as Co-Chief Executive Officer. The Company shall also indemnify Mr. Arison in his role as Co-Chief Executive Officer to the fullest extent permitted by applicable Delaware law.

If Mr. Arison’s employment is terminated by the Company by reason of death or, subject to the requirements of applicable law, disability, upon Mr. Arison’s date of termination or death, no payments shall be due under the Arison Employment Agreement, except that Mr. Arison (or in the event of Mr. Arison’s death, Mr. Arison’s executor, legal representative, administrator or designated beneficiary, as applicable), shall be entitled to any amounts earned, accrued and owing, but not yet paid under the Arison Employment Agreement and any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company. In addition, subject to the requirement to deliver a release, Mr. Arison (or Mr. Arison’s legal representative) shall be entitled to: (i) any unpaid carve-out payments; and (ii) the vesting of all then-outstanding awards outstanding pursuant to the Shift 2014 Stock Incentive Plan (the “legacy equity awards”).

If Mr. Arison is terminated without cause or resigns for good reason, and complies with the non-solicitation, confidentiality and invention assignment provisions of the agreement, he is entitled to severance payments equaling (i) base salary for 12 months, at the rate in effect for the year in which the date of termination occurs, (ii) a prorated annual bonus, determined based on actual performance of Company goals, without negative discretion, and provided that any personal goals shall be considered to be fulfilled on a prorated basis, (iii) any unpaid carve-out payments and (iv) the vesting of all then-outstanding awards outstanding legacy equity awards. If Mr. Arison elects health continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 and continues to pay premiums, he shall be entitled to continued health insurance coverage and other insurance benefits substantially similar in all material respects as the coverage provided to the Company’s then other active senior executives for 12 months. Receipt of these separation benefits is conditioned upon Mr. Arison’s execution of a release of claims in favor of the Company and continued compliance with the restrictive covenants contained in the agreement. Upon a change in control of the Company, Mr. Arison is entitled to vesting of any then-outstanding legacy equity awards; however, if any such payments or benefits received constitute “parachute payments” within the meaning of Internal Revenue Code Section 280G and will be subject to the excise tax imposed under Section 4999, Mr. Arison shall be compensated (i) in full or (ii) as to such lesser amount which would result in no portion of such parachute payments being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the greatest economic benefit to Mr. Arison on an after-tax basis. Subject to Mr. Arison’s continuing employment, all legacy equity awards fully vest on March 31, 2021. In addition, immediately prior to a change of control, all outstanding legacy equity awards shall vest.

Russell Employment Agreement

On [__________], the Company and Shift entered into an employment agreement (the “Russell Employment Agreement”) with Mr. Russell for the position of Co-Chief Executive Officer of the Company following the Closing Date. The term of the Russell Employment Agreement will commence on the Closing Date and will continue indefinitely, subject to termination by either party at any time.

The Russell Employment Agreement provides for a base salary of $490,000 per year for 2020 through 2021 and a base salary of $590,000 commencing in 2022, which thereafter shall be subject to review and, at the option of the Board, subject to increase. Mr. Russell is eligible to earn a bonus of $75,000 for 2020. For subsequent periods, Mr. Russell is eligible to participate in an annual bonus program established by the Company with a target annual bonus amount set at no less than 200% of his annual base salary, subject in all respects to achievement of performance goals to be established by the Board or an authorized subcommittee of the Board, in consultation with Mr. Russell. For 2021, Mr. Russell is eligible to earn (i) a bonus equaling 200% of his 2021 annual salary if the Company meets the performance goals to be established by the Leadership Development, Compensation and Governance Committee of the Board based on the 2021 budget as approved by the Board, and (ii) an additional 100% of his 2021 annual salary if the Company meets the performance goals to be established by the Leadership Development, Compensation and Governance Committee of the Board based on stretch goals when compared to the Company’s 2021 budget as approved by the Board. Subject to continued employment, Mr. Russell is eligible to receive a carve-out payment totaling $1,592,955, payable within 3 business days of the Closing Date. Mr. Russell’s carve-out payment was reduced from $1,750,000 and he instead received a bonus prior to the merger to assist him with retiring those certain partial recourse promissory notes executed by Mr. Russell in favor of the Company (See Notes to Consolidated Financial Statements — Related Party Transactions — Loan to Employees).

The Russell Employment Agreement also provides that Mr. Russell is eligible to participate in certain retirement and welfare benefit plans and programs made available to the Company’s executive as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans. Mr. Russell is entitled to the paid time off in accordance with the Company’s policies, but in any case Mr. Russell is entitled to up to 5 weeks of paid time off annually. The Company shall reimburse Mr. Russell, in accordance with the Company’s policies, for all reasonable and necessary traveling expenses and other disbursements incurred in connection with the performance of Mr. Russell’s duties as Co-Chief Executive Officer. The Company shall also indemnify Mr. Russell in his role as Co-Chief Executive Officer to the fullest extent permitted by applicable Delaware law.

If Mr. Russell’s employment is terminated by the Company by reason of death or, subject to the requirements of applicable law, disability, upon Mr. Russell’s date of termination or death, no payments shall be due under the Russell Employment Agreement, except that Mr. Russell (or in the event of Mr. Russell’s death, Mr. Russell’s executor, legal representative, administrator or designated beneficiary, as applicable), shall be entitled to any amounts earned, accrued and owing, but not yet paid under the Russell Employment Agreement and any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company. In addition, subject to the requirement to deliver a release, Mr. Russell (or Mr. Russell’s legal representative) shall be entitled to: (i) any unpaid carve-out payments; and (ii) the vesting of all then-outstanding awards outstanding pursuant to the Shift 2014 Stock Incentive Plan (the “legacy equity awards”). Subject to Mr. Russell’s continuing employment, all legacy equity awards fully vest on March 31, 2021. In addition, immediately prior to a change of control, all outstanding legacy equity awards shall vest.

If Mr. Russell is terminated without cause or resigns for good reason, and complies with the non-solicitation, confidentiality and invention assignment provisions of the agreement, he is entitled to severance payments equaling (i) base salary for 12 months, at the rate in effect for the year in which the date of termination occurs, (ii) a prorated annual bonus, determined based on actual performance of Company goals, without negative discretion, and provided that any personal goals shall be considered to be fulfilled on a prorated basis, (iii) any unpaid carve-out payments and (iv) the vesting of all then-outstanding awards outstanding legacy equity awards. If Mr. Russell elects health continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 and continues to pay premiums, he shall be entitled to continued health insurance coverage and other insurance benefits substantially similar in all material respects as the coverage provided to the Company’s then other active senior executives for 12 months. Receipt of these separation benefits is conditioned upon Mr. Russell’s execution of a release of claims in favor of the Company and continued compliance with the restrictive covenants contained in the agreement.

Upon a change in control of the Company, Mr. Russell is entitled to vesting of any then-outstanding legacy equity awards; however, if any such payments or benefits received constitute “parachute payments” within the meaning of Internal Revenue Code Section 280G and will be subject to the excise tax imposed under Section 4999, Mr. Russell shall be compensated (i) in full or (ii) as to such lesser amount which would result in no portion of such parachute payments being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the greatest economic benefit to Mr. Russell on an after-tax basis.

Russell Bonus Letter

On [        ], 2020, the Company and Mr. Russell entered into a Letter Agreement (the “Russell Bonus Letter”), whereby Mr. Russell is eligible to receive certain discretionary bonus awards. Subject to continued employment through date that the closing conditions for the [Closing] are met or waived , Mr. Russell will receive (i) a $150,000 discretionary bonus award, as discussed in the Russell Offer Letter, (ii) a $63,750 discretionary bonus award for 2019, and (iii) a $347,248 discretionary bonus award to assist Mr. Russell in satisfying those certain partial recourse promissory notes executed by Mr. Russell in favor of the Company (See Notes to Consolidated Financial Statements — Related Party Transactions — Loan to Employees). The carve-out bonus due to Mr. Russell was reduced in respect of a portion of these discretionary bonuses. If all closing conditions for the Merger are not satisfied or waived by March 15, 2021, the Russell Bonus Letter shall be cancelled and considered null and void.

Restricted Stock Units

Contingent upon the consummation of the Merger and execution of their new employment agreements, Mr. Arison, Mr. Russell and Ms. Hanford (the “Grantees”) will receive one-time equity grants (“Awards”) of restricted stock units (“RSUs”) of 3%, 3%, and [__]%, respectively, of the shares outstanding (excluding Additional Shares) after giving effect to the Merger. These Awards will be comprised of RSUs, which represent the right to receive one (1) share of stock in the combined company. 75% of the RSUs will vest based on the passage of time (“Time RSUs”) and 25% of the RSUs will vest upon the achievement of specified performance metrics (“PSUs”). The RSUs begin vesting on the date that is the consummation of the Merger (the “Vesting Commencement Date”).

Subject to the Grantee’s continuous employment, the Time RSUs will vest in whole numbers as follows:

•        50% of the RSUs will vest quarterly over the two (2) year period following the Vesting Commencement Date; and

•        25% of the RSUs will vest quarterly over the two (2) year period commencing on the second (2nd) anniversary of the Vesting Commencement.

Subject to the Grantee’s continuous employment, the PSUs will vest in whole numbers on a quarterly basis over the 3rd and 4th years following the Closing of the Merger, provided that the applicable performance hurdle for the applicable performance year is met. Notwithstanding the foregoing:

•        If a performance hurdle is not met by the end of a quarterly vesting period, the PSUs available to vest during such quarter will be available to vest in the next quarterly vesting period within that performance year, and will vest, if applicable, on the last day of the quarterly vesting period in which the performance hurdle is met.

•        If the performance hurdle for the third performance year is not met, the PSUs available to vest in such third performance year remain eligible to vest in any applicable quarter of the fourth performance year if the fourth performance year’s performance hurdle is met during a calendar quarter of that year, with such vesting to occur on the last day of such quarterly vesting period.

•        If a performance hurdle for a performance year is not met, the PSUs eligible to vest with respect to that performance year will immediately terminate and become null and void.

From and after the Vesting Commencement Date through the date on which the Time RSUs and PSUs become fully vested, the unvested Time RSUs and PSUs remain subject to forfeiture in the event of a termination of service, as described below:

•        If a Grantee’s employment terminates, all outstanding and unvested Time RSUs and PSUs (other than as described below) under the Award immediately terminate and become null and void.

•        If a Grantee’s employment is terminated during the third or fourth performance year without “cause” (including if due to disability), due to death or due to a resignation by the Grantee with “good reason,” each as defined in the Grantee’s employment agreement, then, subject to the Grantee’s execution of a release of claims, any outstanding and unvested PSUs with respect to which the applicable performance hurdle for the performance year in which termination occurred has not been met as of the termination will be eligible to vest if the applicable performance hurdle is met by the end of the performance year. If the performance hurdle is met for the performance year of termination, the PSUs eligible to vest in that year will vest on a prorated basis by multiplying the eligible PSUs by a ratio equal to the number of days the Grantee was during the performance year divided by 365. Furthermore, no PSUs will be eligible for rollover to the next performance year, and PSUs will only be deemed vested when, if ever, the applicable performance hurdle is met.

In the event of a “change in control” (as defined in the Omnibus Plan), all outstanding and unvested RSUs as of the date of the change in control immediately vest prior to such change in control. The combined company will settle vested RSUs by delivering one (1) share of stock in settlement of each RSU that becomes vested during each calendar quarter within thirty (30) days following the end of each such calendar quarter; provided, however, that any RSUs that vest on or before December 31, 2021 will be settled within thirty (30) days following December 31, 2021, and RSUs that vest upon a change in control will be settled immediately prior to such change in control.

Proprietary Rights Agreement

As a condition of employment, all employees, including each of our named executive officers, are required to enter into proprietary rights agreements. The agreements are governed by California law and generally provide for: nondisclosure of confidential information (until such time the information is made public), assignment of intellectual property to Shift, non-solicitation of Shift employees and consultants for one year following termination of employment, and non-competition during employment.

Annual Cash Incentive Awards

From time to time, the NEOs are eligible for discretionary cash bonuses payable in respect of prior year performance and based upon metrics established by Shift’s board in its sole discretion. On June 10, 2020, Shift’s board of directors approved the following cash bonuses in respect of 2019 performance that will be paid on November 1, 2020: a $63,750 bonus for Mr. Arison and a $63,750 bonus for Mr. Russell.

Outstanding Equity Awards at End of Fiscal Year 2019

In 2019, Mr. Foy and Ms. Hanford signed offer letters which granted options to purchase 1,600,000 and 600,000 shares, respectively. Each grant of options follows a 4 year vesting schedule with 25% of the options vesting at the end of the first year and the remaining 75% vesting monthly (1/36 per month) for the next 36 months.

On July 29, 2019, Shift’s board granted stock options to Mr. Arison, Mr. Russell and Mr. Foy (the “2019 Grants”). Certain of the 2019 Grants are intended to qualify as incentive stock options pursuant to Section 422 of the Internal Revenue Code, subject to the $100,000 limitation therein. The 2019 Grants have an exercise price per share of $0.30, and a vesting commencement date of October 1, 2018, with the exception of Mr. Foy, whose vesting commencement date is December 1, 2019. The 2019 Grants have a ten year term, subject to earlier expiration upon termination of the NEO’s service with Shift. The 2019 Grants were granted with an “early exercise” feature. As such, unvested shares underlying an early-exercised option are subject to Shift’s right to repurchase the shares at the original exercise price in the event of the NEO’s termination of service for any reason. In addition, the Russell Offer Letter provides that Mr. Russell may exercise his vested options within 90 days of any termination of employment, subject to potential extension by Shift for up to four years.

The following NEOs were granted options to purchase the following number of shares pursuant to their 2019 Grants: (i) Mr. Arison was granted options to purchase 5,555,586 shares; (ii) Mr. Russell was granted options to purchase 8,499,345 shares; and (iii) Mr. Foy was granted options to purchase 1,508,825 shares. In connection with the Merger, it is anticipated that any unexercised options will be converted to economically equivalent options in Shift, subject to any continued vesting or other terms and conditions otherwise applicable to those awards.

The 2019 Grants vest as follows for the NEOs:

Mr. Arison and Mr. Russell. 1/4 of the total award is performance-based and vests in 2019, 2020, 2021 and 2022 on the earlier of a “liquidation event” or Shift’s board’s approval on a yearly basis. With respect to the latter, the board may approve all or a portion of the performance-based shares. If the board only approves the vesting of a portion of the performance-based shares in a given year, the remaining unvested shares roll over into the next year’s eligible performance-based vesting pool and may subsequently be approved for vesting in that year. If a “liquidation event” occurs prior to all shares having vested, then all shares vest annually pursuant to the vesting schedule for the full grant, irrespective of performance-based vesting criteria. The remainder of the award (75%) vests as follows: 1/4 award vests upon the NEO’s completion of 12 months of continuous service following the vesting commencement date, and the remaining award vests 1/36 for each month of continuous service thereafter. If a “liquidation event” (as defined in Shift’s Certificate of Incorporation, which includes an initial public offering) occurs prior to all shares having vested, then the 2019 Grants fully vest.

In addition, by board resolution on July 27, 2018, Shift subjected all of Mr. Russell’s prior and future grants to full acceleration upon a “change in control” (as defined in the 2014 Plan (as defined below)), contingent upon Mr. Russell’s continued service through the date of such change in control. Accordingly, this accelerated vesting provision applies to Mr. Russell’s 2019 Grant.

Mr. Foy. 1/4 of the total award is performance-based and vests in 2019, 2020, 2021 and 2022 on the earlier of a “liquidation event” or Shift’s board’s approval on a yearly basis. With respect to the latter, the board may approve all or a portion of the performance-based shares. If the board only approves the vesting of a portion of the performance-based shares in a given year, the remaining unvested shares roll over into the next year’s eligible performance-based vesting pool and may subsequently be approved for vesting in that year. If a “liquidation event” occurs prior to all shares having vested, then all shares vest annually pursuant to the vesting schedule for the full grant, irrespective of performance-based vesting criteria. The remainder of the award (75%) vests as follows: 1/4 award vests upon the NEO’s completion of 12 months of continuous service following the vesting commencement date, and the remaining award vests 1/36 for each month of continuous service thereafter. If a “liquidation event” occurs prior to all shares having vested, then all shares vest annually pursuant to the vesting schedule for the full grant, irrespective of performance-based vesting criteria.

Upon an NEO’s termination of service with Shift, the NEO may, during the “post-termination exercise period” (three months, subject to potential extension by Shift for up to four years), exercise the portion of the 2019 Grant that was vested as of the termination date. If, however, an NEO is terminated for “cause,” the NEO’s right to exercise the option terminates concurrently with the termination date. Upon an NEO’s termination of service due to disability, the NEO may exercise the vested portion of the option for a period of 12 months following the termination date. If the NEO dies during the post-termination exercise period or during the 12 month period following termination of service due to disability, the NEO’s estate may exercise the vested portion of the option for 12 months following the date of death.

On June 10, 2020, the Shift board agreed to accelerate a portion of Mr. Arison and Mr. Russell’s 2019 Grants pursuant to the performance-based vesting provisions described above. In respect of each of Mr. Arison, and Mr. Russell’s 2019 performance, Shift accelerated 1/16 of the total 2019 Grant (i.e., 25% of the shares attributable to the first year of vesting).

The following table sets forth outstanding equity awards to Shift’s named executive officers as of December 31, 2019.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards						Stock Awards
Name(1)	Grant Date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(3)	Market value of shares of units of stock that have not vested ($)(4)
George Arison	7/31/2019	5,555,586	(2)	0	0	0.30	7/31/2029	—
Toby Russell	9/13/2017	205,000	(2)	0	0	0.08	9/13/2027	—
	9/13/2017							2,444,017	757,645
	7/31/2019	8,499,345	(2)	0	0	0.30	7/31/2029	—
Sean Foy	1/28/2019	1,600,000	(2)	0	0	0.30	1/28/2029	—
	7/31/2019	1,508,825	(2)	0	0	0.30	7/31/2029	—
Cindy Hanford	12/3/2019	600,000	(2)	0	0	0.31	12/3/2029	—

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(1)      Each of the outstanding equity awards reflected in this table were granted pursuant to the 2014 Plan.

(2)      For vesting conditions of the 2019 Grants for Messrs. Arison, Russell and Foy, see the description of the 2019 Grants above. All other options granted under the 2014 Plan vest pursuant to a 4-year vesting schedule as follows: 25% of the award vests upon the named executive officer’s completion of 12 months of continuous service following the vesting commencement date, and 75% of the shares vest monthly upon the named executive officer’s completion of each month of continuous service thereafter. All of Mr. Russell’s awards vest 100% upon a change in control as defined in the 2014 Plan.

(3)      This column represents shares of restricted stock under the 2014 Plan, issued upon the early exercise of stock options, which remained unvested as of December 31, 2019. Mr. Russell exercised options for 6,295,000 shares in July 2018 pursuant to his 2017 grant of options for 6,500,000 shares. His exercised but unvested shares remain restricted until vested according to the vesting schedules described above in note (2).

(4)      This amount reflects the fair market value of our common stock of $0.31 per share as of December 31, 2019, based on the August 31, 2019 valuation set forth in that certain 409A Valuation Report dated December 9, 2019, multiplied by the amount shown in the column for the Number of Shares or Units of Stock That Have Not Vested.

Retirement Benefit Programs

Shift maintains the Shift Technologies 401(k) Plan, a tax-qualified defined contribution plan (the “401(k) Plan”) that provides retirement benefits to employees. The NEOs are eligible to participate in the 401(k) Plan on the same terms as other participating employees.

Potential Payments upon Termination or Change in Control

Severance under Employment Agreements

Shift does not have a practice of providing severance to its NEOs. None of the offer letters with NEOs mentioned above in “Offer Letters” contain any severance entitlements or payouts upon a “change in control.” However, as mentioned in the Foy Offer Letter described above, Shift may terminate Mr. Foy’s employment for any reason upon 90 days written notice, and Mr. Foy may terminate his employment for any reason upon 90 days written notice. This language may be read as entitling Mr. Foy to 90 days of severance to the extent such termination does not provide 90 days written notice.

Acceleration under Shift Technologies 2014 Stock Incentive Plan

The administrator of the Shift Technologies 2014 Stock Incentive Plan (the “2014 Plan”) has the authority to provide for full or partial vesting and exercisability of outstanding unvested awards in advance of the anticipated occurrence of or at the time of the actual occurrence of a “corporate transaction” or “change in control” (both as defined in the 2014 Plan). There is no automatic acceleration trigger under the 2014 Plan terms, as any acceleration is discretionary and must be authorized by the plan administrator.

As described above in “Outstanding Equity Awards at End of Fiscal Year 2019,” Mr. Arison and Mr. Russell’s 2019 Grants, which were awarded pursuant to the 2014 Plan by board resolution, vest in full if a liquidation event occurs prior to all shares having vested.

In addition, on July 27, 2018, Shift subjected all of Mr. Russell’s prior and future grants to full acceleration upon a “change in control” (as defined in the 2014 Plan), contingent upon Mr. Russell’s continued service through the date of such change in control. Accordingly, this accelerated vesting provision applies to all of Mr. Russell’s awards under the 2014 Plan.

In accordance with Item 402(t) of Regulation S-K, the table below, entitled “Golden Parachute Compensation,” along with its footnotes, shows the compensation that could become payable to the named executive officers, as determined for purposes of its most recent annual proxy statement, and that are based on or otherwise relate to the Merger.

The following table assumes that the consummation of the Merger occurs on October 1, 2020, and each executive officer incurs a qualifying termination on such date.

Golden Parachute Compensation

Name	Cash ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
George Arison(1)	—	—	—	—	—	—	—
Toby Russell(1)	—	—	—	—	—	—	—
Sean Foy	$81,250	$61,000	—	—	—	—	$142,250
Cindy Hanford	—	—	—	—	—	—	—

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(1)      Mr. Arison’s 2019 Grant fully accelerates upon a “liquidation event” (as defined in Shift’s Certificate of Incorporation). All of Mr. Russell’s outstanding grants fully accelerate upon a “change in control” (as defined in the 2014 Plan), contingent upon Mr. Russell’s continued service through the date of such change in control. The Merger does not constitute a “liquidation event” under Shift’s Certificate of Incorporation, nor a “change in control” of Shift per the definition of “change in control” in the 2014 Plan. As such, it is not anticipated that the Merger will trigger any acceleration of vesting for Mr. Arison or Mr. Russell, in any case, that is based on or otherwise relates to the Merger.

Transaction Bonus Agreements

Shift is not party to any transaction bonus agreements with its named executive officers.

Compensation of Directors

The directors for fiscal year 2019 included Mr. Arison, Mr. Russell, Emily Melton, Manish Patel, Jason Krikorian and Bryan DeBoer. None of these individuals received any compensation for their service as directors in fiscal year 2019.

SHIFT’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis together with “Summary Historical Consolidated Financial Information of Shift”, Shift’s audited consolidated financial statements and the related notes and Shift’s unaudited condensed consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements about Shift’s business, operations and industry that involve risks and uncertainties, such as statements regarding Shift’s plans, objectives, expectations and intentions. Shift’s future results and financial condition may differ materially from those currently anticipated by Shift as a result of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Throughout this section, unless otherwise noted “we”, “us”, “our” and the “Company” refer to Shift and its consolidated subsidiaries.

Overview

Shift is a leading end-to-end ecommerce platform transforming the used car industry with a technology-driven, hassle-free customer experience.

Shift’s mission is to make car purchase and ownership simple — to make buying or selling a used car fun, fair, and accessible to everyone. Shift provides comprehensive, technology-driven solutions throughout the car ownership lifecycle:

•        finding the right car,

•        having a test drive brought to you before buying the car,

•        a seamless digitally-driven purchase transaction including financing and vehicle protection products,

•        an efficient, fully-digital trade-in/sale transaction,

•        and a vision to provide high-value support services during car ownership.

Each of these steps is powered by Shift’s software solutions, mobile transactions platform, and scalable logistics, combined with the Company’s five centralized inspection, reconditioning & storage centers, called Hubs.

Shift’s vision is to provide a comprehensive experience for car owners, driven by technology at every step of the consumer lifecycle. Our continued investments in our research and discovery functionality create a platform that draws customers to engage with the Shift website and provide a seamless search experience.

There are three ways to purchase a car from Shift:

•        On-demand test drive:    Shift conveniently brings any car to the customer’s desired location for a no-obligation, contactless test drive, usually at their home or work. If the customer chooses to purchase the vehicle, a Shift concierge staff can process the transaction on-the-spot via a mobile app.

•        Buy online:    Customers can buy a car sight-unseen without a test drive and have it delivered to their home quickly with the same seven-day return policy as is offered on cars bought in person.

•        Hub test drive:    Customers may come to one of Shift’s hub locations to see and test drive multiple cars. When they arrive, customers can scan a QR code on each car to immediately view all relevant details, including ownership & service history, inspection reports, vehicle history reports, and most importantly, dynamic pricing and market price comparisons. This immediate access to all relevant information — without having to rely on a salesman — puts customers in control.

Launched in 2014, Shift currently operates five West Coast Hubs capable of reaching over 85%1 of the California population and a large portion of the Oregon population, with proven success in San Francisco, Los Angeles and Orange County, San Diego, Sacramento, and Portland and plans to expand to additional metropolitan areas. Each region is supported by one Hub location that acts as the central point for reconditioning and vehicle storage that also enables customers who prefer to browse inventory onsite. In 2019, the Company had $166.2 million of revenue including an $8.5 million contra-revenue charge related to certain milestones under our agreement with Lithia. By targeting urban, densely populated markets, Shift has used direct-to-consumer digital marketing and a responsive ecommerce sales approach to grow its market penetration to over 4% of all used car sales in its top-performing ZIP codes within the San Francisco region. With current operations out of five West Coast Hubs, which together account for only 12%2 of the U.S. population, Shift has significant runway for continued expansion.

Shift’s differentiated strategy offers a wide variety of vehicles across the entire spectrum of model, price, age, and mileage to ensure that Shift has the right car for buyers regardless of interest, need, budget, or credit. Shift is the only online dealer to offer a fully omni-channel fulfillment model, led by Shift’s patented system for managing on-demand test drives brought to customers at their preferred location, such as their home.

Regardless of the approach chosen by the customer, they will be supported by friendly Shift Concierge and Advisor team members. For all buyers, Shift offers a full suite of options to consumers to finance and protect their vehicle through the only mobile point-of-sale solution on the market. Through our platform, we connect customers to various lending partners for a completely digital end-to-end process for financing and service products. A customer can also complete a short online prequalification form and immediately see a filtered view of cars that meet their budget based on the financing options for which they are, statistically speaking, able to qualify. Customers can also get approved for financing before they even test drive a car, making it much more likely that the customer will purchase a car from us.

Shift focuses on unit economics driven by direct vehicle acquisition channels, optimized inventory mix and ancillary product offerings, combined with streamlined inventory onboarding, low fulfillment costs, and centralized software. In the first quarter of 2020, Shift sourced over 85% of its inventory from consumer-sellers and partners driving industry-leading margins and customer acquisition cost. Our data-driven vehicle evaluations help ensure acquisition of the right inventory at the right price to reduce days to sale. We believe that a differentiated ability to purchase vehicles directly from consumer-sellers as compared to our competitors, who purchase a higher percentage through the wholesale market, provides Shift access to a deeper pool of scarce, highly desirable inventory.

Sellers are able to go to Shift.com, submit information on their car, and get a quote instantly. Shift uses a proprietary algorithm for pricing that utilizes current market information about market conditions, demand and supply, and car option data, among other factors. Using proprietary pricing and Shift-built mobile iPad diagnostic tools, Shift provides an immediate quote for a customer’s trade-in vehicle, and will schedule an on-demand evaluation at the customer’s location by a member of Shift’s concierge staff. Shift provides selling customers with information on market rates and, when a customer is ready to sell their car, we can digitally initiate e-contracting and an ACH transfer and conveniently take the car on the seller’s behalf so the seller doesn’t even have to leave his or her home to sell their car.

Over time, we will expand our machine learning-enabled recommendation engine to help customers find the cars best suited to them. Customer response to the Shift experience is extremely positive, resulting in a 70 Net Promoter Score (“NPS”), an order of magnitude higher score than traditional auto retailers. These positive experiences allow Shift to serve customers over the entire lifecycle of vehicle ownership and retain customers for repeat sales and purchases. By continuing to invest in services that benefit the customer throughout the ownership phase of the lifecycle (for example, vehicle maintenance plans), we will continue to establish a long-term customer base that will return for future transactions.

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1         Includes MSA’s within 60 miles of Shift reconditioning facilities in San Francisco, Los Angeles, San Diego, and Sacramento.

2         Includes MSA’s within 60 miles of Shift reconditioning facilities in San Francisco, Los Angeles, San Diego, and Sacramento.

Revenue Model

Shift’s two-sided model generates value from both the purchase and sale of vehicles along with financing and vehicle protection products. We acquire cars directly from consumers, partners, and other sources and sell vehicles through our ecommerce platform directly to consumers in a seamless end-to-end process. This model captures value from the difference in the price at which the car is acquired and sold, as well as through fees on the sale of ancillary products such as financing, vehicle protection, and services. If a car that we purchase does not meet our standards for retail sale, we generate revenue by selling through wholesale channels. These vehicles are primarily acquired from customers who trade-in their existing vehicles in connection with a purchase from us. Our revenue for the three months ended June 30, 2020 and 2019, was $32.4 million and $42.5 million, respectively, and $62.4 million and $93.0 million for the six months ended June 30, 2020 and 2019, respectively. Revenue for the years ended 2019, 2018 and 2017 was $166.2 million, $131.8 million and $194.5 million, respectively. In 2019, our revenue was impacted by an $8.5 million contra-revenue charge related to certain milestones under our agreement with Lithia. We expect significant growth going forward as we expand geographically, increase market penetration, and increase ancillary product sales. Our adjusted gross profit is equal to the revenue from vehicle sales and services less the costs associated with acquiring and reconditioning the vehicle prior to sale. Adjusted gross profit is a non-GAAP financial measure used by our management team to assess our business and consists of gross profit adjusted for labor costs not directly related to repairs and non-cash items as set forth below under “— Non-GAAP Financial Measures.”

Inventory Sourcing

We source the majority of our vehicles directly from consumers and partners who use the Shift platform to resell trade-in and other vehicles. These channels provide scarce and desirable local inventory of used cars of greater quality than those typically found at auction. In addition to those primary channels, we supplement our vehicle acquisitions with purchases from auto auctions, as well as some vehicles sourced locally through the trade-in program of an original equipment manufacturer (“OEM”).

Proprietary machine learning-enabled software inputs vast quantities of data across both the supply and demand sides to optimize our vehicle acquisition strategy. As we grow volumes, we expect to improve the performance of our model to optimize our vehicle selection and disposal. To further increase our inventory, we intend to expand our current third party relationships and enter into new partnerships that provide significant growth opportunities in a capital efficient manner.

Vehicle Reconditioning

All of the cars Shift sells undergo a rigorous 150+ point mechanical inspection and reconditioning process at one of our five regional reconditioning Hub facilities to help ensure that they’re safe, reliable, up to cosmetic standards, and comfortable. We have created two classifications of inventory for reconditioning — Value and Certified — to optimize the level of reconditioning for each vehicle classification. This allows us to efficiently provide each customer with the greatest value through a tailored reconditioning approach. Value cars are typically sold at a lower price point and are sought after by consumers who have different expectations and tolerances for cosmetic reconditioning standards — therefore, we focus on mechanical and safety issues for these vehicles, with less emphasis on cosmetic repair, in order to optimize reconditioning costs. This key component of our reconditioning process impacts our ability to grow profitably and is a primary factor in our decision to conduct reconditioning in-house. With a 60-mile test drive service radius from our hub to a customer’s home, each reconditioning facility is able to cover a large geographic range and service the surrounding metropolitan area. We plan to grow our reconditioning center network as we expand geographically and launch new markets.

Logistics Network

The primary component of our logistics network consists of intra-city concierge personnel and inter-city third-party carriers. Our concierges are able to transport vehicles to and from customers, while providing a customer friendly white glove experience, including delivery, disposal, and at-home test drives. This provides the benefit of a seamless experience as well as an on-site sales support agent to guide the customer through the process. Our agreements with long distance haulers allow us to combine the nodes in our network and deliver vehicles between cities. Strategically, this provides customers with a broad set of inventory and a great speed of delivery.

Financing and Vehicle Protection Products

We generate revenue by earning no obligation referral fees for selling ancillary products to customers that purchase vehicles through the Shift platform. Since we earn fees for the financing and vehicle protection products we sell, our gross profit on these items is equal to the revenue we generate for the sale of those. Our current offering consists of financing from third-party lenders, guaranteed asset protection (“GAP”) waiver, and tire and wheel protection services. We plan to offer additional third-party products to provide a greater product offering to customers and expect these products to contribute to reaching our revenue and profitability targets.

Factors Affecting our Business Performance

Various trends and other factors have affected and may continue to affect our business, financial condition and operating results, including:

Deeper Market Penetration Within Our Existing Markets

We believe that there remains a large opportunity to capture additional market share within our existing service areas. We’ve proven our ability to command a strong market share through effective marketing channels, as demonstrated by our current market share in our most established cities in the San Francisco area, where we represent over 4% of the used car sales market3. We believe that with effective brand marketing, we will be able to reach similar market penetration in our other geographic markets.

Expansion into New Markets

We believe that a phased, capital efficient, expansion model results in the most cost-effective new market launch strategy in the industry. Our approach to market expansion is to implement controlled launches to expand our existing service territory. This approach both bolsters our existing markets (with new inventory being acquired in nearby cities), while simultaneously providing the new market with the local talent and resources required for a successful launch.

Improvements in Technology Platform

We are constantly investing in our technology platform to improve both customer experience and our business performance. We regularly implement changes to our software to help customers find the right car for them, while the machine learning component of our inventory and pricing model ensures we get the right cars at the right price. As our algorithms evolve, we are able to better monetize our inventory of vehicles through better pricing, while simultaneously customers are much more likely to purchase a car on our website, thus driving higher demand and sales volume.

Improvements in Reconditioning Processes

We learned early on from our experience in the used car sales business that to be a reliable used car resource with desirable inventory for all customer types, we needed to control our own reconditioning processes. Our reconditioning program has constantly improved over the course of our history, and we are happy with what we have achieved. Each unit of our inventory is reconditioned with a focus on safety first, while optimizing for repairs that will have the highest return on investment (“ROI”). We believe that our network of reconditioning centers and connecting logistics routes have excess capacity, which we plan to utilize as we increase retail sales volumes. Increasing capacity utilization will positively affect GPU by reducing per unit overhead costs.

Growth in Other Revenue from Existing Revenue Streams

We have made great strides over the past two years developing our “other revenue” streams, which comprise the financing and vehicle protection products that we can offer on our digital financing platform, and other ancillary products. We have invested in the technology, as well as the sales team, to increase the likelihood that consumers will purchase ancillary products in connection with the sale of a vehicle, and we see more opportunity for additional revenue within our existing channels purely from further expansion of our attach rates for our entire financing and vehicle protection product suite.

____________

3        Represents Shift’s 2019 total unit sales for ZIP codes in which Shift currently operates from San Francisco, South San Francisco, Daly City and Brisbane, divided by the total 2019 used vehicle sales in the same area.

Growth in Other Revenue from Expansion of Product Offerings

We see great opportunity to further expand our other revenue streams through additional product offerings beyond the existing offerings on our platform. These incremental revenue streams will come in the form of on-boarding new lending partners to our existing loan program, as well as introducing entirely new financing and vehicle protection products to offer our customers. For example, in the first half of 2020, we added a tire and wheel protection program to our suite of product offerings. We intend to continue to grow this business segment to service every foreseeable need of our customers during the vehicle purchase process.

Seasonality

We expect our quarterly results of operations, including our revenue, gross profit, profitability, if any, and cash flow to vary significantly in the future, based in part on, among other things, consumers’ car buying patterns. We have typically experienced higher revenue growth rates in the second and third quarters of the calendar year than in each of the first or fourth quarters of the calendar year (2019 was an exception to these quarterly trends, as our inventory position was highest entering 2019, which resulted in higher volume for the first quarter 2019). We believe these results are due to seasonal buying patterns driven in part by the timing of income tax refunds, which we believe are an important source of car buyer down payments on used vehicle purchases. We believe that continued investments in growth, including effective marketing and new market entry, will allow us to maintain sales growth through seasonality, however we recognize that in the future our revenues may be affected by these seasonal trends as well as cyclical trends affecting the overall economy, specifically the automotive retail industry.

Impact of COVID-19

In March 2020, the World Health Organization declared a global pandemic related to the rapidly growing outbreak of a novel strain of coronavirus known as COVID-19, and in the following weeks, shelter-in-place ordinances were put into effect in regions where Shift operates. We saw a slowing of vehicle sales immediately following the shelter-in-place ordinances in March; however, within five weeks, we were back near our pre-COVID-19 weekly sales volumes. Although the ultimate impacts of COVID-19 remain uncertain, a recent survey found that 46% of U.S. adults surveyed plan to use their cars more often and public transportation less often in the future. Additionally, the pandemic is accelerating trends of online adoption more broadly as consumers seek to avoid physical retail locations. We believe that this global pandemic will push people to look to alternative means of personal transportation, and our product is well suited to provide customers with a safe, clean means of transportation, through our contactless purchase and delivery processes. Therefore, while it remains possible that sustained or deepened impact on consumer demand resulting from COVID-19 or the related economic recession could negatively impact Shift’s performance, we believe that Shift is well positioned to weather the pandemic.

Ultimately, the magnitude and duration of the impact to Shift’s operations is impossible to predict due to:

•        uncertainties regarding the duration of the COVID-19 pandemic and how long related disruptions will continue;

•        the impact of governmental orders and regulations that have been, and may in the future be, imposed;

•        the impact of COVID-19 wholesale auctions, state DMV titling and registration services and other third parties on which we rely; and

•        the deterioration of economic conditions in the United States, as well as record high unemployment levels, which could have an adverse impact on discretionary consumer spending.

Non-GAAP Financial Measures

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we present adjusted gross profit, described below, as a non-GAAP measure. We believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team, and it also improves investors’ understanding of our underlying operating performance and their ability to analyze our ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures — these non-GAAP financial measures are not intended to supersede or replace our GAAP results.

	Years Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2017	2020	2019	2020	2019
	($ in thousands)			($ in thousands)		($ in thousands)
Total gross profit:
GAAP total gross profit	$(1,762)	$5,389	$4,539	$3,573	$(381)	$6,915	$(196)
Warrant impact adjustment(1)	$8,467	—	—	159	2,797	318	4,905
Non-repair labor adjustment(2)	$3,126	1,696	1,141	471	777	957	1,555
Adjusted total gross profit	$9,831	$7,085	$5,680	$4,203	$3,193	$8,190	$6,264

Ecommerce gross profit:
GAAP ecommerce gross profit	$4,010	$2,519	$2,124	$1,707	$1,911	$2,911	$2,805
Non-repair labor adjustment(2)	3,126	1,696	1,141	471	777	957	1,555
Adjusted ecommerce gross profit	$7,136	$4,215	$3,265	$2,178	$2,688	$3,868	$4,360

Other gross profit:
GAAP other gross profit	$3,150	$2,617	$1,931	$1,215	$964	$1,897	$1,673
Warrant impact adjustment(1)	673	—	—	159	142	318	378
Adjusted other gross profit	$3,823	$2,617	$1,931	$1,374	$1,106	$2,215	$2,051

Wholesale gross profit:
GAAP wholesale gross profit	$(8,922)	$253	$484	$651	$(3,256)	$2,107	$(4,674)
Warrant impact adjustment(1)	7,794	—	—	—	2,655	—	4,527
Adjusted wholesale gross profit	$(1,128)	$253	$484	$651	$(601)	$2,107	$(147)

____________

(1)      Elimination of non-cash contra revenue impacts associated with the Lithia warrant agreement. In the referenced warrant agreement, during 2019 Lithia vested in certain warrants to purchase shares of our common stock upon the achievement of various milestones. As discussed further in Note 7 to the Consolidated Financial Statements, we have determined that a portion of the value associated with warrant consideration paid to Lithia, as a customer of Shift, should be treated as contra-revenue by Shift following the revenue recognition accounting standards codification (“ASC”) topic 606.

(2)      Non-repair labor adjustment refers to payroll costs for labor at our hubs that are not directly applied to the preparation of vehicles for sale. These costs are not applied to inventory based on a specific identification of the affected units and standard cost recording methodology and, therefore, we exclude such costs from our costs of sales in presenting our adjusted gross profit.

Adjusted Gross Profit

Management evaluates our business based on an adjusted gross profit calculation that removes payroll costs for time spent by technicians on tasks that are not directly related to the reconditioning of vehicles for sale as well as non-cash items. We believe that this provides investors with a truer representation of vehicle profitability as wells as additional transparency and comparability to our peers by removing expenses that are not directly attributable to specific vehicles. We also remove the financial impact associated with milestones achieved under our Lithia warrant arrangement, which resulted in reductions in gross profit in our consolidated financial statements as applicable to the periods presented. This is a non-cash adjustment, and we do not expect any material future non-cash gross profit adjustments related to the Lithia warrant agreement. We examine adjusted gross profit in aggregate as well as for each of our revenue streams: ecommerce, other, and wholesale.

Key Operating Metrics

We regularly review a number of metrics, including the following key metrics, to evaluate our business, measure our progress and make strategic decisions. Our key operating metrics measure the key drivers of our growth, including opening new hubs, increasing our brand awareness through unique site visitors and continuing to offer a full spectrum of used vehicles to service all types of customers.

	Years Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2017	2020	2019	2020	2019
Units:
Ecommerce units	8,263	7,232	4,987	1,822	2,176	3,243	4,666
Wholesale units	2,828	1,248	717	474	585	1,180	1,516
Total units sold	11,091	8,480	5,704	2,296	2,761	4,423	6,182

Ecommerce ASP	$16,371	$16,992	$17,820	$15,076	$16,521	$15,228	$16,230
Wholesale ASP	$9,833	$5,053	$5,212	$7,928	$9,482	$9,417	$10,305

Adjusted GPU
Ecommerce GPU	$864	$583	$655	$1,195	$1,235	$1,193	$934
Other GPU	$463	$362	$387	$754	$508	$683	$439
Wholesale GPU	$(137)	$35	$97	$357	$(276)	$650	$(31)
Total Adjusted GPU	$1,190	$980	$1,139	$2,306	$1,467	$2,526	$1,342

Average monthly unique visitors	177,407	140,452	97,233	265,288	191,853	242,490	190,996
Average days to sale	66	71	59	69	70	69	74
Ecommerce vehicles available for sale	1,152	2,655	1,138	979	1,827	979	1,827
# of regional hubs	5	3	3	5	5	5	5

Ecommerce Units Sold

We define ecommerce units sold as the number of vehicles sold to customers in a given period, net of returns. We currently have a seven-day, 200 mile return policy. The number of ecommerce units sold is the primary driver of our revenues and, indirectly, gross profit, since ecommerce unit sales enable multiple complementary revenue streams, including all financing and protection products. We view ecommerce units sold as a key measure of our growth, as growth in this metric is an indicator of our ability to successfully scale our operations while maintaining product integrity and customer satisfaction.

Wholesale Units Sold

We define wholesale units sold as the number of vehicles sold through wholesale channels in a given period. While wholesale units are not the primary driver of revenue or gross profit, wholesale is a valuable channel as it allows us to be able to purchase vehicles regardless of condition, which is important for the purpose of accepting a trade-in from a customer making a vehicle purchase from us, and as an online destination for consumers to sell their cars even if not selling us a car that meetings our retail standards.

Ecommerce Average Sale Price

We define ecommerce average sale price (“ASP”) as the average price paid by a customer for an ecommerce vehicle, calculated as ecommerce revenue divided by ecommerce units. Ecommerce average sale price helps us gauge market demand in real-time and allows us to maintain a range of inventory that most accurately reflects the overall price spectrum of used vehicle sales in the market.

Wholesale Average Sale Price

We define wholesale average sale price as the average price paid by a customer for a wholesale vehicle, calculated as wholesale revenue divided by wholesale units. We believe this metric provides transparency and is comparable to our peers.

Adjusted Gross Profit per Unit

We define adjusted gross profit per unit (“GPU”) as the adjusted gross profit for ecommerce, other and wholesale, as described in “— Non-GAAP Financial Measures” above, each of which divided by the total number of ecommerce units sold in the period. GPU is driven by ecommerce vehicle revenue, which generates additional revenue through attachment of our financing and protection products, and gross profit generated from wholesale vehicle sales. We present GPU from our three revenues streams, as Ecommerce GPU, Wholesale GPU and Other GPU. We believe GPU is a key measure of our growth and long-term profitability.

Average Monthly Unique Visitors

We define a monthly unique visitor as an individual who has visited our website within a calendar month, based on data collected on our website. We calculate average monthly unique visitors as the sum of monthly unique visitors in a given period, divided by the number of months in that period. To classify whether a visitor is “unique”, we dedupe (a technique for eliminating duplicate copies of repeating data) each visitor based on email address and phone number, if available, and if not, we use the anonymous ID which lives in each user’s internet cookies. This practice ensures that we do not double-count individuals who visit our website multiple times within a month. We view average monthly unique visitors as a key indicator of the strength of our brand, the effectiveness of our advertising and merchandising campaigns and consumer awareness.

Average Days to Sale

We define average days to sale as the number of days between Shift’s acquisition of a vehicle and sale of that vehicle to a customer, averaged across all ecommerce units sold in a period. We view average days to sale as a useful metric in understanding the health of our inventory.

Ecommerce Vehicles Available for Sale

We define ecommerce vehicles available for sale as the number of ecommerce vehicles in inventory on the last day of a given reporting period. Until we reach an optimal pooled inventory level, we view ecommerce vehicles available for sale as a key measure of our growth. Growth in ecommerce vehicles available for sale increases the selection of vehicles available to consumers, which we believe will allow us to increase the number of vehicles we sell. Moreover, growth in ecommerce vehicles available for sale is an indicator of our ability to scale our vehicle purchasing, inspection and reconditioning operations.

Number of Regional Hubs

We define a Hub as a physical location at which we recondition and store units bought and sold within a market. Because of our omni-channel fulfillment model with our on-demand delivery test drive offering, we are able to service super-regional areas covering approximately a 60-mile radius from a single Hub location. This is a key metric as each Hub expands our service area as our service area, reconditioning and storage capacity.

Components of Results of Operations

Revenues

Ecommerce Vehicle Revenue

Shift sells used vehicles directly to its customers through our website. Revenue from used vehicle sales is recognized upon delivery to or pick-up by the customer. We recognize revenue at the total purchase price stated in the contract, including the Shift service fee, delivery charges, and other fees charged by Shift, net of discounts. Our return policy allows customers to initiate a return until the earlier of the first seven days or 200 miles after delivery. Revenue excludes any sales taxes and DMV registration fees that are collected from customers.

Other Revenue

We provide buyers on the platform with options for financing. All such services are provided by unrelated third-party vendors and we have agreements with each of these vendors giving us the right to offer such services on Shift’s Platform. When a buyer selects financing from these lenders, we earn a commission based on the actual price paid or financed. We also earn loan revenue through a margin on the lender interest rate. We recognize commission revenue at the time of sale, net of a reserve for estimated contract cancellations.

Customers purchasing used vehicles from us may also enter into contracts for vehicle service contracts, which we refer to as VSC, GAP waiver coverage, prepaid maintenance plans, and Appearance Protection Plans (“APP”). Shift sells and receives a commission on VSCs, GAP and prepaid maintenance plans, and APP’s under agreements with Ally Insurance Holdings, Automotive Warranty Services, Your Mechanic, and Dent Wizard pursuant to which we sell VSCs that the service provider(s) administer and serve as the obligor. We recognize commission revenue at the time of sale, net of a reserve for estimated contract cancellations. The reserve for cancellations is estimated based upon historical experience and recent trends and is reflected as a reduction of other revenues. We may add other sellers of APP’s besides those listed in the future. As part of the agreement with Lithia, there is some ongoing contra-revenue associated with the financing component of our other revenue streams.

Wholesale Vehicle Revenue

We sell vehicles through wholesale auctions. These vehicles are primarily acquired from customers who trade-in their existing vehicles that do not meet our quality standards to list and sell through our website. Revenue from wholesale vehicle sales is recognized when the vehicle is sold at auction or directly to a wholesaler.

In December 2018, we agreed to sell cars to Lithia Motors, Inc., under a “one-sided marketplace,” which we refer to as OSM, program whereby we acquire cars in the Oxnard, Salem and Fresno markets directly from consumers and sell directly and solely to Lithia. In July 2019, the Salem OSM was discontinued after we launched the Portland Hub. We recognize revenue at the agreed upon purchase price stated in the contract, plus charges such as repairs. As part of the agreement with Lithia, there is some ongoing contra-revenue associated with the OSM program.

Cost of Sales

Cost of sales includes the cost to acquire used vehicles and direct and indirect vehicle reconditioning costs associated with preparing the vehicles for resale. Vehicle reconditioning costs include parts, applied labor, unapplied labor, inbound transportation costs and other incremental costs, which are allocated to inventory via specific identification and standard costing. These costs include shipping costs of auction purchased vehicles, mechanical inspection, vehicle preparation supplies and services like initial wash and detail, and repair costs necessary for reconditioning the vehicle for resale. We have certain inventory that does not meet our specifications to sell to customers and dispose of this inventory through sales at auction, direct-to-wholesale or through other channels. Cost of sales also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.

Gross Profit

Ecommerce Vehicle Gross Profit

Ecommerce vehicle gross profit is the vehicle sales price minus our costs of sales associated with vehicles that we list and sell on our website.

Other Gross Profit

Other sales and revenues consist of 100% gross margin products for which gross profit equals revenue. Therefore, changes in gross profit and the associated drivers are identical to changes in revenues from these products and the associated drivers.

Wholesale Vehicle Gross Profit

Wholesale vehicle gross profit is the vehicle sales price minus our cost of sales associated with vehicles we sell to wholesalers. Factors affecting wholesale gross profit include the number of wholesale units sold, the average wholesale selling price, and the mix in type of wholesale units sold (direct-to-wholesale units or ecommerce-to-wholesale units).

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily include payroll and benefits other than those related to reconditioning vehicles, advertising, stock-based compensation expense, facilities costs, technology expenses and other administrative expenses.

Depreciation and Amortization

Depreciation is computed using the straight-line method over the estimated useful life of the related assets, which is between 2 – 5 years. Leasehold improvements are depreciated over the lesser of the useful life or lease term. Major replacements and improvements are capitalized, while general repairs and maintenance are expensed as incurred.

Non-Operating Expenses

Interest expense

Interest expense consists of the amortization of the fair value of the deferred borrowing costs, and the guarantee of the flooring line of credit facility by Lithia.

Interest income and other income (expense)

Interest income and other income (expense) primarily represents interest earned on cash deposits and the remeasurement loss on the warrant liability.

Net Loss and Comprehensive Loss

Net loss and comprehensive loss is determined by subtracting operating and non-operating expenses from revenues.

Results of Operations

The following table presents our consolidated statements of operations and comprehensive loss for the years and periods indicated:

	Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2017	2020	2019	2020	2019
	(audited, $ in thousands)			(unaudited, $ in thousands)		(unaudited, $ in thousands)
Revenue
Ecommerce vehicle revenue, net	$135,277	$122,889	$88,870	$27,468	$35,949	$49,384	$75,731
Other revenue	3,150	2,617	1,931	1,215	964	1,897	1,673
Wholesale vehicle revenue	27,808	6,306	3,737	3,758	5,547	11,112	15,623
Total revenue	166,235	131,812	94,538	32,441	42,460	62,393	93,027
Cost of sales	167,997	126,423	89,999	28,868	42,841	55,478	93,223
Gross profit	(1,762)	5,389	4,539	3,573	(381)	6,915	(196)
Operating expenses:
Selling, general and administrative expenses	71,860	44,697	28,570	14,633	15,566	28,079	38,032
Depreciation and amortization	3,221	2,530	1,567	1,096	729	2,077	1,296
Total operating expenses	75,081	47,227	30,137	15,729	16,295	30,156	39,328
Loss from operations	(76,843)	(41,838)	(25,598)	(12,156)	(16,676)	(23,241)	(39,524)
Interest expense	(5,461)	(3,171)	(261)	(1,264)	(1,461)	(2,645)	(2,673)
Interest income and other income (expense)	1,821	143	213	(5,574)	507	(5,438)	1,215
Net loss and comprehensive loss attributable to common stockholders	$(80,483)	$(44,866)	$(25,646)	$(18,993)	$(17,630)	$(31,324)	$(40,982)

Presentation of Results of Operations

We present operating results down to gross profit from three distinct revenue channels:

Ecommerce Vehicles: The ecommerce channel within our Retail segment represents sales of used vehicles directly to our customers through our website.
Other: The other channel within our Retail segment represents fees earned on sales of value-added products associated with the sale of ecommerce vehicles.
Wholesale Vehicles: The Wholesale channel is the only component of our Wholesale segment and represents sales of used vehicles through wholesale auctions.

Three Months Ended June 30, 2020 and 2019

The following table presents certain information from our condensed statements of operations by channel for the periods indicated:

	Three Months Ended June 30,
	2020	2019	Change
	($ in thousands, except per unit metrics)
Revenue:
Ecommerce vehicle revenue, net	$27,468	$35,949	(23.6)%
Other revenue	1,215	964	26.0%
Wholesale vehicle revenue	3,758	5,547	(32.3)%
Total revenue	$32,441	$42,460	(23.6)%

Cost of sales:
Ecommerce vehicle cost of sales	$25,761	$34,038	(24.3)%
Wholesale vehicle cost of sales	3,107	8,803	(64.7)%
Total cost of sales	$28,868	$42,841	(32.6)%

Gross profit:
Ecommerce vehicle gross profit	$1,707	$1,911	(10.7)%
Other gross profit	1,215	964	26.0%
Wholesale vehicle gross profit	651	(3,256)	120.0%
Total gross profit	$3,573	$(381)	(1,037.8)%

Adjusted gross profit:
Ecommerce vehicle adjusted gross profit	$2,178	$2,688	(19.0)%
Other adjusted gross profit	1,374	1,106	24.3%
Wholesale vehicle adjusted gross profit	651	(601)	(208.3)%
Total adjusted gross profit	$4,203	$3,193	31.6%

Unit sales information:
Ecommerce vehicle unit sales	1,822	2,176	(16.3)%
Wholesale vehicles unit sales	474	585	(19.0)%

Per unit selling prices:
Ecommerce vehicles	$15,076	$16,521	(8.7)%
Wholesale vehicles	$7,928	$9,482	(16.4)%

Adjusted gross profit per unit (GPU)(1):
Ecommerce GPU	$1,195	$1,235	(3.3)%
Other GPU	$754	$508	48.4%
Wholesale GPU	$357	$(276)	(229.3)%
Total GPU	$2,306	$1,467	57.2%

____________

(1)      GPU is calculated as adjusted gross profit for ecommerce, other and wholesale, as described in “— Non-GAAP Financial Measures” above, each of which divided by the total number of ecommerce units sold in the period

Ecommerce Vehicle Revenue, Net

Ecommerce vehicle revenue decreased by $8.5 million, or 23.6%, to $27.5 million during the three months ended June 30, 2020, from $35.9 million in the comparable period in 2019. This decrease was primarily driven by a decrease in ecommerce unit sales as we sold 1,822 ecommerce vehicles in the three months ended June 30, 2020, compared to 2,176 ecommerce vehicles in the three months ended June 30, 2019. The decrease in ecommerce unit sales was primarily driven as a result of lower inventory position and the impact of COVID 19 and the related shelter-in-place orders. We entered the second quarter of 2020 with 1,396 ecommerce units available for sale, compared to 1,926 ecommerce units available for sale entering the second quarter 2019. The lower inventory position was a result of our 2019 business strategy to focus on improving unit economics, rather than growing unit sales volume. Additionally, the shelter-in-place ordinances as a result of the COVID-19 pandemic also initially resulted in lower buyer and seller activity, but soon rebounded as we saw weekly sales volumes return to pre-COVID levels five weeks following the ordinances.

Another driver of the decrease in ecommerce vehicle revenue was the lower ecommerce ASP, which was $15,076 for the three months ended June 30, 2020, compared to $16,521 for the three months ended June 30, 2019. This decrease in ecommerce ASP was a result of increased demand for lower cost vehicles, as well as a tighter pricing environment immediately following the COVID-19 shelter-in-place ordinances

Other Revenue

Other revenue increased by $251 thousand, or 26.0%, to $1.2 million during the three months ended June 30, 2020, from $1.0 million in the comparable period in 2019. This increase was primarily due to our improved other revenue per ecommerce unit, which increased to $0.8 million during the three months ended June 30, 2020, from $0.5 million in the comparable period in 2019. This increase in other revenue per ecommerce unit was driven by improved sales of our finance and insurance product offerings by investing in our lending partnerships, sales teams and technology platform.

Wholesale Vehicle Revenue

Wholesale vehicle revenue decreased by $1.8 million, or 32.3%, to $3.8 million during the three months ended June 30, 2020, from $5.5 million in the comparable period in 2019. The decrease was primarily due to a decrease in unit sales as we sold 474 wholesale vehicles in the three months ended June 30, 2020, compared to 585 wholesale vehicles in the three months ended June 30, 2019. As was the case for our decrease in ecommerce vehicle unit sales during these periods, the primary driver of this decrease in our wholesale vehicle unit sales was a result of the lower inventory position, as well as slowdown in wholesale auctions immediately following the COVID-19 shelter-in-place ordinances.

Cost of Sales

Cost of sales decreased by $14.0 million, or 32.6%, to $28.9 million during the three months ended June 30, 2020, from $42.8 million in the comparable period in 2019. The decrease was primarily due to a decrease in unit sales as we sold 2,296 total vehicles in the three months ended June 30, 2020, compared to 2,761 total vehicles in the three months ended June 30, 2019.

Ecommerce Vehicle Gross Profit

Ecommerce vehicle gross profit decreased by $204 thousand, or 10.7%, to $1.7 million during the three months ended June 30, 2020, from $1.9 million in the comparable period in 2019. The decrease was primarily driven by a decrease in ecommerce GPU, which dropped to $1,195 per unit for the three months ended June 30, 2020, from $1,235 per unit in the comparable period in 2019. This decrease in ecommerce GPU was driven by an initially tighter pricing environment immediately following various shelter-in-place ordinances in light of the COVID-19 pandemic, as described in “Ecommerce Vehicle Revenue, Net” above

Other Gross Profit

Other revenue consists of 100% gross margin products for which gross profit equals revenue. Therefore, changes in other gross profit and the associated drivers are identical to changes in other revenue and the associated drivers.

Wholesale Vehicle Gross Profit

Wholesale vehicle gross profit increased by $3.9 million, or 120.0%, to $0.7 million during the three months ended June 30, 2020, from a loss of $3.3 million in the comparable period in 2019. The increase was primarily driven by an increase in wholesale GPU, which grew to $357 per unit for the three months ended June 30, 2020, from a loss of $276 per unit in the comparable period in 2019. This increase was driven by improvements made to our inventory management which has resulted in fewer ecommerce-to-wholesale incidents where cars we purchased with the intention of selling through our retail segment, end up being sold through wholesale channels, which typically result in a loss on that unit.

Components of SG&A

	Three Months Ended June 30,
	2020	2019	Change
	($ in thousands)
Compensation and benefits(1)	$6,743	$7,055	(4.4)%
Marketing expense	2,921	1,947	50.0%
Other costs(2)	4,969	6,564	(24.3)%
Total selling, general and administrative expenses	$14,633	$15,566	(6.0)%

____________

(1)      Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.

(2)      Other costs include all other selling, general and administrative expenses such as hub operating costs, vehicle shipping costs for internal purposes, corporate occupancy, professional services, registration and licensing, and IT expenses.

Selling, general and administrative expenses decreased by $1.0 million, or 6.0%, to $14.6 million during the three months ended June 30, 2020, from $15.6 million in the comparable period in 2019. The decrease was primarily due to the decrease in compensation and benefits costs of $311 thousand and other costs of $1.6 million. The decrease is partially offset by the increase in marketing expenses of $1.0 million, driven by our initiative to drive unit sales growth by investing in brand marketing

Six Months Ended June 30, 2020 and 2019

The following table presents our condensed statements of operations by channel for the periods indicated:

	Six Months Ended June 30,
	2020	2019	Change
	($ in thousands, except per unit metrics)
Revenue:
Ecommerce vehicle revenue, net	$49,384	$75,731	(34.8)%
Other revenue	1,897	1,673	13.4%
Wholesale vehicle revenue	11,112	15,623	(28.9)%
Total revenue	$62,393	$93,027	(32.9)%

Cost of sales:
Ecommerce vehicle cost of sales	$46,473	$72,926	(36.3)%
Wholesale vehicle cost of sales	9,005	20,297	(55.6)%
Total cost of sales	$55,478	$93,223	(40.5)%

Gross profit:
Ecommerce vehicle gross profit	$2,911	$2,805	3.8%
Other gross profit	1,897	1,673	13.4%
Wholesale vehicle gross profit	2,107	(4,674)	145.1%
Total gross profit	$6,915	$(196)	(3,628.1)%

	Six Months Ended June 30,
	2020	2019	Change
	($ in thousands, except per unit metrics)
Adjusted gross profit:
Ecommerce vehicle adjusted gross profit	$3,868	$4,360	(11.3)%
Other adjusted gross profit	2,215	2,051	8.0%
Wholesale vehicle adjusted gross profit	2,107	(147)	(1,534.9)%
Total adjusted gross profit	$8,190	$6,264	30.8%

Unit sales information:
Ecommerce vehicle unit sales	3,243	4,666	(30.5)%
Wholesale vehicles unit sales	1,180	1,516	(22.2)%

Per unit selling prices:
Ecommerce vehicles	$15,228	$16,230	(6.2)%
Wholesale vehicles	$9,417	$10,305	(8.6)%

Adjusted gross profit per unit (GPU)(1):
Ecommerce GPU	$1,193	$934	27.7%
Other GPU	$683	$439	55.4%
Wholesale GPU	$650	$(31)	(2,164.5)%
Total GPU	$2,526	$1,342	88.1%

____________

(1)      GPU is calculated as adjusted gross profit for ecommerce, other and wholesale, as described in “— Non-GAAP Financial Measures” above, each of which divided by the total number of ecommerce units sold in the period

Ecommerce Vehicle Revenue

Ecommerce vehicle revenue decreased by $26.3 million, or 34.8%, to $49.4 million during the six months ended June 30, 2020, from $75.7 million in the comparable period in 2019. This decrease was primarily driven by a decrease in ecommerce unit sales as we sold 3,243 ecommerce vehicles in the six months ended June 30, 2020, compared to 4,666 ecommerce vehicles in the six months ended June 30, 2019. The decrease in ecommerce unit sales was primarily driven as a result of lower inventory position and the impact of COVID 19 and the related shelter-in-place orders. We entered the first half of 2020 with 1,152 ecommerce units available for sale, compared to 2,655 ecommerce units available for sale entering the first half 2019. The lower inventory position was a result of our 2019 business strategy to focus on improving unit economics, rather than growing unit sales volume. Additionally, the shelter-in-place ordinances as a result of the COVID-19 pandemic also initially resulted in lower buyer and seller activity, but soon rebounded as we saw weekly sales volumes return to pre-COVID levels five weeks following the ordinances.

Another driver of the decrease in ecommerce vehicle revenue was the lower ecommerce ASP, which was $15,228 for the six months ended June 30, 2020, compared to $16,230 for the six months ended June 30, 2019. This decrease in ecommerce ASP was a result of increased demand for lower cost vehicles, as well as a tighter pricing environment immediately following the COVID-19 shelter-in-place ordinances

Other Revenue

Other revenue increased by $0.2 million, or 13.4%, to $1.9 million during the six months ended June 30, 2020, from $1.7 million in the comparable period in 2019. This increase was primarily due to our improved other revenue per ecommerce unit, which increased to $0.7 million during the six months ended June 30, 2020, from $0.4 million in the comparable period in 2019. This increase in other revenue per unit was driven by improved sales of our finance and insurance product offerings by investing in our lending partnerships, sales teams and technology platform.

Wholesale Vehicle Revenue

Wholesale vehicle revenue decreased by $4.5 million, or 28.9%, to $11.1 million during the six months ended June 30, 2020, from $15.6 million in the comparable period in 2019. The decrease was primarily due to a decrease in unit sales as we sold 1,180 wholesale vehicles in the six months ended June 30, 2020, compared to 1,516 wholesale vehicles in the six months ended June 30, 2019. As was the case for our decrease in ecommerce vehicle unit sales during these periods, the primary driver of this decrease in our wholesale vehicle unit sales was a result of the lower inventory position, as well as slowdown in wholesale auctions immediately following the COVID-19 shelter-in-place ordinances.

Cost of Sales

Cost of sales decreased by $37.7 million, or 40.5%, to $55.5 million during the six months ended June 30, 2020, from $93.2 million in the comparable period in 2019. The decrease was primarily due to a decrease in unit sales as we sold 4,423 total vehicles in the six months ended June 30, 2020, compared to 6,182 total vehicles in the six months ended June 30, 2019.

Ecommerce Vehicle Gross Profit

Ecommerce vehicle gross profit increased by $106 thousand, or 3.8%, to $2.9 million during the six months ended June 30, 2020, from $2.8 million in the comparable period in 2019. The increase was primarily driven by an increase in ecommerce GPU, which grew to $1,193 per unit for the six months ended June 30, 2020, from $934 per unit in the comparable period in 2019. This increase in ecommerce GPU was driven by improvements made to our pricing and inventory management strategy and focus on unit economics into 2020.

Other Gross Profit

Other revenue consists of 100% gross margin products for which gross profit equals revenue. Therefore, changes in other gross profit and the associated drivers are identical to changes in other revenue and the associated drivers.

Wholesale Vehicle Gross Profit

Wholesale vehicle gross profit increased by $6.8 million, or 145.1%, to $2.1 million during the six months ended June 30, 2020, from a loss of $4.7 million in the comparable period in 2019. The increase was primarily driven by an increase in wholesale GPU, which grew to $650 per unit for the six months ended June 30, 2020, from a loss of $31 per unit in the comparable period in 2019. This increase was driven by improvements made to our inventory management which has resulted in fewer ecommerce-to-wholesale incidents where cars we purchased with the intention of selling through our retail segment, end up being sold through wholesale channels, which typically result in a loss on that unit.

Components of SG&A

	Six Months Ended June 30,
	2020	2019	Change
	($ in thousands)
Compensation and benefits(1)	$13,321	$18,306	(27.2)%
Marketing expense	4,707	3,632	29.6%
Other costs(2)	10,051	16,094	(37.5)%
Total selling, general and administrative expenses	$28,079	$38,032	(26.2)%

____________

(1)      Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.

(2)      Other costs include all other selling, general and administrative expenses such as hub operating costs, vehicle shipping costs for internal purposes, corporate occupancy, professional services, registration and licensing, and IT expenses.

Selling, general and administrative expenses decreased by $10.0 million, or 26.2%, to $28.1 million during the six months ended June 30, 2020, from $38.0 million in the comparable period in 2019. The decrease was primarily due to the decrease in compensation and benefits costs of $5.0 million, as a result of our initiative to optimize the corporate teams and other costs of $6.0 million, primarily driven by the expense effects of the Lithia agreement incurred in 2019. Refer to Note 4 in the “Notes to Consolidated Financial Statements” for additional information. The decrease is partially offset by the increase in marketing expenses of $1.1 million, driven by our initiative to drive unit sales growth by investing in brand marketing

Years Ended December 31, 2019, 2018 and 2017

The following table presents our consolidated statements of operations and comprehensive loss by channel for the periods indicated:

	Years Ended December 31,
	2019	2018	Change	2017	Change
	($ in thousands, except per unit metrics)
Revenue:
Ecommerce vehicle revenue, net	$135,277	$122,889	10.1%	$88,870	38.3%
Other revenue	3,150	2,617	20.4%	1,931	35.5%
Wholesale vehicle revenue	27,808	6,306	341.0%	3,737	68.7%
Total revenue	$166,235	$131,812	26.1%	$94,538	39.4%

Cost of sales:
Ecommerce vehicle cost of sales	$131,267	$120,370	9.1%	$86,746	38.8%
Wholesale vehicle cost of sales	36,730	6,053	506.8%	3,253	86.1%
Total cost of sales	$167,997	$126,423	32.9%	$89,999	40.5%

Gross profit:
Ecommerce vehicle gross profit	$4,010	$2,519	59.1%	$2,124	18.6%
Other gross profit	3,150	2,617	20.4%	1,931	35.5%
Wholesale vehicle gross profit	(8,922)	253	(3,632.3)%	484	(47.8)%
Total gross profit	$(1,762)	$5,389	(132.7)%	$4,539	18.7%

Adjusted gross profit:
Ecommerce vehicle adjusted gross profit	$7,136	$4,215	69.3%	$3,265	29.1%
Other adjusted gross profit	3,823	2,617	46.1%	1,931	35.5%
Wholesale vehicle adjusted gross profit	(1,128)	253	(546.6)%	484	(47.8)%
Total adjusted gross profit	$9,831	$7,085	38.8%	$5,680	24.7%

Unit sales information:
Ecommerce vehicle unit sales	8,263	7,232	14.3%	4,987	45.0%
Wholesale vehicles unit sales	2,828	1,248	126.6%	717	74.1%

Per unit selling prices:
Ecommerce vehicles	$16,371	$16,992	(3.7)%	$17,820	(4.6)%
Wholesale vehicles	$9,833	$5,053	94.6%	$5,212	(3.1)%

Adjusted gross profit per unit (GPU)(1):
Ecommerce GPU	$864	$583	48.2%	$655	(11.0)%
Other GPU	$463	$362	27.9%	$387	(6.5)%
Wholesale GPU	$(137)	$35	(490.9)%	$97	(64.0)%
Total GPU	$1,190	$980	21.4%	$1,139	(14.0)%

____________

(1)      Adjusted gross profit per unit is calculated as adjusted gross profit by channel per ecommerce vehicle unit sold

Ecommerce Vehicle Revenue

Fiscal 2019 Versus Fiscal 2018.    Ecommerce vehicle revenue increased by $12.4 million, or 10.1%, to $135.3 million during the year ended December 31, 2019, from $122.9 million in the comparable period in 2018. The increase was primarily due to an increase in ecommerce unit sales as we sold 8,263 ecommerce vehicles in the year ended December 31, 2019, compared to 7,232 ecommerce vehicles in the year ended December 31, 2018. Our ecommerce unit sale growth was primarily driven by scaling our business operations and growing our inventory levels across all markets.

Fiscal 2018 Versus Fiscal 2017.    Ecommerce vehicle revenue increased by $34.0 million, or 38.3%, to $122.9 million during the year ended December 31, 2018, from $88.9 million in the comparable period in 2017. The increase was primarily due to an increase in ecommerce unit sales as we sold 7,232 ecommerce vehicles in the year ended December 31, 2018, compared to 4,987 ecommerce vehicles in the year ended December 31, 2017. Our ecommerce unit sales growth was primarily driven by our transition from a consignment model, where we paid the seller after their unit sold on our platform, to a buy-out model, where we purchased a unit from a seller outright, in the second half of 2018, after which we started aggressively growing our sellable inventory base. The transition to a buyout model helped grow our inventory, allowing for revenue growth from a larger sellable inventory base, as we found that there were more customers who were willing to sell us their cars if we paid them upfront (buy-out model), compared to the number of customers who were willing to wait for payment while we reconditioned and sold their car to a new buyer.

Other Revenue

Fiscal 2019 Versus Fiscal 2018.    Other revenue increased by $0.5 million, or 20.4%, to $3.2 million during the year ended December 31, 2019, from $2.6 million in the comparable period in 2018. This increase was primarily driven by an increase in other GPU of $101 per unit, or 27.9%, to $463 other GPU in the year ended December 31, 2019, from $362 of other GPU in the comparable period in 2018. This increase in other GPU was driven by improvements in our financing and insurance products by investing in developing partner relationships, sales teams and our technology platform.

Fiscal 2018 Versus Fiscal 2017.    Other revenue increased by $0.7 million, or 35.5%, to $2.6 million during the year ended December 31, 2018, from $1.9 million in the comparable period in 2017. The increase was primarily due to an increase in ecommerce unit sales as we sold 7,232 ecommerce vehicles in the year ended December 31, 2018, compared to 4,987 ecommerce vehicles in the year ended December 31, 2017.

Wholesale Vehicle Revenue

Fiscal 2019 Versus Fiscal 2018.    Wholesale vehicle revenue increased by $21.5 million, or 341.0%, to $27.8 million during the year ended December 31, 2019, from $6.3 million in the comparable period in 2018. The increase was primarily due to an increase in wholesale unit sales as we sold 2,828 wholesale vehicles in the year ended December 31, 2019, compared to 1,248 wholesale vehicles in the year ended December 31, 2018.

Fiscal 2018 Versus Fiscal 2017.    Wholesale vehicle revenue increased by $2.6 million, or 68.7%, to $6.3 million during the year ended December 31, 2018, from $3.7 million in the comparable period in 2017. The increase was primarily due to an increase in wholesale unit sales as we sold 1,248 wholesale vehicles in the year ended December 31, 2018, compared to 717 wholesale vehicles in the year ended December 31, 2017.

Cost of Sales

Fiscal 2019 Versus Fiscal 2018.    Cost of sales increased by $41.6 million, or 32.9%, to $168.0 million during the year ended December 31, 2019, from $126.4 million in the comparable period in 2018. The increase was primarily due to an increase in unit sales as we sold 11,091 vehicles in the year ended December 31, 2019, compared to 8,480 vehicles in the year ended December 31, 2018.

Fiscal 2018 Versus Fiscal 2017.    Cost of sales increased by $36.4 million, or 40.5%, to $126.4 million during the year ended December 31, 2018, from $90.0 million in the comparable period in 2017. The increase was primarily due to an increase in unit sales as we sold 8,480 vehicles in the year ended December 31, 2018, compared to 5,704 vehicles in the year ended December 31, 2017.

Ecommerce Vehicle Gross Profit

Fiscal 2019 Versus Fiscal 2018.    Ecommerce vehicle gross profit increased by $1.5 million, or 59.1%, to $4.0 million during the year ended December 31, 2019, from $2.5 million in the comparable period in 2018. The increase was primarily driven by an increase in ecommerce GPU, which grew to $864 for the year ended December 31, 2019, from $583 in the comparable period in 2018. This increase in ecommerce GPU was driven by improvements made to our pricing and inventory management strategy throughout 2019.

Fiscal 2018 Versus Fiscal 2017.    Ecommerce vehicle gross profit increased by $0.4 million, or 18.6%, to $2.5 million during the year ended December 31, 2018, from $2.1 million in the comparable period in 2017. As outlined above in “— Ecommerce Vehicle Revenue” this increase was primarily driven by an increase in ecommerce unit sales, and was partially offset by a decrease in our ecommerce GPU, which dropped to $583 in the year ended December 31, 2018, from $655 in the comparable period in 2017.

Other Gross Profit

Other revenue consists of 100% gross margin products for which gross profit equals revenue. Therefore, changes in other gross profit and the associated drivers are identical to changes in other revenue and the associated drivers.

Wholesale Vehicle Gross Profit

Fiscal 2019 Versus Fiscal 2018.    Wholesale vehicle gross profit decreased by $9.2 million to a loss of $8.9 million during the year ended December 31, 2019, from profit of $0.3 million in the comparable period in 2018. The primary driver of this decrease was the financial impact of the non-cash Lithia milestone, which had a negative impact of $8.5 million in the year ended December 31, 2019. Additionally, the wholesale GPU decreased to a loss of $137 in the year ended December 31, 2019, compared to a profit of $35 in the comparable period in 2018.

Fiscal 2018 Versus Fiscal 2017.    Wholesale vehicle gross profit decreased by $231 thousand, or 47.8%, to $253 thousand during the year ended December 31, 2018, from $484 thousand in the comparable period in 2017. The primary driver of this decrease was a decrease in wholesale GPU, which decreased to $35 in the year ended December 31, 2018, down from $97 in the comparable period in 2017.

Components of SG&A

	Years Ended December 31,
	2019	2018	Change	2017	Change
	($ in thousands)
Compensation and benefits(1)	$33,226	$18,864	76.1%	$13,490	39.8%
Marketing expense	6,957	5,439	27.9%	2,892	88.1%
Other costs(2)	31,677	20,394	55.3%	12,188	67.3%
Total selling, general and administrative expenses	$71,860	$44,697	60.8%	$28,570	56.4%

____________

(1)      Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets

(2)      Other costs include all other selling, general and administrative expenses such as hub operating costs, vehicle shipping costs for internal purposes, corporate occupancy, professional services, registration and licensing, and IT expenses.

Fiscal 2019 Versus Fiscal 2018.    Selling, general and administrative expenses increased by $27.2 million, or 60.8%, to $71.9 million during the year ended December 31, 2019, from $44.7 million in the comparable period in 2018. The increase was primarily due to the increase in compensation and benefits costs of $14.4 million, marketing expenses of $1.5 million and other costs of $11.3 million.

Fiscal 2018 Versus Fiscal 2017.    Selling, general and administrative expenses increased by $16.1 million, or 56.4%, to $44.7 million during the year ended December 31, 2018, from $28.6 million in the comparable period in 2017. The increase was primarily due to the increase in compensation and benefits costs of $5.4 million, increase in marketing expenses of $2.5 million and other costs of $8.2 million.

Liquidity and Capital Resources

Sources of liquidity

Our main source of liquidity is cash generated from financing activities. Cash generated from financing activities primarily includes proceeds from the sale of Convertible Preferred Stock (see Note 7 — Stockholders’ Equity in our annual consolidated financial statements), proceeds from our flooring line of credit facility with U.S. Bank in 2020, 2019 and 2018, which we refer to as the FLOC, and proceeds from the Delayed Draw Term Loan, which we refer to as the DDTL, with Lithia in 2019 and 2020. Refer to Note 6 — Borrowings in our consolidated financial statements for additional information.

Since inception, the Company has generated recurring losses which has resulted in an accumulated deficit of $246.6 million as of June 30, 2020. Further, during the six months ended June 30, 2020, the Company had negative operating cash flows of $14.3 million. In order to fund planned operations, the Company will need to secure additional debt or equity financing. On June 29, 2020, INSU announced a public investment in private equity (“PIPE”) subscription agreement which is expected to raise $185 million of additional capital and close concurrently with the merger with Shift. This capital will not only contribute to our long-term growth goals but will also extend our expected liquidity through the end of 2022, however we cannot assure that this merger will occur.

These plans for additional financings are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern, however as the plans are outside of management’s control, the Company cannot ensure they will be effectively implemented. As a result, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. Failure to secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

Debt obligations

In early September 2018, we entered into a Senior Secured Convertible Promissory Note Agreement (“Lithia Note”) with Lithia with a principal sum of $20.0 million and received the related proceeds thereon (see Note 7 — Stockholders’ Equity in our consolidated financial statements). The Lithia Note was subsequently converted into Series D Convertible Preferred Stock pursuant to its terms in September 2018.

In September 2018, we entered into the DDTL with Lithia as lender with a principal sum of $25.0 million, available to be drawn in two tranches of $12.5 million each starting December 2019. In December 2019, we received the first installment of $12.5 million and drew the second $12.5 million tranche in July 2020. The DDTL is secured by all assets of Shift. The full amount of the DDTL will be paid down at or shortly following the closing of the Merger.

In October 2018, we entered into the FLOC with US Bank as a lender, with the proceeds from such arrangement available on a revolving basis to finance the purchase of vehicles, up to 80% of total value. The facility initially allows for a $30.0 million commitment of advances, whereby we may borrow, prepay, repay and reborrow the advances. We may request a one-time increase in the commitment by an amount equal to $20.0 million, provided that certain conditions in the facility agreement are met. Shift’s obligations under the FLOC are backed by a guarantee provided by Lithia. The FLOC is secured by all assets of Shift.

As of December 31, 2019, we had total outstanding debt of $16.2 million under the Floorplan Facility and $12.5 million under the DDTL. Over the course of 2019, our weighted average interest rate on our Floorplan Facility and our Long-Term Debt was 5%.

In April 2020, we received loans with a current total outstanding amount of approximately $6.1 million from the Small Business Administration under the Paycheck Protection Program (the “PPP Loans”) to help us keep our workforce employed and avoid further headcount reduction during the COVID-19 crisis. The full amount of the PPP Loans will be repaid in connection with the closing of the Merger.

Cash Flows — Six Months Ended June 30, 2020 and 2019

The following table summarizes our cash flows for the periods indicated:

	Six Months Ended June 30,
	2020	2019
	($ in thousands)
Cash Flow Data:
Net cash used in operating activities	$(14,241)	$(17,822)
Net cash used in investing activities	(2,231)	(2,794)
Net cash (used in) provided by financing activities	(3,442)	6,347

Operating Activities

For the six months ended June 30, 2020, net cash used in operating activities was $14.2 million, primarily driven by net loss of $31.3 million adjusted for non-cash charges of $10.9 million and net changes in our operating assets and liabilities of $6.2 million. The non-cash adjustments primarily relate to share-based compensation, including warrant remeasurements, of $6.3 million, amortization of debt discounts associated with loan guarantees and delayed draw term loan of $2.2 million, depreciation and amortization expense of $2.1 million, and contra-revenue associated with milestones of $318 thousand. The changes in operating assets and liabilities are primarily driven by an increase in accrued expenses and other current liabilities of $4.2 million, a decrease in inventory of $2.6 million, and offset by other noncurrent assets and liabilities.

For the six months ended June 30, 2019, net cash used in operating activities was $17.8 million, primarily driven by net loss of $41.0 million adjusted for non-cash charges of $16.3 million and net changes in operating assets and liabilities of $6.9 million. The non-cash adjustments primarily relate to the contra-revenue associated with milestones of $4.9 million, compensation expense from an exchange of stock of $4.8 million, non-cash expense upon milestone achievement of $2.9 million, amortization of debt discounts associated with loan guarantees, delayed draws, growth capital, and other debt of $2.0 million, depreciation and amortization expense of $1.3 million, and share-based compensation, including warrant remeasurements, of $356 thousand. The changes in operating assets and liabilities are primarily driven by a decrease in inventory of $6.9 million.

Investing Activities

For the six months ended June 30, 2020, net cash used in investing activities of $2.2 million was primarily driven by the capitalization of website and internal-use software costs.

For the six months ended June 30, 2019, net cash used in investing activities of $2.8 million was primarily driven by the capitalization of website and internal-use software costs.

Financing Activities

For the six months ended June 30, 2020, net cash used in financing activities was $3.4 million, primarily due to net repayments on the flooring line of credit of $9.5 million, offset by proceeds from the SBA PPP loans of $6.1 million.

For the six months ended June 30, 2019, net cash provided by financing activities was $6.3 million, primarily due to primarily due to proceeds from the issuance of convertible stock of $5.8 million and net borrowings on the flooring line of credit of $0.5 million.

Cash Flows — Annual Results

The following table summarizes our consolidated statements of cash flows for the periods indicated:

	Year Ended December 31,
	2019	2018	2017
	($ in thousands)
Cash Flow Data:
Net cash used in operating activities	$(28,209)	$(63,713)	$(32,145)
Net cash used in investing activities	(6,553)	(3,871)	(2,378)
Net cash provided by financing activities	7,246	124,262	36,725

Operating Activities

For the year ended December 31, 2019, net cash used in operating activities was $28.2 million, primarily driven by a net loss of $80.5 million adjusted for non-cash charges of $28.9 million and net changes in our operating assets and liabilities of $23.4 million. For the fiscal year ended December 19, 2019, the non-cash adjustments primarily relate to contra-revenue associated with milestones of $8.5 million, warrant expenses upon milestone achievement of $6.9 million, expenses from secondary sales of common stock of $4.7 million, and the amortization of debt discounts associated with loan guarantees, delayed draws, growth capital, and other debt of $4.2 million. The non-cash adjustments also include depreciation and amortization of $3.2 million and stock-based compensation expense of $1.2 million. The changes in operating assets and liabilities are primarily driven by a decrease in inventory of $24.9 million and a decrease in accounts receivable of $2.2 million, partially offset by a decrease in accounts payable of $3.2 million, an increase in prepaid expenses and other current assets of $0.6 million and an increase in other noncurrent assets of $0.1 million.

For the year ended December 31, 2018, net cash used in operating activities was $63.7 million, primarily driven by a net loss of $44.9 million adjusted for non-cash charges of $8.8 million and net changes in our operating assets and liabilities of $27.7 million. The non-cash adjustments primarily relate to warrant expenses upon milestone achievement of $4.2 million, depreciation and amortization of $2.5 million, the amortization of debt discounts associated with loan guarantees, delayed draws, growth capital, and other debt of $1.9 million, and stock based compensation expense of $0.2 million. The changes in operating assets and liabilities are primarily driven by a decrease in inventory of $30.7 million and an increase in accounts receivable of $0.7 million due to our overall increase in revenue, partially offset by a $3.5 million decrease in accounts payable and a $0.3 million increase in accrued expenses and other current liabilities.

For the year ended December 31, 2017, net cash used in operating activities was $32.1 million, primarily driven by a net loss of $25.6 million adjusted for non-cash charges of $1.8 million and net changes in our operating assets and liabilities of $8.3 million. The non-cash adjustments primarily relate to depreciation and amortization of $1.6 million and stock- based compensation expense of $0.2 million. The changes in operating assets and liabilities are primarily driven by a decrease in inventory of $11.9 million, partially offset by a $3.6 million decrease in prepaid expenses and current assets.

Investing Activities

For the year ended December 31, 2019, net cash used in investing activities was $6.6 million, primarily driven by $4.9 million of capitalized website internal-software costs and $1.7 million in purchases of property and equipment.

For the year ended December 31, 2018, net cash used in investing activities was $3.9 million, primarily driven by $3.0 million of capitalized website internal-software costs and $0.9 million in purchases of property and equipment.

For the year ended December 31, 2017, net cash used in investing activities was $2.4 million, primarily driven by capitalized website internal-use software costs of $2.3 million.

Financing Activities

For the year ended December 31, 2019, net cash provided by financing activities was $7.2 million, primarily driven by $112.4 million in proceeds from the FLOC, $12.5 million in proceeds from the delayed draw term loan, and $5.8 million in proceeds from issuances of convertible preferred stock. This was partially offset by a repayment of the FLOC of $123.6 million.

For the year ended December 31, 2018, net cash provided by financing was $124.3 million, primarily driven by $84.2 million in proceeds from issuances of convertible preferred stock, $37.1 million in proceeds from the FLOC, $20.0 million in proceeds from convertible notes, $10.0 million in proceeds from borrowing under loan and security agreements, and $0.5 million in proceeds from stock option exercises. This is partially offset by the $14.0 million repayment of borrowings under loan and security agreements, the $9.8 million repayment on the FLOC, and $3.8 million of issuance costs paid related to convertible preferred stock.

For the year ended December 31, 2017, net cash provided by financing activities was $36.7 million, primarily driven by $38.0 million in proceeds from issuances of convertible preferred stock, which is partially offset by the $1.0 million repayment of borrowings under loan and security agreements, $0.2 million of issuance costs paid related to convertible and preferred stock $0.1 million in repurchases of shares related to early exercised options.

Contractual Obligations

The following table includes aggregated information about contractual obligations that affect our liquidity and capital needs. At December 31, 2019, our contractual obligations were as follows:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
	($ in thousands)
Operating lease obligations	$13,948	$5,370	$5,753	$2,825	$—
Debt, principal and interest	24,750	16,245	8,505	—	—
Total	$38,698	$21,615	$14,258	$2,825	$—

On March 27, 2020, the U.S. federal government enacted the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act. The CARES Act includes a provision for the Paycheck Protection Program, or PPP, loans administered by the U.S. Small Business Administration. In April 2020, we entered into promissory notes as part of PPP, the currently total outstanding amount of which is approximately $6.1 million, the future principal and interest payments of which are not included in the above table. The loans bear interest at a 1.0% annual rate. Unless otherwise forgiven in whole or part in accordance with the CARES Act, the repayment schedules provide for payments to begin the date on which the amount of forgiveness determined is remitted to the lender.

On June 30, 2020, the Company reported a liability for vehicles acquired under OEM program of $3.6 million. The Company records inventory received under the arrangement with the OEM equal to the amount of the liability due to the OEM to acquire such vehicles. The liability due to the OEM provider for such acquired vehicles is equal to the OEM’s original acquisition price plus 50% of excess estimated sales price over this original acquisition price.

On July 2, 2020, the Company drew the second $12.5 million tranche of the $12.5 million DDTL to increase its cash position and maximize flexibility in light of the uncertainty surrounding the impact of COVID-19.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, certain derivative instruments and variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our consolidated financial statements.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect amounts reported in our consolidated financial statements and related notes, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates its accounting policies, estimates and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Critical accounting policies are those policies that management believes are very important to the portrayal of our financial position and results of operations, and that require management to make estimates that are difficult, subjective or otherwise complex. Based on these criteria, management has identified the following critical accounting policies:

Revenue

We recognize revenue upon transfer of control of goods or services to customers, in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. Control passes to the customer at the time of delivery or pick-up. We may collect sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale as required. These taxes are accounted for on a net basis and are not included in revenues or cost of sales.

We have determined that a portion of the value associated with warrant consideration paid to Lithia, as a customer of Shift, should be treated as contra-revenue by Shift following ASC topic 606.

We recognize revenue at a point in time as described below.

Ecommerce Vehicle Revenue

We sell used vehicles to retail customers through the platform. The transaction price for used vehicles is a fixed amount as set forth in the customer contract. Customers frequently trade-in their existing vehicle to apply toward the transaction price of a used vehicle. Trade-in vehicles represent non-cash consideration which we measure at stated contract price for each specific vehicle. We satisfy our performance obligation and recognize revenue for ecommerce vehicle revenue at a point in time when the vehicles are delivered to or picked up by the customer. The revenue recognized by Shift includes the transaction price, including any service fees. Revenue excludes any sales taxes, title and registration fees, and other government fees that are collected from customers.

We receive payment for vehicle sales directly from the customer at the time of sale or, if the customer uses financing, from third-party financial institutions within a short period of time following the sale if the customer obtains financing. For any payments received prior to the delivery or pick-up of used vehicles, these transactions are recorded within the consolidated balance sheets until delivery or pick-up.

Our return policy allows customers to initiate a return during the first seven days or 200 miles after delivery. Ecommerce vehicle revenue is recognized net of a reserve for returns, which is estimated using historical experience and trends. The returns reserve was immaterial at June 30, 2020, and December 31, 2019.

Other Revenue

We provide buyers on our platform with options for financing and vehicle protection products. All such services are provided by unrelated third-party vendors and we have agreements with each of these vendors giving us the right to offer such services on its platform. When a buyer selects a service from these providers, we earn a commission based on the actual price paid/financed. We concluded that we are an agent for these transactions because we do not control the products before they are transferred to the customer. Accordingly, we recognize commission revenue at the time of sale.

Wholesale Vehicle Revenue

We sell vehicles through wholesale auctions. These vehicles sold to wholesalers are primarily acquired from customers who trade-in their existing vehicles and such vehicles do not meet our quality standards to list and sell through our website. We satisfy our performance obligation and recognize revenue for wholesale vehicle revenue at a point in time when the vehicle is sold at auction or directly to a wholesaler. The transaction price is typically due and collected within one week of the date of the sale.

In December 2018, we agreed to sell cars to Lithia Motors, Inc., under an OSM program whereby we acquire cars primarily from consumers in the Oxnard, Salem and Fresno markets and re-sell them to Lithia. In July 2019, the Salem OSM was discontinued due to coverage overlap with the Shift Portland Hub. We recognize revenue at the agreed upon purchase price stated in the contract, plus charges such as repairs. Payment is normally made within two weeks of delivery.

Revenue Recognition Prior to the Adoption of ASC 606

Prior to the adoption of ASC 606, the Company recognized revenue when all of the following criteria were met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, and (iv) collectability is probable.

Revenue from used vehicle sales is recognized upon delivery, when the sales contract is signed and the purchase price had been received or financing had been arranged. Used vehicle revenue is recognized net of a reserve for returns, which is estimated using historical experience and trends. Revenue from wholesale vehicle sales is recognized when the vehicle is sold at auction or directly to a wholesaler. For other revenue, the Company evaluates whether it is appropriate to record the gross amount of sales and related costs or the net amount earned as commissions. The Company generally records the net amounts as commissions earned if we are not primarily obligated and do not have latitude in establishing prices. Such amounts are determined using a fixed percentage, a fixed-payment schedule, or a combination or the two.

Contract Costs

We elected, as a practical expedient, to expense sales commissions when incurred because the amortization period would have been less than one year. These costs are recorded within selling general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Valuation of Inventory

Inventory consists of used vehicles, primarily acquired through auction and individual sellers, as well as some vehicles sourced locally through the trade-in program of an OEM. Inventory is stated at the lower of cost or net realizable value. Acquisition costs, direct and indirect vehicle reconditioning costs including parts and labor, inbound transportation costs and other incremental costs and are capitalized as a component of inventory. Inventory cost is determined by specific identification. Net realizable value is based on the estimated selling price derived from historical data and trends, such as sales price and average days to sale of similar vehicles, as well as independent, market resources less costs to complete, dispose and transport the vehicles. To the extent that there are significant changes to estimated vehicle selling prices or decreases in demand for used vehicles, there could be significant adjustments to reflect our inventory at net realizable value.

Determination of the Fair Value of Common Stock

As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors as of the date of each option grant with input from management, considering our most recently available third-party valuations of common stock, and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The assumptions underlying these valuations were highly complex and subjective and represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could be materially different.

Once a public trading market for our common stock has been established in connection with the completion of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.

Income Taxes

We account for income taxes using the asset and liability method. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

In evaluating the ability to recover our deferred income tax assets, we consider all available positive and negative evidence, including our operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period when such determination is made. As of June 30, 2020, December 31, 2019, 2018 and 2017, respectively, we recorded a full valuation allowance on its deferred tax assets.

Tax benefits related to uncertain tax positions are recognized when it is more likely than not that a tax position will be sustained during an audit. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax.

Stock-Based Compensation Expense

We classify stock-based awards granted in exchange for services as either equity awards or as liability awards. Stock-based compensation expense related to awards to employees and non-employees are measured at the grant date based on the fair value of the award. The calculation of the stock-based compensation is based on the Black-Scholes valuation model, which requires significant estimates including the expected volatility of our common stock, expected dividend yield, option term and risk-free rate. The fair value of the award that is ultimately expected to vest is expensed on a straight-line basis over the requisite service period, which is generally the vesting period. We elect to account for forfeitures as they occur by reversing compensation cost if the award is forfeited.

Recently Adopted Accounting Pronouncements

See the sections titled “Summary of Significant Accounting Policies — Recently Adopted Accounting Pronouncements” in Note 2 in the “Notes to Consolidated Financial Statements” for additional information.

Recently Issued Accounting Standards

See the sections titled “Summary of Significant Accounting Policies — Recently Issued Accounting Standards” in Note 2 in the “Notes to Consolidated Financial Statements” for additional information.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of June 30, 2020, and December 31, 2019, 2018 and 2017, cash and cash equivalents consisted of bank deposits, money market placements and demand deposits with payment platforms such as Stripe.

The cash and cash equivalents are held primarily for working capital purposes. These interest-earning instruments are subject to interest rate risk. To date, fluctuations in interest income have not been significant.

We also have exposure in changing interest rates in connection with the FLOC and the DDTL agreement. Interest rate risk is highly sensitive due to many factors, including U.S. monetary and tax policies, U.S. and international economic factors and other factors beyond our control. Advances under the FLOC accrue interest at LIBOR plus 2.0% and as of December 31, 2019, LIBOR was 1.69%. Interest on the DDTL agreement accrues at a rate equal to LIBOR plus 0.50% and the applicable margin at the date of determination, with additional interest based upon the three-month cash burn set forth in our financial statements and compliance certificates as of the end of each fiscal quarter. Additional interest of 1% is accrued if three-month cash burn is greater than $12 million but equal to or less than $13.5 million and 2% if greater than $13.5 million. We believe a change to our interest rate of 1% would have an immaterial financial impact. As of December 31, 2019, we had total outstanding debt of $16.2 million under the FLOC and $12.5 million under the DDTL. Over the course of 2019, our weighted average interest rate on our FLOC and our other borrowings was 5%. Both the FLOC and the DDLT will either expire or be paid down prior to December 2021, when LIBOR is set to be discontinued.

In April 2020, we entered into promissory notes as part of PPP, the currently total outstanding amount of which is approximately $6.1 million, the future principal and interest payments of which are not included in the above table. The loans bear interest at a fixed 1.0% annual rate and do not bear any interest rate risk.

Credit Risk

Financial instruments that potentially subject us to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Substantially all of our cash and cash equivalents were deposited in accounts at one financial institution, and account balances may at times exceed federally insured limits. Management believes that we are not exposed to significant credit risk due to the financial strength of the depository institution in which the cash is held.

Credit risk with respect to accounts receivable is generally not significant due to a limited carrying balance of receivables. We routinely assess the creditworthiness of our customers. We generally have not experienced any material losses related to receivables from individual customers, or groups of customers during the years ended December 31, 2019, 2018 and 2017. We do not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in our accounts receivable.

MANAGEMENT FOLLOWING THE MERGER

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Merger

Upon consummation of the Merger, our board of directors will change its size from four to eight members. Each of our incumbent directors, Daniel G. Cohen, John C. Chrystal, Stephanie Gould Rabin, and Sasson Posner, have advised us that they will resign from our board of directors upon Closing.

Executive Officers and Board of Directors

The following persons are anticipated to be the executive officers and directors of the Company, which will be renamed “Shift Technologies, Inc.” following the Merger:

Name	Age	Position
George Arison	42	Co-Chief Executive Officer and Chairman
Toby Russell	42	Co-Chief Executive Officer and President
Cindy Hanford	56	Chief Financial Officer
Sean Foy	53	Chief Operating Officer
Karan Gupta	40	Senior Vice President of Engineering
Victoria McInnis	58	Class I Director
Kellyn Smith Kenny	43	Class I Director
Jason Krikorian	49	Class II Director
Emily Melton	43	Class II Director
Adam Nash	45	Class II Director
George Arison	42	Class III Director
Manish Patel	39	Class III Director
Toby Russell	42	Class III Director

Directors

George Arison’s biographical information is set forth in the section entitled “Information About Shift — Executive Officers of Shift.”

Toby Russell’s biographical information is set forth in the section entitled “Information About Shift — Executive Officers of Shift.”

Victoria McInnis served as an independent board member and audit committee chair for VectoIQ Acquisition Company, a special purpose acquisition company, from May 2018 to June 2020. VectoIQ Acquisition Company merged with Nikola Corporation in June 2020. Prior to joining VectoIQ Acquisition Company, Ms. McInnis held various positions with General Motors Corporation prior to her retirement in August 2017, including Vice President, Tax and Audit March 2015 to August 2017, Chief Tax Officer from 2009 to March 2015 and, prior to that, Executive Director, Tax Counsel, General Tax Director, Europe, Director of Federal Tax Audits, and Senior Tax Counsel, GM Canada. The board has determined that Ms. McInnis is well qualified to serve as a director based on her extensive experience in the automotive industry and her financial expertise.

Kellyn Smith Kenny has been recognized by Fortune, Adweek, Brand Innovators, and HotTopics for marketing innovation, effectiveness, and leadership, where she is featured as a Top 100 Most Innovative CMOs in the World, Top 50 CMO, Top 20 Most Tech Savvy CMOs, Top 100 Women in Brand Marketing, and Working Mother of the Year. Most recently she served as the global Chief Marketing Officer at Hilton Worldwide, where she led a 700-person team responsible for the multi-billion dollar company’s 18 brands, from January 2018 to June 2020. Prior to joining Hilton, Ms. Smith Kenny served as Vice President of Marketing at Uber Technologies from May 2016 to January 2018. She has also held senior positions at Capital One from 2011 to 2016 and at Microsoft from 2005 to 2011. Ms. Smith Kenny holds a Bachelor of Arts in Economics from Colgate University and a Master of Business Administration from Northwestern University. The board has determined that Ms. Smith Kenny is well qualified to serve as a director based on her intimate knowledge of how to build and maintain a strong brand and her extensive experience in senior management positions at public companies.

Jason Krikorian has served on the board of directors for Shift since September 2018. He has served as a General Partner for DCM Venture Capital, an international venture capital firm, since July 2010. He also currently serves as an investor for PLAYSTUDIOS and as a board member for Caavo, Fivestars, Matterport, FloSports, Kespry, Origin, Siren, SigFig, ART 19, and UJET. Previously, Mr. Krikorian was a co-founder and Executive Vice President of Business Development at Sling Media, Inc., the creator of the Slingbox, from June 2004 to January 2009, and has held numerous other board positions. Mr. Krikorian holds a Bachelor of Arts in Psychology from the University of California, Berkeley and both a Master of Business Administration and Juris Doctorate from the University of Virginia. The board has determined that Mr. Krikorian is well qualified to serve as a director based on his intimate knowledge of the company and industry from serving as a director of Shift and his extensive experience with early stage companies, both as a director and in management, and as a general partner in a venture capital firm.

Emily Melton has served on the board of directors for Shift since 2014. She currently is the Managing Partner of Threshold Ventures, an early-stage venture capital firm that she founded, since January 2014. She also serves on the board of directors for OODA Health, BetterUp, Wellframe, Livongo, Verge Genomics, Vineti, and Imagen Technologies. Previously, Ms. Melton has served as an investor and advisor to companies, and served in various roles at Draper Fisher Jurveston, a venture capital firm focused on investments in enterprise, consumer and disruptive technologies, from 2000 to 2009. Ms. Melton holds a Bachelor of Arts in Political Science and Philosophy, and a Master of Business Administration, from Stanford University. The board believes Ms. Melton is well qualified to serve as a director based on her intimate knowledge of the company and industry from her long history as a director of Shift and her extensive experience as a director of early stage companies and as the founder of a venture capital firm.

Adam Nash has served on the board of directors of Acorns, a financial technology & services company that specializes in micro-investing, since February 2017 and is an adjunct lecturer in Computer Science at Stanford University, a position he has held since September 2017. Previously, he served as the Vice President of Product & Growth at Dropbox, a leading provider of cloud-based storage and collaboration applications, from 2018 to 2020. Prior to joining Dropbox, Mr. Nash was the President and Chief Executive Officer of Wealthfront, Inc. (“Wealthfront”) from 2014 to 2016. Before Wealthfront, he held roles as an Executive in Residence at Greylock Partners and Vice President of Product at LinkedIn. In addition, Mr. Nash has held strategic and technical roles at eBay, Atlas Venture, Preview Systems, and Apple. Mr. Nash holds both Bachelor of Science and Master of Science degrees in Computer Science from Stanford University, and a Master of Business Administration from Harvard University. The board has determined that Mr. Nash is qualified to serve as a director based upon his prior service as a director of Shift, his extensive experience with early stage companies as an angel investor and advisor, his knowledge of ecommerce and the innovation economy in California, and his knowledge of the business communities in Shift’s principal markets.

Manish Patel has served on the board of directors for Shift since 2014 and currently is the chair of its compensation committee. He currently is a General Partner for Highland Capital Partners, a global venture capital firm, serving in the position since August 2010. In addition, Mr. Patel has served as a Teaching Faculty and Strategic Advisor at Stanford University since 2015 and an Artificial Intelligence and Machine Learning Fellow at the University of Toronto since 2018. Previously, Mr. Patel has served as an Advisory Board Member for the MIT/Stanford Venture Lab from 2015 to 2017 and held positions in Product Management at Google from 2004 to 2010. Mr. Patel has also assisted a number of private companies with compensation in the capacity of a board member or investor, including Scopely, Muxgram, Bromium, Thumbsup Labs, SmartThings, and Fleksy. Mr. Patel holds a Bachelor of Art in Economics and Bachelor of Science in Engineering from Stanford University. The board believes that Mr. Patel is well qualified to serve as a director based on his intimate knowledge of the company and industry from his long history as a director of Shift and his extensive experience in the venture capital industry.

Executive Officers

George Arison’s biographical information is set forth in the section entitled “Information About Shift — Executive Officers of Shift.”

Toby Russell’s biographical information is set forth in the section entitled “Information About Shift — Executive Officers of Shift.”

Cindy Hanford’s biographical information is set forth in the section entitled “Information About Shift — Executive Officers of Shift.”

Sean Foy’s biographical information is set forth in the section entitled “Information About Shift — Executive Officers of Shift.”

Karan Gupta’s biographical information is set forth in the section entitled “Information About Shift — Executive Officers of Shift.”

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that, upon the consummation of the Merger, each of Victoria McInnis, Kellyn Smith Kenny, Jason Krikorian, Emily Melton, and Manish Patel will be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with the Company and will have with the combined company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Classified Board of Directors

In accordance with our charter, our board of directors is currently divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. As discussed elsewhere in this proxy statement/prospectus, in connection with the Merger, if Proposal 3 is approved, a third class will be added to our board of directors so that there will be three classes of directors with only one class of directors being elected in each year and each class serving a three-year term. See the section entitled “Proposal No. 3 — Classification of the Board of Directors” for more information.

Committees of the Board of Directors

The standing committees of our board of directors currently consist of an Audit Committee and a Compensation Committee, and, following the Closing, will consist of an Audit Committee and Leadership Development, Compensation and Governance Committee. See the section entitled “Information About the Company — Management — Board of Directors and Committees” for a description of the duties of the Audit Committee and the Leadership Development, Compensation and Governance Committee. The expected composition of each committee following the Merger is set forth below.

Audit Committee

Upon consummation of the Merger, our Audit Committee will consist of Victoria McInnis, [_______________ and ____], with Victoria McInnis serving as the Chairman. We believe that Victoria McInnis, [______________ and ____] meet the independent director standards for audit committee members under Nasdaq’s listing rules and under Rule 10A-3(b)(1) of the Exchange Act.

The Audit Committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under Nasdaq’s listing rules. The Nasdaq listing rules define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the combined company will be required to certify to Nasdaq that the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that Victoria McInnis satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The duties of the Audit Committee will include, but not be limited to:

•        Review and discuss with management and the independent auditors:

•        The Company’s annual audited financial statements and quarterly unaudited financial statements. This review must be conducted at a meeting (whether in person, telephonic or otherwise) and must include a review of the Company’s specific disclosures under Management’s Discussion and

Analysis of Financial Condition and Results of Operations. The Committee shall recommend to the Board whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

•        The independent auditors’ report mandated by Section 10A of the Exchange Act regarding: (a) illegal acts, (b) related party transactions, (c) critical accounting policies and practices, (d) alternative treatments of financial information within GAAP that have been discussed with management, along with the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors, and (e) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•        Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and major issues as to the adequacy and effectiveness of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

•        Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•        The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

•        Discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. This discussion may be general (i.e., in terms of the types of information to be disclosed and the type of presentation to be made, paying particular attention to the use of “pro forma” or “adjusted” non-GAAP financial information), and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

•        Discuss the Company’s policies governing the process by which risk assessment and risk management is undertaken. The Committee should discuss the Company’s major financial risk exposures and the steps management has taken (including guidelines and policies) to monitor and control such exposures.

•        Review disclosures made by the Chief Executive Officer(s) and Chief Financial Officer regarding any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and any fraud that involves management or other employees that have a significant role in the Company’s internal control over financial reporting.

•        Exercise oversight of the implementation and effectiveness of the Shift Code of Business Conduct and Ethics for Employees (the “Code”), and make recommendations to the Board regarding any changes, amendments, and modifications to the Code.

•        At least annually, review with the General Counsel, or designated representative, and other ethics and compliance personnel as appropriate, the ethics and compliance function, including responsibilities, resources, Code implementation, assessment of Code effectiveness, and inquiries made to the General Counsel.

•        Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

•        Discuss with the Company’s General Counsel (or such other person having responsibility for oversight of the Company’s legal matters if the Company does not have a General Counsel) legal matters that may have a material impact on the Company’s financial statements or compliance policies.

•        Approve all waivers of the Code for officers of the Company.

•        Select, determine the compensation of and oversee the Company’s independent auditors. As part of its oversight function, the Committee shall resolve any disagreements between management and the independent auditors regarding financial reporting. The Committee also shall propose and approve the discharge of the independent auditors when circumstances warrant.

•        Approve the annual audit fees to be paid to the independent auditors. Pre-approve all audit services, as well as all permitted non-audit services to be performed for the Company by the independent auditors as and to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. The Committee must consider whether the provision of permitted non-audit services by the independent auditors is compatible with maintaining the auditor’s independence, and shall solicit the input of management and the independent auditors on that issue. The Chair (or any Committee member if the Chair is unavailable) may pre-approve such services in between Committee meetings; provided, however, that the Chair (or such other Committee member) must disclose all such pre-approved services to the full Committee at the next scheduled meeting.

•        At least annually, obtain and review a report by the independent auditors describing (a) the audit firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control or peer review of the audit firm or by any inquiry, review or investigation by governmental or professional authorities (including the Public Company Accounting Oversight Board), within the last five years, respecting one or more independent audits carried out by the audit firm and any steps taken to address any such issues, and (c) the auditor’s independence and all relationships between the audit firm and the Company.

•        After reviewing the independent auditors’ report referred to in paragraph 12 above and such auditors’ work throughout the year, annually evaluate the qualifications, performance and independence of the independent auditors, including a review and evaluation of the lead partner on the audit, taking into account the opinions of management and the Company’s internal auditors. As part of this independence review, the Committee should ensure the rotation of the lead, concurring and other audit partners as required by law and review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence. The Committee also should periodically consider whether, in order to ensure continuing auditor independence, there should be regular rotation of the independent auditor. The Committee shall present its conclusions with respect to the independent auditors to the Board.

•        At least annually, discuss with the independent auditors, out of the presence of management if deemed appropriate:

•        The overall scope, planning and staffing of the annual audit.

•        The matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

•        Any audit problems or difficulties, and management’s response, including a discussion regarding: (i) any restrictions on the scope of the independent auditors’ activities or on access to requested information, (ii) any significant disagreements with management, (iii) any accounting adjustments that were noted or proposed by the independent auditors but were “passed” (as immaterial or otherwise), (iv) any communications between the independent audit team and the independent auditors’ national office respecting auditing or accounting issues presented by the engagement, (v) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company and (vi) the responsibilities, budget and staffing of the Company’s internal audit function.

•        Set clear hiring policies for current and former employees of the independent auditors.

•        Review internal audit department activities, organizational structure and staff qualifications.

•        Approve internal audit department projects and annual budget and receive updates regarding significant changes thereto.

•        Review with the internal audit department the status and results (including remedial actions) of audit projects.

•        Review all significant reports to management prepared by the internal audit department, and management’s responses.

•        Work with the Leadership Development, Compensation and Governance Committee to perform an annual self-assessment of the Committee.

•        Prepare the report required by the rules of the SEC to be included with the Company’s annual proxy statement.

•        Review and reassess the adequacy of this Charter at least once every two years, and recommend any proposed changes to the Leadership Development, Compensation and Governance Committee.

•        Review the Company’s use of derivative instruments, the purpose and risks of such use and the impact on the Company’s financial statements.

•        Perform any other activities consistent with this Charter as the Committee or the Board deem necessary or appropriate.

The Committee shall review with both management and the independent auditors and approve all related party transactions or dealings between parties related to the Company.

The written charter for the Audit Committee will be available on the combined company’s website at www.shift.com upon the completion of the Merger. The information on this website is not part of this proxy statement/prospectus.

Leadership Development, Compensation and Governance Committee

Upon consummation of the Merger, our Leadership Development, Compensation and Governance Committee will consist of Manish Patel and Emily Melton, with Manish Patel serving as the Chair.

The duties of the Leadership Development, Compensation and Governance Committee will include, but not be limited to:

•        Chief Executive Officer Performance.    The Committee shall review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer(s) and shall evaluate the performance of the Chief Executive Officer(s) in light of these goals and objectives.

•        Chief Executive Officer Compensation.    The Committee shall recommend to the Board the compensation level of the Chief Executive Officer(s) or changes to such level based on the evaluation of the performance of the Chief Executive Officer(s) and any other factors the Committee deems relevant.

•        Director Compensation.    The Committee shall review periodically, and recommend to the Board any changes to, the form and amount of compensation for directors in light of the following principles: (a) compensation should fairly pay directors for their time and effort; (b) compensation should align directors’ interests with the long-term interests of stockholders; and (c) compensation for independent directors should be consistent with that of other comparable public companies and sufficient to attract, retain and motivate directors who are capable and qualified to serve as directors for the Company. The Committee shall periodically review the principles underlying director compensation and make recommendations to the Board when appropriate.

•        Officer Compensation.    The Committee, after consultation with and upon recommendation of the Chief Executive Officer(s), shall determine for officers (a) annual base and short and long-term incentive compensation; and (b) any employment contract, severance/termination agreement, retirement arrangement, change in control arrangement, and any special or supplemental benefit arrangement that differs in a material way from the Company’s form contracts, agreements and arrangements.

•        Compensation Principles and Philosophy.    When appropriate, the Committee shall recommend to the non-management Board members changes to the Chief Executive Officer(s) and other officer compensation principles and periodically review the general employee compensation philosophy to ensure it is appropriate and does not incentivize unnecessary and excessive risk taking.

•        Compensation and Benefits Programs.    The Committee shall oversee overall compensation and benefits programs and policies. Named fiduciary responsibility and responsibility for day-to-day administration of such programs is delegated to the Company’s primary human resources officer (“CHRO”), to the extent allowed by applicable law, including without limitation, the ability to delegate their authority to other employees of the Company. Authority to adopt, amend, modify or terminate the Company’s retirement plans is delegated to the Company’s Chief Executive Officer (or Co-Chief Executive Officers, acting together), and authority to adopt, amend, modify or terminate the Company’s other compensation and benefit programs is delegated to the CHRO, including without limitation in either case, the ability to delegate their authority to other employees of the Company.

•        Incentive Compensation Plans and Equity-Based Plans.    When appropriate, and after consultation with the Chief Executive Officer(s), the Committee shall approve the creation, revision and/or termination of incentive compensation plans affecting Company officers and equity-based plans and grants thereunder. The Committee has full authority to administer the Company’s incentive compensation plans and equity-based plans (except to the extent the terms of such plan require administration by the full Board) and to make grants of cash-based and equity-based awards under such plans.

•        Report for Proxy Statement.    To the extent required by SEC rules and regulations, the Committee shall annually prepare a report on executive officer compensation to be included in the Company’s annual proxy statement or Annual Report on Form 10-K, and shall review and discuss with management, prior to the filing of the proxy statement or Annual Report on Form 10-K, the disclosure relating to executive compensation, including Compensation Discussion and Analysis and executive and director compensation tables.

•        Recommend Criteria for Selection of Directors.    The Committee is responsible for developing the criteria for the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. The Committee shall periodically review and, if desirable, recommend changes to the criteria for the selection of new directors as adopted by the Board from time to time as set forth in the Guidelines.

•        Recommend Director Candidates.    The Committee shall recommend to the Board a slate of director nominees for election or reelection at each annual meeting of stockholders. The Committee shall identify, recruit and recommend to the Board only those candidates that the Committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board and shall consider the performance of incumbent directors in determining whether to recommend them for reelection. The Committee shall consider director candidates timely submitted by the Company’s stockholders in accordance with the notice provisions and procedures set forth in the Company’s Bylaws, and shall apply the same criteria to the evaluation of those candidates as the Committee applies to other director candidates.

•        Recommend Committee Members.    The Committee shall recommend to the Board candidates to serve as members and chairpersons of each of the Board’s committees. In recommending a director for committee membership, the Committee shall take into consideration the factors set forth in the charter of the applicable committee, if any, as well as any other factors it deems appropriate, including without limitation, the Guidelines, the consistency of the director’s experience and qualifications with the goals of the committee and the interplay of the director’s experience and qualifications with the qualifications and experience of the other committee members.

•        Fill Board and Committee Vacancies.    The Committee shall propose to the Board director candidates to fill vacancies on the Board or on Board committees in the event of a director’s resignation, death or retirement, a change in Board or committee composition requirements, or the expansion of the Board or committee.

•        Review Committee Structures.    The Committee shall periodically review and, if desirable, recommend to the Board changes in the number, responsibilities and membership of the Board committees, and recommend that the Board establish any special committees as necessary to properly address ethical, legal or other matters that may arise from time to time.

•        Review Changed Circumstances of Directors.    The Committee shall review the appropriateness of a director’s continued Board and committee membership in light of any change in the director’s employment, relationship with the Company or any other changed circumstance that could affect the director’s independence, qualifications or availability.

•        Review Management Succession.    The Committee shall periodically review the Company’s management succession plan and make recommendations to the Board.

•        Develop the Guidelines.    The Committee shall develop and recommend to the Board the Guidelines, periodically review and reassess the adequacy of the Guidelines and recommend to the Board any changes deemed appropriate. The Committee shall stay abreast of developments in the area of corporate governance generally to insure that the Company remains current in its governance policies.

•        Other Corporate Governance Matters.    The Committee may make recommendations to the Board regarding governance matters, including, but not limited to, the Company’s certificate of incorporation and bylaws.

•        Stockholder Matters.    The Committee will oversee the Company’s compliance with SEC rules and regulations regarding proposals submitted by stockholders pursuant to Rule 14A-8 of the Exchange Act, and shall evaluate and make recommendations to the Board regarding such proposals. The Committee shall consider the results of the most recent stockholder advisory vote on executive compensation required by Section 14A of the Exchange Act. The Committee shall oversee the Company’s compliance with Nasdaq rules regarding stockholder approval of equity compensation plans.

•        Annual Performance Evaluation.    The Committee shall administer annual performance evaluations of the Board and its committees, including a review of this Committee by its members, and present the evaluations to the Board.

•        Review Committee Charter.    The Committee shall review and reassess the adequacy of this Charter at least once every two years, and recommend any proposed changes to the Board.

The written charter for the Leadership Development, Compensation and Governance Committee will be available on the combined company’s website at www.shift.com upon the completion of the Merger. The information on this website is not part of this proxy statement/prospectus.

Compensation Committee Interlocks and Insider Participation

No member of the Leadership Development, Compensation and Governance Committee has any relationship that would be required to be reported under Item 404 of Regulation S-K under the Securities Act. No member of the Leadership Development, Compensation and Governance Committee serves or served during the fiscal year as a member of the board of directors or compensation committee of a company that has one or more executive officers serving as a member of our board of directors or compensation committee.

Code of Conduct and Ethics

Upon the consummation of the Merger, we will adopt a new code of conduct and ethics for our directors, officers, employees and certain affiliates following the Merger in accordance with applicable federal securities laws, a copy of which will be available on the combined company’s website at www.shift.com. The combined company will make a printed copy of the code of conduct and ethics available to any stockholder who so requests. Following the Merger, requests for a printed copy may be directed to: Shift Technologies, Inc., 584B Castro St. San Francisco, CA 94114-2512, Attention: Secretary.

If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on the combined company’s website at www.shift.com. The information on this website is not part of this proxy statement/prospectus.

Officer and Director Compensation Following the Merger

Overview

Following the Closing, we expect the combined company to adopt an executive compensation program that is consistent with Shift’s existing compensation policies and philosophies, which are designed to align compensation with Shift’s business objectives and the creation of stockholder value, while enabling Shift to attract, motivate and retain individuals who contribute to the long-term success of Shift. See the section entitled “Information About Shift — Executive Compensation.”

Shift’s compensation policies and philosophies are designed to align compensation with Shift’s business objectives and the creation of stockholder value, while enabling Shift to attract, motivate and retain individuals who contribute to the long-term success of Shift. Shift believes its executive compensation program must be competitive in order to attract and retain executive officers. Shift seeks to implement compensation policies and philosophies by linking a significant portion of executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

Decisions on the executive compensation program will be made by a Leadership Development, Compensation and Governance Committee of the board of directors, which will consist of Manish Patel and Emily Melton following the Closing. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Leadership Development, Compensation and Governance Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Leadership Development, Compensation and Governance Committee and may differ from that set forth in the following discussion.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive-based compensation in the form of stock-based awards. We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the Leadership Development, Compensation and Governance Committee will develop formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation, or among different forms of compensation.

Base Salary

We expect that our Named Executive Officers’ base salaries in effect prior to the Merger will continue as described under “Information about Shift — Executive Compensation,” and be reviewed annually by the Leadership Development, Compensation and Governance Committee based upon advice and counsel of its advisors.

Annual Bonuses

We expect that the combined company will use annual cash incentive bonuses for the Named Executive Officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. We expect that, near the beginning of each year, the Leadership Development, Compensation and Governance Committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the Named Executive Officers, subject to the terms of their employment agreements. Following the end of each year, the Leadership Development, Compensation and Governance Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the Named Executive Officers, subject to the Leadership Development, Compensation and Governance Committee’s discretion. Annual cash incentive bonuses will be under review following the consummation of the Merger and subject to change to reflect Shift’s new public company status. Further, we expect the combined company will reserve the right to make discretionary awards and bonuses in the best interest of the combined company.

Stock-Based Awards

We expect the combined company to use stock-based awards to reward long-term performance of the Named Executive Officers. Shift believes that stock-based awards will align the incentives of its Named Executive Officers with the interests of its stockholders and serve to motivate and retain the individual Named Executive Officers. Stock-based awards will be awarded under the Omnibus Plan, which has been adopted by our board of directors and is being submitted to our stockholders for approval at the special meeting. For a description of the Omnibus Plan, see the section entitled “Proposal No. 7 — The Incentive Plan Proposal — Summary of the Omnibus Plan.”

Other Compensation

We expect the combined company to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the Named Executive Officers will participate.

Employment Agreements

Each of the Named Executive Officers has signed an offer letter with Shift. Shift expects to enter into employment agreements with certain of these Named Executive Officers prior to Closing. For a summary of the employment agreements, see the section entitled “Information about Shift — Executive Compensation — Employment Agreements.”

Director Compensation

We expect that the non-employee directors of the combined company will receive an annual retainer consisting of cash and/or equity in stock in connection with their services on the board and such other meeting or other fees as the board determines appropriate.

DESCRIPTION OF SECURITIES

The following summary sets forth the material terms of our securities following the Merger assuming that the Business Combination Charter is approved by our stockholders. The Business Combination Charter is described in “Proposal No. 2 — Authorization to Increase the Company’s Authorized Capital Stock,” “Proposal No. 3 — Classification of the Board of Directors,” “Proposal No. 4 — Authorization to Provide for Certain Exemptions from the Doctrine of Corporate Opportunity,” and “Proposal No. 5 — Approval of Additional Amendments to Current Charter in Connection with the Merger.” The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Business Combination Charter, a copy of which is attached as Annex C to this proxy statement/prospectus. We urge you to read our Business Combination Charter in its entirety for a complete description of the rights and preferences of our securities following the Merger.

Authorized and Outstanding Stock

The Business Combination Charter will authorize the issuance of [__________] shares, consisting of [__________] shares of common stock, $0.0001 par value per share and [__________] shares of preferred stock, $0.0001 par value.

As of the record date for the special meeting, there were [__________] shares of our common stock outstanding. No shares of preferred stock are outstanding as of the date of this proxy statement/prospectus. We expect to issue 44,000,000 shares of our common stock as consideration in the Merger, including the Additional Shares.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Holders of our common stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock. If we liquidate, dissolve or wind up after our initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

Preferred Stock

Our Business Combination Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions, applicable to the shares of each series.

Founder Shares and Placement Shares

The founder shares and placement shares are each identical to our shares of common stock and holders of founder shares or placement shares have the same stockholder rights as public stockholders, except that (i) the founder shares and placement shares are subject to certain transfer restrictions and (ii) each holder of founder shares and placement units has waived his, her or its redemption rights with respect to his, her or its founder shares and placement shares, (A) in connection with the consummation of the Merger, and (B) if we fail to consummate the Merger or another initial business combination by, or if we liquidate prior to, our Business Combination Outside Date. To the extent holders of founder shares or placement units transfer any of these securities, such transferees will agree, as a condition to such transfer, to waive these same redemption rights and be subject to the applicable transfer restrictions. Holders of founder shares and placement shares have agreed to vote their founder shares, placement shares and any public shares held by them in favor of approval of the Merger Proposal.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the consummation of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you have purchased at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the consummation of our initial business combination, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise for cash of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants has not been declared effective by the end of 60 business days following the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

We have agreed that, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our reasonable best efforts to file with the SEC, and within 60 business days following our initial business combination to have declared effective, a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement.

If a registration statement covering the shares of common stock issuable upon exercise of the public warrants has not been declared effective by the 60th business day following the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the common stock (or the closing bid price of our common stock in the event shares of our common stock are not traded on any specific day) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing if it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) by certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to redeem 100% of our common stock if we do not complete our initial business combination within 18 months from the closing of the IPO or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to consummate our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so issuable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such event, that the holder of the warrants would have received if such holder had exercised his, her or its warrants immediately before the event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

In addition, if we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a newly issued price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to our initial stockholders or their respective affiliates, without taking into account any founder shares held by them, as applicable, prior to such issuance), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

Placement Warrants and Loan Warrants

Our Sponsor and Cantor hold an aggregate of 212,500 placement warrants. In addition, working capital loans by our Sponsor may be converted into warrants of the combined company at a price of $1.00 per warrant (a maximum of 750,000 warrants if we borrow the full $750,000 available to us under the Promissory Note described under “Certain Relationships and Related Transactions — Company Related Person Transactions — Related Party Loans” and that amount is converted into warrants). However, our Sponsor has agreed with Shift to not exercise its right to convert its working capital loans to us into warrants if the Merger is completed, and to instead accept cash payment for such loans as part of the closing of the Merger. The placement and loan warrants are identical to the public warrants, except that, if held by our Sponsor, Cantor or their permitted assigns, they (a) may be exercised for cash or on a cashless basis; (b) are not subject to being called for redemption and (c) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of the Merger. In addition, for as long as the placement warrants are held by Cantor or its designees or affiliates, they may not be exercised after March 19, 2024.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of the Merger. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Merger. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our board of directors at such time. The Shift credit agreement contains certain restrictive covenants that may limit the combined company’s ability to make distributions.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock then outstanding; or

•        the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 15,490,000 shares of Class A common stock and 5,163,333 shares of Class B common stock issued and outstanding. Of these shares, the 15,065,000 shares of Class A common stock sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 5,163,333 founder shares, 425,000 placement shares and 212,500 placement warrants are restricted securities under Rule 144 because they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are 7,745,500 warrants to purchase our common stock outstanding, consisting of 7,532,500 public warrants originally sold as part of units in our IPO and 212,500 placement warrants in the private placement. We have agreed to use best efforts to file a registration statement with respect to the common stock issuable upon exercise of the public warrants. See “— Registration Rights” below for additional information.

Upon the Closing we will also enter into the Sponsor Letter Agreement pursuant to which, for so long as Sponsor, Cohen & Company, LLC, or any of their respective affiliates (as such term is defined in Rule 405 of the Securities Act) continues to hold any shares of the Company’s capital stock held by Sponsor, the Sponsor will have the right to designate an individual to attend and observe the Company’s board meetings, as described under “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Additional Agreements — Sponsor Letter Agreement.”

Registration Rights

Holders of our founder shares and placement units (including the underlying securities) and any warrants that may be issued upon conversion of working capital loans made to us by our Sponsor, have been granted registration rights in connection with our IPO as described under “Certain Relationships and Related Transactions — Company Related Person Transactions.” Upon the Closing we will also enter into the Amended and Restated Registration Rights Agreement with our Sponsor, Cantor, and certain initial stockholders, which will replace the existing registration rights agreement.

We have agreed to use best efforts to file a registration statement with respect to the common stock issuable upon exercise of the warrants included in our IPO units within 20 business days of the Closing, and to cause the registration statement to become effective within 60 business days of the Closing, to maintain a current prospectus relating to those shares of common stock until the earlier of the date the public warrants expire or are redeemed and, the date on which all of the public warrants have been exercised.

Quotation of Securities

We will apply to continue the listing of our common stock and warrants on The Nasdaq Capital Market under the symbols “SFT” and “SFTTW,” respectively, upon the Closing.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of June 30, 2020 (prior to the Merger) and the expected beneficial ownership of our common stock immediately following consummation of the Merger by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is or expected to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•        each of our current Named Executive Officers and directors;

•        each person who will become a Named Executive Officer or a director of the combined company upon consummation of the Merger;

•        all of our current executive officers and directors as a group; and

•        all of the combined company’s executive officers and directors as a group after the consummation of the Merger.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the beneficial ownership percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the beneficial ownership percentage of any other person.

The beneficial ownership of our common stock prior to the Merger is based on 15,490,000 shares of Class A common stock and 5,163,333 shares of Class B common stock, issued and outstanding as of June 30, 2020.

Unless otherwise indicated in footnotes to the table, each person listed has sole voting and investment power with respect to the securities owned by such person.

	Class A Common Stock			Class B Common Stock			Combined Voting Power(2)
Name and Address of Beneficial Owners	Number		% of class	Number		% of class	Number	% of class
Directors and Executive Officers:(1)
Daniel G. Cohen	375,000	(3)	2.4%	5,103,333	(4)	98.8%	5,478,333	26.5%
John M. Butler	—		—	—		—	—	—
Paul Vernhes	—		—	—		—	—	—
Joseph W. Pooler, Jr.	—		—	—		—	—	—
John C. Chrystal	—		—	15,000		*	15,000	*
Stephanie Gould Rabin	—		—	15,000		*	15,000	*
Sasson Posner	—		—	15,000		*	15,000	*
All directors and executive officers as a group (seven individuals)	375,000		2.4%	5,148,333		99.7%	5,523,333	26.7%

5% or Greater Beneficial Owners:
Cohen & Company, LLC(5)	375,000		2.4%	5,103,333		98.8%	5,478,333	26.5%
Linden Advisors LP(6)	1,264,600		8.2%	—		—	1,264,600	6.1%
MM Asset Management Inc.(7)	1,099,500		7.1%	—		—	1,099,500	5.3%
Magnetar Financial LLC(8)	1,200,000		7.7%	—		—	1,200,000	5.8%
Davidson Kempner Capital Management LP(9)	1,000,000		6.5%	—		—	1,000,000	4.8%
Periscope Capital Inc.(10)	922,500		6.0%	—		—	922,500	4.5%
HGC Investment Management Inc.(11)	1,002,700		6.5%	—		—	1,002,700	4.9%
UBS O’Connor LLC(12)	844,500		5.5%	—		—	844,500	4.1%
Polar Asset Management Partners Inc.(13)	880,299		5.7%	—		—	880,299	4.3%
Insurance Acquisition Sponsor, LLC	375,000		2.4%	1,875,000		36.3%	2,250,000	10.9%
Dioptra Advisors, LLC	—		—	3,228,333		62.5%	3,228,333

____________

*        Less than 1 percent.

(1)      Unless otherwise noted, the business address of each of the following individuals is c/o Insurance Acquisition Corp., 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.

(2)      Represents the percentage of voting power of our Class A common stock and Class B common stock voting together as a single class. Shares of Class B common stock will automatically convert into shares of Class A common stock at the time of our initial business combination on a one-for-one basis, subject to certain adjustments described in our charter documents.

(3)      Shares are held directly by Insurance Acquisition Sponsor, LLC (375,000 shares), which is managed by Cohen & Company, LLC. Mr. Cohen is the chief executive officer of Insurance Acquisition Sponsor, LLC and the chairman of the board of Cohen & Company, LLC. Mr. Cohen disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(4)      Shares are held directly by Insurance Acquisition Sponsor, LLC (1,875,000 shares) and Dioptra Advisors, LLC (3,228,333 shares), each of which is managed by Cohen & Company, LLC. Mr. Cohen is the chief executive officer of Insurance Acquisition Sponsor, LLC and Dioptra Advisors, LLC and the chairman of the board of Cohen & Company, LLC. Mr. Cohen disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(5)      Includes shares held directly by Insurance Acquisition Sponsor, LLC and Dioptra Advisors, LLC, each of which is managed by Cohen & Company, LLC. See notes (3) and (4) above.

(6)      Based on information contained in a Schedule 13G/A filed on January 14, 2020, Linden Advisors LP (“Linden Advisors”) shares voting and investment power with the following entities and persons: Linden Capital L.P. (“Linden Capital”) (1,178,041 shares); Linden GP LLC (“Linden GP”) (1,178,041 shares); and Siu Min Wong (1,264,600 shares). Linden GP is the general partner of Linden Capital and, in such capacity, may be deemed to beneficially own the shares held by Linden Capital. Each of Linden Advisors and Mr. Wong may be deemed the beneficial owner of 1,264,600 shares, which consists of the 1,178,041 shares held by Linden Capital and the 86,559 shares held by separately managed accounts (the “Managed Accounts”). Linden Advisors is the investment manager of Linden Capital and trading advisor or investment advisor for the Managed Accounts. Mr. Wong is the principal owner and controlling person of Linden Advisors. The business address for Linden Capital L.P. is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The business address for the other reporting persons is 590 Madison Avenue, 15th Floor, New York, New York 10022.

(7)      Based on information contained in a Schedule 13G/A filed on February 12, 2020, MM Asset Management Inc. (“MM Management”) shares voting and investment power with MMCAP International Inc. SPC (“International”) (1,099,500 shares). The business address for International is c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, Cayman Islands KY1-1008. The business address for MM Management is 161 Bay Street, TD Canada Trust Tower, Suite 2240, Toronto, Ontario, Canada M5J 2S1.

(8)      Based on information contained in a Schedule 13G filed on February 13, 2020, Magnetar Financial LLC (“Magnetar Financial”) shares voting and investment power with Magnetar Capital Partners LP (“MagnetarCapital Partners”), Supernova Management LLC (“Supernova Management”) and Alec N. Litowitz. Magnetar Financial serves as the investment adviser to each of Magnetar Constellation Master Fund, Ltd, Magnetar Constellation Fund II, Ltd, Magnetar Xing He Master Fund Ltd, Magnetar SC Fund Ltd and Magnetar Capital Master Fund Ltd (collectively, the “Magnetar Funds”), and as such, Magnetar Financial exercises voting and investment power over the shares of Class A common stock held for the Magnetar Funds’ accounts. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Supernova Management is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Mr. Litowitz. The business address of each reporting person is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(9)      Based on information contained in a Schedule 13G/A filed on February 13, 2020, Davidson Kemper Capital Management L.P. (“DKCM”) shares voting and investment power with the following entities and persons: Davidson Kempner Partners (“DKP”) (187,399 shares); Davidson Kempner Institutional Partners, L.P. (“DKIP”) (396,300 shares); Davidson Kempner International, Ltd. (“DKIL”) (416,301 shares); and Anthony A. Yoseloff (1,000,000 shares). DKCM is the investment manager to each of DKP, DKIP and DKIL. Mr. Yoseloff, through his involvement in DKCM, is responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and DKIL. The business address of each reporting person is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

(10)    Based on information contained in a Schedule 13G filed on February 14, 2020 by Periscope Capital Inc. (“Periscope”). Periscope, which is the beneficial owner of 664,200 shares of Class A common stock, acts as investment manager of, and exercises investment discretion with respect to, certain private investment funds that collectively directly own 258,300 shares of Class A common stock. The business address of the reporting person is 333 Bay Street, Suite 1240, Toronto, Ontario, M5H 2R2, Canada.

(11)    Based on information contained in a Schedule 13G filed on February 14, 2020 by HGC Investment Management Inc. (“HGC Management”). HGC Management serves as the investment manager of HGC Arbitrage Fund LP (“HGC Fund”) with respect to the shares of Class A common stock held by HGC Management on behalf of the HGC Fund. The business address of HGC Management is 366 Adelaide, Suite 601, Toronto, Ontario, M5V 1R9, Canada.

(12)    Based on information contained in a Schedule 13G filed on February 13, 2020 by UBS O’Connor LLC (“UBS O’Connor”). UBS O’Connor serves as the investment manager to (i) Nineteen77 Global Multi-Strategy Alpha Master Limited (“GLEA”) and (ii) Nineteen77 Global Merger Arbitrage Master Limited (“OGMA”). In such capacity, UBS O’Connor exercises voting and investment power over the shares of Class A common stock held for the account of GLEA and OGMA. The business address of UBS O’Connor is One North Wacker Drive, 32nd Floor, Chicago, Illinois 60606.

(13)    Based on information contained in a Schedule 13G filed with the SEC on February 11, 2020 by Polar Asset Management Partners Inc. Polar Asset Management Partners Inc. serves as the investment manager to Polar Multi Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) and certain managed accounts (together with PMSMF, the “Polar Vehicles”), with respect to the shares of Class A common stock directly held by the Polar Vehicles. The address of Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

The expected beneficial ownership of our common stock following the Merger is based on an expected 84,103,335 shares of common stock issued and outstanding immediately following the Merger, which assumes that (i) none of our public shares are redeemed by our public stockholders in connection with the Merger, (ii) the conversion of 5,163,333 shares of Class B common stock into 5,663,335 shares of Class A common stock upon consummation of the Merger, (iii) 44,000,000 shares of our common stock are issued as consideration in the Merger (including the Additional Shares), but excluding any downward adjustments in the Merger Consideration contemplated by the Merger Agreement and (iv) 18,500,000 shares of our common stock are issued in the PIPE Investment, excluding any Sponsor Additional PIPE Shares. If public shares are redeemed in connection with the Merger, the beneficial ownership percentages following the Merger set forth in the table below will be higher.

Unless otherwise indicated in footnotes to the table, each person listed has sole voting and investment power with respect to the securities owned by such person.

	Class A Common Stock
Name and Address of Beneficial Owners	Number	% of class
Directors and Executive Officers:(1)
Daniel G. Cohen(2)	5,060,024	6.0%
John M. Butler	—	—
Paul Vernhes	—	—
Joseph W. Pooler, Jr.	—	—
John C. Chrystal	16,453	*
Stephanie Gould Rabin	16,453	*
Sasson Posner	16,453	*
All pre-Merger directors and executive officers as a group (seven individuals)	5,109,383	6.60%
George Arison(3)	1,563,421	1.9%
Toby Russell(4)	1,295,193	1.5%
Cindy Hanford(5)	37,771	*
Sean Foy(6)	198,708	*
Victoria McInnis	—	—
Kellyn Smith Kenny	—	—
Jason Krikorian(7)	2,365,265	2.8%
Emily Melton(8)	2,206,104	2.6%
Adam Nash(9)	1,836	*
Manish Patel(10)	2,208,413	2.6%
All post-Merger directors and executive officers as a group (eleven individuals)	9,971,139	11.9%
5% or Greater Beneficial Owners:
Cohen & Company, LLC(11)	5,260,024	6.2%
Linden Advisors LP(12)	1,264,600	1.5%
MM Asset Management Inc.(13)	2,099,500	2.5%
Magnetar Financial LLC(14)	1,200,000	1.4%
Davidson Kempner Capital Management LP(15)	1,500,000	1.8%
Periscope Capital Inc.(16)	922,500	1.1%
HGC Investment Management Inc.(17)	1,002,700	1.2%
UBS O’Connor LLC(18)	2,094,500	2.5%
Polar Asset Management Partners Inc.(19)	880,299	1.0%
Insurance Acquisition Sponsor, LLC	2,619,250	3.1%
Dioptra Advisors, LLC	3,540,956	4.2%
Lithia Motors, Inc.(20)	13,811,519	16.4%

____________

*        Less than 1 percent.

(1)      Unless otherwise noted, the business address of each of the following individuals is c/o Insurance Acquisition Corp., 2929 Arch Street, Suite 1703, Philadelphia, PA 19104.

(2)      Includes (i) 2,431,569 shares held directly by Insurance Acquisition Sponsor, LLC, (ii) 187,500 shares underlying warrants held directly by Insurance Acquisition Sponsor, LLC that will become exercisable 30 days following the Merger, and (iii) 2,440,955 shares held directly by Dioptra Advisors, LLC. Each of Insurance Acquisition Sponsor, LLC and Dioptra Advisors, LLC is managed by Cohen & Company, LLC. Mr. Cohen is the chief executive officer of Insurance Acquisition Sponsor, LLC and the chairman of the board of Cohen & Company, LLC. Mr. Cohen disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein.

(3)      Includes (i) 163,568 shares held by Mr. Arison’s family members that Mr. Airson exercises voting control over pursuant to a permanent voting proxy, which shares Mr. Arison disclaims beneficial ownership of, and (ii) 153,030 Additional Shares allocated to Mr. Arison and held in escrow, pursuant to the terms of the Merger Agreement. Includes 355,099 shares underlying stock options which are exercisable within 60 days of July 15, 2020. If exercised in full as of the date of this table, 184,948 shares would be subject to a right of repurchase in our favor.

(4)      Includes 107,597 Additional Shares allocated to Mr. Russell and held in escrow, pursuant to the terms of the Merger Agreement. Includes 560,616 shares underlying stock options which are exercisable within 60 days of July 15, 2020. If exercised in full as of the date of this table, 394,487 shares would be subject to a right of repurchase in our favor. Excludes stock options held for the benefit of Mr. Russell’s ex-wife. Mr. Russell disclaims any beneficial ownership of these securities.

(5)      Includes 37,771 shares underlying stock options which are exercisable within 60 days of July 15, 2020. If exercised in full as of the date of this table, 37,771 shares would be subject to a right of repurchase in our favor.

(6)      Includes 198,708 shares underlying stock options which are exercisable within 60 days of July 15, 2020. If exercised in full as of the date of this table, 153,966 shares would be subject to a right of repurchase in our favor.

(7)      Shares are held directly by DCM Affiliates Fund VIII, L.P., DCM Ventures China Fund (DCM VIII), L.P., and DCM VIII, L.P. As a General Partner of DCM Venture Capital, Mr. Krikorian may be deemed to share beneficial ownership of the shares of common stock owned by such entities. Mr. Krikorian disclaims beneficial ownership of such shares, except to the extent of her pecuniary interest therein.

(8)      Shares are held directly by Threshold Partners and Threshold Ventures I. As a managing partner of Threshold Ventures, Ms. Melton may be deemed to share beneficial ownership of the shares of common stock owned by such entities. Ms. Melton disclaims beneficial ownership of such shares, except to the extent of her pecuniary interest therein.

(9)      Includes 269 Additional Shares allocated to Mr. Nash and held in escrow, pursuant to the terms of the Merger Agreement. Shares are held directly by the Adam and Carolyn Nash Family Trust.

(10)    Shares are held directly by Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership and Highland Entrepreneurs’ Fund 9 Limited Partnership. As a general partner of Highland Capital Partners, Mr. Patel may be deemed to share beneficial ownership of the shares of common stock owned by such entities. Mr. Patel disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(11)    Includes shares held directly by Insurance Acquisition Sponsor, LLC and Dioptra Advisors, LLC, each of which is managed by Cohen & Company, LLC. See note (2) above. Also includes the 200,000 shares that Cohen & Company, LLC has subscribed to purchase in the PIPE Investment.

(12)    Based on information contained in a Schedule 13G/A filed on January 14, 2020, Linden Advisors shares voting and investment power with the following entities and persons: Linden Capital (1,178,041 shares); Linden GP (1,178,041 shares); and Siu Min Wong (1,264,600 shares). Linden GP is the general partner of Linden Capital and, in such capacity, may be deemed to beneficially own the shares held by Linden Capital. Each of Linden Advisors and Mr. Wong may be deemed the beneficial owner of 1,264,600 shares, which consists of the 1,178,041 shares held by Linden Capital and the 86,559 shares held by the Managed Accounts. Linden Advisors is the investment manager of Linden Capital and trading advisor or investment advisor for the Managed Accounts. Mr. Wong is the principal owner and controlling person of Linden Advisors. The business address for Linden Capital L.P. is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The business address for the other reporting persons is 590 Madison Avenue, 15th Floor, New York, New York 10022.

(13)    Based on information contained in a Schedule 13G/A filed on February 12, 2020, MM Management shares voting and investment power with International (1,099,500 shares). The business address for International is c/o Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, Cayman Islands KY1-1008. The business address for MM Management is 161 Bay Street, TD Canada Trust Tower, Suite 2240, Toronto, Ontario, Canada M5J 2S1. MM Management and/or its affiliates have subscribed to purchase 1,000,000 shares in the PIPE Investment.

(14)    Based on information contained in a Schedule 13G filed on February 13, 2020, Magnetar Financial shares voting and investment power with MagnetarCapital Partners, Supernova Management and Alec N. Litowitz. Magnetar Financial serves as the investment adviser to each of the “Magnetar Funds, and as such, Magnetar Financial exercises voting and investment power over the shares of Class A common stock held for the Magnetar Funds’ accounts. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Supernova Management is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Mr. Litowitz. The business address of each reporting person is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(15)    Based on information contained in a Schedule 13G/A filed on February 13, 2020, DKCM shares voting and investment power with the following entities and persons: DKP (187,399 shares); DKIP (396,300 shares); DKIL (416,301 shares); and Anthony A. Yoseloff (1,000,000 shares). DKCM is the investment manager to each of DKP, DKIP and DKIL. Mr. Yoseloff, through his involvement in DKCM, is responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and DKIL. The business address of each reporting person is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022. DKCM and/or its affiliates have subscribed to purchase 500,000 shares in the PIPE Investment.

(16)    Based on information contained in a Schedule 13G filed on February 14, 2020 by Periscope. Periscope, which is the beneficial owner of 664,200 shares of Class A common stock, acts as investment manager of, and exercises investment discretion with respect to, certain private investment funds that collectively directly own 258,300 shares of Class A common stock. The business address of the reporting person is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.

(17)    Based on information contained in a Schedule 13G filed on February 14, 2020 by HGC Management. HGC Management serves as the investment manager of HGC Fund with respect to the shares of Class A common stock held by HGC Management on behalf of the HGC Fund. The business address of HGC Management is 366 Adelaide, Suite 601, Toronto, Ontario, M5V 1R9 Canada.

(18)    Based on information contained in a Schedule 13G filed on February 13, 2020 by UBS O’Connor. UBS O’Connor serves as the investment manager to (i) GLEA and (ii) OGMA. In such capacity, UBS O’Connor exercises voting and investment power over the shares of Class A common stock held for the account of GLEA and OGMA. The business address of UBS O’Connor is One North Wacker Drive, 32nd Floor, Chicago, Illinois 60606. UBS O’Connor and/or its affiliates have subscribed to purchase 1,250,000 shares in the PIPE Investment.

(19)    Based on information contained in a Schedule 13G filed with the SEC on February 11, 2020 by Polar Asset Management Partners Inc. Polar Asset Management Partners Inc. serves as the investment manager to the Polar Vehicles, with respect to the shares of Class A common stock directly held by the Polar Vehicles. The address of Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(20)    Includes 2,023,029 Additional Shares allocated to Lithia Motors, Inc. and held in escrow, pursuant to the terms of the Merger Agreement. Includes 7,886,205 shares to be issued in respect of shares of Shift common stock to be issued to Lithia pursuant to that certain Warrant No. CS-1, dated September 12, 2018, between Lithia Motors, Inc. and Shift, which shares are to be issued immediately prior to the Closing. The address of Lithia is 150 N. Bartlett Street, Medford, Oregon 97501.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Related Person Transactions

Founder Shares and Placement Units

In March 2018, Insurance Acquisition Sponsor, LLC purchased 1,000 founder shares for an aggregate purchase price of $25,000. We effected a 3,697.5-for-1 forward stock split in December 2018. In January 2019, we effected a stock dividend of 1.3860717 share per share of Class B common stock for each share of Class B common stock outstanding prior to the dividend, and in March 2019, we effected a stock dividend of 1.00747961 share per share of Class B common stock for each share of Class B common stock outstanding prior to the dividend, and, as a result, our initial stockholders hold 5,163,333 founder shares. The number of founder shares was determined based on the expectation that the founder shares would represent 25% of the aggregate of our founder shares, the placement shares and our issued and outstanding public shares after the IPO. The founder shares represent 100% of our issued and outstanding shares of Class B common stock.

The initial holders have agreed not to transfer, assign or sell any of their founder shares (except to permitted transferees) (i) with respect to 20% of such shares, until consummation of our initial business combination, (ii) with respect to 20% of such shares, until the closing price of our Class A common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a business combination, (iii) with respect to 20% of such shares, until the closing price of our Class A common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a business combination, (iv) with respect to 20% of such shares, until the closing price of our Class A common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of a business combination and (v) with respect to 20% of such shares, until the closing price of our Class A common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a business combination or earlier, in any case, if, following a business combination, we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, in connection with an initial business combination, the initial holders may transfer, assign or sell their founder shares with our consent to any person or entity that agrees in writing to be bound by the transfer restrictions set forth in the prior sentence.

Simultaneously with the IPO, our Sponsor and Cantor purchased an aggregate of 425,000 placement units (375,000 placement units by our Sponsor and 50,000 placement units by Cantor) at a price of $10.00 per unit (or an aggregate purchase price of $4,250,000). Each placement unit consists of one placement share and one-half of one placement warrant to purchase one share of our Class A common stock exercisable at $11.50. The proceeds from the placement units and the proceeds from the IPO (initially totaling $150,650,000) are held in the trust account. There will be no redemption rights or liquidating distributions from the trust account with respect to the placement shares or placement warrants.

The placement warrants are identical to the warrants included in the units sold in the IPO, except that if held by our Sponsor, Cantor or their permitted transferees, they (a) may be exercised for cash or on a cashless basis, (b) are not subject to being called for redemption and (c) they (including our common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of our initial business combination. In addition, for as long as the placement warrants are held by Cantor and/or its designees or affiliates, such placement warrants may not be exercised after March 19, 2024. There are no redemption rights or liquidating distributions with respect to the founder shares, placement shares or warrants, which will expire worthless if we do not complete an initial business combination.

Promissory Note and Advance — Related Party

Prior to the closing of the IPO, an affiliate of Insurance Acquisition Sponsor, LLC loaned us $200,000 for expenses related to our formation and the IPO. The loan was non-interest bearing, unsecured and due on the earlier of June 30, 2019 or the closing of the IPO. The loan was repaid upon the closing of the IPO on March 22, 2019. An affiliate of our Sponsor also advanced us an aggregate of $65,535 to be used for the payment of costs related to the IPO. The advances were non-interest bearing, unsecured and due on demand. We repaid the $65,535 of outstanding advances upon the closing of the IPO on March 22, 2019.

Related Party Loans

Pursuant to the Loan Commitment Agreement, our Sponsor or one of its affiliates has committed to loan us funds as may be required up to a maximum of $750,000, and may, but is not obligated to, loan us additional funds to fund our additional working capital requirements and transaction costs. The loans will be interest free. If we consummate an initial business combination, we would repay such loaned amounts. If we do not consummate an initial business combination, we may use a portion of any working capital held outside the trust account to repay such loaned amounts; however, no proceeds from the trust account may be used for such repayment. If such funds are insufficient to repay the loan amounts, the unpaid amounts would be forgiven. Up to $1,500,000 of such loans may be converted into additional warrants at $1.00 per warrant of the post-business combination entity at the option of the lender. The warrants would be identical to the placement warrants issued to our Sponsor.

On May 21, 2020, in connection with the Loan Commitment Agreement, we entered into the Promissory Note with Cohen & Company, LLC, an affiliate of our Sponsor. Pursuant to the Promissory Note, Cohen & Company, LLC agreed to loan us up to an aggregate principal amount of $750,000. The terms of the Promissory Note are in accordance with those set forth in the Loan Commitment Agreement and as described above. On May 21, 2020, we borrowed $350,000 under the Promissory Note.

Administrative Services

Commencing on March 20, 2019, we pay an amount equal to $10,000 per month to our Sponsor or its affiliate for office space, utilities, secretarial support and administrative services provided to us.

Registration Rights

The holders of founder shares, placement units (including securities contained therein) and warrants that may be issued upon conversion of loans made by our Sponsor have the right to require us to register under the Securities Act a sale of any of our securities held by them pursuant to the registration rights agreement entered into concurrently with the closing of the IPO. Under the registration rights agreement, these holders are entitled to make up to three demands, excluding short form registration demands. In addition, these holders have “piggy-back” registration rights allowing them to include their securities in other registration statements filed by us. We would bear the costs and expenses of filing any such registration statements.

Upon the Closing, we will enter into the Amended and Restated Registration Rights Agreement pursuant to which our Sponsor, Cantor, and the certain initial stockholders will be granted registration rights with respect to shares of our common stock. The existing registration rights agreement will terminate upon execution of the Amended and Restated Registration Rights Agreement.

Sponsor Letter Agreement

Upon the Closing, we will enter into the Sponsor Letter Agreement with the Sponsor, pursuant to which our Sponsor will receive certain board observer rights. Pursuant to the Sponsor Letter Agreement, for so long as Sponsor, Cohen & Company, LLC, or any of their respective affiliates (as such term is defined in Rule 405 of the Securities Act) continues to hold any shares of the Company’s capital stock held by Sponsor, the Sponsor will have the right to designate an individual to attend and observe the Company’s board meetings. For additional information see the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Additional Agreements — Sponsor Letter Agreement.”

Stockholder Letter Agreement

Upon the Closing, we will enter into the Stockholder Letter Agreement with certain Shift stockholders. The Stockholder Letter Agreement imposes certain restrictions on transfer applicable to the shares issued to the Shift stockholders in connection with the Merger. For additional information see the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Additional Agreements — Stockholder Letter Agreement.”

Voting Agreement

Following the execution and delivery of the Merger Agreement, on July 1, 2020, the Company, Shift and our Sponsor entered into a Voting Agreement (the “Voting Agreement”), pursuant to which our Sponsor agreed to, among other things, vote all of the shares of our common stock held by our Sponsor (representing as of the date hereof approximately 26.5% of the outstanding shares of our common stock) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any actions that would result in a breach by the Company of any covenant, representation or warranty or other obligation contained in the Merger Agreement; (iii) against alternative proposals or offers from any person (other than Shift or any of its affiliates) concerning an alternative transaction, and (iv) against any actions that would reasonably interfere with the timely consummation of the Merger or the fulfillment of any of the Company’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws other than in connection with the Merger).

The Voting Agreement generally prohibits the stockholders party thereto from transferring, or permitting to exist any liens on, their shares of our common stock prior to the consummation of the Merger. The Voting Agreement will automatically terminate upon the first to occur of (i) the Closing and (ii) the termination of the Merger Agreement in accordance with its terms.

Shift Related Person Transactions

Lithia — Used Vehicle Sales Agreements

In December 2018, Shift agreed to sell cars to Lithia under an OSM program whereby Shift acquires cars from various sources in the Oxnard, Salem and Fresno markets and sells directly and solely to Lithia. In July 2019, the Salem OSM ceased operations. Shift recognizes revenue at the agreed upon purchase price stated in the contract, plus charges such as repairs.

Shift invoices Lithia based on the purchase price of the car plus an agreed upon margin by location. During the years ended December 31, 2019 and 2018, Shift recognized approximately $7.1 million and $18,000, respectively, of revenue from the OSM agreement with Lithia.

Other than sales made through OSM locations, Shift also sells used cars to Lithia using a pricing algorithm as a basis for sales price. During the years ended December 31, 2019 and 2018, Shift recognized revenue of approximately $669,000 and $44,000, respectively.

As of December 31, 2019, Shift has $335,000 outstanding accounts receivables from used vehicle sales to Lithia, including $22,000 in volume incentives during 2019 based on the number of loan contracts booked with US bank. Shift operates under Lithia’s master agreement with US Bank where the collections pass through Lithia.

Lithia — Lease Agreements

In November 01, 2018 and July 10, 2019, Shift and Lithia Real Estate entered into license and services agreements that govern Shift’s access to and utilization of reconditioning, offices and parking spaces at the Concord and Portland facilities of Lithia, respectively. The Concord agreement is no longer in effect and the Portland agreement expires on October 12, 2021, with automatic 12 months renewal subject to terms and conditions of the agreement. During the years ended December 31, 2019 and December 31, 2018, total costs related to these agreements were approximately $13,000 and $171,000, respectively, and were expensed to selling, general and administrative expenses.

Lithia — Financing Agreements

In February 2019, Shift entered into a guarantee agreement with Lithia. The interest rate is 1.50% per annum based on a daily outstanding flooring line of credit and is payable monthly to Lithia. For the year ended December 31, 2019, Shift recorded $360,000 to interest expense.

Concurrent with the initial closing of the Series D Convertible Preferred Stock, Shift entered into the Delayed Draw Term Loan Agreement (“DDTL”) with Lithia, whereby Lithia agreed to make up to two term loans (“Term Loan A” and “Term Loan B”) from November 29, 2019, to July 2, 2020, with a maximum principal amount of $12.5 million per term loan. Interest accrues on the outstanding principal amount of each Term Loan at a rate equal to LIBOR plus 0.50% and the applicable margin at the date of determination and is payable monthly. The principal amount of each Term Loan, together with all accrued and unpaid interest thereon, shall be due and payable in full three years from the first advance under Term Loan A. Shift also grants a continuing security interest in and lien upon the lender collateral, subject to permitted liens. $12.5 million remains outstanding as of December 31, 2019, and pursuant to the Merger Agreement, Shift and the Company shall reasonably and in good faith consult with each other and determine whether to repay, refinance or attempt to renegotiate the indebtedness in connection with the closing of the Merger.

Stockholder Letter Agreement

Upon the Closing, we will enter into the Stockholder Letter Agreement with certain Shift stockholders. The Stockholder Letter Agreement imposes certain restrictions on transfer applicable to the shares issued to the Shift stockholders in connection with the Merger. For additional information see the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Additional Agreements — Stockholder Letter Agreement.”

Voting Agreement

Following the execution and delivery of the Merger Agreement, on July 1, 2020, the Company, Shift and our Sponsor entered into a Voting Agreement, pursuant to which our Sponsor agreed to, among other things, vote all of the shares of our common stock held by our Sponsor (representing as of the date hereof approximately 26.5% of the outstanding shares of our common stock) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement. For additional information see the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Additional Agreements — Stockholder Letter Agreement” and “Certain Relationships and Related Parties — Company Related Person Transactions — Voting Agreement.”

Director and Officer Loans

On January 14, 2019, Mr. Foy received an advance of $100 thousand of his 2020 year-end bonus in the form of an unsecured promissory note. The note bears interest of 2.72% per year, compounded annually. The principal balance together with all accrued but unpaid interest shall be due and payable in full upon the earliest of April 30, 2021, immediately prior to the first filing with the SEC of a prospectus to effect an initial public offering of Shift’s capital stock, immediately prior to the note becoming prohibited under Section 13(k) of the Securities Exchange Act of 1934, as amended, upon the termination of Mr. Foy’s employment with Shift, and the occurrence of an Event of Default (as defined in the note) after Shift, in accordance with the terms of the note, notifies Mr. Foy that the note has been accelerated.

On July 30, 2018 and April 4, 2019, the Company received partial recourse promissory notes for $247 thousand and $121 thousand, respectively, as loans to an employee. The notes bear interest of 2.87% and 2.59%, respectively, per year, compounded annually. The principal balance together with all accrued but unpaid interest shall be due and payable in full upon the earliest of the day before the ninth anniversary of the promissory note or earlier if the employee ceases to provide services to the Company subject to the terms of the promissory note. Concurrently, the Company entered into a stock pledge agreement whereby the employee granted security interest to the Company for all existing and new shares earned by the employee from the Company. The proceeds from the loan of $247 thousand were used to exercise the employee’s options and no cash was paid to the employee. The Company treated the loan as an off-balance sheet transaction. The proceeds from the loan of $121 thousand was partially paid to the employee and partially used to pay off taxes resulting from exercise of options in 2018.

Lithia Warrant No. CS-1

On September 12, 2018 Shift entered into Warrant No. CS-1 with Lithia. The warrant represents the right to acquire 86,661,588 shares of Shift’s common stock. The warrant vested in increments of 14,443,598 shares and became exercisable upon achievement of each of the following 6 milestones:

•        1 — entry into an acceptable credit facilities with initial aggregate commitment of at least $30 million;

•        2 — entry into a data sharing commercial agreement;

•        3 — entry into a lease and services agreement (for one Lithia location);

•        4 — entry into a lease and services agreement (for three Lithia location);

•        5 — entry into a commercial agreement (re access to insurance/finance products);

•        6 — entry into a commercial agreement (re Lithia purchase of vehicles from Shift).

Any unvested rights under the warrant would have terminated if not vested by June 12, 2020. Each of the above milestones was achieved prior to the termination date. The exercise price of the warrant is $0.01 per share and the warrant may be exercised on a net exercise basis.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Merger, our board of directors will adopt a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to a member of the Audit Committee or another member of the board of directors any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. A member of the Audit Committee or another member of the board of directors will promptly communicate such information to our Audit Committee, or in certain instances the board of directors. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction and we accordingly anticipate that these determinations will be made in accordance with the DGCL.

INFORMATION ON SECURITIES AND DIVIDENDS

Company

Units, Common Stock, and Warrants

Our units, common stock, and warrants are each quoted on Nasdaq under the symbols “INSU,” “INSUU” and “INSUW,” respectively. Our units commenced public trading on March 22, 2019 and our common stock and warrants each commenced separate public trading on May 13, 2019.

Holders

On [•], 2020, the numbers of record holders of our common stock, units and warrants were [__], [__] and [__], respectively, not including beneficial holders whose securities are held in street name.

Dividend Policy of the Company

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of the Merger.

Shift

Price Range of Shift Securities

Information regarding Shift is not provided because there is no public market for Shift’s common stock.

Holders

As of the date of this proxy statement/prospectus, the number of record holders of Shift’s common stock was [_____].

Combined Company

Dividend Policy

Following completion of the Merger, our board of directors will consider whether or not to institute a dividend policy. It is presently intended that the combined company retain its earnings for use in business operations and accordingly, we do not anticipate our board of directors declaring any dividends in the foreseeable future.

LEGAL MATTERS

Morgan Lewis will provide an opinion for Insurance Acquisition Corp. regarding the validity of the common stock issued in connection with the Merger. Morgan Lewis will also provide an opinion as to the material U.S. federal income tax consequences of the redemption of Company common stock in connection with the Merger and as to the material U.S. federal income tax consequences of the Merger to U.S. holders of Shift common stock in each case, as described herein.

EXPERTS

The audited financial statements of Insurance Acquisition Corp. included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Shift Technologies, Inc. as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 included elsewhere in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the proxy statement/prospectus (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to Shift Technologies, Inc.’s ability to continue as a going concern and an explanatory paragraph related to a change in accounting principle). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Representatives of both our independent registered public accounting firm, Grant Thornton LLP, and Shift’s independent registered public accounting firm, Deloitte & Touche LLP, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

If the Merger is completed, Deloitte & Touche LLP will audit the financial statements of the combined company for its 2020 fiscal year.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights in connection with the Merger under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing to us at our principal executive offices at (215) 701-9693 and 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals, including director nominations, for the 2021 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2021 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2021 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2021 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2021 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

We must comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and its rules and regulations, and in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read the Company’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

John M. Butler
Insurance Acquisition Corp.
2929 Arch Street, Suite 1703
Philadelphia, PA 19104
Tel: (215) 701-9555
Email: jbutler@cohenandcompany.com

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Stockholders, please call toll free: (800) 662-5200
Banks and Brokerage Firms, please call collect: (203) 658-9400
Email: INSU.info@investor.morrowsodali.com

If you are a stockholder of the Company and would like to request documents, please do so by [•], 2020, in order to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to the Company has been supplied by the Company, and all such information relating to Shift has been supplied by Shift. Information provided by either the Company or Shift does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of the Company for the special meeting. We have not authorized anyone to give any information or make any representation about the Merger, us or Shift that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

INSURANCE ACQUISITION CORP. FINANCIAL STATEMENTS:

Condensed Consolidated Financial Statements as of and for the periods ended June 30, 2020 and 2019

Condensed Balance Sheets as of June 30, 2020 (unaudited) and December 31, 2019	F-2
Condensed Statements of Operations for the Three and Six Months Ended June 30, 2020 and 2019 (unaudited)	F-3
Condensed Statements of Changes in Stockholders’ Equity for the Three and Six Months Ended June 30, 2020 and 2019 (unaudited)	F-4
Condensed Statements of Cash Flows for the Six Months Ended June 30, 2020 and 2019 (unaudited)	F-5
Notes to Condensed Financial Statements (unaudited)	F-6

Audited Consolidated Financial Statements as of December 31, 2019 and 2018 and for the periods ended December 31, 2019 and 2018

Report of Independent Registered Public Accounting Firm	F-20
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-21
Consolidated Statements of Operations for the Year Ended December 31, 2019 and Period from March 13, 2018 (inception) through December 31, 2018	F-22
Consolidated Statements of Changes in Stockholders’ Equity for the Year Ended December 31, 2019 and Period from March 13, 2018 (inception) through December 31, 2018	F-23
Consolidated Statements of Cash Flows for the Year Ended December 31, 2019 and Period from March 13, 2018 (inception) through December 31, 2018	F-24
Notes to Consolidated Financial Statements	F-25
SHIFT TECHNOLOGIES, INC. FINANCIAL STATEMENTS:

Condensed Consolidated Financial Statements as of and for the periods ended June 30, 2020 and 2019

Condensed Consolidated Balance Sheets	F-38
Condensed Consolidated Statements of Operations and Comprehensive Loss	F-39
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit	F-40
Condensed Consolidated Statements of Cash Flows	F-42
Notes to Condensed Consolidated Financial Statements	F-43

Audited Consolidated Financial Statements as of and for the periods ended December 31, 2019, 2018 and 2017

Index to Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-59
Consolidated Balance Sheets	F-60
Consolidated Statements of Operations and Comprehensive Loss	F-61
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit	F-62
Consolidated Statements of Cash Flows	F-63
Notes to Consolidated Financial Statements	F-64

INSURANCE ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$308,331	$406,724
Prepaid expenses and other current assets	62,417	73,934
Total Current Assets	370,748	480,658

Deferred financing cost	125,000	—
Cash and marketable securities held in Trust Account	153,688,850	153,238,186
Total Assets	$154,184,598	$153,718,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,348,831	$214,787
Income taxes payable	629,632	497,388
Convertible promissory note – related party	350,000	—
Total Current Liabilities	2,328,463	712,175

Deferred underwriting fee payable	6,419,000	6,419,000
Total Liabilities	8,747,463	7,131,175

Commitments

Common stock subject to possible redemption, 13,708,247 and 13,856,560 shares at redemption value as of June 30, 2020 and December 31, 2019, respectively	140,437,129	141,587,667

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 1,781,753 and 1,633,440 shares issued and outstanding (excluding 13,708,247 and 13,856,560 shares subject to possible redemption) as of June 30, 2020 and December 31, 2019, respectively	178	163
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,163,333 shares issued and outstanding as of June 30, 2020 and December 31, 2019	516	516
Additional paid-in capital	4,825,693	3,675,170
Retained earnings	173,619	1,324,153
Total Stockholders’ Equity	5,000,006	5,000,002
Total Liabilities and Stockholders’ Equity	$154,184,598	$153,718,844

The accompanying notes are an integral part of the condensed financial statements.

INSURANCE ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating expenses	$1,381,372	$240,530	$1,723,804	$300,086
Loss from operations	(1,381,372)	(240,530)	(1,723,804)	(300,086)

Other income:
Interest earned on marketable securities held in Trust Account	38,310	898,481	705,514	957,721

(Loss) income before benefit (provision) for income taxes	(1,343,062)	657,951	(1,018,290)	657,635
Benefit (provision) for income taxes	1,510	(179,171)	(132,244)	(182,088)
Net (loss) income	(1,341,552)	478,780	(1,150,534)	475,547

Weighted average shares outstanding of Class A redeemable common stock	15,065,000	15,065,000	15,065,000	15,065,000
Basic and diluted net income per share, Class A	$0.00	$0.04	$0.03	$0.05

Weighted average shares outstanding of Class A and Class B non-redeemable common stock	5,588,333	5,588,333	5,588,333	5,397,083
Basic and diluted net loss per share, Class A and Class B	$(0.24)	$(0.03)	$(0.29)	$(0.04)

The accompanying notes are an integral part of the unaudited condensed financial statements.

INSURANCE ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

THREE AND SIX MONTHS ENDED JUNE 30, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	1,633,440	$163	5,163,333	$516	$3,675,170	$1,324,153	$5,000,002

Change in value of common stock subject to possible redemption	23,036	3	—	—	(191,019)	—	(191,016)

Net income	—	—	—	—	—	191,018	191,018
Balance – March 31, 2020	1,656,476	166	5,163,333	516	3,484,151	1,515,171	5,000,004

Change in value of common stock subject to possible redemption	125,277	12	—	—	1,341,542	—	1,341,554

Net loss	—	—	—	—	—	(1,341,552)	(1,341,552)
Balance – June 30, 2020	1,781,753	$178	5,163,333	$516	$4,825,693	$173,619	$5,000,006

THREE AND SIX MONTHS ENDED JUNE 30, 2019

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	—	$—	5,163,333	$516	$24,484	$(1,669)	$23,331

Sale of 15,065,000 Units, net of underwriting discount and offering expenses	15,065,000	1,507	—	—	140,987,009	—	140,988,516

Sale of 425,000 Placement Units	425,000	42	—	—	4,249,958	—	4,250,000

Common stock subject to possible redemption	(14,015,901)	(1,402)	—	—	(140,257,210)	—	(140,258,612)

Net loss	—	—	—	—	—	(3,233)	(3,233)
Balance – March 31, 2019	1,474,099	147	5,163,333	516	5,004,241	(4,902)	5,000,002

Change in value of common stock subject to possible redemption	56,139	6	—	—	(478,784)	—	(478,778)

Net income	—	—	—	—	—	478,780	478,780
Balance – June 30, 2019	1,530,238	$153	5,163,333	$516	$4,525,457	$473,878	$5,000,004

The accompanying notes are an integral part of the unaudited condensed financial statements.

INSURANCE ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(1,150,534)	$475,547
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(705,514)	—
Changes in operating assets and liabilities:		(957,721)
Prepaid expenses and other current assets	11,517	(162,253)
Accounts payable and accrued expenses	1,009,044	106,429
Income taxes payable	132,244	182,088
Net cash (used in) provided by operating activities	(703,243)	(355,910)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(150,650,000)
Cash withdrawn from Trust Account to pay franchise taxes	254,850	—
Net cash provided by (used in) investing activities	254,850	(150,650,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	148,030,000
Proceeds from sale of Placement Units	—	4,250,000
Advance from related party	—	64,231
Repayment of advances from related party	—	(65,535)
Proceeds from convertible promissory note – related party	350,000	—
Proceeds from promissory note – related party	—	200,000
Repayment of promissory note – related party	—	(200,000)
Payment of offering costs	—	(622,484)
Net cash provided by financing activities	350,000	151,656,212

Net Change in Cash	(98,393)	650,302
Cash – Beginning of period	406,724	25,000
Cash – End of period	$308,331	$675,302

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$140,260,560
Change in value of common stock subject to possible redemption	$(1,150,538)	$476,830
Deferred underwriting fee payable	$—	$6,419,000
Offering costs included in accrued offering costs	$—	$46,032

The accompanying notes are an integral part of the unaudited condensed financial statements.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Insurance Acquisition Corp. (the “Company”), is a blank check company incorporated in Delaware on March 13, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more operating businesses or assets (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through June 30, 2020 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for a Business Combination and the proposed acquisition of Shift Technologies, Inc., a Delaware corporation (“Shift”), as discussed in Note 6. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on March 19, 2019. On March 22, 2019, the Company consummated the Initial Public Offering of 15,065,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,965,000 Units, at $10.00 per Unit, generating gross proceeds of $150,650,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 425,000 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to the Company’s sponsor, Insurance Acquisition Sponsor, LLC (together with Dioptra Advisors, LLC, the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor”), generating gross proceeds of $4,250,000, which is described in Note 4.

Transaction costs amounted to $9,661,484, consisting of $2,620,000 of underwriting fees, $6,419,000 of deferred underwriting fees and $622,484 of other offering costs. In addition, as of June 30, 2020, cash of $308,331 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on March 22, 2019, an amount of $150,650,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (“Trust Account”), which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination; (ii) the redemption of any Public Shares in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete an initial Business Combination by September 22, 2020 (the “Combination Period”); or (iii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to pay the Company’s tax obligations, if the Company is unable to complete an initial Business Combination within the Combination Period or upon any earlier liquidation of the Company.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

commissions and taxes payable on interest earned on the Trust Account) at the time of signing a definitive agreement in connection with a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination with Shift or otherwise.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors (the “Insiders”) have agreed to vote their Founder Shares (as defined in Note 5), the shares of Class A common stock included in the Placement Units (the “Placement Shares”) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Company will also provide its stockholders with the opportunity to redeem all or a portion of their Public Shares in connection with any stockholder vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if it does not complete an initial Business Combination within the Combination Period. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account, net of taxes payable). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative (as discussed in Note 6). There will be no redemption rights with respect to the Company’s warrants in connection with such a stockholder vote to approve such an amendment to the Company’s Amended and Restated Certificate of Incorporation. Notwithstanding the foregoing, the Company may not redeem shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Insiders have agreed to vote any Founder Shares, Placement Shares and any Public Shares held by them in favor of any such amendment.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will have until the expiration of the Combination Period to consummate its initial Business Combination. If the Company is unable to consummate a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the Trust Account not previously released to the Company to pay its tax obligations and up to $100,000 of interest to pay dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and; (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Company intends to hold a meeting of stockholders on September 10, 2020 in order to provide stockholders with the ability to vote to extend the deadline to complete a Business Combination from September 22, 2020 to November 3, 2020. There is no assurance that the Company’s stockholders will vote to approve the extension of time with which the Company has to complete a Business Combination. If the Company does not obtain stockholder approval, the Company would wind up its affairs and liquidate.

The Insiders and Cantor have agreed to waive their redemption rights with respect to any Founder Shares and Placement Shares, as applicable, (i) in connection with the consummation of a Business Combination, (ii) in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete its initial Business Combination within the Combination Period, and (iii) if the Company fails to consummate a Business Combination within the Combination Period. The Insiders have also agreed to waive their redemption rights with respect to any Public Shares held by them in connection with the consummation of a Business Combination and in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete its initial Business Combination within the Combination Period. However, the Insiders will be entitled to redemption rights with respect to Public Shares if the Company fails to consummate a Business Combination or liquidates within the Combination Period. Cantor will have the same redemption rights as public stockholders with respect to any Public Shares it acquires. The representative has agreed to waive its rights to deferred underwriting commissions held in the Trust Account in the event the Company does not consummate a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the Initial Public Offering price per Unit ($10.00). Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers (except the Company’s independent registered accounting firm), prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. Cohen & Company, LLC, the manager of the Sponsor, has agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for service rendered, contracted for or products sold to the Company. However, it may not be able to satisfy those obligations should they arise.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its Business Combination and it does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to an aggregate of 20.0% or more of the shares sold in the Initial Public Offering. However, there is no restriction on the Company’s stockholders’ ability to vote all of their shares for or against a Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X promulgated by the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 25, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2020 and December 31, 2019.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $9,661,484 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 7,745,000 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income per share. Net income (loss) per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net income (loss) per common share, basic and diluted for Class A and Class B non-redeemable common stock is calculated by dividing the net income (loss), less income attributable to Class A redeemable common stock, by the weighted average number of Class A and Class B non-redeemable common stock outstanding for the period. Class A and Class B non-redeemable common stock includes the Founder Shares and the Placement Units as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At June 30, 2020 and December 31, 2019, the Company had not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 15,065,000 Units at a purchase price of $10.00 per Unit, which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,965,000 Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, Insurance Acquisition Sponsor, LLC and Cantor purchased an aggregate of 425,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $4,250,000. Insurance Acquisition Sponsor, LLC purchased 375,000 Placement Units and Cantor purchased 50,000 Placement Units. Each Placement Unit consists of one share of Class A common stock and one-half of one warrant (the “Placement Warrant”). Each whole Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Placement Warrants.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In March 2018, the Company issued an aggregate of 1,000 shares of common stock to Insurance Acquisition Sponsor, LLC (the “Founder Shares”) for an aggregate purchase price of $25,000.

On December 26, 2018, the Company filed an amendment to its Certificate of Incorporation to, among other things, create two classes of common stock, Class A and Class B, and to convert the outstanding Founder Shares into shares of Class B common stock. The Founder Shares will automatically convert into shares of Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7. On December 26, 2018, the Company effectuated a 3,697.5-for-1 forward stock split of its common stock. On January 30, 2019, the Company effected a stock dividend of 1.3860717 share per share of Class B common stock for each share of Class B common stock outstanding prior to the dividend and on March 19, 2019, the Company effected a stock dividend of 1.00747961 share per share of Class B common stock for each share of Class B common stock outstanding prior to the dividend, resulting in an aggregate of 5,163,333 shares of Class B common stock held by Insurance Acquisition Sponsor, LLC and the directors of the Company. All share and per-share amounts have been retroactively restated to reflect the stock dividend on the Founder Shares. The 5,163,333 Founder Shares included an aggregate of up to 655,000 shares of Class B common stock which were subject to forfeiture by the Sponsor to the extent that the underwriters’ overallotment option was not exercised in full or in part, so that the Founder Shares would represent 25% of the Company’s aggregate Founder Shares, Placement Shares and issued and outstanding Public Shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 655,000 Founder Shares are no longer subject to forfeiture.

The Insiders have agreed not to transfer, assign or sell any of their Founder Shares (except to permitted transferees) until (i) with respect to 20% of such shares, upon consummation of the Company’s initial Business Combination, (ii) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iii) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Business Combination, (iv) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and (v) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination or earlier, in any case, if, following a Business Combination, (vi) the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Advance from Related Party

An affiliate of the Sponsor advanced the Company an aggregate of $65,535 to be used for the payment of costs related to the Initial Public Offering. The advances were non-interest bearing, unsecured and due on demand. The Company repaid the $65,535 of outstanding advances upon the consummation of the Initial Public Offering on March 22, 2019.

Promissory Note — Related Party

The Company issued a $500,000 promissory note (the “Promissory Note”) to an affiliate of the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $200,000. The Promissory Note was non-interest bearing and payable on the earlier of June 30, 2019 or the completion of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on March 22, 2019.

Administrative Services Agreement

The Company entered into an agreement, commencing on March 19, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor $10,000 per month for office space, utilities, secretarial support and administrative services. For the three months ended June 30, 2020 and 2019, the Company incurred and paid $30,000 in fees for these services. For the six months ended June 30, 2020 and 2019, the Company incurred and paid $60,000 and $35,000 in fees for these services, respectively.

Consulting Arrangements

In January 2019, the Company entered into consulting arrangements with three individuals affiliated with Cohen & Company, LLC for advisory services to be provided to the Company. These arrangements provide for aggregate monthly fees of approximately $23,000. For the three and six months ended June 30, 2020, the Company incurred $68,125 and $137,500, respectively, in such fees. For the three and six months ended June 30, 2019, the Company incurred $61,875 and $123,750, respectively, in such fees. At June 30, 2020 and December 31, 2019, $-0- and $5,208 are included in accounts payable and accrued expenses in the accompanying condensed balance sheets, respectively.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or one of its affiliates has committed to loan the Company funds as may be required up to a maximum of $750,000 (“Working Capital Loans”), which will be repaid only upon the consummation of a Business Combination. The Sponsor or one of its affiliates may also elect, in its discretion, to make Working Capital Loans in excess of $750,000. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. Up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant at the option of the holder. The warrants would be identical to the Placement Warrants.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On May 21, 2020, the Company issued a $750,000 unsecured promissory note (the “Note”) to Cohen & Company, LLC. The Note is non-interest bearing and payable upon the consummation of a Business Combination. Up to $750,000 of such loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Placement Warrants. As of June 30, 2020, there was $350,000 outstanding under the Note.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on March 19, 2019, holders of the Founder Shares, Placement Units (including securities contained therein) and the warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Placement Warrants or the warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act. In addition, the holders will have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. Notwithstanding the foregoing, Cantor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the registration statement related to the Initial Public Offering and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $2,620,000. In addition, the underwriters’ representative will be entitled to a deferred fee of $6,419,000. The deferred fee will become payable to the underwriters’ representative from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Advisory and Consulting Agreements

On June 10, 2020, the Company entered into an agreement with a service provider, pursuant to which the service provider will serve as the placement agent for the Company in connection with a proposed private placement (the “Transaction”) of the Company’s equity or equity-linked securities (the “Securities”). The Company agreed to pay the service provider a cash fee equal to 4% of the gross proceeds of the total Securities sold in the Transaction less than or equal to $100 million and 5% of the gross proceeds of the total Securities sold in the Transaction greater than $100 million. The fee will not be payable in the event the Company does not consummate the Transaction. As of June 30, 2020, no amounts were incurred under this agreement.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

On June 10, 2020, the Company entered into an agreement with the same service provider, pursuant to which the service provider will provide the Company with capital markets advisory services for a potential Business Combination. The Company agreed to pay the service provider (i) all reasonable travel and other expense incurred in performing its services and (ii) any expenses relating to due diligence. As of June 30, 2020, no amounts were incurred under this agreement.

On June 11, 2020, the Company entered into a transactional support agreement with a service provider, pursuant to which the service provider agreed to render certain financial advisory and investment banking services in connection with the Company’s potential Business Combination. The Company agreed to pay the service provider a fee of $1,600,000 if the Company consummates a Business Combination. In the event a Business Combination is consummated, the Company, at its sole discretion, may pay a discretionary fee of up to $400,000 to the service provider. The fee will not be payable in the event the Company does not consummate a Business Combination. As of June 30, 2020, no amounts were incurred under this agreement.

On June 22, 2020, the Company entered into a consulting agreement with a service provider, pursuant to which the service provider will provide the Company with financial advisory support for a potential Business Combination. The Company agreed to pay the service provider a fee of $25,000 per month, for total fees of $75,000. In addition, the Company agreed to pay the service provider a minimum fee of $600,000 and up to a maximum fee of $1,200,000, if the Company consummates a Business Combination. The fee will not be payable in the event the Company does not consummate a Business Combination. As of June 30, 2020, no amounts were incurred under this agreement.

Merger Agreement

On June 29, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, IAC Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (“Merger Sub”), and Shift, providing for, among other things, and subject to the conditions therein, the combination of Shift and the Company pursuant to the proposed merger of Merger Sub with and into Shift with Shift continuing as the surviving entity (the “Merger”).

Pursuant to the Merger Agreement, the aggregate consideration (“Merger Consideration”) to be paid by the Company to the stockholders of Shift (the “Shift Stockholders”) in the Merger will consist of (i) 38,000,000 shares of the Company’s common stock, subject to adjustment in accordance with the terms of the Merger Agreement, and (ii) 6,000,000 shares of the Company’s common stock (the “Additional Shares”) that will be deposited into an escrow account at the closing of the Merger (the “Closing”). If the reported closing sale price of the Company’s common stock does not exceed $12.00 per share for 20 out of any 30 consecutive trading days during the first 12 months following the Closing (the “First Threshold”), then 3,000,000 Additional Shares will be returned to the Company (and either placed into treasury or retired, in the discretion of the Company). If the First Threshold is reached, such Additional Shares will be released from escrow to the respective Shift Stockholders that are the holders thereof. If the reported closing sale price of the Company’s common stock does not exceed $15.00 per share for 20 out of any 30 consecutive trading days during the first 30 months following the Closing (the “Second Threshold”), then fifty percent (50%) of the Additional Shares will be returned to the Company (and either placed into treasury or retired, in the discretion of the Company). If the Second Threshold is reached, such Additional Shares will be released from escrow to the respective Shift Stockholders that are the holders thereof. The Shift Stockholders are entitled to vote all of the Additional Shares while they are held in escrow.

The Merger will be consummated subject to the deliverables and provisions as further described in the Merger Agreement.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At June 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 50,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At June 30, 2020 and December 31, 2019, there were 1,781,753 and 1,633,440 shares of Class A common stock issued and outstanding, excluding 13,708,247 and 13,856,560 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each common share. At June 30, 2020 and December 31, 2019, there were 5,163,333 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will vote on the election of directors prior to the consummation of a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 25% of the sum of the total number of all shares of common stock issued and outstanding upon completion of the Initial Public Offering, including Placement Shares, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) March 22, 2020. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise for cash of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants has not been declared effective by the end of 60 business days following the closing of a Business Combination, warrant holders may, until

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its reasonable best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. The Company will use its reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to each warrant holder; and

•        If, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the warrants.

If the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to its initial stockholders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance), the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Placement Warrants are held by someone other than the Sponsor, Cantor or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8. FAIR VALUE MEASUREMENTS

At June 30, 2020 assets held in the Trust Account were comprised of $153,688,850 in money market funds which are invested in U.S. Treasury securities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2020
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$153,688,850

The Company classifies its U. S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2019, assets held in the Trust Account were comprised of $188,884 in cash and $153,049,302 in U.S. Treasury securities.

The gross holding losses and fair value of held-to-maturity securities at December 31, 2019 were as follows:

	Held-To-Maturity	Amortized Cost	Gross Holding Gains	Fair Value
December 31, 2019	U.S. Treasury Securities (Matured on 3/26/2020)	$153,049,302	$109,674	$153,158,976

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Insurance Acquisition Corp

Opinion on the financial statements

We have audited the accompanying balance sheets of Insurance Acquisition Corp. (a Delaware corporation) (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2019 and the period from March 13, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and the period from March 13, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2018.

Philadelphia, Pennsylvania
March 25, 2020

INSURANCE ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
Current assets
Cash	$406,724	$25,000
Prepaid expenses and other current assets	73,934	—
Total Current Assets	480,658	25,000
Deferred offering costs	—	100,621
Cash and marketable securities held in Trust Account	153,238,186	—
Total Assets	$153,718,844	$125,621

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$214,787	$365
Income taxes payable	497,388	—
Accrued offering costs	—	100,621
Advance from related party	—	1,304
Total Current Liabilities	712,175	102,290
Deferred underwriting fee payable	6,419,000	—
Total Liabilities	7,131,175	102,290

Commitments
Common stock subject to possible redemption, 13,856,560 shares at redemption value as of December 31, 2019	141,587,667	—

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 1,633,440 and no shares issued and outstanding (excluding 13,856,560 and no shares subject to possible redemption) as of December 31, 2019 and 2018, respectively	163	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,163,333 shares issued and outstanding as of December 31, 2019 and 2018, respectively	516	516
Additional paid-in capital	3,675,170	24,484
Retained earnings/(Accumulated deficit)	1,324,153	(1,669)
Total Stockholders’ Equity	5,000,002	23,331
Total Liabilities and Stockholders’ Equity	$153,718,844	$125,621

The accompanying notes are an integral part of the financial statements.

INSURANCE ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2019	For the Period March 13, 2018 (inception) through December 31, 2018
Operating expenses	$764,976	$1,669
Loss from operations	(764,976)	(1,669)
Other income:
Interest earned on marketable securities held in Trust Account	2,593,286	—
Income (loss) before provision for income taxes	1,828,310	(1,669)
Provision for income taxes	(502,488)	—
Net income (loss)	1,325,822	(1,669)
Weighted average shares outstanding of Class A redeemable common stock	15,065,000	—
Basic and diluted net income per share, Class A	0.13	—
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	5,462,872	4,508,333
Basic and diluted net loss per share, Class A and Class B	(0.10)	(0.01)

The accompanying notes are an integral part of the financial statements.

INSURANCE ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Stock Subscription Receivable		Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – March 13, 2018 (inception)	—	$—	—	$—	$—	$		$—	$—
Common stock issued to Sponsor	—	—	5,163,333	516	24,484		(25,000)	—	—
Stock subscription received from issuance of common stock to Sponsor	—	—	—	—	—		25,000	—	25,000
Net loss	—	—	—	—	—		—	(1,669)	(1,669)
Balance – December 31, 2018	—	—	5,163,333	516	24,484		—	(1,669)	23,331

Sale of 15,065,000 Units, net of underwriting discount and offering expenses	15,065,000	1,507	—	—	140,987,009		—	—	140,988,516
Sale of 425,000 Placement Units	425,000	42	—	—	4,249,958		—	—	4,250,000
Common stock subject to possible redemption	(13,856,560)	(1,386)	—	—	(141,586,281)		—	—	(141,587,667)
Net income	—	—	—	—	—		—	1,325,822	1,325,822
Balance – December 31, 2019	1,633,440	$163	5,163,333	$516	$3,675,170		$—	$1,324,153	$5,000,002

The accompanying notes are an integral part of the financial statements.

INSURANCE ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2019	For the Period from March 13, 2018 (inception) through December 31, 2018
Cash Flows from Operating Activities:
Net income (loss)	$1,325,822	$(1,669)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Payment of expenses through advances	—	1,304
Interest earned on marketable securities held in Trust Account	(2,593,286)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(73,934)	—
Accounts payable and accrued expenses	214,422	365
Income taxes payable	497,388	—
Net cash used in operating activities	(629,588)	—

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(150,650,000)	—
Cash withdrawn from Trust Account to pay income taxes	5,100	—
Net cash used in investing activities	(150,644,900)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	148,030,000	—
Proceeds from sale of Placement Units	4,250,000	—
Advance from related party	64,231	—
Repayment of advances from related party	(65,535)	—
Proceeds from promissory note – related party	200,000	—
Repayment of promissory note – related party	(200,000)	—
Payment of offering costs	(622,484)
Net cash provided by financing activities	151,656,212	25,000

Net Change in Cash	381,724	25,000
Cash – Beginning of period	25,000	—
Cash – End of period	$406,724	$25,000

Supplemental cash flow information
Cash paid for income taxes	$5,100	$—

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$140,260,560	$—
Change in value of common stock subject to possible redemption	$1,327,107	$—
Deferred underwriting fee payable	$6,419,000	$—
Offering costs included in accrued offering costs	$—	$100,621

The accompanying notes are an integral part of the financial statements.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Insurance Acquisition Corp. (the “Company”), is a blank check company incorporated in Delaware on March 13, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more operating businesses or assets (a “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on businesses providing insurance or insurance related services, with particular emphasis on regulated insurance or reinsurance companies. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through December 31, 2019 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on March 19, 2019. On March 22, 2019, the Company consummated the Initial Public Offering of 15,065,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,965,000 Units, at $10.00 per Unit, generating gross proceeds of $150,650,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 425,000 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to the Company’s sponsor, Insurance Acquisition Sponsor, LLC (together with Dioptra Advisors, LLC, the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor”), generating gross proceeds of $4,250,000, which is described in Note 4.

Transaction costs amounted to $9,661,484, consisting of $2,620,000 of underwriting fees, $6,419,000 of deferred underwriting fees and $622,484 of other offering costs. In addition, $1,048,801 of cash was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on March 22, 2019, an amount of $150,650,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (“Trust Account”), which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination; (ii) the redemption of any Public Shares in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete an initial Business Combination by September 22, 2020 or, if the Extension Amendment is approved, by November 3, 2020 (the “Combination Period”); or (iii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to pay the Company’s tax obligations, if the Company is unable to complete an initial Business Combination within the Combination Period or upon any earlier liquidation of the Company.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of signing a definitive

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

agreement in connection with a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors (the “Insiders”) have agreed to vote their Founder Shares (as defined in Note 5), the shares of Class A common stock included in the Placement Units (the “Placement Shares”) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Company will also provide its stockholders with the opportunity to redeem all or a portion of their Public Shares in connection with any stockholder vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if it does not complete an initial Business Combination within the Combination Period. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account, net of taxes payable). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative (as discussed in Note 6). There will be no redemption rights with respect to the Company’s warrants in connection with such a stockholder vote to approve such an amendment to the Company’s Amended and Restated Certificate of Incorporation. Notwithstanding the foregoing, the Company may not redeem shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Insiders have agreed to vote any Founder Shares, Placement Shares and any Public Shares held by them in favor of any such amendment.

The Company will have until the expiration of the Combination Period to consummate its initial Business Combination. If the Company is unable to consummate a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the Trust Account not previously released to the Company to pay its tax obligations and up to $100,000 of interest to pay dissolution

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and; (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Insiders and Cantor have agreed to waive their redemption rights with respect to any Founder Shares and Placement Shares, as applicable, (i) in connection with the consummation of a Business Combination, (ii) in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete its initial Business Combination within the Combination Period, and (iii) if the Company fails to consummate a Business Combination within the Combination Period. The Insiders have also agreed to waive their redemption rights with respect to any Public Shares held by them in connection with the consummation of a Business Combination and in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete its initial Business Combination within the Combination Period. However, the Insiders will be entitled to redemption rights with respect to Public Shares if the Company fails to consummate a Business Combination or liquidates within the Combination Period. Cantor will have the same redemption rights as public stockholders with respect to any Public Shares it acquires. The representative has agreed to waive its rights to deferred underwriting commissions held in the Trust Account in the event the Company does not consummate a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the Initial Public Offering price per Unit ($10.00). Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers (except the Company’s independent registered accounting firm), prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. Cohen & Company, LLC, the manager of the Sponsor, has agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for service rendered, contracted for or products sold to the Company. However, it may not be able to satisfy those obligations should they arise.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its Business Combination and it does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its shares with respect to an aggregate of 20.0% or more of the shares sold in the Initial Public Offering. However, there is no restriction on the Company’s stockholders’ ability to vote all of their shares for or against a Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Offering costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $9,661,484 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

Net income (loss) per common share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 7,745,000 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income per share. Net income (loss) per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net income (loss) per common share, basic and diluted for Class A and Class B non-redeemable common stock is calculated by dividing the net income (loss), less income attributable to Class A redeemable common stock, by the weighted average number of Class A and Class B non-redeemable common stock outstanding for the period. Class A and Class B non-redeemable common stock includes the Founder Shares and the Placement Units as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2019 and 2018, the Company had not experienced losses on this account.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recently issued accounting standards

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-11, Earnings per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): Part I. Accounting for Certain Financial Instruments with Down Round Features; Part II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Also, entities must adjust their basic Earnings per Share (“EPS”) calculation for the effect of the down round provision when triggered (that is, when the exercise price of the related equity-linked financial instrument is adjusted downward because of the down round feature). That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. An entity will also recognize the effect of the trigger within equity. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company adopted this guidance during the year ended December 31, 2019. The adoption of this guidance enabled the Company to record the warrants as equity instruments and is not expected to have a material impact on the Company’s financial position, results of operations, cash flows or disclosures moving forward until a trigger event occurs. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update are not expected to have an impact on the Company.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 15,065,000 Units at a purchase price of $10.00 per Unit, which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,965,000 Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, Insurance Acquisition Sponsor, LLC and Cantor purchased an aggregate of 425,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $4,250,000. Insurance Acquisition Sponsor, LLC purchased 375,000 Placement Units and Cantor purchased 50,000 Placement Units. Each Placement Unit consists of one share of Class A common stock and one-half of one warrant (the “Placement Warrant”). Each whole Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Placement Warrants.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In March 2018, the Company issued an aggregate of 1,000 shares of common stock to Insurance Acquisition Sponsor, LLC (the “Founder Shares”) for an aggregate purchase price of $25,000.

On December 26, 2018, the Company filed an amendment to its Certificate of Incorporation to, among other things, create two classes of common stock, Class A and Class B, and to convert the outstanding Founder Shares into shares of Class B common stock. The Founder Shares will automatically convert into shares of Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7. On December 26, 2018, the Company effectuated a 3,697.5-for-1 forward stock split of its common stock. On January 30, 2019, the Company effected a stock dividend of 1.3860717 share per share of Class B common stock for each share of Class B common stock outstanding prior to the dividend and on March 19, 2019, the Company effected a stock dividend of 1.00747961 share per share of Class B common stock for each share of Class B common stock outstanding prior to the dividend, resulting in an aggregate of 5,163,333 shares of Class B common stock held by Insurance Acquisition Sponsor, LLC and the directors of the Company. All share and per-share amounts have been retroactively restated to reflect the stock dividend on the Founder Shares. The 5,163,333 Founder Shares included an aggregate of up to 655,000 shares of Class B common stock which were subject to forfeiture by the Sponsor to the extent that the underwriters’ overallotment option was not exercised in full or in part, so that the Founder Shares would represent 25% of the Company’s aggregate Founder Shares, Placement Shares and issued and outstanding Public Shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 655,000 Founder Shares are no longer subject to forfeiture.

The Insiders have agreed not to transfer, assign or sell any of their Founder Shares (except to permitted transferees) until (i) with respect to 20% of such shares, upon consummation of the Company’s initial Business Combination, (ii) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iii) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iv) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and (v) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination or earlier, in any case, if, following a Business Combination, (vi) the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Advance from Related Party

An affiliate of the Sponsor advanced the Company an aggregate of $65,535 to be used for the payment of costs related to the Initial Public Offering. The advances were non-interest bearing, unsecured and due on demand. The Company repaid the $65,535 of outstanding advances upon the consummation of the Initial Public Offering on March 22, 2019.

Promissory Note – Related Party

The Company issued a $500,000 promissory note (the “Promissory Note”) to an affiliate of the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $200,000. The Promissory Note was non-interest bearing and payable on the earlier of June 30, 2019 or the completion of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on March 22, 2019.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Administrative Services Agreement

The Company entered into an agreement, commencing on March 19, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor $10,000 per month for office space, utilities, secretarial support and administrative services. For the year ended December 31, 2019, the Company incurred $95,000 in fees for these services.

Consulting Arrangements

In January 2019, the Company entered into consulting arrangements with three individuals affiliated with Cohen & Company, LLC for advisory services to be provided to the Company. These arrangements provide for aggregate monthly fees of $23,125. For the year ended December 31, 2019, the Company incurred $268,750 in such fees, of which $5,208 is included in accounts payable and accrued expenses in the accompanying balance sheets at December 31, 2019.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or one of its affiliates has committed to loan the Company funds as may be required up to a maximum of $750,000 (“Working Capital Loans”), which will be repaid only upon the consummation of a Business Combination. The Sponsor or one of its affiliates may also elect, in its discretion, to make Working Capital Loans in excess of $750,000. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. Up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant at the option of the holder. The warrants would be identical to the Placement Warrants. As of December 31, 2019 and 2018, there are no working capital loans outstanding.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on March 19, 2019, holders of the Founder Shares, Placement Units (including securities contained therein) and the warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Placement Warrants or the warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the holders will have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. Notwithstanding the foregoing, Cantor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the registration statement related to the Initial Public Offering and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $2,620,000. In addition, the underwriters’ representative will be entitled to a deferred fee of $6,419,000. The deferred fee will become payable to the underwriters’ representative from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 50,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 1,633,440 and -0- shares of Class A common stock issued and outstanding, excluding 13,856,560 and -0- shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each common share. At December 31, 2019 and 2018, there were 5,163,333 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will vote on the election of directors prior to the consummation of a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 25% of the sum of the total number of all shares of common stock issued and outstanding upon completion of the Initial Public Offering, including Placement Shares, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) March 22, 2020. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise for cash of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants has not been declared effective by the end of 60 business days following the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its reasonable best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. The Company will use its reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to each warrant holder; and

•        If, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the warrants.

If the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to its initial stockholders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance), the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Placement Warrants are held by someone other than the Sponsor, Cantor or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. INCOME TAX

The Company’s net deferred tax assets at December 31, 2019 was as follows:

Deferred tax asset
Startup/organizational expenses	$118,543
Total deferred tax assets	118,543
Valuation allowance	(118,543)
Deferred tax asset, net of allowance	$—

The Company did not have any significant deferred tax assets or liabilities at December 31, 2018.

The income tax provision consists of the following:

December 31, 2019
Federal
Current	$502,488
Deferred	(118,543)

State
Current	$—
Deferred	—
Change in valuation allowance	118,543
Income tax provision	$502,488

As of December 31, 2019, the Company did not have any U.S. federal and state net operating loss carryovers (“NOLs”) available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2019, the change in the valuation allowance was $118,543.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

December 31, 2019
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in valuation allowance	6.5%
Income tax provision	27.5%

The Company files income tax returns in the U.S. federal jurisdiction and in various state and local jurisdictions and is subject to examination by the various taxing authorities since inception.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS

The Company classifies its U. S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2019, assets held in the Trust Account were comprised of $188,884 in cash and $153,049,302 in U.S. Treasury Bills.

The gross holding losses and fair value of held-to-maturity securities at December 31, 2019 are as follows:

	Held-To-Maturity	Amortized Cost	Gross Holding Gains	Fair Value
December 31, 2019	U.S. Treasury Securities (Mature on 3/26/2020)	$153,049,302	$109,674	$153,158,976

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued.

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic, which continues to spread throughout the United States. The spread of COVID-19 has caused significant volatility in U.S. and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and, as such, the Company is unable to determine if it will have a material impact to its operations.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(unaudited)

	As of June 30, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$23,087	$42,976
Accounts receivable, net	2,216	1,839
Inventory	15,610	18,198
Prepaid expenses and other current assets	3,101	1,899
Total current assets	44,014	64,912
Property and equipment, net	1,943	2,120
Capitalized website and internal use software costs, net	6,320	5,679
Restricted cash, noncurrent	1,575	1,600
Deferred borrowing costs	3,667	5,184
Other noncurrent assets	3,004	3,274
Total assets	$60,523	$82,769
Liabilities, CONVERTIBLE PREFERRED STOCK AND stockholders’ DEFICIT
Current liabilities:
Accounts payable	$3,017	$1,967
Accrued expenses and other current liabilities	10,198	5,954
Flooring line of credit	6,682	16,245
Total current liabilities	19,897	24,166
Related party long term note, net, noncurrent	9,171	8,505
Warrants liability	10,443	4,810
Other noncurrent liabilities	7,966	1,954
Total liabilities	47,477	39,435
Commitment and contingencies (Note 8)
Convertible preferred stock – par value $0.0001 per share; 259,455,633 shares authorized at June 30, 2020, and December 31, 2019; 255,237,101 shares issued and outstanding at June 30, 2020, and December 31, 2019; (liquidation preference of $175,265 at June 30, 2020, and December 31, 2019)	223,631	223,631
Stockholders’ deficit:
Common stock – par value $0.0001 per share; 435,000,000 shares authorized at June 30, 2020, and December 31, 2019, respectively; 38,022,034 and 37,432,555 shares issued and outstanding at June 30, 2020, and December 31, 2019, respectively;	3	3
Additional paid-in capital	36,033	34,997
Accumulated deficit	(246,621)	(215,297)
Total stockholders’ deficit	(210,585)	(180,297)
Total liabilities, convertible preferred stock and stockholders’ deficit	$60,523	$82,769

The accompanying notes are an integral part of these condensed consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue
Ecommerce revenue, net	$27,468	$35,949	$49,384	$75,731
Other revenue	1,215	964	1,897	1,673
Wholesale vehicle revenue	3,758	5,547	11,112	15,623
Total revenue	32,441	42,460	62,393	93,027
Cost of sales	28,868	42,841	55,478	93,223
Gross profit	3,573	(381)	6,915	(196)
Operating expenses:
Selling, general and administrative expenses	14,633	15,566	28,079	38,032
Depreciation and amortization	1,096	729	2,077	1,296
Total operating expenses	15,729	16,295	30,156	39,328
Loss from operations	(12,156)	(16,676)	(23,241)	(39,524)
Interest expense	(1,264)	(1,461)	(2,645)	(2,673)
Interest income and other income (expense)	(5,574)	507	(5,438)	1,215
Net loss and comprehensive loss attributable to common stockholders	$(18,993)	$(17,630)	$(31,324)	$(40,982)
Net loss and comprehensive loss per share attributable to common stockholders, basic and diluted	$(0.53)	$(0.52)	$(0.89)	$(1.16)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	35,649,734	34,086,048	35,177,371	35,434,113

The accompanying notes are an integral part of these condensed consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share and per share amounts)
(unaudited)

Three Months Ended June 30, 2019	Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at March 31, 2019	255,155,000	$223,484	36,917,225	$3	$23,270	$(158,166)	$(134,893)
Additional Series C-1 issuance costs	—	54	—	—	—	—	—
Issuance of common stock upon exercise of vested options	—	—	253,181	—	20	—	20
Issuance of common stock upon early exercise of options	—	—	50,035	—	—	—	—
Vesting of early exercised options	—	—	—	—	64	—	64
Stock-based compensation	—	—	—	—	205	—	205
Exchange of common shares for Series D preferred shares	69,023	88	(69,023)	—	(22)	—	(22)
Net loss and comprehensive loss	—	—	—	—	—	(17,630)	(17,630)
Balance at June 30, 2019	255,224,023	$223,626	37,151,418	$3	$23,537	$(175,796)	$(152,256)
Six Months Ended June 30, 2019	Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	247,216,590	$213,461	39,878,225	$3	$12,542	$(134,814)	$(122,269)
Adoption of ASU 2018-07 (See Note 2)	—	—	—	—	3,915	—	3,915
Additional Series C-1 issuance costs	—	(34)	—	—	—	—	—
Issuance of Series D convertible preferred, net of issuance costs of $7	4,555,805	5,793	—	—	—	—	—
Issuance of warrants upon achievement of milestones	—	—	—	—	4,767	—	4,767
Shareholder contribution upon signing of contract related to Milestone 5	—	—	—	—	2,832	—	2,832
Issuance of common stock upon exercise of vested options	—	—	709,802	—	58	—	58
Issuance of common stock upon early exercise of options	—	—	50,035	—	—	—	—
Vesting of early exercised options	—	—	—	—	126	—	126
Repurchase of shares related to early exercised options	—	—	(35,016)	—	—	—	—
Stock-based compensation	—	—	—	—	469	—	469
Exchange of common shares for Series D preferred shares	3,451,628	4,406	(3,451,628)	—	(1,172)	—	(1,172)
Net loss and comprehensive loss	—	—	—	—	—	(40,982)	(40,982)
Balance at June 30, 2019	255,224,023	$223,626	37,151,418	$3	$23,537	$(175,796)	$(152,256)

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit – (Continued)
(in thousands, except share and per share amounts)
(unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Three Months Ended June 30, 2020	Shares	Amount	Shares	Amount
Balance at March 31, 2020	255,237,101	$233,631	37,796,601	$3	$35,424	$(227,628)	$(192,201)
Issuance of common stock upon exercise of vested options	—	—	225,433	—	28	—	28
Vesting of early exercised options	—	—	—	—	89	—	89
Stock-based compensation	—	—	—	—	492	—	492
Net loss and comprehensive loss	—	—	—	—	—	(18,993)	(18,993)
Balance at June 30, 2020	255,237,101	$223,631	38,022,034	$3	$36,033	$(246,621)	$(210,585)
	Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Six Months Ended June 30, 2020	Shares	Amount	Shares	Amount
Balance at December 31, 2019	255,237,101	$233,631	37,432,555	$3	$34,997	$(215,297)	$(180,297)
Issuance of common stock upon exercise of vested options	—	—	613,504	—	82	—	82
Issuance of restricted stock awards	—	—	18,725	—	6	—	6
Repurchase of shares related to early exercised options	—	—	(42,750)	—	—	—	—
Vesting of early exercised options	—	—	—	—	134	—	134
Stock-based compensation	—	—	—	—	814	—	814
Net loss and comprehensive loss	—	—	—	—	—	(31,324)	(31,324)
Balance at June 30, 2020	255,237,101	$223,631	38,022,034	$3	$36,033	$(246,621)	$(210,585)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from Operating activities
Net loss	$(31,324)	$(40,982)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,077	1,296
Stock-based compensation expense, including warrant remeasurement	6,332	356
Non-cash expense upon milestone achievement	—	2,894
Contra-revenue associated with milestones	318	4,905
Amortization of debt discount	2,184	2,016
Compensation expense from exchange of common stock	—	4,805
Changes in operating assets and liabilities:
Accounts receivable	(377)	260
Inventory	2,588	6,960
Prepaid expenses and other current assets	(1,202)	(298)
Other noncurrent assets	(48)	(813)
Accounts payable	1,050	(1,043)
Accrued expenses and other current liabilities	4,204	1,566
Other noncurrent liabilities	(45)	256
Net cash used in operating activities	(14,241)	(17,822)
Cash flows from Investing activities
Purchases of property and equipment	(298)	(571)
Capitalized website internal-use software costs	(1,933)	(2,223)
Net cash used in investing activities	(2,231)	(2,794)
Cash flows from Financing activities
Proceeds from flooring line of credit facility	29,127	63,185
Repayment of flooring line of credit facility	(38,690)	(62,680)
Proceeds from SBA PPP loans	6,055	—
Proceeds from issuance of convertible preferred stock	—	5,800
Issuance costs related to convertible preferred stock	—	(7)
Proceeds from stock option exercises, including from early exercised options	69	52
Repurchase of shares related to early exercised options	(3)	(3)
Net cash (used in) provided by financing activities	(3,442)	6,347
Net decrease in cash, cash equivalents and restricted cash	(19,914)	(14,269)
Cash, cash equivalents and restricted cash, beginning of period	44,576	72,092
Cash, cash equivalents and restricted cash, end of period	$24,662	$57,823
Supplemental disclosure of cash flow information
Cash paid for interest	$459	$651
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Vesting of exercised options	$129	$126
Stock based compensation capitalized to internal-use software	$119	$112

The accompanying notes are an integral part of these condensed consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

1.     DESCRIPTION OF THE BUSINESS AND ACCOUNTING POLICIES

Shift Technologies, Inc. (the “Company”) was incorporated in the State of Delaware on December 9, 2013. The Company conducts its business through its wholly owned subsidiaries Shift Operations, LLC, and Shift Finance, LLC.

The Company is based in and operates out of San Francisco, California and operates hubs to purchase, recondition and sell vehicles in the following markets in California: San Francisco, Los Angeles, Sacramento and San Diego; as well as operating in Portland, Oregon. Shift operates an innovative platform to make car purchases, car sales and ownership simple. Shift’s innovative platform, which includes proprietary pricing technology, provides consumers with a digital purchase and selling experience, and includes offerings throughout the sales cycle, including vehicle pickup and delivery at a customer’s location.

COVID-19

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus disease (“COVID-19”) as a pandemic, and we expect our operations in all locations to be affected as the virus continues to proliferate. The Company saw a slowing of vehicle sales immediately following the shelter in place ordinances in March; however, within five weeks, weekly sales volume rebounded nearly to pre-COVID-19 volumes. The Company has adjusted certain aspects of its operations to protect its employees and customers while still meeting customers’ needs for vital technology, including implementing contactless purchase and delivery processes and applying long-term antimicrobial surface and air protection systems for our entire inventory.

In April 2020, we received loans from the Small Business Administration under the Paycheck Protection Program (the “PPP Loans”) to help us keep our workforce employed and avoid further headcount reduction during the COVID-19 crisis, the outstanding principal amount of which totals $6.1 million. The full amount of the PPP Loans will be repaid in connection with the closing of the Merger. We will continue to monitor the situation closely and it is possible that we will implement further measures. In light of the uncertainty as to the severity and duration of the pandemic, the impact on our revenues, profitability and financial position is uncertain at this time.

Insurance Acquisition Corp. Merger

On June 29, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company and Insurance Acquisition Corp., (“IAC”), an entity listed on the Nasdaq Capital Market under the trade symbol “INSU”, IAC Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of IAC (“Merger Sub”), providing for, among other things, and subject to the conditions therein, the combination of the Company and IAC pursuant to the proposed merger of Merger Sub with and into the Company with the Company continuing as the surviving entity (the “Merger”). As a result of the Merger, each outstanding share of the Company’s common stock, will convert into newly issued shares of INSU’s Class A common stock, as calculated pursuant to the terms of the Merger Agreement. The approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of INSU’s common stock.

The Merger Agreement, if approved, will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, INSU, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Shift will be treated as the accounting acquirer.

Basis of Presentation

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

1.     DESCRIPTION OF THE BUSINESS AND ACCOUNTING POLICIES (cont.)

Liquidity

Since inception, the Company has generated recurring losses which has resulted in an accumulated deficit of $246.6 million as of June 30, 2020. Further, during the six months ended June 30, 2020, the Company had negative operating cash flows of $14.3 million. In order to fund planned operations, the Company will need to secure additional debt or equity financing. These plans for additional financings are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern, however as the plans are outside of Management’s control, the Company cannot ensure they will be effectively implemented. As a result, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. Failure to secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

The accompanying condensed consolidated financial statements have been prepared in conformity with U.S. GAAP, assuming the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates and assumptions, including those related to the valuation of vehicle inventory, capitalized website and internal-use software development costs, fair value of common stock, warrants, stock-based compensation and income taxes.

The COVID-19 pandemic has adversely impacted the global economy, as well as the Company’s operations, and the extent and duration of the impacts remain unclear. The Company’s future estimates, including, but not limited to, the inventory valuations, and fair value measurements, may be impacted and continue to evolve as conditions change as a result of the COVID-19 pandemic.

Management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from those estimates.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

1.     DESCRIPTION OF THE BUSINESS AND ACCOUNTING POLICIES (cont.)

The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability. As of June 30, 2020, all liability-classified warrants that are remeasured in a recurring basis have been valued using Level 3 inputs. The calculation of the warrant value is based on the Black-Scholes valuation model, which requires significant estimates including the expected volatility of our common stock, expected dividend yield, option term and risk-free rate. As of June 30, 2020, and December 31, 2019, there were no accumulated gains or losses related to these financial instruments in accumulated other comprehensive loss.

The Company recorded a remeasurement loss of $5.6 million within interest income and other income (expense) during the three months ended June 30, 2020. There was no remeasurement recording during the three months ended March 31, 2020.

Unaudited Interim Condensed Consolidated Financial Statements

The accompanying interim condensed consolidated balance sheet as of June 30, 2020, the interim condensed consolidated statements of operations and comprehensive loss, condensed consolidated statements of convertible preferred stock and stockholders’ deficit for the three and six months ended June 30, 2020 and 2019, and condensed consolidated statements of cash flows for the six months ended June 30, 2020 and 2019, and amounts relating to the interim periods included in the accompanying notes to the interim condensed consolidated financial statements are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited consolidated financial statements, and in management’s opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the Company’s condensed consolidated balance sheet as of June 30, 2020, and its results of operations for the three and six months ended June 30, 2020 and 2019, and cash flows for the six months ended June 30, 2019 and 2020. The results for the three and six months ended June 30, 2020, are not necessarily indicative of the results expected for the fiscal year or any other periods. These interim financial statements should be read in conjunction with the Company’s consolidated financial statements and related notes for the fiscal year ended December 31, 2019.

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. This ASU is effective for public and private companies’ fiscal years beginning after December 15, 2018, and December 15, 2021, respectively, with early adoption permitted. The Company expects to adopt ASU 2016-02 under the private company transition guidance beginning January 1, 2022, and is currently evaluating the impact on the Company’s consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

1.     DESCRIPTION OF THE BUSINESS AND ACCOUNTING POLICIES (cont.)

In June 2016, the FASB issued ASU 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. This ASU is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company expects to adopt ASU 2016-13 under the private company transition guidance beginning January 1, 2023, and is currently evaluating the impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”). The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software as defined in ASC 350-40. Under ASU 2018-15, the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the financial statements as the related hosting fees. ASU 2018-15 is effective for public and private companies’ fiscal years beginning after December 15, 2019, and December 15, 2020, respectively, and interim periods within those fiscal years, with early adoption permitted. The Company expects to adopt ASU 2018-15 under the private company transition guidance beginning January 1, 2021, and is currently evaluating the impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2020, with early adoption permitted. The Company expects to adopt ASU 2019-12 under the private company transition guidance beginning January 1, 2022, and is currently assessing the impact the guidance will have on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848)–Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). The amendments in ASU 2020-04 provide optional expedients and exceptions to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform if certain criteria are met. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022. The amendments in this update are elective and are effective upon issuance for all entities. This guidance is optional and may be elected over time as reference rate reform activities occur. The Company is currently evaluating the impact of this guidance. However, the impact of this ASU is not expected to be material as the Company is not party to any contracts referencing LIBOR that extend past its expected discontinuation.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

2.     CAPITALIZED WEBSITE AND INTERNAL-USE SOFTWARE COSTS, NET

Capitalized website and internal-use software development costs consist of the following (in thousands):

	As of June 30, 2020	As of December 31, 2019
Capitalized website domain costs – nonamortizable	$385	$385
Capitalized website and internal-use software development costs – amortizable	15,134	12,891
Less: accumulated amortization	(9,199)	(7,597)
Capitalized website and internal-use software development costs, net	$6,320	$5,679

Amortization of capitalized software development costs is included in depreciation and amortization in the condensed consolidated statement of operations and comprehensive loss and amounted to $0.8 and $0.6 million for the three months ended June 30, 2020 and 2019, respectively, and $1.6 million and $1.1 million for the six months ended June 30, 2020 and 2019, respectively.

3.     ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following (in thousands):

	As of June 30, 2020	As of December 31, 2019
Liability for vehicles acquired under OEM program	$3,626	$—
Accrued payroll related costs	2,293	1,083
Provision for DMV refunds	1,041	1,036
Accrued sales taxes	771	1,691
Common stock subject to repurchase liability	118	269
Other accrued expenses	2,349	1,875
Total accrued expenses and other current liabilities	$10,198	$5,954

In November 2019, the Company entered into an arrangement with an original equipment manufacturer (“OEM”) to sell vehicles sourced locally through the trade-in program of the OEM on the Company’s platform. Under the terms of the arrangement, the Company has the option to provisionally accept any trade-ins based on information provided by the OEM. The Company transports any accepted vehicles to its inspection and reconditioning center where Shift inspects the vehicle and makes a final purchasing decision regarding the vehicle. Any rejected vehicles are sent to wholesale auction facilities Shift’s expense, at which point Shift has no further obligations to the automaker for the rejected vehicle. The Company records inventory received under the arrangement with the OEM equal to the amount of the liability due to the OEM to acquire such vehicles. The liability due to the OEM provider for such acquired vehicles is equal to the OEM’s original acquisition price plus 50% of excess estimated sales price over this original acquisition price.

4.     BORROWINGS

SBA PPP Loan

On April 22, 2020, the Company, through Shift Technologies, Inc., and its wholly owned subsidiary, Shift Operations LLC, obtained loans under the Paycheck Protection Program (the “PPP Loans”) the outstanding principal amount of which totals $6.1 million. The PPP Loans were made through Newtek Small Business Finance (SBA or the “Lender”), and the Company entered into two U.S. Small Business Administration Paycheck Protection Program Notes (the “Agreements”) with the Lender evidencing the PPP Loans.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

4.     BORROWINGS (cont.)

The term of each the PPP Loan is two years. Interest will accrue on the outstanding principal balances of the PPP Loans at a fixed rate of 1.0%, which shall be deferred for the first six months of the term of the PPP Loans. Monthly payments will be due and payable beginning in October 2020 and continue each month thereafter until maturity of the PPP Loans. The Company may prepay principal of the PPP Loans at any time in any amount without penalty. The Agreements contain customary events of default relating to, among other things, payment defaults, breach of representations and warranties or provisions of the PPP Loans. The occurrence of an event of default may result in the repayment of all amounts outstanding, collection of all amounts owing from the Company, and/or filing suit and obtaining judgment against the Company.

The Company accounts for the PPP loan as debt and the balance of $6.1 million at June 30, 2020 is recorded within other noncurrent liabilities. The Company may apply for forgiveness of the PPP Loans, or a portion thereof which is allocable to the sum of the payroll and benefit costs and covered rent and utility payments incurred by the Company within the specified period following the disbursement of the loans, as calculated in accordance with the terms of the PPP Loan. The Company may not seek or obtain forgiveness of the PPP Loans in whole or in part. The Company has used the proceeds in accordance with the purposes permitted under the PPP Loan program.

5.     STOCKHOLDERS’ EQUITY

Series D Convertible Preferred Stock

In February 2019, the Company completed an additional closing of the Series D convertible preferred stock and issued 4,555,805 shares at $1.2731 per share for gross $5.8 million.

Exchange of Common Stock for Series D Convertible Preferred Stock

In February 2019, the Company approved the sale of up to an aggregate of 5,000,000 shares of common stock (the “Secondary Shares”) by certain holders of common stock to certain existing or new investors in the Company at a price per share of $1.2731, equal to the original issuance price of the Series D preferred stock. Concurrent with this approval, the Company also approved the exchange of such Secondary Shares for shares of Series D convertible preferred stock pursuant to the terms and conditions of the stock exchange agreement to be entered into by the Company and the holders of the Secondary Shares. Up to 5,000,000 shares of the Series D convertible preferred stock are reserved for issuance pursuant to the terms of an exchange agreement.

In February and March 2019, certain employee stockholders completed secondary sales of 3,382,605 shares of common stock of the Company to new and existing investors. At the same time, the Company issued 3,382,605 shares of Series D convertible preferred stock in exchange for common stock. The Company recognized $4.7 million in non-cash compensation expense, $1.6 million in payroll tax liabilities and an increase to additional paid-in-capital, which was computed as the difference between the fair value of Series D convertible preferred stock and common stock at the time of exchange of shares.

Warrant and Commercial Agreements

In September 2018, the Company entered into a warrant agreement (the “Warrant Agreement”) and a commercial agreement for Milestone 1 with Lithia and granted Lithia a warrant to purchase 86,661,588 shares of common stock at an exercise price of $0.01 per share (the “Warrant Shares”). The Warrant Shares shall vest and become exercisable in six separate tranches of 14,443,598 shares each. Vesting and exercisability is dependent upon the achievement of the Milestones, as defined below. While the Warrant Agreement establishes general vesting terms for each of the six Milestones, each of the six Milestones contains substantive service or performance requirements, and were non-binding as neither the Company nor Lithia were obligated to perform until the commercial agreement associated with each Milestone was executed.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

5.     STOCKHOLDERS’ EQUITY (cont.)

Two tranches of 14,443,598 Warrant Shares shall each vest and become immediately exercisable upon the achievement of each of Milestone 1 and Milestone 2. The remaining four tranches of 14,443,598 Warrant Shares each shall vest and become exercisable on January 12, 2020 (the “Vesting Cliff Date”), provided that Milestone 3, Milestone 4, Milestone 5 and Milestone 6 have been achieved prior to such date. If such Milestone has not been achieved by the Vesting Cliff Date, such 14,443,598 Warrant Shares shall vest and become immediately exercisable upon the achievement of such Milestone. Any unvested Warrant Shares that have not vested by June 12, 2020 (the “Vesting Termination Date”), the Warrant shall automatically terminate with respect to any Warrant Shares which have not become exercisable as of the Vesting Termination Date. All Warrant Shares vested in January 2020.

•        Milestone 1 — the Company, with Lithia’s assistance, enters into acceptable credit facilities with access to asset-based used vehicle floorplan financing.

•        Milestone 2 — the Company and Lithia enter into a data sharing commercial agreement whereby Lithia agrees to transfer certain historical transaction and inventory data to the Company.

•        Milestone 3 — the Company and Lithia enter into a lease and services agreement whereby Lithia will make available at least one of its locations for the Company’s use as a storage/reconditioning/retail delivery center.

•        Milestone 4 — the Company and Lithia enter into a lease and services agreement whereby Lithia will make available at least three of its locations for the Company’s use as a storage/reconditioning/retail delivery center.

•        Milestone 5 — the Company and Lithia enter a commercial agreement whereby Lithia agrees to use commercially reasonable best efforts to help the Company secure and maintain access to finance and insurance products on par with a typical Lithia store.

•        Milestone 6 — the Company and Lithia entering into a commercial agreement where Lithia will purchase mutually-agreed upon vehicles from the Company in a minimum of three existing Lithia markets.

2018 Milestones

The commercial agreement agreed to with Lithia in September 2018 was entered into concurrently with arrangements that provide for Lithia’s guarantee of the flooring line of credit for a three-year period and the provision by Lithia for the delayed draw facility. The Company determined that there was significant value in the terms received related to both the guarantee and delayed draw facility, for which the Company transferred the warrants identified in Milestone 1 as compensation. Accordingly, upon entering into the arrangements, the Company measured the fair value of the guarantee received at $9.1 million and the fair value of the delayed draw facility at $5.7 million. Further the Company measured the fair value of the warrants to be transferred to Lithia in exchange for Milestone 1 at $4.2 million. The fair value of the guarantee is treated as a deferred borrowing cost associated with the flooring line of credit and is included within deferred borrowing costs on the condensed consolidated balance sheet. The deferred loan commitment cost of $5.7 million is being amortized over the four-year loan commitment period, which resulted in interest expense of $333 thousand and $333 thousand during the three months ended June 30, 2020 and 2019, respectively, and $0.7 million and $499 thousand during the six months ended June 30, 2020 and 2019, respectively.

The warrants issued with Milestone 1 were determined to be liability classified, subject to remeasurement, and are recorded within other non-current liabilities on the condensed consolidated balance sheet as of June 30, 2020, and December 31, 2019. The Company recorded remeasurement gains of $0.5 million and $0.7 million to interest income and other income (expense) during the three and six months ended June 30, 2019, respectively. The Company recorded a remeasurement loss of $5.6 million to interest income and other income (expense) during the three and six months ended June 30, 2020.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

5.     STOCKHOLDERS’ EQUITY (cont.)

Milestone 3 was achieved in December 2018 and the Company recorded the release of the corresponding warrant shares at the then fair value of $4.2 million. The warrants issued with Milestone 3 were determined to be liability classified and are subject to remeasurement, and at December 31, 2018, were recorded within other non-current liabilities on the condensed consolidated balance sheet. On January 1, 2019, the Company adopted ASU 2018-07, and reclassified the fair value of Milestone 3 warrants of $3.9 million from liability to equity and in turn, the balance is no longer subject to remeasurement after the date of adoption.

2019 Milestones

Prior to 2019, the Company had generated an immaterial amount of sales from Lithia. Beginning in 2019, the Company began to generate more substantial sales with Lithia. As Lithia is a customer, the Company assessed the warrants as consideration payable to a customer under ASC 606.

During the first quarter of 2019, the Company entered into commercial related to Milestone 2 that contractually obligated both the Company and Lithia to perform and, upon signing the relevant agreement, Lithia earned the related warrants. The Company determined that the grant date fair value for the cumulative equity-classified warrants earned related to Milestone 2 was $4.8 million. Upon achievement, the Company considered whether it received distinct goods or services for which it could reasonably estimate the fair value. The Company determine that historical data received from Lithia provided an immediate benefit to the Company. The Company concluded that the data represented a distinct good or service. The estimated fair value of such benefit of $2.2 million which was recorded immediately to selling, general, and administrative expenses on the condensed consolidated statement of operations and comprehensive loss. Of the remaining value associated with the warrants, $1.9 million was recorded as a reduction to revenue in the first quarter of 2019, which represented the cumulative revenue from Lithia, with an offsetting entry to a contract liability. The Company considered the appropriate treatment for the remaining $0.7 million of value associated with the warrants. The Company determined that it was appropriate to recharacterize such amount that exceeded the cumulative revenue recognized as an expense as the arrangements with Lithia do not provide the Company with an exclusive right to sell cars to Lithia and Lithia has no minimum purchase commitment. Accordingly, the Company recorded $0.7 million to selling, general and administrative expenses during the three months ended March 31, 2019.

In connection with the negotiations related to Milestone 5, Lithia facilitated an agreement with Automotive Warranty Services (“AWS”) to sell and market AWS’s service plans, whereby the Company receives commission rates from AWS of comparable terms to those received by Lithia. In substance the Company paid Lithia, in the form of Warrant Shares, to make an upfront payment to Company’s customers on behalf of the Company as the Company achieved favorable pricing from AWS. The benefits of this agreement were guaranteed by Lithia for an initial term of five years commencing on the signing date of the agreement. Such arrangement was the first of a number of agreements to be entered into under the terms of Milestone 5, see further discussion below. During the first quarter of 2019, the estimated fair value of the in substance upfront payment to AWS of $2.8 million was recorded, with an offsetting entry recorded to additional paid-in capital, representing a capital transaction with a related party.

Milestone 5 was met in October 2019 and the Company recorded these warrants to additional paid-in capital based on a fair value of $4.3 million. Milestone 5 was achieved after a mutual signed agreement was entered into evidencing that Lithia provided commercially best efforts to help the Company secure and maintain access to four finance and insurance products on par with a typical Lithia store. The fair value of the in substance upfront payment, other than the $2.8 million for AWS discussed above, was $0.4 million and was recorded to other non-current assets on the condensed consolidated balance sheet. The combined asset recorded of $3.2 million is subject to amortization over a five-year expected period of benefit. During the three and six months ended June 30, 2020, the Company amortized $159 thousand and $318 thousand, respectively, of the asset as a reduction to finance and insurance sales, which is recorded within other revenues on the condensed consolidated statement of operations and comprehensive loss. During the three and six months ended June 30, 2019, the Company amortized $142 thousand and $378 thousand, respectively, of the asset as a reduction to finance and insurance sales. As of June 30, 2020 and December 31, 2019, the remaining asset, net of accumulated amortization, was $2.2 million and $2.5 million, respectively.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

5.     STOCKHOLDERS’ EQUITY (cont.)

For the milestones that remained subject to achievement in 2019, the Company determined that such potential consideration to Lithia represented variable consideration, as Lithia had a valid expectation that the warrants would be issued to them during 2019. Further the Company determined that as of June 30, 2019 the estimated fair value of warrants that Lithia had a valid expectation to be paid under the remaining milestones subject to achievement exceeded the $2.6 million in sales to Lithia during the second quarter of 2019. Accordingly, during the three months ended June 30, 2019, the Company constrained revenue of $2.6 million, which is reflected as a contract liability at June 30, 2019.

At June 30, 2019 the Company had total contract liabilities associated with milestone accounting described above of $4.5 million. There were no contract liabilities at June 30, 2020.

Convertible Preferred Stock

The authorized, issued and outstanding shares of the convertible preferred stock and liquidation preferences were as follows (in thousands, except share numbers):

	Authorized Shares	Outstanding Shares	Net Carrying Value	Liquidation Preference
Series
As of June 30, 2020:
Series D	83,548,425	82,013,123	$100,624	$104,411
Series C-1	20,898,641	20,898,641	9,902	10,000
Series C	97,093,162	94,409,932	37,834	38,000
Series B	27,305,081	27,305,081	49,862	10,990
Series A	29,475,670	29,475,670	25,343	11,864
Series FF	1,134,654	1,134,654	66	—
Total	259,455,633	255,237,101	$223,631	$175,265

Common Stock

The Company’s reserved shares of common stock for future issuance as of June 30, 2020, are as follows:

Series D convertible preferred stock	82,013,123
Series C-1 convertible preferred stock	20,898,641
Series C convertible preferred stock	94,409,932
Series B convertible preferred stock	27,305,081
Series A convertible preferred stock	29,475,670
Series FF convertible preferred stock	1,134,654
Options to purchase common stock	40,431,688
Shares available for future option grants	8,475,232
Warrants to purchase Series C stock	2,111,801
Warrants to purchase common stock	86,815,048
Total	393,070,870

6.     STOCK-BASED COMPENSATION PLANS

The Company has the 2014 Stock Incentive Plan (the “Plan”) that provides for the grant of stock options, restricted stock, and other awards based on common stock of the Company. The maximum number of shares of the Company’s Common Stock that may be subject to awards under the Plan was 66,726,457 as of June 30, 2020, subject to adjustment in accordance with the terms of the Plan. The Company had an aggregate of 8,475,232 shares of Common Stock available for future grants under the Plan as of June 30, 2020.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

6.     STOCK-BASED COMPENSATION PLANS (cont.)

Generally, options under the Plans vest and become exercisable ratably over periods ranging from three to four years, with one-year cliff vesting, based on their individual grant dates, subject to continued employment on the applicable vesting dates, and expire within ten years from the date of grant. Options are granted at prices not less than the fair market value of the Company’s Common Stock on the date of grant.

Activity related to employee and nonemployee stock options issued under the Plan during the six months ended June 30, 2020, is set forth below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
As of December 31, 2019	40,551,940	$0.27	8.97
Granted	4,809,170	0.31	9.98
Exercised	(577,512)	0.21	3.18
Forfeited	(3,757,240)	0.27
Cancelled (expired)	(594,670)	0.29
As of June 30, 2020	40,431,688	0.28	8.52
Vested and expected to vest as of June 30, 2020	40,431,688	0.28	8.52
Exercisable as of June 30, 2020	40,164,279	$0.28	8.52

The weighted-average fair values of options granted during the three months ended June 30, 2019, was $0.1210. The Company did not grant any stock options during the three months ended June 30, 2020. The weighted-average fair values of options granted during the six months ended June 30, 2020 and 2019, was $0.1481 and $0.1218, respectively.

Stock-Based Compensation Expense

For the three months ended June 30, 2020 and 2019, the Company has recorded aggregate stock-based compensation expense of $432 thousand and $159 thousand, respectively. For the six months ended June 30, 2020 and 2019, the Company has recorded aggregate stock-based compensation expense of $0.7 million and $356 thousand, respectively. For the three months ended June 30, 2020 and 2019, the Company had capitalized $59 thousand and $45 thousand, respectively, of stock-based compensation expense to capitalized website and internal-use software. For the six months ended June 30, 2020 and 2019, the Company had capitalized $119 thousand and $112 thousand, respectively, of stock-based compensation expense to capitalized website and internal-use software.

As of June 30, 2020, there was $2.9 million of unrecognized stock-based compensation expense that is expected to be recognized over a weighted-average period of 1.14 years.

The range of assumptions used in the Black-Scholes model for stock options for the three and six months ended June 30, 2020 and 2019, are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Expected volatility	—	38.22 – 38.50%	52.22 – 54.37%	38.22 – 38.50%
Risk-free interest rate	—	2.06 – 2.36%	0.51 – 0.62%	2.06 – 2.60%
Expected term (years)	—	5.83 – 6.08	5.00 – 6.03	5.27 – 6.08
Dividend yield	—	0%	0%	0%

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

6.     STOCK-BASED COMPENSATION PLANS (cont.)

Common Stock Subject to Repurchase Related to Early Exercised Options

The Company typically allows employees to exercise options prior to vesting. Upon termination of service of an employee, the Company has the right to repurchase at the original purchase price any non-vested but issued common shares. Accordingly, such early exercises are not substantive for accounting purposes. The consideration received for an exercise of an option is considered to be a deposit of the exercise price, and the related dollar amount is recorded as a liability. The liability is reclassified into additional paid-in capital on a ratable basis as the award vests. During the three and six months ended June 30, 2020, $89 thousand and $134 thousand, respectively, was recorded to additional paid in capital related to the vesting of awards that were previously early exercised. During the three and six months ended June 30, 2019, $64 thousand and $126 thousand, respectively, was recorded to additional paid in capital related to the vesting of awards that were previously early exercised.

As of June 30, 2020, the Company has recorded a liability of $118 thousand relating to 1,957,985 options that were exercised and are non-vested.

A summary of the status of the Company’s non-vested shares and changes during the six months ended June 30, 2020, is presented below:

As of June 30, 2020
Non-vested as of December 31, 2019	3,189,364
Exercises	577,512
Repurchased	(42,750)
Vested	(1,766,141)
Non-vested as of June 30, 2020	1,957,985

7.     RELATED PARTY TRANSACTIONS

Sales with Related Party

In December 2018, the Company agreed to sell cars to Lithia under a one-sided marketplace (“OSM”) program whereby the Company acquires cars from various sources in Oxnard, Salem and Fresno markets and sells directly and solely to Lithia. In July 2019, the Salem OSM ceased operations.

The Company invoices Lithia based on the purchase price of the car plus an agreed upon margin by location. During the three and six months ended June 30, 2020, the Company recognized approximately $0.5 million and $1.6 million, respectively, of sales from the OSM agreement with Lithia. During the three and six months ended June 30, 2019, the Company recognized sales of $2.6 million and $3.9 million, respectively. Such 2019 revenues were subject to contra-revenue adjustment and were fully eliminated following the guidance related to consideration payable to a customer.

Other than sales made through OSM locations, the Company also sells used cars to Lithia using a pricing algorithm as a basis for sales price. During the three and six months ended June 30, 2019, the Company had sales of approximately $0.6 million. The revenues were subject to contra-revenue adjustment and fully eliminated following the guidance related to consideration payable to a customer. There was no such revenues during the six months ended June 30, 2020.

Accounts Receivable from Related Party

As of June 30, 2020, and December 31, 2019, the Company has $162 thousand and $335 thousand, respectively, in outstanding accounts receivables from Lithia, which is comprised of $119 thousand and

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

7.     RELATED PARTY TRANSACTIONS (cont.)

$313 thousand, respectively, in vehicle sales and $43 thousand and $22 thousand, respectively, in commissions based on the number of loan contracts booked with US bank. The Company operates under Lithia’s master agreement with US Bank where the collections pass through Lithia.

Lease Agreements

In December 2018 and July 2019, pursuant to Milestones 3 and 4, the Company and Lithia entered into license and services agreements that govern the Company’s access to and utilization of reconditioning, offices and parking spaces at the Riverside, Concord, and Portland facilities of Lithia, respectively. The Concord agreement is no longer in use and the Portland agreement expires on October 12, 2021, with automatic 12 months renewal subject to terms and conditions of the agreement. During the three and six months ended June 30, 2020, total costs related to these agreements were approximately $38 thousand and $60 thousand, respectively, and were expensed to selling, general and administrative expenses on the condensed consolidated statement of operations and comprehensive loss. The comparable costs during the three and six months ended June 30, 2019, were approximately $54 thousand and $109 thousand, respectively.

Flooring Line of Credit Guarantee

In February 2019, the Company entered into a guarantee agreement with Lithia. The interest rate is 1.50% per annum based on a daily outstanding flooring line of credit and is payable monthly to Lithia. For the three and six months ended June 30, 2020, the Company recorded $25 thousand and $77 thousand, respectively, to interest expense on the condensed consolidated statement of operations and comprehensive loss. The comparable costs during the three and six months ended June 30, 2019, were approximately $97 thousand and $204 thousand, respectively.

Delayed Draw Term Loan Agreement

The Company drew down $12.5 million on December 27, 2019, in accordance with the Delayed Draw Term Loan (“DDTL”) agreement. $12.5 million remains outstanding as of June 30, 2020 and classified within related party long term note, net, noncurrent on the condensed consolidated balance sheet, net of unamortized deferred borrowing costs associated with the fair value of the loan guarantee of $3.3 million. For the three and six months ended June 30, 2020, the Company recorded $333 thousand and $0.7 million, respectively, of interest expense associated with the amortization of the deferred borrowing costs to the condensed consolidated statement of operations and comprehensive loss. The comparable amortization costs during the three and six months ended June 30, 2019, were approximately $333 thousand and $499 thousand, respectively.

Accounts Payable Due to Related Party

As of June 30, 2020 and December 31, 2019, payables and accruals to Lithia consisted of other miscellaneous expenses of $358 thousand and $222 thousand, respectively.

8.     COMMITMENTS AND CONTINGENCIES

Lease Agreements

The Company is a tenant under various operating leases with third parties, including leases of office facilities and parking/vehicle storage locations. These lease agreements are under noncancelable leases and expire at various dates, ranging from 2020 and extending through 2024.

The Company records rent expense on a straight-line basis over the term of the lease. Rent expense was $1.3 million and $2.0 million for the three months ended June 30, 2020 and 2019, respectively, and $2.7 million and $3.6 million for the six months ended June 30, 2020 and 2019, respectively, and is recorded

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

8.     COMMITMENTS AND CONTINGENCIES (cont.)

within selling, general, and administrative expenses on the condensed consolidated statement of operations and comprehensive loss. Future minimum lease payments under non-cancellable operating leases in effect as of June 30, 2020, were as follows (in thousands):

Six months ended December 31, 2020	$2,648
Year ended December 31, 2021	3,567
Year ended December 31, 2022	2,546
Year ended December 31, 2023	2,082
Year ended December 31, 2024	773
Total minimum lease payments	$11,616

Litigation

The Company may be subject to legal proceedings and claims that arise in the ordinary course of business. Management is not currently aware of any matters that will have a material effect on the financial position, results of operations, or cash flows of the Company.

9.     SEGMENT INFORMATION

The Company currently is organized into two reportable segments: Retail and Wholesale. The Retail segment represents retail sales of used vehicles through the Company’s ecommerce platform and fees earned on sales of value-added products associated with those vehicles sales such as vehicle service contracts, guaranteed asset protection waiver coverage, prepaid maintenance plans, and appearance protection plans. The Wholesale segment represents sales of used vehicles through wholesale auctions or directly to a wholesaler (“DTW”).

No operating segments have been aggregated to form the reportable segments. The Company determined its operating segments based on how the chief operating decision maker (“CODM”) or decision-making group, reviews the Company’s operating results in assessing performance and allocating resources. The CODM is the Co-Chief Executive Officers. The CODM reviews revenue and gross profit for each of the reportable segments. Gross profit is defined as revenue less cost of sales incurred by the segment. The CODM does not evaluate operating segments using asset information as these are managed on an enterprise wide group basis. Accordingly, the Company does not report segment asset information. During the three and six months ended June 30, 2020 and 2019, the Company did not have sales to customers outside the United States. As of June 30, 2020 and 2019, the Company did not have any assets located outside of the United States.

The Retail reportable segment represents retail sales of used vehicles through the Company’s ecommerce platform and fees earned on sales of value-added products associated with those vehicle sales. The Wholesale reportable segment represents sales of used vehicles through wholesale auctions or DTW.

Information about the Company’s reportable segments are as follows (in thousands):

	Three Months Ended June 30, 2020
	Retail	Wholesale	Consolidated
Revenue from external customers	$28,683	$3,758	$32,441
Segment gross profit	2,922	651	3,573
	Three Months Ended June 30, 2019
	Retail	Wholesale	Consolidated
Revenue from external customers	$36,913	$5,547	$42,460
Segment gross profit (loss)	2,875	(3,256)	(381)

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

9.     SEGMENT INFORMATION (cont.)

	Six Months Ended June 30, 2020
	Retail	Wholesale	Consolidated
Revenue from external customers	$51,281	$11,112	$62,393
Segment gross profit	4,808	2,107	6,915
	Six Months Ended June 30, 2019
	Retail	Wholesale	Consolidated
Revenue from external customers	$77,404	$15,623	$93,027
Segment gross profit (loss)	4,478	(4,674)	(196)

The reconciliation between reportable segment gross profit (loss) to consolidated loss before provision for income taxes is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Segment gross profit (loss)	$3,573	$(381)	$6,915	$(196)
Selling, general and administrative expenses	(14,633)	(15,566)	(28,079)	(38,032)
Depreciation and amortization	(1,096)	(729)	(2,077)	(1,296)
Interest expense	(1,264)	(1,461)	(2,645)	(2,673)
Interest income and other income (expense)	(5,574)	507	(5,438)	1,215
Loss before provision for income taxes	$(18,993)	$(17,630)	$(31,324)	$(40,982)

10.     NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share amounts)	2020	2019	2020	2019
Net loss attributable to common stockholders	$(18,993)	$(17,630)	$(31,324)	$(40,982)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	35,649,734	34,086,048	35,177,371	35,434,113
Net loss per share attributable to common stockholders, basic and diluted	$(0.53)	$(0.52)	$(0.89)	$(1.16)

The following potentially dilutive shares were not included in the calculation of diluted shares outstanding for the periods presented as the effect would have been anti-dilutive:

	As of June 30,
	2020	2019
Redeemable convertible preferred stock	255,237,101	255,224,023
Warrants	88,926,849	88,926,849
Stock options	40,431,688	20,685,602
Restricted stock awards	758,850	758,850
Total	385,354,488	365,595,324

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

11.     INCOME TAXES

The Company did not record a provision or benefit for income taxes during the three and six months ended June 30, 2020 and 2019. The Company continues to maintain a full valuation allowance for its net U.S. federal and state deferred tax assets.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2020, 2019, and 2018 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company has evaluated the impact of the CARES Act and does not expect that the NOL carryback provision of the CARES Act would result in a material cash benefit since the company has had taxable losses since inception. Other relevant income tax benefits include a favorable increase in the interest expense limitation under IRC section 163(j). The effect of the favorable 163(j) CARES Act changes are not expected to have a significant impact on the Company.

12.     SUBSEQUENT EVENTS

The Company has evaluated subsequent events for financial statement purposes occurring through August 19, 2020, the date these condensed consolidated financial statements are available to be issued.

Delayed Draw Term Loan

On July 2, 2020, the Company drew down $12.5 million on the DDTL to increase its cash position and maximize flexibility in light of the uncertainty surrounding the impact of COVID-19.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Shift Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Shift Technologies, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, accumulated deficit, and cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for share-based payment transactions for acquiring goods and services from non-employees in 2019 due to the adoption of Financial Accounting Standards Board Accounting Standards Update 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California

July 16, 2020

We have served as the Company’s auditor since 2018.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$42,976	$71,395
Restricted cash	—	367
Accounts receivable, net	1,839	4,077
Inventory	18,198	43,072
Prepaid expenses and other current assets	1,899	1,273
Total current assets	64,912	120,184
Property and equipment, net	2,120	939
Capitalized website and internal use software costs, net	5,679	3,222
Restricted cash, noncurrent	1,600	330
Deferred borrowing costs	5,184	13,378
Other noncurrent assets	3,274	666
Total assets	$82,769	$138,719

Liabilities, convertible preferred stock AND stockholders’ deficit
Current liabilities:
Accounts payable	$1,967	$5,152
Accrued expenses and other current liabilities	5,954	6,108
Flooring line of credit	16,245	27,385
Total current liabilities	24,166	38,645
Related party long term note, net, noncurrent	8,505	—
Warrants liability	4,810	8,869
Other noncurrent liabilities	1,954	13
Total liabilities	39,435	47,527

Commitment and contingencies (Note 10)

Convertible preferred stock – par value $0.0001 per share; 259,455,633 and 254,455,633 shares authorized at December 31, 2019 and 2018, respectively; 255,237,101, and 247,216,590 shares issued and outstanding at December 31, 2019 and 2018, respectively; (liquidation preference of $175,265 and $165,054 at December 31, 2019 and 2018 respectively)	223,631	213,461
Stockholders’ deficit:
Common stock – par value $0.0001 per share; 435,000,000 and 403,177,000 shares authorized at December 31, 2019 and 2018, respectively; 37,432,555 and 39,878,225 shares issued and outstanding at December 31, 2019 and 2018, respectively	3	3
Additional paid-in capital	34,997	12,542
Accumulated deficit	(215,297)	(134,814)
Total stockholders’ deficit	(180,297)	(122,269)
Total liabilities, convertible preferred stock and stockholders’ deficit	$82,769	$138,719

The accompanying notes are an integral part of these consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2019	2018	2017
Revenue
Ecommerce revenue – net	$135,277	$122,889	$88,870
Other revenue	3,150	2,617	1,931
Wholesale vehicle revenue	27,808	6,306	3,737
Total revenue	166,235	131,812	94,538
Cost of sales	167,997	126,423	89,999
Gross profit	(1,762)	5,389	4,539
Operating expenses:
Selling, general and administrative expenses	71,860	44,697	28,570
Depreciation and amortization	3,221	2,530	1,567
Total operating expenses	75,081	47,227	30,137
Loss from operations	(76,843)	(41,838)	(25,598)
Interest expense	(5,461)	(3,171)	(261)
Interest and other income	1,821	143	213
Net loss and comprehensive loss attributable to common stockholders	$(80,483)	$(44,866)	$(25,646)
Net loss per share attributable to common stockholders, basic and diluted	$(2.33)	$(1.71)	$(0.89)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	34,579,059	26,172,848	28,718,469

The accompanying notes are an integral part of these consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share and per share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2017	57,915,405	$75,271	30,934,965	$3	$806	$(64,302)	$(63,493)
Issuance of Series C convertible preferred stock, net of issuance costs of $172	94,409,932	37,828	—	—	—	—	—
Issuance of common stock upon exercise of vested options	—	—	27,597	—	10	—	10
Issuance of common stock upon early exercise of options	—	—	205,328	—	—	—	—
Vesting of early exercised options	—	—	—	—	151	—	151
Repurchase of shares related to early exercised options	—	—	(1,017,487)	—	—	—	—
Surrender of shares subject to restricted stock agreement	—	—	(585,833)	—	—	—	—
Stock-based compensation	—	—	—	—	255	—	255
Net loss and comprehensive loss	—	—	—	—	—	(25,646)	(25,646)
Balance at December 31, 2017	152,325,337	113,099	29,564,570	3	1,222	(89,948)	(88,723)
Refund of Series C issuance costs	—	6	—	—	—	—	—
Issuance of Series C-1 convertible preferred stock, net of issuance costs of $64	20,898,641	9,936	—	—	—	—	—
Issuance of Series D convertible preferred stock, net of issuance costs of $3,780	73,992,612	90,420	—	—	—	—	—
Deemed capital contribution upon signing of Milestone 1 commercial agreement (see Note 7)	—	—	—	—	10,616	—	10,616
Issuance of common stock upon exercise of vested options	—	—	20,662	—	2	—	2
Issuance of common stock upon early exercise of options	—	—	10,358,160	—	—	—	—
Vesting of early exercised options	—	—	—	—	424	—	424
Repurchase of shares related to early exercised options	—	—	(140,167)	—	—	—	—
Issuance of shares in exchange for IP license	—	—	75,000	—	6	—	6
Stock-based compensation	—	—	—	—	272	—	272
Net loss and comprehensive loss	—	—	—	—	—	(44,866)	(44,866)
Balance at December 31, 2018	247,216,590	213,461	39,878,225	3	12,542	(134,814)	(122,269)
Adoption of ASU 2018-07 (See Note 2)	—	—	—	—	3,915	—	3,915
Additional Series C-1 issuance costs	—	(34)	—	—	—	—	—
Issuance of Series D convertible preferred, net of issuance costs of $7	4,555,805	5,793	—	—	—	—	—
Issuance of warrants upon achievement of milestones	—	—	—	—	17,910	—	17,910
Issuance of common stock upon exercise of vested options	—	—	1,226,282	—	157	—	157
Issuance of common stock upon early exercise of options	—	—	113,793	—	—	—	—
Vesting of early exercised options	—	—	—	—	98	—	98
Adjustment of vested shares from recourse promissory note	—	—	—	—	(107)	—	(107)
Repurchase of shares related to early exercised options	—	—	(321,039)	—	(30)	—	(30)
Stock-based compensation	—	—	—	—	1,688	—	1,688
Exchange of common shares for Series D preferred shares	3,464,706	4,411	(3,464,706)	—	(1,176)	—	(1,176)
Net loss and comprehensive loss	—	—	—	—	—	(80,483)	(80,483)
Balance at December 31, 2019	255,237,101	$223,631	37,432,555	$3	$34,997	$(215,297)	$(180,297)

The accompanying notes are an integral part of these consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2019	2018	2017
cash flows from Operating activities
Net loss	$(80,483)	$(44,866)	$(25,646)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,221	2,530	1,567
Stock-based compensation expense, including warrant remeasurement	1,238	192	205
Non-cash expense upon milestone achievement (see Note 7)	6,932	4,203	—
Contra-revenue associated with milestones (see Note 7)	8,467	—	—
Amortization of debt discount	4,200	1,916	—
Compensation expense from exchange of common stock	4,825	—	—
Changes in operating assets and liabilities:
Accounts receivable	2,238	(677)	(1,380)
Inventory	24,874	(30,689)	(11,942)
Prepaid expenses and other current assets	(626)	(129)	3,627
Other noncurrent assets	(98)	126	93
Accounts payable	(3,185)	3,464	(208)
Accrued expenses and other current liabilities	(162)	254	1,489
Other noncurrent liabilities	350	(37)	50
Net cash used in operating activities	(28,209)	(63,713)	(32,145)

cash flows from Investing activities
Purchases of property and equipment	(1,688)	(852)	(112)
Capitalized website and internal-use software costs	(4,865)	(3,019)	(2,266)
Net cash used in investing activities	(6,553)	(3,871)	(2,378)

cash flows from Financing activities
Proceeds from borrowings under loan and security agreements	—	10,000	—
Repayment of borrowings under loan and security agreements	—	(14,000)	(1,000)
Proceeds from delayed draw term loans	12,500	—	—
Proceeds from convertible promissory notes	—	20,000	—
Proceeds from flooring line of credit facility (See Note 6)	112,424	37,135	—
Repayment of flooring line of credit facility	(123,564)	(9,750)	—
Proceeds from issuance of convertible preferred stock	5,800	84,200	38,000
Issuance costs related to convertible preferred stock	(41)	(3,838)	(172)
Proceeds from stock option exercises, including from early exercised options	157	527	17
Repurchase of shares related to early exercised options	(30)	(12)	(120)
Net cash provided by financing activities	7,246	124,262	36,725
Net increase (decrease) in cash, cash equivalents and restricted cash	(27,516)	56,678	2,202
Cash, cash equivalents and restricted cash, beginning of year	72,092	15,414	13,212
Cash, cash equivalents and restricted cash, end of year	$44,576	$72,092	$15,414

Supplemental disclosure of cash flow information
Cash paid for interest	$1,262	$1,255	$255

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Vesting of early exercised options	$98	$424	$151
Stock based compensation capitalized to website and internal-use software	$306	$80	$50
Issuance of common shares in exchange for intangible assets	$—	$6	$—
Conversion of convertible promissory notes	$—	$20,000	$—
Capital contribution upon signing of Milestone 1 commercial agreement	$—	$10,616	$—

The accompanying notes are an integral part of these consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1.      DESCRIPTION OF THE BUSINESS

Shift Technologies, Inc. (the “Company”) was incorporated in the State of Delaware on December 9, 2013. The Company conducts its business through its wholly owned subsidiaries Shift Operations, LLC, and Shift Finance, LLC.

The Company is based in and operates out of San Francisco, California and operates hubs to purchase, recondition and sell vehicles in San Francisco, Los Angeles, Sacramento, San Diego, and Portland. Shift operates an innovative platform to make car purchases, car sales and ownership simple. Shift’s innovative platform, which includes proprietary pricing technology, provides consumers with a digital purchase and selling experience, and includes offerings throughout the sales cycle, including vehicle pickup and delivery at a customer’s location.

The Company currently is organized into two reportable segments: Retail and Wholesale. The Retail segment represents retail sales of used vehicles through the Company’s ecommerce platform and fees earned on sales of value-added products associated with those vehicles sales such as vehicle service contracts, guaranteed asset protection waiver coverage, prepaid maintenance plans, and appearance protection plans. The Wholesale segment represents sales of used vehicles through wholesale auctions or directly to a wholesaler (“DTW”).

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Liquidity

Since inception, the Company has generated recurring losses which has resulted in an accumulated deficit of $215.3 million as of December 31, 2019. Further, during the year ended December 31, 2019, the Company had negative operating cash flows of $28.2 million. In order to fund planned operations, the Company will need to secure additional debt or equity financing. These plans for additional financings are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern, however as the plans are outside of Management’s control, the Company cannot ensure they will be effectively implemented. As a result, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. Failure to secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, assuming the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates and assumptions, including those related to the valuation of vehicle inventory, capitalized website and internal-use software development costs, fair value of common stock, warrants, stock-based compensation and income taxes.

Management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2019 and 2018, cash and cash equivalents consisted of bank deposits, money market placements and demand deposits with payment platforms such as Stripe.

Restricted Cash

The restricted cash includes collateral related to money market instruments with Silicon Valley Bank, a letter of credit with government agencies and a lease security deposit. As of December 31, 2019 and 2018, the restricted cash balance was $1.6 million and $0.7 million respectively.

Accounts Receivable, Net

The Company maintains accounts receivable which is recorded net of any allowance for doubtful accounts. The allowance for doubtful accounts is estimated based upon historical experience, current economic conditions and other factors and is evaluated periodically. As of December 31, 2019 and 2018, the allowance for doubtful accounts was $107 thousand and $115 thousand, respectively. Write-offs were immaterial during the years ended December 31, 2019, 2018 and 2017.

Concentrations of Credit Risk and Other Uncertainties

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Substantially all of the Company’s cash and cash equivalents were deposited in accounts at one financial institution, and account balances may at times exceed federally insured limits. Management believes that the Company is not exposed to significant credit risk due to the financial strength of the depository institution in which the cash is held.

Credit risk with respect to accounts receivable is generally not significant due to diversity of the Company’s customers. The Company routinely assesses the creditworthiness of its customers. The Company generally has not experienced any material losses related to receivables from individual customers, or groups of customers during the years ended December 31, 2019, 2018 and 2017. The Company does not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in the Company’s accounts receivable.

As of December 31, 2019 and 2018, receivables from three entities accounted for 63% and 17%, respectively, of the Company’s accounts receivable balance. For the years ended December 31, 2019 and 2018, no customers accounted for more than 10% of the Company’s revenue.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Inventory

Inventory consists of used vehicles, primarily acquired through individual sellers, trade-ins to original equipment manufacturers, and auction. Inventory cost is determined by specific identification and includes acquisition costs, direct and indirect vehicle reconditioning costs including parts and labor, inbound transportation costs and other incremental costs that are capitalized as a component of inventory.

At December 31, 2019, 2018, and 2017, inventory was stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price less costs to complete, dispose and transport the vehicles. Selling prices are derived from historical data and trends, such as sales price and inventory turn times of similar vehicles, as well as independent, market resources. Each reporting period the Company recognizes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value through cost of sales in the accompanying consolidated statements of operations. For the years ended December 31, 2019, 2018, and 2017, $0.6 million, $2.5 million, and $0.9 million of inventory was written down to net realizable value and charged to cost of sales, respectively.

Property and Equipment, Net

Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related assets, over an estimated useful life of two to five years for most assets. Leasehold improvements are depreciated over the lesser of the useful life or lease term. Major replacements and improvements are capitalized, while general repairs and maintenance are expensed as incurred.

Capitalized Website and Internal-Use Software Development Costs, Net

The Company capitalizes costs associated with customized internal-use software systems that have reached the application development stage. Such capitalized costs include external direct costs utilized in developing or obtaining the applications and payroll and payroll-related expenses for employees who are directly associated with the applications. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point in which the project is substantially complete and ready for its intended purpose. Amortization is computed using the straight-line method over 3 years.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying value exceeds the fair value of such assets. The Company has not recognized any impairment losses during the years ended December 31, 2019, 2018 and 2017.

Deferred Borrowing Costs

Deferred borrowings costs are associated with the fair value of the loan guarantee and the fair value of the delayed draw term loan facility. Costs related to the fair value of the loan guarantee which are associated with the flooring line of credit are reported as long term assets at each reporting date that such costs were outstanding. Costs related to the fair value of delayed draw term loan are reflected in long term assets prior to any draws on the delayed draw term loan facility. Upon drawing such costs have been presented net against the related term loan on the consolidated balance sheet. Deferred borrowing costs are amortized into interest expense over the expected term of the related facility. Refer to Note 6 and 7 for further discussion regarding the deferred borrowing costs.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

The Company adopted ASC 606, Revenue from Contracts with Customers on January 1, 2019, using the modified retrospective method. ASC 606 prescribes a five-step model that includes: (1) identify the contract; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) performance obligations are satisfied. Based on the manner in which the Company historically recognized revenue, the adoption of ASC 606 did not have a material impact on the amount or timing of its revenue recognition and the Company recognized no cumulative effect adjustment upon adoption.

In accordance with ASC 606, the Company recognizes revenue upon transfer of control of goods or services to customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Control passes to the customer at the time of delivery or pick-up. The Company may collect sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale as required. These taxes are accounted for on a net basis and are not included in revenues or cost of sales. On occasion, the Company may provide cash or non-cash payments to a customer, including in the form of equity, in such cases the Company accounts for such payments under the guidance for consideration payable to a customer and considers whether such amount should be reflected as contra-revenue.

The Company recognizes revenue at a point in time as described below.

Ecommerce Revenue

The Company sells used vehicles to its retail customers through its platform. The transaction price for used vehicles is a fixed amount as set forth in the customer contract. Customers frequently trade-in their existing vehicle to apply toward the transaction price of a used vehicle. Trade-in vehicles represent non-cash consideration which the Company measures at stated contract price for each specific vehicle. The Company satisfies its performance obligation and recognizes revenue for used vehicle sales at a point in time when the vehicles are delivered to or picked up by the customer. The revenue recognized by the Company includes the agreed upon transaction price, including any service fees. Revenue excludes any sales taxes, title and registration fees, and other government fees that are collected from customers. The Company accounts for consideration payable to a customer as a reduction of the transaction price such as discounts, rebates and price concession and, therefore, reduction in revenue.

The Company receives payment for used vehicle sales directly from the customer at the time of sale or from third-party financial institutions within a short period of time following the sale if the customer obtains financing. For any payments received prior to delivery or pick-up of used vehicle, such amounts are deferred and are recorded as a contract liability within current liabilities on the consolidated balance sheets until delivered or picked-up.

Through December 31, 2019, the Company’s return policy allowed customers to initiate a return during the first five days or 200 miles after delivery. In the first quarter of fiscal year 2020, the Company extended the return policy to seven days after delivery. Ecommerce revenue is recognized net of a reserve for returns, which is estimated using historical experience and trends. The returns reserve was immaterial as of December 31, 2019 and 2018.

Other Revenue

The Company provides buyers on its platform with options for financing, insurance, and extended warranties. All such services are provided by unrelated third-party vendors and the Company has agreements with each of these vendors giving the Company the right to offer such services on its platform.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

When a buyer selects a service from these providers, the Company earns a commission based on the actual price paid/financed. The Company concluded that it is an agent for these transactions because it does not control the products before they are transferred to the customer. Accordingly, the Company recognizes commission revenue at the time of sale.

Wholesale Vehicle Revenue

The Company sells vehicles to wholesalers. These vehicles sold to wholesalers are primarily acquired from customers who trade-in their existing vehicles and such vehicles do not meet the Company’s quality standards to list and sell through its website. The Company satisfies its performance obligation and recognizes revenue for wholesale vehicle sales at a point in time when the vehicle is sold at auction or directly to a wholesaler. The transaction price is typically due and collected within one week of the date of the sale.

Contract Costs

The Company elected, as a practical expedient, to expense sales commissions when incurred because the amortization period would have been less than one year. These costs are recorded within selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss.

Revenue Recognition Prior to the Adoption of ASC 606

Prior to the adoption of ASC 606, the Company recognized revenue when all of the following criteria were met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, and (iv) collectability is probable.

Revenue from used vehicle sales is recognized upon delivery, when the sales contract is signed and the purchase price had been received or financing had been arranged. Used vehicle revenue is recognized net of a reserve for returns, which is estimated using historical experience and trends. Revenue from wholesale vehicle sales is recognized when the vehicle is sold at auction or directly to a wholesaler. For other revenue, the Company evaluates whether it is appropriate to record the gross amount of sales and related costs or the net amount earned as commissions. The Company generally records the net amounts as commissions earned if we are not primarily obligated and do not have latitude in establishing prices. Such amounts are determined using a fixed percentage, a fixed-payment schedule, or a combination or the two.

Cost of Sales

Cost of sales includes the cost to acquire used vehicles and direct and indirect vehicle reconditioning costs associated with preparing the vehicles for resale. Vehicle reconditioning costs include parts, labor, inbound transportation costs and other incremental costs. These costs include shipping costs of auction purchased vehicles, mechanical inspection, vehicle preparation supplies and repair costs necessary for reconditioning the vehicle for resale. The Company has certain inventory that does not meet its specifications to sell to retail customers and sells this inventory through sales at auction, DTW or through other channels. Cost of sales also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily include payroll and facilities, other than those related to reconditioning vehicles; advertising; stock-based compensation expense; technology expenses and other administrative expenses. For the years ended December 31, 2019, 2018 and 2017, advertising expense was $5.6 million, $4.5 million, and $2.7 million, respectively.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Stock-Based Compensation Expense

Stock-based compensation expense related to awards to employees are measured at the grant date based on the fair value of the award. The fair value of the award is expensed on a straight-line basis over the requisite service period, which is generally the vesting period. The Company elects to account for forfeitures as they occur by reversing compensation cost if the award is forfeited.

Prior to the adoption of ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, on January 1, 2019, for nonemployee awards where a measurement date had not been achieved, the Company remeasured and recognized the change in fair value of awards issued to non-employees that occurred in a given reporting period within the statement of operations. Following adoption of ASU 2018-07, accounting requirements for equity-based awards to nonemployees are aligned with those to employees, including measuring the equity instruments at the grant-date fair value The impact of adoption of this standard did not have a material effect on non-employee awards, other than warrants, as discussed in the common stock warrant policy footnote.

See Note 8 — Stock-Based Compensation Plan for additional information on stock-based compensation.

Convertible Preferred Stock Warrant Liability

Warrants for shares that are contingently redeemable are classified as liabilities in the consolidated balance sheets. At initial recognition, the Company classifies these warrants as liabilities on the balance sheets at their estimated fair value. The preferred warrants are subject to remeasurement at each balance sheet date, with changes in fair value recognized as a component of interest and other income, net. The Company will continue to adjust the liability for changes in fair value until the earlier of the conversion, expiration or exercise of the warrants.

Common Stock Warrant

Prior to the adoption of ASU 2018-07 on January 1, 2019, certain warrants with nonemployees were determined to be liability classified and were remeasured at each balance sheet date. Upon adoption of ASU 2018-07, certain warrants on common shares related to non-employee compensation in the amount of $3.9 million were reclassified into additional paid-in capital within equity and are no longer subject to remeasurement.

Interest and Other Income

Interest and other income is comprised of bank interest, remeasurement of liability classified warrants and other miscellaneous items.

Interest Expense

Interest expense includes interest incurred from the flooring line of credit facility, which is used to finance the purchase of vehicles, as well as the amortization of deferred borrowing costs and other miscellaneous items.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1	—	Quoted prices in active markets for identical assets or liabilities.
Level 2	—

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability. As of December 31, 2019, all liability-classified warrants that are remeasured in a recurring basis have been valued using Level 3 inputs. The calculation of the warrant value is based on the Black-Scholes valuation model, which requires significant estimates including the expected volatility of our common stock, expected dividend yield, option term and risk-free rate. As of December 31, 2019 and 2018, there were no accumulated gains or losses related to these financial instruments in accumulated other comprehensive income.

The below table illustrates the changes in the fair value of the Company’s Level 3 financial instruments:

(in thousands)	2019	2018
Balance as of January 1	$8,869	$—
Issuance of Milestone 1 warrants	—	4,203
Issuance of Milestone 3 warrants	—	4,203
Issuance of Series C warrants	—	463
Remeasurement of warrants	(144)	—
Reclassification of Milestone 3 warrants upon adoption of ASU 2018-07	(3,915)	—
Balance as of December 31	$4,810	$8,869

Income Taxes

The Company accounts for income taxes using the asset and liability method. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period when such determination is made. As of December 31, 2019 and 2018, respectively, the Company recorded a full valuation allowance on its deferred tax assets.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Tax benefits related to uncertain tax positions are recognized when it is more likely than not that a tax position will be sustained during an audit. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax.

Net Loss Per Share Attributable to Common Stockholders

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. Under the two-class method, net loss is attributed to common stockholders and participating securities based on their participation rights. The Company considers all series of its redeemable convertible preferred stock to be participating securities. Under the two-class method, the net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of the Company’s convertible preferred stock do not have a contractual obligation to share in the Company’s losses. Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. For periods in which the Company reports net losses, diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Comprehensive Loss

Comprehensive loss includes all changes in equity (net assets) from non-owner sources during a period. There have been no items qualifying as comprehensive loss and, therefore the Company’s comprehensive loss was the same as its reported net loss.

Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies and adopted as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations upon adoption.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”). The guidance provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle of the guidance is that a company should recognize revenue when the customer obtains control of the promised goods or services in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. The Company adopted ASC 606 on January 1, 2019, using the modified retrospective method. Furthermore, based on the manner in which the Company recognizes revenue, the adoption of ASC 606 did not have a material impact on the amount or timing of its revenue recognition and the Company recognized no cumulative effect adjustment upon adoption.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The standard expands the scope of ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. The standard is effective beginning January 1, 2020, with early adoption permitted so long as it is not earlier than the entity’s adoption of ASC 606. The Company adopted ASU 2018-07 on January 1, 2019. Refer to Common Stock Warrant accounting policy note regarding the impact of adoption.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements of ASC 820. The new guidance is effective for all entities for annual periods,

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

and interim periods within those annual periods, beginning after December 15, 2019, with early adoption permitted. The Company early adopted this standard effective as of January 1, 2017, and the adoption of the standard did not have an impact on the Company’s consolidated financial statements.

In November 2019, the FASB issued ASU 2019-08, Codification Improvements — Share-Based Consideration Payable to a Customer (“ASU 2019-08”). This ASU clarifies the accounting for share-based payments issued as consideration payable to a customer in accordance with ASC 606. Under ASU 2019-08, entities apply the guidance in ASC 718 to measure and classify share-based payments issued to a customer that are not in exchange for a distinct good or service (i.e., share-based sales incentives). Accordingly, entities use a fair-value-based measure to calculate such incentives on the grant date, which is the date on which the grantor (the entity) and the grantee (the customer) reach a mutual understanding of the key terms and conditions of the share-based consideration. The result is reflected as a reduction of revenue in accordance with the guidance in ASC 606 on consideration payable to a customer. After initial recognition, the measurement and classification of the share-based sales incentives continue to be subject to ASC 718 unless (1) the award is subsequently modified when vested and (2) the grantee is no longer a customer. The guidance is effective for public and private companies’ fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company early adopted this standard in the fiscal year ended December 31, 2019, there were no material impacts upon adoption.

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. This ASU is effective for public and private companies’ fiscal years beginning after December 15, 2018, and December 15, 2021, respectively, with early adoption permitted. The Company expects to adopt ASU 2016-02 under the private company transition guidance beginning January 1, 2021, and is currently evaluating the impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. This ASU is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company is currently assessing the impact, if any, the guidance will have on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”). The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software as defined in ASC 350-40. Under ASU 2018-15, the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the financial statements as the related hosting fees. ASU 2018-15 is effective for public and private companies’ fiscal years beginning after December 15, 2019, and December 15, 2020, respectively, and interim periods within those fiscal years, with early adoption permitted. The Company will adopt ASU 2018-15 for the fiscal year beginning January 1, 2020, and does not expect the adoption to have a material impact on the Company’s consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2020, with early adoption permitted. The Company is currently assessing the impact, if any, the guidance will have on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The guidance is effective for all entities during the period March 12, 2020, through December 31, 2022. The Company is currently assessing the impact, if any, the guidance will have on the Company’s consolidated financial statements.

3.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following (in thousands):

	December 31,
	2019	2018
Equipment	$1,301	$354
Furniture and fixtures	153	20
Leasehold improvements	1,268	—
Construction in progress – leasehold	—	663
Total property and equipment	2,722	1,037
Less: accumulated depreciation	(602)	(98)
Property and equipment, net	$2,120	$939

Depreciation expense related to property and equipment was $0.5 million, $63 thousand, and $26 thousand for the years ended December 31, 2019, 2018 and 2017, respectively, is included in depreciation and amortization in the consolidated statements of operations and comprehensive loss.

4.      CAPITALIZED WEBSITE AND INTERNAL-USE SOFTWARE COSTS, NET

Capitalized website and internal-use software development costs consist of the following (in thousands):

	December 31,
	2019	2018
Capitalized website domain costs – nonamortizable	$385	$385
Capitalized website and internal-use software development costs – amortizable	12,891	7,720
Less: accumulated amortization	(7,597)	(4,883)
Capitalized website and internal-use software development costs, net	$5,679	$3,222

Amortization of capitalized software development costs is included in depreciation and amortization in the consolidated statement of operations and comprehensive loss and amounted to $2.7 million, $2.5 million, and $1.5 million for the years ended December 31, 2019, 2018 and 2017, respectively.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

5.      ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,
	2019	2018
Accrued sales taxes	$1,691	$2,278
Accrued payroll related costs	1,083	894
Common stock subject to repurchase liability	269	261
Other accrued expenses	2,911	2,675
Total accrued expenses and other current liabilities	$5,954	$6,108

6.      BORROWINGS

Silicon Valley Bank Loan and Security Agreement

In March 2016, the Company entered into a loan and security agreement with Silicon Valley Bank, whereby the Company borrowed $5.0 million in advances under a growth capital commitment which allowed for maximum advances of $5.0 million. Outstanding advances under the agreement bear interest at the prime rate plus 1.25%. Under the arrangement the Company was required to pay interest only through June 30, 2017, on all outstanding borrowings. Following such date and for all advances outstanding on June 30, 2017, the Company was required to make 30 consecutive equal monthly principal payments plus outstanding accrued interest thereon. Amounts advanced by the bank under the loan and security agreement were secured by the Silicon Valley Bank’s claim to substantially all the Company’s assets in an event of default.

Concurrently with entering into the loan and security agreement, the Company entered into a warrant agreement with Silicon Valley Bank. The Company granted 76,701 of common stock warrants at an exercise price of $0.38 cents per share. Upon funding of the initial advances under the loan and security agreement, the Company granted an additional 76,759 of common stock warrants at the same exercise price. The warrants expire on March 8, 2026.

In 2018, the Company repaid the outstanding balance of $3.2 million and terminated the term loan agreement with Silicon Valley Bank, using the funds received from Triple Point Capital, LLC, (“Triple Point”) as discussed below.

Growth Capital Loan and Security Agreement

In May 2018, the Company entered into a growth capital loan and security agreement with Triple Point, wherein borrowings under the arrangement are secured with a lien upon and a security interest in all present and future rights, and/or title that the Company may acquire in all patents, copyrights and trademarks.

Through August 2018, the Company drew $10.0 million on the Triple Point facility and repaid the outstanding balance of the term loan with Silicon Valley Bank using the funds received.

In August 2018, Triple Point also received warrants to purchase preferred stock, the preferred stock being either preferred stock of the Company’s next round of financing or Series C Preferred Stock, whichever had a lower original issuance price. Upon issuance of the Series D Preferred Stock (see Note 7 — Stockholders’ Equity), the Company ultimately issued to Triple Point a warrant to purchase 2,111,801 shares of Series C Preferred Stock. The warrants are exercisable for the greater of seven years after date of issuance or five years after the Company’s initial public offering. The fair value of the warrants was $463 thousand and was recorded as a discount on the related debt to be amortized over the life of the related debt facility.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

6.      BORROWINGS (cont.)

In September 2018, the Company terminated its growth capital loan and security agreement with Triple Point, using a portion of the funds received from the Senior Secured Convertible Promissory Note Agreement (as discussed below) with Lithia Motors, Inc. (“Lithia”) to repay the $10.0 million outstanding principal balance and made a $650 thousand end of term payment, which was recorded to interest expense in the consolidated statement of operations and comprehensive loss. Upon termination of the growth capital loan and security agreement, the discount associated with the warrants was fully amortized to interest expense.

Senior Secured Convertible Promissory Note

In early September 2018, the Company entered into a Senior Secured Convertible Promissory Note Agreement (the “Lithia Note”) with Lithia with principal sum of $20.0 million and received the related proceeds thereon (see Note 7). A portion of proceeds from the Note was used to repay the $10.7 million outstanding loan with Triple Point, including a $650,000 end of term payment. In September 2018, the Company subsequently converted the Note to Series D Convertible Preferred Stock, as discussed in Note 7.

Flooring Line of Credit

On October 11, 2018, the Company entered into a flooring line of credit facility with U.S. Bank National Association (“US Bank”), with the proceeds from such arrangement available to finance the purchase of vehicles. The FLOC initially allowed for a $30.0 million commitment of advances, whereby the Company may borrow, prepay, repay and reborrow the advances. Advances may be prepaid in part or in full at any time without charge, penalty or premium. The Company may request a one-time increase in the commitment by an amount equal to $20.0 million, provided that certain conditions in the facility agreement are met. The expiration date of the facility was initially September 30, 2019. Advances under the facility accrue interest at LIBOR plus 2.00% and as of December 31, 2019, LIBOR was 1.69%. The obligations under the facility are secured by substantially all of the Company’s inventory, both currently owned or acquired thereafter. Repayment of obligations under the facility are guaranteed by Lithia. Upon expiration of the facility, Lithia has guaranteed the provision of the flooring line of credit through 2021 if the Company is unable to secure an extension of the flooring line of credit facility with US Bank. With the signing of the flooring line of credit with US Bank, the Company entered into the commercial agreement for Milestone 1 and the related warrants were issued. Refer to Note 7 for further details regarding the guarantee of the flooring line of credit, the commercial agreement and the warrants.

The loan and security agreement contained a financial covenant that required the Company to maintain a total balance of unrestricted cash and the amount of principal available to be drawn (together, the “Borrower’s Liquidity”) equal to or exceeding four times the decrease, if any, of the cash and cash equivalents balance on the determination date compared with the balance three months prior (together calculated with the Borrower’s Liquidity, the “Liquidity Covenant”). The loan and security agreement also sets forth negative covenants that restrict indebtedness, liens, investments, sales of assets, fundamental changes, distributions and other matters.

On February 14, 2019, the Company entered into the first amendment to the FLOC to increase the loanable amount to 100% of cost for used vehicles purchased at auction or 100% of the wholesale value of used cars determined by US bank. The original loanable amount ranges from 50% to 100%, depending on the purchased channel and model years of each vehicle. The Company also agreed to open a commercial sweep account that reduces the principal balance outstanding. Interest income is earned from the commercial sweep account.

On September 24, 2019, the loan and security agreement expiration date was amended from September 30, 2019, to December 31, 2019. Commencing July 31, 2019, the Liquidity Covenant was also amended to a minimum requirement of three times the Company’s three-month cash burn.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

6.      BORROWINGS (cont.)

On November 29, 2019, the loan and security agreement expiration date was amended from December 31, 2019 to September 30, 2020. The advance for loan amount was reduced from 100% to 80% of the wholesale value of used vehicles acquired. The Company is required to pay the remaining related principal portion for any used vehicle not sold at least six months after the advance/funding date. The Liquidity Covenant was further reduced to two times the Company’s three-month cash burn amount of January, February and March 2020, one-half times the three-month cash burn amount of April, May and June 2020, and one times the three-month cash burn amount of succeeding months.

The FLOC is subject to customary subjective acceleration clauses, effective upon a material adverse change in the Company’s business or financial condition, or a material impairment in the Company’s ability to repay the borrowing. As of December 31, 2019, the Company was not in breach of any debt covenants or subjective acceleration clauses.

Delayed Draw Term Loan Agreement

Concurrent with the initial closing of the Series D Convertible Preferred Stock, the Company also entered into the Delayed Draw Term Loan Agreement (“DDTL”) with Lithia, whereby Lithia agreed to make up to two term loans (“Term Loan A” and “Term Loan B”) from November 29, 2019, to July 2, 2020, with a maximum principal amount of $12.5 million per term loan. Interest accrues on the outstanding principal amount of each Term Loan at a rate equal to LIBOR plus 0.50% and the applicable margin at the date of determination and is payable monthly. The principal amount of each Term Loan, together with all accrued and unpaid interest thereon, shall be due and payable in full three years from the first advance under Term Loan A. In connection with the DDTL, the Company and Lithia also entered into a Security Agreement under which the Company and its subsidiaries grant the Lithia a blanket lien on its assets. Refer to Note 7 for further discussion regarding the delayed draw and regarding Series D convertible preferred stock. The DDTL also contains customer events of default that, if triggered, could result in acceleration of the maturity of the Term Loans. The DDTL also sets forth negative covenants that restrict indebtedness, liens, investments, sales of assets, fundamental changes, distributions and other matters.

On October 18, 2019, the agreement was amended for additional interest based upon the three-month cash burn set forth in the Company’s financial statements and compliance certificates as of the end of each fiscal quarter. Additional interest of 1.00% is accrued if three-month cash burn is greater than $12.0 million but equal to or less than $13.5 million and 2.00% if greater than $13.5 million. On December 27, 2019, the Company drew down on Term Loan A in the amount of $12.5 million. The Company also agreed beginning March 31, 2020, and succeeding calendar quarters to ensure that three-month cash burn amount does not exceed $14.5 million. The amended financial covenant on liquidity mentioned in last paragraph of flooring line of credit also applies to DDTL agreement. Since entering into the facility, the Company and Lithia have agreed to various amendments which primarily had the effect of clarifying the definitions and requirements of certain financial covenants related to liquidity and cash burn.

In December 2019, the Company drew on the DDTL and borrowed $12.5 million under Term Loan A. In July 2020, the Company drew down on the DDTL to fund Term Loan B (see Note 14 — Subsequent Events).

The DDTL is subject to customary subjective acceleration clauses, effective upon a material adverse change in the Company’s business or financial condition, or a material impairment in the Company’s ability to repay the borrowing. As of December 31, 2019, the Company was not in breach of any debt covenants or subjective acceleration clauses.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

7.      STOCKHOLDERS’ EQUITY

Series C Convertible Preferred Stock

During 2017 the Company issued 94,409,932 shares of Series C convertible preferred stock at a purchase price of $0.4025 per share and raised approximately $38.0 million in gross proceeds.

Series C-1 Convertible Preferred Stock

In May 2018, the Company issued 20,898,641 shares of its Series C-1 convertible preferred stock at $0.4785 per share for gross proceeds of $10.0 million. The Series C-1 convertible preferred stock has the same rights and preferences as the Series C convertible preferred stock.

Series D Convertible Preferred Stock

In September 2018, the Company authorized the sale of 78,548,425 shares of its Series D convertible preferred stock and issued 55,769,378 shares at $1.2731 per share in exchange for cash gross proceeds of $51.0 million and the conversion of the $20.0 million Lithia Note. Of the total shares of Series D convertible preferred stock issued, 42,416,149 were purchased by Lithia.

In December 2018, the Company completed a closing of the Series D convertible preferred stock and issued 18,223,234 shares at $1.2731 per share for gross proceeds of $23.2 million.

In February 2019, the Company completed an additional closing of the Series D convertible preferred stock and issued 4,555,805 shares at $1.2731 per share for gross $5.8 million.

Exchange of Common Stock for Series D Convertible Preferred Stock

In February 2019, the Company approved the sale of up to an aggregate of 5,000,000 shares of common stock (the “Secondary Shares”) at a price per share of $1.2731 by certain holders of common stock to certain existing or new investors in the Company. Concurrent with this approval, the Company also approved the exchange of such Secondary Shares for shares of Series D convertible preferred stock pursuant to the terms and conditions of the stock exchange agreement to be entered into by the Company and the holders of the Secondary Shares. Up to 5,000,000 shares of the Series D convertible preferred stock are reserved for issuance pursuant to the terms of an exchange agreement.

In February, March and September 2019, certain employee stockholders completed secondary sales of 3,464,706 shares of common stock of the Company to new and existing investors. At the same time, the Company issued 3,464,706 shares of Series D convertible preferred stock to the same new and existing investors in exchange for the common stock they had purchased from the employee stockholders. The Company recognized $4.8 million in non-cash compensation expense, $1.6 million in payroll tax liabilities and an increase to additional paid-in-capital, which was computed as the difference between the fair value of Series D convertible preferred stock and common stock at the time of exchange of shares.

Warrant and Commercial Agreements

In September 2018, the Company entered into a warrant agreement (the “Warrant Agreement”) and a commercial agreement for Milestone 1 with Lithia and granted Lithia a warrant to purchase 86,661,588 shares of common stock at an exercise price of $0.01 per share (the “Warrant Shares”). The Warrant Shares shall vest and become exercisable in six separate tranches of 14,443,598 shares each. Vesting and exercisability is dependent upon the achievement of the Milestones, as defined below. While the Warrant Agreement establishes general vesting terms for each of the six Milestones, each of the six Milestones contains substantive service or performance requirements, and were non-binding as neither the Company nor Lithia were obligated to perform until the commercial agreement associated with each Milestone was executed.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

7.      STOCKHOLDERS’ EQUITY (cont.)

Two tranches of 14,443,598 Warrant Shares shall each vest and become immediately exercisable upon the achievement of each of Milestone 1 and Milestone 2. The remaining four tranches of 14,443,598 Warrant Shares each shall vest and become exercisable on January 12, 2020 (the “Vesting Cliff Date”), provided that Milestone 3, Milestone 4, Milestone 5 and Milestone 6 have been achieved prior to such date. If such Milestone has not been achieved by the Vesting Cliff Date, such 14,443,598 Warrant Shares shall vest and become immediately exercisable upon the achievement of such Milestone. Any unvested Warrant Shares that have not vested by June 12, 2020 (the “Vesting Termination Date”), the Warrant shall automatically terminate with respect to any Warrant Shares which have not become exercisable as of the Vesting Termination Date.

•        Milestone 1 — the Company, with Lithia’s assistance, enters into acceptable credit facilities with access to asset-based used vehicle floorplan financing.

•        Milestone 2 — the Company and Lithia enter into a data sharing commercial agreement whereby Lithia agrees to transfer certain historical transaction and inventory data to the Company.

•        Milestone 3 — the Company and Lithia enter into a lease and services agreement whereby Lithia will make available at least one of its locations for the Company’s use as a storage/reconditioning/retail delivery center.

•        Milestone 4 — the Company and Lithia enter into a lease and services agreement whereby Lithia will make available at least three of its locations for the Company’s use as a storage/reconditioning/retail delivery center.

•        Milestone 5 — the Company and Lithia enter a commercial agreement whereby Lithia agrees to use commercially reasonable best efforts to help the Company secure and maintain access to finance and insurance products on par with a typical Lithia store.

•        Milestone 6 — the Company and Lithia entering into a commercial agreement where Lithia will purchase mutually-agreed upon vehicles from the Company in a minimum of three existing Lithia markets.

2018 Milestones

The commercial agreement agreed to with Lithia in September 2018 was entered into concurrently with arrangements that provide for Lithia’s guarantee of the flooring line of credit for a three-year period and the provision by Lithia for the delayed draw facility, as discussed in Note 6. The Company determined that there was significant value in the terms received related to both the guarantee and delayed draw facility, for which the Company transferred the warrants identified in Milestone 1 as compensation. Accordingly, upon entering into the arrangements, the Company measured the fair value of the guarantee received at $9.1 million and the fair value of the delayed draw facility at $5.7 million. Further the Company measured the fair value of the warrants to be transferred to Lithia in exchange for Milestone 1 at $4.2 million. The fair value of the guarantee is treated as a deferred borrowing cost associated with the flooring line of credit and is included within deferred borrowing costs on the consolidated balance sheet and is being amortized over the three-year guarantee period, which resulted in $3.0 million and $0.9 million of interest expense during 2019 and 2018, respectively. On December 31, 2018, the fair value of the delayed draw facility was reflected as a deferred loan commitment cost and was included within deferred borrowing costs on the consolidated balance sheet. During December 2019, with the Term Loan A draw under the DDTL, the Company reclassified the unamortized balance of the deferred loan commitment cost of $4.0 million and presented such amount net against the outstanding Term Loan A balance on the Company’s December 31, 2019, consolidated balance sheet. The deferred loan commitment cost is being amortized over the four-year loan commitment period, which resulted in interest expense of $1.1 million and $0.6 million during 2019 and 2018, respectively.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

7.      STOCKHOLDERS’ EQUITY (cont.)

The difference between the combined fair value of the guarantee and the delayed draw facility of $14.8 million and the fair value of the warrants transferred represented a capital transaction with a related party, resulting in a $10.6 million equity contribution which is reflected in additional paid-in capital. The warrants issued with Milestone 1 were determined to be liability classified, subject to remeasurement, and are recorded within other non-current liabilities on the consolidated balance sheet as of December 31, 2019 and 2018. The Company recorded remeasurement gain of $0.8 million to interest and other income during the year ended December 31, 2019. The amount of remeasurement expense for the warrants during 2018 was immaterial.

Milestone 3 was achieved in December 2018 and the Company recorded the release of the corresponding warrant shares at the then fair value of $4.2 million. The warrants issued with Milestone 3 were determined to be liability classified and are subject to remeasurement, and at December 31, 2018, were recorded within other non-current liabilities on the consolidated balance sheet. At initial recognition of the liability, the fair value of the warrants was determined to be compensation in the form of a lease commission fee which was expensed during 2018 in its entirety to selling, general, and administrative expenses on the consolidated statement of operations and comprehensive loss. The amount of remeasurement expense for the warrants during 2018 was immaterial. On January 1, 2019, the Company adopted ASU 2018-07, and reclassified the fair value of Milestone 3 warrants of $3.9 million from liability to equity and in turn, the balance is no longer subject to remeasurement after the date of adoption.

2019 Milestones

Prior to 2019, the Company had generated an immaterial amount of sales from Lithia. Beginning in 2019, the Company began to generate more substantial sales with Lithia. As Lithia is a customer, the Company assessed the warrants as consideration payable to a customer under ASC 606.

During 2019, the Company entered into commercial or equivalent agreements related to Milestones 2, 4 and 6 that contractually obligated both the Company and Lithia to perform and, upon signing the relevant agreement, Lithia earned the related warrants. The Company determined that the grant date fair value for the cumulative equity-classified warrants earned related to Milestone 2, 4 and 6 was $13.6 million. For each of the Milestones, the Company considered whether it received distinct goods or services for which it could reasonably estimate the fair value. For Milestone 2, the Company received historical data from Lithia that provided an immediate benefit to the Company. The Company concluded that the data represented a distinct good or service. The estimated fair value of such benefit of $2.2 million which was recorded immediately to selling, general, and administrative expenses on the consolidated statement of operations and comprehensive loss. For Milestones 4 and 6, the Company received an immaterial amount of distinct goods or services associated with securing the leased space and provisioning of infrastructure so the Company could sell to Lithia in certain markets. Of the remaining value associated with the warrants, $7.8 million was recorded as a reduction to revenue in 2019, which represented the cumulative revenue from Lithia. The Company considered the appropriate treatment for the remaining $3.6 million of value associated with the warrants. The Company determined that it was appropriate to recharacterize such amount that exceeded the cumulative revenue recognized as an expense as the arrangements with Lithia do not provide the Company with an exclusive right to sell cars to Lithia and Lithia has no minimum purchase commitment. Accordingly, the Company recorded $3.6 million to selling, general and administrative expenses.

The Company then considered whether any amount that was not related to a distinct good or service should be reflected as an asset by determining whether the warrants could be viewed as an up-front payment to a customer and reflected as an asset at December 31, 2019. However, the Company concluded that as of December 31, 2019, there was no probable future economic benefit obtained or controlled by the Company based on the contractual relationships with Lithia.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

7.      STOCKHOLDERS’ EQUITY (cont.)

In connection with the negotiations related to Milestone 5, Lithia facilitated an agreement with Automotive Warranty Services (“AWS”) to sell and market AWS’s service plans, whereby the Company receives commission rates from AWS of comparable terms to those received by Lithia. In substance the Company paid Lithia, in the form of Warrant Shares, to make an upfront payment to Company’s customers on behalf of the Company as the Company achieved favorable pricing from AWS. The benefits of this agreement were guaranteed by Lithia for an initial term of five years commencing on the signing date of the agreement. Such arrangement was the first of a number of agreements to be entered into under the terms of Milestone 5, see further discussion below. The estimated fair value of the in substance upfront payment to AWS was $2.8 million with an offsetting entry recorded to additional paid-in capital, representing a capital transaction with a related party.

Milestone 5 was met in October 2019 and the Company recorded the warrants to additional paid-in capital based on a fair value of $4.3 million. Milestone 5 was achieved after a mutual signed agreement was entered into evidencing that Lithia provided commercially best efforts to help the Company secure and maintain access to four finance and insurance products on par with a typical Lithia store. The fair value of the in substance upfront payment, other than the $2.8 million for AWS discussed above, was $0.4 million and was recorded to other non-current assets on the consolidated balance sheet. At December 31, 2019, the combined asset recorded of $3.2 million is subject to amortization over a five-year period expected period of benefit. In 2019, the Company amortized $0.6 million of the asset as a reduction to finance and insurance sales, which is recorded within other revenues on the consolidated statement of operations and comprehensive loss. With the achievement of Milestones 5 the Company determined that it was appropriate to recharacterize excess consideration received related to the Milestone 5 warrants in the amount of $1.1 million as an expense as the arrangements with Lithia does not provide the Company with an exclusive right to sell cars to Lithia and Lithia has no minimum purchase commitment. Accordingly, the Company recorded $1.1 million to selling, general and administrative expenses

In addition to the amounts noted above which were recorded for distinct goods or services, the aggregate effects of the 2019 Milestones described above on the 2019 statement of operations and comprehensive loss was a reduction to revenues of $7.8 million in Lithia sales and $0.6 million in revenues related to the Milestone 5 contracts and the recharacterization of excess consideration of $4.7 to selling, general and administrative expenses on the consolidated statement of operations and comprehensive loss.

Convertible Preferred Stock

The authorized, issued and outstanding shares of the convertible preferred stock and liquidation preferences were as follows (in thousands, except share numbers):

	Authorized Shares	Outstanding Shares	Net Carrying Value	Liquidation Preference
Series
As of December 31, 2019:
Series D	83,548,425	82,013,123	$100,624	$104,411
Series C-1	20,898,641	20,898,641	9,902	10,000
Series C	97,093,162	94,409,932	37,834	38,000
Series B	27,305,081	27,305,081	49,862	10,990
Series A	29,475,670	29,475,670	25,343	11,864
Series FF	1,134,654	1,134,654	66	—
Total	259,455,633	255,237,101	$233,631	$175,265

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

7.      STOCKHOLDERS’ EQUITY (cont.)

	Authorized Shares	Outstanding Shares	Net Carrying Value	Liquidation Preference
Series
As of December 31, 2018:
Series D	78,548,425	73,992,612	$90,420	$94,200
Series C-1	20,898,641	20,898,641	9,936	10,000
Series C	97,093,162	94,409,932	37,834	38,000
Series B	27,305,081	27,305,081	49,862	10,990
Series A	29,475,670	29,475,670	25,343	11,864
Series FF	1,134,654	1,134,654	66	—
Total	254,455,633	247,216,590	$213,461	$165,054

The rights, preferences and privileges of the convertible preferred stock were as follows:

Dividends

The holders of the Company’s convertible preferred stock are entitled to receive dividends, on a pari passu basis with the holders of common stock, out of any assets legally available therefor, payable when, as, and if declared by the Board of Directors. Such dividend shall not be cumulative. Any payment shall be ratably among the holders of Preferred Stock in proportion to the payment each such holder would receive if the full amount of such dividends were paid if such shares were converted to shares of common stock at then-effective applicable conversion rate immediately prior to the dividend record date. No dividends have been declared to date.

Liquidation

In the event of any sale of substantially all of the assets, a merger, or liquidation, dissolution or winding up of the Company, as defined in the articles of incorporation, the holders of Series D will be entitled $1.2731 per share (as adjusted for stock splits, combinations, and reorganizations) plus declared and unpaid dividends, if any. Holders of Series C-1 will be entitled to receive in preference to the holders of common stock, $0.4785, per share (as adjusted for stock splits, combinations, and reorganizations) plus declared and unpaid dividends, if any. Holders of Series C, B, and A convertible preferred stock will be entitled to receive in preference to the holders of common stock, $0.4025 respectively, per share (as adjusted for stock splits, combinations, and reorganizations) plus declared and unpaid dividends, if any.

Series D holders will receive their liquidation preference prior to any distribution being made to the Series A, B, C, C-1, and FF holders. Series C-1 and C holders will receive their liquidation preference prior to any distribution being made to the Series A, B and FF holders. Series B holders will receive their liquidation preference prior to any distribution being made to the Series A and FF holders. Series A holders will receive their liquidation preference prior to any distribution being made to Series FF holders. After distributions have been made to Series A, B and C preferred stockholders, the holder of Series FF Convertible Preferred Stock and common stock shall be entitled to share equally, on a per share basis calculated as if all shares of Series FF Convertible Preferred Stock were converted at the then-effective Series FF Conversion Rate (as defined in the certificate of incorporation), in all assets of the Corporation of whatever kind available for distribution to the holders of common stock.

Voting Rights

The holders of convertible preferred stock are entitled to that number of votes on all matters presented to stockholders equal to the number of shares of common stock then issuable upon conversion of such preferred stock.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

7.      STOCKHOLDERS’ EQUITY (cont.)

Conversion

Each share of Senior Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of common stock as is determined by issue price by the applicable Conversion Price in effect at the time of conversion. The initial conversion rate for the Senior Convertible Preferred Stock and for the Series FF Preferred stock into common shares shall be one for one. The Conversion Price for the Senior Convertible Preferred Stock and the Series FF Preferred stock, and the rate at which shares of Senior Convertible Preferred Stock may be converted into shares of common stock shall be subject to adjustments.

Covenants

Under the terms of the Company’s investor rights agreement the Company is required to deliver audited financial statements within ninety days of the Company’s fiscal year end, subject to waiver of the requirement by the Company’s board of directors. The board of directors has waived this requirement for all years since inception, including the requirement for the year ended December 31, 2019.

Common Stock

The Company’s reserved shares of common stock for future issuance are as follows:

	2019	2018
Series D convertible preferred stock	82,013,123	73,992,612
Series C-1 convertible preferred stock	20,898,641	20,898,641
Series C convertible preferred stock	94,409,932	94,409,932
Series B convertible preferred stock	27,305,081	27,305,081
Series A convertible preferred stock	29,475,670	29,475,670
Series FF convertible preferred stock	1,134,654	1,134,654
Options to purchase common stock	41,025,433	8,943,192
Shares available for future option grants	8,458,923	11,323,409
Warrants to purchase Series C stock	2,111,801	2,111,801
Warrants to purchase common stock	86,815,048	86,815,048
Total	393,648,306	356,410,040

8.      STOCK-BASED COMPENSATION PLAN

In 2014, the Company adopted the 2014 Stock Incentive Plan (“the Plan”), as amended, to attract and retain the best available personnel, to provide additional incentives to employees, directors and consultants and to promote the success of the Company. The Plan allows for the granting of incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units or similar rights with a fixed or variable price related to the Fair Market Value of Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions to the employees, members of the board of directors, and consultants of the Company.

Options under the Plan may be granted for periods of up to 10 years and at prices no less than 100% of the estimated fair value of the shares on the date of grant as determined by the board of directors. Options granted to employees and non-employees generally vest ratably over four to five years.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

8.      STOCK-BASED COMPENSATION PLAN (cont.)

As of December 31, 2018, a total of 36,477,623 shares of common stock are reserved for issuance and 11,323,409 shares are available for future grant under the Plan. On May 30, 2019, the Company increased the number of shares of common stock reserved for issuance to 66,726,457 pursuant to the Company’s 2014 Stock Incentive Plan. As of December 31, 2019, a total of 66,726,457 shares of common stock are reserved for issuance and 8,458,923 shares are available for future grant under the Plan.

Activity related to employee and nonemployee stock options issued under the Plan is set forth below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
As of January 1, 2017	5,210,516	$0.17	8.98
Granted	15,559,067	0.08	9.59
Exercised	(232,925)	0.06	0.29
Forfeited	(1,832,162)	0.29
Cancelled (expired)	(528,494)	0.26
As of December 31, 2017	18,176,002	$0.08	9.41
Granted	2,563,046	0.08	8.62
Exercised	(10,378,822)	0.08	8.36
Forfeited	(1,274,191)	0.08
Cancelled (expired)	(142,843)	0.08
As of December 31, 2018	8,943,192	$0.08	8.41
Granted	40,316,973	0.30	8.21
Exercised	(1,340,075)	0.12	1.29
Forfeited	(7,058,764)	0.23
Cancelled (expired)	(309,386)	0.12
As of December 31, 2019	40,551,940	0.27	8.97
Vested and expected to vest as of December 31, 2019	40,551,940	$0.27	9.04
Exercisable as of December 31, 2019	40,046,112	$0.27	9.04

The weighted-average fair values of options granted during fiscal years 2019, 2018 and 2017, was $0.1235 cents, $0.0390 cents, and $0.0382, respectively.

Stock-Based Compensation Expense

For the years ended December 31, 2019, 2018 and 2017, the Company recorded aggregate stock-based compensation expense related to employee and nonemployee stock options of $1.6 million, $192 thousand, and $205 thousand, respectively. In the years ended December 31, 2019, 2018 and 2017, the Company capitalized $306 thousand, $80 thousand, and $50 thousand, respectively, of stock-based compensation cost to capitalized website and internal-use software.

As of December 31, 2019, there was $3.4 million of unrecognized stock-based compensation expense that is expected to be recognized over a weighted-average period of 1.46 years.

Significant Assumptions in Estimating Option Fair Value

The Black-Scholes model for employee and nonemployee stock options incorporates the following assumptions:

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

8.      STOCK-BASED COMPENSATION PLAN (cont.)

Fair Value of Common Stock — The fair value of the common stock underlying the stock option awards was determined by the board of directors (“the Board”). Given the absence of a public trading market, the Board considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting at which awards were approved. These factors included, but were not limited to (i) contemporaneous third party valuations of common stock; (ii) the rights, preferences, and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of the Company’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework was used to evaluate the fair value of the underlying shares.

Volatility — The expected stock price volatilities are estimated based on the historical and implied volatilities of comparable publicly traded companies as the Company does not have sufficient history of trading its common stock.

Risk-free Interest Rate — The risk-free interest rates are based on US Treasury yields in effect at the grant date for notes with comparable terms as the awards.

Expected Term — The expected term of options granted to employees is based on the expected life of the stock options, giving consideration to the contractual terms and vesting schedules. The expected term of options granted to nonemployees is based on remaining contractual terms.

Dividend Yield — The expected dividend yield assumption is based on the Company’s current expectations about its anticipated dividend policy.

The range of assumptions used in the Black-Scholes model for stock options for the years ended December 31, 2019, 2018 and 2017, are as follows:

	Year Ended December 31,
	2019	2018	2017
Expected volatility	38.22 – 41.67%	44.29 – 46.84%	46.99 – 49.25%
Risk-free interest rate	1.52 – 2.60%	2.62 – 2.98%	1.84 – 2.25%
Expected term (years)	5.27 – 6.25	5.65 – 6.89	5.00 – 7.90
Dividend yield	0%	0%	0%

Stock Awards Issued to Nonemployees

During the years ended December 31, 2019, 2018 and 2017, the Company granted 330,385, 92,050, and 271,310, respectively, options to non-employees. The Company recognizes the expense for such services based on the estimated fair value of the share-based awards using the Black-Scholes option-valuation model, subject to periodic adjustment as the underlying equity instruments vest. The assumptions utilizing the Black-Scholes option-pricing model are consistent with the options issued to employees of the Company, other than the contractual term which is used for the expected term assumption. As of December 31, 2019, 2018 and 2017, 651,285, 352,160, and 370,180 shares were outstanding with a weighted-average exercise price of $0.19, $0.08, and $0.07 per share, respectively. The share-based compensation expense for non-employee awards and the related portion capitalized to capitalized website and internal-use software were immaterial for the years ended December 31, 2019 and 2018.

Common Stock Subject to Repurchase Related to Early Exercised Options

The Company typically allows employees to exercise options prior to vesting. Upon termination of service of an employee, the Company has the right to repurchase at the original purchase price any non-vested but issued common shares. Such an exercise is not substantive for accounting purposes. The consideration received

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

8.      STOCK-BASED COMPENSATION PLAN (cont.)

for an exercise of an option is considered to be a deposit of the exercise price, and the related dollar amount is recorded as a liability. The liability is reclassified into additional paid-in capital on a ratable basis as the award vests. During the years ended December 31, 2019, 2018 and 2017, $98 thousand, $424 thousand and $151 thousand, respectively, were recorded to additional paid in capital related to the vesting of early exercised awards.

As of December 31, 2019 and 2018, the Company has recorded a liability of $269 thousand and $261 thousand relating to 3,189,364, 6,069,206, and 853,032 options that were exercised and are non-vested, respectively.

A summary of the status of the Company’s non-vested shares and changes during the years then ended is presented below:

	2019	2018
Non-vested as of January 1,	6,069,206	853,032
Exercises	1,340,075	10,358,160
Repurchased	(321,039)	(140,167)
Vested	(3,898,878)	(5,001,818)
Non-vested as of December 31,	3,189,364	6,069,206

Restricted Stock Awards

Prior to 2016, the Company granted various restricted stock awards to select employees. Such options generally vest over 4 years. As of December 31, 2019, 2018 and 2017, the Company had 758,850, 758,850 and 811,350 restricted stock awards that are included in the outstanding common share total, but for which a portion of such shares are not vested for the respective employee, respectively. The compensation effects of such shares were immaterial to the years ended December 31, 2019, 2018 and 2017.

9.      RELATED PARTY TRANSACTIONS

Sales with Related Party

In December 2018, the Company agreed to sell cars to Lithia under a one-sided marketplace (“OSM”) program whereby the Company acquires cars from various sources in Oxnard, Salem and Fresno markets and sells directly and solely to Lithia. In July 2019, the Salem OSM ceased operations. The Company recognizes revenue at the agreed upon purchase price stated in the contract, plus charges such as repairs.

The Company invoices Lithia based on the purchase price of the car plus an agreed upon margin by location. During the years ended December 31, 2019 and 2018, the Company recognized approximately $7.1 million and $18 thousand, respectively, of sales from the OSM agreement with Lithia. As described in Note 7 the 2019 revenues were subject to contra-revenue adjustment and fully eliminated following the guidance related to consideration payable to a customer.

Other than sales made through OSM locations, the Company also sells used cars to Lithia using a pricing algorithm as a basis for sales price. During the years ended December 31, 2019 and 2018, the Company had sales of approximately $669 thousand and $44 thousand, respectively. As described in Note 7 the 2019 revenues were subject to contra-revenue adjustment and fully eliminated following the guidance related to consideration payable to a customer.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

9.      RELATED PARTY TRANSACTIONS (cont.)

Accounts Receivable from Related Party

As of December 31, 2019, the Company has $335 thousand outstanding accounts receivable from used vehicle sales to Lithia, including $22 thousand in commissions based on the number of loan contracts booked with US Bank. The Company operates under Lithia’s master agreement with US Bank where the collections pass through Lithia.

Lease Agreements

In November 1, 2018 and July 10, 2019, pursuant to Milestone 1 and 4 discussed in Note 7, the Company and Lithia, entered into license and services agreements that govern the Company’s access to and utilization of reconditioning, offices and parking spaces at the Concord and Portland facilities of Lithia, respectively. Both agreements expire on October 12, 2021, with automatic 12 months renewal subject to terms and conditions of the agreements. During the years ended December 31, 2019, and December 31, 2018, total costs related to these agreements were approximately $13 thousand and $171 thousand, respectively, and were expensed to selling, general and administrative expenses on the statement of operations and other comprehensive loss.

Flooring Line of Credit Guarantee

In February 2019, the Company entered into a guarantee agreement with Lithia. The interest rate is 1.50% per annum based on a daily outstanding flooring line of credit and is payable monthly to Lithia. For the year ended December 31, 2019, the Company recorded $360 thousand to interest expense.

Delayed Draw Term Loan Agreement

As discussed in Note 6, the Company drew down $12.5 million on December 27, 2019, in accordance with the DDTL agreement. $12.5 million remains outstanding as of December 31, 2019 and classified within related party long term note, net, noncurrent on the consolidated balance sheet, net of the deferred borrowing costs associated with the fair value of the loan guarantee of $4.0 million. Refer to Notes 2 and 7 for further discussion regarding the deferred borrowing costs.

Accounts Payable Due to Related Party

As of December 31, 2019, payables and accruals to Lithia consisted of other miscellaneous expenses of $222 thousand.

Loan to Employees

On July 30, 2018 and April 4, 2019, the Company received partial recourse promissory notes for $247 thousand and $121 thousand, respectively, as loans to an employee. The notes bear interest of 2.87% and 2.59%, respectively, per year, compounded annually. The principal balance together with all accrued but unpaid interest shall be due and payable in full upon the earliest of the day before the ninth anniversary of the promissory note or earlier if the employee ceases to provide services to the Company subject to the terms of the promissory note. Concurrently, the Company entered into a stock pledge agreement whereby the employee granted security interest to the Company for all existing and new shares earned by the employee from the Company. The proceeds from loan the of $247 thousand were used to exercise the employee’s options and no cash was paid to the employee. The Company treated the loan as an off-balance sheet transaction. The proceeds from the loan of $121 thousand was partially paid to the employee and partially used to pay off taxes resulting from exercise of options in 2018.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

9.      RELATED PARTY TRANSACTIONS (cont.)

On January 14, 2019, the Company received a promissory note in exchange for a $100 thousand loan to another employee. The note bears an interest of 2.72% per year, compounded annually. The principal balance together with all accrued but unpaid interest shall be due and payable on April 30, 2021, or earlier, subject to the terms of the promissory note.

There were no related party transactions during the year ended December 31, 2017.

10.    COMMITMENTS AND CONTINGENCIES

Lease Agreements

The Company is a tenant under various operating leases with third parties, including leases of office facilities and parking/vehicle storage locations. These lease agreements are under noncancelable leases and expire at various dates, ranging from 2020 through 2024.

As of December 31, 2019, future minimum commitments under facility operating leases were as follows (in thousands):

Total Lease Commitments
Year Ended December 31,
2020	$5,370
2021	3,387
2022	2,366
2023	2,052
2024	773
Total minimum lease payments	$13,948

The Company records rent expense on a straight-line basis over the term of the lease. Rent expense was $7.2 million, $3.8 million, and $2.5 million for the years ended December 31, 2019, 2018 and 2017, respectively, and is recorded within selling, general, and administrative expenses.

Litigation

The Company may be subject to legal proceedings and claims that arise in the ordinary course of business. Other than the matter discussed below, Management is not currently aware of any matters that will have a material effect on the financial position, results of operations, or cash flows of the Company.

The Company was named as a defendant in a class action lawsuit that alleged that, prior to December 1, 2015, the Company misclassified certain individuals as independent contractors and, following December 1, 2015 through 2017, the Company misclassified certain individuals as exempt employees. Following mediation, in 2018 the parties reached a settlement in the amount of $1.5 million, plus $20 thousand in federal and state payroll taxes. The Company’s cost of such amount was $1.2 million ($1.2 million of the settlement, plus payroll taxes), with the remaining $0.3 million covered by the Company’s insurance. The Company accrued for such amounts as of December 31, 2017, and subsequently paid out all balances owed during 2018. As a condition of the settlement, all class members were released and discharged by the Company (and its subsidiaries, employees, agents, predecessors, successors, and assigns) from any further claims on such matter.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

11.    SEGMENT INFORMATION

The Company has two reportable segments: Retail and Wholesale. No operating segments have been aggregated to form the reportable segments. The Company determined its operating segments based on how the chief operating decision maker (“CODM”) or decision-making group, reviews the Company’s operating results in assessing performance and allocating resources. Our CODM is our Co-Chief Executive Officers. The CODM reviews revenue and gross profit for each of the reportable segments. Gross profit is defined as revenue less cost of sales incurred by the segment. The CODM does not evaluate operating segments using asset information as these are managed on an enterprise wide group basis. Accordingly, the Company does not report segment asset information. During the years ended December 31, 2019, 2018 and 2017 the Company did not have sales to customers outside the United States. As of December 31, 2019, 2018 and 2017, the Company did not have any assets located outside of the United States.

The Retail reportable segment represents retail sales of used vehicles through the Company’s ecommerce platform and fees earned on sales of value-added products associated with those vehicle sales. The Wholesale reportable segment represents sales of used vehicles through wholesale auctions or DTW.

Information about the Company’s reportable segments are as follows (in thousands):

	Year Ended December 31, 2019
	Retail	Wholesale	Consolidated
Revenue from external customers	$138,427	$27,808	$166,235
Segment gross profit	7,160	(8,922)	(1,762)
	Year Ended December 31, 2018
	Retail	Wholesale	Consolidated
Revenue from external customers	$125,504	$6,308	$13,812
Segment gross profit	5,136	253	5,389
	Year Ended December 31, 2017
	Retail	Wholesale	Consolidated
Revenue from external customers	$90,801	$3,737	$94,538
Segment gross profit	4,055	484	4,539

The reconciliation between reportable segment gross profit to consolidated loss before provision for income taxes is as follows (in thousands):

	Years Ended December 31,
	2019	2018	2017
Segment gross profit	$(1,762)	$5,389	$4,539
Selling, general and administrative expenses	(71,860)	(44,697)	(28,570)
Depreciation and amortization	(3,221)	(2,530)	(1,567)
Interest expense	(5,461)	(3,171)	(261)
Interest and other income	1,821	143	213
Profit before tax	$(80,483)	$(44,866)	$(25,646)

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

12.    NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

(in thousands, except share and per share amounts)

	December 31,
	2019	2018	2017
Net loss attributable to common stockholders	$(80,483)	$(44,866)	$(25,646)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	34,579,059	26,172,848	28,718,469
Net loss per share attributable to common stockholders, basic and diluted	$(2.33)	$(1.71)	$(0.89)

The following potentially dilutive shares were not included in the calculation of diluted shares outstanding for the periods presented as the effect would have been anti-dilutive:

	December 31,
	2019	2018	2017
Redeemable convertible preferred stock	255,237,101	247,216,590	152,325,337
Warrants	88,926,849	88,926,849	153,460
Stock options	40,551,940	8,943,192	18,176,002
Restricted stock awards	758,850	758,850	758,850
Total	385,474,740	345,845,481	171,413,649

13.    INCOME TAXES

Net loss before income taxes was $80.5 million, $44.9 million, and $25.6 million for the years ended December 31, 2019, 2018, and 2017, respectively. The Company had no income tax expense for the years ended December 31, 2019, 2018, and 2017.

The following table presents a reconciliation of the statutory federal rate and our effective tax rate:

	Year Ended December 31,
	2019	2018	2017
Provision for income taxes at federal statutory rates	$(16,901)	$(9,422)	$(8,720)
State taxes, net of federal benefit	(5,297)	(2,695)	9,051
Permanent differences	(99)	925	(155)
Stock based compensation on share exchange	1,057	—	—
Change in valuation allowance	22,828	11,083	(181)
Other	(1,588)	109	5
Total	$—	$—	$—

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

13.    INCOME TAXES (cont.)

Significant components of the Company’s deferred tax assets and liabilities for federal, state and foreign income taxes are as follows at December 31, 2019 and 2018, in thousands:

	Year Ended December 31,
	2019	2018
Deferred tax assets:
Accruals, reserves, and other	$9,667	$2,528
Depreciation	2,054	871
Federal net operating loss carryover	35,146	24,541
State net operating loss carryover	11,786	8,087
Total gross deferred tax assets	58,653	36,027
Less: valuation allowance	(58,619)	(35,791)
Net deferred tax assets	34	236

Deferred tax liabilities:
Accrued legal fees	—	(200)
Depreciation	(32)	(34)
Stock compensation	(2)	(2)
Total gross deferred tax liabiliies	(34)	(236)
Net deferred taxes	$—	$—

As of December 31, 2019, the Company had U.S. federal net operating loss carryforwards of approximately $167.3 million, which may be available to offset future federal income and expire at various years beginning with 2033. As of December 31, 2019, the Company also had state net operating loss carryforwards of approximately $169.8 million, which may be available to offset future state income tax and expire at various years beginning with 2033.

The Company has evaluated the positive and negative evidence bearing upon the deferred tax assets and whether they will be realized. Based on the Company’s history of operating losses, the Company has concluded that it is more likely than not that the benefit of its deferred tax assets will not be realized. Accordingly, the Company has provided a full valuation allowance for deferred tax assets as of December 31, 2019 and 2018 of $58.6 million and $35.8 million, respectively.

The Company has not performed a Section 382 study to determine whether it had experienced a change in ownership and, if so, whether the tax attributes (net operating losses or credits) were impaired. Under Section 382 of the Internal Revenue Code of 1986, as amended, the Company’s ability to utilize net operating loss or other tax attributes, such as research tax credits, in any taxable year may be limited if the Company has experienced an “ownership change.” Generally, a Section 382 ownership change occurs if there is a cumulative increase of more than 50 percentage points in the stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock within a specified testing period. Similar rules may apply under state tax laws.

As of December 31, 2019 and 2018, the Company does not have any unrecognized tax benefits. Accordingly, no amount of the unrecognized tax benefits, if recognized, would reduce the Company’s annual effective tax rate because the Company does not anticipate a significant change to its unrecognized tax benefits over the next twelve months.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

13.    INCOME TAXES (cont.)

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2019 and 2018, the Company had no accrued interest or penalties related to uncertain tax positions and for the years ended December 31, 2019, 2018, and 2017 no amounts have been recognized in the Company’s statements of operations and comprehensive loss.

The Company is subject to taxation in the United States and other state jurisdictions. The material jurisdictions in which the Company is subject to potential examination include the United States and California. The tax years from fiscal year 2015 and onward remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which the Company is subject. The Company is not currently under examination by any taxing authority.

On December 22, 2017, the Tax Cut and Jobs Act (“Tax Act”) was signed into legislation. The Tax Act introduced a broad range of tax reform measures that significantly changed federal income tax laws. The provisions of the Tax Act included changes to the U.S. federal tax rates, additional deductibility of interest, and allows for the expensing of certain capital expenditures. There was no material impact to the Company’s effective tax rate due to the Company’s full valuation allowance position. At the date of enactment in December 2017, the Company’s net deferred tax assets and liabilities were revalued from 35% to 21% and the impact of the reduction to the gross deferred taxes was an offset to the valuation allowance.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company has evaluated the impact of the CARES Act, and does not expect that the NOL carryback provision of the CARES Act would result in a material cash benefit since the company has had taxable losses since inception. Other income tax benefits relevant include a favorable increase in the interest expense limitation under IRC section 163(j). The effect of the favorable 163j CARES Act changes will not have a significant impact to the Company.

14.    SUBSEQUENT EVENTS

The Company has evaluated subsequent events for financial statement purposes occurring through July 16, 2020, the date when these consolidated financial statements are available to be issued.

COVID-19

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus disease (“COVID-19”) as a pandemic, and we expect our operations in all locations to be affected as the virus continues to proliferate. We have adjusted certain aspects of our operations to protect our employees and customers while still meeting customers’ needs for vital technology. We will continue to monitor the situation closely and it is possible that we will implement further measures. In light of the uncertainty as to the severity and duration of the pandemic, the impact on our revenues, profitability and financial position is uncertain at this time.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), was signed into law in response to the COVID-19 pandemic. The CARES Act includes several significant income tax relief provisions as well as the deferral of the employer portion of the social security payroll tax. The income tax benefits include a favorable increase in the interest expense limitation under section 163(j), allowing a five-year net operating loss (“NOL”) carryback provision for certain NOLs, and increasing the amount of NOLs corporations may use to offset income. The Company is in the process of evaluating the income tax impacts of the CARES Act. However, the Company believes that due to several factors, included the valuation allowance, the impact to the financial statements will not be significant. In addition, the Company has adopted the deferral of the employer portion of the social security payroll tax. The deferral is effective from

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

14.    SUBSEQUENT EVENTS (cont.)

the enactment date through December 31, 2020. The deferred amount will be paid in two installments and the amount will be considered timely paid if 50% of the deferred amount is paid by December 31, 2021 and the remainder by December 31, 2022.

SBA PPP Loan

On April 22, 2020, the Company, through its subsidiaries Shift Technologies and Shift Operations, borrowed unsecured loans (the “PPP Loans”) under the Paycheck Protection Program established under the CARES Act, the outstanding principal amount of which totals $6.1 million. The PPP Loans were made through Newtek Small Business Finance (the “Lender”), and the Company entered into two U.S. Small Business Administration Paycheck Protection Program Notes (the “Agreements”) with the Lender evidencing the PPP Loans.

The term of each PPP Loan is two years. Interest will accrue on the outstanding principal balances of the PPP Loans at a fixed rate of 1.0%, which shall be deferred for the first six months of the term of the PPP Loans. Monthly payments will be due and payable beginning in October 2020 and continue each month thereafter until maturity of the PPP Loans. The Company may prepay principal of the PPP Loans at any time in any amount without penalty. The Agreements contain customary events of default relating to, among other things, payment defaults, breach of representations and warranties or provisions of the PPP Loans. The occurrence of an event of default may result in the repayment of all amounts outstanding, collection of all amounts owing from the Company, and/or filing suit and obtaining judgment against the Company.

The Company may apply for forgiveness of the PPP Loans, or a portion thereof which is allocable to the sum of the payroll and benefit costs and covered rent and utility payments incurred by the Company within the specified period following the disbursement of the loans, as calculated in accordance with the terms of the CARES Act. The Company may not seek or obtain forgiveness of the PPP Loans in whole or in part. The Company has used the proceeds in accordance with the purposes permitted under the PPP Loan program.

Insurance Acquisition Corp. Merger

On June 29, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Insurance Acquisition Corp., (“IAC”), an entity listed on the Nasdaq Capital Market (“NASDAQ”) under the trade symbol INSU, IAC Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of IAC (“Merger Sub”), providing for, among other things, and subject to the conditions therein, the combination of the Company and IAC pursuant to the proposed merger of Merger Sub with and into the Company with the Company continuing as the surviving entity (the “Merger”). As a result of the Merger, each outstanding share of the Company’s common stock, will be converted into the right to receive newly issued shares of INSU’s Class A common stock, as calculated pursuant to the terms of the Merger Agreement.

Delayed Draw Term Loan

On June 4, 2020, the Company entered into the Amended and Restated Delayed Draw Term Loan Agreement, whereby the termination date was amended to July 31, 2020.

On July 2, 2020, the Company drew down the second $12.5 million tranche of the DDTL to increase its cash position and maximize flexibility in light of the uncertainty surrounding the impact of COVID-19. See Note 6 for additional information.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

INSURANCE ACQUISITION CORP.,

IAC MERGER SUB, INC.,

and

SHIFT TECHNOLOGIES, INC.

Dated as of June 29, 2020

Annex A-i

Annex A-ii

ANNEXES AND EXHIBITS

Annex A	Converted Option Share Equivalent Methodologies
Annex B	Sample Net Asset Amount Calculation

Exhibit A	Form of Sponsor Letter Agreement
Exhibit B	Form of Stockholder Letter Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Surviving Entity Certificate of Incorporation and Bylaws
Exhibit E	Form of Parent Charter Amendments
Exhibit F	Form of Incentive Equity Plan

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (as it may be amended, modified or supplemented from time to time, this “Agreement”) is dated as of June 29, 2020, by and among INSURANCE ACQUISITION CORP., a Delaware corporation (“Parent”), IAC MERGER SUB, INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and SHIFT TECHNOLOGIES, INC., a Delaware corporation (“Shift” or the “Company”).

WHEREAS, the Company Entities (as defined below) are engaged in the business of buying and selling used cars and associated third party financing, insurance, service and protection through an online platform;

WHEREAS, the parties hereto intend to effect the merger of Merger Sub with and into Shift (the “Merger”), with Shift continuing as the surviving entity following the Merger;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved and adopted the form, terms, execution and delivery of this Agreement, the Merger and the consummation of the transactions contemplated hereby, upon the terms of and subject to the conditions set forth herein;

WHEREAS, the parties hereto intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g), and that Parent, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

WHEREAS, the board of directors of Parent has (i) determined that it is in the best interests of Parent and its stockholders to enter into this Agreement, (ii) resolved to submit this Agreement and the transactions contemplated hereby (including the issuance of Parent Common Stock as Merger Consideration) to the stockholders of Parent for their approval and adoption and (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby (including the issuance of Parent Common Stock as Merger Consideration) by the stockholders of Parent;

WHEREAS, the board of directors of Merger Sub has unanimously (i) declared advisable this Agreement and the transactions contemplated hereby (including the Merger), and (ii) directed that this Agreement be submitted to Parent for its approval and adoption in its capacity as the sole stockholder of Merger Sub;

WHEREAS, the board of directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement, (ii) resolved to submit this Agreement and the transactions contemplated hereby to the stockholders of the Company for their approval and adoption and (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company; and

WHEREAS, on or about the date hereof, Parent has entered into Subscription Agreements with certain investors for such investors to purchase shares of Parent Common Stock (as defined below) (the “PIPE Investment”), such purchases to be consummated immediately prior to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1    Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“2019 Financial Statements” has the meaning set forth in Section 4.5(a).

“Additional Shares” has the meaning set forth in Section 3.5(a).

Annex A-1

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that for purposes of this Agreement, Parent and Merger Sub, on the one hand, and the Company Entities, on the other hand, shall not be considered Affiliates of one another. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means the Sponsor Letter Agreement and the Stockholder Letter Agreement.

“Audited Financial Statements” has the meaning set forth in Section 4.5(a).

“Balance Sheet” has the meaning set forth in Section 4.5(a).

“Benefit Plan” means each (i) “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change of control, health, life, disability, group insurance, vacation, holiday and material fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by a Company Entity or any ERISA Affiliate for the benefit of any current or former employee, director, officer or independent contractor of such Company Entity or under which such Company Entity has any liability, including on account of any ERISA Affiliate.

“Business” means the business of the Company Entities collectively, as conducted presently and during the twelve (12) months prior to the date of this Agreement; and references to “business of the Company”, “the Company’s business” or phrases of similar import shall be deemed to refer to the business of the Company Entities collectively, as conducted presently and during the twelve (12) months prior to the date of this Agreement.

“Business Day” means any day that is not a Saturday or Sunday, or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Cash” means the aggregate amount of cash and cash equivalents held by the Company Entities, as adjusted for deposits in transit, outstanding checks and other reconciling items in accordance with GAAP.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 2.11(a).

“Change of Control” has the meaning set forth in Section 3.5(g).

“Claim” has the meaning set forth in Section 6.10(b).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Merger Consideration” means an aggregate number of shares of Parent Common Stock equal to the result of (i) the Equity Value divided by the Reference Price, less (ii) the Converted Option Share Equivalent Number, in each case together with any shares of Parent Common Stock issued in lieu of fractional shares in accordance with this Agreement.

“Closing Statement” has the meaning set forth in Section 3.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Entities” means, collectively, Shift and its Subsidiaries.

“Confidentiality Agreement” has the meaning set forth in Section 6.1.

Annex A-2

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease, purchase order, delivery order, commitment or other arrangement, understanding or undertaking, whether written or oral, including all amendments and modifications relating thereto, to which such Person is a party, by which it is bound, or to which any of its assets or properties is subject.

“Converted Option Share Equivalent Number” means that number of shares of Parent Common Stock equal to the quotient of (a) the aggregate economic value expressed in dollars of all of the Converted Options (taking into account the value of the Closing Date Merger Consideration allocable in respect of a Shift Common Share and the applicable exercise price of each of the Converted Options) determined in a manner consistent with Annex A hereto, divided by (b) the Reference Price.

“Converted Options” has the meaning set forth in Section 2.9(b).

“Designated Warrant” means that certain Warrant No. CS-1, dated September 12, 2018, between Lithia Motors, Inc. and Shift.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Schedules” means the Disclosure Schedules delivered in connection with, and constituting a part of, this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Effective Time” has the meaning set forth in Section 2.2.

“Employment Contracts” has the meaning set forth in Section 4.23.

“Encumbrances” means any charge, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way or right of first refusal; for purposes of clarity, restrictions on transfer of securities absent registration or an appropriate exemption pursuant to applicable securities Law shall not be deemed to be Encumbrances.

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Substances (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Substances).

“Equity Award Exchange Ratio” means, with respect to each Shift Option, the quotient obtained by dividing (a) (x) the Closing Date Merger Consideration per Shift Common Share, expressed in dollars minus (y) the exercise price per Shift Common Share of such Shift Option immediately before the Effective Time, by (b) (x) the Reference Price minus (y) the exercise price per Shift Common Share of such Shift Option immediately before the Effective Time.

“Equity Value” means the result of (i) Three Hundred and Eighty Million Dollars ($380,000,000) minus (ii) the amount of the Net Asset Shortfall, if any.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with any Shift entity under Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 3.5(a).

“Escrow Agent” has the meaning set forth in Section 3.5(a).

“Escrow Property” has the meaning set forth in Section 3.5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.11(a).

“Extension Meeting” has the meaning set forth in Section 6.22(a).

Annex A-3

“Extension Proxy Statement” has the meaning set forth in Section 6.22(a).

“FCPA Laws” means the Foreign Corrupt Practices Act of 1977 and any other comparable Law governing corruption of foreign officials, including Laws enacted through or under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“First Release Date” has the meaning set forth in Section 3.5(b)(i).

“Flooring Facility” means that certain Loan and Security Agreement, dated October 11, 2018, among U.S. Bank National Association, Shift, and Shift Operations, as amended, and each of the other “Loan Documents” (as such term is defined therein).

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Governmental Order” means any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Authority.

“Hazardous Substances” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, a pollutant, a contaminant or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning set forth in Section 6.17(a).

“Indebtedness” means, without duplication and with respect to the Company Entities, all (a) indebtedness for borrowed money (excluding any inter-company obligations among Company Entities for borrowed money and any trade payables), including the Term Loan, the PPP Loans and the Flooring Facility; (b) obligations for the deferred purchase price of property or services, excluding trade accounts payable incurred in the ordinary course of business, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations presented as capital lease liabilities on the consolidated balance sheet of the Company Entities or otherwise required to be categorized as such under GAAP; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, in each case to the extent drawn; (g) guarantees made by any Company Entity on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g), in each case excluding any Shift Transaction Expenses or amounts included as current liabilities in the calculation of Net Asset Amount.

“Insurance Policies” has the meaning set forth in Section 4.21.

“Intellectual Property” means all intellectual property and industrial property rights, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all rights with respect to: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (c) works of authorship, designs and design registrations, whether or not copyrightable, including

Annex A-4

copyrights, author, performer, moral rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) semiconductor chips and mask works.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Interim Financial Statements” has the meaning set forth in Section 4.5(a).

“Law” means any law, statute, ordinance, regulation, rule, writ, judgment, Governmental Order or other regulation of any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Company Entities under all leases, subleases, licenses, concessions and other agreements, pursuant to which any Company Entity holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Legal Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Letter of Transmittal” has the meaning set forth in Section 2.11(a).

“Liabilities” has the meaning set forth in Section 4.6.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition, liabilities, operations or assets of the Company Entities, or (b) the ability of Shift to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change to the extent arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) conditions generally affecting the industries in which the Company Entities operate; (iii) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (iv) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including the COVID-19 virus), (v) any failure of the Company Entities to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vi) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of Parent or Merger Sub or any of their respective Affiliates; (vii) any changes in applicable Laws implemented, or accounting rules, including GAAP, required to be adopted, after the date of this Agreement; or (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii) and (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Shift compared to other participants in the industries in which any Company Entity conducts the Business.

“Material Contracts” has the meaning set forth in Section 4.13.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” means, collectively, the Closing Date Merger Consideration and the Additional Shares.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

Annex A-5

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Capital Market.

“Net Asset Amount” means, in each case calculated as of 12:01 am Eastern time on the Closing Date, the sum of (i) the aggregate amount of the current assets of the Company Entities (including the aggregate amount of Cash), plus (ii) the aggregate amount of the non-current assets of the Company Entities, minus (iii) the aggregate amount of the current liabilities of the Company Entities, and minus (iv) the aggregate amount of non-current liabilities of the Company Entities, in each case (A) including only the line items set forth in, and calculated in accordance with the mathematical principles, policies and methodologies used in, the calculation of the sample Net Asset Amount as set forth on Annex B hereto; and (B) excluding Shift Transaction Expenses.

“Net Asset Floor” means negative Eleven Million Five Hundred Twenty Five Thousand ($(11,525,000)) in the event the Closing Date is on or prior to September 30, 2020, and negative Eighteen Million Five Hundred Twenty Five Thousand ($(18,525,000)) in the event the Closing Date is after September 30, 2020.

“Net Asset Shortfall” means (i) $0.00, if the Net Asset Amount is greater than or equal to the Net Asset Floor, and (ii) if the Net Asset Amount is less than the Net Asset Floor, the amount by which the Net Asset Amount is less than the Net Asset Floor.

“Organizational Documents” has the meaning set forth in Section 4.1.

“Other Filings” has the meaning set forth in Section 6.8(a).

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Ownership Allocation” means, (i) with respect to each Stockholder (including the respective holders of the TPC Warrant, the SVB Warrant and the Designated Warrant), the calculation of the Merger Consideration allocable to such Stockholder (or deemed Stockholder, as applicable), together with such Stockholder’s Pro Rata Share, and (ii) with respect to each Shift Optionholder, the number of Converted Options to which such Shift Optionholder is entitled pursuant to the terms of this Agreement.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Acquisition Proposal” has the meaning set forth in Section 6.12(a).

“Parent Charter Amendments” has the meaning set forth in Section 6.8(b).

“Parent Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Parent.

“Parent Extension Approval” has the meaning set forth in Section 6.22(b).

“Parent Indemnified Persons” has the meaning set forth in Section 6.7(c).

“Parent Material Adverse Effect” means any event, occurrence, fact, condition or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, financial condition, liabilities, operations or assets of Parent or Merger Sub, or (b) the ability of Parent or Merger Sub to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Parent Material Adverse Effect” shall not include, either alone or in combination, any event, occurrence, fact, condition or change to the extent arising out of or attributable to: (i) general economic or political conditions or conditions generally affecting the capital, credit or financial markets; (ii) conditions generally affecting the industries in which Parent or Merger Sub operate; (iii) acts of war (whether or not declared), armed hostilities or terrorism, sabotage or military actions or the escalation or worsening thereof; (iv) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including the COVID-19 virus); (v) any failure of Parent or Merger Sub to meet their financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vi) any action required or permitted by this Agreement, or any action taken (or not taken) with the written consent of or at the request of the Company Entities or any of their respective Affiliates; (vii) any changes in applicable Laws implemented, or accounting rules, including GAAP, required to be adopted, after the date of this Agreement; or (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii) and (vii) immediately above shall be taken

Annex A-6

into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on Parent or Merger Sub as compared to other similarly situated companies.

“Parent SEC Documents” has the meaning set forth in Section 5.6(a).

“Parent Stockholder Approval” has the meaning set forth in Section 6.8(b).

“Parent Stockholders’ Meeting” has the meaning set forth in Section 6.8(a).

“Parent’s Knowledge” means the actual knowledge of any executive officer or director of Parent.

“PCAOB” means the Public Company Accounting Oversight Board.

“Parent Waiving Parties” has the meaning set forth in Section 9.15(a).

“Permits” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained from any Governmental Authority necessary or advisable for the operations of the Business and all pending applications therefor.

“Permitted Encumbrances” means (a) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Encumbrances arising or incurred in the ordinary course of business and for amounts which are not delinquent or are being contested in good faith and which would not, individually or in the aggregate, have a Material Adverse Effect, (b) easements, rights-of-way, restrictions and other similar defects or imperfections of title, charges and encumbrances of record not in the aggregate detracting materially from the use or value of the assets subject thereto, (c) Encumbrances for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company Entities and for which adequate reserves have been established in accordance with GAAP, (d) purchase money Encumbrances securing rental payments under capital lease arrangements, (e) leases for Leased Real Property to which a Company Entity is a party, (f) zoning, building codes or other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property or the operation of the Business, and (g) Encumbrances granted to any lender at the Closing in connection with any financing by Parent of the transactions contemplated hereby.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“PIPE Investment” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in Section 6.11.

“PPP” means the Paycheck Protection Program set forth in the CARES Act (H.R. 748), including all rules and regulations promulgated in connection therewith.

“PPP Loans” means (i) that certain Note, dated as of April 14, 2020, issued by Shift to Newtek Small Business Finance, LLC, and all loan documents ancillary thereto and (ii) that certain Note, dated as of April 15, 2020, issued by Shift Operations to Newtek Small Business Finance, LLC, and all loan documents ancillary thereto.

“Press Release” has the meaning set forth in Section 6.9.

“Pro Rata Share” has the meaning set forth in Section 3.5(a).

“Prospectus” has the meaning set forth in Section 6.10(b).

“Proxy Statement” has the meaning set forth in Section 6.8(a).

“Reference Price” means $10.00.

“Registration Shares” has the meaning set forth in Section 6.8(a).

“Registration Statement” has the meaning set forth in Section 6.8(a).

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“Related Parties” means, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Repaid Indebtedness” has the meaning set forth in Section 3.2(a).

“Representatives” has the meaning set forth in Section 6.10(b).

“SEC” means the Securities and Exchange Commission.

“Second Release Date” has the meaning set forth in Section 3.5(b)(ii).

“Securities Act” means the Securities Act of 1933, as amended.

“Shift” has the meaning set forth in the preamble to this Agreement.

“Shift Acquisition Proposal” has the meaning set forth in Section 6.12(b).

“Shift Board” means the board of directors of the Shift.

“Shift Board Recommendation” has the meaning set forth in Section 4.2(b).

“Shift Certificate of Incorporation” means that certain Sixth Amended and Restated Certificate of Incorporation of Shift Technologies, Inc., dated as of September 12, 2018, as amended by that certain Certificate of Amendment dated February 14, 2019 and that certain Certificate of Amendment dated May 31, 2019.

“Shift Charter Documents” has the meaning set forth in Section 4.3(a).

“Shift Common Shares” means the shares of common stock, par value $0.0001 per share, of Shift.

“Shift D&O Tail Policy” has the meaning set forth in Section 6.7(b).

“Shift Indemnified Persons” has the meaning set forth in Section 6.7(a).

“Shift Intellectual Property” means all Intellectual Property that is owned by any Company Entity.

“Shift IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which any Company Entity is a party, beneficiary or otherwise bound.

“Shift IP Registrations” means all Shift Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, registered domain names, copyright registrations, issued and reissued patents and pending applications for any of the foregoing.

“Shift’s Knowledge” means the actual knowledge of George Arison, Toby Russell, Sean Foy, Amanda Bradley and Cindy Hanford.

“Shift Operations” means Shift Operations LLC, a Delaware limited liability company.

“Shift Option” means each option to purchase Shift Common Shares that is outstanding under the Shift Option Plan.

“Shift Option Plan” means the Shift 2014 Stock Incentive Plan.

“Shift Optionholder” means a holder of Shift Options.

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“Shift Preferred Shares” means the Shift Series A Convertible Preferred Stock, Shift Series B Convertible Preferred Stock, Shift Series C Convertible Preferred Stock, Shift Series C-1 Convertible Preferred Stock, Shift Series D Convertible Preferred Stock and Shift Series FF Convertible Preferred Stock.

“Shift Senior Convertible Preferred Shares” means the Shift Series A Convertible Preferred Stock, Shift Series B Convertible Preferred Stock, Shift Series C Convertible Preferred Stock, Shift Series C-1 Convertible Preferred Stock and Shift Series D Convertible Preferred Stock.

“Shift Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.0001 per share, of Shift with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Shift Certificate of Incorporation.

“Shift Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.0001 per share, of Shift with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Shift Certificate of Incorporation.

“Shift Series C Convertible Preferred Stock” means the Series C Convertible Preferred Stock, par value $0.0001 per share, of Shift with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Shift Certificate of Incorporation.

“Shift Series C-1 Convertible Preferred Stock” means the Series C-1 Convertible Preferred Stock, par value $0.0001 per share, of Shift with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Shift Certificate of Incorporation.

“Shift Series D Convertible Preferred Stock” means the Series D Convertible Preferred Stock, par value $0.0001 per share, of Shift with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Shift Certificate of Incorporation.

“Shift Series FF Convertible Preferred Stock” means the Series FF Convertible Preferred Stock, par value $0.0001 per share, of Shift with such designations, rights, powers and privileges, and the qualifications, limitations and restrictions thereof as provided in the Shift Certificate of Incorporation.

“Shift Shares” means the Shift Common Shares and the Shift Preferred Shares, taken together or individually, as indicated by the context in which such term is used.

“Shift Stockholder Vote” has the meaning set forth in Section 4.2(a).

“Shift Transaction Expenses” means the aggregate amount of all costs, fees and expenses payable to third parties incurred by or on behalf of the Company Entities at or prior to the Closing in connection with the review, negotiation, execution and consummation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including (a) the fees and expenses of legal counsel, accountants and other representatives and consultants and due diligence (including travel-related) costs, fees and expenses, including, for the avoidance of doubt, fees and expenses to perform audits including with respect to PCAOB standards and quality of earnings reports, and (b) all such costs, fees and expenses payable in connection with or otherwise triggered by the transactions contemplated hereby.

“Shift Waiving Parties” has the meaning set forth in Section 9.15(b).

“Shift Warrant” means each outstanding warrant for the purchase of Shift Shares.

“Sponsor” means Insurance Acquisition Sponsor, LLC, a Delaware limited liability company, and Dioptra Advisors, LLC, a Delaware limited liability company, either taken together or individually as indicated by the context in which such term is used.

“Sponsor Letter Agreement” means a letter agreement between Sponsor and Parent, in substantially the form attached hereto as Exhibit A.

“Stockholder Letter Agreement” means an agreement among each of the Stockholders and Parent in substantially the form attached hereto as Exhibit B.

“Stockholder Notice” has the meaning set forth in Section 6.6(b).

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“Stockholders” means the holders of Shift Shares.

“Subscription Agreements” has the meaning set forth in Section 6.11.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Surviving Entity” has the meaning set forth in Section 2.1.

“SVB Warrant” means that certain Warrant To Purchase Common Stock, dated as of March 8, 2016, between Shift and SVB Financial Group (successor-in-interest to Silicon Valley Bank).

“Systems” means software, servers, sites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Term Loan” means that certain Amended and Restated Delayed Draw Term Loan Agreement, dated as of October 18, 2019, between Shift and Lithia Motors, Inc., as amended by that certain First Amendment dated as of February 20, 2020 and that certain Second Amendment dated as of June 4, 2020 (and as may be further amended), and all loan documents ancillary thereto.

“TPC Warrant” means that certain Plain English Warrant Agreement, dated as of May 7, 2018, between Shift and Triplepoint Capital LLC, a Delaware limited liability company.

“Trading Day” means any day on which shares of Parent Common Stock are tradeable on the principal securities exchange or securities market on which shares of Parent Common Stock are then traded.

“Transaction Form 8-K” has the meaning set forth in Section 6.9.

“Treasury Regulations” means the treasury regulations promulgated under the Code, including any temporary regulations.

“Treasury Shares” means any equity interests in Shift held in the treasury of Shift.

“Trust Account” has the meaning set forth in Section 6.10(a).

“Trust Agreement” has the meaning set forth in Section 6.10(a).

“Trustee” has the meaning set forth in Section 6.10(a).

“U.S. Restricted Person List” means (i) the list of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders list, the Executive Order 13599 list, the Sectoral Sanctions Identification List, the Non-SDN Iran Sanctions List, the Part 561 List, the Non-SDN Palestinian Legislative Council List, and any

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similar list maintained by the U.S. Department of Treasury, and (ii) the Denied Persons, Entity, and Unverified lists maintained by the U.S. Department of Commerce.

“U.S. Trade Laws” means any U.S. Law of any Governmental Authority concerning the import, export, or re-export of products, technology and/or services, and the terms and conduct of transactions and making or receiving of payments related to such import, export, or re-export, including, but not limited to, as applicable, the Laws administered or enforced by U.S. Customs and Border Protection, the U.S. Department of Commerce’s Bureau of Industry and Security, and/or the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Voting Matters” has the meaning set forth in Section 6.8(b).

“Waived 280G Benefits” has the meaning set forth in Section 6.21.

“Written Consent” has the meaning set forth in Section 6.6(a).

Section 1.2    Interpretation.

(a)     References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(b)     A “month” or a “quarter” means a calendar month or quarter (as the case may be).

(c)     References to “$” or “dollars” refer to lawful currency of the United States.

(d)     Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(e)     The terms “include” and “including” and words of similar import are to be construed as non-exclusive (so that, by way of example, “including” means “including without limitation”).

(f)     Reference to “made available” means a document or other item of information that was provided or made available to Parent and its representatives via electronic communication (including email) or in the electronic “data room” maintained by the Company under the heading “Project Supercharger” at https://datasiteone.merrillcorp.com/global/projects prior to the date of this Agreement.

(g)     Unless the context of this Agreement otherwise requires (i) words using a singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby” and any derivative thereof or similar words refer to this entire Agreement, (iii) the masculine gender includes the feminine and neuter genders, (iv) any reference to a Law, an agreement or a document will be deemed also to refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number refers to calendar days unless such reference specifies Business Days.

(h)     Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

Article II
THE MERGER

Section 2.1    The Merger.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time, pursuant to the provisions of the DGCL, Merger Sub shall be merged with and into Shift, and the separate corporate existence of Merger Sub shall thereupon cease in accordance with the provisions of the DGCL. Shift shall be the surviving entity in the Merger and shall continue to exist as a wholly owned Subsidiary of Parent (the “Surviving Entity”). The Merger shall have the effects specified in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of Shift and Merger Sub shall vest and continue in the Surviving Entity, and all debts, liabilities and duties of Shift and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

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Section 2.2    Certificate of Merger.    On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause a certificate of merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make or cause to be made all other filings or recordings required under the DGCL. The Merger shall be effective at such time and on such date as shall be set forth in the Certificate of Merger filed with respect thereto in accordance with the DGCL (the “Effective Time”).

Section 2.3    Organizational Documents; Name of Surviving Entity.    The corporate bylaws and certificate of incorporation of Merger Sub in the forms attached hereto as Exhibit D, as amended pursuant to the Certificate of Merger, shall be the corporate bylaws and certificate of incorporation of the Surviving Entity and shall continue in full force and effect until further amended in the manner prescribed therein or by the provisions of the DGCL, except that the name of the corporation set forth therein shall be changed to “Shift Platform, Inc.”.

Section 2.4    Officers.    The officers of Shift immediately prior to the Effective Time shall be the officers of the Surviving Entity and will hold office in accordance with the bylaws of the Surviving Entity until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the bylaws of the Surviving Entity and otherwise in accordance with applicable Law.

Section 2.5    Board of Directors.    The directors in office of Shift immediately prior to the Effective Time shall be the directors of the Surviving Entity and will continue to hold office in accordance with the bylaws of the Surviving Entity and otherwise in accordance with applicable Law.

Section 2.6    Effect of Merger.    At the Effective Time, without any action on the part of Parent, Merger Sub, Shift or the Stockholders:

(a)     Each of the Shift Common Shares issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares, Treasury Shares and other shares to be canceled pursuant to Section 2.6(c)), shall, by virtue of the Merger and upon the terms and subject to the conditions set forth in this Section 2.6 and throughout this Agreement, be canceled and automatically deemed for all purposes to represent the right to receive its allocable portion of the Merger Consideration as provided for herein (including in the Ownership Allocation), and each of the Stockholders shall cease to have any other rights as a stockholder of Shift with respect thereto. Notwithstanding anything else in this Agreement, no certificates or scrip representing a fractional share of Parent Common Stock will be issued to any of the Stockholders in connection with payment of the Merger Consideration, and to the extent a fractional share of Parent Common Stock is issuable as part of the Merger Consideration after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such Stockholder, such fraction shall be rounded up to one whole share of Parent Common Stock.

(b)     Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Shift, be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Entity.

(c)     Each Shift Share owned by any Subsidiary of Shift and each Treasury Share shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.7    Dissenting Shares.    Notwithstanding any provision of this Agreement to the contrary, including Section 2.6, Shift Shares issued and outstanding immediately prior to the Effective Time held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shift Shares in accordance with Section 262 of the DGCL (such Shift Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Shift Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only to receive payment of the appraised value of such Shift Shares held by them in accordance with the provisions of Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shift Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.6, without interest thereon. Shift shall provide Parent prompt

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written notice of any demands received by Shift for appraisal of Shift Shares, any written withdrawal of any such demand and any other written demand, notice or instrument delivered to Shift prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, Shift shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.8    Withholding Rights.    Each of the Exchange Agent, Parent or Merger Sub or anyone acting on their behalf shall be entitled to deduct and withhold from the payment of any Merger Consideration payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of any such payment under any applicable tax Law. Any sum which is withheld as permitted by this Section 2.8 shall be remitted to the appropriate Governmental Authority. To the extent that amounts are so withheld and paid to the proper Governmental Authority pursuant to any applicable tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 2.9    Shift Stock Options.

(a)     At the Effective Time, all of the Shift Options outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of any Shift Optionholder or beneficiary thereof, be assumed by Parent and each such Shift Option shall be converted into an option to purchase shares of Parent Common Stock (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Shift Option immediately before the Effective Time (including expiration date and exercise provisions), except that (i) each Converted Option shall be exercisable for that number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of Shift Common Shares subject to the Shift Option immediately before the Effective Time and (B) the Equity Award Exchange Ratio; and (ii) the per share exercise price for each share of Parent Common Stock issuable upon exercise of the Converted Option shall be equal to the exercise price per Shift Common Share of such Shift Option immediately before the Effective Time; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Shift Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(b)     Prior to the Effective Time, Shift shall deliver to each Shift Optionholder a notice, in a form reasonably acceptable to Parent, setting forth the effect of the Merger on such Shift Optionholder’s Shift Options and describing the treatment of such Shift Options in accordance with this Section 2.9.

(c)     Prior the Effective Time, Shift shall provide such notice, if any, to the extent required under the terms of Shift Option Plan, obtain any necessary consents, waivers or releases; adopt applicable resolutions; amend the terms of the Shift Option Plan or any outstanding awards; and take all other appropriate actions to: (i) effectuate the provisions of this Article II; and (ii) ensure that after the Effective Time, neither any holder of Shift Options, any beneficiary thereof, nor any other participant in the Shift Option Plan shall have any right thereunder to acquire any securities of Shift or to receive any payment or benefit with respect to any award previously granted under the Shift Option Plan, except as provided in this Article II. At the Effective Time, Parent shall assume the Shift Option Plan, provided that all references to “Company” in the Shift Option Plan and the documents governing the Converted Options after the Effective Time will be deemed references to Parent and the number of shares of Parent Common Stock available for awards under the Shift Option Plan shall be determined by adjusting the number of Shift Common Shares available for awards under the Shift Option Plan immediately before the Effective Time in accordance with the Equity Award Exchange Ratio.

(d)     Parent will (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to the Converted Options and (ii) issue or cause to be issued the appropriate number of shares of Parent Common Stock, upon the exercise of the Converted Options. As soon as practicable following the date that is sixty (60) days after the date of filing of the Transaction Form 8-K, Parent will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under this Article II. Shift and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

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Section 2.10    Shift Warrants.

(a)     Promptly following the date of this Agreement, Shift shall provide written notice to the holder of the TPC Warrant of Shift’s intention to enter into and perform this Agreement. To the extent not validly exercised prior to the Effective Time, the TPC Warrant shall, following the Effective Time and in accordance with its terms, be exercisable for and entitled to receive, upon exercise of such warrant, such portion of the Merger Consideration as the holder of such warrant would have received in connection with the transactions contemplated by this Agreement had such holder exercised such warrant as of immediately prior to the Effective Time. If not exercised prior to the Effective Time, the TPC Warrant shall be included in the calculation of the Closing Date Merger Consideration and the Ownership Allocation on a “net exercise” basis (excluding as Shift Common Shares allocable any Merger Consideration any shares so forfeited as a result of the net exercise).

(b)     Promptly following the date of this Agreement, Shift shall provide written notice to the holder of the SVB Warrant of the entering into by Shift of this Agreement. The SVB Warrant will automatically, in accordance with its terms, be deemed to be Cashless Exercised (as defined therein) in connection with, and immediately prior to, the Merger and the Effective Time, respectively, and shall be included in the calculation of the Merger Consideration and the Ownership Allocation on such basis (excluding as Shift Common Shares allocable any Merger Consideration any shares so forfeited as a result of the Cashless Exercise). In addition to any other information required to be provided by Shift to the holder of the SVB Warrant in accordance with its terms, promptly following the Effective Time, Shift will provide written notice to the holder of the SVB Warrant as to the number of Shift Shares issued upon the automatic exercise of the SVB Warrant and the amount of Closing Date Merger Consideration to which such holder is entitled as a result thereof.

(c)     Prior to the date of this Agreement, Shift has provided written notice to the holder of the Designated Warrant of Shift’s intention to enter into and perform this Agreement. Promptly following the date of this Agreement, Shift shall exercise its best efforts to solicit and obtain from the holder of the Designated Warrant a notice of exercise thereof, effective as of the day immediately prior to the Closing Date, and contingent upon the occurrence of the Merger and the Effective Time, as well as the termination, effective as of immediately prior to, and conditioned upon, the occurrence of the Merger and the Effective Time, of that certain Right of First Negotiation Agreement dated September 12, 2018. The Designated Warrant shall be exercised on a Net Exercise (as defined therein) basis, and shall be included in the calculation of the Merger Consideration and the Ownership Allocation on such basis (excluding as Shift Common Shares allocable any Merger Consideration any shares so forfeited as a result of the Net Exercise).

Section 2.11    Surrender and Payment.

(a)     Following the date hereof and prior to the Effective Time, Parent shall, at Shift’s sole cost and expense, appoint an exchange agent reasonably acceptable to Shift (the “Exchange Agent”) to act as the exchange agent in the Merger; provided, however, that Parent shall (i) afford Shift the opportunity to review any proposed Contract with the Exchange Agent prior to execution, and shall accept Shift’s reasonable comments thereto; and (ii) not appoint an Exchange Agent prior to the Effective Time in such a manner that will result in costs or expenses to Shift to be paid by Shift prior to the Effective Time or in the event that the Merger Agreement is terminated, in each case in clause (ii), absent the consent of Shift. Promptly after the appointment of the Exchange Agent, Parent shall cause the Exchange Agent to mail to each holder of record of Shift Shares entitled to receive Merger Consideration pursuant to Section 2.6, at Shift’s sole cost and expense, a letter of transmittal (which shall be in the form and substance reasonably acceptable to Shift) (a “Letter of Transmittal”) and instructions for use in effecting the surrender of the certificates evidencing such Shift Shares, in physical or electronic form, as the case may be (the “Certificates”) in exchange for the applicable portion of Merger Consideration payable to such holder. The Exchange Agent shall (i) at or promptly following the Effective Time, issue to each holder of record of Shift Shares entitled to receive Merger Consideration pursuant to Section 2.6 that has delivered a Certificate (together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith) at least three (3) Business Days prior to the Closing Date, the Merger Consideration with respect to such Certificate so surrendered and the Certificate shall forthwith be canceled; and (ii) following the Effective Time, with respect to any holder of record of Shift Shares entitled to receive Merger Consideration pursuant to Section 2.6 that did not receive Merger Consideration pursuant to clause (i), no later than three (3) Business Days after receipt of a Certificate

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(together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith), issue to the holder of such Certificate the Merger Consideration with respect to such Certificate so surrendered and the Certificate shall forthwith be canceled. The Exchange Agent shall deliver the Merger Consideration issuable to each Stockholder electronically through book entry-delivery or, upon the written request of any Stockholder, in the form of an original stock certificate to the address set forth in such Stockholder’s Letter of Transmittal. Unless otherwise provided herein, no interest shall be paid or shall accrue on any Merger Consideration payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented Shift Shares (other than Dissenting Shares, Treasury Shares and Shift Shares canceled pursuant to Section 2.6(c) hereof) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration. If after the Effective Time, any Certificate is presented to the Exchange Agent, it shall be canceled and exchanged as provided in this Section 2.11(a).

If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(b)     No dividends or other distributions declared or made after the Effective Time with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock issuable to such holder hereunder in consideration for the surrender of such Certificate until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing shares of Parent Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(c)     Any Merger Consideration remaining unclaimed by Stockholders three (3) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(d)     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Shift or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Shift may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shift Shares formerly represented by such Certificate in accordance with this Agreement.

Section 2.12    Adjustments.    Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the number of shares of Parent Common Stock to be issued as the Merger Consideration shall be appropriately adjusted to reflect such change.

Section 2.13    Taking of Necessary Action; Further Action.    If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Shift or Merger Sub, the officers and board of directors of the Surviving Entity will be fully authorized in the name of Shift or Merger Sub, as the case may be, to take and shall take any and all such lawful and necessary action.

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Article III
CLOSING

Section 3.1    Closing.    The closing of the transactions contemplated hereby (the “Closing”) shall take place on the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver thereof), or on such other date and time and at such other place as Parent and Shift shall mutually agree in writing. The date of the Closing is herein called the “Closing Date.”

Section 3.2    Repaid Indebtedness.

(a)     Prior to the Closing, Shift shall expend its reasonable best efforts to timely obtain payoff letters with respect to the items of Indebtedness set forth on Section 3.2(a) of the Disclosure Schedules (the “Repaid Indebtedness”). In connection with the Closing, Parent shall make or cause to be made the payments referenced in the applicable payoff letters with respect to the Repaid Indebtedness on the Closing Date in order to discharge the Repaid Indebtedness covered thereby.

(b)     In connection with the Closing, Parent shall pay or cause to be paid, in cash, on the Closing Date any outstanding amounts then owed under that certain Promissory Note, dated May 21, 2020, issued by Parent in favor of Insurance Acquisition Sponsor, LLC.

Section 3.3    Closing Date Merger Consideration.    No later than the close of business of the fifth (5th) Business Day preceding the Closing Date, the Company shall provide to Parent a written statement, signed by a financial officer of the Company (the “Closing Statement”), setting forth (a) the Company’s good faith estimate, together with related supporting calculations and work papers and back-up materials relating thereto, of the consolidated balance sheet of the Company Entities as of the close of business on the Closing Date and the amount of Shift Transaction Expenses, including by category those that have been paid or are to be paid prior to the Closing, those that are to be paid as part of the Closing pursuant to Section 3.4 and those that are expected to otherwise remain unpaid as of the close of business on the Closing Date and satisfied thereafter in accordance with their terms, (b) the Net Asset Amount based on such estimates, and (c) the Closing Date Merger Consideration and Ownership Allocation based on such estimates. The Closing Statement and all components thereof shall be prepared in accordance with this Agreement and with GAAP applied on a basis consistent with the preparation of the Balance Sheet. The Company shall provide Parent and its representatives with reasonable access during normal business hours to the relevant books, records and finance personnel of the Company to enable Parent and its representatives to review and analyze the Closing Statement and the components thereof. The Parties shall meet and confer regarding the Closing Statement and the components thereof no later than the third (3rd) Business Day prior to the Closing Date, and shall make such changes thereto as the Parties may mutually and in good faith agree, and the Closing Statement as so mutually agreed shall be the “Closing Statement” hereunder. If (i) there is a dispute between the Parties regarding the Closing Statement that is not resolved prior to the Closing Date, (ii) the Net Asset Amount set forth in the Closing Statement as delivered by the Company is within $1,000,000 of resulting in a Net Asset Shortfall, and (iii) the net amount in dispute exceeds $1,000,000, then Parent shall have the unilateral option to delay the Closing for up to a ten (10) day period (including for such purposes past the Outside Date, and any such delay period shall suspend the application of the Outside Date until the expiration of such delay period) for Parent and the Company to have an opportunity to resolve and settle all then remaining disputes, and the parties shall reasonably and in good faith work together to resolve and settle such disputes, time being of the essence in respect thereof; provided, however that if the parties shall fail to resolve and settle all such disputes by the end of such ten (10) day period after complying with their obligations under this Section 3.3, the Closing Statement as prepared by the Company (and revised to reflect any matters agreed to by the parties in the interim) shall be the “Closing Statement” hereunder without any further delay in the Closing Date.

Section 3.4    Deliveries and Proceedings at Closing.    Subject to the terms and conditions of this Agreement, at the Closing:

(a)     Shift shall deliver or cause to be delivered to Parent and Merger Sub (i) the final Ownership Allocation; and (ii) the certificates and other documents required to be delivered pursuant to Section 7.2; and

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(b)     Parent and Merger Sub shall deliver or cause to be delivered (i) the certificates and other documents required to be delivered pursuant to Section 7.3, (ii) the Closing Date Merger Consideration to the Exchange Agent for the account and benefit of the Stockholders in accordance with this Agreement, together with any notices and documentation necessary or appropriate in connection therewith (including the Company’s statement of the Ownership Allocation), (iii) the Additional Shares to be delivered at Closing pursuant to Section 3.5, (iv) the aggregate amount of the Repaid Indebtedness to the lenders thereof; and (v) the aggregate amount of the Shift Transaction Expenses to the applicable third parties as directed by Shift in writing prior to the Closing.

Section 3.5    Additional Shares Escrow.

(a)     Promptly following the date hereof, Parent and Shift shall mutually cooperate in good faith to engage Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to Parent and Shift), as escrow agent (the “Escrow Agent”), and to negotiate and enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to Parent and Shift (the “Escrow Agreement”), pursuant to which Parent shall cause to be delivered to the Escrow Agent a total of six million (6,000,000) newly issued shares of Parent Common Stock (such Parent Common Stock, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, and any additional shares issued in lieu of fractional shares pursuant hereto, in each case, as long as they remain in the Escrow Account, the “Additional Shares”) to be held, along with any other dividends, distributions or other income on the Additional Shares, in each case, as long as they remain in the Escrow Account (together with the Additional Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed in accordance with the terms of this Agreement and the Escrow Agreement. The Additional Shares and any disbursement from the Escrow Account shall be allocated among the Stockholders, as of immediately prior to the Effective Time, based on the proportion of each Stockholder’s Shift Common Shares as of immediately prior to the Effective Time relative to the aggregate of all Shift Common Shares held by all Stockholders as of immediately prior to the Effective Time (the “Pro Rata Share”); provided that in furtherance of the foregoing Parent agrees that no certificates or scrip representing a fractional share of Parent Common Stock will be deposited with the Escrow Agent after taking account of such allocation of Additional Shares among the Stockholders, and to the extent a fractional share of Parent Common Stock is issuable as part of the allocable Additional Shares to a Stockholder after aggregating all fractional shares of Parent Common Stock that otherwise would be allocable to such Stockholder in respect of his, her or its Additional Shares, such fraction shall be rounded up to one whole share of Parent Common Stock and deposited with the Escrow Agent; provided, however, dividends, if any, on the Additional Shares shall be treated as received by the Stockholders for federal and applicable state and local income tax purposes and immediately contributed by the Stockholders to the Escrow Account. Each Stockholder as of immediately prior to the Effective Time shall be deemed to be the record holder of such Stockholder’s relative Pro Rata Share (as between themselves) of the Additional Shares during the time such Additional Shares are held in the Escrow Account, subject to the retention of any dividends, distributions and other earnings thereon in the Escrow Account until disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Each Stockholder shall have the right to vote such Stockholder’s allocated Additional Shares during the time held in the Escrow Account as Escrow Shares. (For the avoidance of doubt, the holders of the SVB Warrant, the Designated Warrant and the TPC Warrant shall be deemed to be Stockholders for all purposes of this Section 3.5.)

(b)     The Escrow Property shall be held in the Escrow Account and shall be released to the Stockholders as of immediately prior to the Effective Time in accordance with their Pro Rata Share, as follows:

(i)     if at any time during the twelve (12) months following the Closing (the end of such period, the “First Release Date”) the closing share price of the Parent Common Stock is greater than $12.00 over any twenty (20) Trading Days within any thirty (30) Trading Day period, one-half (1/2) of the Escrow Property; and

(ii)     if at any time during the thirty (30) months following the Closing (the end of such period, the “Second Release Date”) the closing share price of the Parent Common Stock is greater than $15.00 over any twenty (20) Trading Days within any thirty (30) Trading Day period, one-half (1/2) of the Escrow Property.

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(c)     The Parent Common Stock price targets in clauses (i) and (ii) above shall be equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Parent Common Stock after the date of this Agreement (other than in respect of issuances of Parent Common Stock in connection with (i) any equity financing by Parent or (ii) the issuance of the Merger Consideration (including the Closing Date Merger Consideration)).

(d)     In the event of the satisfaction of the threshold set forth in Section 3.5(b)(i) on or prior to the First Release Date or the threshold set forth in Section 3.5(b)(ii) on or prior to the Second Release Date, as soon as practicable (but in any event within five (5) Business Days) after such satisfaction, Parent shall notify the Escrow Agent in writing of the satisfaction of such threshold and the portion of the Escrow Property to be released to the Stockholders as a result thereof. The Escrow Agent shall, no later than three (3) Business Days after receipt of such notice, release to each Stockholder the portion of the Escrow Property to be released to such Stockholder (provided that such Stockholder has previously delivered a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith).

(e)     In the event of the failure of the satisfaction of the threshold set forth in Section 3.5(b)(i) on or prior to the First Release Date, or the failure of the satisfaction of the threshold set forth in Section 3.5(b)(ii) on or prior to the Second Release Date, the portion of the Escrow Property that is the subject of the applicable threshold shall be forfeited by the Stockholders and released by the Escrow Agent to Parent as soon as practicable (but in any event within three (3) Business Days) after the Escrow Agent’s receipt of written notice of such failure by Parent. Parent will cancel and retire, or place into treasury, at Parent’s discretion, any Additional Shares distributed to Parent from the Escrow Account promptly after its receipt thereof and cancel any accrued but unpaid dividends payable in respect of such Additional Shares.

(f)     Following the Closing, including during the thirty (30) months following the Closing, Parent and its Subsidiaries, including the Company Entities, will be entitled to (i) operate their respective businesses based upon their respective business requirements and in their own business judgment, and (ii) make changes in their respective sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their respective businesses, including actions that may have an impact on whether any thresholds in respect of Additional Shares have been met, and none of the Stockholders will have any right to claim the loss of all or any portion of the Escrow Property or other damages as a result of such decisions.

(g)     If, during the thirty (30) months following the Closing, there is a Change of Control that will result in the holders of Parent Common Stock receiving a per share price equal to or in excess of the Reference Price (as equitably adjusted for stock splits, stock dividends, special cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Parent Common Stock after the date of this Agreement) (an “Acceleration Event”), then all Escrow Property shall be released to the Stockholders effective as of immediately prior to the consummation of such Change of Control, or otherwise treated as so released in connection therewith, so as to ensure that the recipients of such Escrow Property shall receive such Escrow Property, and all proceeds thereof, in connection with such Change of Control (and the Escrow Property shall no longer be subject to forfeiture to Parent under this Agreement or the Escrow Agreement). “Change of Control” shall mean any transaction or series of related transactions the result of which is the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of (a) direct or indirect beneficial ownership of securities of Parent representing 50% or more of the combined voting power of the then outstanding securities of Parent, whether by acquisition, merger, consolidation, reorganization or other business combination, however effected, other than any such transaction (or series of related transactions) in which the equity holders of Parent as of immediately prior thereto continue to hold, after giving effect thereto, in each case directly or indirectly, more than 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or (b) all or substantially all of the assets of Parent.

(h)     The Stockholders are intended third party beneficiaries of this Section 3.5, and shall be entitled to enforce the same by action of Stockholders who together received at least twenty percent (20%) of the Closing Date Merger Consideration.

(i)     The Escrow Property shall be deemed as of the Effective Time to be the property of the Stockholders for U.S. federal income Tax purposes. Any Escrow Property delivered to Parent pursuant to this Section 3.5 shall be treated as an adjustment to the Merger Consideration by the parties hereto for Tax purposes, unless otherwise required by applicable Law.

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Article IV
REPRESENTATIONS AND WARRANTIES OF SHIFT

Shift hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing Date as follows:

Section 4.1    Organization and Qualification; Subsidiaries.    Each Company Entity is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate or limited liability company, as applicable, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Section 4.1 of the Disclosure Schedules sets forth each Company Entity, its jurisdiction of organization, its directors and officers, and each jurisdiction in which such Company Entity is licensed or qualified to do business, and each Company Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 4.1 of the Disclosure Schedules, the Company owns all of the outstanding equity interests of its Subsidiaries, free and clear of all Encumbrances, and there are no derivative securities or commitments to issue derivative securities in respect of such Subsidiaries. The Company does not own or have any ownership interest in any other Person other than such Subsidiaries. True and complete copies of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and any other similar governing documents, each as amended (together, the “Organizational Documents”) of each Company Entity, as amended to date, have been made available to Parent.

Section 4.2    Authority; Board Approval.

(a)     The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement and the transactions contemplated hereby by the affirmative vote or consent of (i) the holders of the Shift Common Shares and Shift Preferred Shares, voting together as a single class, (ii) the holders of the Shift Senior Convertible Preferred Shares, voting together as a single class, in accordance with the Shift Charter Documents (collectively, “Shift Stockholder Vote”), to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Shift Stockholder Vote. The Shift Stockholder Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Agreements, convert the Shift Preferred Shares into Shift Common Shares, and approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by each other party hereto, constitutes, or will constitute, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at Law or in equity). When each Ancillary Agreement to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (regardless of whether considered in a proceeding at Law or in equity).

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(b)     The Shift Board, by written resolutions adopted by unanimous vote and not subsequently rescinded or modified in any way adverse to Parent or Merger Sub, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Shift Board Recommendation”).

Section 4.3    No Conflict; Consents.

(a)     The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not, with or without the giving of notice or the lapse of time, or both: (i) subject to, in the case of the Merger, obtaining the Shift Stockholder Vote, conflict with or result in a violation or breach of, or default under, any Organizational Documents of Shift (“Shift Charter Documents”); (ii) subject to, in the case of the Merger, obtaining the Shift Stockholder Vote, conflict with or result in a violation or breach of any provision of any applicable Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 4.3 of the Disclosure Schedules, require the consent or notice by any Person under, conflict with, result in a material violation or material breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract or any Permit affecting the properties, assets or Business; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any Company Entity, except, with respect to the foregoing clauses (ii), (iii) and (iv), as would not reasonably be expected to have an adverse effect on the Company Entities, taken together, that is material in the aggregate.

(b)     Except as set forth on Section 4.3(b) of the Disclosure Schedule, no consent, approval, Permit, or authorization of, or exemption by, or filing with or notice to, any Governmental Authority is required to be obtained or made by any Company Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, except for the effectiveness of the filing of the Certificate of Merger with the Secretary of State of Delaware, the effectiveness of the Registration Statement and such filings as may be required under the HSR Act or any other antitrust Law.

Section 4.4    Capitalization.

(a)     Section 4.4(a) of the Disclosure Schedules sets forth, as of the date hereof, (i) the authorized capital stock of the Company, (ii) the number, class and series of Shift Shares owned by each holder of Shift Shares, together with the name of each registered holder thereof, (iii) a list of all holders of outstanding Shift Options, including the number of Shift Common Shares subject to each such Shift Option, the grant date, and exercise price for such Shift Option, the extent to which such Shift Option is vested and exercisable and the date on which such Shift Option expires, and (iv) a list of all holders of outstanding Shift Warrants, including the number of Shift Shares subject to each such Shift Warrant, the grant date, and exercise price for such Shift Warrant, the extent to which such Shift Warrant is vested and exercisable and the date on which such Shift Warrant expires. Each Shift Option was granted in accordance with the Shift Option Plan with an exercise price per share (A) that is equal to or greater than the fair market value of the underlying shares on the date of grant or (B) was determined pursuant to the Code Section 409A safe-harbor for illiquid start-up companies pursuant to Treas. Reg. Section 1.409A-1(b)(5)(iv)(B)(2)(iii) or in accordance with Code Section 422(c)(1), as applicable, and has a grant date identical to the date on which Shift Board or its compensation committee actually awarded the Shift Option. Each Shift Option qualifies for the tax and accounting treatment afforded to such Shift Option in Shift’s Tax Returns and Shift’s Financial Statements, respectively, and does not trigger any liability for the Shift Option holder under Section 409A of the Code. Shift has provided or made available to Parent (or Parent’s representatives) true and complete copies of the standard form of option agreement and any stock option agreements that materially differ from such standard form.

(b)     Except for currently outstanding Shift Options which have been granted to employees, consultants or directors pursuant to the Shift Option Plan, a reservation of Shift Common Shares for direct issuances or purchase upon exercise of Shift Options under the Shift Option Plan, the Shift Warrants or as disclosed on Section 4.4(b) of the Disclosure Schedule, (i) no subscription, warrant, option, convertible or exchangeable security,

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or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any of its Subsidiaries is authorized or outstanding, and (ii) there is no commitment by the Company or its Subsidiaries to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other similar equity rights, to distribute to holders of their respective equity securities any evidence of indebtedness, to repurchase or redeem any securities of the Company or its Subsidiaries or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security. There are no declared or accrued unpaid dividends with respect to any Shift Common Shares.

(c)     All issued and outstanding Shift Shares are, and all Shift Shares which may be issued pursuant to the exercise of Shift Options and Shift Warrants, when issued in accordance with the terms of the Shift Options and the Shift Warrants, respectively, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, Shift Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances. All issued and outstanding Shift Shares, Shift Options and Shift Warrants were issued in compliance with applicable Law.

(d)     Except as set forth on Section 4.4(d) of the Disclosure Schedule, no outstanding Shift Shares are subject to vesting or forfeiture rights or repurchase by a Company Entity. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to any Company Entity or any of its securities.

(e)     All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Shift Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

(f)     To Shift’s Knowledge, the Company is not subject to Section 2115 of the California Corporations Code based on the addresses of the Stockholders of the Company as listed on the books and records of the Company, as of the date hereof.

Section 4.5    Financial Statements.

(a)     Section 4.5(a) of the Disclosure Schedules sets forth the Company’s (i) audited consolidated financial statements consisting of the balance sheet of the Company Entities as of December 31 in each of the years 2017 and 2018 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), (ii) unaudited consolidated balance sheet of the Company Entities as of December 31, 2019 and the related consolidated statements of income and retained earnings and cash flow for the year then ended (the “2019 Financial Statements”), (iii) unaudited financial statements consisting of the consolidated balance sheet of the Company Entities as of March 31, 2020 (the “Interim Balance Sheet Date”) and the related consolidated statements of income and retained earnings and cash flow for the three (3) month period then ended, and (iv) unaudited consolidated balance sheet of the Company Entities as of May 31, 2020 and the related consolidated statements of income and retained earnings and cash flow for the five (5) month period then ended ((iii) and (iv), the “Interim Financial Statements” and together with the 2019 Financial Statements and Audited Financial Statements, the “Financial Statements”).

(b)     The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and reclassifications and the absence of notes and other presentation items. The Financial Statements are based on the books and records of the Company Entities, and fairly present in all material respects the financial condition of the Company Entities as of the respective dates they were prepared and the results of the operations of the Company Entities for the periods indicated. The balance sheet of Company Entities as of December 31, 2019 is referred to herein as the “Balance Sheet”. The Company Entities maintain a standard system of accounting established and administered in accordance with GAAP.

(c)     Except as set forth in Section 4.5(b) of the Disclosure Schedules, the Company Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) all assets, liabilities and transactions are accurately and timely recorded in all material respects and as necessary to permit preparation of audited financial statements and to maintain accountability for the assets and (ii) transactions are executed and access to records is permitted only in accordance with management’s authorization.

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(d)     Except as set forth on Section 4.5(c) of the Disclosure Schedule, (i) all representations and certifications made by the Company to lenders or any Governmental Authority in connection with the PPP Loans were accurate, true and correct in all respects when made and (ii) the Company used the proceeds of the PPP Loans solely for the allowable uses set forth in the PPP.

Section 4.6    Undisclosed Liabilities.    Except as set forth in Section 4.6 of the Disclosure Schedule, the Company Entities have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured (“Liabilities”) that would be required to be set forth on a balance sheet of the Company Entities prepared in accordance with GAAP, consistently applied, except those (a) which are adequately reflected or reserved against in the Financial Statements, (b) which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, or (c) which are Liabilities of future performance under Contracts (none of which results from or arises out of any breach of or default under any Contract).

Section 4.7    Absence of Certain Changes or Events.

(a)     Except as set forth in Section 4.7(a) of the Disclosure Schedule, since December 31, 2019 to the date hereof, each Company Entity has conducted the Business in the ordinary course of business consistent with past practice.

(b)     Other than as set forth in Section 4.7(b) of the Disclosure Schedule, since December 31, 2019, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company Entities, as of the date hereof, any:

(i)     amendment of the Organizational Documents of the Company or any of its Subsidiaries;

(ii)     split, combination or reclassification of any shares of its capital stock;

(iii)     issuance, sale or other disposition of any equity security or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of equity security of it or its Subsidiaries other than grants of Shift Options made in the ordinary course of business;

(iv)     declaration or payment of any dividends or distributions on or in respect of any of its capital stock; redemption, purchase or acquisition of its capital stock; or split, combination, recapitalization or reclassification of its capital stock;

(v)     material change in the Company Entities’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(vi)     material change in any method of accounting or accounting practice of the Company Entities, except as required by GAAP, securities Laws and regulations or PCAOB standards, or as otherwise disclosed in the notes to the Financial Statements;

(vii)     incurrence, assumption or guarantee of any indebtedness for borrowed money in excess of $200,000 by the Company or any of its Subsidiaries except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(viii)     except for write-offs required by GAAP, any transfer, assignment, sale or other disposition of any of any tangible or intangible asset shown or reflected in the Balance Sheet with a value in excess of $200,000 individually or $500,000 in the aggregate, or cancellation of any debts with a value in excess of $200,000 individually or $500,000 in the aggregate;

(ix)     transfer, assignment or grant of any exclusive license or exclusive sublicense of material rights under or with respect to any Shift Intellectual Property;

(x)     any capital investment in, or any loan to, any other Person, in each case in excess of $200,000 individually or $500,000 in the aggregate;

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(xi)     acceleration, termination, material modification to or cancellation of any Material Contract to which a Company Entity is a party or by which it is bound that is not in accordance with the terms of such Material Contract;

(xii)     material damage, destruction or loss (whether or not covered by insurance) to its property, or any material capital expenditures in excess of budgeted amounts;

(xiii)     imposition of any material Encumbrance upon any of the Company Entities’ properties, capital stock or assets, tangible or intangible;

(xiv)     (i) grant of any material bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or Benefit Plan made available to Parent as of the date of this Agreement, or as required by applicable Law, (ii) change in the terms of employment for any employee for which the aggregate increase in cash compensation or benefits with respect such employee exceeds $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(xv)     adoption, modification or termination of any Benefit Plan or collective bargaining agreement;

(xvi)     adverse employment action (including layoffs, furloughs, wage reductions or deferrals) in respect of any officer, employee or independent contractor’s service where such officer, employee or independent contractor earns in excess of $100,000 from the Company Entities on an annual basis, compensation or benefits, in each case, in response to the COVID-19 pandemic;

(xvii)     any loan to (or cancellation or forgiveness of any loan to) any of its stockholders or current or former directors, officers and employees, or entry into, or modification or termination of, any transaction, agreement or arrangement with any of its stockholders (other than in any stockholder’s capacity as an employee) or current or former directors or officers;

(xviii)     entry into a new line of business that is unrelated to the current Business or abandonment or discontinuance of existing lines of business;

(xix)     except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xx)     purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases or leases of inventory, services or supplies in the ordinary course of business consistent with past practice;

(xxi)     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof other than the acquisition of residuals done in the ordinary course of business;

(xxii)     action by a Company Entity to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that, in each case, (i) is outside of the ordinary course of business and inconsistent with the any Company Entity’s past practices and (ii) would reasonably be expected to have the effect of materially increasing the Tax liability of Parent or any Subsidiary in respect of any post-Closing Tax period; or

(xxiii)     binding commitments or agreements to any of the foregoing.

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Section 4.8    Title; Leased Real Property.

(a)     No Company Entity owns a freehold estate in any real property.

(b)     The Company Entities have good and valid title to, or a valid leasehold interest in, as applicable, all Leased Real Property and material tangible personal property and other material assets reflected in the Interim Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(c)     Section 4.8(c) of the Disclosure Schedules lists with respect to each Leased Real Property of the Company Entities as of the date hereof (i) the street address; (ii), the landlord, the rental amount currently being paid, and the expiration of the term; and (iii) the current use of such property. With respect to the Leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of the lease agreement associated with each Leased Real Property location. Each of the Company Entities is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property, and the Company Entities do not occupy or make use of any real property other than the Leased Real Property. The Company’s use and operation of the Leased Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To Shift’s Knowledge, there are no Legal Proceedings pending nor threatened against or adversely affecting the Leased Real Property in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.9    Condition of Assets.    Except as set forth in Section 4.9 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property (in each case, excluding used car inventory) of the Company Entities are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, in each case in all material respects and excluding ordinary wear and tear, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property (in each case, excluding used car inventory) is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 4.10    Intellectual Property.

(a)     Section 4.10(a) of the Disclosure Schedules lists all Shift IP Registrations as of the date hereof, indicating as to each item other than domain names as applicable: (a) the owner; (b) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (c) the respective issuance, registration, or application number of the item, and (d) the dates of application, issuance or registration of the item. All filings and fees required to maintain the Shift IP Registrations that have or will come due prior to the Closing Date, as the case may be, have been or will be timely filed with or paid to, respectively, the relevant Governmental Authorities and authorized registrars, and all Shift IP Registrations are otherwise in good standing.

(b)     Section 4.10(b) of the Disclosure Schedules lists all Shift IP Agreements in effect as of the date hereof that are (i) material licenses of Shift Intellectual Property granted to a third party other than in the ordinary course of business, (ii) licenses of Intellectual Property, other than nonexclusive software licenses, granted by a third party that are material to the Company Entities taken as a whole. Each Shift IP Agreement set forth on Section 4.10(b) of the Disclosure Schedules is, assuming the validity and enforceability of such agreement against the counterparties and except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at Law or in equity), valid and binding on the Company Entities in accordance with its terms and is in full force and effect. Neither a Company Entity nor to Shift’s Knowledge any other party thereto is in breach of or default under, or has provided or received in the last two (2) years any written notice of breach or default of or any intention to terminate, any such Shift IP Agreement.

(c)     Except as set forth in Section 4.10(c) of the Disclosure Schedules, a Company Entity is the sole and exclusive legal and beneficial, and with respect to the Shift IP Registrations, record, owner of all right, title and interest in and to the material Shift Intellectual Property, and to Shift’s Knowledge, has the right to use all other material Intellectual Property used in the conduct of the Business, in each case, free and clear of Encumbrances

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other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company Entities have entered into written agreements with every current and former employee who has created material Intellectual Property for the Company Entities, and with every current and former independent contractor who has created material Intellectual Property for the Company Entities, whereby such employees and independent contractors assign to the Company Entities any ownership interest and right they may have in such Shift Intellectual Property.

(d)     Each Company Entity’s rights in the Shift Intellectual Property are subsisting and, to Shift’s Knowledge, each Company Entity’s rights in the Shift IP Registrations, other than pending applications, are valid and enforceable. The Company Entities have taken commercially reasonable steps to maintain the Shift Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Shift Intellectual Property.

(e)     To Shift’s Knowledge, in the last two (2) years, (i) the conduct of the Business, and the products, processes and services of the Company Entities, have not infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect, and (ii) no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Shift Intellectual Property in any material respect.

(f)     Except as set forth in Section 4.10(f) of the Disclosure Schedule, no computer software owned, purported to be owned, or developed by or for a Company Entity for use in the Business uses or incorporates any software subject to open source, “copyleft” or similar licensing terms, including the GNU General Public License, where such use or incorporation would (i) dedicate to the public domain such software, or (ii) otherwise require the free licensure of such software or public disclosure of the source code of such software to other Persons.

(g)     Except as set forth in Section 4.10(g) of the Disclosure Schedule, there are no Legal Proceedings (including any oppositions, interferences or re-examinations) settled within the last three (3) years, pending or, to Shift’s Knowledge, threatened in writing: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by a Company Entity; (ii) challenging the validity, enforceability, registrability or ownership of any Shift Intellectual Property or the Company Entities’ rights with respect to any Shift Intellectual Property, other than ordinary-course prosecution of Shift IP Registrations; or (iii) by the Company Entities alleging any infringement, misappropriation, dilution or violation by any Person of the Shift Intellectual Property. To Shift’s Knowledge, the Company Entities are not subject to any Governmental Order that does or would restrict or impair the use of any Shift Intellectual Property.

Section 4.11    Privacy and Data Security.

(a)     The Company Entities have a privacy policy regarding the collection, use and disclosure of personal information in connection with the operation of the Business which is in any Company Entity’s possession, custody or control, or otherwise held or processed on its behalf and each Company Entity is and has been in compliance with such privacy policy. The Company Entities have posted a privacy policy in a clear and conspicuous location on all public websites owned or operated by the Company Entities.

(b)     Each Company Entity has in the past two (2) years complied in all material respects with all applicable Laws regarding the collection, retention, use and protection of personal information.

(c)     Each Company Entity is in material compliance with the terms of all Material Contracts to which such Company Entity is a party relating to data privacy, security or breach notification (including provisions that impose conditions or restrictions on the collection, use, disclosure, transmission, destruction, maintenance, storage or safeguarding of personal information), if any.

(d)     No Person (including any Governmental Authority) has, in the past two (2) years, (i) commenced any Legal Proceeding relating to any Company Entity’s information privacy or data security practices relating to the personal information of consumers, including with respect to the access, disclosure or use of personal information of consumers maintained by or on behalf of any Company Entity, or, (ii) to Shift’s Knowledge, threatened any such Legal Proceeding, or made any complaint or investigation relating to such practices.

(e)     The execution, delivery and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of personal information resulting from such transactions, will not violate the privacy policy of any Company Entity as it currently exists.

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(f)     The Company Entities have established and implemented policies, programs and procedures that are commercially reasonable, in material compliance with applicable industry practices and appropriate, including administrative, technical and physical safeguards to protect the confidentiality, integrity and security of personal information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse.

(g)     To Shift’s Knowledge, the Business has not in the past two (2) years experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any personal information in the possession, custody or control, or any Company Entity or otherwise held or processed on its behalf.

Section 4.12    Software and IT.

(a)     The Company Entities’ Systems are reasonably sufficient in all material respects for the current needs of the Business, including as to capacity, scalability, and ability to process current peak volumes in a timely manner. In all material respects, the Company Entities’ Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all material software, in each case as necessary for the conduct of the Business.

(b)     To Shift’s Knowledge, in the last two (2) years, there has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of the Company Entities’ Systems, that has caused or would reasonably be expected to cause any: (i) substantial disruption of or interruption in the conduct of the Business of the Company Entities; (ii) substantial loss, destruction, damage or harm of any Company Entity or any of their Business or operations, personnel, property or other assets; or (iii) material liability of any kind to the Company Entities or their Business. Each Company Entity has taken commercially reasonable actions to protect the integrity and security of the Company Entities’ Systems and the data and other information stored thereon.

(c)     The Company Entities maintain commercially reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, act in material compliance therewith.

Section 4.13    Contracts.    Section 4.13 of the Disclosure Schedules sets forth a complete and accurate list of all of the following Contracts to which any Company Entity is a party or by which it is bound, as of the date hereof (such Contracts, together with all Contracts concerning the Leased Real Property disclosed in Section 4.8 of the Disclosure Schedules, all Shift IP Agreements as set forth in Section 4.10(b) of the Disclosure Schedules, and all Contracts falling into the following categories and entered into by a Company Entity after the date hereof in accordance with Section 6.2, being “Material Contracts”):

(a)     Contracts for the sale or purchase of any of products or services of any Company Entity which provides for payments by or to such Company Entity in excess of $500,000 during calendar year 2019 or that are expected to involve more than such amount in calendar year 2020 (other than purchase orders entered into or issued in the ordinary course of business);

(b)     Contracts for the grant to any Person of any most-favored nations, priority, or exclusive rights to purchase any of such products or services (other than in the ordinary course of business);

(c)     Contracts for joint ventures, partnerships or sharing of profits, and Contracts for joint or shared marketing activities or expenses;

(d)     Contracts containing covenants obligating a Company Entity not to compete in any line of business or with any Person in any geographical area

(e)     Contracts containing covenants obligating a Company Entity not to solicit or hire any Person with respect to employment (other than Contracts with contractor agencies or otherwise in the ordinary course of business);

(f)     Contracts relating to the acquisition or disposition by a Company Entity (by merger, purchase of stock or assets or otherwise) of any line of business or a material amount of stock or assets (other than Contracts to purchase inventory in bulk in the ordinary course of business), in each case if entered into in the past three (3) years, or under which any Liabilities remain outstanding;

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(g)     Contracts evidencing Indebtedness in excess of $200,000 (whether incurred, assumed, guaranteed or secured by any asset);

(h)     except for standard indemnification provisions in Contracts entered in the ordinary course of business with customers or suppliers, any Contract under which any Company Entity is required to provide continuing indemnification or a guarantee of obligations of any Person (other than the other Company Entity) or the assumption of any Tax, environmental or other Liability of any Person;

(i)     any Contract under which any Company Entity has advanced or loaned any amount to any of its managers, directors or executive officers in the past three (3) years and such advance or loan remains outstanding;

(j)     any Contract between any Company Entity, on the one hand, and any of their respective directors or executive officers, on the other hand (other than the Employment Contracts and indemnification agreements that have been made available to Parent);

(k)     all Employment Contracts which are not cancellable without material penalty or without more than thirty (30) days’ notice (other than offer letters that do not deviate in any material respect from the standard offer letter provided to Parent);

(l)     Contracts with independent contractors or consultants that require annual cash payments in excess of $150,000 to which a Company Entity is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(m)     collective bargaining or similar labor agreements;

(n)     any Contract with a Governmental Authority;

(o)     any Contract under which any Company Entity is obligated to make any capital commitment or expenditure in excess of $200,000 individually or $500,000 in the aggregate, during any twelve (12)-month period;

(p)     Contracts for the storage, treatment, disposal, recycling, investigation, removal or remediation of Hazardous Substances; and

(q)     any other Contract that is material to any Company Entity, provides for consideration in excess of $200,000 annually or $500,000 in the aggregate and is not previously disclosed pursuant to this Section 4.13, Section 4.8 or Section 4.10(b) (other than purchase orders entered into or issued in the ordinary course of business).

Except as set forth in Section 4.13, Section 4.8 or Section 4.10(b) of the Disclosure Schedule, each Material Contract is valid, binding and enforceable on the applicable Company Entity in accordance with its terms, assuming the validity and enforceability of such agreement against the counterparties and except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at Law or in equity). None of the Company Entities or, to Shift’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. To Shift’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto) have been made available to Parent.

Section 4.14    Litigation.    Except as set forth in Section 4.14 of the Disclosure Schedule, there are no Legal Proceedings pending or, to Shift’s Knowledge, threatened in writing (a) against a Company Entity (or, to Shift’s Knowledge, against any of the officers or directors of any Company Entity related to their business duties, which interfere with their business duties, or as to which any Company Entity has any indemnification obligations), in each case which would reasonably be expected to result in Liabilities to such party in excess of $20,000; or (b) against or by a Company Entity that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, at Law, in equity or otherwise. Except as set forth in Section 4.14 of the Disclosure Schedule, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any Company Entity or any of its properties or assets. Each Company Entity is in compliance with the terms of each applicable Governmental Order set forth in Section 4.14 of the Disclosure Schedules.

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Section 4.15    Compliance with Laws; Permits.

(a)     Each Company Entity is now, and for the past three (3) years has been, in compliance in all respects with all Laws (including any regulatory or licensing requirements in respect of insurance) applicable to it and its Business, except for such non-compliance that has not and would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole. No Company Entity has made voluntary disclosures under any FCPA Laws or U.S. Trade Laws, or received written notice of any violations or enforcement actions or threats of enforcement actions against it under any FCPA Laws or U.S. Trade Laws. All Permits required for each Company Entity to conduct its Business have been obtained by it and are valid and in full force and effect. No Company Entity, Affiliate, or to the Shift’s Knowledge, any employee of a Company Entity or Affiliate or any other Person acting for or on behalf of a Company Entity, is or has been at any time during the past three (3) years, a Person, or owned or controlled by a Person that is or was identified on any U.S. Restricted Person List or any other comparable list of Persons subject to trade restrictions and/or sanctions imposed or administered by a Government Authority.

(b)     Section 4.15(b) of the Disclosure Schedules lists all current Permits issued to a Company Entity. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.15(b) of the Disclosure Schedules, except as would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

Section 4.16    Environmental Matters.    Except as set forth in Section 4.16 of the Disclosure Schedule:

(a)     Each Company Entity is now, and for the past two (2) years has been in compliance in all material respects with all Environmental Laws and has not received any: (i) written notice or claim in respect of Environmental Laws or violation thereof or non-compliance therewith; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved.

(b)     To Shift’s Knowledge, no Leased Real Property presently leased by any Company Entity is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c)     To Shift’s Knowledge, there has been no Release of Hazardous Substances in contravention of Environmental Law with respect to any Leased Real Property presently leased or occupied by any Company Entity, and in the last two (2) years, no Company Entity has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Substance which would reasonably be expected to result in a claim against or Liability of, or a violation of Environmental Law or term of any Permit by, any Company Entity.

(d)     No Company Entity owns or operates any active or abandoned aboveground or underground storage tanks.

(e)     No Company Entity has used any off-site Hazardous Substances treatment, storage, or disposal facilities or locations.

(f)     No Company Entity has retained or assumed, by contract or to Shift’s Knowledge, by operation of Law, any ongoing liabilities or obligations of third parties under Environmental Law.

(g)     The Company has provided or otherwise made available to Parent: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or assets of the Company Entities or any currently or formerly owned or operated real property or Leased Real Property which are in the possession or control of any Company Entity related to compliance with Environmental Laws or Permits or the Release of Hazardous Substances; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

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Section 4.17    Employee Benefit Matters.

(a)     Section 4.17(a) of the Disclosure Schedules sets forth a list of each material Benefit Plan. None of the Benefit Plans are maintained, contributed to or required to be contributed to outside the United States.

(b)     As applicable with respect to the Benefit Plans, the Company has made available to Parent, true and complete copies of (i) each Benefit Plan, including all amendments thereto (and in the case of an unwritten Benefit Plan, a written description thereof), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent Internal Revenue Service determination letter, (iv) the most recently filed annual reports (Form 5500 and all schedules thereto), (v) the most recent summary annual reports, financial statements and trustee reports, and (vi) all communications between the Company Entities or any ERISA Affiliate on the one hand, and the IRS or DOL on the other hand, during the last three (3) years concerning IRS or DOL audits or investigations.

(c)     Each Company Entity is in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code. Each Benefit Plan, which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and which is intended to meet the qualification requirements of Section 401(a) of the Code has received a determination letter or prototype opinion letter from the IRS to the effect that such plan is qualified under Section 401(a) of the Code.

(d)     Each Company Entity has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. Each Benefit Plan is in material compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act, to the extent applicable.

(e)     Except as set forth in Section 4.17(e) of the Disclosure Schedule, all payments under the Benefit Plans that have become due have been made, in all material respects, on a timely basis.

(f)     No Company Entity nor to Shift’s Knowledge, any fiduciary, trustee or administrator of any Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in, any transaction with respect to any Benefit Plan which would subject any such Benefit Plan, any Company Entity, Merger Sub, the Surviving Entity or Parent or any of its Affiliates to any material tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(g)     No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. No asset of any Company Entity, and no asset of any ERISA Affiliate which is to be acquired by Parent or any of its Subsidiaries pursuant to this Agreement, is subject to any lien under Code Section 401(a)(29), ERISA Section 303(k), Code Section 430(k) or ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(h)     No Company Entity contributes to, is required to contribute to, or has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, to any Multiemployer Plan, including on account of an ERISA Affiliate.

(i)     No Benefit Plan provides post-employment welfare benefits, including death or medical benefits, beyond termination of service or retirement other than coverage mandated by Law.

(j)     Except as expressly provided otherwise in this Agreement or as set forth in Section 4.17(j) of the Disclosure Schedule, the execution of, and performance of the transactions contemplated by this Agreement will not either alone or together with any other event(s) (i) result in any payment becoming due under any Benefit Plan to any employee, former employee, director, officer, or independent contractor of the Company Entities, (ii) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (iv) require any contributions or payments to fund any obligations under any Benefit Plan or (v) from or with respect to any Benefit Plan, to any employee, former employee, director, officer or independent contractor of the Company Entities, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess

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parachute payment” under Section 280G of the Code. No such employee, former employee, director, officer or independent contractor of Shift has any “gross up” agreements or other assurance of reimbursement for any Taxes resulting from any such “excess parachute payments.”

(k)     To Shift’s Knowledge, there are no pending audits or investigations by any Governmental Authority involving any Benefit Plan and no threatened or pending material claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan, nor, to Shift’s Knowledge, are there any facts which could reasonably be expected to give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.

(l)     Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, materially complies in both form and operation with the requirements of Section 409A of the Code.

(m)     No Company Entity or any ERISA Affiliate thereof has any legally binding commitment to modify or amend any Benefit Plan (except as required by Law or to retain the tax qualified status of any Benefit Plan). No Company Entity or any ERISA Affiliate thereof has any legally binding commitment to establish any new benefit plan, program or arrangement.

Section 4.18    Taxes.    Except as set forth in Section 4.18 of the Disclosure Schedule:

(a)     All income and other material Tax Returns required to be filed on or before the Closing Date by the Company Entities have been, or will be, timely filed (giving effect to all extensions). Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by the Company Entities (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)     The Company Entities have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)     In the past three (3) years, no written claim has been made by any taxing authority in any jurisdiction where the Shift does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Shift, which extension or waiver is still in effect.

(d)     The amount of the Company Entities’ Liability for unpaid Taxes for all periods ending on or before May 31, 2020 does not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company Entities’ Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Shift (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(e)     Section 4.18(e) of the Disclosure Schedules sets forth the taxable years for which examinations by taxing authorities are presently being conducted with respect to the Company Entities, together with the subject matter of such examinations. All deficiencies asserted, or assessments made, against the Company Entities as a result of any examinations by any taxing authority have been fully paid (excluding any ongoing examinations). The Company Entities are not a party to any current Legal Proceeding by any taxing authority, and to Shift’s Knowledge there are no threatened Legal Proceedings by any taxing authority.

(f)     The Company Entities have delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company Entities for all Tax periods ending after December 31, 2013.

(g)     There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of the Company Entities.

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(h)     The Company Entities are not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (excluding any agreement entered into in the ordinary course of business, the primary purposes of which is not related to Taxes). No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company Entities.

(i)     The Company Entities have not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is the Company). The Company Entities have no Liability for Taxes of any Person (other than a Person that is a member of a group of which the common parent is the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, or contract.

(j)     The Company Entities will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring on or prior to the Closing Date; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (v) any election under Section 108(i) of the Code.

(k)     Each Company Entity has not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. Each Company Entity has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. Each Company Entity has not, and has not been, a party to, or a promoter of, a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011 4(b)(2).

Section 4.19    Employee Relations.

(a)     Except as set forth in Section 4.19(a) of the Disclosure Schedule, no Company Entity is: (i) a party to or otherwise bound by any collective bargaining; (ii) a party to, or to Shift’s Knowledge, threatened by, any unfair labor practice charge or complaint, grievance or labor arbitration; or (iii) currently negotiating any collective bargaining agreement to which any Company Entity is or would be a party. Except as set forth in Section 4.19(a) of the Disclosure Schedule, in the last year, no Company Entity has experienced any strike, lockout, slowdown or work stoppage, nor, to Shift’s Knowledge, is any such action threatened. There is not pending, nor has there ever been, any union election petition filed with the National Labor Relations Board, or, to Shift’s Knowledge, union organizing activity by or for the benefit of the employees of any Company Entity or otherwise affecting any Company Entity.

(b)     Each Company Entity is, and for the last three (3) years has been, in compliance in all material respects with all applicable Laws respecting labor and employment practices, including all Laws respecting discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, disability rights or benefits, occupational safety and health (including the federal Occupational Safety and Health Act and any applicable state or local Laws concerning COVID-19-related health and safety issues (with respect to Laws concerning COVID-19-related health and safety issues, for the avoidance of doubt, following their enactment)), employee whistle-blowing, immigration, workers’ compensation, employee leave issues (including the federal Emergency Paid Sick Leave Act, the federal Emergency Family and Medical Leave Expansion Act, and any applicable state or local Laws concerning COVID-19-related paid sick or family leave or other benefits), affirmative action, unemployment insurance, plant closures and layoffs (including the WARN Act), employee privacy, employment practices and classification of employees, consultants and independent contractors. Except as set forth in Section 4.19(b) of the Disclosure Schedule, there are no pending or to Shift’s Knowledge, threatened, claims against any Company Entity on account of any labor or employment matter or action.

(c)     Except as set forth in Section 4.19(c) of the Disclosure Schedule, the employment of each employee of a Company Entity is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Law. Each Company Entity has properly classified all employees, leased employees, consultants and independent contractors.

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(d)     Section 4.19(d) of the Disclosure Schedules accurately sets forth as of the date of this Agreement, by Company Entity, with respect to each current employee of any Company Entity (including any employee who is on a leave of absence, furlough or on layoff status): (i) the title or classification, and date of hire; and (ii) each employee’s annualized base compensation and all bonuses or other incentive compensation paid to such employee for 2019.

(e)     Each Company Entity (i) is and at all relevant times has been in compliance in all material respects with COVID-19 related safety and health Laws issued and enforced by the Occupational Safety and Health Administration, and with the paid and unpaid leave requirements of the Families First Coronavirus Response Act; and (ii) to the extent the Company Entities have granted employees paid sick leave or paid family leave under the Families First Coronavirus Response Act, the Company Entities have taken commercially reasonable efforts to obtain and retain all material documentation required to substantiate eligibility for sick leave or family leave tax credits pursuant to applicable Law to the extent the time limit to obtain or receive such substantiation has not lapsed. To the extent Shift has Knowledge of any Company Entity employees or independent contractors that have tested positive for COVID-19, the Company Entities have taken commercially reasonable efforts to take all material precautions required under applicable Law with respect to such employees and independent contractors. The Company Entities have also used commercially reasonable efforts to document any such diagnosis to the extent required by Laws of the Occupational Safety and Health Administration.

Section 4.20    Transactions with Related Parties.    Except for agreements related to employment with Company Entities and Contracts to be entered into pursuant to this Agreement, and except as set forth in Section 4.20 of the Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between any Company Entity, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of any Company Entity, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (if the Securities Act were applicable to such Company Entity).

Section 4.21    Insurance.    Section 4.21 of the Disclosure Schedules contains a complete and correct list of all policies and contracts currently in effect for insurance of which any Company Entity is the owner, insured or beneficiary or which has been bound by any Company Entity to cover any of the assets of any Company Entity as of the date hereof (the “Insurance Policies”), copies of which have been made available to Parent. All premiums due and payable with respect to such Insurance Policies have been timely paid. All Insurance Policies are in full force and effect and no Company Entity is currently in receipt of any notice of cancellation or non-renewal thereunder. There is no ongoing default with respect to any provision contained in any Insurance Policy. Except as set forth in Section 4.21 of the Disclosure Schedules: (a) there are no outstanding claims under the Insurance Policies (other than ordinary course workers’ compensation claims); (b) there are no premiums or claims due under the Insurance Policies which remain unpaid and no such policy is subject to any retroactive, retrospective or other similar type of premium adjustment; (c) in the past one (1) year, no notice of cancellation or non-renewal (other than conditional notice of non -renewal pursuant to applicable Law related to the increase of premiums) with respect to, or disallowance (other than reservation of rights by the insurer) of any claim under, any Insurance Policy has been received, and (d) each Company Entity has not failed to obtain any category of insurance (e.g. garage, cyber) sought due to refusal by all insurance carriers pursued, nor have any of its coverages been limited by any insurance carrier contrary to policy terms.

Section 4.22    Brokers.    Except as set forth on Section 4.22 of the Disclosure Schedules (which for the avoidance of doubt shall be deemed Shift Transaction Expenses), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangement made by or on behalf of a Company Entity.

Section 4.23    Employment Contracts and Compensation Arrangements.    The Company has provided to Parent a schedule setting forth a complete and correct list of all Contracts to which any Company Entity is a party or by which it is bound providing for the employment of any individual whose rate of annual compensation, including any promised, expected or customary cash bonus exceeds $150,000 on a full-time, part-time or consulting or other basis (other than offer letters that do not deviate in any material respect from the standard offer letter made available to Parent) and any such Contracts providing for severance, retention, change in control, transaction bonus or other similar payments (other than performance bonuses provided in accordance with the terms of the applicable offer letter) to such individuals (the “Employment Contracts”).

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Section 4.24    Power of Attorney.    Except as required in the ordinary course of business for vehicle auction purposes, no Person holds a power of attorney to act on behalf of any Company Entity.

Section 4.25    Parent Common Stock.    No Company Entity owns beneficially or of record any shares of Parent Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock.

Section 4.26    No Other Representations or Warranties.    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) AND ANY ANCILLARY AGREEMENT, SHIFT DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO SHIFT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

Section 4.27    No Reliance.    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), SHIFT ACKNOWLEDGES THAT NONE OF PARENT OR MERGER SUB, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF PARENT OR MERGER SUB, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT, MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER INFORMATION PROVIDED TO SHIFT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SHIFT ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY PARENT AND MERGER SUB IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) SHALL HAVE ANY LEGAL EFFECT, AND THAT SHIFT EXPRESSLY DISCLAIMS RELIANCE ON ANY OMISSIONS FROM PARENT’S AND MERGER SUB’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES).

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Shift as of the date of this Agreement and as of the Closing Date as follows:

Section 5.1    Organization.    Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and (b) has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent (upon obtaining the Parent Stockholder Approval) and Merger Sub, has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby.

Section 5.2    Authorization.

(a)     The execution, delivery and performance by Parent and Merger Sub of this Agreement, and each Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action

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on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Parent Stockholder Approval. This Agreement has been, and each Ancillary Agreement to which Parent or Merger Sub is a party will be, duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute, or will constitute, the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(b)     The board of directors of Parent and the Merger Sub (including any required committee or subgroup of the board of directors of each such Person) has unanimously (a) approved and declared the advisability of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and (b) determined that the consummation of the transactions contemplated hereby and thereby are in the best interests of Parent and Merger Sub and the stockholders of Parent and Merger Sub.

Section 5.3    No Conflict.    Except as set forth in Section 5.3 of the Disclosure Schedule, assuming the Parent Stockholder Approval is obtained and the effectiveness of the Parent Charter Amendments, the execution, delivery, and performance by Parent and Merger Sub of this Agreement, and any Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the lapse of time, or both, (a) conflict with or result in a violation or breach of any provision of Law or Governmental Order applicable to Parent or Merger Sub is subject, (b) conflict with or result in a violation of any provision of the Organizational Documents of Parent or Merger Sub, (c) require the consent or notice by any Person under, conflict with, result in a material violation or material breach of or constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a default under, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Parent or Merger Sub is a party or by which it may be bound, or (d) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property of Parent or Merger Sub, except, with respect to the foregoing clauses (a), (c) and (d), as would not reasonably be expected to have an adverse effect on Parent and Merger Sub, taken together, that is material individually or in the aggregate.

Section 5.4    Consents.    Except as set forth in Section 5.4 of the Disclosure Schedule, no consent, approval, or authorization of, or exemption by, or filing with, any Governmental Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or any Ancillary Agreement to which Parent or Merger Sub is a party or the taking by Parent or Merger Sub of any other action contemplated hereby or thereby, except for the effectiveness of the filing of the Certificate of Merger with the Secretary of State of Delaware, the effectiveness of the Registration Statement and such filings as may be required under the Securities Act, the Exchange Act the HSR Act and any other applicable antitrust Law.

Section 5.5    Brokers.    Except as set forth in Section 5.5 of the Disclosure Schedule (each of whose fees will be paid by Parent), neither Parent nor Merger Sub has retained any broker, finder or investment banking firm to act on their behalf which is entitled to any fee or commission from Shift, Parent or Merger Sub upon consummation of the transactions contemplated by this Agreement.

Section 5.6    SEC Filings and Financial Statements.

(a)     Parent has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred

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to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)     The financial statements and notes of Parent contained or incorporated by reference in the Parent SEC Documents fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) UGAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Documents.  No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c)     Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s Knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Parent has established and maintained a system of internal controls and, to Parent’s Knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(d)     Since the date of the latest Form 10-Q of Parent filed with the SEC, there has not been any change, development, condition, occurrence, event or effect relating to Parent that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect.

Section 5.7    Capitalization.    As of the Business Day immediately prior to the date of this Agreement:

(a)     The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, of which 15,490,000 shares are outstanding; 10,000,000 shares of Class B Common Stock, par value $0.001 per share, of which 5,163,333 shares are outstanding, and 1,000,000 shares of Preferred Stock, par value $0.0001 per share, none of which are outstanding. Parent has warrants issued and outstanding to purchase 7,745,000 shares Parent Common Stock.

(b)     Parent owns all of the issued and outstanding shares of capital stock (or other equity securities) of Merger Sub. Except as described in the Parent SEC Documents, there are no outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent or Merger Sub, or subscriptions, warrants, options, rights (including preemptive rights), stock appreciation rights, phantom stock interests, or other arrangements or commitments obligating either Parent or Merger Sub to issue or dispose of any of its respective equity securities or any ownership interest therein. The consummation of the transactions contemplated hereby will not cause any Encumbrances to be created or suffered on the capital stock (or other equity securities) of either Parent or Merger Sub, other than Encumbrances created by Shift. Except as described in the Parent SEC Documents, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever between Parent or Merger Sub on the one hand and any Person on the other hand with respect to the capital stock (or other equity securities) of any of Parent or any Subsidiary of Parent including Merger Sub. Neither Parent nor Merger Sub owns, directly or indirectly, any stock or other equity interests of any other Person.

(c)     The shares of Parent Common Stock to be issued pursuant to this Agreement, subject to the Parent Stockholder Approval and the effectiveness of the Parent Charter Amendments, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

(d)     Except as described in the Parent SEC Documents, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of or other equity interests in Parent and/or any of its Subsidiaries.

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Section 5.8    Litigation.    As of the date of this Agreement there is no Legal Proceeding pending or, to Parent’s Knowledge, threatened, against Parent or Merger Sub at Law, in equity or otherwise, or in, before, or by, any Governmental Authority. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against or affecting Parent or Merger Sub.

Section 5.9    Compliance with Laws.    Parent and Merger Sub are now and have been in material compliance with all Laws applicable to their respective business, properties or assets. Neither Parent nor Merger Sub has received any written notice of any violation of Law. All Permits required for Parent and Merger Sub to conduct their business as currently conducted have been obtained and are valid and in full force and effect. Parent is and at all times has been in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder in effect as of the date of this Agreement.

Section 5.10    NASDAQ Listing.    The Parent Common Stock is listed on NASDAQ. Parent is in compliance in all material respects with the requirements of NASDAQ for continued listing of the Parent Common Stock thereon and there is no action or proceeding pending or, to Parent’s Knowledge, threatened against Parent by NASDAQ or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the Parent Common Stock on NASDAQ.

Section 5.11    Reporting Company.    Parent is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act.

Section 5.12    Investment Company.    Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.13    Pro Forma Capitalization of Parent.    Section 5.13 of the Disclosure Schedules sets forth the pro forma capitalization of Parent after giving effect to the Merger (assuming the Merger is consummated in accordance with the terms thereof and without giving effect to any redemption elections by stockholders of Parent). Except as set forth in Section 5.13 of the Disclosure Schedules or in the Parent SEC Documents, immediately following the Closing, Parent will not have outstanding securities convertible into, exchangeable for or carrying the right to acquire equity securities of Parent, or subscriptions, warrants, options, rights (including pre-emptive rights), stock appreciation rights, phantom stock interests or other arrangements or commitments obligating Parent to issue or dispose of any of its respective equity securities or any other ownership interest in Parent or any of its Subsidiaries.

Section 5.14    Transactions with Related Parties.    Except as set forth in Section 5.14 of the Disclosure Schedule or in the Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of Parent, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 5.15    Trust Account.    As of March 31, 2020, Parent had $153,723,340.00 in the Trust Account, with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to Parent’s Knowledge, the Trustee, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, the Trustee. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate or (ii) entitle any Person (other than (A) the underwriter of Parent’s initial public offering and (B) holders of Parent Common Stock who have elected to redeem their Parent Common Stock in accordance with the Parent’s charter documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, except to pay income taxes from any

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interest earned in the Trust Account and to redeem Parent Common Stock in accordance with the provisions of Parent’s charter documents. There is no Legal Proceeding pending, or to Parent’s Knowledge, threatened with respect to the Trust Account.

Section 5.16    Information Supplied.    The information relating to Parent and the Merger Sub furnished by or on behalf of Parent and the Merger Sub in writing for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading, except for any change disclosed in writing by or on behalf of Parent to the Company or its counsel prior to such mailing date pursuant to Section 6.8 hereof. Notwithstanding the foregoing, Parent and the Merger Sub make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Company Entities for inclusion or incorporation by reference in the Proxy Statement, or (b) any projections or forecasts included in the Proxy Statement.

Section 5.17    Business Activities

(a)     Since its respective organization, neither Parent nor Merger Sub has conducted any business activities other than activities directed toward completing a business combination of the type contemplated by this Agreement. Except as set forth in the Parent SEC Documents (including the exhibits thereto), there is no agreement, commitment, or Governmental Order binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to enter into and perform their obligations under this Agreement.

(b)     Except for Merger Sub and cash and cash equivalents and Parent’s contingent interest in the Trust Account, Parent does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. All the outstanding equity interests (including any equity interests convertible or exchangeable into equity interests) of Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable. Merger Sub has no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require such Subsidiary of Parent to issue, sell or otherwise cause to become outstanding any of its equity interests (including any equity interests convertible or exchangeable into equity interests).

Section 5.18    Application of Takeover Protections.    Parent and the board of directors of Parent have taken all necessary action to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent’s Organizational Documents or the Laws of the State of Delaware that are or could become applicable to the Company as a result of the Company, Parent and Merger Sub fulfilling their respective obligations or exercising their respective rights under this Agreement, including as a result of Parent’s issuance of the Merger Consideration.

Section 5.19    Merger Consideration.    All Merger Consideration to be issued and delivered in connection with the Closing to the holders of Shift Shares shall be, upon issuance and delivery of such Merger Consideration, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Encumbrances.

Section 5.20    No Other Representations or Warranties.    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND ANY ANCILLARY AGREEMENT, NEITHER PARENT NOR MERGER SUB MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO PARENT, MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

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Section 5.21    No Reliance.    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), PARENT AND MERGER SUB ACKNOWLEDGE THAT NONE OF THE COMPANY ENTITIES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, STOCKHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF ANY COMPANY ENTITY, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SHIFT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER INFORMATION PROVIDED TO PARENT OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. PARENT AND MERGER SUB ACKNOWLEDGE THAT THEY ARE NOT RELYING NOR HAVE THEY RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY SHIFT IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) SHALL HAVE ANY LEGAL EFFECT, AND THAT PARENT AND MERGER SUB EXPRESSLY DISCLAIM RELIANCE ON ANY OMISSIONS FROM SHIFT’S REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES). WITHOUT LIMITING THE FOREGOING, NEITHER SHIFT NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT, MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR THE PARENT’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF ANY SUCH INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSIONS WITH RESPECT TO ANY OF THE FOREGOING INFORMATION.

Article VI
COVENANTS AND AGREEMENTS

Section 6.1    Access and Information; Financial Statements.    From the date hereof until the earlier of the Closing and the date this Agreement is terminated in accordance with Article VIII, the Company shall (and shall cause the other Company Entities to): (i) permit Parent and Merger Sub, and their respective advisers and other representatives to have reasonable access, during business hours and upon reasonable advance written notice, to Shift’s properties and facilities and books and records (provided that they shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company Entities); (ii) furnish, or cause to be furnished, to Parent financial and material operating data and other material information (including Tax information) with respect to any Company Entity as Parent may from time to time reasonably request in writing and subject to any applicable Law; and (iii) provide to Parent (A) monthly financial statements of Shift within fifteen (15) days following each month-end starting with July 31, 2020, in form and substance as historically provided to the Shift Board; and (B) if the Effective Time of the Merger has not yet occurred as of such required date of delivery, an auditor-reviewed consolidated balance sheet of the Company Entities as of June 30, 2020 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the six (6) month period then ended, in form and substance appropriate for inclusion in the Proxy Statement, reasonably promptly, and in any event within thirty (30) days, following June 30, 2020. No information provided to or obtained by Parent pursuant to this Section 6.1 shall limit or otherwise affect the remedies available hereunder to Parent, or act as a waiver or otherwise affect the representations or warranties of any Company Entity in this Agreement. Nothing herein shall limit or modify the obligations of the parties set forth in that certain Nondisclosure Agreement, dated May 21, 2020, between Parent and Shift (the “Confidentiality Agreement”), and any information provided pursuant to this Section 6.1 shall be subject to the terms and conditions of the Confidentiality Agreement; provided, that, Parent may disclose confidential information covered by the Confidentiality Agreement to any potential financing source from whom the Parent is seeking financing with Shift’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent and such financing source have entered into a confidentiality agreement with terms no less restrictive than those contained in the Confidentiality Agreement.

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Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require any Company Entity to disclose information subject to attorney-client privilege. Notwithstanding anything herein to the contrary, the Company Entities shall not be required to take any action, provide any access or furnish any information that the Company Entities in good faith reasonably believes would be reasonably likely to (x) cause or constitute a waiver of the attorney-client or other privilege or (y) violate any Contract to which the Company or any Company Entity is a party or bound, provided, that the Parties agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishing in a manner that does not result in the events set out in clauses (x) and (y) above.

Section 6.2    Conduct of Business by Shift.    From the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VIII, except as otherwise provided for or permitted in this Agreement, required by applicable Law, consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or as set forth in Section 6.2 of the Disclosure Schedule, Shift covenants and agrees that it shall, and shall cause each Company Entity to, operate the Business in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve their respective material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, lenders, regulators and any other Persons having a material business relationship with any Company Entity. Without limiting the foregoing, except as otherwise provided for or permitted in this Agreement, required by applicable Law, consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 6.2 of the Disclosure Schedule, from the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VIII, Shift shall not, and shall cause each other Company Entity not to (a) take or permit to occur any action described in Section 4.7(b) and (b) without limiting the generality of Section 4.7(b), enter into any Material Contract (other than purchase orders in the ordinary course of business), make any dividends or distributions, or issue any Shift Shares other than Shift Common Shares upon valid conversion of Shift Preferred Shares or Shift Warrants, or the valid exercise of Shift Options; provided, however that nothing in this Section 6.2 shall be deemed to prohibit the Company Entities from incurring additional Indebtedness under the terms of the Flooring Facility.

Section 6.3    Conduct of Business by Parent.    From the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VIII, except as otherwise provided for or permitted in this Agreement, required by applicable Law, consented to in writing by Shift (which consent shall not be unreasonably withheld, conditioned or delayed), or as set forth in Section 6.3 of the Disclosure Schedule, Parent and Merger Sub covenant and agree that they shall operate in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve their respective material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, lenders, regulators and any other Persons having a material business relationship with Parent or Merger Sub. Without limiting the foregoing, except as otherwise provided for or permitted in this Agreement, required by applicable Law, consented to in writing by Shift (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 6.3 of the Disclosure Schedule, from the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VIII, neither Parent nor Merger Sub shall take or permit to occur any of the following actions:

(a)     amendment of its Organizational Documents;

(b)     split, combination or reclassification of any shares of its capital stock;

(c)     issuance, sale or other disposition of any equity security (other than upon valid exercise of warrants outstanding as of the date of this Agreement) or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity security, other than as contemplated by the PIPE Investment;

(d)     declaration or payment of any dividends or distributions on or in respect of any of its capital stock; redemption, purchase or acquisition of its capital stock; or split, combination, recapitalization or reclassification of its capital stock, other than as contemplated by the Parent Stock Redemption;

(e)     material change in its cash management practices;

(f)     material change in any of its methods of accounting or accounting practice, except as required by GAAP, securities Laws and regulations or PCAOB standards;

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(g)     incurrence, assumption or guarantee of any indebtedness for borrowed money, except as contemplated by Section 6.19;

(h)     any material capital investment in, or any loan to, any other Person;

(i)     binding any insurance policies covering the representations, warranties or other matters set forth in this Agreement;

(j)     entry into, or acceleration, termination, material modification to or cancellation of any material Contract to which Parent is a party or by which it is bound that is not in accordance with the terms of such material Contract, except in the ordinary course of Parent’s operations consistent with past practice or otherwise in connection with and furtherance of the Merger and the transactions contemplated by this Agreement pursuant to Contracts that do not impose any material Liabilities on Parent, Merger Sub or the Surviving Entity following the Closing;

(k)     imposition of any material Encumbrance upon any of the properties, capital stock or assets, tangible or intangible, of Parent or Merger Sub;

(l)     any loan to (or cancellation or forgiveness of any loan to) any of its stockholders or current or former directors, officers and employees, or entry into, or modification or termination of, any transaction, agreement or arrangement with any of its stockholders (other than in any stockholder’s capacity as an employee) or current or former directors or officers, except for borrowing of additional amounts under that certain Loan Commitment Agreement dated March 19, 2019, between Parent and Insurance Acquisition Sponsor, LLC, where such borrowed amounts will be settled only in cash;

(m)     (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, or directors, other than as provided for in any written agreements or as required by applicable Law, (ii) change in the terms of employment for any employee, (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer or director; (iv), hire any employees, officers, managers or directors; or (v) other than in the ordinary course of Parent’s operations consistent with past practice or otherwise in connection with and furtherance of the Merger and the transactions contemplated by this Agreement, hire or engage any consultants or contractors;

(n)     adoption, modification or termination of (i) any “employee benefit plan,” as defined in Section 3(3) of ERISA and (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, severance, salary continuation, termination, change of control, health, life, disability, group insurance, vacation, holiday and material fringe benefit plan, program, contract, or arrangement (whether written or unwritten) maintained, contributed to, or required to be contributed to, by Parent or Merger Sub for the benefit of any current or former employee, director or officer of such Person or under which such Person has any liability;

(o)     adverse employment action (including, without limitation, layoffs, furloughs, wage reductions or deferrals) in respect of any officer or employee’s service, compensation or benefits, in each case, in response to the COVID-19 pandemic;

(p)     except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q)     action by Parent or Merger Sub to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that, in each case, (i) is outside of the ordinary course of business and inconsistent with Parent’s or Merger Sub’s past practices and (ii) would reasonably be expected to have the effect of materially increasing the Tax liability of Parent or any Subsidiary in respect of any post-Closing Tax period; or

(r)     binding commitments or agreements to any of the foregoing.

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Section 6.4    Further Assurances.

(a)     Each party hereto shall, as promptly as reasonably practicable, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from Governmental Authorities that are necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. Each party hereto shall use reasonable best efforts to cooperate fully with the other party hereto and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Without limiting the generality of the foregoing, each party hereto shall, as promptly as reasonably practicable (but in no event later than ten (10) Business Days after the date hereof), make, or cause or be made, all filings and submissions under the HSR Act to consummate the transactions contemplated hereunder, and request early termination of the applicable waiting periods in respect thereof. Statutory filing fees under the HSR Act shall be borne by Parent.

(b)     Shift and Parent shall cooperate in determining how (and whether) to proceed in giving notices to, and obtaining consents from, the various third parties that are described in Section 4.2 and Section 4.3 of the Disclosure Schedules; provided, however, that Shift and Parent shall use reasonable best efforts to obtain the consents described in Section 6.4(b) of the Disclosure Schedules. Any consents, waivers, approvals and notices necessary, proper or advisable to consummate the transactions described herein shall be in form and substance reasonably satisfactory to Shift and Parent, and executed counterparts of any consents, waivers and approvals shall be delivered to the other party hereto reasonably promptly after receipt thereof, and copies of such notices shall be delivered to the other party hereto reasonably promptly after the making thereof. Notwithstanding anything to the contrary, neither party hereto shall be obligated to pay any costs or expenses to third parties with respect to such consents, waivers, approvals and notices for Contracts (other than de minimis administrative costs and expenses not in excess of $5,000 in the aggregate).

(c)     Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Agreement, and (ii) in the event any Governmental Order adversely affecting the ability of the parties hereto to consummate the transactions contemplated by this Agreement or any Ancillary Agreement has been issued, to have such Governmental Order vacated or lifted; provided that no party hereto nor any of their respective Affiliates shall be obligated in the exercise of such efforts to propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of any of its assets, properties or businesses or any of the assets, properties or businesses to be acquired by it pursuant to this Agreement.

(d)     All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party hereto before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder shall be disclosed to the other party hereto hereunder in advance of any filing, submission or attendance, it being the intent that the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party hereto shall, to the extent not prohibited by applicable Law, give notice to the other party hereto with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party hereto with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 6.5    Public Announcements.    Except as otherwise provided herein, the timing and content of all public announcements regarding any aspect of this Agreement, the Merger and the other transactions contemplated hereby, whether to the financial community, Governmental Authorities, the general public or otherwise shall be mutually agreed upon in advance by Shift and Parent; provided, however, that each party hereto may make any such announcement which, based on advice of counsel, is required by applicable Law. Notwithstanding the foregoing, each party hereto shall use its reasonable best efforts to consult with the other parties hereto prior to any such public announcement to the extent practicable, and shall in any event promptly provide the other parties hereto with copies of any such public announcement. This Section 6.5 shall not apply to communications by any party hereto to its directors, officers, employees, counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require Parent to file a Form 8-K and/or make a disclosure under Regulation FD promulgated under the Exchange Act, to employees.

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Section 6.6    Stockholder Consent.

(a)     Shift shall use its reasonable best efforts to obtain the Shift Stockholder Vote pursuant to written consents of the Stockholders in a form reasonably acceptable to Parent (the “Written Consent”) as promptly as practicable, and in any event within ten (10) Business Days, following the date that Parent receives, and notifies Shift of Parent’s receipt of, SEC approval and effectiveness of Parent’s Proxy Statement as described in Section 6.8. The materials submitted to the Stockholders in connection with the Written Consent shall include the Shift Board Recommendation. Reasonably promptly following receipt of the Written Consent, Shift shall deliver a copy of such Written Consent to Parent.

(b)     Reasonably promptly following receipt of the Written Consent, Shift shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Shift Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Shift and (iii) notify such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall be accompanied by a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s Shift Shares as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Stockholders in accordance with this Section 6.6(b) shall be subject to Parent’s advance review and reasonable approval.

Section 6.7    Director and Officer Indemnification.

(a)     For a period of six (6) years following the Effective Time, the Surviving Entity shall not take any action to waive, eliminate or amend in an adverse manner to Shift Indemnified Persons any rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of a Company Entity or who, at the request of a Company Entity, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Shift Indemnified Persons”).

(b)     Prior to the Closing, Shift shall obtain, in consultation with Parent, a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “Shift D&O Tail Policy”). The costs and expenses associated with obtaining the Shift D&O Tail Policy shall be deemed a Shift Transaction Expense.

(c)     For a period of six (6) years following the Effective Time, Parent shall not take any action to waive, eliminate or amend in an adverse manner to Parent Indemnified Persons any rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of Parent (collectively, with such individual’s heirs, executors or administrators, the “Parent Indemnified Persons”). Prior to the Closing, Parent shall obtain a “tail” officers’ and directors’ liability insurance policy with a claims period of six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of Parent as Parent’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement).

(d)     This Section 6.7 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by, each Shift Indemnified Person and each Parent Indemnified Person, and their respective successors, heirs and representatives.

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Section 6.8    Proxy Statement; Parent Stockholders’ Meeting.

(a)     As promptly as reasonably practicable after the date of this Agreement, Parent shall prepare and file (i) a registration statement (as such filing is amended or supplemented, the “Registration Statement”), including a proxy statement of Parent, on Form S-4 with the SEC (as such filing is amended or supplemented, the “Proxy Statement”), for the purposes of (A) registering under the Securities Act the Closing Date Merger Consideration and the Additional Shares (together, the “Registration Shares”), (B) providing Parent’s stockholders with the opportunity to redeem their shares of Parent Common Stock in connection with the Merger, and (C) soliciting proxies from Parent’s stockholders to obtain the requisite approval of the transactions contemplated hereby and the other matters to be voted on at a meeting of the holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholders’ Meeting”). As promptly as reasonably practicable after the execution of this Agreement, Parent shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other Laws relating to the transactions contemplated hereby (collectively, the “Other Filings”). Parent shall notify Shift promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Proxy Statement, or any Other Filing or for additional information. As promptly as practicable after receipt thereof, Parent shall provide Shift and its counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement, or any Other Filing. Parent shall permit Shift and its counsel to review the Proxy Statement, and any exhibits, amendments or supplements thereto, as well as any Other Filings, and shall consult with Shift and its advisors concerning any comments from the SEC with respect thereto; provided, further that Parent shall reasonably consider and take into account the reasonable suggestions, comments or opinions of Shift and its advisors, and shall not file the Proxy Statement, or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior written consent of Shift, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Parent shall be permitted to make such filing or response in the absence of such consent if the basis of Shift’s failure to consent is Shift’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and United States securities Laws to be included therein. Whenever any event occurs which would reasonably be expected to result in the Proxy Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or Shift, as the case may be, shall promptly inform the other party hereto of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Parent, an amendment or supplement to the Proxy Statement.

(b)     The Proxy Statement will be sent to the stockholders of Parent as soon as practicable following its approval by the SEC (but in any event, within five (5) Business Days following such approval) for the purpose of soliciting proxies from holders of Parent Common Stock to vote at the Parent Stockholders’ Meeting in favor of: (i) the adoption of this Agreement and the approval of the Merger and other transactions contemplated hereby; (ii) an amendment and restatement of Parent’s certificate of incorporation and an amendment to Parent’s bylaws, respectively, in substantially the form of Exhibit E attached hereto, to increase the authorized number of shares of Parent Common Stock, change the name of Parent, declassify the board of directors of Parent and remove provisions therein no longer applicable following the consummation of the Merger (the “Parent Charter Amendments”); (iii) approval as required by the applicable NASDAQ listing rules of the issuance and sale of shares of Parent Common Stock to be issued as Merger Consideration; (iv) approval of the Equity Incentive Plan; (v) the election of the individuals listed on Section 6.8(b) of the Disclosure Schedule as directors of Parent, and (vi) the adjournment of the Parent Stockholders’ Meeting (the matters described in clauses (i) through (vi), shall be referred to as the “Voting Matters” and approval of the Voting Matters by the stockholders of Parent at the Parent Stockholders’ Meeting or any postponement or adjournment thereof shall be referred to as the “Parent Stockholder Approval”).

(c)     Shift shall provide Parent, as promptly as reasonably practicable, with such information concerning the Company Entities as may be necessary for the information concerning the Company Entities in the Proxy Statement, and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and the DGCL in connection with the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting, and the preparation and filing of the Other Filings. The information relating to the Company Entities furnished by or on behalf of the Company Entities for inclusion in the Proxy Statement will not, as of the date of mailing of the Proxy Statement to the holders of Parent Common Stock or at the time of the Parent Stockholders’ Meeting contain

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any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Without limiting the foregoing, Parent shall use reasonable best efforts to ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, and as of the date of the Parent Stockholders’ Meeting contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to Shift or any other information furnished in writing by a Shift for inclusion in the Proxy Statement).

(d)     Parent shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger and the other Voting Matters and shall otherwise act in good faith and use reasonable best efforts to obtain the Parent Stockholder Approval; provided, however, that Parent’s board of directors may withdraw or modify such recommendation with respect to the Proxy Statement if the board of directors reasonably determines, after consultation with outside counsel, that failure to do so would violate its fiduciary obligations under applicable Law. Parent acknowledges that its obligations hereunder to furnish the Proxy Statement, convene the Parent Stockholders’ Meeting and solicit the Parent Stockholder Approval as provided hereunder shall apply notwithstanding any withdrawal or modification of its board of director’s recommendation in accordance with the terms hereof.

Section 6.9    Form 8-K Filings.    Parent and Shift shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement; provided that Parent shall accept such reasonable comments of Shift to such Form 8-K prior to filing. Parent and Shift shall cooperate in good faith with respect to the preparation of, and prior to the Closing Parent shall prepare and use reasonable best efforts to provide to Shift for review at least five (5) Business Days prior to the Closing (but in any event shall provide to Shift for review at least two (2) Business Days prior to the Closing), a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by Shift and its accountant (“Transaction Form 8-K”). Prior to Closing, Parent and Shift shall prepare the press release announcing the consummation of the transactions contemplated hereby (“Press Release”). Promptly following the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release; provided that Parent shall accept such reasonable comments of Shift to the Transaction Form 8-K prior to filing.

Section 6.10    Trust Account.

(a)     At the Closing, Parent shall take all actions necessary, and shall cause the documents, opinions and notices required to be delivered to Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”) pursuant to that certain Investment Management Trust Agreement dated on or about March 19, 2019, by and between Parent and Trustee (the “Trust Agreement”) to be so delivered and to cause the funds in the account established by Parent for the benefit of certain stockholders of Parent and the underwriter of Parent’s initial public offering (the “Trust Account”) to be disbursed in accordance with the Trust Agreement for the following: (i) the redemption of any shares of Parent Common Stock in connection with the Mergers in accordance with the terms set forth in the Proxy Statement; (ii) the payment of deferred underwriting fees in connection with Parent’s initial public offering payable to the underwriters upon consummation of a business combination; (iii) the payment of expenses to the third parties to which they are owed and (iv) the balance of the assets in the Trust Account, after payment of the amounts required under subsections (i), (ii) and (iii), to be disbursed to Parent.

(b)     Notwithstanding anything else in this Agreement, the Company acknowledges that it has received a copy of Parent’s final prospectus March 19, 2019 (the “Prospectus”) and understands that Parent has established the Trust Account and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only: (i) to the “public stockholders” (as defined in the Prospectus) in the event they elect to redeem their public shares in connection with the consummation of a “business combination” (as defined in the Prospectus), (ii) to such public stockholders if Parent liquidates or fails to consummate such a business combination within eighteen (18) months from the closing date of Parent’s initial public offering (unless such date is extended with the requisite approval of such public stockholders) or (iii) to Parent after or concurrently with the consummation of such a business combination. The Company hereby agrees, on

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behalf of the Company, its Subsidiaries, and their respective officers, directors, managers, shareholders, members, partners, Affiliates, agents and other representatives (collectively, “Representatives”), that the Company and its Representatives do not have (other than their rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Trust Account (each, a “Claim”) and hereby waive any Claim prior to Closing they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not prior to Closing seek recourse against the Trust Account for any reason whatsoever; provided that (x) nothing herein shall serve to limit or prohibit the Company’s and its Representatives’ right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Account or for specific performance or other equitable relief (including a claim for Parent to specifically perform its obligations under this Agreement and a claim for Parent to specifically perform its obligations under the Trust Agreement, including distribution of funds from the Trust Account upon the Closing in accordance with the terms of this Agreement), and (y) nothing herein shall serve to limit or prohibit any claims that the Company or its Representatives may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds). This Section 6.10(b) shall survive the termination of this Agreement and will not expire and may not be altered in any way prior to the Closing without the express written consent of Parent.

(c)     At the Closing, Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (i) the redemption of any shares of Parent Common Stock in connection with the Merger in accordance with the terms set forth in the Proxy Statement; (ii) the payment of expenses to the third parties to which they are owed, including the payment of Repaid Indebtedness and Shift Transaction Expenses in accordance with the terms of this Agreement and (iii) the balance of the assets in the Trust Account, after payment of the amounts required under subsections (i) and (ii), to be disbursed to Parent.

Section 6.11    Subscription Agreements.    Parent shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the agreements (the “Subscription Agreements”) between Parent and the investors party to the Subscription Agreements (the “PIPE Investors”) for the PIPE Investment in any manner other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements, without the prior written consent of Shift (such consent not to be unreasonably withheld, conditioned or delayed; provided that the parties acknowledge that any proposed amendment, modification or waiver of the Subscription Agreements that affects the offering price of the Parent Common Stock pursuant to the Subscription Agreements may be rejected by Shift in its sole discretion). Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein. Without limiting the generality of the foregoing, Parent shall give Shift prompt (and, in any event within three (3) Business Days) written notice:  (A) of any proposed amendment to any Subscription Agreement; (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Parent; and (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement.

Section 6.12    Exclusivity.

(a)     (x) From the date hereof until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article VIII, Parent shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) solicit, initiate, facilitate or continue inquiries regarding a Parent Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Parent Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Parent Acquisition Proposal, and (y) Parent shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its representatives) conducted heretofore with respect to any Parent Acquisition Proposal; provided, that the foregoing shall not restrict Parent from responding to unsolicited inbound inquiries to the extent required for the board of
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directors of Parent to comply with its fiduciary duties. For purposes hereof, “Parent Acquisition Proposal” means any inquiry, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Parent or Merger Sub or the purchase, sale, lease, exchange or other acquisition or disposition of all or substantially all of the properties or assets or equity interests of Parent or Merger Sub, or of a third Person by Parent or Merger Sub.

(b)     From the date hereof until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article VIII, Shift shall not, and shall not authorize or permit any of its Affiliates or any of its or their representatives to, directly or indirectly, (i) solicit, initiate, facilitate or continue inquiries regarding a Shift Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Shift Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding a Shift Acquisition Proposal. Shift shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons (other than the other party hereto and its representatives) conducted heretofore with respect to any Shift Acquisition Proposal. For purposes hereof, “Shift Acquisition Proposal” means any inquiry, proposal or offer concerning a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the sale, lease, exchange or other disposition of all or substantially all of the properties or assets or equity interests of Shift.

(c)     In addition to the other obligations under this Section 6.12, each party hereto shall promptly (and in any event within three (3) Business Days after receipt thereof by such party) advise the other party hereto orally and in writing of any Parent Acquisition Proposal (with respect to Parent or Merger Sub) or Shift Acquisition Proposal (with respect to Shift) received by the applicable party, or any inquiry with respect to or which could reasonably be expected to result in any Parent Acquisition Proposal (with respect to Parent or Merger Sub) or Shift Acquisition Proposal (with respect to Shift), the material terms and conditions of such any Parent Acquisition Proposal (with respect to Parent or Merger Sub) or Shift Acquisition Proposal (with respect to Shift) or inquiry, and the identity of the Person making the same.

(d)     Each party hereto agrees that the rights and remedies for noncompliance with this Section 6.12 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the other party hereto and that money damages will not provide an adequate remedy.

Section 6.13    No Parent Securities Transactions.    Neither Shift nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Merger. Shift shall use its reasonable best efforts to require each of its officers, directors, employees, contractors and representatives having knowledge of the transactions contemplated hereby to comply with the foregoing requirement.

Section 6.14    Notification of Certain Changes.    During the period from the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VIII, each of Parent and the Shift shall give reasonably prompt notice to the other of any fact, circumstance, event or action the existence, occurrence or taking of which (i) (x) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (with respect to Shift), or a Parent Material Adverse Effect (with respect to Parent or Merger Sub), or (y) has resulted in, or would reasonably be expected to result in, any material failure by such party to satisfy the conditions set forth in Article VII, and (ii) such party actually becomes aware.

Section 6.15    Closing Conditions.    From the date hereof until the Closing and upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, such actions as are necessary, proper or advisable to satisfy the conditions to the Closing set forth in Article VII hereof and to consummate the transactions contemplated hereby.  Each of the parties hereto shall execute or deliver any additional instruments as reasonably requested by the other party hereto necessary to consummate the transactions contemplated by this Agreement.

Section 6.16    Parent Officers.    Parent shall cause the individuals listed on Section 6.16 of the Disclosure Schedule to be elected and appointed as officers of Parent effective as of, and conditioned upon, the occurrence of the Merger and the Effective Time.

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Section 6.17    Incentive Equity Awards; Bonus Plan.

(a)     Prior to the Closing Date, Parent shall approve and adopt an incentive equity plan in substantially the form attached hereto as Exhibit F (the “Incentive Equity Plan”). As soon as practicable following the date that is sixty (60) days after the date of filing of the Transaction Form 8-K, Parent will prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) with respect to the Parent Common Stock issuable under the Incentive Equity Plan.

(b)     Prior to the Closing Date, Parent shall approve and adopt a management bonus plan, to be effective as of and conditioned upon the occurrence of the Merger and the Effective Time, providing for a pool of cash bonus awards in an aggregate amount of $5,000,000, with such amount to be allocated among the post-Merger management team, and subject to such conditions of performance, as may be determined by the board of directors of Parent following the Effective Time.

Section 6.18    NASDAQ Matters.    From the date hereof until the earlier of the Closing and the date this Agreement is terminated in accordance with Article VIII, Parent shall expend its reasonable best efforts to maintain the listing of the Parent Common Stock on NASDAQ.

Section 6.19    Lithia Indebtedness.    Prior to the Closing, Parent and Shift shall reasonably and in good faith consult with each other and determine whether to repay, refinance or attempt to renegotiate the Term Loan in connection with the Closing of the Merger. If the parties together elect to make such a repayment or seek such a refinancing or renegotiation, the parties shall cooperate in connection therewith and use their respective reasonable best efforts to cause the same to occur in connection with the Closing.

Section 6.20    Shift Securityholder Consents and Agreements.    Promptly following the date of this Agreement Shift shall use its reasonable best efforts to obtain from:

(a)     the holder of the TPC Warrant an exercise of the TPC Warrant, effective as of immediately prior to, and conditioned upon, the occurrence of the Merger and the Effective Time;

(b)     the lender under the Flooring Facility a written consent or waiver to the entering into and performance of this Agreement, including the Merger; provided that (i) in the event that the lender under the Flooring Facility shall not provide such written consent or waiver, Parent and Shift shall reasonably and in good faith consult with each other and determine in such event whether to repay, refinance or otherwise attempt to negotiate the written consent or waiver under the Flooring Facility in connection with the Closing of the Merger; and (ii) if the parties together elect to make such a repayment or seek such a refinancing or renegotiation, the parties shall cooperate in connection therewith and use their respective reasonable best efforts to cause the same to occur in connection with the Closing, including that Shift shall use reasonable best efforts to refinance and/or provide for the repayment of the Flooring Facility and supplementing Section 3.2(a) of the Disclosure Schedules accordingly;

(c)     the requisite Stockholders the termination, effective as of immediately prior to, and conditioned upon, the occurrence of the Merger and the Effective Time, of that certain Amended and Restated Investors Rights Agreement, that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, and that certain Amended and Restated Voting Agreement, each dated September 12, 2018, and any letter agreements between Shift and its Stockholders relating to management rights, information rights or board observer rights;

(d)     Deloitte LLP, a final quality of earnings report issued and signed by such auditor within ten (10) Business Days after the date of this Agreement;

(e)     Deloitte LLP, (i) the audited consolidated financial statements, consisting of the balance sheet of the Company Entities as of December 31, 2019 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended, audited in accordance with the standards of the PCAOB, together with such auditor’s signed opinion on such financial statements, within fifteen (15) Business Days after the date of this Agreement; and

(f)     Stockholders holding at least the number of Shift Shares required to constitute the Shift Stockholder Vote, duly executed and delivered voting agreements in support of the Merger within ten (10) Business Days after the date of this Agreement.

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Section 6.21    280G Approval.    To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) no later than six (6) Business Days prior to the Closing Date, solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three (3) Business Days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) Business Days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Parent for its review and comment, and the Company shall consider in good faith any changes reasonably requested by Parent. No later than seven (7) Business Days prior to soliciting the waivers, the Company shall provide Parent with the calculations and related documentation to determine whether and to what extent the vote described in this Section 6.21 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

Section 6.22    Extension Proxy Statement.

(a)     As promptly as reasonably practicable after the date of this Agreement, Parent shall prepare a proxy statement of Parent (as such filing is amended or supplemented, the “Extension Proxy Statement”), for the purposes of (i) soliciting proxies from Parent’s stockholders to obtain the requisite approval for the amendment of Parent’s Organizational Documents to extend the outside date for consummating a business combination (as defined therein) to a date to be mutually agreed upon by Shift and Parent (but no earlier than the Outside Date), to be voted on at a meeting of the holders of Parent Common Stock to be called and held for such purpose, and (ii) providing Parent’s stockholders with the opportunity to redeem their shares of Parent Common Stock in connection with such proxy solicitation in accordance with Parent’s Organizational Documents (the “Extension Meeting”).

(b)     Unless Parent reasonably believes, in consultation with Shift, that the Closing will occur prior to the outside date for consummating such a business combination under Parent’s Organizational Documents, Parent will file the Extension Proxy Statement with the SEC, and to cause the Extension Proxy Statement to be sent to the stockholders of Parent as soon as practicable following its approval by the SEC, for the purposes of holding the Extension Meeting prior to such outside date and soliciting the approval of Parent’s stockholders in connection therewith (approval of such matter by the stockholders of Parent at the Extension Meeting or any postponement or adjournment thereof shall be referred to as the “Parent Extension Approval”).

(c)     Parent shall ensure that the Extension Proxy Statement does not, as of the date on which it is distributed to the holders of Parent Common Stock, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Parent shall include in the Extension Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the amendment of Parent’s Organizational Documents to extend the outside date for consummating such a business combination to a date no earlier than the Outside Date, and shall act in good faith and use reasonable best efforts to obtain the Parent Extension Approval.

Section 6.23    Section 368.    Each of Parent, Merger Sub, and the Company intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub, and the Company will cooperate in order to obtain the tax opinion required to be filed with the SEC in connection with the filing of the Registration Statement, including by executing customary letters of representation to counsel. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).

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Section 6.24    Rule 16b-3.    Prior to the Effective Time, Parent shall use reasonable best efforts to have the Parent board of directors adopt resolutions to cause acquisitions of Parent Common Stock pursuant to the transactions contemplated by this Agreement by each Person who at the Effective Time is or will become a director or officer of Parent (or is or may be deemed to become a director of Parent by deputization) to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.25    Employment Agreements.    Prior to the Effective Time, Parent and Shift shall each use its respective reasonable best efforts to cause to be negotiated and entered into, effective as of, and conditioned upon the occurrence of, the Effective Time, executive employment agreements with each of the executives of Shift identified on Section 6.25 of the Disclosure Schedules, in each case in form and substance reasonably agreed upon by Parent, Shift and such executive.

Article VII
CONDITIONS TO CLOSING AND THE MERGER

Section 7.1    Mutual Conditions.    The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)     The Parent Stockholder Approval shall have been obtained.

(c)     The Shift Stockholder Vote shall have been obtained.

(d)     The filings of Parent and Shift pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(e)     The Registration Statement shall have become effective and no stop-order suspending effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC, and the Registration Shares shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(f)     Parent shall have at least $5,000,001 of net tangible assets immediately following the Closing (after giving effect to the exercise by the holders of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to redeem their Parent Common Stock held by them into a pro rata share of the Trust Account in accordance with Parent certificate of incorporation, the PIPE Investment and the other transactions contemplated hereby to occur upon the Closing).

(g)     Parent shall have, on a consolidated basis, at least $100,000,000 in cash and cash equivalents after giving effect to the Closing (taking into account the PIPE Investment and the other transactions contemplated hereby to occur upon the Closing, including the exercise by the holders of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to redeem their Parent Common Stock held by them into a pro rata share of the Trust Account in accordance with Parent’s certificate of incorporation).

Section 7.2    Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions (any of which may be waived by Parent or Merger Sub):

(a)     (i) Each of the representations and warranties set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Authority; Board Approval) and Section 4.22 (Brokers) (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all but de minimis respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of

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such specified date), (ii) each of the representations and warranties set forth in Section 4.4 (Capitalization) (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all material respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), and (iii) each of the other representations and warranties set forth in Article IV (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Material Adverse Effect.

(b)     Shift shall have performed or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Shift on or prior to the Closing Date.

(c)     No Material Adverse Effect shall have occurred and be continuing.

(d)     Shift shall have delivered a certificate, dated as of the Closing Date and signed by an authorized representative of such Company Entity, that each of the conditions set forth in Section 7.2(a) through Section 7.2(c) have been satisfied.

(e)     The PPP Loans shall have been, or shall be substantially concurrently with the Closing on the Closing Date, repaid in full.

(f)     The Company shall have delivered to Parent a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(g)     Shift shall have delivered to Parent copies of the following, each certified by an authorized officer of Shift to be true, correct, complete and in full force and effect as of the Closing Date: (i) the certificate of incorporation or formation of each Company Entity, certified by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of organization or incorporation, as applicable; (ii) the bylaws or operating agreement of each Company Entity; and (iii) the resolutions of the Shift Board authorizing and approving this Agreement, any applicable Ancillary Agreement and all of the transactions contemplated hereby and thereby.

(h)     Shift shall have delivered to Parent duly executed counterpart signature page to the Stockholders Letter Agreement from each director and officer of Shift as of the date of this Agreement and as of immediately prior to the Effective Time, each Stockholder holding five percent (5%) or more of the Shift Shares (on an as-converted to common stock basis), and Stockholders who together hold eighty percent (80%) of the Shift Shares (on an as-converted to common stock basis).

(i)     Shift shall have received, and delivered to Parent, an election to exercise the Designated Warrant from the holder thereof, effective as of a time and date prior to the Effective Time, and the Shift Shares issuable upon exercise thereof shall have been duly authorized and issued and shall be fully paid and non-assessable.

(j)     Shift shall have delivered to Parent the notice of exercise and termination set forth in Section 2.10(c), the Written Consent and the terminations set forth in Section 6.20(b), and each such item shall be in full force and effect.

Section 7.3    Conditions to the Obligations of Shift.    The obligations of Shift to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by Shift to the extent permitted by applicable Law:

(a)     (i) Each of the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Authorization) and Section 5.5 (Brokers), (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein)

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shall be true and correct in all but de minimis respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), (ii) each of the representations and warranties set forth in and Section 5.7 (Capitalization) (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all material respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), and (iii) each of the other representations and warranties set forth in Article V (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Parent Material Adverse Effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have) a Parent Material Adverse Effect.

(b)     Parent and Merger Sub shall have performed or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)     No Parent Material Adverse Effect shall have occurred and be continuing.

(d)     Parent and Merger Sub shall have delivered a certificate, dated as of the Closing Date and signed by an authorized officer of each of Parent and Merger Sub, that each of the conditions set forth in Section 7.3(a) through Section 7.3(c) have been satisfied.

(e)     At Closing, each of Parent and Merger Sub shall have delivered to Shift copies of the following, each certified by an authorized officer of Shift or Merger Sub, as applicable, to be true, correct, complete and in full force and effect as of the Closing Date: (i) the certificate of incorporation and bylaws of Parent; and (ii) the resolutions of the board of directors of each of Parent and Merger Sub and of the shareholder of Merger Sub authorizing and approving this Agreement, the Ancillary Agreements and all of the transactions and agreements contemplated hereby and thereby.

(f)     Parent shall have delivered a duly executed counterpart signature page to the Stockholders Letter Agreement.

(g)     Sponsor shall have delivered a duly executed counterpart signature page to the Sponsor Letter Agreement.

(h)     Sponsor shall have delivered a letter agreement or other binding Contract pursuant to which it shall have agreed that (i) the transfer restrictions with respect to all shares of Class B Common Stock, par value $0.001 per share, of Parent as set forth in that certain Letter Agreement, dated as of March 19, 2019, by and between certain stockholders of Parent and Parent, shall apply to all shares of Parent Common Stock received by Sponsor, its Affiliates or the other parties to such letter agreement, upon conversion of such Class B Common stock to Parent Common Stock in connection with the Closing; and (ii) that it has waived its rights to receive consideration other than cash in respect of any borrowings of Parent under that certain Loan Commitment Agreement dated March 19, 2019, between Parent and Insurance Acquisition Sponsor, LLC, including that certain Promissory Note, dated May 21, 2020, issued thereunder by Parent in favor of Insurance Acquisition Sponsor, LLC.

Section 7.4    Frustration of Closing Conditions    No party may rely on the failure of any condition set forth in this Article VII to be satisfied to excuse such party’s obligation to effect the Closing if such failure was caused by such party’s breach of a covenant or agreement of this Agreement by such party.

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Article VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1    Termination.    This Agreement may be terminated at any time prior to the Closing Date:

(a)     by mutual written consent of Parent and Shift;

(b)     by either Parent or Shift:

(i)     if the Closing has not occurred on or before December 31, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or

(ii)     if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby;

(c)     by Parent or Shift, if the Parent Stockholder Approval is not obtained by the Outside Date;

(d)     by Parent, at any time on or after the date that is ten (10) Business Days following (i) the date of this Agreement, if Shift does not deliver to Parent on or prior to such date the notice of exercise set forth in Section 2.10(c) or (ii) the date that Parent receives, and notifies Shift of Parent’s receipt of, SEC approval and effectiveness of Parent’s Proxy Statement as described in Section 6.8, if Shift does not deliver to Parent on or prior to such date the the Written Consent pursuant to Section 6.6(a);

(e)     by Shift, if the Shift Stockholder Vote (or Written Consent) is not obtained by the Outside Date;

(f)     by Parent, if neither it nor Merger Sub is in material breach of their obligations under this Agreement and if (i) at any time any of the representations and warranties of any Shift entity contained herein become untrue or inaccurate such that Section 7.2(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(f)); or (ii) there has been a breach on the part of any Company Entity of any of its covenants or agreements contained in this Agreement such that Section 7.2(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(f)), and, with respect to both clause (i) and clause (ii), if curable, such breach has not been cured by the earlier of (x) within thirty (30) days after written notice thereof to Shift and (y) the Outside Date;

(g)     by Shift, if neither Shift nor any of the other Company Entities is in material breach of its obligations under this Agreement and if (i) at any time any of the representations and warranties of Parent and Merger Sub contained herein become untrue or inaccurate such that Section 7.3(a) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(g)); or (ii) there has been a breach on the part of Parent and Merger Sub of any of their covenants or agreements contained in this Agreement such that Section 7.3(b) could not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 8.1(g)), and, with respect to both clause (i) and clause (ii), if curable, such breach has not been cured by the earlier of (x) within thirty (30) days after written notice thereof to Parent and (y) the Outside Date;

(h)     by Parent, if the final quality of earnings report referenced in Section 6.20(d) delivered to Parent demonstrates, in the reasonable business judgment of the board of directors of Parent, and in the written determination of a nationally recognized independent accounting firm reasonably acceptable to both Shift and Parent, that the draft quality of earnings report authored by Deloitte LLP and delivered by Shift to Parent prior to the date of this Agreement contained a material misstatement of fact, or omitted to state a material fact necessary to make the statements made therein not materially misleading; provided, however, that Parent may only seek termination of this Agreement pursuant to, and in the circumstances permitted by, this Section 8.1(h) by providing written notice of such determination to Shift on or prior to the date that is five (5) Business Days after the date that Parent actually receives such final quality of earnings report; provided, further that in no event may Parent terminate this Agreement pursuant to, and in the circumstances permitted by, this Section 8.1(h) unless it provides the written determination of the nationally recognized independent accounting firm required for such termination pursuant to the terms hereof to Shift on or prior to the date that is twenty (20) Business Days after the date that Parent actually receives such final quality of earnings report;

Annex A-52

(i)     by Parent, if the audited financial statements referenced in Section 6.20(e) are not delivered to Parent within twenty (20) Business Days after the date of this Agreement; or

(j)     by Parent, if the voting agreements referenced in Section 6.20(f) are not delivered to Parent within fifteen (15) Business Days after the date of this Agreement.

Section 8.2    Manner of Exercise.    In the event of termination by Parent or Shift, or both, in accordance with Section 8.1, written notice thereof shall be given to the other party by the terminating party and this Agreement shall terminate.

Section 8.3    Effect of Termination.    If this Agreement is terminated pursuant to Section 8.1, all further obligations and liabilities of the parties hereto under this Agreement will terminate and become void and of no force and effect, except that the rights and obligations in Section 6.10, Article VIII and Article IX will survive termination of this Agreement; provided that such termination shall have no effect on any liability of any party for any intentional and willful breach of this Agreement by such party occurring prior to such termination.

Section 8.4    Waiver.    At any time prior to the Closing Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX
MISCELLANEOUS

Section 9.1    Survival.    The representations, warranties and covenants of the parties hereto contained herein shall not survive the Closing, except for those covenants contained herein that by their explicit terms apply or are to be performed in whole or in part after the Closing. There are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement after the Closing, except for covenants explicitly to be performed in whole or in part after the Closing. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to the other party for any consequential, special or punitive damages.

Section 9.2    Notices.    All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or email to the extent email is listed below, or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile upon electronic confirmation of receipt, or if mailed by overnight courier service guaranteeing next day delivery, one (1) Business Day after mailing, or if mailed in any other way, then upon receipt, to the parties at the following addresses (or at such other address for a party as is specified by like notice):

If to Parent or Merger Sub, to:

c/o Insurance Acquisition Corp.
2929 Arch Street, Suite 1703
Philadelphia, PA 19104-2870
Attention: Amanda Abrams
Phone: (484) 459-3476
Email: aabrams@cohenandcompany.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius, LLP
1701 Market Street, Philadelphia, PA 19103-2921
Attention: Kevin S. Shmelzer and Todd A. Hentges
Phone: (215) 963-5000
Facsimile: (215) 963-5001
Email: kevin.shmelzer@morganlewis.com and todd.hentges@morganlewis.com

Annex A-53

If to Shift, to:

Shift Technologies, Inc.
2525 16th Street, Suite 316
San Francisco, CA 94103
Attention: Amanda Bradley
Phone: (626) 497-9739
Email: amandab@shift.com

with a copy (which shall not constitute notice) to:

Jenner & Block LLP
919 Third Avenue
New York, New York 10022
Attention: Robert J. Rawn
Phone: (212) 891-1635
Email: rrawn@jenner.com

Section 9.3    Annexes, Exhibits and Schedules.    All annexes, exhibits and schedules attached hereto, including the Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Section 9.4    Computation of Time.    Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

Section 9.5    Expenses.    Except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein; provided, that if the Merger and the Closing occurs Parent and the Surviving Entity shall be responsible for and shall pay at or after the Closing all Shift Transaction Expenses in accordance with their terms and the terms of this Agreement.

Section 9.6    Governing Law.    This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

Section 9.7    Assignment; Successors and Assigns; No Third Party Rights.    Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Shift Indemnified Persons and Parent Indemnified Persons who are not otherwise party to this Agreement shall be third party beneficiaries of this Agreement and the Stockholders are intended third party beneficiaries of Section 3.5. Notwithstanding the foregoing, Parent and/or Merger Sub may assign this Agreement without the consent of any Person to any lender (or agent therefor) to Parent or Merger Sub

Annex A-54

or their subsidiaries or Affiliates thereof as security for obligations to such lender (or lenders) in respect of any financing agreements or arrangements entered into by Parent, Merger Sub or its subsidiaries and Affiliates with such lenders or to an acquirer of all or substantially all of the assets or business of Parent or Merger Sub in any form of transaction, which assignment shall not relieve Parent or Merger Sub of its obligations hereunder.

Section 9.8    Counterparts.    This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page, including any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g. www.docusign.com), to this Agreement by facsimile or by e-mail in “portable document format” shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 9.9    Titles and Headings.    The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 9.10    Entire Agreement.    Except as otherwise contemplated herein, this Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements, the Exhibits and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement shall control.

Section 9.11    Severability.    The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 9.12    Specific Performance.    The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 9.6, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party hereto has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each party hereto further agrees that no party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 9.12, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.13    Waiver of Jury Trial.    To the extent not prohibited by applicable Law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, including but not limited to any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

Section 9.14    Amendments.    This Agreement may be amended, at any time prior to the Effective Time, by an instrument in writing signed on behalf of Parent, Merger Sub and Shift; provided, however, that after the Parent Stockholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the stockholders of Parent, without the receipt of such further approvals.

Section 9.15    Legal Representation.

(a)     Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company Entities), and each of their respective successors and assigns (all such parties, the “Parent Waiving Parties”), that Jenner & Block LLP may represent the Company Entities or any of its respective directors, managers, members, partners, officers, employees or Affiliates, in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of the Company Entities or other Parent Waiving Parties, and each of Parent and the Company on behalf of itself and the Parent Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or

Annex A-55

relating thereto.  Parent and the Company acknowledge that the foregoing provision applies whether or not Jenner & Block LLP provide legal services to any Company Entities after the Closing Date.

(b)     Shift hereby agrees on behalf of its directors, managers, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Shift Waiving Parties”), that Morgan, Lewis & Bockius LLP may represent Parent or any of its respective directors, members, partners, officers, employees or Affiliates (including following the Closing, the Company Entities), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of Parent or other Shift Waiving Parties, and each of Parent and the Company on behalf of itself and the Shift Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto.  Shift acknowledges that the foregoing provision applies whether or not Morgan, Lewis & Bockius LLP provides legal services to Parent after the Closing Date.

Section 9.16    No Recourse.    Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as parties to this Agreement, and no Related Party of a party hereto shall have any liability for any liabilities or obligations of the parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No party hereto shall have any right of recovery in respect hereof against any Related Party of a party hereto and no personal liability shall attach to any Related Party of a party hereto through such party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Laws or otherwise. The provisions of this Section 9.16 are intended to be for the benefit of, and enforceable by the Related Parties of the parties hereto and each such Person shall be a third-party beneficiary of this Section 9.16. This Section 9.16 shall be binding on all successors and assigns of parties hereto.

Section 9.17    Disclosure Letters and Exhibits.    The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, as well as (a) any other representation or warranty where such information is cross-referenced in the applicable part of the Disclosure Schedule; or (b) any other representation or warranty where it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies such other representation and warranty of the Company or Parent, as applicable, in this Agreement.  Certain information set forth in the Disclosure Schedule is or may be included solely for informational purposes, is not material or an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule does not imply that such amounts (or higher or lower amounts) are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the parties hereto as to whether any obligation, item, or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.

[ remainder of page intentionally left blank; signature page follows ]

Annex A-56

IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be duly executed as of the day and year first above written.

PARENT:
Insurance Acquisition Corp.
By:	/s/ John Butler
Name:	John Butler
Title:	Chief Executive Officer and President
MERGER SUB:
IAC Merger Sub, Inc.
By:	/s/ John Butler
Name:	John Butler
Title:	President
SHIFT:
Shift Technologies, Inc.
By:	/s/ Irakly George Arison Areshidze
Name:	Irakly George Arison Areshidze
Title:	Co-Chief Executive Officer

Annex A-57

Annex A

Below is an example, using assumed numbers, of the methodology for determining the “Converted Option Share Equivalent Number”:

Equity Value = $380,000,000

Aggregate Option Exercise Price for all outstanding options = $11,947,225.28

Equity Value + Aggregate Option Exercise Price = $391,947,225.28

$391,947,225.28 / 425,594,474 (outstanding shares, options and warrants) = $0.9209

Example:    Converted Option Share Equivalent Number for a Shift Optionholder holding 500,000 options that have an exercise price of $0.30 per share:

($0.9209 - $0.30) * 500,000 = $310,470.29 / $10 = 31,047.03

The above is based on assumptions as presented and represents an example calculation and not a binding or definitive determination.

Annex A-58

Annex B

Illustrative Net Asset Amount Calculation — Net of Exclusions

US$000	Dec-19	Mar-20	May-20
Cash and cash equivalents	42,976	28,549	31,267
Accounts receivable – net	1,839	2,457	3,106
Inventory	18,198	21,735	11,047
Prepaid expenses and other current assets	1,899	2,288	1,561
Current assets	64,912	55,029	46,981
Restricted cash – non-current	1,600	1,600	1,600
Property and equipment- net	2,120	2,060	1,946
Capitalized website and internal use software costs – net	5,679	6,089	5,682
Other non-current assets	763	781	1,133
Non-current assets	10,162	10,530	10,361
Total assets	75,074	65,559	57,341
Accounts payable	(1,967)	(3,276)	(4,418)
Accrued expenses and other current liabilities	(5,954)	(7,963)	(7,601)
Flooring line of credit	(16,245)	(13,968)	(5,802)
Current liabilities	(24,165)	(25,207)	(17,821)
Long term liabilities	(14,990)	(14,990)	(21,046)
Total liabilities	(39,155)	(40,198)	(38,866)
Net Asset Amount	35,919	25,361	18,475
Items Excluded for Purposes of NAA Calculation:
Prepaid asset – Lithia Milestone #5	2,511	2,352	2,246
Fair market value of loan guarantee	5,184	4,425	3,920
Non-Current Assets	7,695	6,777	6,166
Fair Value of Loan Guarantee	(3,995)	(3,662)	(3,365)
Non-Current Liabilities	(3,995)	(3,662)	(3,365)
Memo: Net Asset Amount Before Exclusions	47,609	35,800	28,006

Annex A-59

Audited GAAP Balance Sheet (no exclusions)

*Subject to final completion of 2019 audit

US$000	Mar-19	Jun-19	Sep-19	Dec-19	Mar-20	May-20
Cash and cash equivalents	68,019	56,088	45,182	42,976	28,549	31,267
Accounts receivable – net	5,002	3,934	3,525	1,839	2,457	3,106
Inventory	37,906	36,113	22,398	18,198	21,735	11,047
Prepaid expenses and other current assets	1,712	2,248	1,562	1,899	2,288	1,561
Current assets	112,640	98,382	72,668	64,912	55,029	46,981
Restricted cash – non-current	697	1,966	1,954	1,600	1,600	1,600
Property and equipment- net	1,279	1,525	1,781	2,120	2,060	1,946
Capitalized website and internal use software costs – net	3,838	4,433	5,315	5,679	6,089	5,682
Fair market value of loan guarantee	12,454	11,362	10,270	5,184	4,425	3,920
Other non-current assets	3,344	3,326	3,252	3,274	3,132	3,379
Non-current assets	21,611	22,612	22,572	17,857	17,307	16,526
Total assets	134,251	120,994	95,240	82,769	72,336	63,507
Accounts payable	(3,459)	(4,278)	(2,980)	(1,967)	(3,276)	(4,418)
Accrued expenses and other current liabilities	(7,953)	(7,986)	(7,058)	(5,954)	(7,963)	(7,601)
Flooring line of credit	(27,449)	(27,890)	(20,198)	(16,245)	(13,968)	(5,802)
Current liabilities	(38,861)	(40,154)	(30,235)	(24,165)	(25,207)	(17,821)
Long term liabilities	(2,116)	(2,237)	(2,367)	(10,995)	(11,328)	(17,681)
Total liabilities	(40,977)	(42,392)	(32,602)	(35,160)	(36,536)	(35,501)
Net Asset Amount	93,274	78,602	62,638	47,609	35,800	28,006

Annex A-60

Exhibit A

_______________, 2020

Insurance Acquisition Sponsor, LLC
Dioptra Advisors, LLC
2929 Arch Street, Suite 1703,
Philadelphia, PA 19104

Ladies and Gentlemen:

This letter agreement (“Letter Agreement”), by and between Shift Technologies, Inc., a Delaware corporation formerly known as Insurance Acquisition Corp. (the “Company”), on the one hand, and Insurance Acquisition Sponsor, LLC, a Delaware limited liability company (“IAC Sponsor”), and Dioptra Advisors, LLC, a Delaware limited liability company (“Dioptra Sponsor” and together with IAC Sponsor, “Sponsor”), on the other hand, is being delivered concurrently with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated June [•], 2020, by and among the Company, IAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Shift Technologies, Inc., a Delaware corporation.

The Company hereby agrees with Sponsor as follows:

1.      For so long as Sponsor, Cohen & Company, LLC (“Cohen”), or any of their respective affiliates (as such term is defined in Rule 405 of the Securities Act of 1933, as amended, but excluding the Company) continues to hold shares representing at least two percent (2%) of the total voting power of shares entitled to vote in the election of directors of the Company issued and outstanding, the Company will (x) permit one (1) individual designated in writing by Sponsor from time to time (each, an “Observer”) to attend all meetings of the board of directors of the Company and of any committee thereof (the “Board”) as a non-voting observer (and who shall not be counted for determining the presence of a quorum of directors), (y) deliver to each Observer individual notice of such meetings at the same time and in the same manner as notice to the directors or committee members, and (z) deliver to each Observer any materials provided to the Board or any committee members concurrently with the delivery of such materials to the Board or such committee members; provided, however that such Observer must (i) satisfy all applicable requirements regarding service as a director of the Company under (1) NASDAQ rules (or the rules of the principal market on which the common stock is then listed) regarding service as a director, and (2) applicable laws, rules and regulations, and (ii) have not been involved in any of the events enumerated under Items 2(d) or 2(e) of Schedule 13D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision thereto, or Item 401(f) of Regulation S-K under the Securities Act, or any successor provision thereto (and if any designated Observer is not so qualified, Sponsor shall designate a replacement Observer). Sponsor may, by delivery of written notice to the Company, suspend the Company’s notice and materials delivery obligations under the immediately preceding clauses (y) and (z), or either of them individually, and such suspension shall continue for such period of time as may be set forth in such written notice, or until subsequent written notice is delivered by Sponsor to the Company requesting the recommencement of such delivery obligations. The foregoing notwithstanding, the Board (by duly adopted resolution or consent) shall retain the right to exclude an Observer from meetings, discussions and materials (i) to the extent the Board in the exercise of its business judgment reasonably believes there to be an actual or reasonably likely conflict of interest, (ii) with respect to (A) any discussions of disputes between the Company, on the one hand, and Sponsor, Cohen or any of their respective affiliates, on the other hand or (B) any matter in which the Sponsor, Cohen, any Observer or any of their respective affiliates have a business or financial interest (other than by reason of its interest as a stockholder of the Company), (iii) as necessary, upon advice from counsel to the Company, to protect attorney-client privilege or other similar privilege, and (iv) of the Board or any committee to the extent relating to an executive session of the Board or any such committee thereof that is limited solely to independent directors of the Board and the Company’s independent auditors or legal counsel, as applicable. No Observer, its affiliates or any of their respective employees, officers, directors, agents, successors or assigns shall have any fiduciary or similar duty to, or liability for any debt or obligation of, the Company or any of its subsidiaries as a result of this Letter Agreement or any exercise of, or failure to exercise, the rights of an Observer under this Letter Agreement. The Observer shall be bound by all confidentiality, conflicts of interests, trading

Annex A-61

and disclosure and other governance requirements of a director on the Board and, as a condition to the Observer’s exercise of its rights hereunder (including the receipt of any materials), the Observer shall duly execute and deliver a confidentiality agreement reasonably acceptable to the Company and Sponsor. The Observer shall not be entitled to assign or transfer his or her observer rights provided hereunder to any other person or entity.

2.      The Company shall pay all reasonable reimbursable out-of-pocket costs and expenses (including, but not limited to, travel and lodging) incurred by an Observer, incurred in the course of his or her service hereunder, including in connection with attending regular and special meetings of the Board, any board of directors or board of managers of each of the Company’s subsidiaries and/or any of their respective committees, in each case solely to the extent such reimbursement is provided to members of the Company’s Board.

3.      This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, both written and oral, with respect to such subject matter hereof. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by each of the parties hereto.

4.      Sponsor may not assign this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the Company; provided, however, that Sponsor may assign this Letter Agreement and any of Sponsor’s rights, interests or obligations hereunder to Cohen & Company, LLC or any of their respective affiliates with the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. Subject to the foregoing, this Letter Agreement shall be binding on each undersigned party and each of such undersigned party’s, as applicable, heirs, personal representatives, successors and assigns.

5.      This Letter Agreement shall terminate on the earlier of (i) the date on which Sponsor is no longer entitled to designate an Observer in accordance with the ownership threshold set forth in Section 1; (ii) the date on which the Company files a voluntary petition in bankruptcy or is adjudicated bankruptcy or insolvent, or files any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the United States Bankruptcy Reform Act of 1978, as amended, or any similar law under any jurisdiction; and (iii) the date of consummation of any transaction or series of related transactions the result of which is the acquisition by any person or “group” (as defined in the Exchange Act) of persons of direct or indirect beneficial ownership of securities of the Company representing 50% or more of the combined voting power of the then outstanding securities of the Company, whether by acquisition, merger, consolidation, reorganization or other business combination, however effected, other than any such transaction (or series of related transactions) in which the equity holders of the Company as of immediately prior thereto continue to hold, after giving effect thereto, in each case directly or indirectly, more than 50% of the combined voting power of the then outstanding securities of the Company or the surviving person outstanding immediately after such combination.

6.      This Letter Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or, if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Letter Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Letter Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be

Annex A-62

brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Letter Agreement may not be enforced in or by such courts.

7.      Each party acknowledges and agrees that monetary damages would not adequately compensate an injured party for the breach of this Letter Agreement by any party hereto and, accordingly, that this Letter Agreement shall be specifically enforceable, and that any breach of this Letter Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Letter Agreement were not carried out in accordance with the terms and conditions hereof.

8.      In the event that any provision of this Letter Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.      Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, electronic or facsimile transmission.

10.    This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Letter Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Letter Agreement.

[ signature page follows ]

Annex A-63

Very truly yours,
Shift Technologies, Inc.
By:
Name:
Title:

[Signature Page to Sponsor Letter Agreement]

Annex A-64

INSURANCE ACQUISITION SPONSOR, LLC
By:
Name:
Title:
DIOPTRA ADVISORS, LLC
By:
Name:
Title:

[Signature Page to Sponsor Letter Agreement]

Annex A-65

Exhibit B

_______________, 2020

Shift Technologies, Inc.
f/k/a Insurance Acquisition Corp.
2525 16th Street, Suite 316
San Francisco, CA 94103

Ladies and Gentlemen:

This letter agreement (“Letter Agreement”), by and among Shift Technologies, Inc., a Delaware corporation formerly known as Insurance Acquisition Corp. (the “Company”), certain former stockholders of Shift Technologies, Inc., a Delaware corporation (“Shift”), identified on the signature pages hereto, who are stockholders of the Company (the “Stockholders”), is being delivered concurrently with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated June [•], 2020 (the “Merger Agreement”), by and among the Company, IAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Shift. Pursuant to the Merger Agreement, Merger Sub is being merged with and into Shift (the “Merger”) and, in connection therewith, the stockholders of Shift are receiving as consideration in the Merger shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”). Exhibit A hereto sets forth the number of shares of Common Stock held by each Stockholder immediately after the effective time of the Merger (the “Shares”). The Company shall not be required to make the information included on Exhibit A regarding other Stockholders available to any Stockholder.

For the purposes of this Letter Agreement, the term “Shares” shall also be deemed to include any Shares that a Stockholder acquires (i) pursuant to and in accordance with Section 2 hereof and (ii) by the exercise or conversion of any security exercisable or convertible for shares of Common Stock.

Each undersigned Stockholder and, where applicable, the Company, hereby agrees as follows:

1.

(a)     Subject to Section 1(b) below, from the date hereof until November 15, 2021 (the “Lock-Up Period”), such Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to the Shares (a “Transfer”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of Shares, whether any such transaction is to be settled by delivery of Shares or other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in the immediately preceding subsections (i) or (ii) (any of the foregoing actions in clauses (i)-(iii), the “Transfer Restrictions”).

(b)     Notwithstanding the foregoing, following May 15, 2021 (the “Lock-Up Transition Date”), the Transfer Restrictions shall not apply with respect to such Stockholder’s Shares, upon the occurrence of following events and in the following amounts:

i.       if at any time following the Lock-Up Transition Date, the closing share price of the Common Stock is greater than $17.00 over any twenty (20) Trading Days (as defined in the Merger Agreement) within any thirty (30) Trading Day period (the date such condition is satisfied, the “First Fall-Away Date”), then the Transfer Restrictions shall not apply with respect to, and the Stockholder shall be permitted to Transfer up to, the lesser of (A) twenty percent (20%) of the Shares held by such Stockholder as of the date of this Letter Agreement; and (B) one-half of one percent (0.5%) of [___]1; and

____________

1        To insert the outstanding Parent Common Stock amount immediately following the merger.

Annex A-66

ii.      if at any time following the Lock-Up Transition Date, the closing share price of the Common Stock is greater than $19.00 over any twenty (20) Trading Days within any thirty (30) Trading Day period (the date such condition is satisfied, the “Second Fall-Away Date”), then the Transfer Restrictions shall not apply with respect to, and the Stockholder shall be permitted to Transfer, up to the lesser of (A) thirty percent (30%) of the Shares held by such Stockholder as of the date of this Letter Agreement; and (B) one-half of one percent (0.5%) of [___];

         provided, however that

•        if at any time during the Trading Day window applicable to the triggering of the First Fall-Away Date the closing share price of the Common Stock is greater than $19.00, such Stockholder shall not be entitled to count any date within such Trading Day window towards the triggering of the Second Fall-Away Date;

•        if at any time following the Lock-Up Transition Date, the closing share price of the Common Stock is greater than $19.00 over any forty (40) Trading Days (as defined in the Merger Agreement) within any sixty (60) Trading Day period, then the First Fall-Away Date and Second Fall-Away Date shall be deemed triggered in accordance with clauses (i) and (ii) above; and

•        if neither the First Fall-Away Date nor the Second Fall-Away Date has occurred on or before August 15, 2021, and the closing share price of the Common Stock is greater than $10.00 on August 15, 2021, then the Transfer Restrictions shall not apply with respect to, and the Stockholder shall be permitted to Transfer up to the lesser of (A) fifteen percent (15%) of the Shares held by such Stockholder as of the date of this Letter Agreement; and (B) one-half of one percent (0.5%) of [___]. For the avoidance of doubt, the triggering of this paragraph shall not preclude the occurrence of the First Fall-Away Date or the Second Fall-Away Date after August 15, 2021.

2.      Notwithstanding the provisions contained in paragraph 1 hereof, such Stockholder may transfer Shares (a) to the Company’s officers and directors or their controlled “affiliates” (as such term is defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”)) or to any investment fund or other entity controlled or managed by or under common management or control with such Stockholder or officers, directors or affiliates (as defined in Rule 405 of the Securities Act) of such Stockholder, (b) by bona fide gift, (c) to an immediate family member, a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member, (d) by will, intestacy or by virtue of laws of descent and distribution upon the death of such Stockholder, (e) pursuant to a qualified domestic relations order, (f) if such Stockholder is corporation, limited liability company, partnership, trust or other entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate of such Stockholder, (g) in the event of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, (h) in the event of a consolidation, merger or other similar transaction in which the Company is the surviving entity that results in the directors and officers of the Company as of immediately prior to such consolidation, merger or other similar transaction ceasing to comprise a majority of the Company’s board of directors (in the case of directors) or management (in the case of officers) of the surviving entity, (i) acquired by such Stockholder in open market transactions following the date hereof, or (j) to the Company in connection with the “net” or “cashless” exercise of options or other rights to purchase shares of Common Stock held by such Stockholder in satisfaction of any tax withholding or exercise price obligations through cashless surrender or otherwise, provided, that any shares of Common Stock issued upon exercise of such option or other rights shall remain subject to the terms of this Letter Agreement; provided, however, that, in the case of clauses (a) through (f), these transferees shall enter into a written agreement with the Company agreeing to be bound by the transfer restrictions set forth herein; and provided further with respect to clauses (b) through (f), that any such transfer shall not involve a disposition for value. For purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin. Such Stockholder hereby consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of such Stockholder’s Shares except in compliance with the foregoing restrictions.

Annex A-67

3.      Notwithstanding anything herein to the contrary, Goldman Sachs & Co. LLC and its affiliates, other than the undersigned and any other affiliate of Goldman Sachs & Co. LLC to which any Shares are transferred as permitted under Section 2(a) or Section 2(f) hereof, may engage in brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage, principal investing and other similar activities conducted in the ordinary course of their affiliates’ business.

4.      Subject to the limitations described herein, such Stockholder shall retain his, her or its respective rights as a security holder with respect to his, her or its Shares during the Lock-Up Period including, without limitation, the right to vote the Shares.

5.      During the Lock-Up Period, all dividends and distributions payable in cash with respect to such Stockholder’s Shares shall be paid, as applicable, to such Stockholder, but all dividends and distributions payable in Common Stock or other equity or securities convertible into equity shall become subject to restrictions on transfer under this Letter Agreement until the end of the Lock-up Period.

6.      Following the effectiveness of this Agreement and continuing during the Lock-Up Period, with respect to each such Stockholder that both (i) holds Shares representing at least five percent (5%) of the total voting power of shares entitled to vote in the election of directors of the Company issued and outstanding; and (ii) has an employee, officer or director who sits on the board of directors of the Company (such Stockholder, for so long as the conditions in (i) and (ii) continue to be satisfied, a “Designated Stockholder”), the Company shall negotiate in good faith with such Designated Stockholder regarding entering into an agreement or other instrument providing such Designated Stockholder with customary piggyback registration rights that would be available with respect to Company securities held by the Designated Stockholder and its affiliates following, and to the extent of, the release of such securities from the restrictions of this Agreement.

7.      Such Stockholder represents and warrants, severally and not jointly with any other Stockholder, that he, she or it has the full right and power, or complete corporate or equivalent organizational authority, as applicable, without violating any agreement to which such Stockholder is bound, to enter into and perform his, her or its obligations under this Letter Agreement.

8.      This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, both written and oral, with respect to such subject matter hereof. This Letter Agreement may not be changed, amended, modified (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by each of the parties hereto. This Letter Agreement may not be waived as to any particular provision, except by a written instrument executed by the party against whom any such waiver is sought. This Letter Agreement is in the same form and substance to all other letter agreements to be executed by between any other stockholders of Shift and the Company as of the date hereof related to transfer restrictions of shares of Company common stock similar to the Transfer Restrictions (the “Other Letter Agreements”), and the Company hereby agrees that it will not change, amend or modify any of the terms of the Other Letter Agreements without similarly changing, amending or modifying such terms of this Letter Agreement.

9.      No party may assign either this Letter Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written consent of the Company. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. Subject to the foregoing, this Letter Agreement shall be binding on each undersigned party and each of such undersigned party’s, as applicable, heirs, personal representatives, successors and assigns.

10.    This Letter Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Letter Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or,

Annex A-68

if such court does not have jurisdiction, the Delaware state courts located in Wilmington, Delaware, in any action arising out of or relating to this Letter Agreement. The parties hereto irrevocably agree that all such claims shall be heard and determined in such a Delaware federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Letter Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Letter Agreement may not be enforced in or by such courts.

11.    Each party acknowledges and agrees that monetary damages would not adequately compensate an injured party for the breach of this Letter Agreement by any party hereto and, accordingly, that this Letter Agreement shall be specifically enforceable, and that any breach of this Letter Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Letter Agreement were not carried out in accordance with the terms and conditions hereof.

12.    In the event that any provision of this Letter Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.    Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, electronic or facsimile transmission.

14.    This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this Letter Agreement by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Letter Agreement.

[ Signature page follows ]

Annex A-69

Very truly yours,
Shift Technologies, Inc.
By:
Name:
Title:

[Signature Page to Stockholder Letter Agreement]

Annex A-70

Name of Security Holder (Print exact name)
By:
Signature
If not signing in an individual capacity:

Name of Authorized Signatory (Print)

Title of Authorized Signatory (Print)
(indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)

[Signature Page to Stockholder Letter Agreement]

Annex A-71

Exhibit A

Annex A-72

Exhibit C

CERTIFICATE OF MERGER
of
IAC MERGER SUB, INC.
with and into
SHIFT TECHNOLOGIES, INC.

[•], 2020

Pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger:

FIRST:                The names of the constituent corporations to the merger are IAC Merger Sub, Inc., a Delaware corporation, and Shift Technologies, Inc., a Delaware corporation.

SECOND:           An Agreement and Plan of Merger among the parties to the merger and the other parties signatory thereto has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the DGCL.

THIRD:               The name of the surviving corporation of the merger is Shift Technologies, Inc., a Delaware corporation.

FOURTH:           The Certificate of Incorporation of the surviving corporation shall be amended and restated in its entirety as set forth on Exhibit A to this Certificate of Merger, and as so amended and restated shall be the Certificate of Incorporation of the surviving corporation.

FIFTH:                The executed Agreement and Plan of Merger is on file at an office of the surviving corporation, the address of which is 2525 16th Street, Suite 316, San Francisco, CA 94103.

SIXTH:               A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH:         This Certificate of Merger shall be effective upon the time and date of filing hereof with the Secretary of State of the State of Delaware.1

____________

1         The parties may, for convenience, include a fixed effective time for the merger if desired under the circumstances of the consummation of the merger and mutually agreed.

Annex A-73

IN WITNESS WHEREOF, the surviving corporation has caused this Certificate of Merger to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth hereinabove.

Shift Technologies, Inc.
By:
Name:
Title:

Annex A-74

EXHIBIT A
TO CERTIFICATE OF MERGER
of IAC MERGER SUB, INC.
with and into
SHIFT TECHNOLOGIES, INC.

CERTIFICATE OF INCORPORATION
OF
SHIFT PLATFORM, INC.

ARTICLE I.

The name of the corporation is Shift Platform, Inc. (the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

The Corporation shall have perpetual existence.

ARTICLE V.

The total number of shares of all classes of stock that the Corporation is authorized to issue is Ten Thousand (10,000) shares of Common Stock with a par value of $0.001 per share.

ARTICLE VI.

The Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VII.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX.

To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment. This Article IX does not affect the availability of equitable remedies for breach of fiduciary duties.

Annex A-75

Exhibit D

CERTIFICATE OF INCORPORATION
OF
SHIFT PLATFORM, INC.

ARTICLE I.

The name of the corporation is Shift Platform, Inc. (the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

The Corporation shall have perpetual existence.

ARTICLE V.

The total number of shares of all classes of stock that the Corporation is authorized to issue is Ten Thousand (10,000) shares of Common Stock with a par value of $0.001 per share.

ARTICLE VI.

The Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VII.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX.

To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment. This Article IX does not affect the availability of equitable remedies for breach of fiduciary duties.

Annex A-76

BYLAWS

OF

IAC MERGER SUB, INC.,

a Delaware corporation

Annex A-77

Annex A-78

Annex A-79

BYLAWS

OF

IAC MERGER SUB, INC.

ARTICLE 1
Offices

Section 1.1     Registered Office.

The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 1.2     Other Offices.

The corporation may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE 2
Stockholders’ Meetings

Section 2.1     Place of Meetings.

Meetings of the stockholders of the corporation shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Board of Directors, or, if not so designated, then at the office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof.

Section 2.2     Annual Meetings.

The annual meetings of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors.

Section 2.3     Special Meetings.

Special Meetings of the stockholders of the corporation may be called, for any purpose or purposes, by the Chairman of the Board or the President or the Board of Directors at any time. Upon written request of any stockholder or stockholders holding in the aggregate one-fifth of the voting power of all stockholders delivered in person or sent by registered mail to the Chairman of the Board, President or Secretary of the corporation, the Secretary shall call a special meeting of stockholders to be held at the office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof at such time as the Secretary may fix, such meeting to be held not less than 10 nor more than 60 days after the receipt of such request, and if the Secretary shall neglect or refuse to call such meeting within seven days after the receipt of such request, the stockholder making such request may do so.

Section 2.4     Notice of Meetings.

(a)     Except as otherwise provided by law or the Certificate of Incorporation, written notice of each meeting of stockholders, specifying the place, if any, date and hour and purpose or purposes of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote thereat, directed to his address as it appears upon the books of the corporation; except that where the matter to be acted on is a merger or consolidation of the corporation or a sale, lease or exchange of all or substantially all of its assets, such notice shall be given not less than 20 nor more than 60 days prior to such meeting.

(b)     If at any meeting action is proposed to be taken which, if taken, would entitle shareholders fulfilling the requirements of Section 262(d) of the Delaware General Corporation Law to an appraisal of the fair value of their shares, the notice of such meeting shall contain a statement of that purpose and to that effect and shall be accompanied by a copy of that statutory section.

Annex A-80

(c)     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken unless the adjournment is for more than thirty days, or unless after the adjournment a new record date is fixed for the adjourned meeting, in which event a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(d)     Notice of the time, place and purpose of any meeting of stockholders may be waived in writing, either before or after such meeting, and, to the extent permitted by law, will be waived by any stockholder by his attendance thereat, in person or by proxy. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

(e)     Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under any provision of Delaware General Corporation Law, the certificate of incorporation, or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (i) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent, and (ii) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this subparagraph (e) shall be deemed given: (1) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of these bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 2.5     Quorum and Voting.

(a)     At all meetings of stockholders except where otherwise provided by law, the Certificate of Incorporation or these Bylaws, the presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. Shares, the voting of which at said meeting have been enjoined, or which for any reason cannot be lawfully voted at such meeting, shall not be counted to determine a quorum at said meeting. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the original meeting. The stockholders present at a duly called or convened meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

(b)     Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, all action taken by the holders of a majority of the voting power represented at any meeting at which a quorum is present shall be valid and binding upon the corporation.

Section 2.6     Voting Rights.

(a)     Except as otherwise provided by law, only persons in whose names shares entitled to vote stand on the stock records of the corporation on the record date for determining the stockholders entitled to vote at said meeting shall be entitled to vote at such meeting. Shares standing in the names of two or more persons shall be voted or represented in accordance with the determination of the majority of such persons, or, if only one of such persons is present in person or represented by proxy, such person shall have the right to vote such shares and such shares shall be deemed to be represented for the purpose of determining a quorum.

Annex A-81

(b)     Every person entitled to vote or to execute consents shall have the right to do so either in person or by an agent or agents authorized by a written proxy executed by such person or his duly authorized agent, which proxy shall be filed with the Secretary of the corporation at or before the meeting at which it is to be used. Said proxy so appointed need not be a stockholder. No proxy shall be voted on after three (3) years from its date unless the proxy provides for a longer period. Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it or of his legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.

(c)     Without limiting the manner in which a stockholder may authorize another person or persons to act for him as proxy pursuant to subsection (b) of this section, the following shall constitute a valid means by which a stockholder may grant such authority:

(1)     A stockholder may execute a writing authorizing another person or persons to act for him as proxy. Execution may be accomplished by the stockholder or his authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.

(2)     A stockholder may authorize another person or persons to act for him as proxy by transmitting or authorizing the transmission of a telephone, telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telephone, telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telephone, telegram, cablegram or other electronic transmission was authorized by the stockholder. Such authorization can be established by the signature of the stockholder on the proxy, either in writing or by a signature stamp or facsimile signature, or by a number or symbol from which the identity of the stockholder can be determined, or by any other procedure deemed appropriate by the inspectors or other persons making the determination as to due authorization. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.

(d)     Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to subsection (c) of this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 2.7     Voting Procedures and Inspectors of Elections.

(a)     The corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

(b)     The inspectors shall (i) ascertain the number of shares outstanding and the voting power of each, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

(c)     The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.

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(d)     In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the Delaware General Corporation Law, or any information provided pursuant to Section 211(a)(2)(B)(i) or (iii) thereof, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to subsection (b)(v) of this section shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 2.8     List of Stockholders.

The officer who has charge of the stock ledger of the corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of each stockholder. The corporation need not include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.9     Stockholder Proposals at Annual Meetings.

At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a stockholder. In addition to any other applicable requirements for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 45 days nor more than 75 days prior to the date on which the corporation first mailed its proxy materials for the previous year’s annual meeting of stockholders (or the date on which the corporation mails its proxy materials for the current year if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year). A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 2.9, provided, however, that nothing in this Section 2.9 shall be deemed to preclude discussion by any stockholder of any business properly brought before the annual meeting in accordance with said procedure.

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The Chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 2.9, and if he should so determine he shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted.

Nothing in this Section 2.9 shall affect the right of a stockholder to request inclusion of a proposal in the corporation’s proxy statement to the extent that such right is provided by an applicable rule of the Securities and Exchange Commission.

Section 2.10     Nominations of Persons for Election to the Board of Directors.

In addition to any other applicable requirements, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board of Directors or by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2.10. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation, not less than 45 days nor more than 75 days prior to the date on which the corporation first mailed its proxy materials for the previous year’s annual meeting of shareholders (or the date on which the corporation mails its proxy materials for the current year if during the prior year the corporation did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year). Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the corporation which are beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder, and (ii) the class and number of shares of the corporation which are beneficially owned by the stockholder. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth herein. These provisions shall not apply to nomination of any persons entitled to be separately elected by holders of preferred stock.

The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Section 2.11     Action Without Meeting.

(a)     Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. To be effective, a written consent must be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Section to the corporation, written consents signed by a sufficient number of holders to take action are delivered to the corporation in accordance with this Section. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

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(b)     A telegram, cablegram or other electronic transmission consent to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder, and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in this State, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if to the extent and in the manner provided by resolution of the Board of Directors of the corporation.

(c)     Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE 3
Directors

Section 3.1     Number and Term of Office.

The Board of Directors of the corporation shall consist of one or more members, each of whom shall be a natural person. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by resolution of the Board of Directors or by the stockholders.

With the exception of the first Board of Directors, which shall be elected by the incorporator, and except as provided in the Certificate of Incorporation or these Bylaws, the directors shall be elected at the annual meeting of the stockholders by a plurality vote of the shares represented in person or by proxy. Each director elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. Directors need not be stockholders. If, for any cause, the Board of Directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 3.2     Powers.

The powers of the corporation shall be exercised, its business conducted and its property controlled by or under the direction of the Board of Directors.

Section 3.3     Vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and each director so elected shall hold office for the unexpired portion of the term of the director whose place shall be vacant and until his successor shall have been duly elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this section in the case of the death, removal or resignation of any director, or if the stockholders fail at any meeting of stockholders at which directors are to be elected (including any meeting referred to in Section 3.4 below) to elect the number of directors then constituting the whole Board of Directors.

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Section 3.4     Resignations and Removals.

(a)     Any director may resign at any time by delivering his resignation to the Secretary in writing or by electronic transmission, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

(b)     At a special meeting of stockholders called for the purpose in the manner hereinabove provided, the Board of Directors or any individual director may be removed from office, with or without cause, and a new director or directors elected by a vote of stockholders holding a majority of the outstanding shares entitled to vote at an election of directors.

Section 3.5     Meetings.

(a)     The annual meeting of the Board of Directors shall be held immediately after the annual stockholders’ meeting and at the place where such meeting is held or at the place announced by the Chairman at such meeting. No notice of an annual meeting of the Board of Directors shall be necessary, and such meeting shall be held for the purpose of electing officers and transacting such other business as may lawfully come before it.

(b)     Except as hereinafter otherwise provided, regular meetings of the Board of Directors shall be held in the office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof. Regular meetings of the Board of Directors may also be held at any place, within or without the State of Delaware, which has been designated by resolutions of the Board of Directors or the written consent of all directors.

(c)     Special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board or, if there is no Chairman of the Board, by the President, or by any of the directors.

(d)     Written notice of the time and place of all regular and special meetings of the Board of Directors shall be delivered personally to each director or sent by telegram or facsimile transmission or other form of electronic transmission at least 24 hours before the start of the meeting, or sent by first class mail at least 120 hours before the start of the meeting. Notice of any meeting may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat.

Section 3.6     Quorum and Voting.

(a)     A quorum of the Board of Directors shall consist of a majority of the number of directors fixed from time to time in accordance with Section 3.1 of Article III of these Bylaws, but not less than one; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b)     At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by a vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation, or these Bylaws.

(c)     Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)     The transactions of any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice if a quorum be present and if, either before or after the meeting, each of the directors not present shall sign a written waiver of notice, or a consent to holding such meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

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Section 3.7     Action Without Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.8     Fees and Compensation.

Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by resolution of the Board of Directors.

Section 3.9     Committees.

(a)     Committee Formation and Powers: The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, from time to time appoint such committees as may be permitted by law. Such committees appointed by the Board of Directors shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committee, but in no event shall any such committee have the power or authority to amend these Bylaws or to approve or recommend to the stockholders any action which must be submitted to stockholders for approval under the General Corporation Law.

(b)     Term: The members of all committees of the Board of Directors shall serve a term coexistent with that of the Board of Directors which shall have appointed such committee. The Board of Directors, subject to the provisions of subsections (a) or (b) of this Section 3.9, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee; provided that no committee shall consist of less than one member. The membership of a committee member shall terminate on the date of his death or voluntary resignation, but the Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(c)     Meetings: Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 3.9 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter; special meetings of any such committee may be held at the principal office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof; or at any place which has been designated from time to time by resolution of such committee or by written consent of all members thereof, and may be called by any director who is a member of such committee upon written notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of written notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time after the meeting and will be waived by any director by attendance thereat. A majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

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ARTICLE 4
Officers

Section 4.1     Officers Designated.

The officers of the corporation shall be a President, a Secretary and a Treasurer. The Board of Directors or the President may also appoint a Chairman of the Board, one or more Vice-Presidents, assistant secretaries, assistant treasurers, and such other officers and agents with such powers and duties as it or he shall deem necessary. The order of the seniority of the Vice-Presidents shall be in the order of their nomination unless otherwise determined by the Board of Directors. The Board of Directors may assign such additional titles to one or more of the officers as they shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 4.2     Tenure and Duties of Officers.

(a)     General: All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors. Nothing in these Bylaws shall be construed as creating any kind of contractual right to employment with the corporation.

(b)     Duties of the Chairman of the Board of Directors: The Chairman of the Board of Directors (if there be such an officer appointed) shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

(c)     Duties of President: The President shall be the chief executive officer of the corporation and shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. The President shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

(d)     Duties of Vice-Presidents: The Vice-Presidents, in the order of their seniority, may assume and perform the duties of the President in the absence or disability of the President or whenever the office of the President is vacant. The Vice-President shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(e)     Duties of Secretary: The Secretary shall attend all meetings of the stockholders and of the Board of Directors and any committee thereof, and shall record all acts and proceedings thereof in the minute book of the corporation, which may be maintained in either paper or electronic form. The Secretary shall give notice, in conformity with these Bylaws, of all meetings of the stockholders and of all meetings of the Board of Directors and any Committee thereof requiring notice. The Secretary shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The President may direct any assistant secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each assistant secretary shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f)     Duties of Treasurer: The Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner, and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Treasurer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct any assistant treasurer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each assistant treasurer shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

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ARTICLE 5
Execution of Corporate Instruments, and
Voting of Securities Owned by the Corporation

Section 5.1     Execution of Corporate Instruments.

(a)     The Board of Directors may in its discretion determine the method and designate the signatory officer or officers, or other person or persons, to execute any corporate instrument or document, or to sign the corporate name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the corporation.

(b)     Unless otherwise specifically determined by the Board of Directors or otherwise required by law, formal contracts of the corporation, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the corporation, and other corporate instruments or documents requiring the corporate seal, and certificates of shares of stock owned by the corporation, shall be executed, signed or endorsed by the Chairman of the Board (if there be such an officer appointed) or by the President; such documents may also be executed by any Vice-President and by the Secretary or Treasurer or any assistant secretary or assistant treasurer. All other instruments and documents requiring the corporate signature but not requiring the corporate seal may be executed as aforesaid or in such other manner as may be directed by the Board of Directors.

(c)     All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

(d)     Execution of any corporate instrument may be effected in such form, either manual, facsimile or electronic signature, as may be authorized by the Board of Directors.

Section 5.2     Voting of Securities Owned by Corporation.

All stock and other securities of other corporations owned or held by the corporation for itself or for other parties in any capacity shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors or, in the absence of such authorization, by the Chairman of the Board (if there be such an officer appointed), or by the President, or by any Vice-President.

ARTICLE 6
Shares of Stock

Section 6.1     Form and Execution of Certificates.

The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Certificates for the shares of stock of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation shall be entitled to have a certificate signed by, or in the name of the corporation by, the Chairman of the Board (if there be such an officer appointed), or by the President or any Vice-President and by the Treasurer or assistant treasurer or the Secretary or assistant secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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Section 6.2     Lost Certificates.

The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to indemnify the corporation in such manner as it shall require and/or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.

Section 6.3     Transfers.

Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and upon the surrender of a certificate or certificates for a like number of shares, properly endorsed.

Section 6.4     Fixing Record Dates.

(a)     In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the date on which the meeting is held. A determination of stockholders of record entitled notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)     In order that the corporation may determine the stockholders entitled to consent to corporate action in writing or by electronic transmission without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing or by electronic transmission without a meeting, when no prior action by the Board of Directors is required by the Delaware General Corporation Law, shall be the first date on which a signed written consent or electronic transmission setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided that any such electronic transmission shall satisfy the requirements of Section 2.11(b) and, unless the Board of Directors otherwise provides by resolution, no such consent by electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing or by electronic transmission without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c)     In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

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Section 6.5     Registered Stockholders.

The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE 7
Other Securities of the Corporation

All bonds, debentures and other corporate securities of the corporation, other than stock certificates, may be signed by the Chairman of the Board (if there be such an officer appointed), or the President or any Vice-President or such other person as may be authorized by the Board of Directors and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an assistant secretary, or the Treasurer or an assistant treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signature of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an assistant treasurer of the corporation, or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon has ceased to be an officer of the corporation before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE 8
Corporate Seal

The corporate seal shall consist of a die bearing the name of the corporation and the state and date of its incorporation. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE 9
Indemnification of Officers, Directors, Employees and Agents

Section 9.1     Right to Indemnification.

Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “Proceeding”), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent (hereafter an “Agent”), shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended or interpreted (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the corporation to provide broader indemnification rights than were permitted prior thereto) against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any Agent as a result of the actual or deemed receipt of any payments under this Article) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereinafter “Expenses”); provided, however, that except as to actions to enforce

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indemnification rights pursuant to Section 9.3 of this Article, the corporation shall indemnify any Agent seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Article shall be a contract right.

Section 9.2     Authority to Advance Expenses.

Expenses incurred by an officer or director (acting in his capacity as such) in defending a Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding, provided, however, that if required by the Delaware General Corporation Law, as amended, such Expenses shall be advanced only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article or otherwise. Expenses incurred by other Agents of the corporation (or by the directors or officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon such terms and conditions as the Board of Directors deems appropriate. Any obligation to reimburse the corporation for Expense advances shall be unsecured and no interest shall be charged thereon.

Section 9.3     Right of Claimant to Bring Suit.

If a claim under Section 9.1 or 9.2 of this Article is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense (including attorneys’ fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. The burden of proving such a defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

Section 9.4     Provisions Nonexclusive.

The rights conferred on any person by this Article shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. To the extent that any provision of the Certificate, agreement, or vote of the stockholders or disinterested directors is inconsistent with these bylaws, the provision, agreement, or vote shall take precedence.

Section 9.5     Authority to Insure.

The corporation may purchase and maintain insurance to protect itself and any Agent against any Expense, whether or not the corporation would have the power to indemnify the Agent against such Expense under applicable law or the provisions of this Article.

Section 9.6     Survival of Rights.

The rights provided by this Article shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

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Section 9.7     Settlement of Claims.

The corporation shall not be liable to indemnify any Agent under this Article (a) for any amounts paid in settlement of any action or claim effected without the corporation’s written consent, which consent shall not be unreasonably withheld; or (b) for any judicial award if the corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such action.

Section 9.8     Effect of Amendment.

     Any amendment, repeal, or modification of this Article shall not adversely affect any right or protection of any Agent existing at the time of such amendment, repeal, or modification.

Section 9.9     Subrogation.

     In the event of payment under this Article, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Agent, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the corporation effectively to bring suit to enforce such rights.

Section 9.10     No Duplication of Payments.

The corporation shall not be liable under this Article to make any payment in connection with any claim made against the Agent to the extent the Agent has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable hereunder.

ARTICLE 10
Notices

Whenever, under any provisions of these Bylaws, notice is required to be given to any stockholder, the same shall be given either (1) in writing, timely and duly deposited in the United States Mail, postage prepaid, and addressed to his last known post office address as shown by the stock record of the corporation or its transfer agent, or (2) by a means of electronic transmission that satisfies the requirements of Section 2.4(e) of these Bylaws, and has been consented to by the stockholder to whom the notice is given. Any notice required to be given to any director may be given by either of the methods hereinabove stated, except that such notice other than one which is delivered personally, shall be sent to such address or (in the case of electronic communication) such e-mail address, facsimile telephone number or other form of electronic address as such director shall have filed in writing or by electronic communication with the Secretary of the corporation, or, in the absence of such filing, to the last known post office address of such director. If no address of a stockholder or director be known, such notice may be sent to the office of the corporation required to be maintained pursuant to Section 1.2 of Article I hereof. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, specifying the name and address or the names and addresses of the stockholder or stockholders, director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall be conclusive evidence of the statements therein contained. All notices given by mail, as above provided, shall be deemed to have been given as at the time of mailing and all notices given by means of electronic transmission shall be deemed to have been given as at the sending time recorded by the electronic transmission equipment operator transmitting the same. It shall not be necessary that the same method of giving notice be employed in respect of all directors, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others. The period or limitation of time within which any stockholder may exercise any option or right, or enjoy any privilege or benefit, or be required to act, or within which any director may exercise any power or right, or enjoy any privilege, pursuant to any notice sent him in the manner above provided, shall not be affected or extended in any manner by the failure of such a stockholder or such director to receive such notice. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation, or of these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or

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permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the Delaware General Corporation Law, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

ARTICLE 11
Amendments

These Bylaws may be repealed, altered or amended or new Bylaws adopted by written consent of stockholders in the manner authorized by Section 2.11 of Article II, or at any meeting of the stockholders, either annual or special, by the affirmative vote of a majority of the stock entitled to vote at such meeting, unless a larger vote is required by these Bylaws or the Certificate of Incorporation. The Board of Directors shall also have the authority to repeal, alter or amend these Bylaws or adopt new Bylaws (including, without limitation, the amendment of any Bylaws setting forth the number of directors who shall constitute the whole Board of Directors) by unanimous written consent or at any annual, regular, or special meeting by the affirmative vote of a majority of the whole number of directors, subject to the power of the stockholders to change or repeal such Bylaws and provided that the Board of Directors shall not make or alter any Bylaws fixing the qualifications, classifications, or term of office of directors.

/// end

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CERTIFICATE OF SECRETARY

The undersigned, Secretary of IAC Merger Sub, Inc., a Delaware corporation, hereby certifies that the foregoing is a full, true and correct copy of the Bylaws of said corporation, with all amendments to date of this Certificate.

WITNESS the signature of the undersigned this ___ day of June, 2020.

[•], Secretary

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Exhibit E

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INSURANCE ACQUISITION CORP.

[•], 2020

Insurance Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.      The name of the Corporation is “Insurance Acquisition Corp.”

2.      The Corporation (i) filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 13, 2018 under the name “Insurance Acquisition Corp.”, (ii) filed an Amendment to its Certificate of Incorporation on December 26, 2018, and (iii) filed an Amended and Restated Certificate of Incorporation on March 20, 2019 (the “Amended and Restated Certificate”).

3.      This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which amends and restates the provisions of the Amended and Restated Certificate, was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, in connection with, and in anticipation of the consummation of, the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated June [•], 2020, among the Corporation, its wholly owned subsidiary, IAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Shift Technologies, Inc., a Delaware corporation (“Shift”).

4.      This Second Amended and Restated Certificate shall become effective as of the time and date of effectiveness of the filing with the Secretary of State of the State of Delaware of that certain Certificate of Merger, of even date herewith, pursuant to which Merger Sub will be merged with and into Shift, with Shift surviving (the “Business Combination Effective Time”); provided, however, that if the Business Combination Effective Time does not occur within four (4) days following the time and date of the filing of this Second Amended and Restated Certificate, then this Second Amended and Restated Certificate may be abandoned by the Board of Directors of the Corporation, and if so abandoned, then this Second Amended and Restated Certificate shall be terminated by the filing, prior to the occurrence of the Business Combination Effective Time but after such four (4) day period, of a certificate of termination of this Second Amended and Restated Certificate, which certificate of termination shall be executed in accordance with Section 103(a) of the DGCL and state that this Second Amended and Restated Certificate has been terminated.

5.      The text of the Amended and Restated Certificate is hereby amended and restated, as of the Business Combination Effective Time, in its entirety to read as follows:

ARTICLE I.  NAME

The name of the corporation is Shift Technologies, Inc. (the “Corporation”).

ARTICLE II.  PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as it may be amended from time to time, the “DGCL”).

ARTICLE III.  REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

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ARTICLE IV.  CAPITALIZATION

Section 4.01.    Authorized Capital Stock.    The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, that the Corporation shall have authority to issue is [•] Million ([•],000,000), of which (i) [[•] Million ([•],000,000)] shares shall be Class A common stock (“Class A Common Stock”), (ii) Ten Million (10,000,000) shares shall be Class B common stock (“Class B Common Stock”), and (iii) One Million (1,000,000) shares shall be preferred stock (“Preferred Stock”).

Section 4.02.    Preferred Stock.    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as otherwise required by applicable Law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any certificate of designations relating to such series of Preferred Stock).

Section 4.03.    Common Stock.

(a)      Voting. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation):

i.     The holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

ii.     The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

iii.     The holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL. For the avoidance of doubt, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, the initial adoption of any certificate of designations that establishes, or authorizes the issuance of, any series of Preferred Stock.

(b)      Class B Common Stock.

i.     Upon the occurrence of the Business Combination Effective Time, each share of Class B Common Stock outstanding immediately prior to the Business Combination Effective Time shall automatically be converted, without any action on the part of any person, including the Corporation (and concurrently with such conversion the number of authorized shares of Class B Common Stock shall be reduced to zero), into 1.096837 shares of Class A Common Stock; provided, that no certificates or scrip representing a fractional share of Class A Common Stock will be issued in

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connection with such conversion, and to the extent that a fractional share of Class A Common Stock would otherwise be issuable upon such conversion, after aggregating all fractional shares of Class A Common Stock that otherwise would be received by a holder of shares of Class B Common Stock, such fraction shall be rounded up to one whole share of Class A Common Stock.

ii.     The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, share dividend, rights issue, reclassification, recapitalization or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the issued and outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after June [•], 2020 without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

iii.     At any time when there are no longer any shares of Class B Common Stock outstanding, this Certificate automatically shall be deemed amended to delete this Section 4.03(b) in its entirety and replaced with “intentionally omitted”.

(c)      Dividends. Subject to applicable law, and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d)      Liquidation, Dissolution or Winding-Up. Subject to applicable law, and the rights, if any, of the holders of any outstanding series of the Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (following conversion of Class B Common Stock into Class A Common Stock pursuant to the terms hereof) held by them.

Section 4.04.    Rights and Options. Subject to the requirements of applicable law, the Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. Subject to the requirements of applicable law, the Board is hereby expressly authorized to provide for the issuance of such rights, warrants and options and to establish from time to time the number of such rights, warrants and options to be issued and to fix the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Section 4.05.    No Class Vote on Changes in Authorized Number of Shares of Stock. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation).

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ARTICLE V.  BOARD OF DIRECTORS

Section 5.01.    Board Powers.    The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate and the Bylaws.

Section 5.02.    Number, Election and Term. Subject to Section 5.05:

(a)      The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board. The initial number of directors of the Corporation as of the Business Combination Effective Date shall be seven (7).

(b)      The Corporation shall at all times through its 2021 annual stockholder meeting maintain a minimum of one individual who self-identifies her gender as a woman, without regard to such individual’s designated sex at birth (a “Female”), as a director on the Board. At and following the Corporation’s 2021 annual stockholder meeting (and in any event prior to the close of the 2021 calendar year):

i.     If the Corporation has fixed the number of directors at six (6) or more, the Corporation shall have a minimum of three (3) Female directors.

ii.     If the Corporation has fixed the number of directors at five (5), the Corporation shall have a minimum of two (2) Female directors.

iii.     If the Corporation has fixed the number of directors at four (4) or fewer, the Corporation shall have a minimum of one (1) Female director.

(c)      Directors shall be elected at each annual meeting of stockholders following the Business Combination Effective Time. A director shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)      Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

Section 5.03.    Newly Created Directorships and Vacancies. Subject to Section 5.05, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. For the avoidance of doubt, and without limiting the foregoing, if at any time the Corporation is not in compliance with Section 5.02(b), such that a violation may occur or a penalty may be imposed under applicable law, the Board shall have the right and power to increase the size of the Board and to fill the newly created directorship(s) created thereby with appropriate Female directors as provided hereinabove, so as to cause the Corporation to be in compliance with Section 5.02(b).

Section 5.04.    Removal.    Subject to Section 5.05, and except as otherwise required by this Second Amended and Restated Certificate, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.05.    Preferred Stock — Directors.    Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies,

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the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate or any certificate of designations with respect to any series of Preferred Stock and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI.  BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders upon obtaining (i) the affirmative vote of the holders of at least a majority of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (ii) any other vote of the holders of any class or series of capital stock of the Corporation required by applicable law, this Second Amended and Restated Certificate, by any Preferred Stock Designation or the Bylaws; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII.  MEETINGS OF STOCKHOLDERS;
ACTION BY WRITTEN CONSENT

Section 7.01.    Meetings.    Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied.

Section 7.02.    Advance Notice.    Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.03.    Action by Written Consent.    Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any certificate of designations relating to any series of Preferred Stock), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII.  LIMITED LIABILITY; INDEMNIFICATION

Section 8.01.     Limitation of Director and Officer Liability.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence, or any adoption, amendment, modification or repeal of any other provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with the foregoing sentence, shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such adoption, amendment, modification or repeal.

Section 8.02.    Indemnification and Advancement of Expenses.

(a)      To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative (formal or informal), including appeal therefrom, (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit

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plan (an “indemnitee”), whether brought by or in the right of the Corporation or otherwise and whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.02 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.02 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.02(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)      The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.02 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)      Any repeal or amendment of this Section 8.02 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.02, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)      This Section 8.02 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX.  AMENDMENT OF SECOND AMENDED
AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate or any Preferred Stock Designation, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article V, Article VII, Article VIII, this Article IX and Article XI may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Second Amended and Restated Certificate or otherwise required by law, such alternation, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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ARTICLE X.  EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.01.    Forum.    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except any action (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the federal securities laws, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.

Section 10.02.    Consent to Jurisdiction.    If any action the subject matter of which is within the scope of Section 10.01 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.01 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.03.    Severability.    If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI.  CORPORATE OPPORTUNITIES

To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to, or acquired, created or developed by, or which otherwise comes into the possession of Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership or Highland Entrepreneurs’ Fund 9 Limited Patrnership, or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption, alteration, amendment, addition to or repeal of any other provision of this Second Amended and Restated Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

[ signature page follows ]

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IN WITNESS WHEREOF, Insurance Acquisition Corp. has caused this Second Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth hereinabove.

INSURANCE ACQUISITION CORP.
By:
Name:
Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation]

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Exhibit F

Shift Technologies, inc. 2020
OMNIBUS EQUITY COMPENSATION PLAN

1.     Purpose

The purpose of the Plan is to provide (i) employees of the Company or an Affiliate of the Company, (ii) any individual who provides services to the Company or an Affiliate of the Company, and (iii) members of the Board, with the opportunity to receive grants of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. The Company believes that the Plan will encourage the Participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the Participants with those of the stockholders. The Plan is dated as of [Month] [Day], [2020], subject to stockholder approval of the Plan.

2.     Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a)     “Administrator” means the Committee and any delegate of the Committee that is appointed in accordance with Section 3, except that the Board shall be the Administrator with respect to Grants to Non-Employee Directors.

(b)     “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

(c)     “Board” means the Company’s Board of Directors as constituted from time to time.

(d)     “Change of Control” means the first to occur of any of the following events:

(i)     the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company, taken as a whole, to any Person other than any one or more Qualified Affiliates;

(ii)    Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 50% or more of the total voting power of the voting capital interests of the Company, other than an acquisition by one or more Qualified Affiliates;

(iii)   directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; or

(iv)   The consummation of a complete dissolution or liquidation of the Company.

The Committee may modify the definition of Change of Control for a particular Grant as the Committee deems appropriate to comply with section 409A of the Code or otherwise. Notwithstanding the foregoing, if a Grant constitutes deferred compensation subject to section 409A of the Code and the Grant provides for payment upon a Change of Control, then, for purposes of such payment provisions, no Change of Control shall be deemed to have occurred upon an event described in items (i) – (iv) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under section 409A of the Code.

(e)     “Code” means the Internal Revenue Code of 1986, as amended.

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(f)     “Company” means Shift Technologies, Inc., a Delaware corporation.

(g)     “Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan.

(h)     “Date of Grant” means the date a Grant is effective; provided, however, that no retroactive Grants will be made.

(i)     “Dividend Equivalent” means an amount determined by multiplying the number of shares of Stock, Performance Shares or Stock Units subject to a Grant by the per-share cash dividend, or the per-share fair market value (as determined by the Administrator) of any dividend in consideration other than cash, paid by the Company on its Stock on a dividend payment date.

(j)     “Effective Date” of the Plan means [Month] [Day], [2020], subject to approval by the stockholders of the Company.

(k)     “Employee” shall mean an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Administrator determines otherwise.

(l)     “Employer” shall mean the Company and its Subsidiaries.

(m)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)     “Fair Market Value” of Stock is (i) if the Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Stock is a national securities exchange, the last reported sale price during regular trading hours on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (B) if the Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Stock on the relevant date, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Administrator determines, or (ii) if the Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Administrator.

(o)     “Grant” means an Option, SAR, Stock Unit, Performance Share, Stock Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

(p)     “Grant Instrument” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

(q)     “Key Advisor” shall mean a consultant or advisor of the Employer.

(r)     “Incentive Stock Option” means a stock option that is intended to meet the requirements of section 422 of the Code, as described in Section 7.

(s)     “Non-Employee Director” means a member of the Board who is not an Employee of the Company or a Subsidiary at the Date of Grant.

(t)     “Non-Qualified Stock Option” means a stock option that is not intended to meet the requirements of section 422 of the Code, as described in Section 7.

(u)     “Option” means an Incentive Stock Option or Nonqualified Stock Option to purchase shares of Stock at an Option Price for a specified period of time.

(v)     “Option Price” means an amount per share of Stock purchasable under an Option, as designated by the Administrator.

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(w)     “Other Stock-Based Award” means any Grant based on, measured by or payable in Stock (other than Grants described in Sections 7, 8, 9, 10, 11 and 12), as described in Section 13.

(x)     “Parent” means a “parent corporation,” as defined in section 424(e) of the Code, of the Company.

(y)     “Participant” means an Employee, Key Advisor or Non-Employee Director designated by the Administrator to receive a Grant under the Plan.

(z)     “Performance Shares” means an award of phantom shares, representing one or more shares of Stock, as described in Section 10.

(aa)     “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, or unincorporated association, and any fiduciary acting in such capacity on behalf of any of the foregoing.

(bb)     “Plan” means this Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan, as in effect from time to time.

(cc)     “Qualified Affiliate” means (i) any Person that is part of a controlled group or under common control with the Company; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or by any entity controlled by the Company; or (iii) any Person controlled by any executive officer (as defined by Rule 16a-1(f) of the Exchange Act) of the Company. For purposes of this definition, “controlled by” shall mean possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(dd)     “Stock” means the common stock, par value $0.0001 per share, of the Company or such other securities of the Company as may be substituted for Stock pursuant to Sections 5(d) or 18.

(ee)     “SAR” means an award of a stock appreciation right, as described in Section 8.

(ff)     “Stock Award” means an award of Stock, as described in Section 11.

(gg)     “Stock Unit” means an award of a phantom unit, representing one or more shares of Stock, as described in Section 9.

(hh)     “Subsidiary” means any entity in which the Company has a greater than 50% ownership interest. For purposes of Sections 7(c), (d) and (h), “Subsidiary” shall mean a “subsidiary corporation,” as defined in section 424(f) of the Code, of the Company.

(ii)     “Successor Participant” means the personal representative or other person entitled to succeed to the rights of the Participant in accordance with Section 17.

3.     Administration

(a)     The Plan shall be administered by the Administrator. The Administrator shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 20, (v) adopt guidelines separate from the Plan that set forth the specific terms and conditions for Grants under the Plan, and (vi) deal with any other matters arising under the Plan.

(b)     The Administrator shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Administrator’s interpretations of the Plan and all determinations made by the Administrator pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Administrator shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

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(c)     The Administrator, in its discretion, may delegate to one or more officers of the Company all or part of the Administrator’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan and the Administrator’s prior delegation. Any delegation by the Administrator pursuant to this Section shall be subject to such conditions and limitations as may be determined by the Administrator and shall be subject to and limited by applicable law or regulation, including without limitation the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Stock is then listed.

4.     Grants

(a)     General.    Grants under the Plan may consist of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Administrator deems appropriate and as are specified in writing by the Administrator in separate guidelines or to the individual in the Grant Instrument or an amendment to the guidelines or Grant Instrument. The Administrator shall approve the form and provisions of each Grant Instrument. All Grants shall be made conditional upon the Participant’s acknowledgment, in writing or by acceptance of the Grant, that all decisions and determinations of the Administrator shall be final and binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

(b)     Correction of Errors.    Notwithstanding anything in any Grant Instrument to the contrary, the Administrator may amend a Grant, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of correcting errors occurring in connection with the grant or documentation of an Grant, including rescinding a Grant erroneously granted, including, but not limited to, a Grant erroneously granted to an individual who is not eligible for a Grant as of the Date of Grant. By accepting a Grant under this Plan, a Participant agrees to any amendment made pursuant to this Section 4(b) to any Grant made under the Plan without further consideration or action.

5.     Shares of Stock Subject to the Plan

(a)     Shares Authorized.    The total aggregate number of shares of Stock that may be issued or transferred under the Plan is [———] shares1, subject to adjustment as described below. The shares may be authorized but unissued shares of Stock or reacquired shares of Stock, including shares purchased by the Company on the open market for purposes of the Plan. Grants paid in cash shall not count against the foregoing share limits. The aggregate number of shares of Stock reserved for Grants under Section 5(a) of the Plan will automatically increase on January 1 of each year, for a period of not more than ten (10) years, commencing on January 1 of the year following the year in which the Effective Date occurs and ending on (and including) January 1, 2030, in an amount equal to two percent (2%) of the total number of shares of Stock outstanding on December 31 of the immediately preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1 of a given year to provide that there will be no January 1 increase for such year or that the increase for such year will be a lesser number of shares of Stock than provided herein. The number of shares of Stock available to be issued pursuant to Incentive Stock Options shall be the amount set forth in the first sentence of this Section 5(a) plus any automatic annual increase as provided for in this Section 5(a), provided that, such automatic annual increase for purposes of making grants of Incentive Stock Options shall be limited to 2% of the number of shares of Stock outstanding on the Effective Date.

(b)     Share Counting.    For administrative purposes, when the Administrator makes a Grant payable in Stock, the Administrator shall reserve shares of Stock equal to the maximum number of shares of Stock that may be payable under the Grant. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards are forfeited or terminated, or otherwise are not paid in full, the shares subject to such Grants which have not been issued shall again be available for

____________

1         The aggregate number of shares is equal to 12% of the Company shares outstanding (including Additional Shares) after giving effect to the Merger.

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purposes of the Plan. Shares of Stock withheld in payment of the Option Price of an Option or withheld for purposes of satisfying the Employer’s minimum tax withholding obligations with respect to Grants under the Plan shall not be available for re-issuance or transfer under the Plan. Upon the exercise of an Option through the withholding of shares or upon the exercise of a SAR, then both for purposes of calculating the number of shares of Stock remaining available for issuance under the Plan and the number of shares of Stock remaining available for exercise under the Option or SAR, the number of such shares shall be reduced by the gross number of shares for which the Option or SAR is exercised. To the extent that any Grants are paid in cash and not shares of Stock, such Grants shall not count against the share limits in subsection (a) above. For the avoidance of doubt, if shares of Stock are repurchased on the open market with the proceeds of the exercise price of Options, such shares may not again be made available for issuance under the Plan.

(c)     Individual Limits.    All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Stock. The maximum aggregate number of shares of Stock with respect to which all Grants, other than Dividend Equivalents, may be made under the Plan to any individual during any calendar year shall be 2,000,000 shares of Stock, subject to adjustment as described below. A Participant may not accrue cash-based Dividend Equivalents during any calendar year in excess of $1,000,000. The individual limits described in this subsection (c) shall apply without regard to whether the Grants are to be paid in Stock or in cash. All cash payments (other than Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash payment relates.

(d)     Adjustments.    If there is any change in the number or kind of shares of Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend, distribution, or partial liquidation, the number of shares of Stock available for issuance under the Plan, the maximum number of shares of Stock for which any individual may receive pursuant to Grants in any year, the number of shares covered by outstanding Grants, the kind of shares to be issued or transferred under the Plan, performance goals or other applicable metrics or hurdles, Option Prices, base amounts of SARs, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Administrator, in such manner as the Administrator deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 18 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Administrator shall be final, binding and conclusive.

(e)     Awards to Non-Employee Directors.    The maximum number of shares of Stock subject to Grants granted under the Plan or otherwise during any one (1) fiscal year to any Non-Employee Director, taken together with any cash fees paid by the Company to such Non-Employee Director during such fiscal year for service as a Non-Employee Director, will not exceed $1,000,000 in total value (calculating the value of any such Grants based on the Date of Grant fair value of such awards for financial reporting purposes), including for this purpose, the value of any Grants that are received in lieu of all or a portion of any annual cash retainers or other similar cash based payments and excluding, for this purpose, the value of any Dividend Equivalent payments paid pursuant to any Grant awarded in a previous fiscal year. Nothing in this section shall limit a Grant or other compensation in excess of the limit of this Section 5(e) to the extent such award or other compensation is approved by action of the Board whereby all affected Non-Employee Directors have recused themselves from such approval.

6.     Eligibility for Participation

All Employees and Non-Employee Directors shall be eligible to participate in the Plan. Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities. The Administrator shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Options and SARs may be granted only to persons who perform direct services to the Company on the date of grant, as determined under section 409A of the Code.

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7.     Options

(a)     General Requirements.    The Administrator may grant Options to a Participant upon such terms and conditions as the Administrator deems appropriate under this Section 7.

(b)     Number of Shares.    The Administrator shall determine the number of shares of Stock that will be subject to each Grant of Options to Participants.

(c)     Type of Option and Price.

(i)     The Administrator may grant Incentive Stock Options or Nonqualified Stock Options or any combination of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options may be granted only to Employees of the Company or its Subsidiaries. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option. Nonqualified Stock Options may be granted to any Participant.

(ii)    The Option Price shall be determined by the Administrator and may be equal to or greater than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant; provided, however, that an Incentive Stock Option may not be granted to any person who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary, unless the Option Price is not less than 110% of the Fair Market Value on the Date of Grant. Notwithstanding the foregoing, if the Administrator selects a Date of Grant in the future for a Non-Qualified Stock Option, the Option Price may be the average selling price during a period not to exceed 30 days prior to such Date of Grant in accordance with Treas. Reg. Section 1.409A-1(b)(5)(iv)(A).

(d)     Option Term.    The Administrator shall determine the term of each Option. The term of an Option shall not exceed ten years from the Date of Grant. However, an Incentive Stock Option that is granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any Subsidiary, may not have a term that exceeds five years from the Date of Grant.

(e)     Exercisability of Options.    Options shall become exercisable in accordance with such terms and conditions as may be determined by the Administrator and specified in the Grant Instrument. The Administrator may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(f)     Termination of Employment or Service.    Except as provided in the Grant Instrument, an Option may only be exercised while the Participant is employed by, or providing service to, the Company, an Affiliate or another entity as designated in the Grant Instrument. The Administrator shall specify in the Grant Instrument under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(g)     Exercise of Options.    A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company or its designated agent. The Participant shall pay the Option Price and any withholding taxes for the Option (i) in cash or by certified check, (ii) with the approval of the Administrator, by withholding shares of Stock subject to the Option, by delivering shares of Stock owned by the Participant or by attestation (on a form prescribed by the Administrator) to ownership of shares of Stock (in each case, such shares of Stock shall have an aggregate Fair Market Value on the date of exercise equal to the Option Price), (iii) in cash, on the T+2 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the Participant exercises the Option through an irrevocable agreement with a registered broker and the payment is made in accordance with procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Administrator may approve, to the extent permitted by applicable law. Shares of Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Administrator depending on the type of payment being made.

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(h)     Limits on Incentive Stock Options.    Each Incentive Stock Option shall provide that if the aggregate Fair Market Value on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a Parent or Subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

8.     SARs

(a)     General Requirements.    The Administrator may grant SARs to any Participant, upon such terms and conditions as the Administrator deems appropriate under this Section 8. Each SAR shall represent the right of the Participant to receive, upon settlement of the SAR, shares of Stock or cash equal to the amount by which the Fair Market Value of a share of Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described below in Section 8(c).

(b)     Terms of SARs.    The Administrator shall determine the terms and conditions of SARs and may grant SARs separately from or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or any time thereafter while the Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Administrator will determine the number of SARs to be granted, the base amount, the vesting and other restrictions applicable to SARs and the period during which SARs will remain exercisable. The term of SARs shall not exceed ten years from the Date of Grant.

(c)     Base Amount.    The Administrator shall establish the base amount of the SAR at the time the SAR is granted. The base amount shall not be less than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant. Notwithstanding the foregoing, if the Administrator selects a SARs Date of Grant that is in the future, the base amount may be the average selling price during a period not to exceed 30 days prior to such Date of Grant in accordance with Treas. Reg. Section 1.409A-1(b)(5)(iv)(A).

(d)     Payment With Respect to SARs.    The Administrator shall determine whether the appreciation in an SAR shall be paid in the form of cash, in Stock, or in a combination of the two, in such proportion as the Administrator deems appropriate. For purposes of calculating the number of shares of Stock to be received, Stock shall be valued at its Fair Market Value on the date of exercise of the SAR. If shares of Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(e)     Requirement of Employment or Service.    The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain SARs after termination of the Participant’s employment or service, and the circumstances under which SARs may be forfeited.

9.     Stock Units

(a)     General Requirements.    The Administrator may grant Stock Units to a Participant, upon such terms and conditions as the Administrator deems appropriate under this Section 9. Each Stock Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock. All Stock Units shall be credited to accounts on the Company’s records for purposes of the Plan.

(b)     Terms of Stock Units.    The Administrator may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Administrator. The Administrator shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c)     Payment With Respect to Stock Units.    Payment with respect to Stock Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Administrator. The Grant Instrument shall specify the maximum number of shares that shall be paid under the Stock Units.

(d)     Requirement of Employment or Service.    The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.

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10.     Performance Shares

(a)     General Requirements.    The Administrator may grant Performance Shares to a Participant, upon such terms and conditions as the Administrator deems appropriate under this Section 10. Each Performance Share shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock, if specified performance goals are met. All Performance Shares shall be credited to accounts on the Company’s records for purposes of the Plan.

(b)     Terms of Performance Shares.    The Administrator shall establish the performance goals and other conditions for payment of Performance Shares. Performance Shares may be paid at the end of a specified performance or other period, or payment may be deferred to a date authorized by the Administrator. The Administrator shall determine the number of Performance Shares to be granted and the requirements applicable to such Performance Shares.

(c)     Payment With Respect to Performance Shares.    Payment with respect to Performance Shares shall be made in cash, in Stock, or in a combination of the two, as determined by the Administrator. The Administrator may establish in the Grant Instrument a target amount to be paid under a Performance Share based on achievement of the performance goals.

(d)     Requirement of Employment or Service.    The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain Performance Shares after termination of the Participant’s employment or service, and the circumstances under which Performance Shares may be forfeited.

11.     Stock Awards

(a)     General Requirements.    The Administrator may issue or transfer shares of Stock to a Participant under a Stock Award, upon such terms and conditions as the Administrator deems appropriate under this Section 11. Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Administrator. The Administrator may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Administrator deems appropriate, including restrictions based upon the achievement of specific performance goals.

(b)     Number of Shares.    The Administrator shall determine the number of shares of Stock to be issued or transferred pursuant to a Stock Award and any restrictions applicable to such shares.

(c)     Requirement of Employment or Service.    The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.

(d)     Restrictions on Transfer.    While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 17. Each certificate, or electronic book entry equivalent, for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Administrator may retain possession of any stock certificates for Stock Awards until all restrictions on such shares have lapsed.

(e)     Right to Vote and to Receive Dividends.    The Administrator shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Administrator may determine that a Participant’s entitlement to dividends or other distributions with respect to a Stock Award shall be subject to achievement of performance goals or other conditions.

12.     Dividend Equivalents

(a)     General Requirements.    When the Administrator makes a Grant under the Plan, other than an Option or SAR, the Administrator may grant Dividend Equivalents in connection with such Grants, under such terms and conditions as the Administrator deems appropriate under this Section 12. Dividend Equivalents may be paid to Participants currently or may be deferred, as determined by the Administrator. All Dividend Equivalents that are not paid currently shall be credited to accounts on the Company’s records for purposes of the Plan. Dividend Equivalents

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may be accrued as a cash obligation, or may be converted to Stock Units for the Participant, as determined by the Administrator. Unless otherwise specified in the Grant Instrument, deferred Dividend Equivalents will not accrue interest. The Administrator may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may accrue on unearned performance awards but shall not be payable unless and until such performance metrics are met.

(b)     Payment with Respect to Dividend Equivalents.    Dividend Equivalents may be payable in cash or shares of Stock or in a combination of the two, as determined by the Administrator.

13.     Other Stock-Based Awards

The Administrator may grant other awards that are cash-based or based on, measured by or payable in Stock to Participants, on such terms and conditions as the Administrator deems appropriate under this Section 13. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Stock or cash, or in a combination of the two, as determined by the Administrator in the Grant Instrument.

14.     Performance-Vested Grants

(a)     Designation as Performance-Vested Grants.    Notwithstanding any other provision of the Plan, the Administrator may determine that Options, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock Based Awards granted to a Participant may contain vesting conditions based on the achievement of performance goals, as described in this Section 14. This provision is not exclusive and does not inhibit the granting of other awards under this Plan that may have performance goals as part of their terms and conditions.

(b)     Performance Goals.    When Options, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards that have performance-based vesting conditions (“Performance-Vested Grants”) are granted, the Administrator shall establish (i) the performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Administrator deems appropriate and consistent with the Plan, including, in the Administrator’s discretion, any vesting conditions in addition to the performance-related goals.

(c)     Criteria Used for Performance Goals.    The Administrator may use performance goals based on one or more of the following criteria, but is not limited to these criteria: cash flow; free cash flow; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, adjusted earnings before interest, taxes, depreciation and amortization and net earnings); earnings per share; growth in earnings or earnings per share; book value growth; stock price; return on equity or average stockholder equity; total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; sales; expense reduction or expense control; expense to revenue ratio; income, net income or adjusted net income; operating income, net operating income, adjusted operating income or net operating income after tax; operating profit or net operating profit; operating margin; gross profit margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in stockholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and/or organizational restructuring goals; development and implementation of risk and crisis management programs; improvement in workforce diversity; compliance requirements and compliance relief; safety goals; productivity goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); measures of customer satisfaction, employee satisfaction or staff development; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; merger and acquisitions; and other similar criteria as determined by the Committee. The performance goals may be established on an absolute or relative basis and may relate to the Participant’s business unit or the performance of the Company, a Subsidiary, or the Company and its Subsidiaries as a whole, or any combination of the foregoing. Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices. Performance goals need not be uniform as among Participants.

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(d)     Performance Results.    The Administrator shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the terms of each Grant Instrument.

(e)     Death, Disability or Other Circumstances.    The Administrator may provide in the Grant Instrument the extent to which Performance-Vested Grants shall be vested, held, continued and/or payable in the event of the Participant’s death or disability, termination of employment, or a Change of Control.

15.     Deferrals

The Administrator may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Stock that would otherwise be due to the Participant in connection with any Grant. The Administrator shall establish rules and procedures for such deferrals. Any deferrals under the Plan shall be intended to comply with the requirements of section 409A of the Code, and any corresponding regulations and guidance.

16.     Withholding of Taxes

(a)     Required Withholding.    All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer may require that the Participant or other person receiving or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b)     Election to Withhold Shares.    If the Administrator so permits, a Participant may elect to satisfy the Employer’s tax withholding obligation with respect to Grants paid in Stock by having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. In addition, with respect to any required tax withholding amount that exceeds the minimum applicable withholding tax rate, the Administrator may permit a Participant to satisfy such tax withholding obligation with respect to such excess amount by providing that the Participant may elect to deliver to the Company shares of Stock owned by the Participant that have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company. The elections described in this subsection (b) must be in a form and manner prescribed by the Administrator and may be subject to the prior approval of the Administrator.

17.     Transferability of Grants

(a)     In General.    Except as provided in this Section 17, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except by will or by the laws of descent and distribution, or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Administrator, pursuant to a domestic relations order. When a Participant dies, the Successor Participant may exercise such rights in accordance with the terms of the Plan. A Successor Participant must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b)     Transfer of Nonqualified Stock Options.    Notwithstanding the foregoing, the Administrator may provide in a Grant Instrument that a Participant may transfer Nonqualified Stock Options to family members of the Participant, one or more trusts in which family members of the Participant have more than 50% of the beneficial interest, foundations in which family members of the Participant (or the Participant) control the management of assets, or any other entity in which family members of the Participant (or the Participant) own more than 50% of the voting interests, consistent with applicable securities laws, according to such terms as the Administrator may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

18.     Consequences of a Change of Control

(a)     Assumption of Grants.    Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Administrator determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

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(b)     Other Alternatives.    Notwithstanding the foregoing and subject Section 21(b), in the event of a Change of Control, the Administrator may take any of the following actions with respect to any or all outstanding Grants: the Administrator may (i) determine that outstanding Options and SARs shall accelerate and become exercisable, in whole or in part, upon the Change of Control or upon such other event as the Administrator determines, (ii) determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or in part, upon the Change of Control or upon such other event as the Administrator determines, (iii) determine that Participants holding Stock Units, Performance Shares, Dividend Equivalents, and Other Stock-Based Awards shall receive a payment in settlement of such Stock Units, Performance Shares, Dividend Equivalents, and Other Stock-Based Awards in an amount determined by the Administrator, (iv) require that Participants surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Stock, as determined by the Administrator, in an amount equal to the amount by which the then Fair Market Value of the shares of Stock subject to the Participant’s unexercised Options and SARs exceeds the Option Price of the Options or the base amount of SARs, as applicable, and (v) after giving Participants an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Administrator deems appropriate. Such surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Administrator may specify, including pursuant to an earn out or escrow, if applicable. Without limiting the foregoing, if the per share Fair Market Value of the Stock does not exceed the per share Option exercise price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Option or SAR. The Administrator shall have no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding Grants shall continue in effect according to their terms (subject to any assumption pursuant to subsection (a)). Subject to Section 21(b), and any greater rights granted to Participants hereunder, in the event of a Change of Control, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation or sale of assets.

(c)     Administrator.    The Administrator making the determinations under this Section 18 following a Change of Control must be comprised of the same members as those constituting the Administrator immediately before the Change of Control.

19.     Requirements for Issuance of Shares

No shares of Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Stock have been complied with to the satisfaction of the Administrator. The Administrator shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Stock as the Administrator shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

20.     Amendment and Termination of the Plan

(a)     Amendment.    The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the stockholders of the Company if such approval is required in order to comply with the Code, applicable laws and stock exchange requirements, or as required by Section 21(b) below. No amendment or termination of this Plan shall, without the consent of the Participant, impair any rights or obligations under any Grant previously made to the Participant, unless such right has been reserved in the Plan or the Grant Instrument, or except as provided in Section 21(b) below.

(b)     No Repricing Without Stockholder Approval.    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spinoff, combination, or exchange of shares), the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Stock Options or base amount of such SARs, (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price or base amount, as applicable, that is less than the exercise price or base amount of the original Options or SARs or (iii) cancel outstanding Options or SARs with an exercise price or base amount, as applicable, above the current stock price in exchange for cash or other securities.

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(c)     Termination of Plan.    The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, which is [Month] [Day], 2030, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Administrator with respect to an outstanding Grant.

21.     Miscellaneous

(a)     Grants in Connection with Corporate Transactions and Otherwise.    Nothing contained in this Plan shall be construed to (i) limit the right of the Administrator to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to Employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Administrator may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. Notwithstanding anything in the Plan to the contrary, the Administrator may establish such terms and conditions of the new Grants as it deems appropriate, including setting the Option Price or the base price of SARs at a price necessary to retain for the Participant the same economic value as the prior Options or rights.

(b)     Compliance with Law.

(i)     The Plan, the exercise of Options or SARs and the obligations of the Company to issue or transfer shares of Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable Grants comply with any applicable provisions of sections 409A and 422 of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or sections 409A or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or sections 409A or 422 of the Code, that Plan provision shall cease to apply. The Administrator may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Administrator may also adopt rules regarding the withholding of taxes on payments to Participants. The Administrator may, in its sole discretion, agree to limit its authority under this Section.

(ii)    The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (II) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (III) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.

(iii)   Any Grant that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Participant’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s

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death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Administrator or its delegate in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.

(c)     Enforceability.    The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(d)     Funding of the Plan; Limitation on Rights.    This Plan shall be unfunded. Neither the Company nor any other Employer shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company or any other Employer and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company or any other Employer. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e)     Establishment of Subplans.    The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Employer shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

(f)     Rights of Participants.    Nothing in this Plan shall entitle any Participant or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

(g)     No Fractional Shares.    No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Grant. The Administrator shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(h)     Clawback Policies.    All Grants under the Plan are subject to the applicable provisions of the Company’s clawback or recoupment policy approved by the Board, if any, as such policy may be in effect from time to time.

(i)     Governing Law.    The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

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FIRST AMENDMENT
to
AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger, dated August 19, 2020 (this “Amendment”), is entered into by and among INSURANCE ACQUISITION CORP., a Delaware corporation (“Parent”), IAC MERGER SUB, INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and SHIFT TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and amends that certain Agreement and Plan of Merger dated June 29, 2020, among Parent, Merger Sub and the Company (the “Merger Agreement”). Capitalized terms used but not defined herein have the meanings given to them in the Merger Agreement.

WHEREAS, the parties desire to amend the terms of the Merger Agreement as set forth in this Amendment, in compliance with Section 9.14 of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.     Amendments.

(a)     Clause (ii) of Section 6.8(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(ii)     an amendment and restatement of Parent’s certificate of incorporation, in substantially the form of Exhibit E attached hereto, to, among other things, increase the authorized number of shares of Parent Common Stock, change the name of Parent, change the class structure of the board of directors and remove provisions therein no longer applicable following the consummation of the Merger (the “Parent Charter Amendments”);”

(b)     The form of Parent Charter Amendments attached as Exhibit E to the Merger Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit A.

(c)     The reference to “Section 6.20(b)” in Section 7.2(j) of the Merger Agreement is hereby amended to reference “Section 6.20(c)”.

2.     Agreement Regarding Extension Proxy Statement.    Section 6.22 of the Merger Agreement provides that the Extension Proxy Statement will seek approval for the amendment of Parent’s Organizational Documents to extend the outside date for consummating a business combination (as defined therein) to a date to be mutually agreed upon by Shift and Parent (but no earlier than the Outside Date). The parties hereby agree that the Extension Meeting will be scheduled for a date between September 1, 2020 and September 22, 2020, and that the extension of the outside date reflected in the Extension Proxy Statement will be for a period of six (6) weeks following September 22, 2020, or until November 3, 2020. If for any reason the Closing is reasonably not expected to occur prior to November 3, 2020, Parent shall either amend the existing Extension Proxy Statement, or file a new Extension Proxy Statement, seeking to further extend the outside date for consummating a business combination to a date selected by both parties that is no earlier than the Outside Date, all in compliance with Section 6.22 of the Merger Agreement.

3.     Continuing Effectiveness; Entire Agreement.    Except as expressly amended, modified and/or supplemented by this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment, and all references to “the Agreement” or “the Merger Agreement”) in the Disclosure Schedules or in any exhibit or other document referencing the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment. This Amendment (together with the Merger Agreement) constitutes the entire agreement of the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements and understandings, both written and oral, with respect to such subject matter.

4.     Other Miscellaneous Terms.    The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby. This Amendment, the rights and

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duties of the parties, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Amendment will be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. This Amendment may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page, including any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g. www.docusign.com), to this Amendment by facsimile or by e-mail in “portable document format” shall be effective as delivery of a mutually executed counterpart to this Amendment. The titles, captions and table of contents in this Amendment are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Amendment or otherwise affect the meaning or interpretation of this Amendment.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

PARENT:
Insurance Acquisition Corp.
By:	/s/ John Butler
Name:	John Butler
Title:	President and CEO

MERGER SUB:
IAC Merger Sub, Inc.
By:	/s/ John Butler
Name:	John Butler
Title:	President and CEO

SHIFT:
Shift Technologies, Inc.
By:	/s/ George Arison
Name:	George Arison
Title:	Co-Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

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Exhibit A

Parent Charter Amendments

Exhibit E

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INSURANCE ACQUISITION CORP.

[•] ___, 2020

Insurance Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.      The name of the Corporation is “Insurance Acquisition Corp.”

2.      The Corporation (i) filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 13, 2018 under the name “Insurance Acquisition Corp.”, (ii) filed an Amendment to its Certificate of Incorporation on December 26, 2018, and (iii) filed an Amended and Restated Certificate of Incorporation on March 20, 2019 (the “Amended and Restated Certificate”).

3.      This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which amends and restates the provisions of the Amended and Restated Certificate, was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, in connection with, and in anticipation of the consummation of, the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated June 29, 2020, among the Corporation, its wholly owned subsidiary, IAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Shift Technologies, Inc., a Delaware corporation (“Shift”).

4.      This Second Amended and Restated Certificate shall become effective as of the time and date of effectiveness of the filing with the Secretary of State of the State of Delaware of that certain Certificate of Merger, of even date herewith, pursuant to which Merger Sub will be merged with and into Shift, with Shift surviving (the “Business Combination Effective Time”); provided, however, that if the Business Combination Effective Time does not occur within four (4) days following the time and date of the filing of this Second Amended and Restated Certificate, then this Second Amended and Restated Certificate may be abandoned by the Board of Directors of the Corporation, and if so abandoned, then this Second Amended and Restated Certificate shall be terminated by the filing, prior to the occurrence of the Business Combination Effective Time but after such four (4) day period, of a certificate of termination of this Second Amended and Restated Certificate, which certificate of termination shall be executed in accordance with Section 103(a) of the DGCL and state that this Second Amended and Restated Certificate has been terminated.

5.      The text of the Amended and Restated Certificate is hereby amended and restated, as of the Business Combination Effective Time, in its entirety to read as follows:

ARTICLE I. NAME

The name of the corporation is Shift Technologies, Inc. (the “Corporation”).

ARTICLE II. PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as it may be amended from time to time, the “DGCL”).

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ARTICLE III. REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE IV. CAPITALIZATION

Section 4.01.    Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, that the Corporation shall have authority to issue is [•] Million ([•],000,000), of which (i) [[•] Million ([•],000,000)] shares shall be Class A common stock (“Class A Common Stock”), (ii) Ten Million (10,000,000) shares shall be Class B common stock (“Class B Common Stock”), and (iii) One Million (1,000,000) shares shall be preferred stock (“Preferred Stock”).

Section 4.02.    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as otherwise required by applicable Law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any certificate of designations relating to such series of Preferred Stock).

Section 4.03.    Common Stock.

(a)     Voting.    Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation):

i.     The holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

ii.     The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

iii.     The holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL. For the avoidance of doubt, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, the initial adoption of any certificate of designations that establishes, or authorizes the issuance of, any series of Preferred Stock.

(b)     Class B Common Stock.

i.     Upon the occurrence of the Business Combination Effective Time, each share of Class B Common Stock outstanding immediately prior to the Business Combination Effective Time shall automatically be converted, without any action on the part of any person, including the

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Corporation (and concurrently with such conversion the number of authorized shares of Class B Common Stock shall be reduced to zero), into 1.096837 shares of Class A Common Stock; provided, that no certificates or scrip representing a fractional share of Class A Common Stock will be issued in connection with such conversion, and to the extent that a fractional share of Class A Common Stock would otherwise be issuable upon such conversion, after aggregating all fractional shares of Class A Common Stock that otherwise would be received by a holder of shares of Class B Common Stock, such fraction shall be rounded up to one whole share of Class A Common Stock.

ii.     The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, share dividend, rights issue, reclassification, recapitalization or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the issued and outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after June 29, 2020 without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

iii.     At any time when there are no longer any shares of Class B Common Stock outstanding, this Certificate automatically shall be deemed amended to delete this Section 4.03(b) in its entirety and replaced with “intentionally omitted”.

(c)     Dividends. Subject to applicable law, and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d)     Liquidation, Dissolution or Winding-Up.    Subject to applicable law, and the rights, if any, of the holders of any outstanding series of the Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (following conversion of Class B Common Stock into Class A Common Stock pursuant to the terms hereof) held by them.

Section 4.04. Rights and Options.    Subject to the requirements of applicable law, the Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. Subject to the requirements of applicable law, the Board is hereby expressly authorized to provide for the issuance of such rights, warrants and options and to establish from time to time the number of such rights, warrants and options to be issued and to fix the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Section 4.05.     No Class Vote on Changes in Authorized Number of Shares of Stock. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation).
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ARTICLE V. BOARD OF DIRECTORS

Section 5.01.     Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate and the Bylaws.

Section 5.02.     Number, Election and Term. Subject to Section 5.05 and compliance with applicable law (including Section 3.01 of the California General Corporation Law, if and to the extent applicable):

(a)     The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board. The initial number of directors of the Corporation as of the Business Combination Effective Date shall be eight (8).

(b)     At, and after, the Business Combination Effective Date, the board of directors shall be divided into three (3) classes to be designated and known as “Class I”, “Class II” and “Class III”. The initial number of directors in Class I shall be two (2), in Class II shall be three (3) and in Class III shall be three (3). In case of any increase or decrease from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

(c)     Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, however, that the term of office of directors elected as Class I directors at the Business Combination Effective Date shall expire at the first annual meeting held after the Business Combination Effective Date; the term of office of directors elected as Class II directors at the Business Combination Effective Date shall expire at the second annual meeting held after the Business Combination Effective Date; and the term of office of directors elected as Class III directors at the Business Combination Effective Date shall expire at the third annual meeting held after the Business Combination Effective Date; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)     Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(e) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

Section 5.03.     Newly Created Directorships and Vacancies. Subject to Section 5.05, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.04.     Removal. Subject to Section 5.05, and except as otherwise required by this Second Amended and Restated Certificate, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.05.     Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies,

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the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate or any certificate of designations with respect to any series of Preferred Stock and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI. BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders upon obtaining (i) the affirmative vote of the holders of at least a majority of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (ii) any other vote of the holders of any class or series of capital stock of the Corporation required by applicable law, this Second Amended and Restated Certificate, by any Preferred Stock Designation or the Bylaws; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII. MEETINGS OF STOCKHOLDERS;

ACTION BY WRITTEN CONSENT

Section 7.01.     Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied.

Section 7.02.     Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.03.     Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any certificate of designations relating to any series of Preferred Stock), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII. LIMITED LIABILITY; INDEMNIFICATION

Section 8.01.      Limitation of Director and Officer Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence, or any adoption, amendment, modification or repeal of any other provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with the foregoing sentence, shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such adoption, amendment, modification or repeal.

Section 8.02.     Indemnification and Advancement of Expenses.

(a)     To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative (formal or informal), including appeal therefrom, (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint

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venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether brought by or in the right of the Corporation or otherwise and whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.02 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.02 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.02(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)     The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.02 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)     Any repeal or amendment of this Section 8.02 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.02, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)     This Section 8.02 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX. AMENDMENT OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate or any Preferred Stock Designation, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article V, Article VII, Article VIII, this Article IX and Article XI may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Second Amended and Restated Certificate or otherwise required by law, such alternation, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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ARTICLE X. EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.01.     Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except any action (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the federal securities laws, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.

Section 10.02.     Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 10.01 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.01 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.03.     Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI. CORPORATE OPPORTUNITIES

To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to, or acquired, created or developed by, or which otherwise comes into the possession of Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership or Highland Entrepreneurs’ Fund 9 Limited Patrnership, or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption, alteration, amendment, addition to or repeal of any other provision of this Second Amended and Restated Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

[ signature page follows ]

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IN WITNESS WHEREOF, Insurance Acquisition Corp. has caused this Second Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth hereinabove.

INSURANCE ACQUISITION CORP.
By:
Name:
Title:

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Annex B

Shift Technologies, inc. 2020
OMNIBUS EQUITY COMPENSATION PLAN

1.      Purpose

The purpose of the Plan is to provide (i) employees of the Company or an Affiliate of the Company, (ii) any individual who provides services to the Company or an Affiliate of the Company, and (iii) members of the Board, with the opportunity to receive grants of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. The Company believes that the Plan will encourage the Participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the Participants with those of the stockholders. The Plan is dated as of [Month] [Day], [2020], subject to stockholder approval of the Plan.

2.      Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a)     “Administrator” means the Committee and any delegate of the Committee that is appointed in accordance with Section 3, except that the Board shall be the Administrator with respect to Grants to Non-Employee Directors.

(b)    “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

(c)     “Board” means the Company’s Board of Directors as constituted from time to time.

(d)    “Change of Control” means the first to occur of any of the following events:

(i)     the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company, taken as a whole, to any Person other than any one or more Qualified Affiliates;

(ii)    Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 50% or more of the total voting power of the voting capital interests of the Company, other than an acquisition by one or more Qualified Affiliates;

(iii)   directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; or

(iv)   The consummation of a complete dissolution or liquidation of the Company.

The Committee may modify the definition of Change of Control for a particular Grant as the Committee deems appropriate to comply with section 409A of the Code or otherwise. Notwithstanding the foregoing, if a Grant constitutes deferred compensation subject to section 409A of the Code and the Grant provides for payment upon a Change of Control, then, for purposes of such payment provisions, no Change of Control shall be deemed to have occurred upon an event described in items (i) – (iv) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under section 409A of the Code.

(e)     “Code” means the Internal Revenue Code of 1986, as amended.

(f)     “Company” means Shift Technologies, Inc., a Delaware corporation.

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(g)    “Committee” means the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan.

(h)    “Date of Grant” means the date a Grant is effective; provided, however, that no retroactive Grants will be made.

(i)     “Dividend Equivalent” means an amount determined by multiplying the number of shares of Stock, Performance Shares or Stock Units subject to a Grant by the per-share cash dividend, or the per-share fair market value (as determined by the Administrator) of any dividend in consideration other than cash, paid by the Company on its Stock on a dividend payment date.

(j)     “Effective Date” of the Plan means [Month] [Day], [2020], subject to approval by the stockholders of the Company.

(k)    “Employee” shall mean an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Administrator determines otherwise.

(l)     “Employer” shall mean the Company and its Subsidiaries.

(m)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)    “Fair Market Value” of Stock is (i) if the Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Stock is a national securities exchange, the last reported sale price during regular trading hours on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (B) if the Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Stock on the relevant date, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Administrator determines, or (ii) if the Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Administrator.

(o)    “Grant” means an Option, SAR, Stock Unit, Performance Share, Stock Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

(p)    “Grant Instrument” means the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

(q)    “Key Advisor” shall mean a consultant or advisor of the Employer.

(r)     “Incentive Stock Option” means a stock option that is intended to meet the requirements of section 422 of the Code, as described in Section 7.

(s)     “Non-Employee Director” means a member of the Board who is not an Employee of the Company or a Subsidiary at the Date of Grant.

(t)     “Non-Qualified Stock Option” means a stock option that is not intended to meet the requirements of section 422 of the Code, as described in Section 7.

(u)    “Option” means an Incentive Stock Option or Nonqualified Stock Option to purchase shares of Stock at an Option Price for a specified period of time.

(v)    “Option Price” means an amount per share of Stock purchasable under an Option, as designated by the Administrator.

(w)    “Other Stock-Based Award” means any Grant based on, measured by or payable in Stock (other than Grants described in Sections 7, 8, 9, 10, 11 and 12), as described in Section 13.

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(x)    “Parent” means a “parent corporation,” as defined in section 424(e) of the Code, of the Company.

(y)    “Participant” means an Employee, Key Advisor or Non-Employee Director designated by the Administrator to receive a Grant under the Plan.

(z)     “Performance Shares” means an award of phantom shares, representing one or more shares of Stock, as described in Section 10.

(aa)   “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, or unincorporated association, and any fiduciary acting in such capacity on behalf of any of the foregoing.

(bb)  “Plan” means this Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan, as in effect from time to time.

(cc)   “Qualified Affiliate” means (i) any Person that is part of a controlled group or under common control with the Company; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or by any entity controlled by the Company; or (iii) any Person controlled by any executive officer (as defined by Rule 16a-1(f) of the Exchange Act) of the Company. For purposes of this definition, “controlled by” shall mean possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(dd)  “Stock” means the common stock, par value $0.0001 per share, of the Company or such other securities of the Company as may be substituted for Stock pursuant to Sections 5(d) or 18.

(ee)   “SAR” means an award of a stock appreciation right, as described in Section 8.

(ff)    “Stock Award” means an award of Stock, as described in Section 11.

(gg)  “Stock Unit” means an award of a phantom unit, representing one or more shares of Stock, as described in Section 9.

(hh)  “Subsidiary” means any entity in which the Company has a greater than 50% ownership interest. For purposes of Sections 7(c), (d) and (h), “Subsidiary” shall mean a “subsidiary corporation,” as defined in section 424(f) of the Code, of the Company.

(ii)    “Successor Participant” means the personal representative or other person entitled to succeed to the rights of the Participant in accordance with Section 17.

3.      Administration

(a)     The Plan shall be administered by the Administrator. The Administrator shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms of the Grants to be made to each Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Grant, subject to the provisions of Section 20, (v) adopt guidelines separate from the Plan that set forth the specific terms and conditions for Grants under the Plan, and (vi) deal with any other matters arising under the Plan.

(b)    The Administrator shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Administrator’s interpretations of the Plan and all determinations made by the Administrator pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Administrator shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(c)     The Administrator, in its discretion, may delegate to one or more officers of the Company all or part of the Administrator’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Administrator may revoke or amend the terms

Annex B-3

of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan and the Administrator’s prior delegation. Any delegation by the Administrator pursuant to this Section shall be subject to such conditions and limitations as may be determined by the Administrator and shall be subject to and limited by applicable law or regulation, including without limitation the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Stock is then listed.

4.      Grants

(a)     General.    Grants under the Plan may consist of Options, SARs, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents and Other Stock-Based Awards. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with the Plan as the Administrator deems appropriate and as are specified in writing by the Administrator in separate guidelines or to the individual in the Grant Instrument or an amendment to the guidelines or Grant Instrument. The Administrator shall approve the form and provisions of each Grant Instrument. All Grants shall be made conditional upon the Participant’s acknowledgment, in writing or by acceptance of the Grant, that all decisions and determinations of the Administrator shall be final and binding on the Participant, his or her beneficiaries, and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

(b)    Correction of Errors.    Notwithstanding anything in any Grant Instrument to the contrary, the Administrator may amend a Grant, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of correcting errors occurring in connection with the grant or documentation of an Grant, including rescinding a Grant erroneously granted, including, but not limited to, a Grant erroneously granted to an individual who is not eligible for a Grant as of the Date of Grant. By accepting a Grant under this Plan, a Participant agrees to any amendment made pursuant to this Section 4(b) to any Grant made under the Plan without further consideration or action.

5.      Shares of Stock Subject to the Plan

(a)     Shares Authorized.    The total aggregate number of shares of Stock that may be issued or transferred under the Plan is [———] shares1, subject to adjustment as described below. The shares may be authorized but unissued shares of Stock or reacquired shares of Stock, including shares purchased by the Company on the open market for purposes of the Plan. Grants paid in cash shall not count against the foregoing share limits. The aggregate number of shares of Stock reserved for Grants under Section 5(a) of the Plan will automatically increase on January 1 of each year, for a period of not more than ten (10) years, commencing on January 1 of the year following the year in which the Effective Date occurs and ending on (and including) January 1, 2030, in an amount equal to two percent (2%) of the total number of shares of Stock outstanding on December 31 of the immediately preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1 of a given year to provide that there will be no January 1 increase for such year or that the increase for such year will be a lesser number of shares of Stock than provided herein. The number of shares of Stock available to be issued pursuant to Incentive Stock Options shall be the amount set forth in the first sentence of this Section 5(a) plus any automatic annual increase as provided for in this Section 5(a), provided that, such automatic annual increase for purposes of making grants of Incentive Stock Options shall be limited to 2% of the number of shares of Stock outstanding on the Effective Date.

(b)    Share Counting.    For administrative purposes, when the Administrator makes a Grant payable in Stock, the Administrator shall reserve shares of Stock equal to the maximum number of shares of Stock that may be payable under the Grant. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units, Performance Shares, Dividend Equivalents or Other Stock-Based Awards are forfeited or terminated, or otherwise are not paid in full, the shares subject to such Grants which have not been issued shall again be available for purposes of the Plan. Shares of Stock withheld in payment of the Option Price of an Option or withheld for purposes of satisfying the Employer’s minimum tax withholding obligations with respect to Grants under the Plan shall not be available for

____________

1          The aggregate number of shares is equal to 12% of the Company shares outstanding (including Additional Shares) after giving effect to the Merger.

Annex B-4

re-issuance or transfer under the Plan. Upon the exercise of an Option through the withholding of shares or upon the exercise of a SAR, then both for purposes of calculating the number of shares of Stock remaining available for issuance under the Plan and the number of shares of Stock remaining available for exercise under the Option or SAR, the number of such shares shall be reduced by the gross number of shares for which the Option or SAR is exercised. To the extent that any Grants are paid in cash and not shares of Stock, such Grants shall not count against the share limits in subsection (a) above. For the avoidance of doubt, if shares of Stock are repurchased on the open market with the proceeds of the exercise price of Options, such shares may not again be made available for issuance under the Plan.

(c)     Individual Limits.    All Grants under the Plan, other than Dividend Equivalents, shall be expressed in shares of Stock. The maximum aggregate number of shares of Stock with respect to which all Grants, other than Dividend Equivalents, may be made under the Plan to any individual during any calendar year shall be 2,000,000 shares of Stock, subject to adjustment as described below. A Participant may not accrue cash-based Dividend Equivalents during any calendar year in excess of $1,000,000. The individual limits described in this subsection (c) shall apply without regard to whether the Grants are to be paid in Stock or in cash. All cash payments (other than Dividend Equivalents) shall equal the Fair Market Value of the shares of Stock to which the cash payment relates.

(d)    Adjustments.    If there is any change in the number or kind of shares of Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend, distribution, or partial liquidation, the number of shares of Stock available for issuance under the Plan, the maximum number of shares of Stock for which any individual may receive pursuant to Grants in any year, the number of shares covered by outstanding Grants, the kind of shares to be issued or transferred under the Plan, performance goals or other applicable metrics or hurdles, Option Prices, base amounts of SARs, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Administrator, in such manner as the Administrator deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 18 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Administrator shall be final, binding and conclusive.

(e)     Awards to Non-Employee Directors.    The maximum number of shares of Stock subject to Grants granted under the Plan or otherwise during any one (1) fiscal year to any Non-Employee Director, taken together with any cash fees paid by the Company to such Non-Employee Director during such fiscal year for service as a Non-Employee Director, will not exceed $1,000,000 in total value (calculating the value of any such Grants based on the Date of Grant fair value of such awards for financial reporting purposes), including for this purpose, the value of any Grants that are received in lieu of all or a portion of any annual cash retainers or other similar cash based payments and excluding, for this purpose, the value of any Dividend Equivalent payments paid pursuant to any Grant awarded in a previous fiscal year. Nothing in this section shall limit a Grant or other compensation in excess of the limit of this Section 5(e) to the extent such award or other compensation is approved by action of the Board whereby all affected Non-Employee Directors have recused themselves from such approval.

6.      Eligibility for Participation

All Employees and Non-Employee Directors shall be eligible to participate in the Plan. Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities. The Administrator shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Options and SARs may be granted only to persons who perform direct services to the Company on the date of grant, as determined under section 409A of the Code.

Annex B-5

7.      Options

(a)     General Requirements.    The Administrator may grant Options to a Participant upon such terms and conditions as the Administrator deems appropriate under this Section 7.

(b)    Number of Shares.    The Administrator shall determine the number of shares of Stock that will be subject to each Grant of Options to Participants.

(c)     Type of Option and Price.

(i)     The Administrator may grant Incentive Stock Options or Nonqualified Stock Options or any combination of Incentive Stock Options and Nonqualified Stock Options. Incentive Stock Options may be granted only to Employees of the Company or its Subsidiaries. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option. Nonqualified Stock Options may be granted to any Participant.

(ii)    The Option Price shall be determined by the Administrator and may be equal to or greater than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant; provided, however, that an Incentive Stock Option may not be granted to any person who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary, unless the Option Price is not less than 110% of the Fair Market Value on the Date of Grant. Notwithstanding the foregoing, if the Administrator selects a Date of Grant in the future for a Non-Qualified Stock Option, the Option Price may be the average selling price during a period not to exceed 30 days prior to such Date of Grant in accordance with Treas. Reg. Section 1.409A-1(b)(5)(iv)(A).

(d)    Option Term.    The Administrator shall determine the term of each Option. The term of an Option shall not exceed ten years from the Date of Grant. However, an Incentive Stock Option that is granted to an Employee who, at the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any Subsidiary, may not have a term that exceeds five years from the Date of Grant.

(e)     Exercisability of Options.    Options shall become exercisable in accordance with such terms and conditions as may be determined by the Administrator and specified in the Grant Instrument. The Administrator may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(f)     Termination of Employment or Service.    Except as provided in the Grant Instrument, an Option may only be exercised while the Participant is employed by, or providing service to, the Company, an Affiliate or another entity as designated in the Grant Instrument. The Administrator shall specify in the Grant Instrument under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(g)    Exercise of Options.    A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company or its designated agent. The Participant shall pay the Option Price and any withholding taxes for the Option (i) in cash or by certified check, (ii) with the approval of the Administrator, by withholding shares of Stock subject to the Option, by delivering shares of Stock owned by the Participant or by attestation (on a form prescribed by the Administrator) to ownership of shares of Stock (in each case, such shares of Stock shall have an aggregate Fair Market Value on the date of exercise equal to the Option Price), (iii) in cash, on the T+2 settlement date that occurs after the exercise date specified in the notice of exercise, provided that the Participant exercises the Option through an irrevocable agreement with a registered broker and the payment is made in accordance with procedures permitted by Regulation T of the Federal Reserve Board and such procedures do not violate applicable law, or (iv) by such other method as the Administrator may approve, to the extent permitted by applicable law. Shares of Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Administrator depending on the type of payment being made.

Annex B-6

(h)    Limits on Incentive Stock Options.    Each Incentive Stock Option shall provide that if the aggregate Fair Market Value on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a Parent or Subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

8.      SARs

(a)     General Requirements.    The Administrator may grant SARs to any Participant, upon such terms and conditions as the Administrator deems appropriate under this Section 8. Each SAR shall represent the right of the Participant to receive, upon settlement of the SAR, shares of Stock or cash equal to the amount by which the Fair Market Value of a share of Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described below in Section 8(c).

(b)    Terms of SARs.    The Administrator shall determine the terms and conditions of SARs and may grant SARs separately from or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or any time thereafter while the Option remains outstanding; provided, however, that in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Administrator will determine the number of SARs to be granted, the base amount, the vesting and other restrictions applicable to SARs and the period during which SARs will remain exercisable. The term of SARs shall not exceed ten years from the Date of Grant.

(c)     Base Amount.    The Administrator shall establish the base amount of the SAR at the time the SAR is granted. The base amount shall not be less than the Fair Market Value of the shares of Stock subject to the Grant on the Date of Grant. Notwithstanding the foregoing, if the Administrator selects a SARs Date of Grant that is in the future, the base amount may be the average selling price during a period not to exceed 30 days prior to such Date of Grant in accordance with Treas. Reg. Section 1.409A-1(b)(5)(iv)(A).

(d)    Payment With Respect to SARs.    The Administrator shall determine whether the appreciation in an SAR shall be paid in the form of cash, in Stock, or in a combination of the two, in such proportion as the Administrator deems appropriate. For purposes of calculating the number of shares of Stock to be received, Stock shall be valued at its Fair Market Value on the date of exercise of the SAR. If shares of Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(e)     Requirement of Employment or Service.    The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain SARs after termination of the Participant’s employment or service, and the circumstances under which SARs may be forfeited.

9.      Stock Units

(a)     General Requirements.    The Administrator may grant Stock Units to a Participant, upon such terms and conditions as the Administrator deems appropriate under this Section 9. Each Stock Unit shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock. All Stock Units shall be credited to accounts on the Company’s records for purposes of the Plan.

(b)    Terms of Stock Units.    The Administrator may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Administrator. The Administrator shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c)     Payment With Respect to Stock Units.    Payment with respect to Stock Units shall be made in cash, in Stock, or in a combination of the two, as determined by the Administrator. The Grant Instrument shall specify the maximum number of shares that shall be paid under the Stock Units.

(d)    Requirement of Employment or Service.    The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.

Annex B-7

10.    Performance Shares

(a)     General Requirements.    The Administrator may grant Performance Shares to a Participant, upon such terms and conditions as the Administrator deems appropriate under this Section 10. Each Performance Share shall represent the right of the Participant to receive a share of Stock or an amount based on the value of a share of Stock, if specified performance goals are met. All Performance Shares shall be credited to accounts on the Company’s records for purposes of the Plan.

(b)    Terms of Performance Shares.    The Administrator shall establish the performance goals and other conditions for payment of Performance Shares. Performance Shares may be paid at the end of a specified performance or other period, or payment may be deferred to a date authorized by the Administrator. The Administrator shall determine the number of Performance Shares to be granted and the requirements applicable to such Performance Shares.

(c)     Payment With Respect to Performance Shares.    Payment with respect to Performance Shares shall be made in cash, in Stock, or in a combination of the two, as determined by the Administrator. The Administrator may establish in the Grant Instrument a target amount to be paid under a Performance Share based on achievement of the performance goals.

(d)    Requirement of Employment or Service.    The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain Performance Shares after termination of the Participant’s employment or service, and the circumstances under which Performance Shares may be forfeited.

11.    Stock Awards

(a)     General Requirements.    The Administrator may issue or transfer shares of Stock to a Participant under a Stock Award, upon such terms and conditions as the Administrator deems appropriate under this Section 11. Shares of Stock issued or transferred pursuant to Stock Awards may be issued or transferred for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Administrator. The Administrator may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Administrator deems appropriate, including restrictions based upon the achievement of specific performance goals.

(b)    Number of Shares.    The Administrator shall determine the number of shares of Stock to be issued or transferred pursuant to a Stock Award and any restrictions applicable to such shares.

(c)     Requirement of Employment or Service.    The Administrator shall determine in the Grant Instrument under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.

(d)    Restrictions on Transfer.    While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 17. Each certificate, or electronic book entry equivalent, for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Administrator may retain possession of any stock certificates for Stock Awards until all restrictions on such shares have lapsed.

(e)     Right to Vote and to Receive Dividends.    The Administrator shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Administrator may determine that a Participant’s entitlement to dividends or other distributions with respect to a Stock Award shall be subject to achievement of performance goals or other conditions.

12.    Dividend Equivalents

(a)     General Requirements.    When the Administrator makes a Grant under the Plan, other than an Option or SAR, the Administrator may grant Dividend Equivalents in connection with such Grants, under such terms and conditions as the Administrator deems appropriate under this Section 12. Dividend Equivalents may be paid to Participants currently or may be deferred, as determined by the Administrator. All Dividend Equivalents that are not

Annex B-8

paid currently shall be credited to accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to Stock Units for the Participant, as determined by the Administrator. Unless otherwise specified in the Grant Instrument, deferred Dividend Equivalents will not accrue interest. The Administrator may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may accrue on unearned performance awards but shall not be payable unless and until such performance metrics are met.

(b)    Payment with Respect to Dividend Equivalents.    Dividend Equivalents may be payable in cash or shares of Stock or in a combination of the two, as determined by the Administrator.

13.    Other Stock-Based Awards

The Administrator may grant other awards that are cash-based or based on, measured by or payable in Stock to Participants, on such terms and conditions as the Administrator deems appropriate under this Section 13. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Stock or cash, or in a combination of the two, as determined by the Administrator in the Grant Instrument.

14.    Performance-Vested Grants

(a)     Designation as Performance-Vested Grants.    Notwithstanding any other provision of the Plan, the Administrator may determine that Options, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock Based Awards granted to a Participant may contain vesting conditions based on the achievement of performance goals, as described in this Section 14. This provision is not exclusive and does not inhibit the granting of other awards under this Plan that may have performance goals as part of their terms and conditions.

(b)    Performance Goals.    When Options, Stock Units, Performance Shares, Stock Awards, Dividend Equivalents or Other Stock-Based Awards that have performance-based vesting conditions (“Performance-Vested Grants”) are granted, the Administrator shall establish (i) the performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Administrator deems appropriate and consistent with the Plan, including, in the Administrator’s discretion, any vesting conditions in addition to the performance-related goals.

(c)     Criteria Used for Performance Goals.    The Administrator may use performance goals based on one or more of the following criteria, but is not limited to these criteria: cash flow; free cash flow; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, adjusted earnings before interest, taxes, depreciation and amortization and net earnings); earnings per share; growth in earnings or earnings per share; book value growth; stock price; return on equity or average stockholder equity; total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; sales; expense reduction or expense control; expense to revenue ratio; income, net income or adjusted net income; operating income, net operating income, adjusted operating income or net operating income after tax; operating profit or net operating profit; operating margin; gross profit margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in stockholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and/or organizational restructuring goals; development and implementation of risk and crisis management programs; improvement in workforce diversity; compliance requirements and compliance relief; safety goals; productivity goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); measures of customer satisfaction, employee satisfaction or staff development; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; merger and acquisitions; and other similar criteria as determined by the Committee. The performance goals may be established on an absolute or relative basis and may relate to the Participant’s business unit or the performance of the Company, a Subsidiary, or the Company and its Subsidiaries as a whole, or any combination of the foregoing. Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices. Performance goals need not be uniform as among Participants.

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(d)    Performance Results.    The Administrator shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the terms of each Grant Instrument.

(e)     Death, Disability or Other Circumstances.    The Administrator may provide in the Grant Instrument the extent to which Performance-Vested Grants shall be vested, held, continued and/or payable in the event of the Participant’s death or disability, termination of employment, or a Change of Control.

15.    Deferrals

The Administrator may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Stock that would otherwise be due to the Participant in connection with any Grant. The Administrator shall establish rules and procedures for such deferrals. Any deferrals under the Plan shall be intended to comply with the requirements of section 409A of the Code, and any corresponding regulations and guidance.

16.    Withholding of Taxes

(a)     Required Withholding.    All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer may require that the Participant or other person receiving or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b)    Election to Withhold Shares.    If the Administrator so permits, a Participant may elect to satisfy the Employer’s tax withholding obligation with respect to Grants paid in Stock by having shares withheld, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. In addition, with respect to any required tax withholding amount that exceeds the minimum applicable withholding tax rate, the Administrator may permit a Participant to satisfy such tax withholding obligation with respect to such excess amount by providing that the Participant may elect to deliver to the Company shares of Stock owned by the Participant that have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company. The elections described in this subsection (b) must be in a form and manner prescribed by the Administrator and may be subject to the prior approval of the Administrator.

17.    Transferability of Grants

(a)     In General.    Except as provided in this Section 17, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except by will or by the laws of descent and distribution, or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Administrator, pursuant to a domestic relations order. When a Participant dies, the Successor Participant may exercise such rights in accordance with the terms of the Plan. A Successor Participant must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b)    Transfer of Nonqualified Stock Options.    Notwithstanding the foregoing, the Administrator may provide in a Grant Instrument that a Participant may transfer Nonqualified Stock Options to family members of the Participant, one or more trusts in which family members of the Participant have more than 50% of the beneficial interest, foundations in which family members of the Participant (or the Participant) control the management of assets, or any other entity in which family members of the Participant (or the Participant) own more than 50% of the voting interests, consistent with applicable securities laws, according to such terms as the Administrator may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

18.    Consequences of a Change of Control

(a)     Assumption of Grants.    Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Administrator determines otherwise, all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or

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rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

(b)    Other Alternatives.    Notwithstanding the foregoing and subject Section 21(b), in the event of a Change of Control, the Administrator may take any of the following actions with respect to any or all outstanding Grants: the Administrator may (i) determine that outstanding Options and SARs shall accelerate and become exercisable, in whole or in part, upon the Change of Control or upon such other event as the Administrator determines, (ii) determine that the restrictions and conditions on outstanding Stock Awards shall lapse, in whole or in part, upon the Change of Control or upon such other event as the Administrator determines, (iii) determine that Participants holding Stock Units, Performance Shares, Dividend Equivalents, and Other Stock-Based Awards shall receive a payment in settlement of such Stock Units, Performance Shares, Dividend Equivalents, and Other Stock-Based Awards in an amount determined by the Administrator, (iv) require that Participants surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Stock, as determined by the Administrator, in an amount equal to the amount by which the then Fair Market Value of the shares of Stock subject to the Participant’s unexercised Options and SARs exceeds the Option Price of the Options or the base amount of SARs, as applicable, and (v) after giving Participants an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Administrator deems appropriate. Such surrender, termination or settlement shall take place as of the date of the Change of Control or such other date as the Administrator may specify, including pursuant to an earn out or escrow, if applicable. Without limiting the foregoing, if the per share Fair Market Value of the Stock does not exceed the per share Option exercise price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Option or SAR. The Administrator shall have no obligation to take any of the foregoing actions, and, in the absence of any such actions, outstanding Grants shall continue in effect according to their terms (subject to any assumption pursuant to subsection (a)). Subject to Section 21(b), and any greater rights granted to Participants hereunder, in the event of a Change of Control, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation or sale of assets.

(c)     Administrator.    The Administrator making the determinations under this Section 18 following a Change of Control must be comprised of the same members as those constituting the Administrator immediately before the Change of Control.

19.    Requirements for Issuance of Shares

No shares of Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Stock have been complied with to the satisfaction of the Administrator. The Administrator shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Stock as the Administrator shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

20.    Amendment and Termination of the Plan

(a)     Amendment.    The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the stockholders of the Company if such approval is required in order to comply with the Code, applicable laws and stock exchange requirements, or as required by Section 21(b) below. No amendment or termination of this Plan shall, without the consent of the Participant, impair any rights or obligations under any Grant previously made to the Participant, unless such right has been reserved in the Plan or the Grant Instrument, or except as provided in Section 21(b) below.

(b)    No Repricing Without Stockholder Approval.    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spinoff, combination, or exchange of shares), the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Stock Options or base amount of such SARs, (ii) cancel outstanding

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Options or SARs in exchange for Options or SARs with an exercise price or base amount, as applicable, that is less than the exercise price or base amount of the original Options or SARs or (iii) cancel outstanding Options or SARs with an exercise price or base amount, as applicable, above the current stock price in exchange for cash or other securities.

(c)     Termination of Plan.    The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, which is [Month] [Day], 2030, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders. The termination of the Plan shall not impair the power and authority of the Administrator with respect to an outstanding Grant.

21.    Miscellaneous

(a)     Grants in Connection with Corporate Transactions and Otherwise.    Nothing contained in this Plan shall be construed to (i) limit the right of the Administrator to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to Employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Administrator may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. Notwithstanding anything in the Plan to the contrary, the Administrator may establish such terms and conditions of the new Grants as it deems appropriate, including setting the Option Price or the base price of SARs at a price necessary to retain for the Participant the same economic value as the prior Options or rights.

(b)    Compliance with Law.

(i)     The Plan, the exercise of Options or SARs and the obligations of the Company to issue or transfer shares of Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable Grants comply with any applicable provisions of sections 409A and 422 of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or sections 409A or 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or sections 409A or 422 of the Code, that Plan provision shall cease to apply. The Administrator may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Administrator may also adopt rules regarding the withholding of taxes on payments to Participants. The Administrator may, in its sole discretion, agree to limit its authority under this Section.

(ii)    The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (II) payments to be made upon a termination of employment shall only be made upon a “separation from service” under section 409A of the Code, (III) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.

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(iii)   Any Grant that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Participant’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Administrator or its delegate in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.

(c)     Enforceability.    The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(d)    Funding of the Plan; Limitation on Rights.    This Plan shall be unfunded. Neither the Company nor any other Employer shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company or any other Employer and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company or any other Employer. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(e)     Establishment of Subplans.    The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Employer shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

(f)     Rights of Participants.    Nothing in this Plan shall entitle any Participant or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

(g)    No Fractional Shares.    No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Grant. The Administrator shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(h)    Clawback Policies.    All Grants under the Plan are subject to the applicable provisions of the Company’s clawback or recoupment policy approved by the Board, if any, as such policy may be in effect from time to time.

(i)     Governing Law.    The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

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Annex C

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INSURANCE ACQUISITION CORP.

[•] ___, 2020

Insurance Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.      The name of the Corporation is “Insurance Acquisition Corp.”

2.      The Corporation (i) filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 13, 2018 under the name “Insurance Acquisition Corp.”, (ii) filed an Amendment to its Certificate of Incorporation on December 26, 2018, and (iii) filed an Amended and Restated Certificate of Incorporation on March 20, 2019 (the “Amended and Restated Certificate”).

3.      This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which amends and restates the provisions of the Amended and Restated Certificate, was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, in connection with, and in anticipation of the consummation of, the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated June 29, 2020, among the Corporation, its wholly owned subsidiary, IAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Shift Technologies, Inc., a Delaware corporation (“Shift”).

4.      This Second Amended and Restated Certificate shall become effective as of the time and date of effectiveness of the filing with the Secretary of State of the State of Delaware of that certain Certificate of Merger, of even date herewith, pursuant to which Merger Sub will be merged with and into Shift, with Shift surviving (the “Business Combination Effective Time”); provided, however, that if the Business Combination Effective Time does not occur within four (4) days following the time and date of the filing of this Second Amended and Restated Certificate, then this Second Amended and Restated Certificate may be abandoned by the Board of Directors of the Corporation, and if so abandoned, then this Second Amended and Restated Certificate shall be terminated by the filing, prior to the occurrence of the Business Combination Effective Time but after such four (4) day period, of a certificate of termination of this Second Amended and Restated Certificate, which certificate of termination shall be executed in accordance with Section 103(a) of the DGCL and state that this Second Amended and Restated Certificate has been terminated.

5.      The text of the Amended and Restated Certificate is hereby amended and restated, as of the Business Combination Effective Time, in its entirety to read as follows:

ARTICLE I. NAME

The name of the corporation is Shift Technologies, Inc. (the “Corporation”).

ARTICLE II. PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as it may be amended from time to time, the “DGCL”).

ARTICLE III. REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

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ARTICLE IV. CAPITALIZATION

Section 4.01.     Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, that the Corporation shall have authority to issue is [•] Million ([•],000,000), of which (i) [[•] Million ([•],000,000)] shares shall be Class A common stock (“Class A Common Stock”), (ii) Ten Million (10,000,000) shares shall be Class B common stock (“Class B Common Stock”), and (iii) One Million (1,000,000) shares shall be preferred stock (“Preferred Stock”).

Section 4.02.     Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except as otherwise required by applicable Law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any certificate of designations relating to such series of Preferred Stock).

Section 4.03.     Common Stock.

(a)     Voting. Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation):

i.     The holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation.

ii.     The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

iii.     The holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL. For the avoidance of doubt, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, the initial adoption of any certificate of designations that establishes, or authorizes the issuance of, any series of Preferred Stock.

(b)     Class B Common Stock.

i.     Upon the occurrence of the Business Combination Effective Time, each share of Class B Common Stock outstanding immediately prior to the Business Combination Effective Time shall automatically be converted, without any action on the part of any person, including the Corporation (and concurrently with such conversion the number of authorized shares of Class B Common Stock shall be reduced to zero), into 1.096837 shares of Class A Common Stock; provided, that no certificates or scrip representing a fractional share of Class A Common Stock will be issued in connection with such conversion, and to the extent that a fractional share of Class A Common Stock would otherwise be issuable upon such conversion, after aggregating all fractional shares of Class A

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Common Stock that otherwise would be received by a holder of shares of Class B Common Stock, such fraction shall be rounded up to one whole share of Class A Common Stock.

ii.     The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, share dividend, rights issue, reclassification, recapitalization or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the issued and outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after June 29, 2020 without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock.

iii.     At any time when there are no longer any shares of Class B Common Stock outstanding, this Certificate automatically shall be deemed amended to delete this Section 4.03(b) in its entirety and replaced with “intentionally omitted”.

(c)     Dividends. Subject to applicable law, and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d)     Liquidation, Dissolution or Winding-Up. Subject to applicable law, and the rights, if any, of the holders of any outstanding series of the Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock (following conversion of Class B Common Stock into Class A Common Stock pursuant to the terms hereof) held by them.

Section 4.04. Rights and Options. Subject to the requirements of applicable law, the Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. Subject to the requirements of applicable law, the Board is hereby expressly authorized to provide for the issuance of such rights, warrants and options and to establish from time to time the number of such rights, warrants and options to be issued and to fix the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Section 4.05.     No Class Vote on Changes in Authorized Number of Shares of Stock. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation).

ARTICLE V. BOARD OF DIRECTORS

Section 5.01.     Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the

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Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate and the Bylaws.

Section 5.02.     Number, Election and Term. Subject to Section 5.05 and compliance with applicable law (including Section 3.01 of the California General Corporation Law, if and to the extent applicable):

(a)     The number of directors of the Corporation shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board. The initial number of directors of the Corporation as of the Business Combination Effective Date shall be eight (8).

(b)     At, and after, the Business Combination Effective Date, the board of directors shall be divided into three (3) classes to be designated and known as “Class I”, “Class II” and “Class III”. The initial number of directors in Class I shall be two (2), in Class II shall be three (3) and in Class III shall be three (3). In case of any increase or decrease from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

(c)     Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, however, that the term of office of directors elected as Class I directors at the Business Combination Effective Date shall expire at the first annual meeting held after the Business Combination Effective Date; the term of office of directors elected as Class II directors at the Business Combination Effective Date shall expire at the second annual meeting held after the Business Combination Effective Date; and the term of office of directors elected as Class III directors at the Business Combination Effective Date shall expire at the third annual meeting held after the Business Combination Effective Date; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)     Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(e) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

Section 5.03.     Newly Created Directorships and Vacancies. Subject to Section 5.05, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.04.     Removal. Subject to Section 5.05, and except as otherwise required by this Second Amended and Restated Certificate, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.05.     Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate or any certificate of designations with respect to any series of Preferred Stock and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

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ARTICLE VI. BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders upon obtaining (i) the affirmative vote of the holders of at least a majority of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (ii) any other vote of the holders of any class or series of capital stock of the Corporation required by applicable law, this Second Amended and Restated Certificate, by any Preferred Stock Designation or the Bylaws; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII. MEETINGS OF STOCKHOLDERS;
ACTION BY WRITTEN CONSENT

Section 7.01.     Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied.

Section 7.02.     Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.03.     Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any certificate of designations relating to any series of Preferred Stock), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII. LIMITED LIABILITY; INDEMNIFICATION

Section 8.01.      Limitation of Director and Officer Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence, or any adoption, amendment, modification or repeal of any other provision of this Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with the foregoing sentence, shall not reduce, eliminate or adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such adoption, amendment, modification or repeal.

Section 8.02.     Indemnification and Advancement of Expenses.

(a)     To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or other proceeding, whether civil, criminal, administrative or investigative (formal or informal), including appeal therefrom, (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether brought by or in the right of the Corporation or otherwise and whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.

Annex C-5

The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.02 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.02 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.02(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)     The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.02 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)     Any repeal or amendment of this Section 8.02 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.02, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)     This Section 8.02 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX. AMENDMENT OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate or any Preferred Stock Designation, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article IX. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article V, Article VII, Article VIII, this Article IX and Article XI may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Second Amended and Restated Certificate or otherwise required by law, such alternation, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE X. EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 10.01.     Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim

Annex C-6

against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except any action (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the federal securities laws, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.

Section 10.02.     Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 10.01 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.01 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 10.03.     Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI. CORPORATE OPPORTUNITIES

To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to, or acquired, created or developed by, or which otherwise comes into the possession of Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership or Highland Entrepreneurs’ Fund 9 Limited Patrnership, or any of their managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Neither the alteration, amendment, addition to or repeal of this Article XI, nor the adoption, alteration, amendment, addition to or repeal of any other provision of this Second Amended and Restated Certificate (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article XI, shall eliminate or reduce the effect of this Article XI in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

[ signature page follows ]

Annex C-7

IN WITNESS WHEREOF, Insurance Acquisition Corp. has caused this Second Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth hereinabove.

INSURANCE ACQUISITION CORP.
By:
Name:
Title:

Annex C-8

Annex D

June 26, 2020

Personal and Confidential

Board of Directors of
Insurance Acquisition Corp.
2929 Arch Street, Suite 1703
Philadelphia, PA 19104

Members of the Board of Directors:

You have requested our opinion as to (i) the fairness, from a financial point of view, to Insurance Acquisition Corp., a Delaware corporation (the “Company”), of the Merger Consideration (as defined below) to be paid by the Company pursuant to that certain Agreement and Plan of Merger (the “Agreement”) by and among the Company1, IAC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Shift Technologies, Inc., a Delaware corporation (the “Target”), pursuant to which Merger Sub will merge with and into the Target, with the Target being the surviving entity of such merger and a direct wholly owned subsidiary of the Company (the “Transaction”), and (ii) whether the fair market value of the Target equals or exceeds 80% of the amount held by the Company in trust for benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account). The specific terms and conditions of the Transaction are more fully set forth in the Agreement. Capitalized terms used but not otherwise defined in this letter have the same meaning as in the Agreement.

The Transaction consists of: (i) an aggregate of 38,000,0001 shares of Class A common stock, par value $0.0001 per share (“Company Common Stock”), and (ii) the right to receive up to 6,000,000 additional shares of Company Common Stock that may be earned upon the achievement of certain share price performance triggers described in the Agreement (collectively, the Merger Consideration”).

The base pro forma capitalization assumes the following and does not include future earned shares related to earnouts, future issuance of shares related to management pools, and additional Class B sponsor shares subject conversion to Class A shares at variable share prices between $12.00 per share and $17.00 per share:

(i)     an aggregate of 16,622,6661 shares of Company Common Stock;

(ii)    an aggregate of 38,000,0001 shares of Class A common stock issued to Target

(iii)   an aggregate of 18,500,0001 shares from PIPE investors, and

(iv)   the assumption of $31,100,000 in pro forma indebtedness;

(v)    less a pro forma cash balance of $346,400,000.

We, as a customary part of our investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have been engaged by the Company to render this opinion to its Board of Directors and we will receive a fee from the Company for providing this opinion, which is not contingent upon closing of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement relating to advising the Company on the Transaction. Furthermore, we have not been requested to, and did not, (i) participate in negotiations with respect to the Agreement, (ii) solicit any expressions of interest from any other parties with

____________

(1)      Assumes a $10.00 per share price

Annex D-1

respect to any business combination with the Company or any other alternative transaction or (iii) advise the Board of Directors of the Company or any other party with respect to alternatives to the Transaction. In addition, we were not requested to and did not provide advice regarding the structure or any other aspect of the Transaction, or to provide services other than the delivery of this opinion and certain capital markets services in the capacity of Capital Markets Advisor. We have not otherwise acted as financial advisor to any party to the Transaction other than as stated in the previous sentence. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We may seek to be engaged for compensation in the future to perform investment banking services for the Company.

In connection with our review of the Transaction and in arriving at our opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have: (i) reviewed and analyzed the financial terms of the draft of the Agreement received on June 21, 2020; (ii) reviewed and analyzed certain historical financial, operating and business information related to the Target; (iii) reviewed and analyzed certain internal financial projections of the Target prepared for financial planning purposes and furnished by the management of the Target; (iv) reviewed and analyzed certain publicly available information relative to the Company; (v) reviewed and analyzed certain historical financial, operating, market and securities data of the Company publicly available or furnished by the management of the Company, as applicable; (vi) conducted discussions with management of the Company with respect to the Company’s strategic reasons for pursuing the Transaction and the Company’s valuation of the Target; (vii) conducted discussions with members of management of the Company and the Target with respect to the business and prospects of the Company and the Target, respectively, on a stand-alone basis and on a combined basis; (viii) reviewed and analyzed the reported prices and trading activity of the Company Common Stock; (ix) compared the financial performance of the Target with that of certain other publicly traded companies deemed by us to be comparable to the Target; (x) to the extent publicly available, reviewed and analyzed financial terms of certain acquisition transactions involving companies operating in businesses and industries deemed similar to that in which the Target operates and selected companies deemed comparable to the Target; and (xi) compared the fair market value of the Target implied by the various financial analyses that we conducted to the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the trust account), as provided by management of the Target and the Company, as applicable. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.

In conducting our review of the Transaction, financial analyses and in rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company and the combined company, the best currently available estimates and judgments of the management of the Target as to the future financial results and condition of the Target, and we express no opinion with respect to such projections or the assumptions on which they are based. We did not conduct a discounted cash flow analysis with the opinion stated herewith. If any of the foregoing assumptions are not accurate, the conclusion set forth in this opinion could be materially affected. Neither the Company nor the Target publicly disclose internal financial information of the type provided to us in connection with our review of the Transaction. As a result, such information was prepared for financial planning purposes by management of the Company and the Target, as applicable, and was not prepared with the expectation of public disclosure.

We have been advised by management of the Company, and we have assumed with the consent of management of the Company, that, as of the date hereof, the amount held by the Company in trust for the benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account) is equal to $147,304,340 as of March 31, 2020.

As you are aware, the credit, financial and stock markets have from time to time experienced unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Transaction and this opinion does not purport to address potential developments in any such markets.

Annex D-2

We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or the Target since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have assumed that the final form of the Agreement will be substantially similar to the draft, received on June 21, 2020, reviewed by us, without modification of material terms or conditions. We have assumed that the Transaction will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not adversely affect the Company or the Target or alter the terms of the Transaction.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or the Target, including any intellectual property for which the Company or the Target may or may not currently receive royalty or licensing fees, and we have not been furnished with any such appraisals or valuations, and have made no physical inspection of the property or assets of the Company or the Target. We express no opinion regarding the liquidation value of any entity.

We were not requested to opine, and no opinion is hereby rendered, as to whether any analyses of an entity, other than as a going concern, is appropriate in the circumstances and, accordingly, we have performed no such analyses. We have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of the Company, the Target or their respective affiliates is a party or may be subject and at the Company’s direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters. No company or transaction used in any analysis for purposes of comparison is identical to the Company, the Target or the Transaction. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company, the Target and the Transaction were compared and other factors that could affect the public trading value or transaction value of the companies, as applicable.

This opinion is necessarily based upon the financial, market, economic and other conditions that exist on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion which may come or be brought to our attention after the date of the opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock have traded or such stock may trade following announcement of the Transaction or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company, the Target, the Transaction and other participants in the Transaction that differ from the views of our investment banking personnel.

This opinion is furnished pursuant to our engagement letter dated June 17, 2020 (the “Engagement Letter”). This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Transaction or any other matter. Notwithstanding the foregoing, the Board of Directors of the Company is authorized to rely upon this opinion. Except with respect to the use of this opinion in connection with the proxy or information statement relating to the Transaction in accordance with the Engagement Letter, this opinion shall not be published, disclosed or otherwise used, nor shall any public references to us be made, without our prior written approval; provided that any summary of this opinion is in form and substance reasonably acceptable to us and our counsel.

Annex D-3

This opinion addresses solely (i) the fairness, from a financial point of view, to the Company and holders of the Company’s Common Stock, of the Merger Consideration to be paid in the Transaction pursuant to the Agreement, and (ii) whether the fair market value of the Target equals or exceeds 80% of the amount held by the Company in trust for benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the trust account), and does not address any other terms or agreement relating to the Transaction. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction, or any solvency or fraudulent conveyance consideration relating to the Transaction. We express no opinion as to the relative merits of the Transaction as compared to any alternative business strategies or transactions that might exist for the Company, the Target or any other party or the effect of any other transaction in which the Company, the Target or any other party might engage. We express no opinion as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the Transaction by securityholders, officers, directors or employees of the Company, or any other class of such persons, or relative to or in comparison with the Merger Consideration. We have not been asked to consider, and this opinion does not address, the price at which the Company Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company to pay its obligations when they come due. We are not rendering any financial, legal, accounting or other advice and understand that the Company is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Transaction.

The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at this opinion, we did not attribute any particular weight to any particular analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by us in our analyses, and no one method of analysis should be regarded as critical to the overall conclusion reached herein. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and of the factors considered by us, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying this opinion. The conclusion reached by us, therefore, is based on the application of our own experience and judgment to all analyses and factors considered by us, taken as a whole. This opinion was reviewed and approved by the Northland Fairness Opinion Committee.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, (i) the Merger Consideration to be paid by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company and the holders of its Common Stock, and (ii) the fair market value of the Target equals or exceeds 80% of the amount held by the Company in trust for benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account).

Sincerely,
/s/ Jeff Peterson
Northland Securities, Inc.

Annex D-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our charter provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended. Our bylaws provide for indemnification of our directors and officers to the maximum extent permitted by the DGCL.

Item 21.     Exhibits and Financial Statement Schedules.

(a)     Exhibits

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated March 19, 2019, between the Company and Cantor Fitzgerald & Co., incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed on March 25, 2019.
2.1

Agreement and Plan of Merger, dated June 29, 2020, by and among Insurance Acquisition Corp., IAC Merger Sub, Inc., and Shift Technologies, Inc. (included as Annex A to the proxy statement/prospectus).+

2.2

First Amendment to Agreement and Plan of Merger, dated August 19, 2020, by and among Insurance Acquisition Corp., IAC Merger Sub, Inc., and Shift Technologies, Inc. (included as Annex A to the proxy/prospectus).+

3.1

Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on March 20, 2019, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on March 25, 2019.

3.2	Form of Second Amended and Restated Certificate of Incorporation (included as Annex C to the proxy statement/prospectus).
3.3	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2(b) to Amendment No. 1 to the Registration Statement on Form S-1 filed on February 25, 2019.
3.4	Form of Second Amended and Restated Bylaws.**
4.1	Specimen Unit Certificate, incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed on February 25, 2019.
4.2	Specimen Common Stock Certificate, incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registration Statement on Form S-1 filed on February 25, 2019.
4.3	Specimen Warrant Certificate (included in Exhibit 4.4), incorporated by reference to Exhibit 4.4 to Amendment No. 1 to the Registration Statement on Form S-1 filed on February 25, 2019.
4.4

Warrant Agreement, dated March 19, 2019, between Continental Stock Transfer & Trust Company and the Company, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on March 25, 2019.

4.5

Registration Rights Agreement, dated March 19, 2019, between the Company and certain security holders, incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on March 25, 2019.

4.6

Form of Stockholder Letter Agreement by and among Shift Technologies, Inc. (formerly known as Insurance Acquisition Corp.) and certain former stockholders of Shift Technologies, Inc. identified on the signature pages thereto (included as Annex A to the proxy statement/prospectus).

4.7

Form of Sponsor Letter Agreement by and among Shift Technologies, Inc. (formerly known as Insurance Acquisition Corp.), Insurance Acquisition Sponsor, LLC and Dioptra Advisors, LLC (included as Annex A to the proxy statement/prospectus).

Exhibit No.	Description
4.8	Form of Amended and Restated Registration Rights Agreement by and among the Company and certain stockholders of the Company.*
5.1	Form of Opinion of Morgan, Lewis & Bockius LLP.**
8.1	Form of Opinion of Morgan, Lewis & Bockius LLP regarding tax matters.**
10.1

Letter Agreement, dated March 19, 2019, by and between the Company and certain security holders, officers, and directors of the Company, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 25, 2019.

10.2

Administrative Services Agreement, dated March 19, 2019, by and between the Company and Cohen & Company, LLC, incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on March 25, 2019.

10.3

Placement Unit Subscription Agreement, dated March 19, 2019, by and between the Company and Insurance Acquisition Sponsor, LLC, incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on March 25, 2019.

10.4

Placement Unit Subscription Agreement dated March 19, 2019, by and between the Company and Cantor Fitzgerald & Co., incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on March 25, 2019.

10.5

Investment Management Trust Agreement dated March 19, 2019, by and between the Company and Continental Stock Transfer & Trust Company, incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 25, 2019.

10.6	Form of Indemnity Agreement, incorporated by reference to Exhibit 10.5 to Amendment No. 1 to the Registration Statement on Form S-1 filed on February 25, 2019.
10.7

Loan Commitment Agreement, dated March 19, 2019, by and between the Company and Insurance Acquisition Sponsor, LLC, incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on March 25, 2019.

10.8

Form of Promissory Note between the Company and Insurance Acquisition Sponsor, LLC (included in Exhibit 10.7), incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on March 25, 2019.

10.9	Amendment No. 1 to Letter Agreement dated as of May 13, 2019, incorporated by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q filed on May 14, 2019.
10.10	Promissory Note issued by the Company to Cohen & Company, LLC, dated May 21, 2020, incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 21, 2020.
10.11

Voting Agreement dated as of July 1, 2020, by and among the Company, certain stockholders of the Company, Insurance Acquisition Sponsor, LLC, Dioptra Advisors, LLC, Shift Technologies, Inc. and the Shift Technologies, Inc. stockholders identified on the signature pages thereto.**

10.12	Form of Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan (included as Annex B to the proxy statement/prospectus).
10.13

Offer Letter by and between Sean Foy and Shift Technologies, Inc., dated October 16, 2018, as amended by that certain Side Letter by and between Sean Foy and Shift Technologies, Inc., dated October 16, 2018.**

10.14	Offer Letter by and between Cindy Hanford and Shift Technologies, Inc., dated October 4, 2019.**
10.15	Offer Letter by and between Toby Russell and Shift Technologies, Inc., dated October 22, 2015.**
10.16	Amended and Restated Shift Technologies 2014 Stock Incentive Plan.**
10.17	Form of Employment Agreement (George Arison).*
10.18	Form of Employment Agreement (Tobias Russell).*
10.19	Form of RSU Agreement (Tobias Russell).*
10.20	One-Sided Marketplace Agreement (Fresno), dated July 1, 2019, by and among Lithia Motors, Inc., Shift Operations LLC, and Shift Technologies, Inc.**(2)
10.21	Form of RSU Agreement (George Arison).*
10.22	Amended and Restated Delayed Draw Term Loan Agreement, dated October 18, 2019, by and among Shift Technologies, Inc., Shift Operations LLC, Shift Finance, LLC, and Lithia Motors, Inc.*
10.23	Loan and Security Agreement, dated October 11, 2018, by and among U.S. Bank National Association, Shift Technologies, Inc., and Shift Operations LLC.*
10.24	Amendment Number 1 to Loan and Security Agreement, dated February 14, 2019, by and among U.S. Bank National Association, Shift Technologies, Inc., and Shift Operations LLC.*

Exhibit No.	Description
10.25	Amendment Number 2 to Loan and Security Agreement, dated September 24, 2019, by and among U.S. Bank National Association, Shift Technologies, Inc., and Shift Operations LLC.*
10.26	Amendment Number 3 to Loan and Security Agreement, dated November 29, 2019, by and among U.S. Bank National Association, Shift Technologies, Inc., and Shift Operations LLC.*
10.27	Amendment Number 4 to Loan and Security Agreement, dated April 17, 2020, by and among U.S. Bank National Association, Shift Technologies, Inc., and Shift Operations LLC.*
14.1	Form of Code of Business Conduct and Ethics.*
21.1	Subsidiaries of the Registrant.**
23.1	Consent of Grant Thornton LLP.**
23.2	Consent of Deloitte & Touche LLP.**
23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)**
23.4	Consent of Northland Capital Markets.**
24.1	Power of Attorney (included on the signature page to the initial filing of the Registration Statement).
99.1	Audit Committee Charter, incorporated by reference to Exhibit 99.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed on February 25, 2019.
99.2	Compensation Committee Charter, incorporated by reference to Exhibit 99.2 to Amendment No. 1 to the Registration Statement on Form S-1 filed on February 25, 2019.
99.3	Form of Leadership Development, Compensation and Governance Committee Charter.*
99.4	Form of Audit Committee Charter.*
99.4	Form of Proxy Card.**

____________

*        Filed herewith.

**      Previously filed.

(1)     To be filed by amendment.

(2)     Portions of the exhibit have been omitted pursuant to a request for confidential treatment.

+        Schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

(b)    Financial Statement Schedules

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 22.     Undertakings

The undersigned registrant, hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 3rd day of September, 2020.

INSURANCE ACQUISITION CORP.
By:	/s/ John M. Butler
John M. Butler
President and Chief Executive Officer (Principal Executive Officer)
INSURANCE ACQUISITION CORP.
By:	/s/ Paul Vernhes
Paul Vernhes
Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ John M. Butler	President and Chief Executive Officer	September 3, 2020
John M. Butler	(Principal Executive Officer)

/s/ Paul Vernhes	Chief Financial Officer	September 3, 2020
Paul Vernhes	(Principal Financial Officer)

*	Chief Accounting Officer	September 3, 2020
Joseph W. Pooler, Jr.	(Principal Accounting Officer)

*	Chairman of the Board of Directors	September 3, 2020
Daniel G. Cohen

*	Director	September 3, 2020
John C. Chrystal

*	Director	September 3, 2020
Stephanie Gould Rabin

*	Director	September 3, 2020
Sasson Posner
*By:	/s/ Paul Vernhes
Paul Vernhes
Attorney-in-fact